As filed with the Securities and Exchange Commission on May 8, 2025

Registrant No. 333-286828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SES

(Exact Name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	4899	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Château de Betzdorf

L-6815 Betzdorf

Grand Duchy of

Luxembourg

+352 710-725-1

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thai Rubin

Chief Legal Officer

Château de Betzdorf

L-6815 Betzdorf

Grand Duchy of

Luxembourg

+352 710-725-1

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Wilf Eric Scarazzo Phillip R. Sanders Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 (212) 351-4000	Michelle Bryan Intelsat S.A. 7900 Tysons One Place McLean, VA 22102 (703) 559-6800	Richard L. Oliver Micah R. Kegley Andrew J. Brady Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005-2111 (202) 371-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the acquisition described in the enclosed prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES DESCRIBED HEREIN MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PRELIMINARY PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES DESCRIBED HEREIN AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS—SUBJECT TO COMPLETION, DATED May 8, 2025

(incorporated as a société anonyme under the laws of the Grand Duchy of Luxembourg)

70,932,665 CONTINGENT VALUE RIGHTS

THIS IS NOT A PROXY STATEMENT OR NOTICE OF MEETING.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This prospectus of SES, a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company” or “SES”), relates to the contingent value rights (the “CVRs”) to be issued in connection with the proposed acquisition (the “Acquisition”) by SES of the Intelsat Group (as defined below), pursuant to the share purchase agreement, dated as of April 30, 2024 (as amended and restated or otherwise modified from time to time, the “Share Purchase Agreement”), by and between SES and Intelsat S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg (“Intelsat”). The Acquisition is structured as the acquisition by SES of Intelsat’s assets, subject to certain exceptions, and all of the outstanding shares of Intelsat Holdings S.à.r.l., a société à responsabilité limitée existing under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Intelsat (“Holdings” and together with its subsidiaries, the “Intelsat Group”), as well as the assumption by SES of Intelsat’s liabilities, subject to certain exceptions, in each case, subject to the terms and conditions of the Share Purchase Agreement.

As part of the consideration for the Acquisition, SES will issue an aggregate number of CVRs to Intelsat equal to (a) the aggregate number of Intelsat common shares outstanding as of immediately prior to the closing of the Acquisition (the “Closing”) plus (b) the aggregate number of Intelsat common shares issuable upon the exercise in full of all outstanding Intelsat Performance Stock Units (“PSUs”) outstanding as of immediately prior to the Closing in accordance with the terms and conditions of the Share Purchase Agreement plus (c) the aggregate number of Intelsat common shares issuable upon the exercise in full of all Intelsat Restricted Stock Units (“RSUs”) outstanding as of immediately prior to the Closing. The CVRs will be distributed to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) in connection with the dissolution and liquidation of Intelsat (the “Liquidation”), pursuant to the terms of the Share Purchase Agreement, which distribution is expected to occur following the Closing. At the Closing, SES will enter into a CVR agreement (the “CVR Agreement”) with a rights agent (the “Rights Agent”), substantially in the form attached as Annex B to this prospectus, that will govern the rights of holders of the CVRs (each, a “Holder,” and collectively, the “Holders”) and the terms of the consideration payable under the CVR Agreement.

Each CVR will represent the rights of the Holder to receive from SES, a contingent cash distribution of a pro rata share of Applicable Consideration (as defined below). The amount and timing of any distribution under the CVRs are contingent upon the occurrence of certain events within seven and one-half years after the Closing, which may or may not occur, and which may be outside the control of SES and Intelsat. We cannot assure you that any distribution will become due under the CVRs and, if a distribution does become due, we cannot assure you as to the amount or timing of any such distribution. The CVR payment, if any becomes due, is an unsecured general obligation of SES.

Holders will not, by virtue of their ownership of the CVRs, have rights common to shareholders of SES, such as voting and dividend rights. Interest will not accrue on any distributions that may be payable to a Holder. The CVRs will not be subject to any mandatory or optional redemption rights, mature or trigger any right to payment by the Holders in any amount or on any specific date or be convertible into or exchangeable for any security or other interest in SES.

The CVRs are transferable, subject to applicable restrictions under securities law. There is currently no public market for the CVRs. SES has no current plans to apply to list the CVRs on any stock exchange or on an over-the-counter market and is under no obligation to do so. If the CVRs begin trading in the over-the-counter market or if SES determines, in its sole discretion, to list the CVRs on a securities exchange, there is no assurance that such trading or listing will continue. Additionally, the U.S. federal income tax considerations arising from ownership and disposition of the CVRs are uncertain. For more information, please see the sections entitled “Related Agreements—Contingent Value Right Agreement” beginning on page 86 and “U.S. Federal Income Tax Considerations of the Transactions— U.S. Federal Income Tax Considerations of the Ownership and Disposition of CVRs” beginning on page 96.

As of April 11, 2025, according to Intelsat, there were 68,388,120 shares of Intelsat common shares outstanding, 1,929,380 PSUs outstanding and 615,165 RSUs outstanding. Accordingly, we have calculated that a maximum of approximately 70,932,665 CVRs will be issuable by SES pursuant to the Share Purchase Agreement. It is currently anticipated that the Acquisition will close in the second half of 2025.

This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy. This document is a prospectus for SES’s CVRs that will be issued to Intelsat as part of the consideration for the Acquisition. The accompanying disclosure documents contain detailed information about the Acquisition and the CVRs. You should read this prospectus carefully in its entirety. In particular, please read the section titled “Risk Factors” beginning on page 24 for a discussion of risks that you should consider in evaluating the Acquisition, the transactions contemplated thereby and the CVRs described in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2025

IMPORTANT NOTE ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by SES, constitutes a prospectus of SES under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to SES’s CVRs issuable to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) as part of the consideration for the Acquisition. The accompanying disclosure documents contain detailed information about the Acquisition and the CVRs.

All information contained in this prospectus relating to SES has been supplied by SES, and all information relating to Intelsat has been supplied by Intelsat. SES and Intelsat have both contributed to the information relating to the Acquisition, including the transactions contemplated thereby. Information provided by one entity does not constitute any representation, estimate or projection of the other entity. Additionally, information and statements contained in this prospectus, or any Annex hereto are qualified in all respects by reference to the copy of the relevant agreement or Annex filed as an exhibit hereto.

You should rely only on the information contained in this prospectus, including the Annexes hereto. SES and Intelsat have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is made as of its date, and you should not assume that the information contained in this prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except as required by law.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

This prospectus contains the following:

(1)

The consolidated financial statements of SES S.A. and its subsidiaries (the “SES Group”) as of December 31, 2024 and 2023 and for each of the three years ended December 31, 2024, prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB) (the “IFRS”). Additionally, the prospectus contains non-IFRS measures of the SES Group that are not required by, or presented in accordance with, IFRS. The SES Group presents non-IFRS measures because they are used by SES’s management in monitoring SES’s business and because SES believes that they and similar measures are frequently used by securities analysts, investors and other interested parties in evaluating companies in its industry; and

(2)

The consolidated financial statements of Intelsat S.A. and its subsidiaries as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023 (Successor), the ten-month period ended December 31, 2022 (Successor), and the two-month period ended February 28, 2022 (Predecessor), prepared in accordance with U.S. GAAP, which are considered by SES not to be materially different than the financial statements of Intelsat Holdings S.à r.l and its subsidiaries. However, we refer to EBITDA and Adjusted EBITDA. These are not measures defined by U.S. GAAP and have been defined in “Intelsat—Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

This prospectus also contains the following unaudited pro forma condensed combined financial information:

•

the unaudited pro forma condensed combined income statement of the SES Group and the Intelsat Group, after giving effect to the transactions contemplated by the Share Purchase Agreement (collectively, the “Combined Group”), for the year ended December 31, 2024 that has been prepared to illustrate the effect on the condensed combined income statements of the Combined Group as if the Acquisition and related financing had been completed on January 1, 2024; and

•

the unaudited pro forma condensed combined statement of financial position of the Combined Group as at December 31, 2024 that has been prepared to illustrate the effect on the condensed combined statement of financial position of the Combined Group as if the Acquisition had been completed on December 31, 2024.

The pro forma financial information includes (i) adjustments to convert the financial information of the Intelsat Group from U.S. GAAP to IFRS, and (ii) reclassifications to conform the Intelsat Group’s historical accounting policies and presentation to the SES Group’s accounting policies and presentation, for known material items. For more information, see the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 103.

Unless indicated otherwise, financial data presented in this prospectus has been taken from the audited consolidated financial statements of SES and Intelsat.

IFRS

Unless otherwise stated, SES’s financial information in this prospectus has been prepared in accordance with IFRS as issued by the IASB.

Presentation of financial information in accordance with IFRS requires SES management to make various estimates and assumptions which may impact the values shown in the historical financial information and the respective notes thereto. The actual values may differ from such assumptions.

Non-IFRS Financial Measures

This prospectus contains certain SES unaudited financial and operating measures that are not defined or recognized under IFRS that we use to assess the performance of our business. Explanations of these measures are set out below. For example, in this prospectus, SES presents non-IFRS financial measures such as Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Debt, Adjusted Net Debt to Adjusted EBITDA ratio, Adjusted Net Profit, Adjusted Earnings per Share, Adjusted Free Cash Flow and Constant FX, which we use to, among other things, evaluate the performance of our operations, develop budgets, and measure our performance against those budgets. As there are no generally accepted accounting principles governing the calculation of non-IFRS financial and operating measures, other companies may calculate such measures differently or may use such measures for different purposes than we do, and such measures should therefore not be used to compare us against another company.

Pro Forma Non-IFRS Financial Measures

This prospectus contains certain SES unaudited pro forma financial and operating measures that are not defined or recognized under IFRS that we use to assess the performance of our business. Explanations of these measures are set out below. For example, in this prospectus, SES presents pro forma non-IFRS financial measures such as pro forma net debt, pro forma Adjusted EBITDA, pro forma Adjusted EBITDA margin, pro forma operating profit and operating profit margin, pro forma Adjusted Net Debt, pro forma Adjusted Net Debt to Adjusted EBITDA ratio, which we use to, among other things, evaluate the performance of our operations, develop budgets, and measure our performance against those budgets. As there are no generally accepted accounting principles governing the calculation of pro forma non-IFRS financial and operating measures, other companies may calculate such measures differently or may use such measures for different purposes than we do, and such measures should therefore not be used to compare us against another company. These measures may not be indicative of our historical operating results or financial condition, nor are such measures meant to be predictive of our future results or financial condition.

We believe that the above non-IFRS financial measures and pro forma non-IFRS measures (collectively, the “non-IFRS measures”) assist in evaluating our trading performance, as these measures are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. These non-IFRS measures are used by different companies for differing purposes and are often calculated in ways that reflect the circumstances of those companies. You should exercise caution in comparing these measures reported by us to such measures or other similar measures as reported by other companies. Investors should not consider these non-IFRS measures (a) as a substitute for operating results (as determined in accordance with IFRS) or as a measure of our operating performance, (b) as a substitute for cash flow from or used in operating, investing and financing activities (as determined in accordance with IFRS) or as a measure of our ability to meet cash needs or (c) as a substitute for any other measure of performance under IFRS. These measures may not be indicative of our historical operating results or financial condition, nor are such measures meant to be predictive of our future results or financial condition.

The non-IFRS financial measures used by SES may differ from, and not be comparable to, similarly titled measures used by other companies, including Intelsat S.A.

Rounding and Negative Amounts

Certain figures in this prospectus, including financial data, have been rounded. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures which precede them, which are calculated based on unrounded figures.

In preparing the historical financial information of SES, most numerical figures are presented in millions of Euros. For the convenience of the reader of this prospectus, certain numerical figures in this prospectus are rounded to the nearest one (1) million. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in our financial statements.

In tables, negative amounts are shown between brackets. Otherwise, negative amounts may also be shown by “–” or “negative” before the amount.

Currency Presentation

SES publishes its consolidated financial statements in euros, while Intelsat publishes its consolidated financial statements in U.S. dollars. In this prospectus, references to “$,” “U.S. dollars” or “USD” are to the lawful currency of the United States of America and references to “€” or “euro” are to the single currency adopted by participating member states of the European Union, referred to as the EU, relating to Economic and Monetary Union.

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE CONTINGENT VALUE RIGHTS

The following questions and answers are intended to briefly address some questions that you, as a holder of Intelsat common shares, may have regarding the Acquisition, including the transactions contemplated thereby, and the CVRs to be issued by SES. These questions and answers, as well as the summary section that follows, only highlight some of the information contained in this prospectus and may not contain all the information that is important to you. These questions and answers are not meant to be a substitute for the information contained in the remainder of this prospectus and are qualified in their entirety by the more detailed sections of this prospectus, including the Annexes to this prospectus, which you should read carefully. We encourage you to further refer to the sections of this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 of this prospectus and to the “Risk Factors” beginning on page 24 of this prospectus.

Q: Who is SES?

A: SES was founded in 1985, under the laws of the Grand Duchy of Luxembourg, and is an industry-leader in space-based communications. Currently, SES qualifies as a “foreign private issuer” under the SEC rules.

Q: What is this document?

A: This document is a prospectus of SES for the CVRs issuable as part of the consideration for the Acquisition. SES is providing this document because SES and Intelsat have entered into a Share Purchase Agreement, pursuant to which SES will acquire the Intelsat Group through the transactions contemplated thereby, including the Acquisition, the Liquidation, and the other transactions contemplated by the Share Purchase Agreement and the ancillary agreements of the Share Purchase Agreement (collectively, the “Transactions”). The prospectus provides details of the Acquisition, including the transactions contemplated thereby, the consideration Intelsat shareholders will receive upon completion of the Acquisition and Liquidation, including the CVR Consideration, and the rights of the Holders.

Q: What is the Acquisition and what will happen to Intelsat as a result of the Acquisition?

A: The Acquisition is an acquisition of the Intelsat Group by SES pursuant to the Share Purchase Agreement. The Acquisition is structured as the acquisition by SES of 100% of the outstanding shares of Holdings and Intelsat’s assets, subject to certain exceptions, as well as the assumption by SES of Intelsat’s liabilities, subject to certain exceptions, in each case, subject to the terms and conditions of the Share Purchase Agreement. Once the Closing conditions under the Share Purchase Agreement have been satisfied or waived and the Closing has occurred, and subject to the other terms and conditions of the Share Purchase Agreement, Intelsat will commence its Liquidation pursuant to the terms of the Share Purchase Agreement and SES will issue the CVRs to Intelsat, which will subsequently be distributed by Intelsat to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) pursuant to the Liquidation.

Q: Is Intelsat shareholder approval required to consummate the Acquisition?

A: Yes. Consummation of the Acquisition is conditioned on the affirmative two-thirds majority vote of all the votes validly cast at a meeting of Intelsat’s shareholders that is convened in accordance with applicable law and Intelsat’s organizational documents (the “Intelsat Shareholder Meeting”) to approve (i) the Acquisition and (ii) the opening of the Liquidation (such resolutions for approval of clauses (i) and (ii), the “Intelsat Shareholder Approval Resolutions”) (such approval, the “Intelsat Shareholder Approval”).

Although Intelsat’s shareholders are required to approve the Acquisition, Intelsat is not subject to the federal proxy rules nor is it a public reporting company, and as such, a shareholder’s recourse against Intelsat may be limited under the federal securities laws.

Q: What are the CVRs?

A: The CVRs are transferable contingent value rights that will be issued by SES to Intelsat as part of the Acquisition Consideration. Each CVR represents the right to receive one or more contingent cash payments in an amount equal to a pro rata share of cash consideration, if any, received by SES as a direct result of the final clearance or transfer of certain spectrum, in each case subject to the terms and conditions of the CVR Agreement.

Holders will not, by virtue of their ownership of the CVRs, have rights common to shareholders of SES, such as voting and dividend rights. Interest will not accrue on any distributions that may be payable to a Holder. The CVRs will not be subject to any mandatory or optional redemption rights, mature or trigger any right to payment by the Holders in any amount or on any specific date or be convertible into or exchangeable for any security or other interest in SES.

The amount and timing of any distribution under the CVRs are contingent upon the occurrence of certain events within seven and one-half years after the Closing, which may or may not occur, and which may be outside the control of SES and Intelsat. We cannot assure you that any distribution will become due under the CVRs and, if a distribution does become due, we cannot assure you as to the amount or timing of any such distribution. The CVR payment, if any becomes due, is an unsecured general obligation of SES. See “Related Agreements — Contingent Value Rights Agreement” beginning on page 86 for more details. The form of CVR Agreement is attached as Annex B to this prospectus and is incorporated by reference into this prospectus. We encourage you to read the entire form of CVR Agreement carefully because it is the principal document governing the CVRs.

Q: What are the implications to the Holders of SES being a “foreign private issuer?”

A: Following completion of the Acquisition, SES will be subject to the reporting requirements under the Exchange Act. As a foreign private issuer, SES will have more limited reporting obligations than it would if it were a U.S. reporting company. As a result, there may be less publicly available information concerning SES than there is for issuers that are not foreign private issuers.

SES will be required to file an annual report on Form 20-F with the SEC within 4 months after the end of each fiscal year. SES’s fiscal year begins on January 1 and ends on December 31. In addition, SES will be required to furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by SES, including material information required to be filed with and made public by the Euronext Paris Stock Exchange and the Luxembourg Stock Exchange (the exchanges on which SES’s fiduciary depositary receipts are currently listed), as well as information distributed or required to be distributed by SES to its shareholders.

SES will not be subject to certain provisions of the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, and will not be required to comply with Regulation FD, which regulates the selective disclosure of material non-public information.

Additionally, SES’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act with respect to their purchases and sales of SES shares. If SES loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic and current reports and proxy statements as if it were a company incorporated in one of the states in the United States.

Q: Is interest payable with respect to the CVRs?

A: No. Interest will not accrue on any distributions that may be required to be paid to a Holder.

Q: Is the CVR payment secured?

A: No. The obligation to make a CVR payment, if any becomes due, is an unsecured general obligation of SES.

Q: Can I sell the CVRs?

A: Yes. The CVRs are transferable (subject to the Securities Act and other applicable federal law or state securities or blue-sky laws). SES is not obligated to list the CVRs on any securities exchange. There is currently no public market for the CVRs. SES has no current plans to apply to list the CVRs on any stock exchange or on an over-the-counter market and is under no obligation to do so. If the CVRs begin trading in the over-the-counter market or if SES determines, in its sole discretion, to list the CVRs on a securities exchange, there is no assurance that such trading or listing will continue.

No prediction can be made regarding the liquidity of the CVRs or the prices at which the CVRs may be sold at any point in time, if at all. We expect that any CVR sale would be a taxable transaction for U.S. federal income tax purposes. Please see the section titled, “U.S. Federal Income Tax Considerations of the Transactions — U.S. Federal Income Tax Considerations of the Ownership and Disposition of CVRs” beginning on page 96 of this prospectus for additional information.

Q: What happens if the Acquisition is not approved at the Intelsat shareholder general meeting?

A: Before the Acquisition can be completed, Intelsat is required to use commercially reasonable efforts to take all necessary action to obtain the Intelsat Shareholder Approval at the Intelsat Shareholder Meeting, including soliciting from Intelsat’s shareholders sufficient votes, as promptly as reasonably practicable and in no event later than 35 days after the effectiveness of the registration statement of which this prospectus forms a part. If the Intelsat Shareholder Approval is not obtained, under certain specified circumstances, Intelsat may be required to pay to SES a termination fee of $300 million, subject to the terms and conditions of the Share Purchase Agreement. For a more detailed description of the Termination Fees and the circumstances under which they may be payable, please see the section titled “ Termination Fees and Commercial Agreement.” In connection with the Share Purchase Agreement, certain Intelsat shareholders (each, a “Supporting Shareholder”, and collectively, the “Supporting Shareholders”) entered into voting and support agreements (each, a “Support Agreement” and collectively, “Support Agreements”), pursuant to which each Supporting Shareholder irrevocably and unconditionally agreed to affirmatively vote its Intelsat common shares in favor of the Intelsat Shareholder Approval Resolutions. Based on information provided by the Supporting Shareholders to Intelsat as of the date of each applicable Support Agreement, such shareholders beneficially own an aggregate of 49,839,902 Intelsat common shares that are subject to the terms of the Support Agreements, representing approximately 73% of Intelsat common shares. Please see the section titled “Related Agreements – Intelsat Shareholder Support Agreements” beginning on page 91 for further details.

Q: Are there any important risks related to the Acquisition, the CVRs or SES’s or Intelsat’s businesses of which I should be aware?

A: Yes, there are important risks related to the Acquisition, the CVRs and to the businesses of SES, Intelsat and, the Combined Group. We urge you to read carefully and in its entirety the section titled “Risk Factors” beginning on page 24 of this prospectus.

Q: Are Intelsat shareholders entitled to seek appraisal or dissenter’s rights?

A: No. There are no appraisal or dissenters’ rights available to Intelsat shareholders, in connection with the Transactions.

Q: Is the completion of the Acquisition subject to the completion of certain conditions?

A: Yes. Before the Acquisition can be completed, SES and Intelsat must fulfill or, if permissible, waive the conditions to the Closing set forth in the Share Purchase Agreement, including, but not limited to, the effectiveness of the registration statement of which this prospectus forms a part and the receipt of the Regulatory Approvals (as defined below). If all of these conditions are not satisfied or waived, the Acquisition will not be completed. For a more detailed description of the conditions to the Closing, please see the section titled “The Share Purchase Agreement – Conditions to the Closing of the Acquisition” beginning on page 80.

Q: When do SES and Intelsat expect to complete the Acquisition?

A: SES and Intelsat are working to complete the Acquisition as quickly as possible, which can only occur after all of the conditions to the Closing have been satisfied or waived. The conditions to the Closing are more fully described in the section titled “The Share Purchase Agreement – Conditions to the Closing of the Acquisition.” The Closing is currently anticipated to occur in the second half of 2025. However, we cannot predict the actual date on which the Acquisition will be consummated or whether the Acquisition will be consummated at all, because consummation of the Acquisition is subject to conditions and factors outside the control of Intelsat and SES.

Q: What happens if the Acquisition is not completed?

A: If the Acquisition is not completed for any reason, Intelsat will not receive the consideration for the Acquisition, the Transactions will not be completed and the Liquidation will not be commenced. However, under certain specified circumstances, either Intelsat or SES may be required to pay a $300 million Breach Termination Fee (as defined below) to the non-terminating party, Intelsat may be required to pay SES a $300 million Vote Condition Termination Fee (as defined below), and SES may be required to pay Intelsat a $250 million Regulatory Condition Termination Fee (as defined below). For a more detailed description of the Termination Fees and the circumstances under which they may be payable, please see the section titled “The Share Purchase Agreement —Termination Fees and Commercial Agreement” beginning on page 83.

Q: What are the material U.S. federal income tax considerations of the Acquisition and the Liquidation to U.S. Holders of Intelsat common shares that receive cash and CVRs?

A: A U.S. Holder (as defined in the section titled “U.S. Federal Income Tax Considerations of the Transactions”) does not participate in any exchange pursuant to the Acquisition; therefore such U.S. Holder will not realize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition. As a result of the Liquidation, for U.S. federal income tax purposes, each U.S. Holder will be treated as receiving, in a taxable transaction, a distribution of cash and CVRs in complete liquidation of Intelsat as full payment in exchange for such U.S. Holder’s Intelsat common shares. A U.S. Holder generally will recognize gain or loss on an exchange of Intelsat common shares for the cash and CVRs distributed pursuant to the Liquidation, in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the time at which the Liquidation is effective) of any CVRs received and (ii) such U.S. Holder’s adjusted tax basis in the Intelsat common shares deemed exchanged in the complete liquidation. Because individual circumstances may differ, each holder is strongly recommended to consult its tax advisor to fully understand the tax considerations of the Acquisition and the Liquidation to such U.S. Holder in light of its particular circumstances. See “U.S. Federal Income Tax Considerations of the Transactions” beginning on page 94 for a more detailed explanation.

Q: When will Intelsat’s shareholders receive the Acquisition Consideration in connection with the Liquidation?

A: It is expected that a significant portion of the Acquisition Consideration (including all of the CVRs) will be distributed to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) promptly following the Closing as part of the Liquidation. The Closing Cash Consideration distributable to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) will be reduced by the $500 million distribution out of Intelsat’s share premium to Intelsat shareholders on September 27, 2024, and amounts payable in respect of Intelsat’s outstanding warrants, which will expire, terminate and become void at the Closing and represent only the right to receive the “Black-Scholes” value of the outstanding Intelsat warrants, which value will be determined by a third-party valuation firm in accordance with the applicable warrant agreements and paid to the holders of Intelsat warrants in cash. In addition, a portion of the Closing Cash Consideration will be held back for the duration of the Liquidation to satisfy any remaining liabilities of Intelsat and to cover the costs of winding up the affairs of Intelsat. Once the Liquidation has been completed, any remaining Closing Cash Consideration held by Intelsat will be distributed to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs).

Q: Who can help answer my questions?

A: If you are an Intelsat shareholder and would like a copy of this prospectus, or if you have questions about the Acquisition or the other matters discussed in this prospectus, you should contact:

Intelsat S.A.

7900 Tysons One Place

McLean, VA 22102

Attn: Investor Relations

Tel: (703) 559-6800

Q: Where can I find more information about SES and Intelsat?

A: You can find more information about SES and Intelsat from the various sources described under “Where You Can Find More Information” beginning on page 225 of this prospectus.

SUMMARY

This summary highlights selected information from this prospectus. It may not contain all the information that is important to you. Accordingly, we urge you to read this prospectus carefully and in its entirety, including the Annexes hereto, the documents incorporated herein by reference, the registration statement to which this prospectus relates, and all other documents attached to or incorporated into this prospectus to fully understand the Share Purchase Agreement, the Acquisition and the Transactions. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section titled “Where You Can Find More Information” beginning on page 225.

The Parties to the Share Purchase Agreement

SES

SES is a leading global satellite communications and broadcast services provider, and a trusted partner to world-leading telecommunications companies, mobile network operators, governments, institutions, internet service providers, cloud-based solutions businesses, broadcasters, video platform operators, and content owners. SES is based in Luxembourg and together with its subsidiaries, SES combines a network of nearly 70 satellites operating in two different orbits, ground infrastructure and industry expertise to provide video and data services for broadcasting and media distribution, including television and radio programming, corporate data networks, communication solutions and mobile broadband solutions to 99% of the world’s population. In 2001, SES was incorporated under the laws of the Grand Duchy of Luxembourg, as a public limited liability company (société anonyme).

SES’s fiduciary depositary receipts are listed on the Euronext Paris Stock Exchange and the Luxembourg Stock Exchange, under the ticker symbols “SESG FP” and “SESG LX,” respectively. SES’s principal executive office is located at Château de Betzdorf, L-6815 Betzdorf (Grand Duchy of Luxembourg) and its telephone number is + 352 710-725-1.

Intelsat S.A.

Intelsat operates one of the largest integrated space and terrestrial network in the world providing critical layer in the global communications infrastructure. Across land, sea and air, Intelsat delivers the secure, always-available, high-performance connectivity relied on by governments, businesses and billions of people every day. With nearly 60 geostationary satellites, Intelsat provides communications services to the world’s leading media companies, telecommunications operators, the U.S. government and other military organizations. Intelsat also provides inflight internet to 25 commercial airline partners and nearly 3,000 aircraft. Intelsat is redefining the future with the world’s first hybrid, multi-orbit, software-defined 5G network designed for simple, seamless and secure coverage.

The Share Purchase Agreement and the Acquisition (See pages 65 and Annex A)

The terms and conditions of the Acquisition are contained in the Share Purchase Agreement, a copy of which is attached as Annex A to this prospectus. You are encouraged to read the Share Purchase Agreement carefully and in its entirety, as it is the primary legal document that governs the Transactions.

On April 30, 2024, Intelsat entered into the Share Purchase Agreement with SES. Upon the terms and subject to the conditions set forth in the Share Purchase Agreement and in accordance with the applicable laws, at the Closing, (a) in exchange for the consideration for the Acquisition, Intelsat will sell, transfer and deliver to SES, and SES will purchase from Intelsat, (i) all of the outstanding shares (the “Transferred Shares”) of

Holdings, and (ii) all of Intelsat’s rights, titles and interests in and to all of Intelsat’s assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or acquired prior to the Closing Date (as defined below), excluding the Intelsat Shareholders’ Agreement (as defined below), the Intelsat Registration Rights Agreement (as defined below), the Intelsat Warrant Agreements (as defined below) and certain other excluded assets (such transferred assets, the “Transferred Assets”), and (b) SES will assume and pay, perform and fulfill all of Intelsat’s liabilities arising or incurred prior to or at, or relating to any period ending prior to or at, the Closing, excluding any post-Closing taxes of Intelsat, any liabilities of Intelsat following the Closing (including any liabilities arising from or related to the Liquidation and Intelsat’s obligation to distribute applicable assets to Intelsat’s shareholders in the Liquidation) and any liabilities arising under the Intelsat Shareholders’ Agreement, the Intelsat Registration Rights Agreement, the Intelsat Warrant Agreements, the Legacy CVR Agreements (as defined below) and certain other excluded liabilities (such assumed liabilities, the “Assumed Liabilities”).

Consideration for the Acquisition (See page 66)

At the Closing, in exchange for the sale, transfer and delivery of the Transferred Shares and the Transferred Assets, SES will (i) deliver aggregate consideration equal to (a) aggregate cash consideration of $3.1 billion (the “Closing Cash Consideration”), (b) a maximum of approximately 70,932,665 CVRs equal to the CVR Consideration (as defined below), and (c) the Applicable Spectrum Additional Consideration (as defined below), if any, and (ii) assume and agree to pay, perform and fulfill all of the Assumed Liabilities, in each case, as applicable and as may be adjusted pursuant and subject to the terms and conditions of the Share Purchase Agreement (such consideration described in clauses (i) and (ii), collectively, the “Acquisition Consideration”).

The Closing Cash Consideration is subject to negative adjustments for (i) the aggregate dollar amount of all cash dividends or other cash distributions on or with respect to, and repurchases, redemptions or other acquisitions of, Intelsat’s equity securities (including Intelsat’s common shares, RSUs, PSUs and warrants), other than the net settlement of any such RSUs or PSUs in the ordinary course of business prior to the Closing, made by Intelsat or any of its subsidiaries (any such dividend, distribution, repurchase, redemption or acquisition, a “Shareholder Return”) at any time after January 29, 2024 (such aggregate dollar amount, the “Aggregate Shareholder Returns”), (ii) the amount, if any, by which certain of Intelsat’s transaction expenses excluding certain antitrust-related litigation expenses exceeds $82 million (such amount, the “Closing Transaction Expenses Overage”) and (iii) the amount, if any, by which a cash target of $300 million, subject to upward adjustment for certain withholding taxes, exceeds Intelsat’s net cash at Closing (such amount, the “Closing Net Cash Underage”). On September 27, 2024, Intelsat issued a distribution of $500 million out of Intelsat’s share premium to Intelsat shareholders. As a result of such distribution, the Closing Cash Consideration payable by SES in connection with the Acquisition as of the date of this prospectus has been reduced to $2.6 billion.

The CVR Consideration will be equal to the (i) the aggregate number of Intelsat’s common shares outstanding as of immediately prior to the Closing plus (ii) the aggregate number of Intelsat’s common shares issuable upon the exercise in full of all PSUs outstanding as of immediately prior to the Closing in accordance with the terms and conditions of the Share Purchase Agreement plus (iii) the aggregate number of Intelsat’s common shares issuable upon the exercise in full of all RSUs outstanding as of immediately prior to the Closing (such aggregate amount of clauses (i) through (iii), the “Fully Diluted Share Number”).

For further details on the consideration for the Acquisition, please see the section titled “The Share Purchase Agreement – Consideration for the Acquisition” beginning on page 66.

Treatment of Intelsat RSUs and PSUs (See page 66)

At the Closing, subject to the terms and conditions of the Share Purchase Agreement, each RSU that is outstanding immediately prior to the Closing will be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such RSU immediately prior to the Closing, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such RSU immediately prior to the Closing.

At the Closing, each PSU that is a PSU granted to certain members of Intelsat’s management committee (each, an “MC PSU”, and, collectively, the “MC PSUs”) will vest in accordance with its terms and, at the Closing, be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such MC PSU immediately prior to the Closing based on the attainment of the actual level of performance as measured immediately prior to the Closing by Intelsat’s board of directors (the “Intelsat Board”) or a committee thereof after giving effect to the consummation of the Transactions, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such MC PSU immediately prior to the Closing after giving effect to the consummation of the Transactions.

At the Closing, each PSU that is not an MC PSU that is outstanding immediately prior to the Closing will, at the Closing, be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such PSU immediately prior to the Closing based on the attainment of the greater of the (x) target or (y) actual level of performance (as set forth in the applicable award document), as measured immediately prior to the Closing by the Intelsat Board or a committee thereof, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such PSU immediately prior to the Closing based on the attainment of the greater of the (A) target or (B) actual level of performance (as set forth in the applicable award document) as measured immediately prior to the Closing by the Intelsat Board or a committee thereof.

For further details on the treatment of RSUs and PSUs, please see the section titled “The Share Purchase Agreement — Treatment of Intelsat RSUs and PSUs” beginning on page 66.

Required Shareholder Approval for the Consummation of the Transactions (See page 91)

Intelsat is required to use commercially reasonable efforts to take all necessary action to obtain the Intelsat Shareholder Approval, including soliciting from the Intelsat Shareholders sufficient votes, as promptly as reasonably practicable and in no event later than 35 days after the effectiveness of the registration statement of which this prospectus forms a part.

Conditions to the Consummation of the Acquisition (See page 80)

Each of SES’s and Intelsat’s respective obligations to consummate the Closing is subject to the satisfaction or waiver of various conditions, including, but not limited to, the effectiveness of the registration statement of which this prospectus forms a part and the receipt of the Regulatory Approvals, as more fully described in the section titled “The Share Purchase Agreement – Conditions to the Closing of the Acquisition” beginning on page 80.

Regulatory Approvals (See page 59)

Under the Share Purchase Agreement, the Acquisition cannot be consummated until (i) the applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) have expired or terminated and consents of, or filings under, any other antitrust laws set forth in Intelsat’s disclosure schedules to the Share Purchase Agreement (together with the HSR Act approval, the “Required Antitrust Approvals”) including, but not limited to, those with respect to the European Commission and the United Kingdom’s Competition and Markets Authority, have been received or made and remain in effect; (ii) the applicable consent from the U.S. Federal Communications Commission (“FCC”) has been obtained (“FCC Consent”); (iii) the applicable consents of, or filings with, any of the relevant governmental authorities for the certain telecommunications licenses set forth in Intelsat’s disclosure schedules to the Share Purchase Agreement have been received; (iv) the applicable approval by the Committee on Foreign Investment (“CFIUS”) has been received; (v) any consents, authorizations, orders or approvals that are required under any foreign investment law, the absence of which would prohibit the consummation of the Acquisition and the other Transactions, having been obtained or made or any applicable waiting period in respect thereof having expired or been terminated; (vi) the applicable approval has been obtained by the Defense Counterintelligence and Security Agency of the United States Department of Defense (“DCSA”); and (vii) the applicable waiting periods pursuant to Section 122.4(b) of the International Traffic in Arms Regulations (“ITAR”) administered by the U.S. Department of State’s Directorate of Defense Trade Controls have elapsed (such approvals and waiting periods set forth in clauses (i) through (vii), collectively, the “Regulatory Approvals”). On May 24, 2024, both Intelsat and SES filed their respective notification and report forms under the HSR Act (each, an “HSR Filing”). On June 24, 2024, Intelsat and SES each received a request for additional information, often referred to as a “second request,” from the Department of Justice (“DOJ”) under the HSR Act. Following pre-notification discussions with both the UK Competition & Markets Authority (“CMA”) and the European Commission, merger control notifications in relation to the Transaction have been formally accepted by both authorities. The current statutory deadline for the CMA’s phase 1 decision is June 12, 2025 and the provisional deadline for the European Commission’s phase 1 decision is June 10, 2025. As of the date of this prospectus, certain Required Regulatory Approvals have been received, including the applicable approval by CFIUS, which was received on August 26, 2024. Please see the section titled “The Share Purchase Agreement — Efforts to Complete the Acquisition” beginning on page 74 for further details.

Termination

Termination of the Share Purchase Agreement (See page 82)

SES or Intelsat may terminate the Share Purchase Agreement by mutual written consent or upon the occurrence of certain events as more fully described in the section titled “The Share Purchase Agreement — Termination of the Share Purchase Agreement” beginning on page 82.

Termination Fees and Commercial Agreement (See page 83)

Upon termination of the Share Purchase Agreement, (i) the terminating party may be required to pay a termination fee in the form of a cash amount equal to $300 million to the non-terminating party if certain covenants or agreements in the Share Purchase Agreement are not performed or are breached (the “Breach Termination Fee”) such that such non-performance or breach causes a related condition to the Closing to fail, or if all conditions to the Closing are otherwise satisfied and the non-terminating party refuses to consummate the Transactions, (ii) Intelsat may be required to pay a termination fee in the form of a cash amount equal to $300 million to SES if the Intelsat Shareholder Approval is not obtained (the “Vote Condition Termination Fee”), (iii) SES may be required to pay a termination fee in the form of a cash amount equal to $250 million (the “Regulatory Condition Termination Fee” and together with the Breach Termination Fee and the Vote Condition Termination Fee, each, a “Termination Fee”, and, collectively, the “Termination Fees”) to Intelsat if the Share Purchase Agreement is terminated by either Intelsat or SES because a required pre-Closing Regulatory Approval was not satisfied or waived at or prior to the Closing and (iv) SES will be required to negotiate in good faith to prepare and execute a commercial agreement with Intelsat that would provide Intelsat with additional satellite capacity (the “Commercial Agreement”) if the Share Purchase Agreement is terminated in circumstances in which the Breach Termination Fee or the Regulatory Condition Termination Fee is payable by SES to Intelsat.

For more detail on the Termination Fees and the Commercial Agreement, please see “The Share Purchase Agreement – Termination Fees and Commercial Agreement” beginning on page 83.

SES’s Reasons for the Acquisition

The SES board of directors (the “SES Board”) has unanimously (i) deemed it advisable and resolved that it is in the corporate interest of SES to enter into the Share Purchase Agreement, the Acquisition, the CVR Agreement and the transactions contemplated thereby and (ii) approved, and to the extent necessary, ratified the terms of the transactions contemplated by the Share Purchase Agreement, the Acquisition, the CVR Agreement and the transaction documents. For additional information on the factors considered by the SES Board in reaching this decision, please see the section titled “About the Acquisition — SES’s Reasons for the Transactions” beginning on page 53 of this prospectus.

Intelsat’s Reasons for the Acquisition

The Intelsat Board unanimously (i) determined that the terms of the Share Purchase Agreement and the ancillary agreements related thereto are in the best interests of Intelsat, (ii) approved the Transactions, the Share Purchase Agreement and the ancillary agreements related thereto and (iii) recommended that Intelsat’s shareholders approve the Share Purchase Agreement and the Transactions at a duly held meeting of Intelsat’s shareholders. For additional information on the factors considered by the Intelsat Board in reaching this decision, please see the section titled “About the Acquisition — Intelsat’s Reasons for the Transactions” beginning on page 56 of this prospectus.

Related Agreements

Intelsat Shareholder Support Agreements (See page 91)

In connection with the Share Purchase Agreement, the Supporting Shareholders entered into Support Agreements substantially in the form attached hereto as Annex C, pursuant to which each Supporting Shareholder irrevocably and unconditionally agreed to affirmatively vote its Intelsat common shares in favor of the Intelsat Shareholder Approval Resolutions. Each Supporting Shareholder also agreed to grant SES an irrevocably proxy, subject to the terms and conditions of the corresponding Support Agreement. In addition, pursuant to the Support Agreements, each Supporting Shareholder agreed not to transfer any Intelsat common shares, subject to certain limited exceptions. Each Supporting Agreement will terminate upon the earlier of the Closing and the termination of the Share Purchase Agreement in accordance with its terms. Based on information provided by the Supporting Shareholders to Intelsat as of the date of each applicable Support Agreement, such Supporting Shareholders beneficially own an aggregate of 49,839,902 Intelsat common shares that are subject to the terms of the Support Agreements, representing approximately 73% of Intelsat common shares. Please see the section titled “Related Agreements — Intelsat Shareholder Support Agreements” beginning on page 91 for further details.

CVR Agreement (See page B-1)

In connection with the Closing, SES and Equiniti Trust Company, LLC, as the Rights Agent, will enter into the CVR Agreement substantially in the form included in this prospectus as Annex B, which will set forth the terms of the CVRs to be issued to Intelsat at the Closing and subsequently distributed to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) in connection with the Liquidation. Pursuant to the terms and conditions of the Share Purchase Agreement, the number of CVRs issued by SES at the Closing will be equal to the CVR Consideration.

The rights of the Holders will be limited to those expressly provided for in the CVR Agreement. Holders will not, by virtue of their ownership of the CVRs, have the rights common to shareholders of SES, such as voting and dividend rights. Interest will not accrue on any distributions that may be payable to a Holder. No interest will accrue on any amounts that may be payable to a Holder. The CVR payment, if any becomes due, is an unsecured general obligation of SES.

The CVRs, and any beneficial interest thereof will be freely transferable without the prior consent of SES. SES has no current plans to apply to list the CVRs on any stock exchange or on an over-the-counter market and is under no obligation to do so. If the CVRs begin trading in the over-the-counter market or if SES determines, in its sole discretion, to list the CVRs on a securities exchange, there is no assurance that such trading or listing will continue. Additionally, the U.S. tax considerations arising from the ownership and disposition of the CVRs are uncertain. There is currently no public market for the CVRs.

The CVRs will not (i) be subject to any mandatory or optional redemption rights by the Holders or SES, (ii) mature or trigger any right to payment by the Holders in any amount or on any specific date, or (iii) be convertible into or exchangeable for any security or other interest in SES.

For more details regarding the CVRs, please see the sections titled “Risk Factors—Risks Relating to the CVRs” beginning on page 30 and “Related Agreements—Contingent Value Rights Agreement” beginning on page 86 of this prospectus. We encourage you to read the entire form of CVR Agreement carefully because it is the principal document governing the CVRs.

Discussion of Any Material Differences in Corporate Laws of SES and Intelsat

SES and Intelsat are both public limited liability companies (société anonyme) existing under the laws of the Grand Duchy of Luxembourg. As such, they are governed by Luxembourg law, among others the Luxembourg law of August 10, 1915 that relates to commercial companies, as amended (the “1915 Law”).

Accounting Treatment of the Transactions

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3, Business Combinations (the “IFRS 3”). IFRS requires that one of the two companies in the acquisition be designated as the acquirer for accounting purposes based on the evidence available. SES will be treated as the acquiring entity for accounting purposes. In identifying SES as the acquiring entity for accounting purposes, SES and Intelsat took into account the relative voting rights of all equity instruments, the intended composition of the governing body and senior management of the Combined Group and the size of each of the companies. Accordingly, SES will record assets acquired, including identifiable intangible assets, and liabilities assumed from Intelsat at their respective fair values at the date of completion of the Acquisition. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of SES after completion of the Acquisition will reflect Intelsat after completion of the Acquisition but will not be restated retroactively to reflect the historical financial condition or results of operations of Intelsat. The earnings of SES following the completion of the Acquisition will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, SES determines that tangible or intangible assets (including goodwill) are impaired, SES would record an impairment charge at that time.

Interests of SES’s Directors and Executive Committee Members in the Transactions (See page 60)

Other than with respect to continued service for, employment by and the right to continued indemnification by the Combined Group, as of the date of this prospectus, SES’s directors and members of the executive committee (the “Executive Committee Members”) do not have any financial interests in the Transactions that are different from, or in addition to, the interests of other SES shareholders generally. The SES Board was aware of these potential conflicts of interest during its deliberations on the merits of the Transactions and in making its decision to approve the Share Purchase Agreement and the Transactions. For more details regarding the interests of SES’s directors and Executive Committee Members in the Transactions, please see the section titled “About the Acquisition — Interests of SES’s Directors and Executive Committee Members in the Transaction” beginning on page 60 of this prospectus.

Interests of Intelsat’s Directors and Executive Officers in the Transactions (See page 60)

Intelsat’s executive officers and directors have interests in the Transactions that may be different from, or in addition to, those of Intelsat shareholders generally. The Intelsat Board was aware of and considered these interests, among other matters, in approving the Share Purchase Agreement and the Transactions. These interests include (i) the accelerated vesting and payment in respect of outstanding Intelsat equity awards pursuant to the Share Purchase Agreement, (ii) the potential receipt of certain payments and benefits under the executive officers’ employment agreements upon certain types of terminations of employment following the consummation of the Transactions, and (iii) the entitlement to indemnification benefits in favor of directors and executive officers of Intelsat. For more details regarding the interests of Intelsat’s directors and executive officers in the Transactions, please see the section titled “The Share Purchase Agreement — Interests of Intelsat’s Directors and Executive Officers in the Transactions” beginning on page 60 of this prospectus.

The Liquidation

The Liquidation will open effective as of the Closing as more fully described in the section titled “The Liquidation” beginning on page 64.

Dissenters’ / Appraisal Rights

There are no appraisal or dissenters’ rights available to Intelsat shareholders in connection with the Transactions.

U.S. Federal Income Tax Considerations of the Transactions

A U.S. Holder does not participate in any exchange pursuant to the Acquisition, so such U.S. Holder will not realize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition, including the acquisition by SES of Intelsat’s assets, subject to certain exceptions, and 100% of the outstanding shares of Holdings, as well as the assumption by SES of certain liabilities of Intelsat, in each case, subject to the terms and conditions of the Share Purchase Agreement. Following the Acquisition, in the Liquidation, Intelsat will liquidate and distribute its remaining assets to Intelsat’s shareholders. As a result of the Liquidation, for U.S. federal income tax purposes, each U.S. Holder will be treated as receiving, in a taxable transaction, a distribution of cash and CVRs in complete liquidation of Intelsat as full payment in exchange for such U.S. Holder’s Intelsat common shares. A U.S. Holder generally will recognize gain or loss on an exchange of Intelsat common shares for the cash and CVRs distributed pursuant to the Liquidation, in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the time at which the Liquidation is effective) of any CVRs received and (ii) such U.S. Holder’s adjusted tax basis in the Intelsat common shares deemed exchanged in the complete liquidation. Because individual circumstances may differ, each U.S. Holder is strongly recommended to consult its tax advisor to fully understand the tax considerations of the Acquisition and the Liquidation to such U.S. Holder in light of its particular circumstances. See “U.S. Federal Income Tax Considerations of the Transactions” beginning on page 94 for a more detailed explanation.

Luxembourg Tax Considerations of the Transactions

Because the Luxembourg Holders are not participating in any exchange pursuant to the Acquisition, Luxembourg Holders will not realize any gain or loss for Luxembourg income tax purposes as a result of the Acquisition, including the acquisition by SES of Intelsat’s assets, subject to certain exceptions, and 100% of the outstanding shares of Holdings, as well as the assumption by SES of certain liabilities of Intelsat, in each case, subject to the terms and conditions of the Share Purchase Agreement.

Following the Acquisition, in the Liquidation, Intelsat will liquidate and distribute its remaining assets to Intelsat’s shareholders. As a result of the Liquidation, for Luxembourg income tax purposes, a Luxembourg Holder of Intelsat common shares generally will recognize either capital gain or loss or, for certain Luxembourg corporate Holders meeting the conditions of Article 166 ITL, will be deemed receiving dividends for the cash and CVRs distributed pursuant to the Liquidation.

Because individual circumstances may differ, each Luxembourg Holder is strongly recommended to consult its tax advisor to fully understand the tax considerations of the Acquisition and the Liquidation to such holder in light of its particular circumstances. See “Luxembourg Tax Considerations of the Transactions” beginning on page 98 for a more detailed explanation.

SUMMARY RISK FACTORS

Risks Relating to the Transactions

•

The Acquisition is subject to closing conditions that could result in the completion of the Acquisition being delayed or not consummated, which could negatively impact SES’s or Intelsat’s future business, operations and financial condition.

•

If the Acquisition is completed, SES may fail to realize the anticipated benefits and cost savings of the Acquisition, which could adversely affect SES. In addition, the future results of the Combined Group may be adversely impacted if the Combined Group does not effectively manage its expanded operations following completion of the Acquisition and the Transactions.

•	SES will incur significant transaction and integration-related costs in connection with the Acquisition.

•

The indebtedness of the Combined Group following completion of the Acquisition will be substantially greater than SES’s indebtedness on a stand-alone basis and greater than the combined indebtedness of SES and Intelsat existing prior to the announcement of the Acquisition. This increased level of indebtedness could adversely affect the Combined Group’s business flexibility and increase its borrowing costs and any resulting downgrades in SES’s credit ratings could adversely affect SES and/or the Combined Group’s respective businesses, cash flows, financial condition and operating results.

•

SES may not be able to service all of the Combined Group’s indebtedness and may be forced to take other actions to satisfy SES’s obligations under SES’s indebtedness, which may not be successful. SES’s failure to meet its debt service obligations could have a material adverse effect on the Combined Group’s business, financial condition and results of operations.

•	SES and Intelsat may have difficulty attracting, motivating and retaining executives and other key employees who are critical to their respective businesses in light of the Acquisition.

•	Intelsat’s executive officers and directors have interests in the Acquisition that may be different from the interests of shareholders of Intelsat.

•

The Share Purchase Agreement contains provisions that make it more difficult for Intelsat to pursue alternatives to the Acquisition and may discourage other companies from trying to acquire Intelsat for greater consideration than what SES has agreed to pay.

•

The unaudited pro forma combined financial information included in this prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the Combined Group following completion of the Acquisition or reflect the effect of any divestitures that may be required in connection with the Acquisition.

•	The Combined Group will be subject to the risks that Intelsat faces, in addition to the risks faced by SES.

•	Intelsat shareholders will have limited recourse against Intelsat and its management and directors for any claims relating to the Transactions under the U.S. federal securities laws.

Risks Relating to the CVRs

•	You will not be able to immediately determine the amount of cash to be received under the CVRs, which makes it difficult to value the CVRs.

•	An active public market for the CVRs may not develop which could have an adverse effect on the resale price, if any, of the CVRs.

•	Because there has not been any public market for the CVRs, the market price and trading volume of the CVRs may be volatile.

•	You may not receive any payment on the CVRs.

•	SES may repurchase the CVRs, which may reduce the liquidity of the remaining outstanding CVRs.

•	Regulatory agencies must approve the Acquisition and could impose conditions that could affect the value of the CVRs you receive in the Acquisition.

•	The outcome of the FCC’s current C-band proceeding may impact the value of the CVRs.

•	The amount of Applicable Expenses incurred by SES in connection with an event of Qualified Monetization may significantly reduce any payment on the CVRs.

•	The U.S. federal income tax treatment of the CVRs is uncertain.

Risks Relating to SES’s Business

•	SES has several large customers, the loss of any of which could materially reduce its revenue and materially adversely affect its business.

•	SES is exposed to general customer counterparty risk, especially in developing markets.

•	SES may experience a launch delay or failure or other satellite damage or destruction during launch, which could lead to a total or partial loss of the satellite.

•	SES’s satellites may experience in-orbit destruction, damage or other failures or degradations in performance that could impair the satellites’ commercial performance.

•	The actual longevity of SES’s satellites may be shorter than their estimated initial design lives.

•	SES relies on a limited number of launch providers to launch its satellites.

•	SES is primarily dependent on a small number of satellite manufacturers and secondary suppliers.

•	SES may not be able to obtain adequate insurance or the desired level of coverage, and insurance premiums may increase.

•	Satellites may be subject to damage or loss from events that might not be covered by insurance policies.

•	A portion of SES’s in-orbit insurance policies are maintained through self-insurance.

•	SES may not be successful in renewing its existing commercial agreements, or in renewing them on terms that are similar to their current terms.

•

SES relies on information systems, satellite control and operations networks and other technology, and a disruption or failure of such systems, networks or technology as a result of unauthorized access, misappropriation of data or other malfeasance may disrupt SES’s business.

•	SES’s international operations are subject to a number of risks that could negatively affect future operating results or subject SES to criminal and civil enforcement actions.

•	SES’s operations and systems are subject to external threats, including sabotage, terrorist attacks and natural disasters.

•	Global economic turmoil and regional economic conditions could adversely affect SES’s business.

•	SES is exposed to risks inherent in doing business in developing markets.

•	SES is subject to general risks associated with its strategic investments.

•	Pursuing external growth opportunities may not yield the expected benefits.

•

The telecommunications market is highly competitive, and SES faces competition from satellite (geostationary orbit (“GEO”), medium earth orbit (“MEO”), and low earth orbit (“LEO”)), terrestrial (fixed and wireless) networks, and associated value add service providers.

•	Changes in technology or the satellite communications market could make SES’s satellite telecommunications system obsolete or subject to lower or reduced demand.

•	If SES or its customers fail to obtain and maintain required regulatory approvals, SES may not be able to operate its existing satellites or maintain or expand its operations.

•

There may be less publicly available information relating to SES than there is for issuers that are not foreign private issuers because SES, as a foreign private issuer, is exempt from a number of rules under the Exchange Act, and is permitted to file less information with the SEC than issuers that are not foreign private issuers.

•	SES’s business is subject to extensive regulation and is sensitive to regulatory changes in each of the countries in which it provides services.

•

The International Telecommunication Union or national administrations may not allocate orbital slots and associated frequencies to permit SES to maintain or augment its satellite systems, or may restrict SES’s access to frequencies on its satellite systems.

•

SES’s ability to use a satellite at a given orbital location or a satellite system in its orbit and assigned frequencies for its proposed service or coverage area may be adversely affected by coordination issues.

•

If SES does not occupy unused orbital locations or satellite orbits by specified deadlines, or does not maintain satellites in the orbital locations SES currently uses, those orbital locations or satellite orbits may become available for use by other satellite companies.

•

SES is subject to export control laws including those of the United States which may preclude exporting satellites for launch, satellite-related hardware, technology, data and services or preclude sourcing these items in the United States.

•	SES’s ability to provide services in certain countries or to certain customers or end users may be restricted or prohibited due to sanctions compliance laws and regulations.

•	SES is exposed to risks associated with macroeconomic conditions in the global economy, both in developing markets and developed markets

•	Failure to generate cash flow or access other capital resources could force SES to reduce its operations or default on debt service obligations.

•	SES’s financial results may be materially adversely affected by unforeseen additional tax assessments or other tax liabilities.

•	SES is exposed to liquidity, currency and foreign exchange, interest rate and counterparty risks.

•	SES is exposed to impairment of intangible assets, property plant & equipment and assets in the course of construction.

•

SES has identified material weaknesses in its internal control over financial reporting. If SES is unable to successfully remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, SES may be subject to increased risks and liabilities.

•	The outcome of the FCC’s current C-band proceeding may impact SES’s business or the value of SES’s satellites and services.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents to which SES and Intelsat refer to in this prospectus, contain forward-looking statements within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally include statements regarding: (1) the Transactions between SES and Intelsat, including any statements regarding the expected timing to complete the Acquisition; (2) considerations taken into account by each of the SES Board and the Intelsat Board in approving the Acquisition and the Transactions; (3) the ability of each party to complete the Acquisition and the Transactions; (4) the expected benefits of the Acquisition (including, but not limited to, anticipated synergies, anticipated benefits or accretions to SES; please see the section of this prospectus titled “About the Acquisition—Reasons for the Transactions” for more information); (5) expectations for SES and Intelsat following the Closing or termination of the Share Purchase Agreement; and (6) any other statements regarding SES’s or Intelsat’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance, including the SES ESG strategy. These statements are often, but not always, made through the use of words or phrases such as “aims,” “anticipates,” “intends,” “plans,” “believes,” “projects,” “estimates,” “expects,” “may,” “should,” “will,” “potential,” “targets,” “contemplates,” “might,” “could,” “seeks,” “strives,” “works,” “ongoing” and similar expressions. All such forward-looking statements are based on current expectations of SES’s and Intelsat’s management, as applicable, and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Statements included in this prospectus that are not historical facts are forward-looking statements and are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this prospectus. You are cautioned not to place undue reliance on these forward-looking statements.

Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among other things:

•	the possibility that the conditions to the Closing are not satisfied (or waived), including the risk that the Regulatory Approvals are not obtained, on a timely basis or at all;

•

the risk that the Acquisition and the Transactions could have an adverse effect on the ability of SES and Intelsat, as applicable, to retain and hire key personnel or maintain relationships with customers, clients, suppliers or strategic partners, or on SES’s or Intelsat’s operating results and businesses generally;

•	the restraints on Intelsat’s ability to solicit other acquisition proposals from third parties during the pendency of the Acquisition;

•	risks that the Acquisition and the Transactions could disrupt current plans and operations in a manner that may harm SES’s or Intelsat’s respective businesses;

•

the occurrence of any change, event, series of events or circumstances that could give rise to the right to terminate the Share Purchase Agreement, including in circumstances requiring SES or Intelsat to pay a Termination Fee;

•	uncertainties relating to the anticipated timing of filings and the Regulatory Approvals relating to the Acquisition;

•	the outcome of any legal proceedings that have been or may be instituted against SES and Intelsat and/or others relating to the Acquisition or the Transactions;

•	risks related to the diversion of the attention and time of SES’s and Intelsat’s respective management teams from ongoing business concerns;

•	SES’s dependence on key members of its management;

•	the amount of any costs, fees, expenses, impairments and charges incurred by SES and Intelsat related to the Acquisition and the Transactions;

•	the nature, cost and outcome of any legal proceedings that may be instituted against SES or Intelsat, or their respective directors or officers, relating to the Acquisition;

•

global economic volatility, macroeconomic, political, legislative, and regulatory developments, geopolitical conflict, trade wars, or competitive pressures, or changes in such conditions, negatively affecting SES’s or Intelsat’s customers, business, operations or financial performance;

•

difficulties and delays in integrating the businesses, systems and processes of SES and Intelsat following completion of the Acquisition or fully realizing the anticipated synergies and other benefits expected from the Acquisition and the Transactions;

•	the Combined Group’s ability to execute successfully its strategic plans, including its business development strategy;

•	the effect of the Transactions on the business relationships, employees, customers, suppliers, commercials partners, standing with regulators;

•	the impact of tax regulations on SES’s or Intelsat’s financial condition and results of operations;

•	SES’s level of indebtedness;

•	SES’s successful integration or implementation of mergers and acquisitions, joint ventures, strategic alliances or divestiture plans;

•	the competitive nature of the industry in which SES and Intelsat operate;

•	changing customer demands and preferences;

•	potential cyber-attacks against, or other breaches to, SES’s or Intelsat’s information technologies systems;

•	unfavorable outcomes in legal and regulatory proceedings and government investigations that SES or Intelsat may become, a party to;

•	the failure of the Acquisition to close for any other reason;

•	the inability for an active market for the CVRs to develop;

•	the ability of Intelsat’s shareholders to sell the CVRs received in the Acquisition when desired or at a desirable price;

•	the uncertainty in U.S. federal income tax treatment of the CVRs;

•	the risk factors discussed under the heading “Risk Factors” in this prospectus;

•	uncertainties relating to the outcomes resulting from the FCC’s current C-band proceeding;

•	other factors or trends affecting SES’s and Intelsat’s financial condition, liquidity or results of operations; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

SES cautions that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the Acquisition and the Transactions and the future results of SES, Intelsat and the Combined Group. In addition, there may be other factors and uncertainties, many of which are beyond our control, that could cause our actual results and events to be materially different from the results referenced in the forward-looking statements. Many of these factors will be important in determining actual future results.

It should also be noted that the unaudited pro forma condensed combined financial information contained in this prospectus has been prepared using the consolidated historical financial statements of SES and Intelsat and is presented for illustrative purposes only and should not be considered an indication of the results of operations, including, without limitation, future revenue, or financial condition of SES following the Transactions. The projected financial information for the Combined Group is based on management’s estimates, assumptions and projections and may not be an indication of SES’s financial condition or results of operations following the Acquisition and the Transactions. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of SES and Intelsat.

The forward-looking statements speak only as of the date of this prospectus. Except as required by law, SES and Intelsat undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. The risks described below are those that we currently believe may materially affect us. Additional risks not presently known to us, or that we currently consider immaterial, may also materially adversely affect us. For the purposes of the Risk Factors, references to SES are to SES and its subsidiaries.

RISKS RELATING TO THE TRANSACTIONS

The Acquisition is subject to closing conditions that could result in the completion of the Acquisition being delayed or not consummated, which could negatively impact SES’s or Intelsat’s future business, operations and financial condition.

Completion of the Acquisition is conditioned upon the satisfaction of certain closing conditions, including approval of the Acquisition and the Transactions contemplated thereby by Intelsat’s shareholders and receipt of the Regulatory Approvals, all as set forth in the Share Purchase Agreement. Please see the section titled “The Share Purchase Agreement —Conditions to the Closing of the Acquisition” beginning on page 80 of this prospectus for a discussion of the conditions to the completion of the Acquisition. The required conditions to Closing may not be satisfied in a timely manner, if at all, and the Acquisition may not be consummated. Failure to consummate the Acquisition could negatively impact SES or Intelsat’s future business, operations, and financial condition. Any delay in the consummation of the Acquisition or any uncertainty about the consummation of the Acquisition may adversely affect the future business, growth, revenue and results of operations of either or both companies.

If the Acquisition is not completed for any reason, the ongoing business of SES or Intelsat may be adversely affected and will be subject to several risks, including:

•

Intelsat or SES may be required to pay the other party a Breach Termination Fee of $300 million plus certain documented out-of-pocket expenses, if the Share Purchase Agreement is terminated under certain circumstances, Intelsat may be required to pay SES a Vote Condition Termination Fee of $300 million, plus certain documented out-of-pocket expenses, if the Share Purchase Agreement is terminated under certain circumstances, and SES may be required to pay Intelsat a Regulatory Condition Termination Fee of $250 million, plus certain documented out-of-pocket expenses, if the Share Purchase Agreement Revise to say “Termination Fees and Commercial Agreement” is terminated under certain other circumstances (see “The Share Purchase Agreement—Termination Fees” beginning on page 83 of this prospectus);

•

matters relating to the Acquisition (including arranging permanent financing and integration planning) will require substantial commitments of time and resources by SES’s and Intelsat’s management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either SES or Intelsat as an independent company;

•

the diversion of management’s attention, the reduction in capital spending and acquisitions, the suspension of planned hiring and other affirmative and negative covenants in the Share Purchase Agreement restricting each company’s business;

•

failure to pursue other beneficial opportunities as a result of the focus of management of each of the companies on the Acquisition, without realizing any of the anticipated benefits of the Acquisition;

•

the increasing difficulty in the highly competitive telecommunications market of competing with satellite (GEO, MEO, and LEO), terrestrial (fixed and wireless) networks, and associated value add service providers;

•	SES and Intelsat may experience negative reactions to the termination of the Acquisition from customers, clients, licensors, suppliers, or other strategic partners; and

•	SES’s and Intelsat’s costs incurred related to the Acquisition, such as legal and accounting fees, must be paid even if the Acquisition is not completed.

In addition, each of SES and Intelsat could be subject to litigation related to any failure to complete the Acquisition or related to any proceeding to specifically enforce SES’s or Intelsat’s obligation to perform their respective obligations under the Share Purchase Agreement.

If any of these risks materialize, they may materially and adversely affect SES and/or Intelsat’s businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

If the Acquisition is completed, SES may fail to realize the anticipated benefits and cost savings of the Acquisition, which could adversely affect SES. In addition, the future results of the Combined Group may be adversely impacted if the Combined Group does not effectively manage its expanded operations following completion of the Acquisition.

The success of the Acquisition will depend, in part, on SES’s ability to realize the anticipated benefits and cost savings from the Acquisition of the Intelsat Group. SES’s ability to realize these anticipated benefits and cost savings is subject to certain risks, including, among others:

•	SES’s ability to successfully manage the Combined Group;

•	the risk that the Combined Group will not perform as expected;

•

the extent to which SES will be able to realize the expected synergies, which include potential savings from re-assessing priority assets and aligning investments, eliminating duplication and redundancy, adopting an optimized operating model between both companies and leveraging scale, and value creation resulting from the combination of the businesses of SES and Intelsat;

•	the possibility that SES paid more for Intelsat than the value it will derive from the Acquisition;

•	the possibility that SES will not achieve the free cash flow that it has projected;

•	the reduction of SES’s cash available for operations and other uses and the incurrence of indebtedness to finance the Acquisition;

•	the assumption of known and unknown liabilities of Intelsat; and

•	the possibility of a decline of the credit ratings of the Combined Group following the completion of the Acquisition.

If SES is not able to successfully combine the businesses of SES and Intelsat within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the Acquisition may not be realized fully or may take longer to realize than expected, and the Combined Group may not perform as expected.

SES and Intelsat have operated and, until completion of the Acquisition will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key SES or Intelsat employees, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of the Intelsat Group and SES in order to realize the anticipated benefits of the Acquisition, so the Combined Group performs as expected include, among others:

•	combining the companies’ separate operational, financial, reporting and corporate functions;

•	integrating the companies’ technologies, products and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in corporate cultures and management philosophies;

•	maintaining employee morale and retaining key management and other employees;

•	attracting and recruiting prospective employees;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	managing the movement of certain businesses and positions to different locations;

•	maintaining existing agreements with customers and vendors and avoiding delays in entering into new agreements with prospective customers and vendors;

•	coordinating geographically dispersed organizations;

•	consolidating facilities of Intelsat and SES that are currently in or near the same location;

•	effecting potential actions that may be required in connection with obtaining regulatory approvals; and

•	the possibility of costly litigation challenging the Acquisition.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on completion of the Acquisition and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the Combined Group.

Furthermore, following completion of the Acquisition, the size of the Combined Group’s business will be significantly larger than the current size of either SES’s or Intelsat’s respective businesses. The Combined Group’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity.

There can be no assurances that the management of the Combined Group will be successful or that the Combined Group will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Acquisition.

SES will incur significant transaction and integration-related costs in connection with the Acquisition.

SES expects to incur a number of non-recurring costs associated with the Acquisition and combining the operations of the two companies. SES will incur significant transaction costs related to the Acquisition, including with respect to the financing for the Closing Cash Consideration to be paid to Intelsat. SES will also incur significant integration related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. SES continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Acquisition and the integration of the two companies’ businesses. While SES has assumed that a certain level of transaction expenses will be incurred, factors beyond SES’s control, such as certain of Intelsat’s expenses, could affect the total amount or the timing of these expenses Although SES expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses should allow SES to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

In addition, future events and conditions could decrease or delay the accretion that is currently projected, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the Acquisition.

Following the Closing, a significant amount of the Combined Group’s total assets will be related to acquired intangible assets and goodwill, which are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate that the carrying value may not be recoverable. Because of the significance of these assets, any charges for impairment as well as amortization of intangible assets could have a material adverse effect on the Combined Group’s results of operations and financial condition.

The indebtedness of the Combined Group following completion of the Acquisition will be substantially greater than SES’s indebtedness on a stand-alone basis and greater than the combined indebtedness of SES and Intelsat existing prior to the announcement of the Acquisition. This increased level of indebtedness could adversely affect the Combined Group’s business flexibility and increase its borrowing costs. Any resulting downgrades in SES’s credit ratings could adversely affect SES and/or the Combined Group’s respective businesses, cash flows, financial condition and operating results.

SES expects to incur acquisition-related debt financing of approximately $3 billion (inclusive of any of Intelsat’s existing indebtedness that SES may assume at the Closing). In addition, Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) will receive CVRs, which will entitle the Holder to receive a contingent cash payment upon the potential receipt of certain Gross Proceeds pursuant to the terms and conditions of the CVR Agreement and the Share Purchase Agreement.

SES’s substantially increased indebtedness, its higher debt-to-equity ratio following completion of the Acquisition in comparison to that of SES prior to the Acquisition, and any potential payments it will have to make under the CVR Agreement, among other things, will reduce SES’s flexibility to respond to changing business and economic conditions, will increase SES’s borrowing costs and, to the extent that any new SES debt is subject to floating interest rates, may increase SES’s vulnerability to fluctuations in market interest rates. In addition, the amount of cash required to service SES’s increased indebtedness levels and thus the demands on SES’s cash resources will be greater than the amount of cash flows required to service the indebtedness of SES or Intelsat individually prior to the Acquisition. The increased levels of indebtedness could also reduce funds available to fund SES’s efforts to combine its business with Intelsat and realize expected benefits of the Acquisition and/or engage in investments in product development, capital expenditures, dividend payments, share repurchases and other activities and may create competitive disadvantages for SES relative to other companies with lower debt levels.

SES may be required to raise additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes. SES’s ability to arrange additional financing or refinancing will depend on, among other factors, SES’s financial position and performance, as well as prevailing market conditions and other factors beyond SES’s control. SES cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to SES or at all.

In addition, SES’s credit ratings impact the cost and availability of future borrowings, and, as a result, SES’s cost of capital. SES’s ratings reflect each rating organization’s opinion of SES’s financial strength, operating performance and ability to meet SES’s debt obligations or, following completion of the Acquisition, obligations to the Combined Group. Each of the ratings organizations reviews SES’s and Intelsat’s ratings periodically, and there can be no assurance that SES’s or Intelsat’s current ratings will be maintained in the future. SES’s policy is to attain and retain a stable investment grade rating with two of the international reputable credit rating agencies, currently, Fitch Ratings Ireland Limited (Fitch) and Moody’s Italia S.r.l. (Moody’s). SES is currently rated BBB by Fitch and Baa3 by Moody’s.

Downgrades in SES’s and/or Intelsat’s credit ratings could adversely affect SES’s, Intelsat’s and/or the Combined Group’s businesses, cash flows, financial condition and operating results.

SES may not be able to service all of the Combined Group’s indebtedness and may be forced to take other actions to satisfy SES’s obligations under SES’s indebtedness, which may not be successful. SES’s failure to meet its debt service obligations could have a material adverse effect on the Combined Group’s business, financial condition and results of operations.

SES depends on cash on hand and cash flows from operations to make scheduled debt payments. SES expects to be able to meet the estimated cash interest payments on the Combined Group’s debt following the Acquisition through a combination of the expected cash flows from operations of the Combined Group. However, SES’s ability to generate sufficient cash flow from operations of the Combined Group and to utilize other methods to make scheduled payments will depend on a range of economic, competitive and business factors, many of which are outside of SES’s control. There can be no assurance that these sources will be adequate. If SES is unable to service its indebtedness and fund its operations, SES will be forced to reduce or delay capital expenditures, seek additional capital, sell assets or refinance its indebtedness. Any such action may not be successful and SES may be unable to service its indebtedness and fund its operations, which could have a material adverse effect on the Combined Group’s business, financial condition or results of operations.

The Share Purchase Agreement contains provisions that make it more difficult for Intelsat to pursue alternatives to the Acquisition and may discourage other companies from trying to acquire Intelsat for greater consideration than what SES has agreed to pay.

Until the Closing or, if earlier, the termination of the Share Purchase Agreement, Intelsat has agreed that it will not, and will not authorize or knowingly permit any of its subsidiaries or any of its or their representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or facilitate, or accept any proposal or offer that constitutes an Acquisition Proposal (as defined below); or

•

participate in any third-party discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

Under the terms of the Share Purchase Agreement, Intelsat has agreed to immediately cease and cause to be terminated any discussions with any party that relate to any Acquisition Proposal.

While the parties believe these provisions are reasonable, these restrictions might discourage a third party that has an interest in acquiring all or a significant part of Intelsat from considering or proposing an Acquisition Proposal, even if that party were prepared to pay consideration than the currently proposed Acquisition Consideration.

SES and Intelsat may have difficulty attracting, motivating and retaining executives and other key employees who are critical to its business in light of the Acquisition.

SES’s success after the Transactions will depend in part on the ability of SES to retain key executives and other employees of Intelsat. Uncertainty about the effect of the Acquisition on SES and Intelsat employees may have an adverse effect on each of SES and Intelsat separately and consequently the Combined Group. This uncertainty may impair SES and/or Intelsat’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the Acquisition, as employees of SES and Intelsat may experience uncertainty about their future roles in the Combined Group.

Additionally, Intelsat’s officers and employees may hold Intelsat common shares, and, if the Acquisition is completed, these officers and employees may be entitled to the CVR Consideration in respect of such Intelsat common shares. Officers and employees may hold RSUs and PSUs that will be automatically cancelled and converted into the right to receive from SES, in connection with the Liquidation, the CVR Consideration.

Pursuant to severance plans maintained by Intelsat, certain key employees of Intelsat are also entitled to receive severance payments upon a termination without cause and/or a resignation for “good reason” on or following completion of the Acquisition. Under these plans, certain key employees of Intelsat potentially could resign from his or her employment following specified circumstances set forth in the applicable plan, including an adverse change in his or her title, authority or responsibilities, compensation and benefits or primary office location that would result in the payments under the arrangements. These payments, individually or in the aggregate, could make retention of Intelsat officers and employees more difficult.

If key employees of SES or Intelsat depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the Combined Group, SES may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the Combined Group’s ability to realize the anticipated benefits of the Acquisition may be materially and adversely affected. No assurance can be given that the Combined Group will be able to attract or retain key employees to the same extent that Intelsat has been able to attract or retain employees in the past.

Furthermore, SES and Intelsat compete for employees with other satellite companies, as well as large and well-known companies. In the context of low unemployment rates and a shortage of qualified candidates, SES and Intelsat may have difficulties in hiring competent employees due to the Acquisition. If SES or Intelsat are unable to source and retain key talent, this could have a negative impact on their respective ability to deliver their respective objectives and, in turn, on SES’s business, financial situation and results.

Intelsat’s executive officers and directors have interests in the Acquisition that may be different from the interests of shareholders of Intelsat.

Intelsat shareholders should be aware that Intelsat’s directors and executive officers have interests in the Acquisition that may be different from, or in addition to, the interests of Intelsat shareholders generally, including potential severance benefits, upon certain types of termination of employment following the consummation of the Transactions, accelerated vesting and payment of outstanding RSUs and PSUs pursuant to the Share Purchase Agreement and rights to ongoing indemnification and insurance coverage. See “Interests of Intelsat’s Directors and Executive Officers in the Acquisition” beginning on page 60 of this prospectus for a more detailed description of these interests. The Intelsat Board were aware of these interests and considered them, in addition to other matters, in evaluating and negotiating the Share Purchase Agreement.

The unaudited pro forma combined financial information included in this prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the Combined Group following completion of the Acquisition or reflect the effect of any divestitures that may be required in connection with the Acquisition.

The unaudited pro forma combined financial information contained in this prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of SES and Intelsat prior to the Acquisition or that of the Combined Group following the Acquisition for several reasons.

Among other things, the unaudited pro forma combined financial information does not reflect the effect of any potential divestitures that may occur prior to or subsequent to completion of the Acquisition, the projected realization of cost savings following completion of the Acquisition or any changes in applicable law (including applicable tax law) after April 29, 2025. Please see the section titled “Certain Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 103 of this prospectus. The actual financial positions and results of operations of SES and Intelsat prior to the Acquisition and that of the Combined Group following the Acquisition may not be consistent with, or evident from, the unaudited pro forma combined financial information included in this prospectus.

In addition, the assumptions used in preparing the unaudited pro forma combined financial information included in this prospectus may not be realized and may be affected by other factors, which could lead to material changes to the Combined Group’s business that are not reflected in the unaudited pro forma combined financial information.

Intelsat shareholders will have limited recourse against Intelsat and its management and directors for any claims relating to the Transactions under the U.S. federal securities laws.

Intelsat is neither an issuer of the CVRs in connection with the Transactions nor otherwise subject to the rules and regulations of the SEC that are applicable to a U.S. public company. Furthermore, upon Intelsat’s completion of the Liquidation (See “The Liquidation” beginning on page 64 of this prospectus for a more detailed description of the Liquidation), Intelsat will cease to exist as a Luxembourg société anonyme under applicable law. Accordingly, Intelsat shareholders will have limited recourse against Intelsat and its management and directors for any claims relating to the Transactions under the U.S. federal securities laws.

RISKS RELATING TO THE CVRS

You will not be able to immediately determine the amount of cash to be received under the CVRs, which makes it difficult to value the CVRs.

If any payment is made on the CVRs, it will not be made until the Gross Proceeds, if any, subject to the terms and conditions of the CVR Agreement, are received by SES or its affiliates. Because the amount of any payment on the CVRs will not be able to be determined at the Closing and may not be determined for a significant period of time thereafter, it may be difficult to value the CVRs, and accordingly, it may be difficult or impossible for you to resell or transfer your CVRs. In addition, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs. Accordingly, the Holders may not receive any payments on the CVRs.

An active public market for the CVRs may not develop which could have an adverse effect on the resale price, if any, of the CVRs or may limit its value.

The CVRs are a new security for which there is currently no public trading market and an active public trading market for the CVRs may not develop or be sustained, which would have an adverse effect on the resale price, if any, of the CVRs.

SES has no current plans to apply to list the CVRs on any stock exchange or on an over-the-counter market and is under no obligation to do so. If the CVRs begin trading in the over-the-counter market or if SES determines, in its sole discretion, to list the CVRs on a securities exchange, there is no assurance that such trading or listing will continue. The absence of a listing and the uncertainty as to whether any payments on CVRs will be made may limit the value of the CVRs.

Because there has not been any public market for the CVRs and SES has no current plans to list the CVRs on any securities exchange, the market price and trading volume of the CVRs may be volatile.

Neither SES nor Intelsat can predict the extent to which investor interest will lead to a liquid trading market in the CVRs or whether the market price of the CVRs will be volatile. The market price of the CVRs could fluctuate significantly for many reasons, including, without limitation:

•	SES has no current plans, and has no obligation, to list the CVRs on any securities exchange;

•	as a result of the risk factors listed in this prospectus;

•

for reasons unrelated to the Combined Group’s operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by our customers or competitors regarding their own performance;

•	regulatory changes that could have an impact on the Combined Group; and

•	general economic, securities markets and industry conditions.

You may not receive any payment on the CVRs.

As described in more detail in the section entitled “Related Agreements - Contingent Value Rights Agreement” beginning on page 86 of this prospectus, the form of CVR Agreement to be entered into sets forth the rights of Holders to receive payments under the CVRs. The nature of rights under the CVR Agreement is contractual, and the Holders have no rights except for those expressly set forth in the CVR Agreement.

The events that could result in contingent payments may not occur due to numerous factors. Among other things:

•

There may be no governmental order or legislation providing for the clearing of the C-band spectrum underlying the CVRs or any sale or transfer of SES and its subsidiaries usage rights for up to 100 MHz of the C-band downlink spectrum at 3.98-4.2 GHz which results in Gross Proceeds. If there is such an order, it may or may not provide for any payments to SES.

•	No payments will be made under the CVR Agreement until the Gross Proceeds are received by SES or any of its affiliates, subject to the terms and conditions in the CVR Agreement.

•	If SES is unable to receive the Gross Proceeds, there will be no CVR payments.

Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value.

SES may repurchase the CVRs, which may reduce the liquidity of the remaining outstanding CVRs.

The CVR Agreement does not prohibit SES from acquiring the CVRs, whether in open market or private transactions. Such acquisitions by SES may prevent the development of an active public trading market for the remaining CVRs or reduce the liquidity of the remaining CVRs, if any, which could adversely affect the resale price of the CVRs.

Regulatory agencies must approve the Acquisition and could impose conditions that affect the value of the CVRs.

SES and Intelsat intend to comply with antitrust laws, telecommunications laws, foreign direct investment laws and other laws and regulations of the United States and any other jurisdiction in which the Acquisition may be subject to review. In connection with giving their approval or consent to the Acquisition, applicable regulatory authorities could impose conditions on SES and Intelsat. Conditions imposed by regulatory authorities could impair the operation of the Combined Group or impact the value of the CVRs and, as a result, adversely affect the ability of the Combined Group to make payments under the CVRs.

The FCC’s current C-band proceeding could impact the value of the CVRs.

On February 27, 2025, the FCC adopted a Notice of Inquiry (“NOI”) seeking comment on whether to make some or all of the 3.98-4.2 GHz portion of the C-band available for more intensive use, which may be terrestrial, satellite-based, or a combination thereof. SES and Intelsat are each still in the process of analyzing the impact of the NOI and may file comments on it with the FCC. We can provide no assurances as to the outcome of this proceeding, including whether it will ultimately result in an order that changes the rights of SES and Intelsat or the Combined Group to use or monetize the C-band spectrum, or whether it will provide for any auction of C-band spectrum or the receipt of proceeds by SES, Intelsat, or the Combined Group in connection with any such auction. The action taken by the FCC in this proceeding could affect the value of the CVRs. The timing and outcome of the FCC proceeding is outside the control of SES and Intelsat.

The amount of Applicable Expenses incurred by SES in connection with an event of Qualified Monetization may significantly reduce any payment on the CVRs.

The aggregate amount payable to Holders in connection with any event of Qualified Monetization (as defined below) will be reduced by the amount of Applicable Expenses (as defined below) incurred by SES in connection with such event of Qualified Monetization (including any Tax Costs (as defined below)), and, therefore, the payments actually received by a Holder may be significantly less than such Holder’s pro rata portion of the Gross Proceeds received by SES.

The U.S. federal income tax treatment of the CVRs is uncertain.

The U.S. federal income tax treatment of the CVRs is uncertain. There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest.

Accordingly, there will be some uncertainty as to the amount, timing and character of any gain or loss recognized by a Holder. For a more detailed summary of the U.S. federal income tax treatment of the CVRs, see “U.S. Federal Income Tax Considerations of the Transactions —U.S. Federal Income Tax Considerations of the Ownership and Disposition of CVRs” beginning on page 96 of this prospectus.

RISKS RELATING TO SES’S BUSINESS

SES has several large customers, the loss of any of which could materially reduce its revenue and materially adversely affect its business.

SES generates its revenue primarily from commercial agreements that provide satellite transponder capacity and associated services and solutions to its customers. Certain customers have major or significant contracts with SES. However, SES’s customer base is subject to constant change, both in terms of volume and type of service purchased. Some of SES’s major customers could decide not to renew their contracts, seek to renew them on scope or terms that are less favorable to SES or, where a contract contains an early-termination right, may terminate a contract before the end of its term. Given the fast-changing nature of the industry, if a customer decides not to renew an agreement (for example, as a result of developing or increasing relationships with other operators or moving to other telecommunications solutions), it may take a number of years before SES has the opportunity to replace that business. Also, if key customers cease or reduce their purchases from SES by developing or increasing relationships with other satellite solution providers (or moving to other telecommunications solutions) and such key customer cannot be replaced, SES’s revenue may be impacted negatively.

In addition, key customers may go bankrupt or combine with other customers through mergers and acquisitions. Consolidation in the industries in which SES’s customers operate may increase their bargaining power and leverage when negotiating agreements with SES, leading to pressure on pricing. Budget cuts may also be imposed on SES’s governmental customers.

The loss of large customers or the reduction in demand for our services from customers for any of the reasons described in this paragraph could have a material adverse effect on SES’s business, financial condition and results of operations.

SES is exposed to general customer counterparty risk, especially in developing markets.

SES is exposed to risks associated with the financial condition of its customers and their ability to fulfil their contractual obligations. If any customer experiences financial difficulties or fails to fulfil its contractual commitments to SES, SES may incur costs enforcing its contractual rights and may incur significant losses. SES has a number of customer contracts where the customer’s payments to SES are scheduled towards the end of the contractual term but the revenue is recognized in SES’s accounts on a linear basis under IFRS accounting standards. As a result, if a customer experiences financial difficulties or fails to fulfil its contractual commitments to SES, SES may not only fail to receive the revenue due from the customer but may also have to record a loss to offset the revenue already recognized in its financial statements.

The level of customer credit risk faced by SES may increase as it grows revenue in developing markets because credit risk tends to be higher in these markets. Any failure of SES’s customers to fulfil their contractual commitments to SES could have a material adverse effect on SES’s business, financial condition and results of operations.

SES may experience a launch delay or failure or other satellite damage or destruction during launch, which could lead to a total or partial loss of the satellite.

Launch delays are a possibility. Satellite launch and in-orbit insurance policies do not compensate for lost revenues and other consequential losses. There is always a small but inherent risk of launch or early-orbit failure, resulting in a reduced satellite lifetime and/or functionality or the total loss of a satellite.

A launch delay or failure could result in significant delays in the deployment of satellites because we will need to secure another launch opportunity, whereas a launch failure will require us to construct a replacement satellite, which will involve significant replacement cost, that may or may not be covered by insurance and could take two years or longer to replace. Although it may be possible in some cases to transfer such launch to another launch service provider, the limited number of launch service providers and the process of scheduling a replacement launch may result in further delays and may limit SES’s options. Launch failure or delays may cause the loss of frequency rights at certain orbital positions, reduce satellite lifetime in the case of an incorrect orbit injection, reduce functionality of the satellite, result in total loss of a mission and, to the extent that there are no other satellites that can be readily redeployed to carry the traffic that we were contracted for, could result in delays in the onset of projected revenue streams or loss of revenue.

In addition, since commercial agreements are signed ahead of launch and generally include provisions allowing a customer to terminate the agreement if such launch fails, is delayed or launch failures are not remedied before an agreed date, any launch failure or delay could cause SES to lose customers to competing satellite operators. Even where launch failures or delays are remedied, such failures or delays could damage SES’s reputation. Satellite launch and in-orbit insurance policies generally do not compensate for lost revenue due to the loss of customers to competitors because of interruption to services or for consequential losses resulting from any launch delay or failure.

The occurrence of launch failures and launch delays could therefore have a material adverse effect on SES’s business, financial condition and results of operations.

SES’s satellites may experience in-orbit destruction, damage or other failures or degradations in performance that could impair the satellites’ commercial performance.

A satellite may suffer in-orbit failures ranging from a partial impairment of its commercial capabilities to a total loss of the asset. Such failure may result in SES not being able to continue to provide service to some of its customers.

Satellite malfunctions, commonly referred to as anomalies, can occur as a result of:

•	the satellite manufacturer’s error, including an undetected design, manufacturing or assembly defect, or the use of a new technology that proves to be faulty;

•	problems with the satellite’s power systems, including circuit failures or other array degradation causing reductions in the power output of the solar arrays on the satellites;

•	problems with the satellite’s control systems; or

•	general failures, including premature component failure.

•	certain of SES’s satellites have experienced, and may in the future experience, anomalies or failures, which could lead to:

•	a degradation in commercial performance;

•	a reduction in transmission capacity;

•	a reduction in the satellite’s operational life;

•	outages;

•	a reduction in the quantity of operating transponders; or

•	the total loss of a satellite.

These anomalies or failures could result in lost revenue until a replacement satellite is launched and could result in increased expenses to replace the satellite. In addition, to the extent that SES has multiple satellites with similar design, problems experienced with one satellite may be experienced with other satellites.

In the event of a GEO satellite failure, SES may not be able to continue to provide service to its customers from the same orbital position or at all, which could harm SES’s reputation and adversely affect its ability to retain existing customers or attract new customers.

The occurrence of any of the risks in this paragraph could have a material adverse effect on SES’s business, financial condition and results of operations.

The actual longevity of SES’s satellites may be shorter than their estimated initial design lives.

The initial design life of a satellite is typically 15 years for GEO satellites and 12 years for medium earth orbit (“MEO”) satellites. The value of a satellite is normally depreciated on a straight-line basis over this period. Changes in the expected fuel life of a satellite, in-orbit anomalies or other technical or commercial factors, may result in its actual life being shorter than designed. If this were to occur, depreciation of the satellite may be accelerated, the lifetime revenue generated by such satellite reduced, thus, resulting in a reduction in the return on investment on the satellite, which in turn could have a material adverse effect SES’s business, financial condition and results of operations.

SES relies on a limited number of launch providers to launch its satellites.

SES relies on a limited number of launch service providers. As such, delays may be incurred in launching satellites in the event of a prolonged unavailability of service from a launch service provider. Any prolonged unavailability of a launch provider could cause a global shortage in launch service capacity, which in turn could adversely affect SES’s business, financial condition and results of operations.

SES is reliant on a small number of satellite manufacturers and secondary suppliers.

SES relies on a small number of satellite manufacturers for the construction of its satellites and suppliers of key components of communications satellites (referred to as secondary suppliers). Dependency on a small number of satellite manufacturers and secondary suppliers may reduce SES’s negotiating power and access to advanced technologies and result in increased satellite procurement risk (for example, due to technical difficulties and design problems with a particular satellite model). SES’s reliance may also result in a higher concentration of risk. SES may experience significant delays in procuring new satellites in the event satellite manufacturers experience prolonged problems, operational difficulties or financial difficulties. Furthermore, the difficulties caused by any technical problems with the design of a particular satellite model may be multiplied if several satellites of that design are purchased from that manufacturer. SES may experience significant delays in acquiring and launching new satellites in the event of prolonged problems at one of its secondary suppliers.

The occurrence of any one of the defects or delays described in this paragraph could adversely affect SES’s business, financial condition and results of operations.

SES may not be able to obtain adequate insurance or the desired level of coverage, and insurance premiums may increase.

Satellite insurance is a cyclical market and the price, terms and availability of satellite insurance has fluctuated over the years. Losses experienced by this market in recent years have resulted in a significant hardening of market conditions, which could result in increases in the amount of insurance premiums paid by SES to cover its risks and affect its ability to obtain the desired levels of coverage. This would in turn increase SES’s costs and have an adverse effect on its business, risk profile, financial condition and results of operations.

Satellites may be subject to damage or loss from events that might not be covered by insurance policies.

SES maintains pre-launch, launch and initial in-orbit insurance, as well as third party liability insurance for its satellites. The insurance policies generally contain customary market exclusions from losses resulting from:

•	military or similar action;

•	any anti-satellite device;

•	electromagnetic and radio interference (except for physical damage to a satellite directly resulting from this interference);

•	confiscation by any governmental body;

•	insurrection and similar acts or governmental action to prevent such acts;

•	nuclear reaction or radiation contamination;

•	willful or intentional acts by the insured causing the loss or failure of satellites;

•	terrorism; and

•	cyber attacks.

Furthermore, these insurance policies do not provide compensation for business interruption, loss of market share, reputational damage, incidental and consequential damages. In addition, SES’s third-party liability insurance (which covers losses arising from third party bodily injury and property damage caused by, amongst other things, launch failures and satellite collisions) is subject to a single limit of €400 million of coverage for any one occurrence.

Losses arising from any of the factors in this paragraph could result in material increases in costs or reductions in expected revenue and profits, either of which could have a material adverse effect on SES’s business, financial condition and results of operations.

SES may not be successful in renewing its existing commercial agreements, or in renewing them on terms that are similar to their current terms.

SES’s commercial contracts vary in length. Contracts with customers can vary significantly in term. If SES is unsuccessful in obtaining the renewal of its commercial agreements when they come up for renewal or is unable to obtain commercial terms similar to those currently reflected in its agreements, such as due to budget cuts affecting governmental or other customers, revenue could be adversely affected for some time.

The inability to renew commercial agreements on terms as favorable as existing agreements could have a material adverse effect on SES’s business, financial condition and results of operations.

SES relies on information systems, satellite control and operations networks and other technology, and a disruption or failure of such systems, networks or technology as a result of unauthorized access, misappropriation of data or other malfeasance may disrupt SES’s business.

Information systems, satellite control, operations and communication networks and other technologies are critical to SES’s operating activities and the fulfilment of its commercial obligations to its customers. SES’s operations may be subject to hacking, malware and other forms of cyber-attacks. Due to the high sophistication of certain attackers and an increasing number of cyber-attacks, it may not always be possible to prevent every such event. Any such event could have an adverse impact on SES’s operations, including service disruption or malfunctions, loss of customers, non-compliance with legal and regulatory requirements, inadvertent violations of data protection, export control and other relevant laws, damage to SES’s reputation or result in damage to SES’s properties, equipment and data. Such an event also could result in large expenditures necessary to repair or replace such networks or information systems or to protect them from similar events in the future. Third parties may also experience errors or disruptions that could adversely impact SES’s business operations and over which SES has limited control.

SES could be exposed to significant costs, fines and penalties if such risks were to materialize, and such events could damage SES’s reputation and credibility and have a negative impact on its revenue.

The occurrence of any such events or security breaches could have a material adverse effect on SES’s business, financial condition and results of operations.

SES’s international operations are subject to a number of risks that could negatively affect future operating results or subject SES to criminal and civil enforcement actions.

SES conducts business around the world. International business is subject to a variety of risks, including:

•	lack of developed and/or independent legal systems to enforce commercial, legal and regulatory rights;

•	greater risk of uncollectible accounts and longer collection cycles;

•	foreign currency exchange volatility;

•	inflation and deflation;

•	fraud and political corruption;

•	anticompetitive or protectionist behavior;

•	uncertain and changing tax rules, regulations and rates;

•	logistical and communication challenges;

•	economic and financial conditions in the markets in which SES operates; and

•

political conditions in the markets in which SES operates as well as geopolitical events in or affecting such markets (such as the currently on-going conflict between Russia and Ukraine, as well as the war in Gaza and tensions in the Middle East more generally).

In addition, SES may be subject to civil or criminal liability under the U.S., United Kingdom, EU, Canada and other laws and regulations pertaining to economic sanctions, export controls, competition and anti-bribery requirements. SES has procedures, policies and controls in place that are designed to detect and prevent instances of non-compliance with such requirements. There have nonetheless been a few instances when SES has identified activities that may have constituted violations of applicable requirements.

In such circumstances, SES has taken prompt action to investigate and remediate such activities and to adjust its controls to prevent such occurrences in the future. Any failure by SES to obtain or maintain required licenses and authorizations or failure to comply with sanctions, export control, competition and anti-bribery laws and regulations may render it impossible for SES to provide satellite capacity and services to certain countries or customers and potential customers. Further, any failure by SES to obtain or maintain required licenses and authorizations or failure to comply with sanctions, export control, competition, and anti-bribery laws and regulations may render it impossible for SES to provide satellite capacity or services to countries that are subject to sanctions, to purchase satellites and equipment from certain vendors (including U.S. manufacturers and suppliers), restrict SES’s ability to conduct business with U.S. government entities, expose SES and its employees to significant fines and other penalties and/or cause reputational damage. Additionally, the failure of SES’s vendors or suppliers to obtain the necessary export and other authorizations could affect SES’s ability to acquire, launch or operate satellites.

Risks and violations of international and national laws and regulations may negatively affect future operations or subject SES to criminal or civil enforcement actions, including potential financial penalties. Although SES has policies and procedures to monitor and address legal and regulatory compliance, there can be no guarantee that such policies and procedures will prevent all violations of applicable regulations. Moreover, there can be no guarantee that SES’s employees or agents will not violate these requirements or will not engage in activities that result in SES’s direct or indirect violation of such applicable regulations. See “— See Risk Factor Relating to — SES is subject to export control laws including those of the United States which may preclude exporting satellites for launch, satellite-related hardware, technology, data and services or preclude sourcing these items in the United States.” below for further information.

SES’s business with the U.S. government is subject to U.S. national security laws and regulations. As a result of the indirect ownership by a non-U.S. parent company and the classified nature of its business, SES Space & Defense (SES S&D) (“SES S&D”) is currently subject to a proxy agreement (the “Proxy Agreement”) with the U.S. government. The imposed proxy structure is common practice for businesses serving certain segments of the U.S. government. The Proxy Agreement places strict limitations on the information that may be shared between SES S&D and SES and its subsidiaries. The Proxy Agreement also imposes various restrictions on the control of SES S&D by SES. SES S&D operates under the leadership of an independent proxy board approved by the U.S. Department of Defense. SES’s internal controls and SES’s internal audit may not be fully effective or implemented due to the restrictions imposed by the Proxy Agreement. Further, a breach of the Proxy Agreement could place all or part of the SES S&D business with the U.S. government at risk.

The occurrence of any of these risks could have a material adverse effect on SES’s business, financial condition and results of operations.

SES’s operations and systems are subject to external threats, including sabotage, terrorist attacks and natural disasters.

As a satellite operator, SES is subject to a number of risks that could impair its operations and systems, including sabotage, terrorist acts, piracy, attack by anti-satellite devices, jamming, unintentional interference and natural disasters. Such occurrences are generally excluded from SES’s insurance coverage. See “ —Risks Relating to SES’s Business—Satellites may be subject to damage or loss from events that might not be covered by insurance policies”.

The occurrence of any of these risks may lead to a temporary or permanent interruption in service and/or result in a loss of customers, reputational damage or reduced revenue, any of which could have a material adverse effect on SES’s business, financial condition and results of operations.

SES is exposed to risks inherent in doing business in developing markets.

The current geopolitical risk environment is high, with active conflict in the Middle East and in Ukraine, and the possibility of more in Europe, the Middle East and the Pacific. The ongoing changing landscape in relation to U.S. politics may also drive implications on U.S. and European defense policy and expenditure.

SES’s development strategy involves targeting new geographical areas and developing markets, such as in Africa, Latin America and Asia and potentially developing joint ventures or partnerships with local telecommunications, media and financial businesses in such markets in order to improve market access for its services.

Expansion into these regions may not be successful, and even if successful, SES is exposed to the inherent risks of doing business in those regions, such as instability arising from political or economic factors or differences in legal and regulatory regimes. See “—Risks Relating to SES’s Business—SES’s international operations are subject to a number of risks that could negatively affect future operating results or subject SES to criminal and civil enforcement actions,” for additional information.

Such instability could cause difficulties in SES’s ability to operate, increase costs or lead to an unexpected reduction in the demand for SES’s services. In addition, in some developing markets, customers may be less financially secure and run a higher risk of insolvency than in more developed markets. The failure of a customer to make payments for SES’s services or honor its agreements would lead to a reduction in SES’s revenue. Protectionist policies on foreign satellite capacity (national operator preference) as well as sanction regimes in certain countries pose further risks, mainly in developing markets.

The occurrence of any of these risks could have a material adverse effect on SES’s business, financial condition and results of operations.

SES is subject to general risks associated with its strategic investments.

SES has a number of strategic investments that it does not fully control and may enter into similar arrangements in the future. As a result, SES is dependent in part on the cooperation of other investors and partners in protecting and realizing the full potential of certain investments. SES may not be able to prevent strategic partners from taking actions that are contrary to SES’s business interests or objectives or are inconsistent with SES’s views of what is the best strategy for the investment. In certain circumstances, it may become necessary for SES to invest further funds or fulfil its contractual obligations, or SES may be restricted from realizing the value of its investment.

For more information about SES’s strategic investments. See “—Risks Relating to SES’s Business—Business Strategic Investments,” for additional information.

SES is exposed to the risk of increasing the sales of lower margin value-add services compared to the typically higher margin satellite capacity sales.

SES’s development strategy includes improving our offerings by trying to differentiate ourselves with an increased focus on sales of value-add services to counter competition and commoditization of traditional satellite capacity sales. An unsuccessful execution of this strategy may lead to significantly higher costs, that may not be compensated by identical or higher revenues, or the loss of operational efficiency, leading to customer dissatisfaction.

Any of these risks could have a material adverse effect on SES’s business, financial condition and results of operations.

Pursuing external growth opportunities or contracts may not yield the expected benefits.

As part of its strategy, SES regularly evaluates opportunities to make strategic acquisitions or to increase its stake in ventures in which it currently has an interest. SES’s desired strategic investments may not yield expected benefits due to a number of factors including uncertain or changing market conditions, financing costs and legal and regulatory issues.

In addition, if SES were to enter into significant new contracts in the future (including in relation to the European Commission’s IRIS European secure satellite connectivity project), these would carry execution, operational, market and financial risks associated with such projects, including additional capital expenditure.

Failure to pursue or complete strategic growth opportunities or the potentially significant expenditure incurred in entering new contracts may prevent SES from growing its business, which could in turn result in a material adverse effect on SES’s business, financial condition and results of operations.

The telecommunications industry is highly competitive, and SES faces competition from satellite (GEO, MEO and LEO), terrestrial (fixed and wireless) networks, and alternate distribution technologies.

SES is subject to a number of risks relating to competition. SES’s competitors include other satellite operators, as well as many national and regional operators. In addition, competitive entry by various in-orbit and planned LEO constellations is a highly disruptive development in the satellite eco-system. Based on strong financial backing, vertical integration and technological advancements, such competitors have entered or are planning to enter market segments that SES is targeting.

The development of national satellite programs may hinder SES’s ability to compete in those countries on standard economic terms. The new capacity (which may be significant) may also negatively impact the transponder supply/demand dynamics in those markets and result in lower transponder capacity pricing. The implementation of national satellite systems may also increase the risk that market access for foreign satellite operators will be restricted. In addition, some national operators enjoy advantages in their domestic markets, such as tax and regulatory advantages or government funding, that are not available to SES. These or other competitive advantages could result in a reduction in SES’s business in such regions.

SES’s business is vulnerable to increasing presence from non-traditional video distribution options, new Direct-to-Consumer (“D2C”) offers and other online video players. While relying on a distribution architecture that does not include satellites, in most cases, these options provide SES’s customers with alternative and increasingly favored means of reaching their audiences than via satellite.

Developments and increasing competition in the media segment could result in a demand reduction for SES’s satellite services and/or pricing changes resulting in a significant negative impact on its revenues. Content providers that utilize satellite services for traditional broadcast and cable distribution are investing heavily in making their content available via Internet-based streaming and on-demand services. As a result, viewers are increasingly “cutting the cord” on cable and satellite TV services and switching from linear TV consumption facilitated by satellite to on-demand consumption via various streaming platforms over the Internet. These shifting consumer preferences and the emergence of terrestrial technological substitution, particularly non-linear over-the-top (“OTT”) services, could result in a reduction in demand for satellite-based distribution.

SES also faces competition from other forms of communications technology and services, such as providers of mobile satellite communications solutions as well as terrestrial (fixed and wireless) networks, including cable, fiber optic, digital subscriber line (“DSL”), radio relay broadcasting, very-high-frequency/ultra-high-frequency transmission, worldwide interoperability for microwave access (“WiMAX”), advanced Wi-Fi, 2G, 3G, 4G/long-term evolution (“LTE”) and 5G. Any increase in the technical and commercial effectiveness or geographic spread of these competing service providers and technologies could result in a reduction in demand for SES’s satellite service offering and could make it more difficult for SES to retain or develop its customer portfolio.

Some terrestrial (fixed and wireless) operators may receive federal or state aid and subsidies not available to SES, which could give them a competitive advantage over SES.

The technological advancement of competitors to bolster cost efficiency, the disruption of existing business models by non-satellite players, and significant competition between satellite solution providers could lead to an oversupply of the services we provide, greater pressure on prices of such services or a reduction in the demand for SES’s services, which could negatively impact our profits or revenue. These could in turn have a material adverse effect on SES’s business, financial condition and results of operations.

Changes in technology or the satellite communications market could make SES’s satellite telecommunications system obsolete or subject to lower or reduced demand.

Although, on the whole, the demand for satellite communications has been stable over the past years, in the future the market may not grow as much as expected, may not grow at all, or it may shrink. Technological innovations that serve as alternatives to satellites could render satellite technology obsolete or less cost-competitive, and consumer viewing preferences may shift in a way that makes other technologies better suited to delivering the broadcast content that currently accounts for a big part of the demand for SES’s commercial offering. The use of new technology to improve signal compression rates or changes in consumer preferences (such as increased demand for new forms of video distribution, in particular non-linear or linear content provision via broadband technologies by existing pay-TV providers or “over-the-top” by new entrants, or increased consumption via devices not fed directly or indirectly via satellite), or future trends in viewing not yet anticipated, could lead to a reduction in demand for SES’s satellite capacity and associated services and solutions. Existing technologies, such as fiber optic cable, are currently competing with satellite technology and expanding their geographic reach and may experience innovations that make them more effective competition for satellites. See “—Risks Relating to SES’s Business— The telecommunications market is highly competitive and SES faces competition from satellite (GEO, MEO and LEO), terrestrial and wireless networks,” for additional information.

Similarly, demand for the current generation and future generations of high definition television (HDTV) and ultra-high definition television (UHDTV) which SES expects to be a major driver of demand for satellite capacity in future periods, may fail to reach the levels SES currently expects, which could lead to lower than expected demand for SES’s capacity.

If SES cannot quickly and efficiently adapt to these changes, its satellites could become obsolete or less competitive, leading to an inability to retain existing customers or attract new customers, a reduction in demand for its services, and a negative impact on revenue.

Any of these risks could have a material adverse effect on SES’s business, financial condition and results of operations.

If SES or its customers fail to obtain and maintain required regulatory approvals, SES may not be able to operate its existing satellites or maintain or expand its operations.

SES must obtain and maintain approvals from authorities to operate or offer satellite capacity or services. This often involves significant time and expense. For example, SES must obtain authorization or market access (i.e., permission to offer services or capacity) in certain countries to permit SES’s satellites to transmit or receive signals to, from or within these countries. The failure to obtain or maintain the necessary authorizations to operate satellites or to obtain the requisite market access or approvals to provide services in certain countries could lead to loss of revenue. In addition, licensing authorities may revoke rights to use frequencies at an orbital location if that orbital location is left vacant beyond the period permitted by such regulator. If SES cannot obtain, is delayed in obtaining or does not maintain in good standing, the required regulatory approvals or loses authorizations as a result of changes to regulations or other government actions, it may not be able to provide existing or future services to customers or expand to new customers or into new services.

In addition, customers are responsible for obtaining and maintaining certain regulatory approvals for their operations. As a result, there may be governmental regulations of which SES is not aware or which may adversely affect the operations of customers. SES could lose revenue if customers fail to comply with such approvals, if regulations are changed and customers are unable to satisfy the terms of any new regulations, if necessary, approvals are not granted on a timely basis or at all, in any jurisdictions in which customers wish to operate or provide services or if applicable restrictions in those jurisdictions become unduly burdensome.

The occurrence of any of the risks in this paragraph could have a material adverse effect on SES’s business, financial condition and results of operations.

There may be less publicly available information relating to SES than there is for issuers that are not foreign private issuers because SES, as a foreign private issuer, is exempt from a number of rules under the Exchange Act, and is permitted to file less information with the SEC than issuers that are not foreign private issuers.

As a foreign private issuer under the Exchange Act, SES is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. In addition, SES is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. The members of the SES Board and SES’s officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Accordingly, there may be less publicly available information relating to SES than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by SES in accordance with Luxembourg law, which may differ in scope, substance or timing from such disclosure requirements under the Exchange Act. It is expected that after the Acquisition, SES will remain a foreign private issuer.

SES’s status as a foreign private issuer is subject to an annual review and test and will be tested again as of June 30, 2025 (the last business day of its second fiscal quarter of 2025).SES would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of SES’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of SES’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of SES’s assets are located in the United States; or (iii) SES’s business is administered principally in the United States. If SES loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, SES would likely incur substantial costs in fulfilling these additional regulatory requirements and members of SES’s management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

If SES remains a foreign private issuer after the Acquisition, you may not have the same protections afforded to shareholders of companies that are required to comply with all of Exchange Act rules.

SES’s business is subject to extensive regulation and is sensitive to regulatory changes in each of the countries in which it provides services.

The operation of SES’s business is and will continue to be subject to the laws and regulations of the governmental authorities of the countries where SES operates, uses radio spectrum, offers satellite services and/or capacity. Regulation and legislation are extensive and outside SES’s direct control. New or modified rules, regulations, legislation or decisions by a relevant governmental, inter-governmental entity or the International Telecommunication Union (“ITU”) could materially and adversely affect operations.

In particular, the operations of SES’s existing satellites are authorized by, among others, the Grand Duchy of Luxembourg (Luxembourg), the U.S., the Netherlands, Germany, France, the United Kingdom, Gibraltar, the Bailiwick of Jersey (Jersey), Mexico, Canada, Sweden, Bermuda, the Andean Community and Brazil, and therefore subject to the regulatory authority of those jurisdictions. Although SES believes that it is substantially in compliance with regulatory requirements in these countries and the countries in which it operates and offers satellite capacity and services, there can be no assurance that SES will maintain the authorizations necessary to operate its existing satellites or obtain required authorizations in the future, which would affect future prospects.

In addition, SES’s operations are subject to various laws and regulations relating to sustainability. SES, as an owner or operator of property and in connection with current and historical operations at some of its sites, could incur significant costs, including clean-up costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under sustainability laws and regulations, including Corporate Sustainability Due Diligence Directive, Directive 2006/114/EC concerning misleading and Comparative Advertising (Greenwashing) and the Corporate Sustainability Reporting Directive laws. SES believes that its operations are in compliance with sustainability laws and regulations.

Furthermore, SES may in the future become subject to laws and regulations of which it is not presently aware. If SES fails to comply with all applicable laws and regulations, it could lose revenue from services provided to the countries covered by those laws and regulations and subject SES to criminal or civil penalties.

Failure to obtain or maintain the required authorizations described in this paragraph could have a material adverse effect on SES’s business, financial condition and results of operations.

The ITU or national administrations may not allocate orbital slots and associated frequencies to permit SES to maintain or augment its satellite systems, or may restrict SES’s access to frequencies on its satellite systems.

SES needs access to orbital slots and associated frequencies to permit it to maintain or grow its satellite system and service offerings.

The ITU establishes radio regulations and is responsible for the allocation of spectrum for particular uses, and the allocation to particular national administrations of orbital locations and/or spectrum. SES can only access spectrum through ITU filings made by national administrations.

Orbital slots, satellite orbits and associated frequencies are a limited resource. The ITU and national regulators may reallocate spectrum from satellite to terrestrial uses. National administrations are increasingly charging for access to spectrum by way of fees and auctions. In addition, national administrations may revoke SES’s rights to use spectrum, even when SES has an established business at a particular orbital location.

Any reallocation of spectrum from satellite to terrestrial uses or fees by national administrations may have a significant adverse effect on SES’s business, financial condition and results of operations.

SES’s ability to use a satellite at a given orbital location or a satellite system in its orbit and assigned frequencies for its proposed service or coverage area may be adversely affected by coordination issues.

Like other satellite operators, SES is required to record, through relevant national administrations, frequencies and orbital locations used by its satellites with the ITU and to coordinate the operation of its satellites with the satellite networks filed with the ITU through other national administrations so as to prevent or reduce harmful interference between its satellites and the satellites of other operators. It may not always be possible to achieve successful coordination. This could affect the planned operation by SES of its satellites. In certain cases, SES might also be required to coordinate any replacement satellite that has performance characteristics which differ from those of the satellite that it replaces.

As a result of such coordination, SES may be required to modify the proposed satellite coverage areas or satellite design or transmission plans in order to eliminate or minimize harmful interference with other satellites or ground-based facilities. Those modifications may mean that use of a particular orbital position or frequencies is restricted, possibly to the extent that it may not be economical to replace a satellite. In addition, interference concerns of a country may affect the ability of SES’s satellite network to generate revenue due to the operational restrictions that the country may impose. Such operational restrictions may include, but are not limited to, restricting transponder power over the intended area, requiring receiving or transmitting earth stations to use a minimum antenna size or using steerable coverage to avoid a specific geographical area.

Similarly, if and to the extent that ITU regulations or other contractual or regulatory constraints fail to prevent competing satellite operators from operating their satellites in a manner that causes harmful interference with existing or future satellites operated by SES, the performance of SES’s satellites in the affected areas could be adversely affected.

Coordination issues with other satellite operators arise from time to time, and SES may not always be able to resolve such issues quickly, or at all, which could lead to reputational harm, loss of customers, deterioration of SES’s relationships with other operators, degradation of signal quality resulting from interference from satellites of other operators, operating or design restrictions that make SES’s services in a particular region less competitive or non-economic or limit SES’s ability to fully utilize the capabilities of a particular satellite or satellite system, and, to the extent an issue is not resolved in SES’s favor, potential loss of rights. Such issues also expose SES to the risk of litigation.

Any of the factors described in this paragraph could have a material adverse effect on SES’s business, financial condition and results of operations.

If SES does not occupy unused orbital locations or satellite orbits by specified deadlines, or does not maintain satellites in the orbital locations SES currently uses, those orbital locations or satellite orbits may become available for use by other satellite companies.

Orbital locations, satellite orbits or frequency bands that SES uses or is planning to use may become available for other satellite operators to use if SES does not:

•	occupy unused orbital locations or satellite orbits by specified deadlines;

•	maintain satellites in their orbital locations or satellite orbits; and/or

•	operate in all the frequency bands that have been filed at the ITU and for which a license has been received.

SES has access to orbital locations and satellite orbits that have been filed at the ITU through various national administrations. For each filing, the ITU and the national regulators impose conditions that must be met in order to secure use of the spectrum and SES must determine, based on those conditions, which frequencies it will bring into use and on what schedule. Operational issues like satellite launch failure, construction or launch delay or in-orbit failure can compromise SES’s access to the spectrum at specific orbital locations and satellite orbits. SES is committed to the highest quality in satellite procurement and launch, which helps to reduce this risk. In addition, SES’s large fleet may permit the relocation of in-orbit satellites in order to meet the regulatory conditions. However, there is no guarantee that SES will always be able to prevent this risk and the loss of an orbital location could have a material adverse effect on SES’s business, financial condition and results of operations.

SES is subject to export control laws including those of the United States which may preclude exporting satellites for launch, satellite-related hardware, technology, data and services or preclude sourcing these items in the United States.

SES must comply with applicable export control laws and regulations including applicable U.S. and EU export control laws in connection with any information, data, services, products or materials that it provides to, or receives from, companies relating to communications satellites, launch vehicles and associated equipment, customer equipment and data related to each. SES may not be able to maintain normal international business activities or meet customer commitments if:

•	export licenses or approvals cannot be, or are not, obtained or are obtained but later withdrawn due to breach of or changes in policy;

•	export licenses or approvals are not obtained in a timely manner;

•	export licenses or approvals do not permit transfer of some or all items requested;

•	launches with their products or materials are not permitted by certain suppliers or in certain regions; or

•	the requisite license, when granted, contains conditions or restrictions that pose significant commercial or technical issues.

Such occurrences could impede construction and delay the launch of any future satellites, or the delivery of customer services, negatively impacting current or future revenue, which could have a material adverse effect SES’s business, financial condition and results of operations.

Global economic turmoil, trade wars and tariffs, and regional economic conditions could adversely affect SES’s business.

Global economic turmoil resulting from events such as wars, including trade wars, recession, global pandemics, bank failures, inflation or rising interest rates, may cause general tightening in the credit markets, lower levels of liquidity, increases in rates of default and bankruptcy, levels of intervention from the European Union and foreign governments, decreased consumer confidence, overall slower economic activity and extreme volatility in credit, equity and fixed income markets.

A decrease in economic activity in regions of the world in which SES operate, including in developed and developing countries may have a negative effect on our performance, which could delay the onset of new revenue and could adversely affect demand for our products and services. This situation could be further worsened by political instability in such countries and their governments’ inability to take timely action to deal with such crisis. Furthermore, financial institution failures may make it more difficult to finance any future acquisitions or engage in other financing activities. These factors could adversely affect our revenue and earnings.

Imposition of tariffs or other trade barriers and changes in trading policies, potential retaliatory measures, or uncertainties in international trade policies and regulations may adversely impact SES’s operations, particularly given SES’s presence across multiple jurisdictions. We are unable to predict the ultimate result or duration of any changes to tariffs imposed by the U.S. or any other country, or tariff countermeasures that may be taken by any country.

SES is exposed to risks associated with macroeconomic conditions in the global economy, both in developing markets and developed markets.

An economic slowdown in the countries where SES operates may have a negative effect on SES’s performance if potential customers face difficulties funding their business plans, which could in turn delay the onset of new revenue and have an impact on the demand for SES’s products and services. This situation could be further affected by measures concerning the currencies adopted in the countries where SES operates, as well as by political instability and governments’ inability to take timely action to deal with the crisis. Where such risks materialize, this could have a material adverse effect on SES’s business, financial condition and results of operations.

SES’s ability to provide services in certain countries or to certain customers or end users may be restricted or prohibited due to sanctions compliance laws and regulations.

As an international company, SES’s business is subject to applicable financial and trade sanctions compliance laws and regulations. Sanctions laws and regulations restrict SES’s ability to provide services or export hardware or software in or to certain countries, persons or specific entities. In some cases, SES may be able to obtain an authorization from the relevant sanctioning country in order to provide service that would otherwise be prohibited by sanctions; however, there is no guarantee that such authorization will be granted. As a result, SES may be required to forgo commercial opportunities that are subject to sanctions.

SES has policies and systems in place designed to monitor the company’s activities and to prevent engaging in prohibited activities or dealing with sanctioned parties. Failure to obtain or maintain required sanctions authorizations or failure to comply with applicable sanctions laws and regulations could have a material adverse effect on SES’s business, financial condition and results of operations.

Failure to generate cash flow or access other capital resources could force SES to reduce its operations or default on debt service obligations.

If, for any reason, SES is not successful in implementing its business model, cash flow and capital resources may not be sufficient to repay indebtedness. If SES were unable to meet debt service obligations or comply with covenants, a default under debt agreements would occur. To avoid a possible default or upon a default, SES could be forced to reduce or delay the completion or expansion of the satellite fleet, sell assets, obtain additional equity capital or restructure its debt. Any such action could have a material adverse effect on SES’s business, financial condition and results of operations.

SES’s financial results may be materially adversely affected by unforeseen additional tax assessments or other tax liabilities.

SES does business in many different countries and is subject to tax liabilities on its business operations in multiple tax jurisdictions. SES makes provisions in its accounts for current and deferred tax liabilities and tax assets based on a continuous assessment of tax laws relating to it.

SES may become subject to unforeseen material tax claims, including late payment interest and/or penalties, and in some cases retroactive tax assessments.

If SES becomes subject to a significant amount of unanticipated tax liabilities or has its transfer pricing arrangements successfully challenged, it could have a material adverse effect on SES’s effective tax rate, business, financial condition and results of operations.

SES is exposed to liquidity, currency and foreign exchange, interest rate and counterparty risks.

SES is exposed to risks in relation to liquidity, foreign currency, interest rates, credit risk on financial assets, financial credit from counterparties and capital management. Failure to adequately manage these risks could have a material adverse effect on SES’s business, financial condition and results of operations.

SES is exposed to impairment of intangible assets, property plant & equipment and assets in the course of construction.

SES’s intangible assets, satellites and ground segment assets are valued at historical cost less amortization, depreciation and accumulated impairment charges. Impairment testing procedures are performed annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The SES Group determines an estimate of the recoverable amount, as the higher of: (1) the fair value less cost of disposal and, (2) its value-in-use, to determine whether the recoverable amount exceeds the carrying amount included in the consolidated financial statements.

As a result of the impairment tests conducted as of December 31, 2024, no impairment charges against goodwill were recorded (2023: €1,548 million). In addition, the SES Group recorded €93 million of impairment reversal related to orbital slot license rights for the year ended December 31, 2024 (2023: €1,677 million of impairment expense). The SES Group’s goodwill and orbital slot license rights balances as of December 31, 2024 were €143 million and €477 million, respectively.

SES has identified material weaknesses in its internal control over financial reporting. If SES is unable to successfully remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, SES may be subject to increased risks and liabilities.

Although SES is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”), in the course of preparation of our financial statements for the years ended December 31, 2024, 2023, and 2022 and in connection with the preparation of this prospectus, SES identified material weaknesses with respect to its internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses SES identified relate to (i) lack of appropriately designed and maintained information technology general controls, including controls to address segregation of duties, and (ii) the aggregation of deficiencies in the design and implementation of controls and insufficient risk assessment procedures over certain business processes, including controls to address segregation of duties and documentation of evidence of the execution of controls.

SES has concluded that these material weaknesses arose because it did not have business processes, systems, personnel and related internal controls that would have satisfied the accounting and financial reporting requirements of a public company under the SOX Act. None of the material weaknesses described above resulted in misstatement to SES’s consolidated financial statements. However, the material weaknesses described above could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

To address the identified material weaknesses, SES has added qualified personnel and engaged third-party specialists to assist with evaluating and documenting the design and operating effectiveness of its internal controls over financial reporting and to assist with the remediation of deficiencies, including implementing new controls and processes. SES intends to continue to take steps to remediate the material weaknesses described above through hiring additional personnel with public company experience, and further reviewing and updating its accounting and business processes related to internal controls over financial reporting. SES may be unable to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period.

SES can give no assurance that the measures it is taking or plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. While SES is currently in the process of remediating the material weaknesses, it cannot assure you that these efforts will remediate its material weaknesses in a timely manner, or at all. If SES is unable to successfully remediate our material weaknesses, or identify any future material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, it may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports, the market price of its stock may decline as a result, and it could be subject to sanctions or investigations by a stock exchange, the SEC, or other regulatory authorities. Failure to remediate any material weakness in SES’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.

SES has not evaluated its internal controls over financial reporting in accordance with the SOX Act because no such evaluation has been required. Upon the effectiveness of the registration statement of which this prospectus forms a part, SES will become subject to the periodic reporting and to the informational requirements of the Exchange Act applicable to a foreign private issuer and expect to file information with the SEC, including an Annual Report on Form 20-F and Current Reports on Form 6-K. SES also will become subject to the SOX Act but will take advantage of exemptions from compliance with its provisions related to assessments of internal controls over financial reporting. SES expects that, following its fiscal year ended December 31, 2026, it will lose its exemption related to an auditor’s attestation related to its internal controls over financial reporting and Section 302 of Sarbanes-Oxley will require its management to make certifications as to the effectiveness of its internal controls over financial reporting.

As part of SES’ future evaluation of internal controls over financial reporting, to ensure compliance with the SOX Act, it may identify additional material weaknesses. If SES fails to maintain the adequacy of its internal controls, it could be subject to regulatory scrutiny, civil or criminal penalties or litigation. Any inability to provide reliable financial reports could harm its business. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over its financial processes and reporting in the future, could harm its operating results, cause it to fail to meet its reporting obligations or cause investors to lose confidence in its reported financial information.

The FCC’s current C-band proceeding could impact the value of SES’s satellites and services.

On February 27, 2025, the FCC adopted an NOI seeking comment on whether to make some or all of the 3.98-4.2 GHz portion of the C-band available for more intensive use, which may be terrestrial, satellite-based, or a combination thereof. The outcome of this proceeding may impact the rights or ability of SES, Intelsat, or the Combined Group to use or monetize the C-band spectrum. It is also uncertain whether the proceeding will provide for any auction of C-band spectrum or provide monetary incentives to SES, Intelsat, or the Combined Group. An unfavorable outcome in this proceeding may have a material adverse effect on SES’s business, financial condition and results of operations. See “The FCC’s current C-band proceeding could impact the value of the CVRs” for additional information.

ABOUT THE ACQUISITION

Overview / Background of the Transactions

As part of their efforts to strengthen their respective businesses and enhance shareholder value, the boards of directors and senior management of each of SES and Intelsat regularly review and assess their respective companies’ operations, performance and prospects and the strategic landscape in the industries in which they operate, including the possibility of pursuing various strategic alternatives. As part of these reviews, from time to time, the boards of directors and senior management of each of SES and Intelsat have held conversations and communicated with various investment banking firms and other advisors regarding their respective considerations of potential strategic transaction opportunities and other strategic alternatives available to each of them.

In March 2022, shortly after Intelsat’s emergence from bankruptcy, Steve Collar, SES’s then-Chief Executive Officer, sent Stephen Spengler, Intelsat’s then-Chief Executive Officer, a presentation advocating exploring a potential combination of the two companies. The presentation did not address either structure or the key economic terms of the combination.

Between March 21-24, 2022, Mr. Spengler and Dave Wajsgras, Intelsat’s incoming Chief Executive Officer, discussed the potential combination with Mr. Collar in Washington, D.C. Messrs. Spengler, Wajsgras and Collar agreed that the companies should enter into a non-disclosure agreement to further explore the potential combination.

In May 2022, (i) Intelsat and SES executed a confidentiality agreement and (ii) Mr. Collar sent Mr. Wajsgras a nonbinding offer letter, which set forth certain high-level proposed terms for a stock-for-stock combination of Intelsat and SES (the “Initial Proposed Transaction”), that would result, among other things, in Intelsat’s shareholders owning approximately 40% of the combined company’s economic interests on a fully diluted basis (the “Initial Proposed Economic Ownership Split”).

On June 1, 2022, at the direction of representatives of Intelsat, representatives of PJT Partners LP, a financial advisor to Intelsat (“PJT Partners”), had a discussion with representatives of Guggenheim Securities, LLC, a financial advisor to SES (“Guggenheim Securities”), to ask a series of clarification questions regarding the Initial Proposed Transaction and discuss the agenda for an in-person meeting to be held in Washington, D.C. later in June 2022.

On June 14, 2022, representatives of Intelsat (including Mr. Wajsgras, Anthony O’Brien (Intelsat’s Chief Financial Officer) and Michelle Bryan (Intelsat’s General Counsel)), SES (including Mr. Collar, Sandeep Jalan (SES’s Chief Financial Officer) and Greg Orton (SES’s Vice President of Mergers and Acquisitions)), PJT Partners and Guggenheim Securities met at the Washington, D.C. offices of Skadden, Arps, Slate, Meagher and Flom LLP (Intelsat’s legal counsel in connection with the Initial Proposed Transaction (“Skadden”)) to discuss the rationale for the Initial Proposed Transaction, business and financial updates for the respective companies, and certain terms of the Initial Proposed Transaction, including the Proposed Economic Ownership Split and terms related to the governance and integration of the combined company (“Proposed Governance Terms”). Intelsat provided to SES a preliminary, high-level reaction to the Initial Proposed Transaction based on public information, including a view that the appropriate ownership split should be 50/50 and that the transaction should be a merger-of-equals from a governance perspective.

In July 2022, (i) members of Intelsat management and members of SES management made management presentations to each other at Skadden’s Washington, D.C. offices and (ii) the Intelsat Board discussed on two occasions the Initial Proposed Transaction with Messrs. Wajsgras and O’Brien, Ms. Bryan, PJT Partners and Skadden. Following these discussions, the Intelsat Board authorized PJT Partners to send SES a non-binding counterproposal for the Initial Proposed Transaction, including a revised Initial Proposed Economic Ownership Split and Proposed Governance Terms that the Intelsat Board believed to be commensurate with a 50% economic ownership split and a merger-of-equals transaction.

From August 2022 through January 2023, representatives of Intelsat (including, from time to time, certain members of the Intelsat Board, Messrs. Wajsgras and O’Brien and Ms. Bryan), certain Intelsat shareholders, SES (including, from time to time, Messrs. Collar, Jalan, Orton, Jacques Thill (acting in his capacity as a member of the SES Board) and Ramu Potarazu, then SES Board member (acting in his capacity as a member of the SES Board) and Ms. Anne-Catherine Ries (acting in her capacity as Vice-Chairperson of the SES Board)) and their respective advisors, including PJT Partners, Guggenheim Securities, Skadden and Gibson, Dunn & Crutcher LLP (SES’s legal counsel in connection with the Initial Proposed Transaction (“Gibson Dunn”)), had numerous discussions and, in November 2022, met at Skadden’s Washington, D.C. offices in an effort to reach alignment on certain of the key terms for the Initial Proposed Transaction, including the Proposed Economic Ownership Split and the Proposed Governance Terms. In addition, during this period, the parties exchanged multiple drafts of a nonbinding term sheet for the Initial Proposed Transaction. During this period, members of Intelsat management, representatives of PJT Partners and Skadden regularly updated, and received direction from, the Intelsat Board on the discussions with SES, and members of SES management, representatives of Guggenheim Securities and Gibson Dunn regularly updated, and received direction from, the SES Board on the discussions with Intelsat.

In February 2023, Intelsat and SES agreed to a nonbinding term sheet setting forth certain terms for the Initial Proposed Transaction, including an Initial Proposed Economic Ownership Split of 45.5% for Intelsat’s shareholders and certain Proposed Governance Terms. However, a number of key issues remained outstanding and the likelihood of reaching agreement on the Initial Proposed Transaction remained highly uncertain. In addition, at no point during the negotiations related to the Initial Proposed Transaction did Intelsat and SES enter into a binding exclusivity agreement related to business combination discussions.

From February 2023 through June 2023, Gibson Dunn and Skadden exchanged multiple drafts of a definitive transaction agreement and related ancillary agreements. In addition, during this period, representatives of Intelsat (including, from time to time, certain members of the Intelsat Board, Messrs. Wajsgras and O’Brien, and Ms. Bryan), certain Intelsat shareholders, SES (including, from time to time, Messrs. Collar, Jalan, Orton and Potarazu, and Ms. Ries) and their respective advisors, including PJT Partners, Guggenheim Securities, Skadden, Gibson Dunn, Elvinger Hoss Prussen (Intelsat’s Luxembourg legal counsel in connection with the Initial Proposed Transaction (“Elvinger”)), Hogan Lovells US LLP (SES’s regulatory legal counsel in connection with the Initial Proposed Transaction), Arendt & Medernach (SES’s Luxembourg legal counsel in connection with the Initial Proposed Transaction (“Arendt”)) and Ropes & Gray LLP (legal counsel to certain Intelsat shareholders managed, advised or sub-advised by Pacific Investment Management Company LLC), had numerous discussions, including at an in-person meeting in March 2023 at Skadden’s Washington, D.C. offices and a May 2023 meeting at Gibson Dunn’s New York City offices, in an effort to resolve major open issues across the transaction agreements. The parties were unable to resolve all open issues, including certain Proposed Governance Terms. As a result, the likelihood of reaching agreement on the Initial Proposed Transaction remained highly uncertain.

On March 29, 2023, it was reported in the press that SES and Intelsat were in advanced talks regarding a potential business combination. SES publicly confirmed the press report later that day but emphasized that the prospect of a positive outcome to the negotiations remained uncertain.

On June 12, 2023, SES announced that Mr. Collar would be stepping down as SES’s CEO at the end of June 2023, and that Ruy Pinto, SES’s Chief Technology Officer, would assume the role of CEO until a permanent successor was announced.

On June 21, 2023, the Intelsat Board met to consider the status of negotiations regarding the Initial Proposed Transaction and determined that there was not a viable path forward at that time. Following the meeting, Ms. Jinhy Yoon (acting in her capacity as a member of the Intelsat Board) informed Ms. Ries of the Intelsat Board’s decision, and Mr. Wajsgras sent Mr. Pinto a letter terminating the negotiations with respect to the Initial Proposed Transaction.

On June 22, 2023, SES issued a press release confirming that its discussions with Intelsat with respect to the Initial Proposed Transaction had ceased.

Following the termination of the negotiations with respect to the Initial Proposed Transaction, the Intelsat Board continued to evaluate Intelsat’s businesses and strategic planning, including considering potential strategic alternatives, and the SES Board continued to evaluate SES’s businesses and strategic planning, including considering potential strategic alternatives.

On February 28, 2024, the SES Board met to consider the status of SES’s strategic options and potential strategic alternatives. During the meeting, the SES Board and members of SES’s management discussed potentially pursuing an acquisition of Intelsat. Following these discussions, the SES Board authorized the submission of a preliminary, non-binding proposal to Intelsat for a potential all-cash acquisition of Intelsat by SES.

On March 10, 2024, Mr. Potarazu and representatives of Guggenheim Securities contacted representatives of PJT Partners to request an in-person meeting with Ms. Yoon to discuss a potential all-cash offer by SES to acquire Intelsat. PJT Partners notified Mr. Wajsgras of the request.

On March 11, 2024, Ms. Yoon, Mr. Potarazu and representatives of PJT Partners and Guggenheim Securities met in Newport Beach, California and via video conference. At the meeting, Mr. Potarazu, on behalf of SES, proposed that SES would acquire Intelsat (the “Proposed Acquisition”) for $3.0 billion in cash and CVRs entitling Intelsat’s equity holders to 20% of the net proceeds of any C-band spectrum monetization by the combined company (such percentage, the “CVR Net Proceeds Split”) during the 5-year period following the Closing (the “CVR Term”). Mr. Potarazu also proposed (i) a reverse termination fee payable by SES to Intelsat if the Share Purchase Agreement were terminated due to the failure of the parties to obtain a required regulatory approval (the “Proposed Regulatory Reverse Termination Fee”) of $200 million and (ii) that the holders of two-thirds of Intelsat common shares would enter into voting and support agreements. Ms. Yoon told Mr. Potarazu that SES should submit a formal written proposal to the Intelsat Board along with a draft definitive transaction agreement reflecting SES’s proposed terms for the Proposed Acquisition, and Mr. Potarazu indicated that SES would do so.

In mid-March 2024, Intelsat formally retained PJT Partners as its financial advisor in connection with the Proposed Acquisition.

SES was permitted to conduct certain bring down business and financial due diligence from March 12, 2024 to March 19, 2024 in order for SES to be appropriately informed if it decided to submit a written proposal to the Intelsat Board.

On March 18, 2024, Adel Al-Saleh, SES’s new Chief Executive Officer, and Mr. Wajsgras met in Washington, D.C. to discuss the general terms of a nonbinding proposal letter that could be sent as early as the following day. Mr. Wajsgras acknowledged the economics of the proposal as stated by Mr. Al-Saleh, but provided no feedback.

On March 19, 2024, Mr. Al-Saleh sent to the Chairperson of the Intelsat Board, a nonbinding proposal letter (the “March 19 Proposal”), setting forth proposed terms for the Proposed Acquisition, including that SES would acquire Intelsat for $2.8 billion in cash and CVRs with a 20% CVR Net Proceeds Split and a 5-year CVR Term. Mr. Al-Saleh also sent an initial draft of the Share Purchase Agreement. The initial draft of the Share Purchase Agreement included, among others, the following terms: (i) the purchase price would be reduced, dollar-for-dollar, for any Intelsat shareholder dividends, repurchases or redemptions made since January 29, 2024, and that all such Intelsat shareholder dividends, share repurchases or share redemptions would not exceed $500 million (the “Shareholder Return Adjustment” and the “Shareholder Return Cap”, respectively); (ii) the purchase price would be reduced, dollar-for-dollar, for any expenses of Intelsat payable to third parties prior to the Closing in connection with the Transactions (the “Third-Party Transaction Expenses”) in excess of $75 million; (iii) the purchase price would be reduced, dollar-for-dollar, for certain payments to employees in connection with the Transactions (the “Employee Transaction Payments”), including severance; (iv) a $200 million Proposed Regulatory Reverse Termination Fee; (v) a $300 million termination fee payable by Intelsat to SES in the event the Share Purchase Agreement is terminated due to the failure of the parties to obtain the Intelsat shareholder approval (the “Proposed Shareholder Vote Termination Fee”); (vi) SES would not be required to take certain actions, or agree to certain terms, in connection with obtaining the required antitrust and telecommunication approvals (such actions, the “Proposed Burdensome Conditions”); (vii) a provision that any liability or loss of Intelsat in excess of $300 million or a loss of revenue of Intelsat in excess of $150 million in any fiscal year, would be a material adverse effect on Intelsat (the “Proposed MAE Trigger Provision”); (viii) the holders of two-thirds of Intelsat common shares would enter into voting and support agreements substantially concurrently with the execution of the Share Purchase Agreement; and (ix) the Share Purchase Agreement would be governed by Luxembourg law. In addition, the draft Share Purchase Agreement did not include a “fiduciary out” for Intelsat.

On March 21, 2024, the Intelsat Board discussed the March 19 Proposal and draft Share Purchase Agreement with Messrs. Wajsgras and O’Brien, Ms. Bryan, PJT Partners and Skadden (Intelsat’s legal counsel in connection with the Proposed Acquisition). Following that discussion, the Intelsat Board’s consensus was that Mr. Wajsgras should send a counter proposal to Mr. Al-Saleh setting forth, among other things, the following positions: (i) a $1 billion Shareholder Return Cap; (ii) certain expenses incurred in connection with obtaining the required antitrust approvals (the “Regulatory Expenses”) would not be considered third-party transaction expenses for purposes of the related purchase price adjustment; (iii) severance payable to any Intelsat executive under the terms of his or her employment agreement would not be considered Employee Transaction Payments for purposes of the related purchase price adjustment; (iv) a $300 million Proposed Regulatory Reverse Termination Fee; (v) no Proposed Shareholder Vote Termination Fee; (vi) a narrower scope of Proposed Burdensome Conditions; (vii) no Proposed MAE Trigger Provision; (viii) the Share Purchase Agreement would include a “fiduciary out” for Intelsat; (ix) the Share Purchase Agreement would be governed by Delaware, New York or English law; (x) Intelsat would endeavor to obtain voting and support agreements from holders of approximately 55% of Intelsat’s common shares; and (xi) a 55.4% CVR Net Proceeds Split and a ten-year CVR Term. In addition, the Intelsat Board’s consensus was that Intelsat should counter with a proposed purchase price of $3.35 billion in cash, with SES’s option to substitute up to $250 million of such purchase price with Class A shares of SES.

On March 22, 2024, Mr. Wajsgras sent Intelsat’s counterproposal on the issues described above (other than purchase price) to Mr. Al-Saleh, along with a non-binding term sheet for the CVRs, and on March 24, 2024, at the direction of representatives of Intelsat, PJT Partners sent Intelsat’s counterproposal on purchase price to Guggenheim Securities. At this stage in the negotiations, there remained a number of major open issues, and the Proposed Acquisition remained highly uncertain.

From late March 2024 through mid-April 2024, representatives of Intelsat (including, from time to time, Messrs. Wajsgras and O’Brien and Mss. Bryan and Yoon), SES (including, from time to time, Messrs. Al-Saleh, Orton and Thai Rubin (Chief Legal Officer of SES)) and their respective advisors, including PJT Partners, Guggenheim Securities, Morgan Stanley & Co. LLC (a financial advisor to SES (“Morgan Stanley”)), Skadden and Gibson Dunn (SES’s legal counsel in connection with the Proposed Acquisition), discussed the open issues with respect to the Proposed Acquisition on multiple occasions, and the parties exchanged multiple counterproposals, including CVR term sheets. During this period Messrs. Wajsgras and O’Brien and Mss. Bryan and Yoon, PJT Partners and Skadden regularly updated, and received direction from, the Intelsat Board on the discussions with SES, including at an Intelsat Board meeting on March 27, 2024, and a separate discussion on April 9, 2024. In turn, members of SES management, and representatives of Guggenheim Securities, Morgan Stanley and Gibson Dunn regularly updated, and received direction from, the SES Board on the discussions with Intelsat.

During the course of these discussions, representatives of SES raised with representatives of Intelsat the possibility of the parties entering into a binding exclusivity agreement related to business combination discussions. However, Intelsat would not agree to such an arrangement during the course of the negotiations for the Proposed Acquisition.

By mid-April 2024, Intelsat and SES had agreed to, among others, the following terms, subject to resolution on all other open issues and completion of definitive documentation: (i) a purchase price of $3.1 billion in cash; (ii) a 42.5% CVR Net Proceeds Split and seven-and-a-half-year CVR Term; (iii) a $750 million Shareholder Return Cap, provided that no such shareholder return would result in Intelsat holding a cash balance of less than $300 million; (iv) a $250 million Proposed Regulatory Reverse Termination Fee, together with a commercial agreement to be entered into between the parties in the event the Share Purchase Agreement is terminated under circumstances, among others, in which SES would owe the Proposed Regulatory Reverse Termination Fee; (v) the scope of Proposed Burdensome Conditions; (vi) no Proposed MAE Trigger Provision; (vii) the Share Purchase Agreement would not include a “fiduciary out” for Intelsat; (viii) the Share Purchase Agreement would be governed by Luxembourg law, except that any action by a party to specifically enforce the terms of the Share Purchase Agreement would be governed by New York law; and (ix) Intelsat and SES would seek voting and support agreements from holders of two-thirds of Intelsat’s common shares, which SES maintained it would require prior to the execution of the Share Purchase Agreement.

However, a number of key open issues remained, and the likelihood of reaching agreement on the Proposed Acquisition remained highly uncertain, particularly in light of the lack of exclusivity, the fact that discussions for the Initial Proposed Transaction had terminated after advanced negotiations, and the uncertainty as to whether holders of two-thirds of Intelsat’s common shares would enter into Support Agreements.

On April 13, 2024, Skadden sent Gibson Dunn a revised draft of the Share Purchase Agreement reflecting the parties’ agreement to the terms described above, as well as, among others, the following positions: (i) the purchase price would be reduced dollar-for-dollar, for any Third-Party Transaction Expenses (other than Regulatory Expenses) and any Employee Transaction Payments (other than double-trigger severance payable to any Intelsat executive under the terms of his or her employment agreement) solely to the extent that the aggregate amount of such Third-Party Transaction Expense and Employee Transaction Payments were in excess of $75 million (the “Transaction Expense Adjustment” and the “Proposed Transaction Expense Adjustment Threshold”, respectively); (ii) the Proposed Shareholder Vote Termination Fee would be removed if holders of two-thirds of Intelsat’s common shares executed a voting and support agreement; and (iii) SES would assume substantially all of Intelsat’s liabilities, other than liabilities arising from the Intelsat shareholders agreement, the agreements governing Intelsat’s warrants or the liquidation expenses (the “Liabilities Assumption”).

Also on April 13, 2024, Gibson Dunn sent Skadden an initial draft of a form Support Agreement.

On April 17, 2024, Mr. O’Brien, Ms. Bryan, Mr. Orton, Mr. Potarazu and representatives of PJT Partners, Guggenheim Securities, Skadden and Gibson Dunn met at Skadden’s Washington, D.C. offices to discuss the open Share Purchase Agreement issues, including the Proposed Transaction Expense Adjustment, the Proposed Shareholder Vote Termination Fee and the Liabilities Assumption.

On April 20, 2024, Gibson Dunn sent a revised draft of the Share Purchase Agreement to Skadden reflecting the following positions: (i) the inclusion of Regulatory Expenses in the Transaction Expense Adjustment; (ii) the exclusion of double-trigger severance payable to any Intelsat executive under the terms of his or her employment agreement from the Transaction Expense Adjustment was subject to additional due diligence; (iii) a dollar-for-dollar purchase price adjustment for (1) any new indebtedness incurred by Intelsat prior to the Closing, and (2) Intelsat’s delivery of a cash balance under $300 million at the Closing; (iv) a $300 million Proposed Shareholder Vote Termination Fee regardless of whether holders of two-thirds of Intelsat’s common shares executed a voting and support agreement; and (v) the Liabilities Assumption would only include certain specified liabilities of Intelsat.

Also on April 20, 2024, Skadden sent initial drafts of the Intelsat disclosure schedules and the CVR Agreement to Gibson Dunn.

Between April 21, 2024 and April 28, 2024, Messrs. Wajsgras and O’Brien and Mss. Bryan and Yoon and other Intelsat representatives, together from time to time with their advisors PJT Partners and Skadden, had multiple discussions with Messrs. Al-Saleh, Orton and Rubin and other SES representatives, together from time to time with their advisors Guggenheim Securities and Gibson Dunn, to discuss and negotiate the open issues in the transaction documents, and the parties exchanged multiple drafts of the Share Purchase Agreement and ancillary agreements, including the Intelsat disclosure schedules, the Support Agreements and the CVR Agreement. During this period, the parties agreed on certain terms, including the following, subject to resolution on all other open issues and completion of definitive documentation: (i) a $300 million Proposed Shareholder Vote Termination Fee, (ii) the inclusion of a dollar-for-dollar purchase price adjustment for Intelsat’s delivery of a net cash balance under $300 million at the Closing (taking into account indebtedness of Intelsat to the extent incurred after the date of execution of the Share Purchase Agreement), (iii) the Liabilities Assumption would include substantially all of Intelsat’s liabilities other than certain specified liabilities, and (iv) a Proposed Transaction Expense Adjustment Threshold of $82 million, which would (a) include Regulatory Expenses other than those incurred in connection with litigation related to the required regulatory approvals for the Transactions and (b) exclude severance payable to senior executives of Intelsat (other than Mr. Wajsgras) as a result of termination of employment at or after the Closing.

The Intelsat Board met in Luxembourg on April 28, 2024, with members of Intelsat’s senior management and representatives of PJT Partners, Skadden and Elvinger in attendance, to review the Transactions. At the meeting, Elvinger presented to the Intelsat Board on its duties under Luxembourg law with respect to the Transactions. Following discussion, the Intelsat Board approved the Transactions and directed Intelsat senior management to finalize and execute the Share Purchase Agreement.

The SES Board met on April 29, 2024, with members of SES’s senior management and representatives of Guggenheim Securities, Morgan Stanley and Gibson Dunn in attendance, to review the Transactions, during which the SES Board was apprised of its duties under Luxembourg law with respect to the Transactions. Following discussion, the SES Board approved the Transactions and directed SES senior management to finalize and execute the Share Purchase Agreement.

Over the course of April 28 and April 29, 2024, the parties finalized the Share Purchase Agreement and other transaction documents. However, it remained unclear whether Intelsat would be able to deliver Support Agreements from holders of two-thirds of Intelsat’s common shares, which SES would require before executing the Share Purchase Agreement.

Early in the morning on April 30, 2024, Intelsat and SES executed and delivered the Share Purchase Agreement, and Intelsat, SES and certain Intelsat shareholders holding more than two-thirds of Intelsat’s common shares executed and delivered the Support Agreements. SES and Intelsat announced the Transactions prior to the opening of European markets on April 30, 2024.

SES’s Reasons for the Transactions

The SES Board unanimously approved the Transactions and Share Purchase Agreement. The SES Board viewed favorably the business operations and prospects of the Combined Group following the Closing, as described below, and took into account SES’s existing knowledge and familiarity with the business and operations of Intelsat. In reaching its determination, the SES Board consulted with SES’s management, as well as with SES’s legal and financial advisors, and considered a variety of factors weighing favorably towards the Transactions, including the factors described below.

SES believes that the Transactions will allow it to create a stronger and more competitive multi-orbit operator with an optimized network, increased revenue in highly valuable and growth business units, stronger financial profile, and greater ability to invest in the future to better compete in a dynamic, fast-moving, and competitive communications landscape and to realize other significant benefits, including the following:

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Financial Benefits. The Acquisition brings together two trusted operators with expected combined gross backlog of approximately €9 billion (as of December 31, 2024), growth-oriented portfolios concentrated on networks business unit with expanding demand, shared vision of delivering seamless end-to-end customer solutions, and complementary investment in innovation, while also sharing strong balance sheet metrics and long-term cash generation fundamentals.

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Synergies. By integrating the two companies, SES expects to deliver synergies from the combination of selling, general, and administrative savings as well as optimization of third-party capacity costs and future efficiencies in procurement. The remaining synergies will be captured from optimizing the combined satellite fleets and ground infrastructure with the process expected to start soon after the Closing.

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Expanded Capabilities. The Combined Group is expected to be a stronger multi-orbit operator better able to compete in a fast-moving communications landscape and respond to the evolution of competing communications technologies, such as new and rapidly emerging non-GEO satellite constellations from well-funded LEO satellite providers and greater commoditization of satellite capacity and connectivity. With a combined fleet of more than 100 GEO and 26 MEO satellites, the combined SES will benefit from enhanced coverage, greater network resiliency, complementary spectrum (C-, Ku-, Ka-, Military Ka-, X-band, and Ultra High Frequency) rights, and improved service delivery utilizing an expanded network of ground segment assets. By end-2026, eight new GEO (including 6 software-defined) satellites and seven new MEO (O3b mPOWER) satellites are expected to be launched adding further redundancy and additional growth capacity.

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Growth and Future Investment. SES estimates that its government, mobility, and fixed data sub-unit with expanding customer demand for reliable, high-performance connectivity solutions will represent around 60% of SES’s total expanded revenue base of €3.8 billion, underpinning the SES Group’s orientation to valuable growth segments. The Combined Group is expected to have a stronger financial profile compared with the standalone SES, with expected combined gross backlog of €9 billion (as of December 31, 2024) underpinning future cash flow visibility, expected adjusted EBITDA of around €1.8 billion (as of December 31, 2024) demonstrating robust profitability, and expected adjusted EBITDA less CapEx of €0.9 billion (as of December 31, 2024) supporting recurring cash generation fundamentals. In turn, the stronger financial profile is expected to enhance SES’s ability to better invest in future network infrastructure, customer solutions, and future use-cases and/or business diversification opportunities with a better risk profile, than could be done by the two companies on a standalone basis.

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Expanded Capabilities and Network. With the creation of a stronger multi-orbit operator, customers across government, mobility, fixed data, and media sub-units are expected to benefit from an expanded set of capabilities and solutions which will enable them to expand their network reach, add further resiliency, improve productivity across their operations, and bring world-class experiences to their end-users. The Combined Group will be able to better meet growing government demand for secure, reliable, and high-performance connectivity for a wide range of mission-critical applications. Customers will benefit from the integrated, multi-orbit solutions of both companies and their expertise in delivering trusted services for some of the most demanding government agencies and missions around the world.

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In mobility, customers will be better served from bringing together the two companies’ complementary offerings, notably Intelsat’s commercial aviation division which today is serving nearly 3,000 connected aircraft, and SES’s maritime business which includes supporting five major cruise line operators via fully managed, multi-orbit connectivity agreements. The Combined Group will also support the evolving needs of channel partners across the segments.

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In fixed data, customers will be able to take advantage of the Combined Group’s expanded multi-orbit network coverage, complementary innovations in software-defined delivery, and competitive offerings capable of seamless integration with cloud and 5G applications. Both companies have a proven record serving the requirements of major telecommunications companies, mobile network operators and cloud service providers in this growth segment.

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In media, the Transactions bring together complementary capabilities for customers including pay-TV operators, free-to-air/free-to-view platforms, public and private broadcasters, and sports and events brands who will have access to global audience reach with improved redundancy features via a competitive range of broadcast solutions, plus additional value-added services.

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Sustained Shareholder Return. The Combined Group is expected to generate approximately €3.8 billion in annual revenue and is expected to deliver low- to mid-single digit average annual growth over the medium-term, based on our 2024 outlook. Growth will be driven by the combination of high growth government, mobility, and fixed data businesses, anchored by a media business with solid cash generation fundamentals, despite contracting capacity demand in mature markets due to expansion of terrestrial broadband networks and changing consumer viewing habits against which the Combined Group will be better positioned to compete.

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Provisions of the Share Purchase Agreement. The SES Board considered the structure of the transaction and terms and conditions of the Share Purchase Agreement, including the financial terms discussed above, the conditions to completion of the Transactions and the termination rights and the obligations of the parties to pay Termination Fees or reimburse expenses in certain circumstances.

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Strategic Alternatives. The SES Board considered the strategic alternatives to the Transactions available to SES in the United States, Luxembourg and globally, including forgoing the Transactions and continuing to execute on SES’s long-term business strategy, potential areas of organic investments, and other business combination opportunities, and the expectation of SES’s management that the Transactions presented a more favorable opportunity for SES’s shareholders in light of, among other factors, the potential rewards, risks and uncertainties associated with pursuing those other alternatives.

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Likelihood of Completion. The SES Board considered the regulatory approvals required to consummate the transaction and the expectation of SES’s management that the Transactions would be approved by the requisite governmental authorities on a timely basis, without the imposition of conditions that would materially adversely affect the businesses of the Combined Group after the Transactions.

The SES Board also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•	the costs and expenses associated with the Transactions;

•

the possibility that SES would be required to pay a Termination Fee to or reimburse a certain amount of expenses of Intelsat under certain circumstances, as more fully described under the section of this prospectus titled “Termination Fees and Commercial Agreement”;

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the provisions of the Share Purchase Agreement that place restrictions on the interim operations of SES and its subsidiaries pending the Closing, as described under the section of this prospectus titled “The Transaction—Covenants and Agreements—Conduct of Businesses of SES Pending Completion of the Transaction”;

•	the significant amount of indebtedness that SES would incur in connection with the Transactions;

•	the potential payments under the CVRs that SES would become responsible for in connection with the Transactions;

•	the risk that the Transactions might not be consummated despite the parties’ efforts or that the Closing may be unduly delayed; and

•	the other risks described under the sections of this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, the SES Board determined that, overall, the potential benefits of the Transactions outweighed the potential risks.

This discussion of the information and factors considered by the SES Board includes the material positive and negative factors considered by the SES Board, but it is not intended to be exhaustive and may not include all the factors considered by the SES Board. The SES Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Share Purchase Agreement and the Transactions. Rather, the SES Board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the SES Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the SES Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section of this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements.”

Intelsat’s Reasons for the Transactions

The Intelsat Board unanimously (i) determined that the terms of the Share Purchase Agreement and the ancillary agreements related thereto are in the best interests of Intelsat, (ii) approved the Transactions, the Share Purchase Agreement and the ancillary agreements related thereto and (iii) recommended that Intelsat’s shareholders approve the Share Purchase Agreement and the Transactions at a duly held meeting of Intelsat’s shareholders. In reaching its determination, the Intelsat Board consulted with Intelsat’s management, as well as with Intelsat’s legal and financial advisors, and considered a variety of factors weighing favorably towards the Transactions, including the factors described below:

•	Intelsat’s Business. The Intelsat Board’s understanding of Intelsat’s historical businesses, operations, financial condition, earnings and strategy.

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Financial Performance. The Intelsat Board’s understanding of Intelsat’s business plan and historical and projected financial performance, the perceived risk of continuing as a standalone company (including the risks and uncertainties in executing on such business plan and achieving such financial performance) or pursuing other strategic alternatives, general macroeconomic challenges and regulatory and market risks.

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Cash Consideration. The Intelsat Board’s belief that the total cash consideration of $3.1 billion, subject to certain closing adjustments, will provide certainty of value and liquidity to Intelsat’s shareholders while eliminating long-term business and execution risks.

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CVR Consideration. The Intelsat Board’s belief that the CVRs, if triggered, will provide Intelsat’s shareholders with an opportunity to realize potential additional value through additional cash payments, and the fact that the CVRs will be registered securities and freely transferable.

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Negotiations with SES. The fact that the Intelsat Board and Intelsat’s senior management, in coordination with Intelsat’s outside legal counsel and financial advisor, vigorously negotiated on an arm’s-length basis with SES with respect to price and other material terms and conditions of the Share Purchase Agreement.

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Likelihood of Completion. The Intelsat Board’s view, after consultation with Intelsat’s senior management and outside legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the Transactions would be obtained.

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Shareholder Value. The cash consideration and CVRs payable in connection with the Transactions reflected extensive negotiations between Intelsat and SES and their respective advisors, and the belief of the Intelsat Board that such consideration represents the best economic value available to Intelsat’s shareholders, taking into account execution, business, competitive, industry, regulatory and market risks and tax consequences.

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Favorability Over Alternatives. The Intelsat Board’s review of other strategic alternatives not involving the acquisition of the Intelsat Group, and the Intelsat Board’s belief that the Transactions presented a more favorable opportunity for Intelsat’s shareholders than the potential value that might result from other strategic alternatives available to Intelsat.

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Effect of Failing to Enter into the Share Purchase Agreement. The possibility that, if the Intelsat Board declined to approve the Share Purchase Agreement, there may not be another opportunity for Intelsat’s shareholders to receive a comparably priced transaction with a comparable level of closing certainty.

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SES Creditworthiness. The fact that SES is a creditworthy entity with substantial assets, and the Share Purchase Agreement permits Intelsat to pursue damages or seek specific performance remedies to cause SES to perform its obligations under the Share Purchase Agreement, including its obligation to close the Transactions after the satisfaction or waiver of all applicable closing conditions.

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Financing. The fact that SES has obtained committed debt financing for the Transactions from reputable financial institutions, and that SES has represented that it will have sufficient cash funds for the entire amount of the cash consideration and other fees and expenses payable in connection with the Transactions.

•	Support Agreements. The entry into the Support Agreements by certain Intelsat shareholders.

•	Other Terms of the Share Purchase Agreement. Certain other terms and conditions of the Share Purchase agreement, including the following:

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the limited number of closing conditions included in the Share Purchase Agreement, including the absence of a financing condition or similar contingency that is based on SES’ ability to obtain financing as well as the likelihood of satisfaction of all conditions to completion of the Transactions;

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the requirement of the parties to use reasonable best efforts to obtain approvals or clearances by applicable governmental authorities, including by divesting assets, holding assets separate or otherwise taking any other action necessary to obtain such approvals or clearances, except to the extent that the taking of any such actions would reasonably be expected to result in certain burdensome conditions;

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the requirement that, in the event of the termination of the Share Purchase Agreement in certain circumstances due to the parties’ failure to obtain all required regulatory approvals, SES will pay Intelsat a termination fee of $250 million;

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the requirement that, in the event of the termination of the Share Purchase Agreement under certain circumstances, SES will enter into the Commercial Agreement on terms that are, in the Intelsat Board’s view, favorable to Intelsat; and

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the Outside Date (as defined below) under the Share Purchase Agreement, after which Intelsat or SES subject to specified exceptions, may terminate the Share Purchase Agreement, allows for sufficient time to consummate the Transactions.

The Intelsat Board also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

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the fact that Intelsat’s shareholders will lose the opportunity to realize additional potential long-term value through Intelsat’s successful execution as a standalone company, and will not benefit from increases, if any, in the value of Intelsat’s common shares in the future;

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the risk that the CVRs may yield little or no value for Intelsat shareholders or that transactions which would trigger payments pursuant to the CVRs do not occur before the applicable CVR Outside Date (as defined below) under the CVR Agreement, thereby causing Intelsat shareholders not to receive value that could otherwise be obtained from the CVRs (and the fact that the holders of the CVRs will generally have no control over the spectrum monetization efforts undertaken by SES);

•	the risk that a liquid market may never develop for the CVRs, or that holders of the CVRs will not be able to transfer such CVRs on acceptable terms if desired;

•

the risk that the Transactions will be delayed or will not be completed, including the potential loss of value to Intelsat shareholders and the potential negative impact on the financial position, operations and prospects of Intelsat if the Transactions are delayed or are not completed for any reason;

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the fact that the Acquisition Consideration distributable to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) in connection with the Liquidation will be reduced by the “Black-Scholes” value of the outstanding Intelsat warrants, which value will be determined by a third party valuation firm in connection with the consummation of the Transactions;

•

the possibility that regulatory agencies may delay, object to or challenge the Transactions or may impose terms and conditions on their approvals that adversely affect the business or financial results of Intelsat or SES, and the fact that SES is not required to agree to certain remedies that would reasonably be expected to result in certain burdensome conditions;

•

the risk that potential claims against or other outstanding liabilities of Intelsat may delay the Intelsat shareholders’ (including holders of Intelsat’s vested RSUs and PSUs) receipt of the Acquisition Consideration in connection with the Liquidation of Intelsat;

•	the fact that there can be no assurance that the Transactions will be completed on the anticipated timeline or at all;

•	the provisions of the Share Purchase Agreement that restrict the ability of Intelsat to solicit or negotiate alternative transactions;

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the risk of incurring substantial expenses related to the Transactions, including the significant costs involved in connection with negotiating the Share Purchase Agreement and completing the Transactions and any potential litigation related thereto, that may reduce the amount of cash consideration payable by SES in connection with the Transactions;

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the substantial management time and effort required to consummate the Transactions and the related disruption to Intelsat’s day-to-day operations during the interim period between execution of the Share Purchase Agreement and the Closing and the resultant risk if the Transactions are not consummated;

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the amount of time it could take to complete the Transactions, including that completion of the Transactions depend on factors outside of the control of Intelsat or SES, and the risk that the pendency of the Transactions for an extended period of time following the announcement of the execution of the Share Purchase Agreement could have an adverse impact on Intelsat, including its customer, vendor and other business relationships, and the fact that an extended period of time may exacerbate the impact of other risks considered by the Intelsat Board described herein;

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the terms of the Share Purchase Agreement that restrict the conduct of Intelsat’s businesses prior to completion of the Transactions, which may delay or prevent Intelsat from undertaking business opportunities that may arise prior to completion of the Transactions and the resultant risk if the Transactions are not consummated; and

•	the risk that, despite retention efforts prior to consummation of the Transactions, Intelsat may lose personnel, and the impact of such losses in the event that the Transactions are not consummated.

After consideration of these factors, the Intelsat Board determined that, overall, the potential benefits of the Transactions outweighed the potential risks.

This discussion of the information and factors considered by the Intelsat Board includes the material positive and negative factors considered by the Intelsat Board, but it is not intended to be exhaustive and may not include all the factors considered by the Intelsat Board. The Intelsat Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Share Purchase Agreement and the Transactions. Rather, the Intelsat Board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Intelsat Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Intelsat Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section of this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements.”

Regulatory Approvals Required for the Transactions

Under the Share Purchase Agreement, the Acquisition cannot be consummated until (i) the applicable waiting periods (and any extension thereof) under the HSR Act have expired or terminated and consents of, or filings under, any other Required Antitrust Approvals, including, but not limited to, those with respect to the European Commission and the United Kingdom’s Competition and Markets Authority, have been received or made and remain in effect; (ii) the applicable consent from the FCC has been obtained and at least 40 days shall have passed since the issuance of such consent, unless such 40-day period has been mutually waived by both Parties; (iii) the applicable consents of, or filings with, any of the relevant governmental authorities for the certain telecommunications licenses set forth in Intelsat’s disclosure schedules to the Share Purchase Agreement have been received; (iv) the applicable approval by CFIUS has been received; (v) any consents, authorizations, orders or approvals that are required under any foreign investment law, the absence of which would prohibit the consummation of the Acquisition and the other Transactions, having been obtained or made or any applicable waiting period in respect thereof having expired or been terminated; (vi) the applicable approval has been obtained by the DCSA; and (vii) the waiting periods applicable to the Transactions pursuant to Section 122.4(b) of ITAR administered by the U.S. Department of State’s Directorate of Defense Trade Controls have elapsed. On May 24, 2024, both Intelsat and SES filed their respective HSR Filings. On May 30, 2024, SES and Intelsat jointly filed the applications to obtain the applicable FCC consent, on October 15, 2024, SES and Intelsat jointly filed a consolidated response to comments received from third parties, and on October 25, 2024, SES and Intelsat jointly filed consolidated reply comments. On January 13, 2025, the FCC issued General Information Requests to SES and Intelsat and the companies each provided their responses in February 2025 and continue to respond to additional inquiries from the FCC. Furthermore, on September 30, 2024, the FCC referred the parties’ applications to the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (“Committee”) for the Committee’s views on any national security or law enforcement concerns related to the applications. On March 10, 2025, the Committee notified the FCC that SES and Intelsat has provided complete responses to initial questions posed by the Committee and that the Committee had begun its initial 120-day review period to assess whether granting the applications will pose a risk to the U.S.’s national security or law enforcement interests. SES and Intelsat continue to respond to additional inquiries from the Committee. On June 24, 2024, Intelsat and SES each received a request for additional information, often referred to as a “second request,” from the DOJ. Intelsat and SES each submitted their responses and certified substantial compliance with their respective Second Requests in December 2024. Following pre-notification discussions with both the UK Competition & Markets Authority (“CMA”) and the European Commission, merger control notifications in relation to the Transaction have been formally accepted by both authorities. The current statutory deadline for the CMA’s phase 1 decision is June 12, 2025 and the provisional deadline for the European Commission’s phase 1 decision is June 10, 2025. As of the date of this prospectus, certain Required Regulatory Approvals have been received, including the applicable approval by CFIUS, which was received on August 26, 2024.

Certain additional filings may be made by SES or Intelsat in connection with the Transactions, including certain foreign jurisdictions.

Accounting Treatment of the Transactions

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3, Business Combinations (the “IFRS 3”). IFRS requires that one of the two companies in the acquisition be designated as the acquirer for accounting purposes based on the evidence available. SES will be treated as the acquiring entity for accounting purposes. In identifying SES as the acquiring entity for accounting purposes, SES and Intelsat took into account the relative voting rights of all equity instruments, the intended composition of the governing body and senior management of the Combined Group and the size of each of the companies. Accordingly, SES will record assets acquired, including identifiable intangible assets, and liabilities assumed from Intelsat at their respective fair values at the date of completion of the Acquisition. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of SES after completion of the Acquisition will reflect Intelsat after completion of the Acquisition but will not be restated retroactively to reflect the historical financial condition or results of operations of Intelsat. The earnings of SES following the completion of the Acquisition will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, SES determines that tangible or intangible assets (including goodwill) are impaired, SES would record an impairment charge at that time.

Interests of Certain Persons in the Transactions

Interests of SES’s Directors and Executive Committee Members in the Transactions

Other than with respect to continued service for, employment by and the right to continued indemnification by the Combined Group, as of the date of this prospectus, SES’s directors and Executive Committee Members do not have financial interests in the Transactions that are different from, or in addition to, the interests of other SES shareholders generally. The SES Board was aware of these potential conflicts of interest during its deliberations on the merits of the Transactions and in making its decision to approve the Share Purchase Agreement and the Transactions.

Interests of Intelsat’s Directors and Executive Officers in the Transactions

Intelsat’s executive officers and directors have interests in the Transactions that may be different from, or in addition to, those of Intelsat shareholders generally. The Intelsat Board was aware of and considered these interests, among other matters, in approving the Share Purchase Agreement and the Transactions. These interests include (i) the accelerated vesting and payment in respect of outstanding Intelsat equity awards pursuant to the Share Purchase Agreement, (ii) the potential receipt of certain payments and benefits under the executive officer’s employment agreements upon certain types of terminations of employment following the consummation of the Transactions and (iii) the entitlement to indemnification benefits in favor of directors and executive officers of Intelsat.

Executive Officers and Non-Employee Directors

For purposes of this disclosure, Intelsat’s executive officers are as follows:

Name	Position
David Wajsgras	Chief Executive Officer and Director

Anthony (Toby) O’Brien	Chief Financial Officer

Michelle Bryan	General Counsel and Chief Administrative Officer and Secretary

Michael DeMarco	Chief Commercial Officer

Bruno Fromont	Chief Technology Officer

David Broadbent	President, Government Solutions

Adam Levy	Chief Information Officer and Enterprise Operations

For purposes of this disclosure, Intelsat’s non-employee directors are as follows:

Name

Roy Chestnutt

Lisa Hammitt

David Mack

Bryan Simpson

Easwaran Sundaram

Jinhy Yoon

Also included in the below discussion are the following former non-employee directors of Intelsat:

James Bolin was a non-employee director for the fiscal year ended December 31, 2023. Mr. Bolin ceased serving on the Intelsat Board effective January 4, 2023. Marc Montagner was a non-employee director for the fiscal year ended December 31, 2023. Mr. Montagner ceased serving on the Intelsat Board effective March 7, 2024. None of our former non-employee directors are eligible for any payment or benefit in connection with the Transactions, other than to the extent any non-employee director is an Intelsat shareholder.

Certain Assumptions

Except as otherwise specifically noted, solely for purposes of estimating and quantifying the potential payments and benefits described in this section, the following assumptions were used. We do not know whether, and cannot assure you that, these assumptions will occur.

•	The Closing Date is June 30, 2025, which is an assumed date of the Closing solely for purposes of the disclosure in this section;

•

Executive officers of Intelsat may experience a qualifying termination of employment in connection with the Transactions (i.e., a termination of employment by Intelsat and/or SES without “cause” or by the executive officer for “good reason,” as such terms are defined in the relevant agreements) immediately following the assumed Closing Date of June 30, 2025;

•	The MC PSUs will payout assuming an exit value of $3.65 billion;

•

The potential payments and benefits described in this section are not anticipated to be subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code;

•	No director or executive officer receives any additional equity grants or other awards on or prior to the assumed Closing Date of June 30, 2025; and

•

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Company Equity Awards

At the Closing, subject to the terms and conditions of the Share Purchase Agreement, each RSU that is outstanding immediately prior to the Closing will be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such RSU immediately prior to the Closing, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such RSU immediately prior to the Closing.

At the Closing, each MC PSU will vest in accordance with its terms and, at the Closing, be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such MC PSU immediately prior to the Closing based on the attainment of the actual level of performance as measured immediately prior to the Closing by the Intelsat Board or a committee thereof after giving effect to the consummation of the Transactions, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such MC PSU immediately prior to the Closing after giving effect to the consummation of the Transactions.

At the Closing, each PSU that is not an MC PSU that is outstanding immediately prior to the Closing will, at the Closing, be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such PSU immediately prior to the Closing based on the attainment of the greater of the (x) target or (y) actual level of performance (as set forth in the applicable award document), as measured immediately prior to the Closing by the Intelsat Board or a committee thereof, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such PSU immediately prior to the Closing based on the attainment of the greater of the (A) target or (B) actual level of performance (as set forth in the applicable award document) as measured immediately prior to the Closing by the Intelsat Board or a committee thereof.

Quantification of Intelsat Equity Awards

At the Closing, each RSU held by non-employee directors of Intelsat will convert into per share cash consideration in the manner described above. Based on the assumptions described above under the section of this prospectus captioned “—Certain Assumptions,” the estimated aggregate amount that would become payable to five of Intelsat’s six non-employee directors in respect of their RSUs is $315,850. As an employee of an Intelsat shareholder, Mr. Simpson does not hold any RSUs. No grants of RSUs are expected to be made by Intelsat to the non-employee directors following the date of this prospectus.

At the Closing, each RSU and MC PSU held by executive officers will convert into per share cash consideration in the manner described above. Based on the assumptions described above under the section of this prospectus captioned “—Certain Assumptions,” the estimated aggregate amounts that would become payable to Intelsat’s current executive officers in respect of their unvested RSUs is $787,747, and unvested MC PSUs is $32,629,683.

Potential Severance Payments Upon a Qualifying Termination Prior to or Following the Closing

Employment Agreements

Intelsat entered into employment agreements with each of its current executive officers (the “Executive Agreements”) that generally provide that if an executive officer is terminated by Intelsat without cause or by the executive officer for good reason, then the executive officer will receive:

•

a lump sum payment equal to 1.5 times (2 times for Mr. Wajsgras) the sum of the executive officer’s then-current base salary, plus the executive officer’s annual target bonus for the fiscal year of the termination; and

•	Mr. O’Brien and Mr. Wajsgras will also receive COBRA coverage at active employee rates for 18 months.

Severance benefits are subject to the executive officer timely executing and not revoking a release of claims in favor of Intelsat and its affiliates and their respective predecessors and successors and the executive officer’s continued compliance with the restrictive covenant obligations.

Under the terms of the Share Purchase Agreement, the parties have agreed that, in recognition of the anticipated impact of the consummation of the Transactions on the authorities, duties and responsibilities of each of Messrs. Wajsgras and O’Brien and Ms. Bryan (the “Designated Executives”), each Designated Executive will have Good Reason (as defined in the Intelsat plan applicable to such Designated Executive) effective as of the Closing, subject to continued employment or service with Intelsat or its subsidiaries through the Closing, and, to the extent such individuals terminate employment within 60 days following the Closing Date, each such Designated Executive will be deemed to have experienced a severance-eligible termination of employment effective as of the date of such termination of employment under the terms of the applicable Intelsat plan, including such individual’s Executive Agreement. Notwithstanding the foregoing, Ms. Bryan and Mr. O’Brien may (but are not obligated to) individually agree in writing with SES to waive their respective right to resign for “Good Reason” under clause (i) of the definition of Good Reason in their respective employment agreements, and in the event of any such agreement between any such individual and SES, the Good Reason Acknowledgement will not apply to such individual.

Annual Bonus Treatment

To the extent the Closing occurs prior to the end of Intelsat’s applicable fiscal year or prior to the payment of such annual incentive bonuses, the parties intend that such annual incentive bonus be paid out in an amount that is no less than the sum of (i) the pro-rata portion of such annual incentive bonus that such Intelsat employee would have been entitled to receive under the applicable annual incentive plan determined based on the attainment of the actual level of achievement of the applicable performance criteria as determined by the Intelsat Board or a committee thereof through the end of the quarter in progress as of the Closing, and pro-rated based on the number of days in the applicable portion of the performance period that have elapsed through the end of the quarter in progress as of the Closing (the “Pre-Closing Annual Bonus”), and (ii) the annual incentive bonus earned by such Intelsat employee for the period commencing on the first day of the next quarter following the Closing through the remainder of the appliable fiscal year, based on actual performance as determined reasonably and in good faith by the SES Board or a committee thereof based on the attainment of the actual level of the applicable performance criteria (as adjusted for the Transactions). In the event that the employment of an Intelsat employee is terminated by SES or Intelsat without “cause” (as defined in the Intelsat equity plan) after the Closing but prior to the payment of the annual incentive bonus (if any), Intelsat will pay to such Intelsat employee the Pre-Closing Annual Bonus.

280G Mitigation Actions

In connection with the Transactions, Intelsat may take certain tax-planning actions to mitigate any adverse tax consequences under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the completion of the Transactions. The tax-planning and mitigation actions may include accelerating payments that would have vested and otherwise become payable in calendar year 2025 or later in the ordinary course of business and obtaining third party valuation of restrictive covenants.

SES will cooperate in good faith to implement post-Closing strategies to mitigate the impact of Sections 280G and 4999 of the Code, to include retention and/or consulting agreements for any “disqualified individual” who will or may receive or retain any amounts that constitute “excess parachute payments” (each as defined in Section 280G of the code); provided, that the foregoing will not require Intelsat or SES to indemnify any such disqualified individual against any Taxes that may be imposed under Section 4999 of the Code or otherwise, or result in any material additional costs.

Compensation Arrangements with SES

It is possible that continuing Intelsat employees, including the executive officers, will enter into new compensation arrangements with SES. Such arrangements may include agreements regarding future terms of employment, compensation or benefits. As of the date of this prospectus, no compensation arrangements between such persons and SES have been established.

Indemnification and Insurance

Pursuant to the terms of the Share Purchase Agreement, Intelsat’s directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage for a period of six years following the Closing.

The Liquidation

The Liquidation will open effective as of the Closing. It is expected that a significant portion of the Acquisition Consideration (including all of the CVRs) will be distributed to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) promptly following the Closing as part of the Liquidation. The Closing Cash Consideration distributable to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs) will be reduced by the $500 million distribution out of Intelsat’s share premium to Intelsat shareholders on September 27, 2024, and amounts payable in respect of Intelsat’s outstanding warrants, which will expire, terminate and become void at the Closing and represent only the right to receive the “Black-Scholes” value of the outstanding Intelsat warrants, which value will be determined by a third-party valuation firm in accordance with the applicable warrant agreements and paid to the holders of Intelsat warrants in cash. In addition, a portion of the Closing Cash Consideration will be held back for the duration of the Liquidation to satisfy any remaining liabilities of Intelsat and to cover the costs of winding up the affairs of Intelsat. Once the Liquidation has been completed, any remaining Closing Cash Consideration held by Intelsat will be distributed to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs).

THE SHARE PURCHASE AGREEMENT

The following summary sets forth the material provisions of the Share Purchase Agreement, a copy of which is attached as Annex A to this prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Share Purchase Agreement and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the Share Purchase Agreement. You are encouraged to read the Share Purchase Agreement carefully in its entirety, as well as this prospectus and any documents incorporated by reference herein. This section is not intended to provide you with any factual information about either Intelsat or SES.

The Share Purchase Agreement and the Acquisition

On April 30, 2024, Intelsat entered into the Share Purchase Agreement with SES. Upon the terms and subject to the conditions set forth in the Share Purchase Agreement and in accordance with the applicable laws, at the Closing, (a) in exchange for the Acquisition Consideration, Intelsat will sell, transfer and deliver to SES, and SES will purchase from Intelsat, (i) all of the Transferred Shares, and (ii) all of Intelsat’s rights, titles and interests in and to all of the Transferred Assets, excluding the Excluded Assets (as defined below), and (b) SES will assume and pay, perform and fulfill all of the Assumed Liabilities, excluding the Excluded Liabilities.

Under the Share Purchase Agreement, “Excluded Assets” means (1) that certain Shareholders Agreement, dated as of February 23, 2022, by and among Intelsat and certain shareholders of Intelsat (the “Intelsat Shareholders’ Agreement”), (2) that certain Registration Rights Agreement, effective as of February 23, 2022, by and among Intelsat and the holders (as defined therein) (the “Intelsat Registration Rights Agreement”), (3) those certain Series A and Series B Warrant Agreements of Intelsat (together, the “Intelsat Warrant Agreements”), (4) certain engagement letters between Intelsat and its financial, legal and other advisors engaged in connection with the Acquisition, the Liquidation or the Intelsat Warrant Agreements, (5) certain protected communications between Intelsat and its legal counsel, (6) certain shareholder expense reimbursement obligations of Intelsat, (7) any and all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Intelsat (including counterclaims) and defenses against third parties relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto, (8) all books and records to the extent related to the Excluded Assets or the Excluded Liabilities, and (9) all bank accounts solely in the name of Intelsat.

Under the Share Purchase Agreement, “Excluded Liabilities” means any and all liabilities of Intelsat to the extent arising from or related to the following: (a) the Share Purchase Agreement, the ancillary agreements to the Share Purchase Agreement and the Transactions (other than certain transaction expenses and severance obligations assumed by SES); provided that clause (a) will not cause any liability for taxes to be treated as Excluded Liabilities; (b) the Intelsat Shareholders’ Agreement; (c) the Intelsat Warrant Agreements; (d) that certain Series A Contingent Value Rights Agreement, dated as of February 23, 2022 (as it may be amended, supplemented or otherwise 17 modified from time to time), by and among American Stock Transfer & Trust Company, LLC, as rights agent, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), as contingent value rights issuer, and, solely as expressly provided therein, Intelsat, as equity issuer (the “Intelsat Series A CVR Agreement”) and that certain Series B Contingent Value Rights Agreement, dated as of February 23, 2022 (as it may be amended, supplemented or otherwise modified from time to time), by and among American Stock Transfer & Trust Company, LLC, as rights agent, Intelsat Jackson, as contingent value rights issuer, and, solely as expressly provided therein, Intelsat, as equity issuer (the “Intelsat Series B CVR Agreement”, together with the Series A CVR Agreement, the “Legacy CVR Agreements”); (e) the Liquidation, including (1) any and all out-of-pocket fees and expenses accrued or incurred by Intelsat or any of its affiliates in connection with the Liquidation, including all fees and expenses of counsel, advisors, the liquidator, accountants, auditors and any other experts incurred from and after the Closing, (2) Intelsat’s obligation to distribute applicable assets to Intelsat’s shareholders in the Liquidation and (3) any action by any holder of Intelsat common shares arising from or related to the amount or allocation of the Closing Cash Consideration or the CVR Consideration that is distributed to Intelsat’s shareholders in the Liquidation (in each case, excluding SES’s administrative obligations with respect to the payout of Acquisition Consideration to holders of RSUs or PSUs after the Closing); (f) any taxes imposed on Intelsat, other than taxes imposed on Intelsat for a taxable period (or portion thereof) ending on or before the Closing Date; and (g) any liability arising from or related to the Excluded Assets (other than any such liability for certain transaction expenses).

The Closing and Effectiveness of the Acquisition

The Closing will take place either (i) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY at 8:00 a.m., New York City time or (ii) remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, on the fourth business day following the satisfaction or, to the extent permitted by applicable Law, the waiver of all conditions to the obligations of each party to consummate the Acquisition, or at such other place or at such other time or on such other date as the parties may mutually agree in writing.

Consideration for the Acquisition

At the Closing, in exchange for the sale, transfer and delivery of the Transferred Shares and the Transferred Assets, SES will (i) deliver aggregate consideration equal to, (a) the Closing Cash Consideration, (b) the CVR Consideration and (c) if an Applicable Order (as defined below) is adopted, enacted or promulgated after the date of the Share Purchase Agreement and prior to the Closing and results in SES or any of its subsidiaries receiving Net Proceeds prior to Closing, an amount equal to 42.5% of such Net Proceeds (such amount, the “Applicable Spectrum Additional Consideration”) and (ii) assume and agree to pay, perform and fulfill all of the Assumed Liabilities, in each case, as applicable and as may be adjusted pursuant and subject to the terms and conditions of the Share Purchase Agreement (such consideration described in clauses (i) and (ii), collectively, the “Acquisition Consideration”).

The Closing Cash Consideration is subject to negative adjustments for (i) the Aggregate Shareholder Returns (provided that if an Applicable Order is adopted, enacted or promulgated after the date of the Share Purchase Agreement and prior to Closing and results in Intelsat or any of its subsidiaries receiving Net Proceeds prior to Closing, Aggregate Shareholder Returns will not include the dividend or distribution of an amount equal to 42.5% of such Net Proceeds (such amount, the “Applicable Intelsat Spectrum Proceeds”); provided, further, Aggregate Shareholder Returns will not include any dividends or dividend equivalents accrued by holders of RSUs or PSUs prior to January 29, 2024 and distributed to such holders following such date upon the vesting thereof (“Exempted Distributions”)), (ii) the Closing Transaction Expenses Overage and (iii) Closing Net Cash Underage. On September 27, 2024, Intelsat issued a distribution of $500 million out of Intelsat’s share premium to Intelsat shareholders. As a result of such distribution, the Closing Cash Consideration payable by SES in connection with the Acquisition as of the date of this prospectus has been reduced to $2.6 billion.

The CVR Consideration will be equal to the (i) the aggregate number of Intelsat’s common shares outstanding as of immediately prior to the Closing plus (ii) the aggregate number of Intelsat’s common shares issuable upon the exercise in full of all PSUs outstanding as of immediately prior to the Closing in accordance with the terms and conditions of the Share Purchase Agreement plus (iii) the aggregate number of Intelsat’s common shares issuable upon the exercise in full of all RSUs outstanding as of immediately prior to the Closing (such aggregate amount of clauses (i) through (iii), the “Fully Diluted Share Number”).

Treatment of Intelsat RSUs and PSUs

At the Closing, subject to the terms and conditions of the Share Purchase Agreement, each RSU that is outstanding immediately prior to the Closing will be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such

RSU immediately prior to the Closing, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such RSU immediately prior to the Closing.

At the Closing, each MC PSU will vest in accordance with its terms and, at the Closing, be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such MC PSU immediately prior to the Closing based on the attainment of the actual level of performance as measured immediately prior to the Closing by the Intelsat Board or a committee thereof after giving effect to the consummation of the Transactions, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such MC PSU immediately prior to the Closing after giving effect to the consummation of the Transactions.

At the Closing, each PSU that is not an MC PSU that is outstanding immediately prior to the Closing will, at the Closing, be automatically cancelled and converted into the right to receive from Intelsat, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (A) the number of Intelsat common shares subject to such PSU immediately prior to the Closing based on the attainment of the greater of the (x) target or (y) actual level of performance (as set forth in the applicable award document), as measured immediately prior to the Closing by the Intelsat Board or a committee thereof, multiplied by (B) the per share cash consideration determined to be distributable to Intelsat’s shareholders in connection with the Liquidation, (ii) any accrued dividend equivalents attributable thereto and (iii) a number of CVRs (subject to reduction for any required withholding tax) equal to the number of Intelsat common shares subject to such PSU immediately prior to the Closing based on the attainment of the greater of the (A) target or (B) actual level of performance (as set forth in the applicable award document) as measured immediately prior to the Closing by the Intelsat Board or a committee thereof.

Representations and Warranties

The Share Purchase Agreement contains customary representations and warranties that Intelsat, on the one hand, and SES, on the other hand, have made to one another (in some cases, as of specific dates) relating to their respective businesses, assets and other matters. The assertions embodied in those representations and warranties were made solely for purposes of the Share Purchase Agreement and may be subject to important qualifications and limitations (including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party) agreed to by the parties in connection with negotiating the terms of the Share Purchase Agreement. Accordingly, Intelsat shareholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Share Purchase Agreement, were negotiated for purposes of governing contractual rights and relationships and allocating contractual risk among the parties to the Share Purchase Agreement as of specific dates, rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to shareholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Share Purchase Agreement, which subsequent information may or may not be reflected in our public disclosures. This description of the representations and warranties is included to provide holders of Intelsat common shares with information regarding the terms of the Share Purchase Agreement. The representations and warranties in the Share Purchase Agreement and their description in this information statement should be read in conjunction with the other information contained in the reports, statements, and filings we publicly file with the SEC. The representations and warranties of each of SES and Intelsat will not survive the Closing or the termination of the Share Purchase Agreement.

The representations and warranties made by Intelsat relate to, among other things:

•	due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•

corporate power and authority to enter into and perform its obligations under the Share Purchase Agreement, subject to receipt of the Intelsat Shareholder Approval, and consummate the Acquisition and the other transactions contemplated thereby, and the enforceability and due execution and delivery of the Share Purchase Agreement;

•

the absence of conflicts with organizational documents or any applicable law, rule, regulation, order, judgment or decree, in each case, as a result of the execution, delivery and performance of the Share Purchase Agreement and the consummation of the Transactions;

•

the absence of defaults, breaches, violations, (including termination, cancellation or acceleration rights) or consents required under contracts, or creation of certain liens on assets or properties, in each case as a result of the execution, delivery and performance of the Share Purchase Agreement and the consummation of the Transactions;

•

notices, authorizations, approvals, orders, permits, consents and filings required by governmental authorities to enter into the Share Purchase Agreement, perform obligations thereunder and consummate the Transactions;

•	capitalization, capital structure and equity securities;

•	due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters for each of Intelsat’s subsidiaries entities;

•	accuracy and sufficiency of financial statements;

•

the representation that since December 31, 2023, Intelsat’s business, and the businesses of each of its subsidiaries, has been conducted in the ordinary course of business in all material respects and there has not been any change, event or development or prospective exchange, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect with respect to Intelsat;

•

the representation that, other than the Chapter 11 Cases (as defined below), there are no insolvency or reorganization procedures pending or filed with respect to Intelsat or any of its material subsidiaries;

•	compliance with applicable law and possession of required permits and licenses;

•

the absence of suits, claims, actions, proceedings or litigation pending or, to the knowledge of Intelsat, threatened against Intelsat or its respective assets or properties and the absence of certain orders against Intelsat or its respective assets or properties;

•	labor and employment matters, including benefit plans;

•	title to and condition of assets;

•	satellites and ground stations;

•	real and personal property;

•	intellectual property;

•	data privacy, data protection and cybersecurity;

•	tax matters;

•	environmental matters;

•	material contracts;

•	insurance;

•	Intelsat’s material customers and material suppliers;

•	telecommunications licenses;

•	trade control laws;

•	anti-corruption and anti-money laundering;

•	Intelsat’s government contracts;

•	Intelsat’s FOCI Mitigation Agreement;

•	Intelsat’s C-band reimbursement claims;

•	brokers’, finders’ and other fees or commissions;

•	the Legacy CVR Agreements; and

•

the representation that other than the Transferred Shares, the Transferred Assets and the Excluded Assets, Intelsat does not own or lease any assets, properties, rights or interests related to Intelsat’s and its subsidiaries’ respective businesses.

The representations and warranties made by SES relate to, among other things:

•	due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•

corporate power and authority to enter into and perform its obligations under the Share Purchase Agreement and consummate the Acquisition and the other transactions contemplated thereby, and the enforceability and due execution and delivery of the Share Purchase Agreement;

•

the absence of conflicts with organizational documents or any applicable law, rule, regulation, order, judgment or decree, in each case, as a result of the execution, delivery and performance of the Share Purchase Agreement and the consummation of the Transactions;

•

the absence of defaults, breaches, violations, (including termination, cancellation or acceleration rights) or consents required under contracts, or creation of certain liens on assets or properties, in each case as a result of the execution, delivery and performance of the Share Purchase Agreement and the consummation of the Transactions;

•

notices, authorizations, approvals, orders, permits, consents and filings required by governmental authorities to enter into the Share Purchase Agreement, perform obligations thereunder and consummate the Transactions;

•

the absence of suits, claims, actions, proceedings or litigation pending or, to the knowledge of SES, threatened against SES or any of its subsidiaries or its respective assets or properties and the absence of certain orders against SES or its respective assets or properties;

•

completion of financing, validity of SES’s bridge facility agreement dated as of the date of the Share Purchase Agreement (the “Bridge Facility Agreement”) and sufficiency of funds to make required payments pursuant to the Share Purchase Agreement; and

•	brokers’, finders’ and other fees or commissions.

Some of the representations and warranties made by Intelsat are qualified as to materiality with respect to Intelsat or by exceptions related to a material adverse effect with respect to Intelsat. Under the Share Purchase Agreement, the term “material adverse effect” with respect to Intelsat means any event, change, occurrence or effect that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Intelsat and its subsidiaries (excluding any Excluded Liabilities), taken as a whole; provided, however, that in no event, change, circumstance, occurrence or effect to the extent directly or indirectly resulting from, arising out of, attributable to, or relating to any of the following will be deemed to be or constitute a material adverse effect with respect to Intelsat or will be taken into account when determining whether a material adverse effect with respect to Intelsat has occurred or would occur:

•

any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

•

any failure, in and of itself, by Intelsat to meet any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including information with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or future business and operations, as well as any other business plan and cost-related plan information), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to SES or any of its affiliates or its representatives (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or to be taken into account in determining whether there has occurred or would reasonably be expected to occur a material adverse effect with respect to Intelsat to the extent such events, changes, circumstances, occurrences or effects are not otherwise excluded under the other clauses of the definition);

•

the execution and delivery of the Share Purchase Agreement or the public announcement of the Transactions, including (A) the impact thereof on the relationships, contractual or otherwise, of Intelsat or any of its subsidiaries with any customers, suppliers, distributors, partners, or employees and (B) the initiation of any claim or action by any person or arising out of or relating to the Share Purchase Agreement;

•

any change, in and of itself, in the market price or trading volume of Intelsat’s securities (it being understood that the events, changes, circumstances, occurrence or effects are not otherwise excluded under the other clauses of this definition);

•	any changes in the applicable law, applicable accounting principles or any authoritative interpretation thereof first introduced after the date of the Share Purchase Agreement;

•

geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

•	any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or any escalation or worsening of any of the foregoing;

•

any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes, wild fires or cyber outages or any escalation or worsening of such conditions;

•	any actions taken or omitted to be taken by Intelsat or any of its affiliates at the written request of SES; or

•	any adverse impact under certain contracts listed in Intelsat’s disclosure schedules to the Share Purchase Agreement.

Conduct of Business of Intelsat Pending the Consummation of the Transactions

Intelsat has agreed to restrictions on the operation of its business between the date of the Share Purchase Agreement and the earlier to occur of the Closing or the termination of the Share Purchase Agreement in accordance with its terms. Except (i) as contemplated or permitted by the Share Purchase Agreement, (ii) as set forth on Intelsat’s disclosure schedules to the Share Purchase Agreement, (iii) as required by applicable law or any decree, order, directive or guideline issued by a governmental authority or (iv) with the prior written consent of SES (which consent will not be unreasonably withheld, conditioned or delayed), (A) Intelsat has agreed to use commercially reasonable efforts to (1) conduct the business in the ordinary course of business in all material respects, (2) keep available the services of its current officers, material employees and material consultants, (3) preserve its current relationships with material customers, material suppliers and other persons with which it has material business relations, and (B) Intelsat has agreed not to:

•	amend its organizational or governing documents;

•

sell, issue, grant or authorize the sale, issuance or grant of: (i) any equity securities of the Intelsat Group, and (ii) until receipt of the Intelsat Shareholder Approval, any voting equity securities or equity securities convertible, exercisable into voting equity securities of Intelsat;

•	sell, transfer, license, dispose of or subject to any encumbrance any properties or assets, other than in certain limited circumstances as described in the Share Purchase Agreement;

•

repurchase, redeem, or acquire, directly or indirectly, any of its equity securities, other than, among other limited exceptions, the (i) repurchase of Intelsat RSUs or PSUs in respect of a net settlement in the ordinary course of business and (ii) repurchases or redemptions (together with any dividends or distributions declared or made on Intelsat’s equity securities) that do not exceed $750 million in the aggregate;

•

declare, set aside, make or pay any dividend or other distribution on or with respect to any of Intelsat’s share capital or other equity or ownership interests, other than (i) in dividends or distributions between wholly-owned subsidiaries of Holdings that are not reasonably expected to give rise to withholding tax liability, (ii) dividends or distributions of Applicable Intelsat Spectrum Proceeds on or with respect to Intelsat’s equity securities, (iii) any Exempted Distributions and (iv) cash dividends or cash distributions (other than dividends or distributions of Applicable Intelsat Spectrum Proceeds) on or with respect to Intelsat’s equity securities, provided that such dividends or distributions (together with the amount of any equity repurchases made by Intelsat) do not exceed $750 million in the aggregate;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Intelsat’s share capital or other equity or ownership interest, or make any other change with respect to Intelsat’s capital structure;

•

(i) acquire any interests in any entity or division thereof or any material amount of assets, other than (A) transactions among wholly-owned subsidiaries or (B) in connection with the formation of a wholly-owned subsidiary, or (ii) enter into any joint venture, partnership, strategic alliance, collaboration, consortium or similar arrangement, other than joint ventures, partnerships, strategic alliances, collaborations, consortiums or similar arrangements;

•

except for as contemplated in the Intelsat Shareholder Approval, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Intelsat, or otherwise alter Intelsat’s corporate structure;

•	make any loans, advances or capital contributions to, or investments in, any other person, or amend, waive, modify or consent to the termination of any material indebtedness contract;

•

amend, waive, modify or consent to the termination of any Intelsat material contract, or amend, waive or modify or consent to the termination of any of Intelsat’s or such subsidiaries material rights thereunder;

•

decommission, re-orbit or dispose of any Intelsat satellite with an aggregate value exceeding $50 million, other than in the case of (i) a commercial transaction or (ii) certain operational circumstances;

•

authorize, or make any commitment with respect to any capital expenditures of the type set forth in Intelsat’s disclosure schedules to the Share Purchase Agreement in a manner not reflected in Intelsat’s disclosure schedules to the Share Purchase Agreement, including reallocating the amount of any proposed capital expenditure included therein, other than expenditures are not in excess of (i) $50,000,000 in the aggregate if the Closing occurs on or before October 30, 2025, or (ii) $75,000,000 in the aggregate if the Closing occurs after October 30, 2025, and other limited exceptions;

•

except as contemplated by the Intelsat Retention Plan (as defined below), Intelsat’s employee benefit plans or employment agreements with certain Intelsat employees, (i) increase the compensation or benefits of any of Intelsat’s directors, managers, officers, employees, consultants or advisors, except for (A) merit, promotion, new hire and cost of living increases in salaries or wages and (B) de minimis compensation or benefits, in each case in the ordinary course of business consistent with past practice and excluding any practices related to the Phase II accelerated relocation payments paid from or through the C-band relocation payment clearinghouse to Intelsat or related expenses submitted to the C-band relocation payment clearinghouse for reimbursement, (ii) grant any severance or termination payment to, or pay, loan or advance any amount to any director, manager, officer, employee, consultant or advisor, except in the ordinary course of business, (iii) establish, amend, modify, adopt or terminate any employee benefit plan or make any declaration, payment or commitment or obligation of any kind for the material payment of a severance payment, or (iv) hire any individual to replace any employee of Intelsat whose annual base salary is more than $275,000 who resigns or whose employment is terminated;

•	enter into any contract with any related party;

•	make any change in any method of accounting or accounting practice or policy;

•

except in the ordinary course of business consistent with past practice, (i) make, revoke or modify any material tax election, (ii) settle or compromise any material tax liability, (iii) amend any material tax return or fail to file any material tax return, (iv) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, (v) change any tax accounting period or any method of tax accounting, (vi) enter into any voluntary disclosure agreement or program with any governmental authority, (vii) settle, compromise, concede or abandon any material tax claim or assessment, (viii) surrender any right to claim a refund of material taxes, (ix) enter into any tax sharing agreement, tax allocation agreement or any other similar arrangement or agreement relating to taxes, (x) incur any material tax or (xi) enter into any arrangement subject to a reporting obligation within the scope of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU as regards to the mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements and any regulation or law relating to, implementing or having similar effect to it in any relevant jurisdiction;

•	take any action which would change its residence for tax purposes, including changing its country of organization or incorporation;

•

abandon, assign to a third party, waive or permit the lapse of any right relating to intellectual property material to Intelsat’s business or any other material intangible asset used in the business of Intelsat or any of its subsidiaries;

•

compromise or settle any pending or threatened claim, action or charge, other than compromises, settlements or agreements that involve only the payment of money damages less than $5 million individually or $20 million in the aggregate in excess of available insurance proceeds for such compromise, settlement or agreement and that do not result in any restriction on future activity or conduct of, or the admission of wrongdoing by, Intelsat or any of its subsidiaries;

•	change Intelsat’s fiscal year;

•

enter into any new material line of business that does not relate to, or is not adjacent to, the satellite services industry (including the sale, license or other distribution of satellite capacity) or the telecommunications industry; or

•	agree to take any of the foregoing actions.

Conduct of Business of SES Pending the Consummation of the Transactions

Additionally, SES has agreed to, between the date of the Share Purchase Agreement and the earlier to occur of the Closing or the termination of the Share Purchase Agreement in accordance with its terms, (i) use its reasonable best efforts to maintain a cash balance of at least $2.05 billion, and (ii) except in connection with any Regulatory Concession or to the extent required by an Applicable Order, not, and not permit any of its subsidiaries to, effect an Applicable Transfer (as defined below) of any of SES’s and its subsidiaries’ usage rights for C-band downlink spectrum at 3.98–4.2 GHz. (the “SES Applicable Spectrum”) without Intelsat’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that SES will not be restricted from granting any future monetization rights (including a contingent value right) to any third party with respect to Applicable Spectrum.

Chapter 11 Cases

Within five business days following the date of the Share Purchase Agreement, SES and Intelsat agreed to jointly request that the U.S. Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), or whichever court then has jurisdiction over those certain cases filed pursuant to Chapter 11 of Title 11 of the United States Code by Intelsat and certain of its affiliates, in the Bankruptcy Court, which cases were jointly administered as “In re Intelsat, S.A., et al.”, Case No. 20-32299 (KLP) (the “Chapter 11 Cases”) or any related litigation (including any appeals) (the “Existing Litigation”), hold in abeyance the Existing Litigation until the earlier of (x) the Closing and (y) the valid termination of the Share Purchase Agreement pursuant to the terms therein; provided that in the event that the Share Purchase Agreement is validly terminated pursuant to the terms therein, either SES or Intelsat may file a motion with the Bankruptcy Court, or whichever court then has jurisdiction over the Existing Litigation, to lift abeyance of the Existing Litigation, and such other party has agreed to support the motion to lift abeyance of the Existing Litigation. SES and Intelsat also agreed that, as promptly as reasonably practicable after the Closing (but in any event within five business days after the Closing Date), SES must take all necessary action to withdraw with prejudice the Existing Litigation. Such initial filing was made with the Bankruptcy Court pursuant to the terms of the Share Purchase Agreement.

From and after the date of the Share Purchase Agreement, SES and Intelsat agreed to jointly file a motion requesting an order closing the matters set forth on Schedule 1 to that certain Final Decree closing certain cases filed pursuant to Chapter 11 of Title 11 of the United States Code by Intelsat and certain of its affiliates, Dkt. 4564, No. 20-32299-KLP (Bankr. E.D.V.A.) (the “Remaining Cases”), provided that any such order expressly provides that (i) the Bankruptcy Court will retain jurisdiction to enforce or interpret its own orders pertaining to the Chapter 11 Cases; (ii) the Bankruptcy Court will retain jurisdiction over any matter pending in the Chapter 11 Cases; and (iii) entry of such order shall be without prejudice to the substantive rights, claims, arguments, objections, and the like, if any, of any current or potential parties to any claims or causes of action that were pending in the Remaining Cases as of the date of such order. To the extent either SES or Intelsat determines that any administrative or adjudicative action is required to be taken by the Bankruptcy Court relative to the Existing Litigation or any related litigation (including any appeals), such party may move for (and such other party has agreed to support) the reopening of the Remaining Cases as necessary for the Bankruptcy Court to take such action. Such motion was filed with the Bankruptcy Court pursuant to the terms of the Share Purchase Agreement.

Written Consent

Under the terms of the Share Purchase Agreement, Intelsat is required, at the Closing, to provide SES with a copy of the unanimous written consent of Intelsat, in its capacity as the sole shareholder of Holdings, approving the transfer of the Transferred Shares to SES in accordance with the terms of the Share Purchase Agreement (the “Unanimous Written Consent”).

Exclusivity

Intelsat has agreed, between the date of the Share Purchase Agreement and the earlier of the Closing and the termination of the Share Purchase Agreement in accordance with its terms, not to, and to ensure that none of its subsidiaries or any of their respective affiliates and representatives, directly or indirectly, (a) solicit, initiate, knowingly encourage or facilitate, or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any third-party discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Immediately as of the signing of the Share Purchase Agreement, Intelsat agreed to cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any third parties conducted prior to such signing with respect to any of the foregoing. Intelsat has agreed to notify SES promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any person with respect thereto, is made. Any such notice to SES must indicate in reasonable detail the identity of the person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. Intelsat has agreed not to, and to cause its subsidiaries not to, release any person from, or waive any provision of, any confidentiality or standstill agreement to which Intelsat or any of its subsidiaries is a party, without the prior written consent of SES. Intelsat has agreed that neither Intelsat nor the Intelsat Board will (x) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify) the recommendation that Intelsat’s shareholders approve the Intelsat Shareholder Approval Resolutions at the Intelsat Shareholder Meeting (the “Intelsat Board Recommendation”) or vote for or approve any other Acquisition Proposal, (y) fail to include the Intelsat Board Recommendation in the meeting materials for the Intelsat Shareholder Meeting, or (z) (1) convene any meeting of the holders of Intelsat common shares to consider or vote upon any Acquisition Proposal (other than with respect to the Transactions at the Intelsat Shareholder Meeting) or (2) otherwise seek the consent of the holders of Intelsat common shares to vote upon or effectuate any Acquisition Proposal. “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Acquisition) any direct or indirect acquisition or purchase, in one transaction or in a series of related transactions, whether by merger, sale of stock, sale of assets or otherwise, of all or any material portion of the share capital or other equity or ownership interest of Intelsat or any of its subsidiaries or a material portion of the assets of Intelsat or any of its subsidiaries (other than (i) inventory to be sold in the ordinary course of business or (ii) any sales or other dispositions of properties or assets (other than any of Intelsat and its subsidiaries’ usage rights for C-band downlink spectrum at 3.98–4.2 GHz (“Intelsat Applicable Spectrum”) and equity securities of Holdings), whether by merger, consolidation, equity sale, asset sale or otherwise, not to exceed $50 million in the aggregate).

Efforts to Complete the Acquisition

General

Upon the terms and subject to the conditions of the Share Purchase Agreement, each of the parties agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other party in doing, all things that are necessary, proper or advisable, to the extent permitted under applicable law (including under any antitrust law, foreign investment law or telecommunications law), to cause the conditions of the Share Purchase Agreement to be satisfied promptly as practicable after the date of the Share Purchase Agreement and in any event no later than four business days prior to October 30, 2025 (the “Outside Date”), including using reasonable best efforts to obtain all consents of, and making all requisite filings with, all governmental authorities that are necessary, proper or advisable (including each of the Required Antitrust Approvals, the Required FDI Approvals, the submission of the 60-day ITAR Notice, the Required Telecommunications Approvals and the DCSA Approval). Subject to certain express obligations and limitations in the Share Purchase Agreement, the parties agreed that SES will direct and control all aspects of the strategy and process relating to the efforts described in the Share Purchase Agreement, including any material communications or agreements (including timing agreements) with any governmental authority, any filing investigation, legal proceeding or other injury relating to the Transactions, and all decisions with respect to any regulatory concessions to be made by either party (subject to the terms and conditions regarding any such regulatory concessions in the Share Purchase Agreement). Intelsat agreed to not propose, negotiate, commit to or effect any remedial action, including any regulatory concession, or otherwise agree with any governmental authority with respect to the timing of the consummation of the Transactions without the prior written consent of SES. SES agreed to reasonably consult with Intelsat and in good faith consider its views regarding the strategy and process relating to such efforts.

In furtherance and not in limitation of the efforts obligations of the Parties under the Share Purchase Agreement, SES and its subsidiaries must, and Intelsat and its subsidiaries, at SES’s direction, must, (i) use their respective reasonable best efforts to (A) defend and contest all actions, including any action brought by a private party before any governmental authority, challenging the Share Purchase Agreement or the consummation of the Transactions or raising any objection asserted or raised by any governmental authority with respect thereto, or to prevent the entry of any order, writ, judgment, injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Authority (each, an “Order”), or seeking to have vacated, lifted, reversed or overturned any Order or other action of any governmental authority, that would prevent, prohibit, restrict or otherwise delay the consummation of the Transactions or (B) initiate, commence and pursue any Action to eliminate or resolve any objection asserted or raised by any governmental authority with respect to the Share Purchase Agreement or the consummation of the Transactions, or to prevent the entry of any Order, or to have vacated, lifted, reversed or overturned any Order or other action of any governmental authority, that would prevent, prohibit, restrict or otherwise delay the consummation of the Transactions (any litigation contemplated by foregoing clauses (A) and (B), “Regulatory Litigation”) and (ii) use their respective best efforts to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, offer, propose, agree to, consummate and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking to the extent necessary (A) to resolve any objection that a governmental authority asserts (or threatens to assert) against any of the Transactions under any applicable law or (B) to avoid or eliminate any impediment under any applicable law asserted by any such governmental authority against any of the Transactions, in each case, to the extent necessary to cause the Regulatory Approvals to be satisfied as promptly as practicable after the date of the Share Purchase Agreement and in any event at least four business days prior to the Outside Date (the foregoing clauses (i) through (ii), collectively, “Regulatory Concessions”), including the following Regulatory Concessions: (i) (A) selling, divesting, assigning, transferring or otherwise conveying (or agreeing to sell, divest or otherwise convey) any assets, categories, portions or parts of assets or businesses of such party or any of its subsidiaries or the Combined Group and (B) entering into a licensing, hold separate or similar arrangement with respect to its respective assets or the assets of such Party or any of its subsidiaries or the Combined Group or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of such party or any of its subsidiaries or the Combined Group; (ii) obtaining the prior approval or other approval from a governmental authority, or submitting a notification or otherwise notifying, a governmental authority, prior to consummating any future transaction (other than the Transactions); and (iii) taking all other actions (A) as may be required by a governmental authority in order to obtain any consent thereof that is necessary, proper or advisable to consummate the Transactions or (B) necessary to avoid the entry of, or have vacated, lifted, dissolved, reversed or overturned any, Order that would prevent, prohibit, restrict or otherwise delay the consummation of the Transactions.

However, (1) neither party nor any of its subsidiaries is required to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to, consummate or effect any Regulatory Concession that is not conditioned on the occurrence of the Closing, (2) solely with respect to the Required Antitrust Approvals and the Required Telecommunications Approvals, neither SES nor any of its Subsidiaries is required to take any action (or refrain from taking any action) if the taking of any such action (or omission from taking any action) would reasonably be expected to result in certain burdensome conditions set forth in SES’s disclosure schedules to the Share Purchase Agreement (each, a “Burdensome Condition”), (3) solely with respect to the Required FDI Approvals and the DCSA Approval, neither SES nor any of its Subsidiaries is required to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any Regulatory Concession that would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Combined Group (an “Other Regulatory Burdensome Condition”), (4) neither party nor any of its subsidiaries is required to contest, petition, apply for review of or appeal an FCC Order constituting final agency action that does not approve the Transactions; provided that the parties agreed to appear, participate and engage in any proceeding established as a result of an FCC Hearing Designation Order, (5) neither party nor any of its subsidiaries is required to seek judicial relief for any action taken by, or any referral that CFIUS makes or proposes to make to, the President of the United States under the DPA and (6) neither Intelsat nor any of its subsidiaries will take or cause to be taken, or do or cause to be done, negotiate, commit to, suffer, agree to and effect any Regulatory Concession (including any Burdensome Condition or Other Regulatory Burdensome Condition) without the prior written consent of SES.

Intelsat and SES agreed to prepare and file as promptly as practicable, and in any event by no later than 15 business days after the execution of the Share Purchase Agreement all notification and report forms required under the HSR Act. Intelsat and SES agreed to make and file as soon as reasonably practicable after the execution of the Share Purchase Agreement all other filings required in connection with the Required Antitrust Approvals. Intelsat and SES agreed to prepare and file as soon as reasonably practicable after the date of the Share Purchase Agreement the CFIUS Notice and any notices or submissions required in connection with the Required FDI Approvals. Intelsat agreed to, with reasonable cooperation and assistance from SES, as soon as reasonably practicable after the date of the Share Purchase Agreement, prepare and submit all applicable and required notices to DCSA pursuant to the NISPOM and SES agreed to, with reasonable cooperation and assistance from Intelsat, at a time to be mutually agreed by the parties, prepare the FOCI Mitigation Plan to obtain DCSA Approval. Each of the parties agreed to use reasonable best efforts to prepare and file the 60-Day ITAR Notice. Each of the parties agreed to, as soon as reasonably practicable after the execution of the Share Purchase Agreement, and in any event no later than 30 days after the execution of the Share Purchase Agreement, file all applications and notifications, as applicable, with the FCC as required under any FCC licenses granted to Intelsat and which are in effect at the date of the Share Purchase Agreement, in order to obtain FCC Consent to the Transactions. Each of the parties agreed to, as soon as reasonably practicable after the execution of the Share Purchase Agreement, file all applications and notifications in connection with the Required Telecommunications Approvals. As of the date of this prospectus, certain Required Regulatory Approvals have been received, including the applicable approval by CFIUS, which was received on August 26, 2024.

Communications with Governmental Authorities

In connection with obtaining the Required Antitrust Approvals, Intelsat agreed not commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable antitrust laws, or withdraw its filing under the HSR Act or any other applicable antitrust laws, or enter into any timing agreement, without the prior written consent of SES. In the event either party receives a letter from any governmental authority stating that although the waiting period under the HSR Act or any other antitrust law applicable to the transactions will expire, such governmental authority has not yet completed any purported investigation of the Acquisition or the Transactions (a “Pre-Consummation Warning Letter”), the parties agreed the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from such governmental authority to the same effect will not be a basis for asserting that any condition to Closing under the Share Purchase Agreement has not be satisfied. On May 24, 2024, both Intelsat and SES filed their respective HSR Filings. On June 24, 2024, Intelsat and SES each received a request for additional information, often referred to as a “second request,” from the DOJ.

Each of the parties agreed to (i) consult and cooperate in good faith with each other in connection with (A) the making of any filings or obtaining any consents contemplated by the Share Purchase Agreement and (B) any action relating to the Transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, (ii) promptly provide updates to the other party with respect to any meetings, discussions, appearances or other forms of contact with any governmental authority or the staff or regulators of any such governmental authority, (iii) use reasonable best efforts to furnish to each other all information required for any applicable or other filing to be made, or any consents to be obtained, pursuant to any applicable Law in connection with the Transactions, including all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any governmental authority or the staff or regulators of any governmental authority, in connection with the Transactions (but, not including any interactions between SES or Intelsat with a governmental authority in the ordinary course of business and unrelated to the Transactions, any disclosure which is not permitted by applicable Law or any disclosure containing confidential information), in advance of furnishing, filing, or submitting any such information to any governmental authority or the staff or regulators of such governmental authority, so as to provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of one another, in connections with any such analyses, presentations, memoranda, briefs, filings, arguments, proposals and submissions and (iv) if a party receives a request for information or documentary material from any governmental authority with respect to the Share Purchase Agreement or the Transactions, make, or cause to be made and cause its affiliates to cooperate in making, as soon as reasonably practicable and after consultation with the other party, a response which is, at minimum, in substantial compliance with such request; provided that each of the foregoing is subject to certain exceptions and limitations as provided in the Share Purchase Agreement.

Each party also agreed not to, and to cause its affiliates not to, take any action or enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), the effect of which would reasonably be expected to materially delay the obtaining of, or materially increase the risk of not obtaining, any of the Required Antitrust Approvals, the Required FDI Approvals, the DCSA Approval or the Required Telecommunications Approvals.

Employee Matters

Except to the extent otherwise required by applicable Law, for the period commencing as of the Closing and ending on the earlier of (x) the date that is 12 months following the date of the Closing (such date of the Closing, the “Closing Date”) and (y) the date of termination of the applicable employee’s employment, SES agreed to provide each individual who is employed by Intelsat and its subsidiaries prior to the Closing (such employees, collectively, “Continuing Employees”) with (A) base salaries or base wages that are no less favorable than the base salaries or base wages provided by Intelsat and its subsidiaries immediately prior to the Closing, (B) target short-term cash incentive opportunities that are no less favorable than the target short-term cash incentive opportunities provided by Intelsat and its subsidiaries, (C) target long-term incentive opportunities provided by SES and its subsidiaries to their similarly-situated employees and (D) the greater of employee benefits (excluding change in control and retention bonus, and long-term, equity or equity-based incentives) substantially comparable in the aggregate to the employee benefits (excluding change in control and retention bonus, and long-term, equity or equity-based incentives) provided by (I) Intelsat and its subsidiaries immediately prior to the Closing or (II) SES and its subsidiaries to their similarly-situated employees from time to time.

Except to the extent otherwise required by applicable Law, SES has agreed to (i) give each Continuing Employees full credit for all purposes of determining any severance entitlements as specified in the Share Purchase Agreement and subject to the terms and conditions of the Share Purchase Agreement, and (ii) (A) use commercially reasonable efforts to waive any limitation on health and welfare coverage of such Continuing Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of the Combined Group to the extent such employees of Intelsat and its subsidiaries were covered under a similar benefit plan of Intelsat and its subsidiaries and (B) credit each such Continuing Employee with all deductible payments, co-payments and co-insurance paid by such employee under any medical plan of Intelsat and its subsidiaries prior to the Closing Date during the plan year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of SES or any of its affiliates for such plan year.

Intelsat and SES agreed to reasonably cooperate in good faith to comply in all material respects with all information, consultation, effects bargaining and other processes, if any, toward the relevant employees and relating to any work councils, unions and any employee representative bodies in connection with the transactions contemplated in the Share Purchase Agreement.

Intelsat and SES also agreed to reasonably cooperate to establish and implement a retention plan (the “Intelsat Retention Plan”) providing for a minimum of $40 million of payments to retain employees of Intelsat and its subsidiaries, and SES will have the authority and discretion to determine all terms of the Intelsat Retention Plan and the recipients thereunder; provided that SES will consider in good faith the recommendation of Intelsat’s Chief Executive Officer with respect to the Intelsat Retention Plan prior to such determination.

Financing Covenants

Repurchase of Notes; Termination and Refinancing of Indebtedness

Intelsat and SES agreed that SES may, in its sole discretion, deliver notice (the “Notes Repurchase Notice”) to Intelsat not less than 20 business days prior to the Closing of SES’s desire to redeem, repurchase, acquire or otherwise satisfy and discharge (any such transaction, a “Pre-Closing Notes Repurchase”) all or part of Intelsat Jackson’s 6.500% First Lien Secured Notes due 2030 (the “Intelsat Jackson Notes”). If SES delivers a Notes Repurchase Notice, Intelsat has agreed to use its reasonable best efforts to, and to use its reasonable best efforts to cause its subsidiaries and representatives to, cause such Pre-Closing Notes Repurchase to be effected on such terms and conditions and timing as set forth in the Notes Repurchase Notice, subject to SES providing all funds necessary to effect the Pre-Closing Notes Repurchase and certain other terms and conditions of the Share Purchase Agreement.

Intelsat has agreed to, and agreed to cause Intelsat Jackson to, deliver to SES prior to the Closing an executed customary payoff letter from the creditors in respect of the Credit Agreement, dated February 1, 2022, by and among Intelsat Jackson and certain other parties thereto and Barclays Bank PLC, as administrative agent and collateral agent, subject to the terms and conditions of the Share Purchase Agreement. If the Pre-Closing Notes Repurchase is exercised in respect of all outstanding Intelsat Jackson Notes, Intelsat has agreed to, and agreed to cause Intelsat Jackson to, deliver customary evidence of the redemption of the Intelsat Jackson Notes on or prior to the Closing. If (i) a Pre-Closing Notes Repurchase is exercised in respect of some but not all of the outstanding Intelsat Jackson Notes or no Pre-Closing Notes Repurchase occurs and (ii) an investment grade event (as defined in the indenture to the Intelsat Jackson Notes, an “Investment Grade Event”) occurs with respect to the Intelsat Jackson Notes on or prior to the Closing, Intelsat has agreed to, and agreed to cause Intelsat Jackson to, use reasonable best efforts to obtain and deliver to SES, no later than three business days prior to the Closing, a draft confirmation letter from the collateral agent under the indenture to the Intelsat Jackson Notes stating that all encumbrances and guarantees in connection therewith relating to the assets and properties of the Intelsat Group securing the Intelsat Jackson Notes will be released and terminated upon the occurrence of an Investment Grade Event. If either the Pre-Closing Notes Repurchase is exercised in respect of all the outstanding Intelsat Jackson Notes or an Investment Grade Event occurs with respect to the Intelsat Jackson Notes on or prior to the Closing, Intelsat had agreed to, and agreed to cause Intelsat Jackson to, deliver forms of termination, deeds of release, notices, filings or other relevant documentation evidence the release of applicable collateral in any jurisdiction in which collateral has been granted.

Intelsat has also agreed to use its commercially reasonable efforts to have certain liens listed on Intelsat’s disclosure schedules to the Share Purchase Agreement released prior to the Closing, provided that Intelsat’s failure to obtain any such release will not be considered a failure of a condition to the Closing.

Financing Cooperation

Subject to the terms and conditions of the Share Purchase Agreement, Intelsat has agreed to, and has agreed to cause its subsidiaries to, cooperate in connection with the arrangement of any financing (other than a debt financing pursuant to an offering under a registration statement with the SEC) that is reasonably requested by SES, including:

•	assisting with the preparation of materials for ratings agency presentations, bank information memoranda, offering documents, private placement memoranda and similar customary documents;

•	cooperating with syndication or marketing efforts of SES and its financing sources (including making senior management available to participate in “road shows”);

•

upon reasonable prior notice and during normal business hours, participating in a reasonable number of meetings, drafting sessions, due diligence sessions, sessions with ratings agencies and presentations to prospective lenders and investors;

•

furnishing, or using commercially reasonable efforts to cause third parties to furnish, customary financial, business and other pertinent information, documents and materials, including (i) opinions, consents and audit reports with respect to Intelsat’s consolidated financial statements, (ii) financial statements and (iii) customary comfort letters;

•	providing or obtaining documents as may be reasonably requested by SES, including customary legal opinions, officer’s certificates, bank authorization letters and consents of accountants;

•

assisting with the preparation of facilities agreements, indentures, purchase agreements and other financing documents and facilitating the pledging of collateral at the Closing and the removal of any encumbrances or securities;

•	complying with publicity guidelines with respect to the offering of any debt securities;

•

providing SES and its financing sources all documentation and other information reasonably requested by such financing sources under applicable “know your customers” and anti-money laundering laws; and

•

reasonably cooperating with SES in the preparation of customary pro forma financial statements prepared in accordance with the requirements of Regulation S-X as of the date that would be prescribed by Rule 11-02 of Regulation S-X.

Credit Support Obligations

SES agreed to use commercially reasonable efforts to cause Intelsat to be released, effective as of the Closing Date, from all liabilities under certain contracts listed on Intelsat’s disclosure schedules to the Share Purchase Agreement (“Intelsat Support Obligations”), including, to the extent reasonably necessary, using commercially reasonable efforts to arrange for and provide substitute credit support for the Intelsat Support Obligations on terms and conditions reasonably satisfactory to the beneficiaries of the Intelsat Support Obligations. If, as of the Closing, Intelsat has not been fully released from all liabilities under the Intelsat Support Obligations, then, from and after the Closing, SES has agreed to use commercially reasonable efforts to cause Intelsat to be fully released from all liabilities under any continuing Intelsat Support Obligations, including, to the extent reasonably necessary in furtherance of obtaining such releases, using commercially reasonable efforts to arrange for and provide substitute credit support on terms and conditions reasonably satisfactory to the beneficiaries of the continuing Intelsat Support Obligations.

Debt Financing

SES has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing (as defined below) in an amount that (taken together with the cash, available lines of credit and other sources of immediately available funds to SES as at the Closing) is required to consummate the Transactions (excluding the Liquidation) and pay all required amounts under the Share Purchase Agreement on the terms and conditions described in the Bridge Facility Agreement and the Share Purchase Agreement, including using reasonable best efforts to (i) maintain in full force and effect the Bridge Facility Agreement, (ii) satisfy and comply with on a timely basis all conditions and covenants to the funding of the Debt Financing in the Bridge Facility Agreement, (iii) enforce SES’s rights under the Bridge Facility Agreement (including SES’s right to cause the debt financing sources under the Bridge Facility Agreement to fund the Debt Financing upon the satisfaction of applicable conditions) and (iv) consummate the

Debt Financing on or prior to the Closing Date such that the Closing will be consummated and all amounts required to be paid by or on behalf of SES will be paid. SES has agreed to furnish to Intelsat true and complete copies of all amendments to the Bridge Facility Agreement and all material documents in relation to the Bridge Facility Agreement that are reasonable likely to affect SES’s ability to consummate the Debt Financing.

If any portion of the Debt Financing becomes unavailable, withdrawn, repudiated, terminated or rescinded, SES has agreed to promptly notify Intelsat in writing. SES has agreed not to, and to cause its affiliates not to, permit, consent to or agree to certain amendments, restatements, replacements, supplements, terminations or other modifications or waivers of provisions or remedies under the Bridge Facility Agreement (including any relief or release of any debt financing source from its obligations under the Bridge Facility Agreement other than in connection with the entry into of a replacement Debt Financing (including for those purposes, any Retained SSNs) where such replacement Debt Financing is otherwise expressly permitted under the terms and conditions of the Share Purchase Agreement) without the prior written consent of Intelsat, subject to the terms and conditions of the Share Purchase Agreement. SES has also agreed to keep Intelsat informed, upon Intelsat’s reasonable request, of the status of its efforts to arrange the Debt Financing and to promptly notify Intelsat upon the occurrence of certain events set forth in the Share Purchase Agreement. SES has agreed that the availability, terms or obtaining all or any portion of the Debt Financing is not a condition to the obligations of SES under the Share Purchase Agreement, including the obligation to consummate the Acquisition.

“Debt Financing” means, subject to the terms and conditions of the Bridge Facility Agreement and the Share Purchase Agreement, (i) the financing contemplated by the Bridge Facility Agreement and (ii) the portion of the Intelsat Jackson Notes (or any replacement thereof) (if any) that is not subject to the Pre-Closing Notes Repurchase and that will therefore remain outstanding on or after the Closing (the “Retained SSNs”).

Conditions to the Closing of the Acquisition

Each party’s obligation to consummate the Acquisition is subject to the fulfillment or waiver of various conditions, which include the following:

•

no law enacted or issued after the date of the execution of the Share Purchase Agreement in any jurisdiction for which there is a Required Antitrust Approval, a Required Telecommunication Approval that is a consent or a Required FDI Approval, or in any other jurisdiction that is material to the Combined Group, being in effect which has the effect of enjoining, restraining, making illegal or otherwise prohibiting the consummation of the Acquisition;

•

any applicable waiting period (and any extension thereof) under the HSR Act having expired or terminated and consents of, or filings under, any other antitrust laws set forth in Intelsat’s disclosure schedules to the Share Purchase Agreement having been received or made and remaining in effect;

•	the applicable FCC Consent having been obtained and considered final and any other Required Telecommunications Approvals having been received or made and remain in effect;

•	the Required FDI Approvals having been obtained, received or made and remain in effect;

•	the DCSA Approval having been obtained;

•	all waiting periods applicable to the Transactions having elapsed pursuant to Section 122.4(b) of the ITAR;

•	the Intelsat Shareholder Approval having been obtained in accordance with applicable Law and Intelsat’s organizational documents; and

•

this registration statement of which this prospectus forms a part having become effective, no stop order having been issued by the SEC and remaining in effect with respect to such registration statement, and no action seeking such a stop order by the SEC being pending and the applicable blue sky filings having been submitted to the applicable Governmental Authorities and such Governmental Authorities having authorized, approved and not objected to, as applicable the Transactions and the offering and sale of securities in connection with the Transactions.

Intelsat is not obligated to effect the Acquisition under the Share Purchase Agreement unless the following conditions are satisfied (or waived by Intelsat in its sole discretion) at or prior to the Closing:

•

each of the representations and warranties of SES set forth in the Share Purchase Agreement being true and correct as of the date of the Share Purchase Agreement and as of the Closing Date as if made as of the Closing Date (or in the case that any such representations and warranties are made as of a specified date, as of such specified date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, material adverse effect and similar qualifies set forth in such representations and warranties will be disregarded);

•

SES having performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by SES under the Share Purchase Agreement on or prior to the Closing;

•	Intelsat having received a certificate signed by an authorized officer of SES stating that the conditions in the preceding two bullet points have been satisfied; and

•

SES having delivered to Intelsat, an executed counterpart of each of the following agreements signed by SES or the Rights Agent, as applicable: the applicable transfer form (“Transfer Form”), the CVR Agreement, an applicable bill of sale (“Bill of Sale”) and all other agreements, documents, certificates and instruments required to be delivered by the Share Purchase Agreement.

SES is not obligated to consummate the Acquisition unless the following conditions are satisfied (or waived by SES in its sole discretion) at or prior to the Closing:

•

(i) each of the representations and warranties of Intelsat, as applicable, relating to the beneficial ownership of the Transferred Shares, release of encumbrances, the outstanding equity securities of Holdings, and the absence of certain changes or events being true and correct in all respects both as of the date of the Share Purchase Agreement and as of the Closing Date as if made as of the Closing Date (or in the case that any such representation and warranties are made as of a specified date, as on such specified date); (ii) each of the other representations and warranties of Intelsat, as applicable, relating to organization and qualification, authority, conflict with organizational documents of Intelsat, the existence of certain corporate interests, equity interests, brokers and Legacy CVR agreements being true and correct in all material respects both as of the date of the Share Purchase Agreement and as of the Closing Date as of made on the Closing Date (or in the case that any such representations and warranties are made as of a specified date, as of such specified date); and (iii) each of the remaining representations and warranties of Intelsat set forth in the Share Purchase Agreement being true and correct both as of the date of the Share Purchase Agreement and as of the Closing Date as though made as of the Closing Date (or in the case that any such representations and warranties are made as of a specified date, as of such specified date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect with respect to Intelsat;

•

Intelsat having performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by Intelsat under the Share Purchase Agreement on or prior to the Closing;

•	no material adverse effect with respect to Intelsat having occurred that is continuing;

•	SES having received a certificate signed by an authorized officer of Intelsat stating that the conditions in the preceding three bullet points have been satisfied;

•

Intelsat having delivered to SES an executed counterpart of each of the following agreements signed by Intelsat, as applicable: the Transfer Form, the Bill of Sale and all other agreements, documents, certificates and instruments required to be delivered by the Share Purchase Agreement;

•

if applicable pursuant to the terms of the Share Purchase Agreement, the redemption, repurchase, acquisition or other satisfaction and discharge of all or part of the Intelsat Jackson Notes having been consummated, or being consummated substantially concurrently with the Closing, in either case, in accordance with the Share Purchase Agreement; and

•

none of the Required Antitrust Approvals or Required Telecommunications Approvals has contained, required, included or imposed a Burdensome Condition and none of the Required FDI Approvals or the DCSA Approval has contained, required, included or imposed an Other Regulatory Burdensome Condition, as defined in the Share Purchase Agreement.

Termination

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated by mutual written consent of SES and Intelsat.

Either SES or Intelsat may also terminate the Share Purchase Agreement if:

•

the other party breaches or fails to perform any of its covenants or is inaccurate in its representations and warranties, which breach, failure to perform or inaccuracy would give rise to the failure of the related condition to the Closing to be satisfied at the Closing;

•

the Acquisition has not been consummated by the Outside Date; provided that if on the Outside Date certain conditions to Closing have not been satisfied or waived (in each case, as they relate to any required pre-Closing Regulatory Approval), then the parties have agreed that the Outside Date will be automatically extended to January 28, 2026 (the “First Extended Outside Date”); provided further that if on the First Extended Outside Date certain conditions to Closing have not been satisfied or waived (in each case as they relate to any required pre-Closing Regulatory Approval), then the parties have agreed that the First Extended Outside Date will be automatically extended to April 28, 2026 (the “Second Extended Outside Date”); provided, further, however, that the Share Purchase Agreement may not be terminated if the failure of the party requesting termination to fulfill any obligation under the Share Purchase Agreement is the primary cause of, or primarily results in, the failure of the Acquisition to be consummated on or prior to the Outside Date (as may have been extended);

•	if the Intelsat Shareholder Approval is not obtained subject to the terms of the Share Purchase Agreement (“Vote Condition Termination”);

•

any governmental authority in any jurisdiction for which there is a Required Antitrust Approval, a Required Telecommunication Approval that is a consent or a Required FDI Approval, or in any other jurisdiction that is material to the Combined Group, having issued an order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which such order or other action has become final and non-appealable; provided, further, however, that the Share Purchase Agreement may not be terminated if the failure of the party requesting termination to fulfill any obligation under the Share Purchase Agreement is the primary cause of, or primarily results in, the issuance of such final and non-appealable order or taking of such other action;

•

all of the Closing conditions for the other party have been satisfied, and such first party has irrevocably confirmed in writing at least three business days prior to such termination that it stands ready, willing and able to consummate the Closing and such other party has failed (for any reason) to consummate the Closing.

Termination Fees and Commercial Agreement

If the Share Purchase Agreement is validly terminated by Intelsat or SES (such terminating party, the “Terminating Party” and, such non-terminating party, the “Non-Terminating Party”) pursuant to (i) a material breach of a covenant, (ii) the failure of the Non-Terminating Party to close at a time when all applicable conditions have been satisfied or waived (other than any such condition the failure of which to be satisfied has been caused by or results from a breach by the Non-Terminating Party of any of its obligations under the Share Purchase Agreement), (iii) the expiration of the Outside Date if the Terminating Party could have terminated under foregoing clauses (i) or (ii) at such time, or (iv) the issuance of an order or any other action by any governmental authority in any jurisdiction for which there is a Required Antitrust Approval, a Required Telecommunication Approval that is a consent or a Required FDI Approval, or in any other jurisdiction that is material to the Combined Group, that has the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which such order or other action has become final and non-appealable, if the Terminating Party could have terminated under foregoing clauses (i) or (ii) at such time (each a “Breach Termination”) pursuant to the terms of the Share Purchase Agreement, then the Non-Terminating Party agreed to pay to the Terminating Party the Breach Termination Fee, together with the Terminating Party’s and its affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with the Share Purchase Agreement and the Transactions (including fees and expenses of attorneys, accountants, financial advisors and other professionals and the reasonable and documented out-of-pocket expenses incurred in connection with any action commenced to enforce the Non-Terminating Party’s obligation to pay the applicable Termination Fees) (such costs and expenses, the “Breach Termination Fee Expenses”) within 2 business days after the date of such termination.

If the Share Purchase Agreement is validly terminated by Intelsat or SES as a Vote Condition Termination, then Intelsat agreed to pay to SES the Vote Condition Termination Fee, together with SES’s and its affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with the Share Purchase Agreement and the Transactions (including fees and expenses of attorneys, accountants, financial advisors and other professionals and the reasonable and documented out-of-pocket expenses incurred in connection with any action commenced to enforce Intelsat’s obligation to pay the applicable Termination Payments) (such costs and expenses, the “Vote Condition Termination Fee Expenses”) within 2 business days after the date of such termination.

If the Share Purchase Agreement is validly terminated by Intelsat or SES for (i) the issuance of an order or any other action by any governmental authority in any jurisdiction for which there is a Required Antitrust Approval, a Required Telecommunication Approval that is a consent or a Required FDI Approval, or in any other jurisdiction that is material to the Combined Group, that has the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which such order or other action has become final and non-appealable (and such termination does not constitute a Breach Termination), or (ii) expiration of the Outside Date (and (1) such termination does not constitute a Breach Termination and (2) at the time of such termination, certain conditions relating to any required pre-Closing Regulatory Approval have not been satisfied but all other conditions have been satisfied or waived (any such termination, a “Regulatory Condition Termination” and, together with a Breach Termination and a Vote Condition Termination, the “Fee Terminations”), then SES agreed to pay to Intelsat the Regulatory Condition Termination Fee, together with Intelsat’s and its affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with the Share Purchase Agreement and the Transactions (including fees and expenses of attorneys, accountants, financial advisors and other professionals and the reasonable and documented out-of-pocket expenses incurred in connection with any action commenced to enforce SES’s obligation to pay the applicable Termination Fees) (such costs and expenses, the “Regulatory Condition Termination Fee Expenses”) within 2 business days after the date of such termination, subject to certain limitations set forth in the Share Purchase Agreement.

If the Share Purchase Agreement is validly terminated by Intelsat or SES in circumstances in which the Breach Termination Fee or the Regulatory Condition Termination Fee is payable by SES to Intelsat, then SES and Intelsat agreed to negotiate in good faith to prepare and execute the Commercial Agreement within 30 days after the date of such termination.

Amendment, Extension and Waiver of Share Purchase Agreement

The Share Purchase Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date by a written instrument executed and delivered by a duly authorized officer on behalf of such party, provided that after the Intelsat Shareholder Approval has been obtained, no amendment will be effective which pursuant to applicable law requires further approval or adoption by Intelsat’s shareholders without such further approval or adoption first being obtained.

At any time prior to the Closing, the parties may (i) extend the time for performance of any of the obligations or other acts of the parties contained in the Share Purchase Agreement, (ii) by action taken or authorized by their respective board of directors, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such party in connection with the Share Purchase Agreement, or (iii) by action taken or authorized by their respective board of directors, waive compliance by the other party with any of the agreements or conditions contained in the Share Purchase Agreement. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in a written agreement signed on behalf of such party. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

No Third-Party Beneficiaries

Except as expressly provided in the Share Purchase Agreement, nothing in the Share Purchase Agreement, express or implied, is intended to or will confer upon any other person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of the Share Purchase Agreement.

Governing Law

Except for certain provisions specifically governed by New York law, the Share Purchase Agreement and any claims, disputes or causes of action arising out of or relating to the Share Purchase Agreement, the negotiation, execution or performance of the Share Purchase Agreement or the Transactions are governed by, and interpreted, construed and enforced in accordance with, the internal laws of the Grand Duchy of Luxembourg, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the Grand Duchy of Luxembourg.

Jurisdiction

Except for certain provisions specifically subject to New York court resolutions, each of the parties irrevocably agreed that any disputes, controversies or claims arising out of or in connection with the Share Purchase Agreement of any nature whatsoever, including any dispute arising out of or in connection with its creation, existence, validity, interpretation, termination or non-performance, which cannot be amicably resolved between the parties within 30 days after written notice thereof, will be submitted to final and binding arbitration under the Rules of the London Court of International Arbitration then in effect by a panel of three arbitrators, applying the Laws of the Grand Duchy of Luxembourg subject to the terms and conditions of the Share Purchase Agreement.

Specific Performance

Each of Intelsat and SES is entitled to specific performance of the terms in the Share Purchase Agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the Share Purchase

Agreement and to enforce specifically the terms and provisions of the Share Purchase Agreement, including the right of a party to cause each other party to consummate the Transactions (as applicable), without proof of actual harm (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled in equity or at law. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of the Share Purchase Agreement. Notwithstanding anything to the contrary in the Share Purchase Agreement, the parties agreed that any action arising out of or pursuant to the specific performance provision in the Share Purchase Agreement will be governed by, construed and enforced in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Waiver of Jury Trial

Each of Intelsat and SES waived all right to a trial by jury in any action or claim arising out of any dispute in connection with the Share Purchase Agreement, any rights or obligations under the Share Purchase Agreement or the performance of any such rights or obligations.

Non-Recourse

The Share Purchase Agreement may only be enforced against, and any claims, obligations, liabilities or actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Share Purchase Agreement or the transactions contemplated thereby, or the negotiation, execution, or performance of the Share Purchase Agreement may only be made against, the parties to the Share Purchase Agreement.

RELATED AGREEMENTS – CONTINGENT VALUE RIGHTS AGREEMENT

This section describes the material terms of the contingent value rights agreement, which will be entered into and executed between SES and Equiniti Trust Company, LLC, as Rights Agent, in connection with the Closing. The rights and obligations of the parties shall be governed by the express terms and conditions of the CVR Agreement, a form of which is attached hereto as Annex B, and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the CVR Agreement. You are encouraged to read the CVR Agreement carefully in its entirety, as well as this prospectus and any documents incorporated by reference herein. This section is not intended to provide you with any factual information about either Intelsat or SES.

The CVR Agreement will set forth the terms of the CVRs to be issued to Intelsat at the Closing. A Holder is entitled to receive Applicable Consideration (as defined below) pursuant to the terms and conditions of the CVR Agreement, less any applicable withholding taxes, upon SES’s receipt of Gross Proceeds (as defined below).

The rights of Holders will be governed by and subject to the CVR Agreement.

Characteristics of the CVRs

The CVRs will not represent equity or ownership interest in SES and neither the Holders nor the CVRs will have any rights common to shareholders of SES, including voting and dividend rights. No interest will accrue on any amounts that may be payable to a Holder. The CVR payment is an unsecured general obligation of SES. There can be no assurance that any payment will be made under the CVRs, or the amount or timing of any such payment. Any amounts to be received in connection with the CVRs, and the timing of any payments, are contingent upon the occurrence of certain events that may or may not occur, and that may be outside the control of SES and Intelsat. There may be no cash amount ultimately paid in respect of the CVRs.

CVR Payments and Payment Date

The CVRs will represent the right to receive certain contingent cash payments payable by SES to the Rights Agent for the benefit of the Holders, within 90 days following the receipt by SES or any of its affiliates of any Gross Proceeds.

Following the receipt by SES or any of its affiliates of any Gross Proceeds, SES will deliver to the Rights Agent a certificate setting forth, in reasonable detail with reasonable supporting information, SES’s calculation of the Applicable Consideration with respect to such Gross Proceeds, including SES’s calculation of Gross Proceeds, Net Proceeds and Applicable Expenses (and the components thereof).

Within 5 business days following receipt of any Applicable Consideration from SES for payment to the Holders (each, a “CVR Payment Amount”), the Rights Agent will pay the applicable pro rata share of such CVR Payment Amount to (a) each Holder holding its CVRs directly on the CVR Register (i) by check mailed to the address of such Holder as reflected on the CVR Register as of the close of business on the last business day prior to such date or (ii) if such Holder has provided the Rights Agent with wire transfer instructions in writing, by wire transfer of immediately available funds to the account specified in such instructions.

SES, the Rights Agent and their respective affiliates are entitled to deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to the CVR Agreement, such amounts as are required to be deducted and withheld with respect to such payment under any provision of U.S. or non-U.S. federal, national, supranational, state, local, provincial or similar tax law, and will take all actions that may be necessary to ensure that any amounts so deducted or withheld are timely remitted to the appropriate Governmental Entity as required by applicable Law.

The rights of the Holders will be limited to those expressly provided for in the CVR Agreement.

The following terms are defined in the form of CVR Agreement attached as Annex B to this prospectus:

“Applicable Consideration” means, with respect to any Qualified Monetization, an amount equal to 42.5% of the cumulative Net Proceeds (as defined below) received by SES and its affiliates between the date of the CVR Agreement and the termination date with respect to such Qualified Monetization.

“Applicable Expenses” means, as of any date of determination with respect to any Qualified Monetization, all reasonable and documented fees and expenses incurred (or estimated in good faith to be incurred) by SES and its Affiliates in connection with such Qualified Monetization to the extent not actually reimbursed as of such time, including, without duplication, (a) out-of-pocket legal, accounting, consulting and other advisor fees and expenses, (b) Tax Costs (as defined below), (c) any sums directly attributed to requisite satellite costs (including launch and insurance), network costs and customer relocation costs (including cost of capital and interest costs) and (d) any transition costs incurred by the SES or any of its affiliates in connection with the repurposing of Applicable Spectrum. Applicable Expenses will be reduced by any reduction in actual cash Taxes payable in the taxable period of the payment or accrual of any unreimbursed fees or expenses described in the prior sentence by SES or any of its Affiliates and resulting directly from deductions arising from the payment of accrual of such unreimbursed fees or expenses, determined on a “with and without” basis with respect to any such fees or expenses paid or accrued, treating any such fees or expenses paid or accrued as the last item paid or accrued in the applicable taxable period.

“Applicable Spectrum” means SES and its affiliates’ usage rights for up to 100 MHz of the C-band downlink spectrum at 3.98–4.2 GHz; provided that, if after the date of the CVR Agreement, SES or any of its affiliates acquires, is acquired by or combines with (including in a change of control) any entity (including Eutelsat S.A., Telesat Canada, Star One S.A. or any of such Entities’ affiliates or subsidiaries) (collectively, “Other Entities”), Applicable Spectrum will not include any C-band downlink spectrum of such Other Entities, and any monetization of such C-band downlink spectrum will not be included in the determination of Gross Proceeds, Net Proceeds or Applicable Consideration.

“Applicable Transfer” means a sale or transfer of Applicable Spectrum by SES; provided that a “sale” or “transfer” will not include the provision of third party use rights with respect to Applicable Spectrum (e.g., a spectrum leasing arrangement); provided that such provision does not restrict SES and its affiliates’ ability to monetize such Applicable Spectrum pursuant to an event of Qualified Monetization; provided, further, that if such provision of use rights partially restricts such monetization by SES (e.g., granting partial rights to monetization to such third party), the Applicable Spectrum will be deemed sold or transferred only to the extent of such restriction.

“Gross Proceeds” means, with respect to any Qualified Monetization, any cash consideration, without duplication, that is actually received by SES or any of its affiliates solely to the extent such consideration directly results from the final clearance or Applicable Transfer of Applicable Spectrum pursuant to such Qualified Monetization.

“Net Proceeds” means, with respect to any Qualified Monetization, an amount equal to (a) Gross Proceeds with respect to such Qualified Monetization, minus (b) the Applicable Expenses with respect to such Qualified Monetization.

“Qualified Monetization” means (a) the adoption, enactment or promulgation of any Law by any Governmental Authority requiring the clearing of Applicable Spectrum (an “Applicable Order”) or (b) the consummation of an Applicable Transfer, in each case, whether occurring prior to or after the date of the CVR Agreement and that directly results in the receipt by SES or any of its affiliates on or after the date of the CVR Agreement and prior to the CVR Outside Date (as defined below) of cash consideration for the final clearance or transfer of Applicable Spectrum (including with respect to governmental relocation payments or private negotiations); provided, however, that in no event will (i) any (x) Regulatory Concession or (y) a Change of Control of SES be deemed a Qualified Monetization or (ii) the C-Band Order constitute an Applicable Order.

“Tax Costs” means any liability for cash taxes of any kind imposed on or with respect to SES or any of its affiliates to the extent attributable to the receipt of any Gross Proceeds, determined on a “with and without” basis with respect to any amount of Gross Proceeds received by SES or any of its affiliates, treating any Gross Proceeds received as the last item realized in the applicable taxable period; provided that (a) for the avoidance of doubt, the “with and without” basis determination (and treating any Gross Proceeds received as the last item realized in the applicable taxable period) is intended to have the effect that cash taxes imposed will be computed after reduction for any tax attribute actually used (other than tax deductions arising from the CVR payments to SES) by SES or any of its affiliates to reduce such cash Taxes payable, including net operating losses or Tax credits (and the use of any such tax attribute will not itself be considered a Tax Cost) and (b) Tax Costs will be increased by any out-of-pocket third-party costs and expenses reasonably attributable to determining the cash taxes applicable to the receipt of Gross Proceeds by SES or any of its affiliates.

Issuance of CVRs

The CVRs will be issued to Intelsat on the Closing Date.

In connection with the Liquidation, Intelsat will distribute the CVRs to Intelsat’s shareholders (including holders of Intelsat’s vested RSUs and PSUs). The CVR Agreement provides that Intelsat will also notify SES and the Rights Agent of the effectiveness of the Liquidation and provide appropriate instructions to enable the Rights Agent to update the CVR Register to reflect the distribution of the CVRs.

Transferability of CVRs; No Listing Obligation

The CVRs or any beneficial interest thereof, will be freely transferable without the prior consent of SES. Notwithstanding the foregoing, no Holder may transfer any of its CVRs or beneficial interests thereof, except:

•	as permitted under the Securities Act and other applicable federal Law or state securities or blue sky laws;

•	if such transfer would not cause SES or any subsidiary or affiliate to be required to register as an investment company under the Investment Company Act of 1940; and

•	if such transfer would not cause SES or any subsidiary or affiliate to be subject to regulation under the Investment Advisers Act of 1940.

Any attempted or purported transfer of all or a portion of the CVRs or beneficial interests thereof held by a Holder in violation of the foregoing will be null and void and of no force or effect whatsoever, such purported transferee will not be treated as a Holder of the CVRs or beneficial interests, and the Rights Agent will not register such Transfer.

The Share Purchase Agreement does not obligate SES to list the CVRs on any securities exchange, and SES has no current plans to apply to list the CVRs on any stock exchange or on an over-the-counter market. If the CVRs begin trading in the over-the-counter market or if SES determines, in its sole discretion, to list the CVRs on a securities exchange, there is no assurance that such trading or listing will continue.

The CVRs will not (i) be subject to any mandatory or optional redemption rights by the Holders or SES, (ii) mature or trigger any right to payment by the Holders in any amount or on any specific date, or (iii) be convertible into or exchangeable for any security or other interest in SES.

Redemption

The CVRs will not (i) be subject to any mandatory or optional redemption rights by the Holders or SES, (ii) mature or trigger any right to payment by the Holders in any amount or on any specific date, or (iii) be convertible into or exchangeable for any security or other interest in SES.

SES’s Acquisition of CVRs

The CVR Agreement does not prohibit SES or any of its affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.

Successors and Assigns; Merger

SES may assign any or all of its rights, interests and obligations, in its sole discretion and without the consent of any other party of the CVR Agreement, to any of its affiliates; provided that (i) SES delivers to the Rights Agent an officer’s certificate certifying that such affiliate will be able to make any applicable payments pursuant to such agreement; and (ii) the assignee agrees to assume and be bound by all of the terms of the CVR Agreement, and provided, further, that SES will remain liable for the performance by such assignee of all obligations of SES.

The CVR Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the successors of SES and each assignee. Each of the successors of SES and the assignees will expressly assume by an instrument supplemental to the CVR Agreement, executed and delivered to the Rights Agent, the due and punctual performance and observance of all of the covenants and obligations of the CVR Agreement to be performed or observed by SES. Any attempted assignment in violation of the applicable provision in the CVR Agreement will be void and of no effect.

Change of Control

SES will not consolidate, amalgamate, merge or combine with or into any other entity in which SES will not be the surviving or continuing entity in such consolidation, amalgamation, merger or combination, unless the surviving entity in such consolidation, amalgamation, merger or combination will assume all of the obligations of SES under the CVR Agreement. The CVR Agreement and the CVRs will survive any change of control.

Covenants

List of Holders

SES will furnish or cause to be furnished to the Rights Agent the names and addresses of the direct owners following SES’s receipt of notice of such direct owners’ names and addresses; provided that, notwithstanding the foregoing, SES will have no obligations pursuant to this sentence if the only direct owner is Cede & Co. at the Effective Date. The Rights Agent will reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial direct owners to SES promptly following receipt of such names and addressed from SES.

Nonassignability

SES will not, and will cause all of its applicable affiliates not to, assign the right to receive any consideration that would constitute Applicable Consideration to any person unless such person is an affiliate and such assignment is made in accordance with the applicable provisions of the CVR Agreement.

Governing Law and Submission of Jurisdiction

All claims, disputes and causes of action that may be based on, arising out of or relating to the CVR Agreement or the negotiation, execution, performance or subject matter of the CVR Agreement, will be governed by the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. With respect to any such claim, dispute or cause of action, each party to the CVR Agreement will consent and submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware.

Amendment of CVR Agreement without Consent of Holders

Without the consent of any Holders or the Rights Agent, SES may enter into one or more amendments of the CVR Agreement, for any of the following purposes:

•	to evidence the succession of another person to SES and the assumption by any such successor of the covenants of SES in the CVR Agreement;

•

to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the CVR Agreement; provided that, in each case, such provisions do not adversely affect the interests of any Holder;

•	to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent in the CVR Agreement; or

•

any other amendments, unless such amendment is adverse to the interests of any Holder (in which case such amendment will not be effective against such adversely affected Holder without such adversely affected Holder’s prior written consent but will be effective against all of the other Holders who are not adversely affected.

Amendment of CVR Agreement with the Consent of SES and Holders

With the prior written consent of each of (i) Holders holding CVRs representing at least 75% of the outstanding CVRs and (ii) SES, the Rights Agent may enter into one or more amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement.

Promptly after the execution of any such amendment by SES, the Rights Agent, and, if applicable, the Holders holding CVRs representing at least 75% of the outstanding CVRs, SES will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Upon the execution of any such amendment, the CVR Agreement will be modified in accordance therewith, such amendment will form a part of the CVR Agreement for all purposes and SES, the Rights Agent, and each Holder will be bound thereby.

Termination

The CVR Agreement and the CVRs issued thereunder will automatically terminate, without further action of the parties to the CVR Agreement, and be of no force or effect, and the parties to the CVR Agreement will have no liabilities thereunder or with respect to any of the CVRs, upon the earlier to occur of (i) the date on which all of the Applicable Spectrum has been monetized pursuant to one or more events of Qualified Monetization (and all of the Applicable Consideration resulting therefrom has been deposited with the Rights Agent for further distribution to the Holders) and (ii) 7.5 years after the date of the CVR Agreement (the “CVR Outside Date”). In the event (i) an Applicable Order has been issued prior to the CVR Outside Date or (ii) SES (or any of its affiliates) enters into a definitive agreement in respect of an Applicable Transfer prior to the CVR Outside Date, but Gross Proceeds resulting from any event described in the foregoing clause (i) or (ii) have not been received as of the CVR Outside Date, the CVR Outside Date will automatically be extended to the date on which all of the Applicable Consideration payable hereunder in respect of such event(s) has been deposited with the Rights Agent for further distribution to the Holders.

Waiver of Jury Trial

Each of SES and the Rights Agent will waive all right to a trial by jury in any action or claim arising out of any dispute in connection with the CVR Agreement, any rights or obligations under the CVR Agreement or the performance of any such rights or obligations.

RELATED AGREEMENTS – INTELSAT SHAREHOLDER SUPPORT AGREEMENTS

This section describes the material terms of the Support Agreements, entered into and executed among SES, Intelsat and (i) certain funds and accounts managed, advised or sub-advised by Pacific Investment Management Company LLC, as investment manager, advisor or sub-advisor (such funds or accounts, the “PIMCO Funds”), (ii) certain funds and/or accounts managed by The TCW Group, Inc. or its subsidiaries (the “TCW Shareholders”), (iii) PGIM, Inc., on behalf of one or more funds and/or accounts for which it serves as investment adviser (the “PGIM Shareholders”), (iv) certain funds and/or accounts managed or advised by AB CarVal Investors, L.P.(the “CarVal Shareholders”), (v) certain funds managed or advised by Davidson Kempner Capital Management L.P. (the “DKP Shareholders”), (vi) certain funds and/or accounts managed by Glendon Capital Management LP (the “Glendon Shareholders”) and (vii) certain funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Appaloosa LP, or an affiliate thereof (the “Appaloosa Shareholders”) on April 30, 2024. The rights and obligations of the applicable parties are governed by the express terms and conditions of the applicable Support Agreement, a form of which is attached hereto as Annex C, and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the form of the Support Agreement attached hereto as Annex C. You are encouraged to read the Support Agreement carefully in its entirety, as well as this prospectus and any documents incorporated by reference herein. This section is not intended to provide you with any factual information about either Intelsat or SES.

In connection with the Share Purchase Agreement, and as a material condition and inducement to SES’s willingness to enter into the Share Purchase Agreement, the Supporting Shareholders entered into Support Agreements with SES and Intelsat in substantially the form attached hereto as Annex C, pursuant to which each Supporting Shareholder irrevocably and unconditionally agreed to affirmatively vote its Intelsat common shares in favor of the Intelsat Shareholder Approval Resolutions for the Intelsat Shareholder Approval. Based on information provided by the Supporting Shareholders to Intelsat as of the date of each applicable Support Agreement, such Supporting Shareholders beneficially own an aggregate of 49,839,902 Intelsat common shares that are subject to the terms of the Support Agreements and individually own such shares as follows: the PIMCO Funds beneficially own 22,389,110 shares in the aggregate, 22,316,943 of which are subject to the terms of the PIMCO Funds Support Agreement, the TCW Shareholders beneficially own 3,704,083 shares in the aggregate, the PGIM Shareholders beneficially own 3,786,782 shares in the aggregate, the CarVal Shareholders beneficially own 5,024,830 shares in the aggregate, the DKP Shareholders beneficially own 5,209,926 shares in the aggregate, the Glendon Shareholders beneficially own 4,820,314 shares in the aggregate, and the Appaloosa Shareholders beneficially own 4,977,024 shares in the aggregate.

Intelsat has agreed that, as promptly as reasonably practicable after the effectiveness of the registration statement of which this prospectus forms a part, and in no event later than 35 days after such effectiveness, it will call a shareholder meeting to obtain the Intelsat Shareholder Approval. As described more fully below, the Supporting Shareholders have each agreed to approve the Acquisition at such meeting.

Voting

The Supporting Shareholders have agreed to appear at each Intelsat shareholders’ meeting or otherwise cause such Supporting Shareholder’s Intelsat common shares to be counted as present at such meeting for purposes of calculating a quorum at the applicable Intelsat shareholders’ meeting, including any reconvening, adjournment or postponement thereof, and vote or cause to be voted their Intelsat common shares as follows:

(A)	in favor of the Intelsat Shareholders Approval Resolutions; and

(B)

against (i) any Acquisition Proposal with respect to Intelsat or any of its subsidiaries, (ii) any other proposal, action or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, prevent, discourage or adversely affect the timely consummation of the Transactions, including against any proposal, action or transaction that could reasonably be expected to result in any condition to the consummation of the Transactions set forth in the Share Purchase Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of Intelsat pursuant to the Share Purchase Agreement or (iii) any change in the voting rights of any class of securities of Intelsat (including pursuant to any amendments to Intelsat’s organizational documents) (each of bullet points (A) and (B), collectively, the “Supported Matters”).

From the period commencing on the date of each Support Agreement until the earlier of the termination date and April 30, 2026, each Supporting Shareholder irrevocably appointed SES as its proxy and attorney-in-fact to represent the applicable Intelsat common shares and vote pursuant to the terms of the Support Agreements.

No Solicitation

Each Supporting Shareholder has agreed that it will not, directly or indirectly, subject to the limitations set forth in its respective Support Agreement:

•	solicit, initiate, knowingly encourage or facilitate, or accept any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or

•

participate in any third-party discussions, conversations, negotiations or other communications regarding, or furnish to any other person any non-public information with respect to any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal.

Lock-Up

Each Supporting Shareholder agreed that during the term of its applicable Support Agreement, such Supporting Shareholder will not transfer any applicable Intelsat common shares. Notwithstanding the foregoing, each Supporting Shareholder may transfer any or all of its applicable Intelsat common shares:

•

to any affiliates of such Supporting Shareholder, including, any distribution or transfer to any investment fund, account or other entity managed, advised or sub-advised by the same manager, advisor or sub-advisor of such Supporting Shareholder or any affiliate thereof or any distribution to partners (general or limited), members, managers, stockholders or other equity holders of any Supporting Shareholder, subject to certain limitations set forth in the respective Support Agreement;

•	with the prior written consent of SES, acting in its sole discretion;

•	in connection with any exercise of Intelsat warrants as is necessary solely to satisfy any tax withholding obligations associated with such exercise; and

•

to any person, provided that (x) prior to the time at which the Intelsat Shareholder Approval is obtained, such transfer is not to certain satellite operators or any of their affiliates, and (y) at any time, (1) such transfer is made in accordance with the requirements for transfer set forth in the Intelsat Shareholders Agreement and (2) prior to and as a condition to the effectiveness of such transfer, each person to which any of such applicable Intelsat common shares or any interest in any of such Intelsat common shares is transferred will have executed and delivered to SES a joinder agreement binding such person to the terms and provisions of the corresponding Support Agreement.

The PIMCO Funds Support Agreement contains additional exceptions to the lock-up provision.

Termination

The Support Agreements will terminate on the earliest to occur of (i) the termination of the Share Purchase Agreement in accordance with its terms; (ii) the Closing; (iii) the effectiveness of any amendment, modification or waiver to the Share Purchase Agreement, without the prior written consent of a majority of the Supporting

Shareholders holding the applicable Intelsat common shares that (A) reduces the consideration to be paid to Intelsat in connection with the Transactions, (B) changes the form of consideration payable in the connection with the Transactions, (C) extends the Outside Date or extensions thereof, or (D) otherwise amends the Share Purchase Agreement or any document or agreement referenced in the Share Purchase Agreement, in a manner that would be adverse to the Supporting Shareholders in any material respect; (iv) waiver of certain conditions to the consummation of the Transactions as set forth in the Support Agreements; (v) a material breach by SES of any of its representations, warranties, covenants or agreements contained in the Support Agreements or the Share Purchase Agreement, subject to certain limitations in the Support Agreements; (vi) the enaction or issuance of a law after the date of the Support Agreements which has the effect of enjoining, restraining, making illegal or otherwise prohibiting the consummation of the Transactions; and (vii) the mutual written consent of the parties.

U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE TRANSACTIONS

The following discussion is a general summary of U.S. federal income tax considerations relating to the Transactions that are relevant to a U.S. Holder of Intelsat common shares whose equity securities are exchanged for cash and CVRs pursuant to the Liquidation. This discussion is for general informational purposes only and is not to be construed as tax advice. Each U.S. Holder is urged to consult its tax advisor as to the particular tax considerations to such U.S. Holder of the Transactions. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This discussion is limited to U.S. Holders who hold their Intelsat common shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion does not describe any of the tax considerations arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of any alternative minimum tax, the Medicare net investment income surtax, or estate, gift or other tax laws that may be relevant or applicable to a particular holder in connection with the Transactions and the receipt of, and payments with respect to, CVRs.

This discussion does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address U.S. Holders who:

•

may be subject to special treatment under U.S. federal income tax laws, such as financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	are controlled foreign corporations or passive foreign investment companies;

•	are subject to the alternative minimum tax;

•	hold Intelsat common shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	received their Intelsat common shares in connection with the performance of services;

•	have a “functional currency” that is not the U.S. dollar;

•

are required to accelerate the recognition of any item of gross income with respect to Intelsat common shares or the CVRs as a result of such income being recognized on an applicable financial statement; or

•

own (directly, indirectly or constructively) (i) 10% or more of the total combined voting power of all classes of shares entitled to vote of Intelsat, or (ii) 10% or more of the total value of all classes of shares of Intelsat.

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Intelsat common shares, then the U.S. federal income tax considerations applicable to a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Each partnership holding Intelsat common shares and each partner therein is urged to consult its tax advisor regarding the U.S. federal income tax considerations applicable to it relating to the Transactions and the receipt of, and payments with respect to, CVRs.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax considerations of the Transactions described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Transactions or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER OF INTELSAT COMMON SHARES. EACH SUCH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE LIQUIDATION AND THE RECEIPT OF, AND PAYMENTS WITH RESPECT TO, CVRS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Intelsat common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity that is classified as a corporation, created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

U.S. Federal Income Tax Considerations of the Acquisition to U.S. Holders

Because a U.S. Holder does not participate in any exchange pursuant to the Acquisition, a U.S. Holder will not realize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition, including the acquisition by SES of Intelsat’s assets, subject to certain exceptions, and 100% of the outstanding shares of Holdings, as well as the assumption by SES of certain liabilities of Intelsat, in each case, subject to the terms and conditions of the Share Purchase Agreement.

U.S. Federal Income Tax Considerations of the Liquidation to U.S. Holders

Receipt of Cash and CVRs in the Liquidation, Generally

Following the Acquisition, in the Liquidation, Intelsat will liquidate and distribute its remaining assets to Intelsat’s sharesholders. As a result of the Liquidation, for U.S. federal income tax purposes, a U.S. Holder will be treated as receiving, in a taxable transaction, a distribution of cash and CVRs in complete liquidation of Intelsat as full payment in exchange for such U.S. Holder’s Intelsat common shares.

A U.S. Holder generally will recognize capital gain or loss on an exchange of Intelsat common shares for the cash and CVRs distributed pursuant to the Liquidation, in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the time at which the Liquidation is effective (the “Effective Time”)) of any CVRs received and (ii) such U.S. Holder’s adjusted tax basis in the Intelsat common shares deemed exchanged in the complete liquidation. Any capital gain or loss recognized generally will be long-term capital gain or loss if the exchanging U.S. Holder’s holding period for such equity securities exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of equity securities (that is, Intelsat common shares acquired at the same cost in a single transaction) exchanged pursuant to the Liquidation.

A U.S. Holder’s initial tax basis in a CVR received in the Liquidation will be equal the fair market value of such CVR at the Effective Time as determined for U.S. federal income tax purposes. The holding period for a CVR will begin on the day following the date of the Effective Time.

This discussion assumes that the receipt of cash and CVRs by a U.S. Holder in the Liquidation is treated as a “closed transaction” for U.S. federal income tax purposes, meaning that a U.S. Holder will measure its gain or loss upon its exchange of Intelsat common shares in the Liquidation based on the amount of cash received plus the fair market value of the CVRs at the Effective Time. However, the U.S. federal income tax treatment of the receipt of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Federal Income Tax Considerations of the Ownership and Disposition of CVRs

Receipt of CVR Payments

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. Holder of CVRs would recover its adjusted tax basis with respect to payments thereon.

If the receipt of payments on the CVRs are treated as payments with respect to a sale or exchange of a capital asset, then a U.S. Holder would recognize gain or loss equal to the difference between the amount of such payment(s) (less any portion of such payment(s) that may be required to be treated as imputed interest, as described below under “Imputed Interest”) and the U.S. Holder’s adjusted tax basis in the CVR. Such gain or loss would generally be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder would generally recognize a capital loss to the extent of any remaining basis after the expiration of all rights to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to certain limitations.

If the receipt of payments on the CVRs (or a payment in exchange for a CVR) are not treated as payments with respect to a sale or exchange of a capital asset, then a U.S. Holder may be treated as recognizing ordinary income in respect of such payment.

Each U.S. Holder is urged to consult its tax advisor as to the U.S. federal income tax treatment of the receipt of a payment on the CVRs.

Imputed Interest

Pursuant to the imputed interest rules of the Code, if under a contract for the sale or exchange of property one or more cash payments are due more than one year after the sale of exchange, each cash payment due more than six months after the date of such sale or exchange contains an amount of imputed interest. It is unclear to the extent that these imputed interest rules apply to payments under the CVRs. If a payment with respect to a CVR is made more than one year after the Closing Date, a portion of any CVR payment that is due more than six months after the consummation of the Liquidation may be reported as interest and subject to U.S. federal income tax as ordinary income. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made in accordance with the Code and applicable Treasury Regulations. The balance of the CVR payment will be treated as discussed above under “Receipt of CVR Payments.”

Sale, Exchange or other Disposition of a CVR

Upon a sale, exchange or other disposition of a CVR, a U.S. Holder will recognize capital gain or loss equal to the difference between (i) the sum of the amount of any cash received upon such sale, exchange or other disposition and the fair market value of any property received upon such sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in the CVR. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year. A portion of the amount received by a U.S. Holder upon the sale or exchange of a CVR may be treated as imputed interest income, determined under the method described above under “Imputed Interest.”

Termination of the CVRs for No Consideration

If the CVRs terminate without SES having made any CVR payments or payment of other consideration, a U.S. Holder should recognize capital loss equal to such U.S. Holder’s adjusted tax basis in the CVRs at the time of the termination. The deductibility of capital losses is subject to limitations. A U.S. Holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the U.S. Holder’s right to receive all payments under the CVR terminates.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, each U.S. Holder is urged to consult its tax advisor concerning the tax considerations to it resulting from the receipt of, and payments with respect to, CVRs in the Liquidation.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO IT OF THE RECEIPT OF CASH AND CVRS FOR SUCH U.S. HOLDER’S OF INTELSAT COMMON SHARES PURSUANT TO THE TRANSACTIONS, AND PAYMENTS MADE WITH RESPECT TO THE CVRS, UNDER ANY U.S. FEDERAL, STATE, NON-U.S., LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

LUXEMBOURG TAX CONSIDERATIONS OF THE TRANSACTIONS

The following discussion is a general summary of Luxembourg tax considerations relating to the Transactions that are relevant to holders of Intelsat common shares whose equity securities are exchanged for cash and CVRs pursuant to the Liquidation. This discussion is for general informational purposes only and is not to be construed as tax advice. Intelsat’s shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Transactions.

The summary of the Luxembourg tax consequences of the Transactions is based on the laws of the Grand-Duchy of Luxembourg, including the Income Tax Law of December 4, 1967, (“ITL”), the Municipal Business Tax Law of December 1, 1936, and the Net Wealth Tax Law of October 16, 1934, including the regulations promulgated thereunder, and published judicial decisions rendered by Luxembourg administrative jurisdictions that may be relevant to the Transactions, each as amended and in effect on the date hereof and is subject to any change in law or regulations or changes in interpretation or application thereof (and which may possibly have a retroactive effect). Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.

This discussion does not purport to be a complete analysis of all of the Luxembourg tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address Intelsat’s shareholders who may be subject to a special tax regime under Luxembourg income tax laws (such as the law of May 11, 2007 on family estate management companies, as amended, the law of December 17, 2010 on undertakings for collective investment, as amended, the law of February 13, 2007 on specialized investment funds, as amended, the law of July 23, 2016 on reserved alternative investment funds, the law of March 22, 2004 on securitization, as amended, the law of June 15, 2004 on venture capital vehicles, as amended and the law of July 13, 2005 on pension saving companies and association).

If a partnership (including an entity or arrangement treated as a partnership) for Luxembourg tax purposes is a beneficial owner of Intelsat common shares, then the Luxembourg tax considerations applicable to a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding Intelsat common shares and partners therein should consult their tax advisors regarding the Luxembourg considerations applicable to them relating to the Transactions and the receipt of, and payments with respect to, CVRs.

No ruling has been or will be obtained from the Luxembourg tax authorities (“LTA”), or any other taxing authority regarding the Luxembourg tax considerations of the Transactions described below. No assurance can be given that the LTA or any other taxing authority will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the LTA in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Transactions or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE LUXEMBOURG TAX CONSIDERATIONS RELATING TO THE ACQUISITION, THE LIQUIDATION AND THE RECEIPT OF, AND PAYMENTS WITH RESPECT TO, CVRS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

As used herein, a “Luxembourg individual Holder” means an individual resident in Luxembourg that is a beneficial owner of Intelsat common shares who is subject to personal income tax (impôt sur le revenu) on his or her worldwide income from Luxembourg or foreign sources.

In addition, a “Luxembourg corporate Holder” means a corporation or other entity taxable as a corporation (that is organized under the laws of Luxembourg under Article 159 of the ITL) resident in Luxembourg that is a beneficial owner of Intelsat common shares that is subject to corporate income tax (impôt sur le revenu des collectivités) and municipal business tax (impôt commercial communal) on its worldwide income from Luxembourg or foreign sources. A Luxembourg corporate holder is also subject to net wealth tax (impôt sur la fortune) on its worldwide wealth.

For purposes of this summary, Luxembourg individual holders and Luxembourg corporate holders are collectively referred to as “Luxembourg Holders.” A “Non-Luxembourg Holder” means any beneficial owner of Intelsat common shares other than a Luxembourg Holder.

Luxembourg Tax Consequences of the Acquisition to Luxembourg Holders

Because the Luxembourg Holders are not participating in any exchange pursuant to the Acquisition, Luxembourg Holders will not realize any gain or loss for Luxembourg income tax purposes as a result of the Acquisition, including the acquisition by SES of Intelsat’s assets, subject to certain exceptions, and 100% of the outstanding shares of Holdings, as well as the assumption by SES of certain liabilities of Intelsat, in each case, subject to the terms and conditions of the Share Purchase Agreement.

At the level of Intelsat, the Acquisition will entail for Luxembourg tax purposes the realization of all its assets and liabilities and thus the realization of any latent gain or loss. Any gain realized upon the transfer of its participation in Holdings should be fully tax exempt as the conditions for the Luxembourg capital gains participation exemption should be met, subject however to the application of the so-called recapture rule. As no amount has been recognized at Intelsat’s level under the so-called recapture rule, Intelsat does not expect to be taxable in relation to the sale of its assets and liabilities.

Luxembourg Tax Regime Applicable to the Issuance of the CVRs

The CVRs will be issued to Intelsat as part of the consideration for the Acquisition. As such the issuance of the CVRs should not trigger any withholding tax in Luxembourg.

Likewise, in view of the fact that the CVRs represent part of the consideration for the Acquisition to be paid to Intelsat, any contingent cash payment under the CVRs should not trigger any withholding tax in Luxembourg under article 146 of the ITL.

Luxembourg Tax Consequences of the Liquidation

Following the Acquisition, Intelsat will be liquidated and will transfer its remaining assets (including the CVRs) and liabilities to Intelsat’s shareholders.

Taxable Liquidation Profit at Intelsat Level

The distribution of the CVRs to Intelsat’s shareholders is expected to occur promptly following the Closing. It is therefore not anticipated that the value of the CVRs will vary between the Closing and the distribution of the CVRs under the Liquidation. Consequently, the Liquidation should not lead to the recognition of any capital gains attached to the CVRs at the level of Intelsat when determining its taxable liquidation result pursuant to article 169 ITL. Should the value of the CVRs increase between Closing and the distribution of the CVRs pursuant to the Liquidation, any capital gain realized should be taxable at the level of Intelsat, unless such increase in value qualifies as a price adjustment under the Acquisition, in which case it could fall under the capital gains participation exemption on the sale of the shares of Holdings. This qualification, however, remains uncertain.

Luxembourg Withholding Tax

The distribution of the CVRs to the Holders within the Liquidation should not be subject to any withholding tax in Luxembourg in accordance with Articles 97(3)(d) and 146(1) ITL.

Receipt of Cash and CVRs in the Liquidation

General

As a result of the Liquidation, Luxembourg Holders will be treated as receiving, in a taxable transaction, a distribution of cash and CVRs in complete liquidation of Intelsat as full payment in exchange for Intelsat common shares.

A Luxembourg Holder’s initial tax basis in a CVR received in the Liquidation will be equal the fair market value of such CVR at the Effective Time as determined for Luxembourg tax purposes. The holding period for a CVR will begin on the day of the Effective Time.

Luxembourg Tax Consequences of the Liquidation to Luxembourg Holders

A Luxembourg Holder of Intelsat common shares generally will recognize either capital gain or loss or, for Luxembourg corporate Holders and in accordance with Article 166 ITL, will be deemed receiving dividends for the cash and CVRs distributed pursuant to the Liquidation.

Luxembourg Individual Holders

Luxembourg individual Holders will be subject to Luxembourg income taxes for capital gains in the following cases: if the shares held in Intelsat (x) represent the assets of a business or (y) if they were acquired for speculative purposes (i.e., disposed within the Liquidation within six months after acquisition), in which case any capital gain will be taxed at ordinary income tax rates (including unemployment fund contributions), and subject to dependence insurance contribution.

If the Intelsat shares do not represent the assets of a business, and the Liquidation of Intelsat occurs more than six months after the acquisition of the Intelsat shares by such Luxembourg individual Holder, then any capital gains realized by such Luxembourg individual Holder should in principle be tax exempt unless the Intelsat shares are deemed to belong to a substantial participation within the meaning of Article 100 ITL (i.e., a direct or indirect participation representing more than 10.0 percent of the share capital, owned by the Luxembourg resident individual Holder (alone or together with his or her spouse or partner and underage children) at any time during the five years preceding the disposal), in which case, any capital gains should be taxable at half of the overall tax rate (including unemployment fund contributions) of the relevant individual. In this case, the capital gains would also be subject to dependence insurance contribution.

Luxembourg Corporate Holders

Luxembourg corporate Holders may be tax exempt on any liquidation proceed received pursuant to the Liquidation provided the conditions under the dividend participation exemption are met:

•	the Luxembourg corporate Holder is a qualifying corporate entity holding at least 10% of the total share capital of Intelsat or acquired the shares held in Intelsat for at least EUR 1,200,000; and

•	the Luxembourg corporate Holder has held its qualifying stake in the capital of Intelsat for an uninterrupted period of at least twelve (12) months at the time of the Liquidation.

Luxembourg Tax Consequences of the Liquidation to Non-Luxembourg Holders

Subject to any applicable tax treaty, an individual who is a Non-Luxembourg Holder of CVRs (and who does not have a permanent establishment, a permanent representative, or a fixed place of business in

Luxembourg to which the CVRs are attributable) will, except for certain former Luxembourg individual holders and non-Luxembourg individual holders realizing within a period of 6 months after acquisition a substantial participation within the meaning of Article 100 ITL, not be taxable in Luxembourg upon the Liquidation.

Subject to any applicable tax treaty, a corporate Non-Luxembourg Holder of CVRs (which does not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg to which CVRs are attributable) will, except for certain former Luxembourg corporate Holders and Non-Luxembourg corporate Holders realizing within a period of 6 months after acquisition a substantial participation within the meaning of Article 100 ITL, not be taxable in Luxembourg upon the Liquidation.

Luxembourg Tax Consequences of the Ownership and Disposition of CVRs

Luxembourg Withholding Tax

Payments under the CVRs to the Holders should not be subject to any withholding tax in Luxembourg as such payment should qualify as a payment for part of the consideration for the Acquisition and a payment of a substitute income to the payment of Liquidation proceeds which are not subject to withholding tax.

Receipt of CVR Payments

There is no authority addressing the Luxembourg income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain.

SES intends, however, to treat any payment under the CVRs as a price adjustment under the Acquisition. As such, payments with respect to the CVRs should be treated in the hands of Luxembourg Holders as an adjustment of the proceeds received within the Liquidation (i.e. substitute income) and should then be taxed in the same way any proceed received within the Liquidation.

Please refer to section “Luxembourg Tax Consequences of the Liquidation” above.

As discussed above, the Luxembourg income tax treatment of the CVRs is unclear. Thus, there can be no assurance that the LTA would not assert, or that a court would not sustain, a position that any CVR payment does not qualify as a substitute income. If such position were sustained, all or any part of any CVR payment could be treated as ordinary income.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a Luxembourg individual Holder holding CVRs.

Luxembourg net wealth tax will be levied on Luxembourg corporate Holders not entitled to a specific net wealth tax exemption based on Luxembourg domestic law with respect to their CVRs.

Net wealth tax is levied annually at a rate of 0.5% on the net wealth of enterprises resident in Luxembourg on an amount of unitary value as determined for net wealth tax purposes up to and excluding €500.0 million. When the unitary value exceeds the aforementioned threshold, net wealth tax is levied at 0.05% on the portion of the unitary value exceeding €500.0 million. For determining the Luxembourg net wealth, the CVR shall be valued at the fair market value.

Luxembourg net wealth tax will not be levied on a Non-Luxembourg Holder with respect to the CVRs unless they are attributable to an enterprise or part thereof which is carried on through a permanent establishment, a fixed place of business, or a permanent representative in Luxembourg of such Non-Luxembourg corporate Holder.

Sale, Exchange or Other Disposition of a CVR

Upon a sale, exchange or other disposition of a CVR, a Luxembourg Holder will recognize capital gain or loss equal to the difference between the amount of any cash received upon such sale, exchange or other disposition and the fair market value of CVR received within the Liquidation.

For Luxembourg individual Holders, please refer to section “Luxembourg Tax Consequences of the Liquidation - Luxembourg Individual Holders” above.

Capital gains realized upon the disposal of CVRs by a fully-taxable resident Luxembourg corporate Holders (without benefiting from a special tax regime) will, in principle, be subject to corporate income tax and municipal business tax.

Termination of the CVRs for No Consideration

If the CVRs terminate without having made any CVR payments or payment of other consideration by SES, Luxembourg Holders will recognize capital loss equal to acquisition price of the CVRs at the time of the Liquidation. The deductibility of capital losses is subject to limitations.

Non-Luxembourg Holders

A non-resident Holder, not having a fixed place of business, a permanent establishment or permanent representative in Luxembourg to which the CVRs are attributable, is, in principle, not subject to Luxembourg income tax on cash payment accrued or received under the CVRs or on gain realized on the sale or disposal in any form whatsoever of the CVRs.

Registration, Estate and Gift Taxes

No registration tax or stamp duty will be payable by a holder of CVRs in Luxembourg upon the disposal thereof. No estate or inheritance tax is levied on the transfer of CVRs upon the death of a holder thereof in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

THE FOREGOING SUMMARY ARE FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF LUXEMBOURG TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH AND CVRs FOR THEIR INTELSAT COMMON SHARES PURSUANT TO THE TRANSACTIONS, AND PAYMENTS MADE WITH RESPECT TO THE CVRs, UNDER ANY LUXEMBOURG, FOREIGN OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview

The unaudited pro forma condensed consolidated financial information included in this section presents the historical consolidated financial information of the SES Group, adjusted to give effect to the Acquisition of Intelsat by SES, has been prepared in accordance with Article 11 of Regulation S-X and includes the following:

a)

the unaudited pro forma condensed combined income statement of the Combined Group for the year ended December 31, 2024 that has been prepared to illustrate the effect on the condensed combined income statements of the Combined Group as if the Acquisition and related financing had been completed on January 1, 2024; and

b)

the unaudited pro forma condensed combined statement of financial position of the Combined Group as at December 31, 2024 that has been prepared to illustrate the effect on the condensed combined statement of financial position of the Combined Group as if the Acquisition had been completed on December 31, 2024 (items (a) and (b), collectively, the “pro forma financial information”).

The SES Group’s consolidated financial statements were prepared in accordance with IFRS and the Intelsat Group’s consolidated financial statements were prepared in accordance with U.S. GAAP. The pro forma financial information includes (i) adjustments to convert the financial information of the Intelsat Group from U.S. GAAP to IFRS, and (ii) reclassifications to conform the Intelsat Group’s historical accounting policies and presentation to the SES Group’s accounting policies and presentation, for known material items.

Assumed Purchase Price Allocation

The Acquisition will be accounted for as a business combination using the acquisition method of accounting under IFRS 3. The preliminary consideration amounts to €3.0 billion and is composed of the Closing Cash Consideration of €2.5 billion, the equivalent of $2.6 billion (based on an FX rate of 1.0389 as at December 31, 2024), and as explained more fully below an estimated fair value of €531 million contingent consideration in respect of CVRs, the equivalent of $552 million based on an FX rate of 1.0389 as at December 31, 2024. SES does not have full access to all financial information of the Intelsat Group due to regulatory restrictions. However, for the purpose of pro forma financial information the Company believes based on information available to the Company that the carrying values in the historical financial statements of Intelsat reasonably approximate to the fair values. As a result, for the purpose of these pro forma financial information, the assumed allocation of the estimated purchase price is based upon the carrying value of Intelsat’s assets and liabilities acquired which are assumed to approximate fair value. The actual fair values of assets and liabilities will be determined after the completion of the Acquisition and may vary materially from the assumed purchase price allocation presented in this prospectus.

Fresh Start Accounting for Intelsat Group

Intelsat Group’s assets and liabilities, other than contracts assets and liabilities, as well as deferred income taxes, were fair valued as of February 28, 2022 upon the application of fresh start accounting (“Fresh Start Accounting”).

On emergence from bankruptcy, Intelsat adopted Fresh Start Accounting in accordance with Accounting Standards Codification (“ASC”) 852 – Reorganizations. The application of the Fresh Start Accounting was reflected in Intelsat’s consolidated financial statements as of February 28, 2022 (the “Fresh Start Reporting Date”). Upon adoption of Fresh Start Accounting, reorganization values were allocated to the Intelsat Group’s individual assets and liabilities, other than deferred income taxes, based on their estimated fair values as of the Fresh Start Reporting Date, with the remaining excess value allocated to goodwill in conformity with ASC 805. The enterprise and equity value of the Company, as well as the fair values of the Intelsat’s principal assets and liabilities were estimated based on a valuation performed by third-party valuation advisors, using various valuation methods, including a calculation of the present value of future cash flows based on financial projections and a peer group trading analysis.

Basis of Unaudited Pro Forma Financial Information

The pro forma financial information of the Combined Group and the accompanying notes thereto, have been prepared on a basis illustrating the effect of the Acquisition and the related financing as if they had taken place on January 1, 2024, in respect of the unaudited pro forma condensed combined income statement, and as at December 31, 2024, in respect of the unaudited pro forma condensed combined statement of financial position.

The pro forma financial information reflects those adjustments necessary to give effect to the Acquisition and the related financing, as well as alignment to the accounting principles, financial presentation and estimates applied by SES and is prepared in accordance with the basis of preparation as described in the notes set out below.

SES believes that the assumptions applied in the pro forma adjustments are reasonable and factually supportable based on available information and give effect to events that are directly attributable to the Acquisition and related transactions. By its nature, the pro forma financial information addresses a hypothetical situation and does not, therefore represent the SES Group’s actual or future financial position or results of operations. The actual results and any future results may differ significantly from those reflected in the pro forma financial information for a number of reasons, including, but not limited to, differences in assumptions used to prepare the pro forma financial information.

In preparing the pro forma financial information, SES’s management has applied the consolidated financial information of Intelsat and its subsidiaries, rather than that of Holdings (Intelsat’s direct 100% subsidiary which is the direct and indirect shareholder of all the other Intelsat subsidiaries and affiliates). Accordingly, SES believes that the combined financial information consolidated at Intelsat level and the combined financial information consolidated at Holdings level are not materially different for the purposes of the pro forma financial information.

The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the condensed combined financial position or results of operations that would have been achieved had the Acquisition occurred on January 1, 2024, nor is it meant to be indicative of any anticipated condensed combined financial position or future results of operations that the Combined Group will experience after the completion of the Acquisition. The pro forma financial information is based on the SES Group’s accounting policies. Further review may identify additional differences between the accounting policies of the SES Group and the Intelsat Group that, when conformed, could have a material impact on the financial statements of the Combined Group. The pro forma financial information does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Acquisition.

The unaudited pro forma adjustments are based upon the best available information and assumptions which SES believes to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the assumed amounts reflected in the pro forma financial information. Adjustments included in the pro forma financial information are based on items that are factually supportable and directly attributable to the Acquisition. Other than in respect of the one-time alignment adjustments between U.S. GAAP and IFRS (as set out in Note 3, hereto), for the purposes of the unaudited pro forma condensed combined income statement, the adjustments are expected to have a continuing impact on the combined results.

Neither the assumptions underlying the preparation of the pro forma financial information nor the resulting pro forma financial information have been audited or reviewed in accordance with any generally accepted auditing standards.

We note that the adjustments made to convert Intelsat’s financial information from U.S. GAAP to IFRS, as issued by IASB are based upon the limited information available to date, are preliminary and are subject to change once more detailed information is available. However, some material differences may exist between U.S.

GAAP and IFRS that have not been disclosed because the effect would have been reversed through pro forma adjustments and would not influence the final figures. In addition, some differences have not been addressed as part of the conversion exercise when they related to items that will be re-measured at fair value as part of the forthcoming purchase price allocation exercise, as detailed below.

Rounding adjustments to the nearest one decimal place have been made and, therefore, figures shown as total may not be the exact arithmetic aggregation of the figures that preceded them. You should read the entire prospectus as a whole and not rely solely on the financial information contained in this section of the prospectus.

The pro forma financial information has been derived from and should be read in conjunction with:

•	The consolidated financial statements and accompanying notes of SES as of December 31, 2024 and 2023 and for the three years ended December 31, 2024, included in this prospectus; and

•

The consolidated financial statements and accompanying notes of Intelsat and its subsidiaries as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023 (Successor), the ten-month period ended December 31, 2022 (Successor), and the two-month period ended February 28, 2022 (Predecessor), included in this prospectus.

Unaudited pro forma condensed combined income statement

For the year ended December 31, 2024

€million	Historical SES Group (IFRS)(Note 2)	Pro forma Intelsat Group (IFRS) (Note 3)	Pro forma acquisition and financing adjustments (Note 4)	Total Pro forma combined
Revenue	2,001	1,794	(143)	3,652
C-band repurposing income	88	158	—	246
Other income	3	10	—	13
Cost of sales	(461)	(495)	147	(809)
Staff costs	(402)	(358)	(20)	(780)
Other operating expenses	(236)	(295)	(34)	(565)
Operating expenses	(1,099)	(1,148)	93	(2,154)
Depreciation expense	(650)	(475)	—	(1,125)
Property, plant and equipment impairment	(216)	(93)	—	(309)
Amortization expense	(156)	(110)	—	(266)
Intangible assets impairment	93	—	—	93
Operating profit/(loss)	64	136	(50)	150
Finance income	136	62	—	198
Finance costs	(139)	(257)	(52)	(448)
Net financing costs	(3)	(195)	(52)	(250)
Other non-operating income / expenses (net)	21	—	—	21
Share of net profit of joint ventures accounted for using the equity method	—	1	—	1
Impairment expense on investments	—	(3)	—	(3)
Profit/(loss) before tax	82	(61)	(102)	(81)
Income tax (expense)/benefit	(55)	3	—	(52)
Profit/(loss) after tax	27	(58)	(102)	(133)
Profit/(loss) for the year	27	(58)	(102)	(133)
Attributable to:
Owners of the parent	15	(56)	(102)	(143)
Non-controlling interests	12	(2)	—	10
Basic and diluted loss per share (in euro)	27	(58)	(102)	(133)
Class A shares (in million)	0.00			(0.37)
Class B shares (in million)	0.00			(0.15)

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”

Unaudited pro forma condensed combined statement of financial position

As of December 31, 2024

€million	Historical SES Group (IFRS)(Note 2)	Pro forma Intelsat Group (IFRS) (Note 3)	Pro forma acquisition and financing adjustments (Note 4)	Total Pro forma combined
Non-current assets
Property, plant and equipment	2,924	2,489	4	5,417
Assets in the course of construction	1,348	824	—	2,172
Total property, plant and equipment	4,272	3,313	4	7,589
Intangible assets	908	2,332	172	3,412
Other financial assets	34	255	—	289
Prepayments	2	—	—	2
Trade and other receivables	107	194	—	301
Deferred customer contract costs	1	—	—	1
Deferred tax assets	701	22	—	723
Total non-current assets	6,025	6,116	176	12,317
Current assets
Inventories	49	206	—	255
Trade and other receivables	649	346	(34)	961
Deferred customer contract costs	2	—	—	2
Prepayments	58	112	—	170
Income tax receivable	23	8	—	31
Restricted cash	—	11	—	11
Cash and cash equivalents	3,521	960	(2,503)	1,978
Total current assets	4,302	1,643	(2,537)	3,408
Total assets	10,327	7,759	(2,361)	15,725
Equity
Attributable to the owners of the parent	3,423	2,832	(2,875)	3,380
Non-controlling interests	69	29	(29)	69
Total equity	3,492	2,861	(2,904)	3,449
Non-current liabilities
Borrowings	4,247	2,888	—	7,135
Provisions	3	56	—	59
Deferred income	338	407	—	745
Deferred tax liabilities	212	75	—	287
Other long-term liabilities	55	98	—	153
Contingent value rights	—	—	531	531
Lease liabilities	32	626	—	658
Fixed assets suppliers	426	73	—	499
Total non-current liabilities	5,313	4,223	531	10,067
Current liabilities
Borrowings	273	—	—	273
Provisions	128	—	—	128
Deferred income	225	185	(9)	401
Trade and other payables	678	400	21	1,099
Lease liabilities	19	65	—	84
Fixed assets suppliers	184	15	—	199
Income tax liabilities	15	10	—	25
Total current liabilities	1,522	675	12	2,209
Total liabilities	6,835	4,898	543	12,276
Total equity and liabilities	10,327	7,759	(2,361)	15,725

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(€ million unless indicated otherwise)

Note 1 – Basis of preparation

The pro forma financial information, which includes the unaudited pro forma condensed combined statement of financial position as at December 31, 2024 and unaudited pro forma condensed combined income statement for the year ended December 31, 2024 has been prepared on a voluntary basis in accordance with Article 11 of Regulation S-X issued by the U.S. Securities and Exchange Commission, and the basis of the notes set out therein.

The pro forma financial information is based on:

1

The consolidated financial statements of SES as of December 31, 2024 and 2023 and for the three years then ended, prepared in accordance with IFRS Accounting Standards as issued by IASB and included elsewhere in this prospectus.

2

The consolidated financial statements of Intelsat as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023 (Successor), the ten-month period ended December 31, 2022 (Successor), and the two-month period ended February 28, 2022 (Predecessor), prepared in accordance with U.S. GAAP, and included elsewhere in this Prospectus, are considered by SES to represent the historical operations of Intelsat Holdings S.à r.l. for pro forma purposes.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting under IFRS 3. The preliminary consideration amounts to €3.0 billion, representing the Closing Cash Consideration of €2.5 billion ($2.6 billion) and, as explained more fully below, an estimated fair value of €531 million ($552 million) for the contingent consideration in respect of CVRs. SES does not have full access to all financial information of the Intelsat Group due to regulatory restrictions. However, for the purpose of pro forma financial information the Company believes based on information available to the Company that the carrying values in the historical financial statements of Intelsat reasonably approximate to the fair values. As a result, for the purpose of these pro forma financial information, the assumed allocation of the estimated purchase price is based upon the carrying value of Intelsat’s assets and liabilities acquired which are assumed to approximate fair value. The actual fair values of assets and liabilities will be determined after the completion of the Acquisition and may vary materially from the assumed purchase price allocation presented herein.

On a provisional basis, the excess of the consideration transferred over the fair value of the net identifiable assets acquired is recorded as goodwill.

The unaudited pro forma adjustments reflected in the pro forma condensed combined statement of financial position are based on items that are factually supportable and directly attributable to the Acquisition and are based upon available information, and certain assumptions described in the accompanying notes hereto, that management believes are reasonable under the given circumstances. Therefore, the pro forma financial information does not reflect the cost of any integration activities or benefits from the Acquisition, including potential synergies which may be generated in future periods.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the pro forma financial information are calculated using an estimated blended statutory rate (1.8%), which is based on assumptions related to the jurisdictions in which those adjustments will be recorded. The estimated blended statutory rate and the effective tax rate of the Combined Group could be significantly different depending on the post-transaction activities and geographical mix of profit before taxes.

The assets and liabilities of Intelsat Group were translated into euro as at December 31, 2024 using an EUR/USD exchange rate of $1.0389, while the income and expense items of Intelsat Group for the year ended December 31, 2024 were translated at the average EUR/USD exchange rate of the year of $1.0863. The same EUR/USD exchange rates have been applied to convert the pro forma adjustments expressed in U.S. dollars.

These exchange rates may differ from future exchange rates, which would have an impact on the pro forma financial information, and would also impact the purchase price accounting on the completion of the Acquisition.

The pro forma financial information does not include all information required for financial statements prepared under IFRS or U.S. GAAP and should be read in conjunction with the historical financial information of the SES Group and the Intelsat Group.

Further, Intelsat Group’s consolidated financial statements have been prepared and presented in accordance with U.S. GAAP, and therefore it may not be possible to compare the historical financial information of Intelsat Group with the historical financial information of SES Group. Investors are encouraged to review Intelsat Group’s consolidated financial statements as at and for the year ended December 31, 2024, which is included in this prospectus, in their entirety.

Note 2 – SES Group Consolidated IFRS Financial Information for 2024

This information has been extracted directly from the SES Group consolidated financial statements as at and for the year ended December 31, 2024 which are included in this prospectus.

Note 3 – Intelsat Group – U.S. GAAP to IFRS differences and alignment of presentation to SES

Unaudited adjusted Intelsat Group’s income statement

For the year ended December 31, 2024

		U.S. GAAP to IFRS adjustments and reclassifications
$million	Historical Intelsat Group USD (U.S. GAAP)	Fair value adjustments (A)	C-band repurposing (B)	Goodwill Impairment (C)	Employee Benefits (D)	Shared-based Compensation (E)	Leases (F)	Income tax (G)	Joint ventures (H)	Reclassifications (I)	Accounting estimates (J)	Intelsat Group, USD IFRS	Intelsat Group, EUR IFRS
Revenue	1,986	(37)	—	—	—	—	—	—	—	—	—	1,949	1,794
C-band repurposing income	—	—	—	—	—	—	—	—	—	172	—	172	158
Other income	—	—	—	—	—	—	—	—	—	11	—	11	10
Direct costs of revenue (excluding depreciation and amortization)	(827)	—	—	—	—	2	21	—	—	804	—	—	—
Selling, general and administrative	(459)	—	—	—	—	7	15	—	—	437	—	—	—
Other operating income/ (expense), net C-band	287	—	(121)	—	—	—	—	—	—	(166)	—	—	—
Cost of sales	—	—	—	—	—	—	—	—	—	(538)	—	(538)	(495)
Staff costs	—	—	—	—	—	—	—	—	—	(389)	—	(389)	(358)
Other operating expenses	—	—	—	—	—	—	—	—	—	(321)	—	(321)	(295)
Operating expenses, excluding depreciation, amortization and impairment	(999)	—	(121)	—	—	9	36	—	—	(173)	—	(1,248)	(1,148)
Other income (expense), net	5	—	—	—	(6)	—	—	—	1	—	—	—	—
Depreciation and amortization	(590)	—	68	10	—	—	(29)	—	—	541	—	—	—
Satellite impairment	(101)	—	—	—	—	—	—	—	—	—	—	(101)	(93)
Depreciation expense	—	—	—	—	—	—	—	—	—	(516)	—	(516)	(475)
Amortization expense	—	—	—	—	—	—	—	—	—	(24)	(95)	(119)	(110)
Impairment of goodwill, non-amortizable intangibles and other assets	(291)	—	—	291	—	—	—	—	—	—	—	—	—
Operating (loss)/profit	10	(37)	(53)	301	(6)	9	7	—	1	11	(95)	148	136
Finance income	—	—	—	—	—	—	—	—	—	68	—	68	62
Finance costs	—	—	—	—	—	—	—	—	—	(279)	—	(279)	(257)
Interest expense	(267)	10	(4)	—	—	—	(10)	—	—	271	—	—	—
Interest income	67	—	—	—	—	—	—	—	—	(67)	—	—	—
Net financing costs	(200)	10	(4)	—	—	—	(10)	—	—	(7)	—	(211)	(195)
Share of net profit of joint ventures accounted for using the equity method	—	—	—	—	—	—	—	—	—	1	—	1	1
Impairment expense on investments	—	—	—	—	—	—	—	—	—	(5)		(5)	(3)
Profit/(loss) before tax	(190)	(27)	(57)	301	(6)	9	(3)	—	1	—	(95)	(67)	(61)
Income tax expense	6	—	—	—	—	—	—	(3)	—	—	1	4	3
Profit/(loss) after tax	(184)	(27)	(57)	301	(6)	9	(3)	(3)	1	—	(94)	(63)	(58)
Profit/(loss) for the year	(184)	(27)	(57)	301	(6)	9	(3)	(3)	1	—	(94)	(63)	(58)
Attributable to:
Owners of the parent	(182)	(27)	(57)	301	(6)	9	(3)	(3)	1	—	(94)	(61)	(56)
Non-controlling interests	(2)	—	—	—	—	—	—	—	—	—	—	(2)	(2)

Unaudited adjusted Intelsat Group’s balance sheet

As of December 31, 2024

		U.S. GAAP to IFRS adjustments and reclassifications
$million	Historical Intelsat Group USD (U.S. GAAP)	Fair value adjustments (A)	C-band repurposing (B)	Goodwill Impairment (C)	Shared-based Compensation (E)	Leases (F)	Income tax (G)	Joint Ventures (H)	Reclassifications (I)	Accounting estimates (J)	Intelsat Group, USD IFRS	Intelsat Group, EUR IFRS
Non-current assets
Satellites and other property and equipment, net	4,464	—	(1,228)	(24)	—	229	—	—	(3,441)	—	—	—
Property, plant and equipment	—	—	—	—	—	—	—	—	2,585	—	2,585	2,489
Assets in the course of construction	—	—	—	—	—	—	—	—	856	—	856	824
Total property, plant and equipment	4,464	—	(1,228)	(24)	—	229	—	—	—	—	3,441	3,313
Goodwill	784	(179)	460	291	—	—	—	—	(1,356)	—	—	—
Non-amortizable intangible assets	1,050	—	—	—	—	—	—	—	(1,050)	—	—	—
Amortizable intangible assets, net	132	—	—	(20)	—	—	—	—	(112)	—	—	—
Intangible assets	—	—	—	—	—	—	—	—	2,518	(95)	2,423	2,332
Contract assets, net of current portion and allowances	50	5	—	—	—	—	—	—	(55)	—	—	—
Other assets	671	(23)	—	—	—	(241)	23	4	(434)	—	—	—
Other financial assets	—	—	—	—	—	—	—	—	264	—	264	255
Trade and other receivables	—	—	—	—	—	—	—	—	202	—	202	194
Deferred tax assets	—	—	—	—	—	—	—	—	23	—	23	22
Total non-current assets	7,151	(197)	(768)	247	—	(12)	23	4	—	(95)	6,353	6,116
Current assets
Receivables, net of allowances	312	—	—	—	—	—	—	—	(312)	—	—	—
Contract assets, net of allowances	54	(9)	—	—	—	—	—	—	(45)	—	—	—
Inventories	—	—	—	—	—	—	—	—	215	—	215	206
Inventory	215	—	—	—	—	—	—	—	(215)	—	—	—
Prepaid expenses and other current assets	127	—	—	—	—	—	—	—	(127)		—	—
Trade and other receivables	—	—	—	—	—	—	—	—	359	—	359	346
Prepayments	—	—	—	—	—	—	—	—	116	—	116	112
Income tax receivable	—	—	—	—	—	—	—	—	9	—	9	8
Restricted cash	11	—	—	—	—	—	—	—	—	—	11	11
Cash and cash equivalents	998	—	—	—	—	—	—	—	—	—	998	960
Total current assets	1,717	(9)	—	—	—	—	—	—	—	—	1,708	1,643
Total assets	8,868	(206)	(768)	247	—	(12)	23	4	—	(95)	8,061	7,759
Equity
Common shares	1	—	—	—	—	—	—	—	(1)	—	—	—
Paid-in capital	3,150	—	—	—	5	—	—	—	(3,155)	—	—	—
Retained earnings	485	(69)	(743)	247	(5)	(11)	(4)	4	96	—	—	—
Accumulated other comprehensive income (loss)	(3)	—	—	—	—	—	(14)	—	17	—	—	—

		U.S. GAAP to IFRS adjustments and reclassifications
$million	Historical Intelsat Group USD (U.S. GAAP)	Fair value adjustments (A)	C-band repurposing (B)	Goodwill Impairment (C)	Shared-based Compensation (E)	Leases (F)	Income tax (G)	Joint Ventures (H)	Reclassifications (I)	Accounting estimates (J)	Intelsat Group, USD IFRS	Intelsat Group, EUR IFRS
Treasury shares	(7)	—	—	—	—	—	—	—	7	—	—	—
Attributable to the owners of the parent	—	—	—	—	—	—			3,036	(94)	2,942	2,832
Non-controlling interests	—	—	—	—	—	—	—	—	31	—	31	29
Noncontrolling interest	31	—	—	—	—	—	—	—	(31)	—	—	—
Total equity	3,657	(69)	(743)	247	—	(11)	(18)	4	—	(94)	2,973	2,861
Non-current liabilities
Long-term debt, net of current portion	3,000	—	—	—	—	—	—	—	(3,000)	—	—	—
Borrowings	—	—	—	—	—	—	—	—	3,000	—	3,000	2,888
Contract liabilities, net of current portion	563	(140)	—	—	—	—	—	—	(423)	—	—	—
Deferred income	—	—	—	—	—	—	—	—	423	—	423	407
Finance lease liabilities, net of current portion	478	—	—	—	—	173	—	—	(651)	—	—	—
Lease liabilities	—	—	—	—	—	—	—	—	651	—	651	626
Deferred satellite performance incentives, net of current portion	76	—	—	—	—	—	—	—	(76)	—	—	—
Fixed assets suppliers	—	—	—	—	—	—	—	—	76	—	76	73
Deferred tax liabilities	—	—	—	—	—	—	—	—	79	(1)	78	75
Deferred income tax liabilities	38	—	—	—	—	—	41		(79)
Accrued retirement benefits, net of current portion	46	—	—	—	—	—	—	—	(46)	—	—	—
Provisions	—	—	—	—	—	—	—	—	59	—	59	56
Other long-term liabilities	309	—	(22)	—	—	(173)	—	—	(13)	—	101	98
Total non-current liabilities	4,510	(140)	(22)	—	—	—	41	—	—	(1)	4,388	4,223
Current liabilities
Accounts payable and accrued liabilities	233	—	—	—	—	—	—	—	(233)	—	—	—
Taxes payable	10	—	—	—	—	—	—	—	(10)	—	—	—
Income tax liabilities	—	—	—	—	—	—	—	—	10	—	10	10
Employee related liabilities	71	—	—	—	—	—	—	—	(71)	—	—	—
Accrued interest payable	63	—	—	—	—	—	—	—	(63)	—	—	—
Finance lease liabilities	36	—	—	—	—	30	—	—	(66)	—	—	—
Lease liabilities	—	—	—	—	—	—	—	—	68	—	68	65
Contract liabilities	189	3	—	—	—	—	—	—	(192)	—	—	—
Deferred income	—	—	—	—	—	—	—	—	192	—	192	185
Deferred satellite performance incentives	16	—	—	—	—	—	—	—	(16)	—	—	—
Fixed-assets suppliers	—	—	—	—	—	—	—	—	16	—	16	15
Other current liabilities	83	—	(3)	—	—	(30)	—	—	(50)	—	—	—
Trade and other payables	—	—	—	—	—	—	—	—	415	—	415	400
Total current liabilities	701	3	(3)	—	—	—	—	—	—	—	701	675
Total liabilities	5,211	(137)	(25)	—	—	—	41	—	—	(1)	5,089	4,898
Total equity and liabilities	8,868	(206)	(768)	247	—	(11)	23	4	—	(95)	8,062	7,759

Note 3 – Intelsat Group – U.S. GAAP to IFRS differences and alignment of accounting policies, estimates and presentation to SES

For the Intelsat Group, the consolidated statement of operations for the year ended December 31, 2024 and the consolidated balance sheet as at December 31, 2024 have been prepared in accordance with U.S. GAAP. As SES’s consolidated IFRS financial statements have a different presentation of the income statement and statement of financial position compared with the Intelsat Group’s U.S. GAAP financial statements and accounting records, reclassifications were performed in order to align the Intelsat Group presentation to that of SES. For the purposes of preparing the pro forma financial information, the Intelsat Group’s statement of operations and statement of financial position have been adjusted for known material differences between U.S. GAAP and IFRS.

A. Fair value adjustments – contract assets and liabilities

Under U.S. GAAP, Intelsat adopted ASU 2021-08 in the first quarter of 2022, which requires an acquirer to recognize and measure contract assets and liabilities acquired in a business combination as if the acquirer had originated the contracts rather than adjust them to fair value. IFRS 3 requires assets and liabilities to be remeasured at fair value at the time of a change of control. No measurement principle exception exists within IFRS 3, therefore contract assets and liabilities are required to be remeasured at fair value. As a result of measuring contract assets and liabilities at fair value under IFRS, the following adjustments have been made:

As at December 31, 2024, the fair value of “Contract Assets”, current and non-current, was $4 million lower than their carrying values, therefore an adjustment was recorded and presented under “Contract Assets” in the unaudited pro forma condensed combined statement of financial position. As at December 31, 2024, the fair value of the “Contract liabilities”, current and non-current, was $137 million lower than the carrying value, reflected under the “Contract liabilities” adjustment in the unaudited pro forma condensed combined statement of financial position. A deferred tax liability adjustment of $23 million was recorded in respect of the contract liabilities adjustment mentioned above, presented as a decrease under “Other assets”. Goodwill was decreased by $179 million to reflect the changes explained above. “Retained” earnings was adjusted by $69 million to reflect the income statement impact, as described below.

During the year ended December 31, 2024, the difference in amortization attached to the contract liabilities was $37 million and is reflected as a decrease under “Revenue” in the unaudited pro forma condensed combined income statement adjustments. Related to this, a decrease of $10 million in interest expense reflects the impact of the financing component of the deferred revenue adjustment.

B. C-band repurposing—Reimbursable expenses and C-band leases

Under U.S. GAAP, as of December 31, 2024, Intelsat had received all C-band related payments and reimbursements, and had completed all applicable obligations in connection with C-band repurposing efforts. Therefore, no amounts were recorded on the consolidated statement of financial position as at December 31, 2024. Reimbursement income is recorded as “Other operating income/ expense, net C-band” in the consolidated statement of operations for the year ended December 31, 2024.

IAS 20 states that a company recognizes a government grant when there is a reasonable assurance that the grant will be received, and that the entity will comply with any conditions attached to the grant. Subject to the above, IAS 20 requires government grants to be recognized in profit or loss on a systematic basis over the periods in which the entity recognizes expenses for the related costs which the grants are intended to compensate. In the case of grants relating to depreciable assets, the grant is recorded as a reduction of the cost of the depreciable asset.

As a result, as at December 31, 2024 and for the year ended December 31, 2024, the following adjustments have been made:

•

An adjustment in the amount of $1,228 million in relation to reimbursable expenses for capital expenditure is presented under “Satellites and other property and equipment, net” in the unaudited pro forma condensed combined statement of financial position, to reflect the credits to the recorded book values of the related asset when the costs had been incurred and SES has obtained reasonable assurance that the costs will be reimbursed and that it will comply with the requirements attached to the reimbursement. This adjustment had also a $25 million decrease impact on “Other liabilities”, with a $3 million reduction in “Other current liabilities” and a $22 million reduction in “Other long-term liabilities” as well as an increase in goodwill of $460 million, with the remainder of the opposite impact being presented under “Retained earnings”.

•

An adjustment of $75 million was recorded under “Depreciation and amortization” in the unaudited pro forma condensed combined income statement for the year ended December 31, 2024 in order to reflect a lower depreciation expense of the C-band fixed assets related to the reimbursable expenses for capital expenditure. The conversion from C-band operating to finance leases led to an increase in the depreciation expense of $7 million, partly offsetting the adjustment explained above, as well as an increase in “Interest expense” by $4 million.

•

An adjustment of $132 million was recorded in the unaudited pro forma condensed combined income statement for the year ended December 31, 2024, under “Other operating expense (income), net” to reflect the lower income in relation to C-band reimbursable expenses under IFRS when compared to U.S. GAAP, while $11 million reflects a decrease in expenses due to the reclassification of leases from operating leases under U.S. GAAP to finance leases under IFRS.

C. Goodwill impairment

U.S. GAAP to IFRS adjustments to the unaudited adjusted Intelsat Group’s balance sheet as at

December 31, 2024 were as follows:

Financial statement line item	Intelsat Legacy reporting unit	Intelsat CA reporting unit
Satellites and other property and equipment, net (ii)	—	(24)
Goodwill (i)	291	—
Amortizable intangible assets, net (ii)	—	(20)

U.S. GAAP to IFRS adjustments to the unaudited adjusted Intelsat Group’s income statement for the year ended December 31, 2024 were as follows:

Financial statement line item	Intelsat Legacy reporting unit	Intelsat CA reporting unit	Total
Impairment of goodwill, non-amortizable intangibles and other assets (i)	291	—	291
Depreciation and amortization (ii)	—	10	10

i.

Under U.S. GAAP, for the year ended December 31, 2024, a goodwill impairment of $291 million was recorded in respect of the Intelsat Legacy reporting unit, presented under “Impairment of goodwill, non-amortizable intangibles and other assets”. Under IFRS, the pro forma carrying value of the net assets of Intelsat Legacy’s reporting unit is lower than its fair value due to the U.S. GAAP to IFRS adjustments and therefore, Intelsat under IFRS would not have had a goodwill impairment.

ii.

During 2022, after the Fresh Start Reporting Date, an additional impairment was recorded in relation to goodwill for the Intelsat CA reporting unit under U.S. GAAP. The difference between the recoverable amount and the carrying value of the reporting unit exceeded the value of the remaining goodwill. Under U.S. GAAP, the goodwill was fully impaired, but no further impairment was recorded on the remainder of the assets included in the reporting unit as the sum of the undiscounted cash flows was greater than the carrying value of the net assets. Under IFRS, the impairment loss first reduces goodwill to zero, and if there is any additional impairment loss, the entity generally allocates it to each asset in the cash generating unit (“CGU”) on a pro rata basis.

As a result, an adjustment representing the additional IFRS impairment was recorded as at December 31, 2024, reflected as a decrease of $24 million for “Satellites and other property and equipment, net” and a decrease of $20 million for “Amortizable intangible assets, net.”, with a corresponding adjustment made to “Retained earnings”.

An adjustment of $10 million for the year ended December 31, 2024 was recorded to reflect the lower depreciation and amortization expense in respect of these assets, presented under “Depreciation and amortization”.

D. Employee benefits

For U.S. GAAP purposes, the Intelsat Group uses a market-related asset value to compute the expected return on assets, whereas IFRS requires the use of the fair market value. This difference results in a lower interest income on plan assets by $6 million for the year ended December 31, 2024 reflected in “Other income (expense), net”.

Under U.S. GAAP, the Intelsat Group has historically reflected the effect of expected administration expenses paid from plan assets implicitly in the expected investment return on plan assets. Under IFRS, expected administration expenses are recognized in the income statement, resulting in an increase in expense of $1 million for the year ended December 31, 2024, reflected in “Other income (expense), net”.

E. Share-based compensation

Under U.S. GAAP, awards with graded vesting are recognized as an expense on a straight-line basis over the vesting period. Under IFRS, an award with graded vesting is considered as separate grants with different vesting dates and fair values. As a result, an adjustment of $2 million decrease was made under “Direct costs of revenue (excluding depreciation and amortization)” and $7 million decrease under “Selling, general and administrative” expenses for the year ended December 31, 2024 in order to reflect the higher expense under IFRS.

F. Leases

Under U.S. GAAP, a lessee may classify a lease as an operating lease or a finance lease, whereas under IFRS there is a single classification method. In both cases, lessees will recognize a right-of-use asset and a lease liability. An operating lease under U.S. GAAP results in lease expense to be recognized on a straight-line basis, by amortizing the leased asset more slowly than a financing leased asset. In comparison, a lessee with a finance lease is required to apply a financing model in which the expense resulting from the lease declines during the lease term.

As a result, right-of-use assets of $241 million have been reclassified from “Other assets” to “Satellites and other property and equipment, net” in the unaudited pro forma condensed combined statement of financial position as at December 31, 2024. The adjustment to the accumulated depreciation of the right-of-use assets, driven by the classification from operating to finance lease, amounts to $12 million as at December 31, 2024. Thus, there was a total of $229 million increase to “Satellites and other property and equipment, net” as at December 31, 2024.

Also, non-current lease liabilities of $173 million have been reclassified from “Other long-term liabilities” to “Lease liabilities” and current lease liabilities of $30 million have been reclassified from “Other current liabilities” to “Lease liabilities”.

In the unaudited pro forma condensed combined income statement for the year ended December 31, 2024, an adjustment has been made in order to remove expenses related to operating leases of $21 million from “Direct costs of revenue (excluding depreciation and amortization)” and of $15 million from “Selling, general and administrative”. “Depreciation and amortization” has been increased by $29 million and “Interest expense” has been increased by $10 million in order to reflect the impact of the conversion from operating to finance lease.

G. Tax

For pro forma purposes, the pre-tax adjustments have been primarily attributed to US and Luxembourg entities, which have not recognized deferred tax assets for the majority or all of their tax attributes. As a result, the estimated income tax effects of the pre-tax adjustments of the U.S. GAAP to IFRS differences were calculated by using an assumed blended statutory rate of 1.8% which is derived by the expected tax rate in each jurisdiction.

H. Joint Ventures

Under U.S. GAAP, amortization of a basis difference between the fair value and the equity accounted carrying value of the investment in joint ventures, amounting to $1 million, has been recorded as an increase under “Operating income (expense), net” for the year ended December 31, 2024. Under IFRS, the basis difference is not applicable and therefore, $4 million including accumulated effect has been removed from the income statement against the investment in the joint venture, presented as an increase under “Other assets”.

I. Accounting policies and estimates alignment

SES management has carried out an analysis of the accounting policies and estimates of the Intelsat Group based on the financial statements to identify differences between its accounting policies and estimates and those applied by the SES Group. There are no material differences between the accounting policies, while the following differences between the accounting estimates was identified:

Useful life of orbital slot rights

SES’s accounting estimate concerning the appropriate useful economic life of GEO orbital slot rights has been that they will be of indefinite life unless there was something in the terms of the license to indicate that they could either not be renewed at the end of the term, or that such a renewal would not be at insignificant cost. The default presumption of indefinite life was also that SES will maintain operations at all the relevant GEO orbital locations. However, SES is now evolving more in the direction of a multi-orbit provider of satellite services, and hence is diverting a large part of its capital expenditure to non-GEO orbit satellite procurement. For that reason, the number of occupied operational GEO slots is likely to decline over time and hence management no longer believes that the level of certainty as to foreseeable future operations implied by paragraph 88 of IAS 38 is met. For that reason, management has updated its estimate in this area to one which assumes all GEO orbital slot rights are definite-life assets.

Intelsat’s orbital slots rights are for GEO only and historically Intelsat treated orbital slots as indefinite-life intangibles due to the conclusion that renewals are essentially perpetual in nature. In an effort to align with SES’s intended use of the orbital slots after the Closing of the Acquisition, the accounting estimate has been changed to definite-lived for the purposes of pro forma financial information. Assuming the orbital slots to be acquired from Intelsat had an average useful life of 10.5 years from the date of acquisition, an amortization expense for the year ended December 31, 2024 of $95 million has been recorded under “Amortization expense” in the condensed consolidated pro forma income statement and $95 million decrease under “Intangible asset” was recorded in the condensed consolidated pro forma balance sheet as at December 31, 2024.

J. Presentation Alignment (Reclassifications)

As SES’s consolidated IFRS financial statements have a different presentation of the income statement compared with the Intelsat U.S. GAAP financial statements and accounting records, reclassifications were performed in order to align the Intelsat Group’s presentation to that of SES.

The classification of certain items presented by Intelsat under U.S. GAAP has been modified in order to align with the presentation used by SES under IFRS.

Unaudited Intelsat Group’s income statement reclassification

For the year ended December 31, 2024

$million	Consolidation of Intelsat Line Items into SES Line Items	Reclassification for Presentation Purposes	Reclassifications
Revenue	—	—	—
C-band repurposing income	—	172	172
Other income	—	11	11
Direct costs of revenue (excluding depreciation and amortization)	—	804	804
Selling, general and administrative	—	437	437
Other operating income/ (expense), net C-band	—	(166)	(166)
Cost of sales	—	(538)	(538)
Staff costs	—	(389)	(389)
Other operating expenses	—	(321)	(321)
Operating expenses, excluding depreciation and amortization	—	(173)	(173)
Depreciation and amortization	—	541	541
Depreciation expense	—	(516)	(516)
Amortization expense	—	(24)	(24)
Operating (loss)/profit	—	11	11
Finance income	68	—	68
Finance costs	(279)	—	(279)
Interest expense	271	—	271
Interest income	(67)	—	(67)
Net financing costs	(7)	—	(7)
Share of net loss of joint ventures accounted for using the equity method	1	—	1
Impairment expense on investment	(5)	—	(5)
Profit/(loss) before tax	(11)	11	—
Income tax expense	—	—	—
Profit/(loss) after taxes	(11)	11	—
Profit/(loss) for the year	(11)	11	—
Attributable to:
Owners of the parent	(11)	11	—
Non-controlling interests	—	—	—

Unaudited adjusted Intelsat Group’s balance sheet

As of December 31, 2024

$million	Consolidation of Intelsat Line Items into SES Line Items	Adjustment of Line Item Naming	Reclassification for Presentation Purposes	Reclassification
Non-current assets
Satellites and other property and equipment, net	—	(3,441)	—	(3,441)
Property, plant and equipment	—	3,441	(856)	2,585
Assets in the course of construction	—	—	856	856
Total property, plant and equipment	—	—	—	—
Goodwill	(1,356)	—	—	(1,356)
Non-amortizable intangible assets	(1,050)	—	—	(1,050)
Amortizable intangible assets, net	(112)	—	—	(112)
Intangible assets	2,518	—	—	2,518
Contract assets, net of current portion and allowances	—	(55)	—	(55)
Other assets	—	(434)	—	(434)
Other financial assets	—	434	(170)	264
Trade and other receivables	—	55	147	202
Deferred tax assets	—	—	23	23
Total non-current assets	—	—	—	—
Current assets
Receivables, net of allowances	(312)	—	—	(312)
Contract assets, net of allowances	(45)	—	—	(45)
Inventories	—	215	—	215
Inventory	—	(215)	—	(215)
Prepaid expenses and other current assets	—	(127)	—	(127)
Trade and other receivables	357	—	2	359
Prepayments	—	127	(11)	116
Income tax receivable	—	—	9	9
Cash and cash equivalents	—	—	—	—
Restricted cash	—	—	—	—
Total current assets	—	—	—	—
Total assets	—	—	—	—
Equity
Common shares	(1)	—	—	(1)
Paid-in capital	(3,155)	—	—	(3,155)
Retained earnings	96	—	—	96
Accumulated other comprehensive income (loss)	17	—	—	17
Treasury shares	7	—	—	7
Attributable to the owners of the parent	3,036	—	—	3,036
Non-controlling interests	—	31	—	31
Noncontrolling interest	—	(31)	—	(31)
Total equity	—	—	—	—

$million	Consolidation of Intelsat Line Items into SES Line Items	Adjustment of Line Item Naming	Reclassification for Presentation Purposes	Reclassification
Non- current liabilities
Long-term debt, net of current portion	—	(3,000)	—	(3,000)
Borrowings	—	3,000	—	3,000
Contract liabilities, net of current portion	—	(423)	—	(423)
Deferred income	—	423	—	423
Finance lease liabilities, net of current portion	—	(651)	—	(651)
Lease liabilities	—	651	—	651
Deferred satellite performance incentives, net of current portion	—	(76)	—	(76)
Fixed assets suppliers	—	76	—	76
Deferred tax liabilities	—	79	—	79
Deferred income tax liabilities	—	(79)	—	(79)
Accrued retirement benefits, net of current portion	(46)	—	—	(46)
Provisions	—	—	59	59
Other long-term liabilities	46	—	(59)	(13)
Total non-current liabilities	—	—	—	—
Current liabilities
Accounts payable and accrued liabilities	(233)	—	—	(233)
Taxes payable	—	(10)	—	(10)
Income tax liabilities	—	10	—	10
Employee related liabilities	(71)	—	—	(71)
Accrued interest payable	(63)	—	—	(63)
Finance lease liabilities	—	(66)	—	(66)
Lease liabilities	—	66	2	68
Contract liabilities	—	(192)	—	(192)
Deferred income	—	192	—	192
Deferred satellite performance incentives	—	(16)	—	(16)
Fixed assets suppliers	—	16	—	16
Other current liabilities	(50)	—	—	(50)
Trade and other payables	417	—	(2)	415
Total current liabilities	—	—	—	—
Total liabilities	—	—	—	—
Total equity and liabilities	—	—	—	—

Note 4 – Pro forma adjustments related to the Acquisition

Unaudited pro forma adjustments to the income statement

For the year ended December 31, 2024

€million	Consolidation adjustments (A)	PPA adjustments (B, C)	Financing adjustments (D)	Total Pro forma adjustments
Revenue	(143)	—	—	(143)
C-band repurposing income	—	—	—	—
Other income	—	—	—	—
Cost of sales	147	—	—	147
Staff costs	—	(20)	—	(20)
Other operating expenses	—	(34)	—	(34)
Operating expenses	147	(54)	—	93
Depreciation expense	—	—	—	—
Property, plant and equipment impairment	—	—	—	—
Amortization expense	—	—	—	—
Intangible assets impairment	—	—	—	—
Operating (loss)/profit	4	(54)	—	(50)
Finance income	—	—	—	—
Finance costs	—	—	(52)	(52)
Net financing costs	—	—	(52)	(52)
Other non-operating income / expenses (net)	—	—	—	—
Share of net profit of joint ventures accounted for using the equity method	—	—	—	—
Impairment expense on investments	—	—	—	—
Profit/(loss) before tax	4	(54)	(52)	(102)
Income tax expense	—	—	—	—
Profit/(loss) after tax	4	(54)	(52)	(102)
Profit/(loss) for the year	4	(54)	(52)	(102)

Unaudited pro forma adjustments to the statement of financial position

As at December 31, 2024

€million	Consolidation adjustments (A)	PPA adjustments (B, C)	Financing adjustments (D)	Total Pro forma adjustments
Non-current assets
Property, plant and equipment	4	—	—	4
Assets in the course of construction	—		—	—
Total property, plant and equipment	4	—	—	4
Intangible assets	—	172	—	172
Other financial assets	—	—	—	—
Trade and other receivables	—	—	—	—
Deferred customer contract costs	—	—	—	—
Deferred tax assets	—	—	—	—
Total non-current assets	4	172	—	176
Current assets
Inventories	—	—	—	—
Trade and other receivables	(34)	—	—	(34)
Deferred customer contract costs	—	—	—	—
Prepayments	—	—	—	—
Income tax receivable	—	—	—	—
Restricted cash	—	—	—	—
Cash and cash equivalents	—	(2,503)	—	(2,503)
Total current assets	(34)	(2,503)	—	(2,537)
Total assets	(30)	(2,331)	—	(2,361)
Equity
Attributable to the owners of the parent	4	(2,887)	8	(2,875)
Non-controlling interests	—	(29)	—	(29)
Total equity	4	(2,916)	8	(2,904)
Non-current liabilities
Borrowings	—	—	—	—
Provisions	—	—	—	—
Deferred income	—	—	—	—
Deferred tax liabilities	—	—	—	—
Other long-term liabilities	—	—	—	—
Contingent value rights	—	531	—	531
Lease liabilities	—	—	—	—
Fixed assets suppliers	—	—	—	—
Total non-current liabilities	—	531	—	531
Current liabilities
Borrowings	—	—	—	—
Provisions	—	—	—	—
Deferred income	(9	—	—	(9)
Trade and other payables	(25)	54	(8)	21
Lease liabilities	—	—	—	—
Fixed assets suppliers	—	—	—	—
Income tax liabilities	—	—	—	—
Total current liabilities	(34)	54	(8)	12
Total liabilities	(34)	585	(8)	543
Total equity and liabilities	(30)	(2,331)	—	(2,361)

Note 4 – Acquisition-related pro forma adjustments

Pro forma adjustments are based upon available information and certain preliminary estimates and assumptions, as well as certain pro forma assumptions which SES management believes are reasonable.

A.	Consolidation adjustments

Revenue and cost of sales recorded between the SES Group and the Intelsat Group, and receivable/payable balances due from and due to the SES Group and the Intelsat Group have been eliminated in the pro forma financial information. Revenue recorded by the SES Group in relation to the provision of satellite capacity and equipment sales to the Intelsat Group amounted to €86 million for the year ended December 31, 2024. Revenue recorded by Intelsat Group in relation to the provision of satellite capacity to SES Group amounted to €57 million for the year ended December 31, 2024.

The associated payable and receivable positions as at December 31, 2024 have been eliminated in the unaudited pro forma condensed combined statement of financial position, resulting in a €4 million increase in “Property, plant and equipment”, €34 million decrease in “Trade and other receivables”, a €9 million decrease in “Deferred income” and a €25 million decrease in “Trade and other payables”.

B.	Transaction and related costs

Total transaction and related costs to be incurred on a combined basis by the SES Group and the Intelsat Group in connection with the Acquisition are estimated to be €285 million. Excluding total expected financing costs of €77 million, transaction costs are expected to amount to €208 million. These costs include advisory, legal, audit, valuation and other professional fees, as well as employee retention costs.

Of this, it has been estimated that €109 million transaction costs will be incurred by the SES Group in connection with the Acquisition. For the year ended December 31, 2024, €55 million has been expensed. As a result, an adjustment of €20 million has been presented under “Staff costs” and an adjustment of €34 million has been presented under “Other operating expenses” for the year ended December 31, 2024 in order to reflect these total estimated expenses for the SES Group in the unaudited pro forma condensed combined income statement. Also, an adjustment reflecting a €54 million increase in payables in respect of transaction costs has been presented under “Trade and other payables” as at December 31, 2024 with a corresponding effect in “Retained Earnings”.

C.	Preliminary purchase consideration and allocation

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3. Under this method, Intelsat Group’s assets acquired and liabilities assumed will be recorded based on their fair value. In accordance with IFRS, the SES Group measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SES does not have full access to all financial information of the Intelsat Group due to regulatory restrictions. However, for the purpose of pro forma financial information the Company believes based on information available to the Company that the carrying values in the historical financial statements of Intelsat reasonably approximate to the fair values. As a result, for the purpose of these pro forma financial information, the assumed allocation of the estimated purchase price is based upon the carrying value of Intelsat’s assets and liabilities acquired which are assumed to approximate fair value. The actual fair values of assets and liabilities will be determined after the completion of the Acquisition and may vary materially from the assumed allocated presented herein.

Preliminary purchase consideration

The preliminary purchase consideration includes SES’s payment of the Closing Cash Consideration of €2.5 billion ($2.6 billion) to acquire 100% of Intelsat’s equity, as well as the issuance of CVRs (as outlined below), which are deemed to be contingent consideration, and for which the preliminary pro forma fair value has been calculated below.

Contingent Value Rights

The CVRs will be issued to Intelsat’s current shareholders (including holders of Intelsat’s vested RSUs and PSUs) at the Closing as part of the consideration for the Acquisition. The CVRs attributable to those existing shareholders is 42.5% of the net proceeds of a follow-on C-band repurposing were such a program to be initiated by the FCC within 7.5 years of the Closing.

Under the CVR Agreement, the holder is entitled to receive an amount equal to 42.5% of the cumulative net proceeds received by SES and its affiliates between the date of issuance and the termination date, with respect to the following “qualified monetization”:

a)

adoption, enactment or promulgation of any law by any governmental authority requiring the clearing of usage rights for up to 100 MHz of the C-band downlink spectrum at 3.98 GHz - 4.2 GHz (defined in the agreement as the “Applicable Spectrum”), or

b)

the sale or transfer of Applicable Spectrum by SES that directly results in the receipt by SES or any of its affiliates, on or after the issuance date hereof and prior to the termination date, of cash consideration for the final clearance or transfer of Applicable Spectrum (including with respect to governmental relocation payments or private negotiations).

Net proceeds represent any cash consideration actually received by SES or its affiliates directly resulting from the final clearance, sale or transfer of Applicable Spectrum, minus any applicable expenses – being fees and expenses incurred (or estimated to be incurred) by SES and its affiliates, and not reimbursed, in connection with the qualified monetization.

The CVR termination date is the earlier of:

a)	the date on which all of the Applicable Spectrum has been monetized pursuant to one or more events of qualified monetization, and

b)	7.5 years after the issuance date (the outside date).

In case an applicable order has been issued prior to the outside date or SES (or any of its affiliates) enters into a definitive agreement in respect of an applicable transfer prior to the outside date, and the related proceeds have not yet been received, the outside date will be extended to the date on which all of the applicable consideration payable in respect of such event(s) has been completed.

Accounting for the CVRs

SES has concluded that the CVRs meet the definition of contingent consideration under IFRS 3 paragraph

40 and IFRS 3 Appendix A, and the contingent consideration will be recognized at its acquisition-date fair value, whether or not it is probable that a payment will be made, and will be included in the purchase price consideration.

In accordance with paragraph 11 of IAS 32, SES will classify the CVRs as a financial liability at the acquisition date, as they represent contingent consideration to be settled in cash. The CVRs will be remeasured to fair value at each reporting date with subsequent changes in fair value being accounted for as follows:

•	Subsequent changes, that qualify as measurement period adjustments, will be recorded through the purchase price accounting during the initial 12-month ‘measurement period’, or

•	Subsequent changes in the fair value of the contingent consideration, that do not qualify as a measurement period adjustment, will be recognized through the income statement until settled.

Estimated Fair Value of CVRs

The Company would like to draw attention to the fact that no payments will be made to the holders of the CVRs concerning their 42.5% interest in a potential re-purposing of the Applicable Spectrum until:

a)	such time as the closing conditions of the wider Intelsat transaction are met resulting in the CVR Agreement coming into effect, and

b)	proceeds are received by SES on completion of milestones associated with the Applicable Spectrum re-purposing and all associated costs, disbursements and taxes arising have been deducted.

With regards to the preliminary fair value of the CVRs, management calculated it using a probability-weighted model and was required to make certain assumptions in estimating a reasonable fair value which included the following:

i.	a range of potential prices($/MHz) associated with the Applicable Spectrum;

ii.	a probability of the FCC receiving auction authority to repurpose all or part of the Applicable Spectrum;

iii.	an assessment of the amount of the Applicable Spectrum to be repurposed under the FCC’s auction authority;

iv.	an assessment of the estimated average Accelerated Relocation Payments (“ARPs”) as a percentage of the proceeds and the relative share for the combined entity of SES and Intelsat;

v.	a probability of the satellite operators, including SES, being able to successfully clear portions of the Applicable Spectrum in a timely and orderly manner;

vi.	an assessment of an estimated tax rate to be applied to any proceeds;

vii.	an assessment of the phases and timing of receipt of the proceeds;

viii.	an assessment of a discount rate to be applied to the future proceeds; and

ix.	a probability of the 42.5% pay-out to the CVR holders.

As of the submission of this Form F-4, the situation concerning points i) to ix) above is uncertain. Management’s internal valuation considered the precedent benchmark of the C-band repurposing program initiated by the FCC on 28 February 2020 to clear the 300 MHz band of C-band spectrum between 3,700 and 4,000 MHz by December 2025 (“3.7 GHz Service Auction”) in combination with assumptions concerning the likely outcomes of the factors listed above, including inputs from economic spectrum experts. Specifically, management has assumed a similar compensation mechanism for satellite operators as was seen for 3.7 GHz Service Auction and a similar timeframe and timing of cash flows resulting in an aggregate probability of >50% that such a programme in this form shall be initiated and successfully completed.

For the purposes of the pro forma information, the internal valuation resulted in a pro forma preliminary fair value of $552 million (equivalent of €531 million), which has been recorded as a “contingent value rights” non-current liability and as goodwill. We note that the internal valuation calculated an estimate of the preliminary pro forma fair value of the CVRs based on IFRS standards, taking into consideration the uncertainties outlined above. As those uncertainties are resolved, the fair values of the CVRs will likely change. Moreover, the fair value of the CVRs is not necessarily indicative of the amount of the future proceeds that the CVR holders or SES may or may not receive for clearing the Applicable Spectrum, if the FCC decides to repurpose some portion of the C-band spectrum.

Management notes that due to issues outside their control (i.e. regulatory requirements), the timing of payments of ARPs may change. Such changes may have a material impact on the fair value of the CVRs. The additional information that will be derived from any future FCC approval, SES / Intelsat proposals, and further discussions and negotiations with existing users of the Applicable Spectrum will support the assumptions to be used in the valuation of the CVRs at the acquisition date and subsequent reporting dates.

Purchase price allocation

The following table summarizes the assumed purchase price allocation million in EUR:

Tangible assets	3,313
Orbital slot license rights	919
Other intangible and non-current assets	579
Current assets	684
Cash and cash equivalents	960
Borrowings	(2,888)
Other non-current liabilities	(1,335)
Current liabilities	(674)
Net identifiable assets acquired	1,557
Add: Goodwill	1,477
Net assets acquired	3,034

In order to reflect the effects of the acquisition accounting explained above, a decrease in “Cash and cash equivalents” of €2,503 million is presented in relation to the purchase consideration paid and an increase in the “contingent value rights” of €531 million. An increase in “Goodwill” of €1,477 million (the equivalent of $1,535 million) reflects the goodwill resulting from the Acquisition. The pro forma pre-acquisition goodwill of Intelsat of €1,305 million (the equivalent of $1,356 million) has been decreased to zero resulting in a net effect to goodwill of €172 million which is presented under “Intangible assets” in the unaudited pro forma adjustments statement of financial position as at December 31, 2024.

D.	Financing adjustments

SES secured financing for the acquisition through an initial €3 billion bridge facility dated April 30, 2024 (the Bridge Facility), and a $1 billion Term Loan A Facility dated June 14, 2024 (the “TLA”). Upon entering the TLA, €930 million of the Bridge Facility was cancelled. Additionally, on September 12, 2024, the Company raised €1 billion in Hybrid financing, which similarly led to the cancellation of an equivalent portion of the Bridge Facility.

Assuming the €1 billion subordinated hybrid notes (€500 million 30-year Non-Call 5.25-year tranche and a €500 million 30-year NC 8-year tranche) were issued on January 1, 2024 with an coupon that reflects current interest rates (the NC 5.25-year notes bear a coupon of 5.5% per annum, while the NC 8-year notes will bear a coupon of 6% per annum), interest expense (including amortization of loan origination costs) of €40 million would have been incurred during the period starting from January 1, 2024 till September 11, 2024 and is reflected in the unaudited condensed combined pro forma income statement.

An additional expense of €12 million was reflected in the unaudited condensed combined pro forma income statement in respect of loan origination costs related to the bridge facility and the subordinated hybrid notes.

An accrual of €8 million representing additional expected loan origination costs related to the undrawn Bridge Facility are shown within “Trade and other payables”.

Note 5 – Earnings per share

Earnings per share is calculated by dividing the net profit or loss for the year attributable to ordinary shareholders of each class of shares by the weighted average number of shares outstanding during the year as adjusted to reflect the economic rights of each class of share. The net profit or loss for the year attributable to ordinary shareholders has been adjusted to include an assumed coupon, net of tax, on the Perpetual Bonds.

Assumed coupon accruals of €15 million (net of tax) for the year ended December 31, 2024 related to the Perpetual Bonds in issue have been considered for the calculation of the basic and diluted earnings available for distribution.

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares which are primarily related to the share-based compensation plans. A calculation is done to determine the number of shares that could have been acquired at fair value based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options and the difference, if it results in a dilutive effect, is considered to adjust the weighted average number of shares.

Because the impact of these items is anti-dilutive during periods of net loss, there is no difference between basic and diluted loss per ordinary share for periods with net losses.

Profit/(loss) attributable to the owners of the parent for calculating basic and diluted earnings per share, adjusted to include the assumed coupon net of tax:

€million	Historical	Proforma
Profit/(loss) attributable to owners of the parent	15	(143)
Assumed coupon on Perpetual Bond (net of tax)	(15)	(15)

Total	—	(158)

Split between:
Class A shares (in million)	—	(131)

Class B shares (in million)	—	(27)

The weighted average number of shares based on the capital structure of SES, net of own shares held and adjusted to reflect the economic rights for calculating basic and diluted earnings per share was as follows:

	Historical	Proforma
Class A shares (in million)	351.7	351.7
Class B shares (in million)	72.9	72.9

Total	424.6	424.6

Since the Acquisition did not result in the issuance of new shares, the weighted average number of shares used for pro forma financial information remains consistent with historical data.

INFORMATION ABOUT SES

Business Overview

Founded in 1985, under the laws of the Grand Duchy of Luxembourg, SES is an industry-leader in space-based communications. For over 35 years, SES has been a trusted partner to world-leading telecommunications companies, mobile network operators, governments, institutions, internet service providers, cloud-based solutions businesses, broadcasters, video platform operators, and content owners. SES operates a multi-orbit satellite-based infrastructure across geostationary and medium earth orbits, that covers over 99% of the earth and delivers an attractive combination of high data rates, low latency, service reliability, and flexibility to meet our customers’ requirements worldwide. SES also provides access to LEO via its partnerships.

Competition

SES operates in a highly competitive and dynamic market and competition from new entrants and new satellite-based offerings is increasing in response to significant growth opportunities in our industry. SES and many of its competitors are growing their capabilities with launches of high throughput Satellite offerings in GEO and new satellite constellations in MEO and LEO. Each of these offerings have different capabilities and represent varying value propositions and strategic focus areas across a variety of target markets and applications.

Technology innovations have facilitated the production of more capable and cost-effective space-based infrastructure, enabling operators to offer an improved customer value proposition with more value for money, higher data rates, better performance, greater flexibility, and scalability to quickly expand into previously unconnected markets and geographies. In turn, many of these innovations are delivering profitable growth and attractive return on investment prospects for our industry. At the same time, the sector is seeing consolidation among incumbent satellite operators where there is a logic to increasing scale, unlocking operational efficiencies, optimizing capital expenditures, improving return on investment, and delivering better services for customers. Satellite operators are also seeking to get closer and more integral to customers in their target market segments through vertical integration initiatives, such as our own acquisition of DRS Global Enterprise Solutions in 2022.

SES’s competitors include other satellite operators operating in various orbits, such as Starlink, Viasat-Inmarsat, Eutelsat OneWeb, EchoStar and its subsidiary Hughes, and Telesat, as well as many national and regional operators. SES also faces vigorous competition from suppliers of terrestrial communications (fibre, copper lines or coaxial cables, 2G/3G/4G/5G or microwave).

Employees and Human Capital Resources

SES’s human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating its existing and new employees, in addition to offering attractive & fair compensation and benefits to its employees. SES engages contractors and third-party service providers in connection with its business operation and certain of its employees are a party to collective bargaining agreements.

As of December 31, 2024, SES employed more than 2,000 people worldwide, a majority of which are based in Luxembourg and in the U.S. About 90 different nationalities are represented at SES. Per number of employees, U.S., Germany, Israel, France and Romania are the top five nationalities represented at SES.

Intellectual Property

SES has a portfolio of international patents and internationally registered trademarks. SES protects its proprietary business information, products, services and branding in a variety of ways, including by relying on patent and trademark laws, trade secrets laws, entry into agreements that include confidentiality, non-disclosure and data protection clauses and by complying with its internal intellectual property policies and procedures.

Besides a trademark proceeding which is currently pending as settlement negotiations are ongoing between SES and the claimant, SES is currently not involved in any material intellectual property legal proceedings or litigation.

Property, Plant and Equipment

SES is headquartered in Betzdorf, Grand Duchy of Luxembourg and it is home to the company’s administrative headquarters and one of its prime satellite operation centers. The land that underlies SES’s Luxembourg operations is partially owned, and partially leased on a long-term basis from the government of the Grand Duchy of Luxembourg, pursuant to a lease that expires in 2029.

SES also has key offices in The Hague (Netherlands), Reston (Virginia), Bristow (Virginia), Washington D.C., Unterföhring (Germany), Bucharest (Romania), São Paulo (Brazil), Dubai and Singapore. In Israel, SES has an office and a teleport at Emek HaEla. In total, SES leases or owns more than 25 sites where major satellite services centers, teleports and offices are located (excluding third-party teleports and points of presence). The satellite operations facility of LuxGovSat S.A., a joint venture between SES and the Luxembourg government, is also located in Luxembourg.

SES’s principal tangible assets are its satellites, its teleports and its ground network. SES uses a worldwide ground network to operate its satellite fleet and to manage the communications services that it provides to its customers. The ground infrastructure network is mainly composed of telemetry and control (TT&C) and/or data/video service uplink/downlink sites and communications systems monitoring sites. The earth stations in SES’s ground network provide commercial TT&C and/or data/video service uplink/downlink and beam-monitoring services. SES owns teleports in the U.S., Luxembourg and Germany and leases facilities at more than 50 other locations for satellite/commercial operations worldwide (excluding SES Space & Defense sites and SOHO (Small Office / Home Office) type offices). SES also contracts with the owners of some of these facilities for the provision of additional services. SES’s network also consists of the leased communications links that connect the teleports and service gateways to its satellite operations centers or platform locations as well as to customer sites and general carrier POPs (points of presence for network carriers/providers).

The leases relating to SES’s teleports, points of presence, and office space expire at various times. SES does not believe that any such properties are individually material to SES’s business or operations and expects that SES could find suitable properties to replace such locations if the leases were not renewed at the end of their respective terms.

Commitment to Environmental, Social & Governance (ESG) Matters

In 2021, SES developed its ESG strategy to align its operations to the UN’s Sustainable Development Goals. In 2024, we reinforced our ESG strategy by incorporating the results of an assessment designed to incorporate key internal and external stakeholder perspectives; underscore our increased focus on environmental initiatives; and position SES as a leader in the space sector.

Legal Proceedings

From time to time, SES may be involved in various legal proceedings arising out of its operations. SES is not currently a party to any legal proceedings that, in the opinion of its management, are likely to have a material adverse effect on SES’s business, financial condition, results of operations or prospects. Regardless of outcome, litigation can have an adverse impact on SES because of defense and settlement costs, diversion of management resources and other factors.

“Foreign Private Issuer” Status

SES will qualify as a “foreign private issuer” under SEC rules and will report under the Exchange Act as a non-U.S. company with “foreign private issuer” status and will be subject to the reporting requirements under the

Exchange Act applicable to foreign private issuers. As long as SES continues to qualify as a foreign private issuer under the Exchange Act, SES will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, SES will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Corporate Information

SES’s principal executive office is located at Château de Betzdorf, L-6815 Betzdorf (Grand Duchy of Luxembourg) and its telephone number is + 352 710-725-1.

SES – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of SES’s financial condition and results of operations together with its consolidated financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to SES’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus, SES’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

For the purposes of the following discussion and analysis of SES’s financial condition and results of operations, references to SES are to SES and its subsidiaries.

COMPANY OVERVIEW

This overview section generally discusses our operating results as of December 31, 2024, unless otherwise noted.

SES has a vision to deliver amazing experiences everywhere on earth by distributing the highest-quality video content and providing seamless connectivity around the world. SES operates more than 70 satellites in two different orbits—in Geostationary Orbits (“GEO”) and in Medium Earth Orbits (“MEO”)—covering over 99% of the earth and delivering a combination of high data rates, low latency, service reliability, and flexibility with the aim to meet its customers’ requirements worldwide.

SES’s business supports a range of applications, including the transmission of direct-to-home (“DTH”) television broadcasts, a high-value application with persistent characteristics. SES also provides connectivity and cloud services, including very small aperture terminal networks (“VSAT”), broadband internet access, and mobile backhaul, to enterprises, institutions and governments.

Recent Developments

Redemption of $2 Billion of Intelsat Jackson Notes

On April 30, 2025, SES announced that it may, subject to market conditions, elect to issue new notes and use the proceeds to (i) redeem, at the Closing, approximately $2 billion in aggregate principal amount of the Intelsat Jackson Notes in accordance with the terms and conditions of the notes or (ii) prior to the repurchase up to $2 billion of notes through open market purchases. Following the Closing, SES also may, from time to time, repurchase the notes in market purchases or otherwise.

Repurchase of €625,000,000 Deeply Subordinated Fixed Rate Resettable

On January 23, 2025, SES announced that it had repurchased in the open market an aggregate amount of €99,978,000 principal amount of its €625,000,000 Deeply Subordinated Fixed Rate Resettable Notes issued on May 27, 2021. The repurchased notes will be cancelled in accordance with the terms and conditions of the notes. Following this transaction, the outstanding principal amount of the notes will be €525,022,000. Payment will be made in accordance with the standard procedures of Clearstream, Luxembourg, and/or Euroclear.

IRIS2

On December 16, 2024, the SpaceRISE consortium, led by SES, has signed the Concession Contract with the European Commission to design, deliver, and operate the innovative, multi-orbit IRIS2 sovereign connectivity system: Infrastructure for Resilience, Interconnectivity and Security by Satellite (“IRIS²”); for a period of 12 years, with the network expected to provide services from the beginning of 2030.

IRIS2 is expected to play a transformative role in reinforcing Europe’s resilience, digital sovereignty, and low-latency connectivity for all EU Member States and is intended to enhance Europe’s ability to respond to crises, protect essential infrastructure, and bridge the digital divide.

SES’s contribution to IRIS2 will be to develop, procure, and operate 18 new MEO satellites providing 100% pole-to-pole coverage with carrier-grade connectivity solutions. SES will have rights to commercialize the MEO capacity and part of the LEO capacity of the IRIS2 system. The compelling combination of high-throughput data rates, low latency, service flexibility, and managed solutions will cater to EU’s sophisticated requirements, as well as allied nations and SES’s customers around the world.

The initial phases of IRIS2 will benefit from upfront public funding with limited need for private financing in the early years of design and procurement. In total, SES will contribute approximately 50% of the MEO cost while having the benefit of commercializing about 90% of the MEO capacity and part of the LEO capacity.

If confirmed twelve months after the original contract signature date (December 16, 2024) through a contractual mechanism which allows SES to evaluate the status of the IRIS2 contract execution and its compliance with SES’s investment conditions, the associated capital expenditure of up to EUR 1.8 billion is currently expected to mainly arise in the period from 2027 and 2030 and to be financed through a combination of business cash flows and additional borrowing, if required.

With deployment of SES’s O3b mPOWER anticipated to be completed in 2027 and subsequent commercial ramp-up, the delivery of IRIS2 is well timed to provide next-generation MEO capabilities to serve expanding customer demand for SES’s high-performance connectivity solutions, underpinning profitable growth into the next decade. The IRIS2 satellites will form the foundation for SES’s next-generation MEO capabilities.

The contract grants protections to support SES’s IRR including, but not limited to, i) a rendezvous point at the end of 2025 to validate the project cost, technical requirements, and delivery timetable, whereby any party can exit in the event of excess expected cost, not meeting technical requirements, and/or delays to the in-service date; ii) mechanism to seek renegotiation to protect the IRR for qualifying reasons, such as delay in start of service; iii) certain protections from annual cost overruns; and iv) the Commission will cover any extra cost resulting from launch failures up to in-orbit validation.

In December 2024 the Group received an initial funding (“Pre-financing”) of EUR 300 million (2023: EUR nil) from the European Commission for IRIS2 program costs arising in the first year of the program for both the Group and other consortium members and subcontractors. In the event of an early termination of the Concession Agreement for IRIS2, the Group has a contractual commitment to refund the European Commission any residual portion of the EUR 300 million Pre-financing which is unused or uncleared against milestones accepted in accordance with the Concession Agreement.

On December 17, 2024, SES successfully launched O3b mPOWER satellites seven and eight. Both satellites will join the first six O3b mPOWER spacecraft already in operation at medium Earth orbit (MEO), adding incremental capacity to the initial O3b mPOWER constellation by mid-2025. The seventh and eighth O3b mPOWER satellites feature redesigned payload power modules and will bolster SES’s second-generation MEO system to continue delivering high-throughput and predictable low-latency services at scale.

On January 23, 2025, SES announced it had repurchased in the open market an aggregate amount of €99,978,000 principal amount of its €625,000,000 Deeply Subordinated Fixed Rate Resettable securities issued on May 27, 2021. In accordance with the terms and conditions of the securities, the purchased securities will be cancelled. Following these transactions, the outstanding principal amount of the securities is €525,022,000. Payment in relation to the securities will be made in accordance with the usual procedures of Clearstream,

Luxembourg, and/or Euroclear. The success of these transactions reduces SES’s outstanding debt obligation, demonstrating SES’s financial flexibility and its strong cash-generation profile.

About SES’s Business Units

SES does business in one operating segment, namely the provision of satellite-based data transmission capacity, and ancillary services, to customers around the world.

The Senior Leadership Team, which is the chief operating decision-making committee in SES’s corporate governance structure, reviews SES’s financial reporting and generates proposals for the allocation of SES’s resources which are submitted for validation to the SES Board. Additionally, SES provides revenue information on a more disaggregated basis, namely split into its two business units – Networks and Video.

Networks

SES’s Networks business unit is focused on delivering secure, reliable, and high-performing connectivity products and services to customers across three sub-units—Government, Fixed Data, and Mobility.

SES’s Government sub-unit delivers secure and reliable connectivity to support mission-critical requirements of government agencies and institutions in the most demanding locations worldwide. Our Government sub-unit accounted for 50% of the revenue generated in Networks (2023: 49%), 75% of which is generated from contracts with U.S. defense and civilian agencies while the remaining 25% is generated from a range of global government and institutional clients such as the United Nations, the Luxembourg Government, and the European Space Agency.

By providing connected services and end-to-end satellite solutions through a secure integrated space and terrestrial network, we enable a range of connectivity capabilities for government services such as Intelligence and Surveyance and Recovery missions. In addition, we secure connectivity for land-based operations, and communications on the move for mobile missions on land, sea, and air. We also enable governments, NGOs, and humanitarian organizations to mount coordinated crisis responses for humanitarian assistance and disaster recovery.

SES’s Mobility sub-unit is split between (i) in-flight connectivity and (ii) maritime connectivity, which has a customer base that includes major cruise lines. Our Mobility sub-unit accounted for 28% of Networks revenues (2023: 26%), of which 50% resulted from supporting key in-flight connectivity providers such as Gogo Commercial Aviation (part of Intelsat), Thales Avionics, Panasonic, and Anuvu, which rely on us for fast, reliable connectivity to support their major airline clients. We also operate a business key connectivity service, Luxstream, on behalf of our partner Collins Aerospace. The other 50% of revenue generated under this sub-unit stems from a combination of serving the top major cruise lines such as MSC, Carnival, Virgin Voyages, and Royal Caribbean, as well as commercial maritime customers like Marlink. Our onboard connectivity service enables guaranteed data speeds, low latency, and secure satellite connectivity globally, and it includes the fully managed end-to-end service of SES Cruise mPOWERED + Starlink solution.

Our Fixed Data sub-unit enables major telecom companies and mobile network operators to expand their coverage and connect more people in more places with 4G and 5G services. Fixed Data accounted for 22% of Networks revenue (2023: 25%). Our customer base in this sub-unit is well distributed across all geographies and key markets from the Americas to Asia-Pacific. Approximately 50% of Fixed Data revenue was generated from the Americas; Europe, Africa, and the Middle East accounted for approximately 30% of revenue; Asia-Pacific region accounted for 20% of revenue. Our customers include major telecom companies and mobile network operator such as AT&T, Claro, Digicel, Orange, Verizon, and Reliance Jio; value-added service providers such as Marlink, RigNet, and Speedcast; and cloud organizations like Microsoft. These customers benefit from our managed network services which deliver private connectivity from SES gateways, creating a dedicated end-to-end connection from remote sites to our customers’ networks and/or cloud-based applications, while supporting rural inclusion projects.

Video

SES’s Video business unit generates revenue from a combination of the following offerings—broadcast Neighborhoods (primarily direct-to-home), Direct-To-Consumer (through our platform in Germany), and Sports & Events. Our Video business has a reach of 362 million TV homes, with a high presence in the European market where we deliver high-quality content.

57% of our Video revenue was generated from European markets such as Germany, the UK, France, and Spain, 21% was generated from our international business operations in Latin America and Asia-Pacific, where we’ve established strong positions and relationships and have customers that include Canal+, DISH, Ethiosat, NewSpace India, and Oi, and 6% was generated from our North American neighborhoods.

Under our Neighborhoods offering, our global satellite infrastructure is relied on by the world’s leading broadcasters, platform operators, and content owners to deliver entertainment, news, and information to audiences in 362 million direct-to-home, direct-to-cable, and Internet Protocol TV households across the globe.

SES operates HD+, a leading Direct-To-Consumer TV platform in Germany which serves approximately two million paying subscribers with high-quality HD TV content at home and on the go and accounted for 13% of Video business unit revenue. Our HD+ services also enable viewers to access 26 private HD TV channels and three private UHD TV channels, as well as 50 free HD TV channels, via a paid subscription.

Our Sports & Events business works with the world’s largest sports organizations and events companies to distribute premium live sports and events every single day. In tandem with our extensive reach, we enable our customers to connect with their audiences on all screens via cost-effective workflows that reduce complexity. While changing viewing patterns will continue to weigh on demand for satellite capacity, our customers continue to make long-term contractual commitments and rely on SES to distribute their most valuable content and deliver the highest quality viewing experiences. Our expanding Sports & Events sub-unit represents 4% of Video revenue. With growing coverage and a multitude of major global and regional sports and events, we support broadcasters such as the National Football League, English Premier League, All Elite Wrestling, and Agence France-Presse.

The following table details SES’s revenue by country for the years ended December 31, 2024, 2023 and 2022.

	Fiscal Years Ended
(€ in millions)	December 31, 2024	December 31, 2023	December 31, 2022
United States of America	713	759	660
Germany	321	329	345
United Kingdom	203	214	227
France	74	78	81
Luxembourg	79	49	49
Others – Europe	205	205	193
Others	406	396	389

Total	2,001	2,030	1,944

Factors and Trends Affecting SES’s Results of Operations

We believe that the performance of our business and our results of operations are driven by various factors, including:

•

rapidly increasing competition in our industry, including competition from existing satellite operators, competition from new entrants, and competition resulting from new satellite-based offerings in response to significant growth opportunities in the satellite industry;

•

impact of rapid technology innovations which have facilitated the production of more capable and cost-effective space-based infrastructure, enabling operators to offer an improved customer value proposition, higher data rates, better performance, greater flexibility, and scalability to quickly expand into previously unconnected markets and geographies;

•

impact of strategic transactions in our industry including mergers and acquisitions and vertical integration initiatives with the potential to unlock operational efficiencies, optimize capital expenditures, and improve return on investment;

•	continued growth in demand for reliable, high-performance data and connectivity solutions worldwide which is expected to drive substantial industry growth;

•	demand for satellite capacity from defense and military agencies around the world;

•

rate of acceleration in upgrades and expansions of telecom and mobile services, as operators are looking to satellite to extend their network reach by rolling out 4G and 5G cellular backhaul, as well as community WiFi services;

•

increased spending by governments driven by current geopolitical uncertainty, with an expected increase in spending on commercial satellite communications for additional information gathering and analysis;

•	continued demand for satellite-based connectivity in the aviation and maritime segments;

•	availability of financial, technical, human, natural, and other resources which affect the supply of satellite capacity;

•

decrease in barriers to entry as entrants face lower capital costs of procuring and launching a satellite and must maintain the financial and technical resources required to operate and market its services, while satisfying regulatory requirements in country of operation;

•

continued growth opportunities for our product and services in emerging markets where favorable economics and efficient compression technologies position operators well to capture opportunities from content-hungry consumers with increasing spending power;

•	macroeconomic conditions, including inflation, changes in interest rates, and currency fluctuations; and

•	changes in laws, regulations, and interpretations affecting our business.

Components of Our Results of Operations

Revenue

Revenues are generated predominantly from customer service agreements for the provision of satellite capacity over contractually agreed periods, including short-term occasional use capacity, with the associated uplinking and downlinking services as appropriate. Other revenue-generating activities mainly include sale of customer equipment; platform services; subscription revenue; income received in connection with satellite interim missions; installation and other engineering services; and proceeds from the sale of transponders if the revenue recognition criteria for the transaction are met.

C-band repurposing income

C-band repurposing income relates to income from successfully meeting the separate Phase 1 and Phase 2 C-band Accelerated Relocation Payment deadlines, as well as income arising from settlements from the Clearinghouse.

Other income

Other income refers to settlements under insurance claims and decreases in provisions for in-orbit incentives which we recognize when they are virtually certain of being realized. Other income is presented as part of revenue due to its relative insignificance.

Cost of sales

Cost of sales, which excludes staff costs and depreciation, represents expenditures that generally vary directly with revenue. They are incurred in delivering services to customers and include a variety of expenses such as rental of third-party satellite capacity, third-party teleports, connectivity, equipment and equipment rental, and customer support costs such as hosting, monitoring, implementation, and engineering work. Other cost of sales mainly include commissions, as well as C-band repurposing related expenses.

Staff costs

Staff costs include gross salaries and employer’s social security payments, payments into pension schemes for employees, and charges arising under share-based payment schemes, as well as staff-related restructuring charges and C-band repurposing related expenses.

Other operating expenses

Other operating expenses are, by their nature, less variable with revenue and include office-related and technical facility costs, in-orbit insurance, marketing, general and administrative expenditure, consulting charges, travel-related expenditure, and movements in debtor provisions. Other operating expenses also include restructuring charges in connection with the Group’s ongoing optimization program, C-band repurposing expenses, costs associated with the development and/or implementation of merger and acquisition activities, specific business taxes of a non-recurring nature, and one-off infrastructure costs.

UNAUDITED FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2025

Set forth below is certain unaudited results for the three months ended March 31, 2025, based on information available to us as of the date of this registration statement on Form F-4, and comparable information for the three months ended March 31, 2024. The unaudited results included in this registration statement have been prepared by, and are the responsibility of SES’s management. PricewaterhouseCoopers, Société coopérative, our independent auditors, have not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the unaudited results for the three months ended March 31, 2025. Accordingly, PricewaterhouseCoopers, Société coopérative, does not express an opinion or any other form of assurance with respect thereto.

€ million	Q1 2025	Q1 2024
Average €/$ FX rate	$1.04	$1.09
Revenue	509	498
Profit / (loss) before tax	52	116
EBITDA(1)	273	269
Adjusted EBITDA(1)	280	275

(1)

EBITDA and Adjusted EBITDA are non-IFRS measures. See “SES—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures” of this prospectus for additional information about EBITDA and Adjusted EBITDA, as well as the reconciliation below.

Reconciliation of EBITDA for the three months ended March 31, 2025

EBITDA is defined as profit or loss for the period before tax, before the impact of depreciation and impairment expense, amortization and impairment expense and net financing costs. The following table reconciles EBITDA:

€million	Q1 2025	Q1 2024
Profit / (loss) before tax	52	116
Add: Depreciation and impairment expense	164	139
Add: Amortization and impairment expense	31	19
Add: Net financing costs	26	(5)
EBITDA	273	269

Reconciliation of Adjusted EBITDA for the three months ended March 31, 2025

Adjusted EBITDA is defined as EBITDA adjusted to exclude the impact of C-band repurposing income, other income, C-band repurposing expenses, restructuring charges and costs associated with the development and/or implementation of merger and acquisition activities. The following table reconciles Adjusted EBITDA:

€million	Q1 2025	Q1 2024
Profit / (loss) before tax	52	116

Add: Depreciation and impairment expense	164	139
Add: Amortization and impairment expense	31	19
Add: Net financing costs	26	(5)

Deduct: C-band repurposing income	(1)	(1)
Deduct: Other income	(1)	—
Add: C-band repurposing expenses	1	2
Add: M&A costs (1)	8	—
Add: Restructuring charges	—	5
Adjusted EBITDA	280	275

(1)	Costs associated with the development and / or implementation of merger and acquisition activities

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Results of Operations

Consolidated income statement

The discussion of SES’s results of operations is based on its historical results. Except as set out below, the financial data discussed in this section for the years ended December 31, 2024 (“FY 2024”) and December 31, 2023 (“FY 2023”) has been prepared in accordance with IFRS. The discussion should be read in conjunction with the sections titled “Presentation of Financial and Other Information” and “Information About SES” included in this prospectus.

The following table sets forth SES’s comparative consolidated income statement and non-IFRS measures for the periods shown with the increase / (decrease) and percentage changes.

€million	2024	2023		Change increase/ (decrease)	Percentage change
Revenue	2,001	2,030		(29)	-1.4%
C-band repurposing income	88	2,744		(2,656)	-96.8%
Other income	3	5		(2)	-48.3%
Cost of sales	(461)	(444	)(1)	17	3.6%
Staff costs	(402)	(409)		(7)	-1.9%
Other operating expenses	(236)	(244	)(1)	(8)	-2.6%

Operating expenses	(1,099)	(1,097)		2	0.2%

Depreciation expense	(650)	(603)		47	8.0%
Property, plant and equipment impairment	(216)	(26)		190	n/m
Assets in the course of construction impairment	—	(425)		(425)	n/m
Amortization expense	(156)	(89)		67	75.2%
Intangible assets impairment	93	(3,225)		(3,318)	n/m

Operating profit / (loss)	64	(686)		750	n/m

Net financing costs	(3)	(42)		(39)	-92.4%
Other non-operating income / expenses (net)	21	—		(21)	n/m

Profit / (loss) before tax	82	(728)		810	n/m

Income tax expense	(55)	(176)		(121)	-69.1%

Profit / (loss) after tax	27	(904)		931	n/m

Profit / (loss) for the year	27	(904)		931	n/m

Attributable to:
Owners of the parent	15	(905)		920	n/m
Non-controlling interests	12	1		11	n/m
Adjusted EBITDA(2)	1,028	1,025		3	0.4%
Adjusted EBITDA margin (%)(2)	51.4%	50.5%			+0.9%

(1)

Costs of €7 million in 2024 and €8 million in 2023 associated with satellite telemetry, tracking, and control services which were previously included under ‘Other operating expenses,’ are now reported as part of ‘Cost of Sales’ to be consistent with the current-year presentation and better aligned with the nature of the expenses.

(2)

Adjusted EBITDA and Adjusted EBITDA Margin are non-IFRS measures. See “SES—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures” of this prospectus for additional information about Adjusted EBITDA and Adjusted EBITDA margin, as well as the reconciliations.

n/m = not meaningful (a variance of more than 100% or less than -100%)

Given that movements in foreign exchange rates have an impact on SES’s results of operations, SES’s management reviews the variance of certain elements of its results at constant rates of exchange. The following table sets forth SES’s comparative consolidated income statement for the periods shown, with figures for FY 2023 restated at constant exchange rates based on a re-translation of prior year measures at current year prevailing exchange rates for each corresponding month of the current period, the increase / (decrease) and percentage changes.

€million	2024	Constant FX 2023	Change Increase/ (Decrease)	Percentage Change
Revenue	2,001	2,020	(19)	-0.9%
C-band repurposing income	88	2,793	(2,705)	-96.8%
Other income	3	5	(2)	n/m
Cost of sales	(461)	(441)	20	4.4%
Staff costs	(402)	(409)	(7)	-1.7%
Other operating expenses	(236)	(243)	(7)	-2.8%

Operating expenses	(1,099)	(1,093)	6	0.5%

Depreciation expense	(650)	(599)	51	8.3%
Property, plant and equipment impairment	(216)	(26)	190	n/m
Assets in the course of construction impairment	—	(440)	(440)	n/m
Amortization expense	(156)	(46)	110	n/m
Intangible assets impairment	93	(3,350)	(3,443)	n/m

Operating profit / (loss)	64	(736)	800	n/m

Adjusted EBITDA (1)	1,028	1,019	9	0.9%
Adjusted EBITDA margin (%) (1)	51.4%	50.5%		0.9	% pts

(1)

Adjusted EBITDA and Adjusted EBITDA Margin are non-IFRS measures. See “SES—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures” of this prospectus for additional information about Adjusted EBITDA and Adjusted EBITDA margin, as well as the reconciliations.

n/m = not meaningful (a variance of more than 100% or less than -100%)

Revenue

Total revenue decreased by €29 million, or 1.4%, to €2,001 million for FY 2024 as compared to €2,030 million for FY 2023. Excluding the effects of foreign currency translation, revenue decreased by €19 million, or 0.9% (FY 2023 at constant FX: €2,020 million).

Revenue by Business Unit

As reported and at constant exchange rate, the revenue allocated to the relevant business units developed as follows:

€million	2024	2023	Constant FX 2023	Change Increase / (Decrease)	Change Increase / (Decrease) (constant FX)	Percentage Change	Percentage Change (constant FX)
SES Video	914	967	964	(53)	(50)	-5.5%	-5.3%
Data-Fixed	237	263	260	(26)	(23)	-9.5%	-8.7%
Data-Mobile	301	282	281	19	20	6.4%	7.1%
Government	547	517	514	30	33	5.8%	6.4%
SES Networks	1,085	1,062	1,055	23	30	2.2%	2.9%
Sub-total	1,999	2,029	2,019	(30)	(20)	-1.5%	-1.0%
Other (1)	2	1	1	1	1	n/m	n/m

Group Total	2,001	2,030	2,020	(29)	(19)	-1.4%	-0.9%

(1)	Other includes revenue not directly applicable to SES Video or SES Networks

n/m = not meaningful (a variance of more than 100% or less than -100%)

By business unit, excluding the impact of foreign currency translation, SES’s revenue increased or decreased due to the following:

Video

Revenue in our Video business unit decreased by €50 million, or 5.3%, to €914 million for FY 2024 as compared to €964 million for FY 2023. The decrease in video business unit revenue reflects lower revenue in mature European and North American markets, stability in international revenue, and continued expansion of the Sports & Events business.

Networks

Revenue in our Networks business unit increased by €30 million, or 2.9%, to €1,085 million for FY 2024 as compared to €1,055 million for FY 2023, due to the following:

•	Data-Fixed – a decrease of €23 million, or 8.7% in revenue driven by Energy services and equipment sales in Europe and Latin America, partly offset by growing Cloud services;

•	Data-Mobile – an increase of €20 million, or 7.1% in revenue from mobility customers, primarily due to the expansion of services in Aero and cruise lines; and

•

Government – an increase of €33 million, or 6.4% in revenue from government customers in both U.S. government and Global government. Increase was primarily due to new services, capacity upgrades, service transfers from transponder services, an increase in equipment sales.

C-band repurposing income

C-band repurposing income decreased by €2,656 million, to €88 million for FY 2024 as compared to €2,744 million for FY 2023. Excluding the effects of foreign currency translation, C-band repurposing income decreased by €2,705 million (FY 2023 at constant FX: €2,793 million). This decrease is mainly attributable to Phase II ARP proceeds of €2,714 million received in 2023.

Operating Expenses

Cost of sales

Cost of sales increased by €17 million, or 3.6%, to €461 million for FY 2024, as compared to €444 million for FY 2023. Excluding the effects of foreign currency translation, cost of sales increased by €20 million, or 4.4% (for FY 2023 at constant FX: €441 million), primarily due to the following:

•	an increase of €18 million in rental of third-party satellite capacity, mainly driven by DRS GES (€16 million);

•	an increase of €4 million in customer support such as hosting, monitoring, implementation, and engineering work; and

•	a decrease of €2 million in other cost of sales.

Staff costs

Staff costs decreased by €7 million, or 1.9%, to €402 million for FY 2024, as compared to €409 million for FY 2023. Excluding the effects of foreign currency translation, staff costs decreased by €7 million, or 1.7% (FY 2023 at constant FX: €409 million), primarily due to the following:

•

a decrease of €3 million in share-based payment costs (excluding C-Band related personnel costs) primarily due to the decrease in share price and the fact that there were no cash-settled awards issued in 2024;

•	an increase of €27 million in restructuring costs related to the new organizational set up; and

•	a decrease of €29 million in C-Band related personnel costs, mainly payroll.

Other operating expenses

Other operating expenses decreased by €8 million, or 2.6%, to €236 million for FY 2024, as compared to €244 million for FY 2023. Excluding the effects of foreign currency translation, other operating expenses decreased by €7 million, or 2.8% (FY 2023 at constant FX: €243 million), primarily due to the following:

•	a decrease of €19 million in other operating expenses due to a €15 million decrease in regulatory costs, mainly driven by USF, ITU, and USAC fees and a €4 million decrease in development costs;

•	a decrease of €3 million in consultancy costs;

•	a decrease of €9 million in travel and marketing & communication costs primarily due to savings initiatives and additional decreases in digital marketing, events, advertisements, and sponsorships;

•	a decrease of €7 million in bad debt expenses;

•	a decrease of €3 million in insurance costs, mainly driven by the termination of in-orbit insurance policies in November 2023;

•	an increase of €46 million in costs associated with the development and/or implementation of merger and acquisition activities;

•	a decrease of €2 million in premise & telecom costs;

•	a decrease of €12 million in C-Band related other operating expenses, mainly in consultancy and premise & telecom;

•	an increase of €9 million in non-staff restructuring expenses primarily due to the SES’s ongoing optimization program; and

•

a decrease of €6 million in other non-recurring expenses when comparing a €3 million one-off infrastructure charge recorded in FY 2024 to €9 million of specific business taxes of a non-recurring nature in FY 2023.

Depreciation expense

The depreciation expense increased by €47 million, or 8.0%, to €650 million for FY 2024, as compared to €603 million for FY 2023. Excluding the effects of foreign currency translation, depreciation expense increased by €51 million, or 8.3% (FY 2023 at constant FX: €599 million).

This was primarily due to the O3b mPOWER fleet going into operational service in April 2024, partially offset by the knock-on impact on FY 2024 depreciation charges of satellite impairments recorded on certain satellites in the previous year.

Property, plant and equipment impairment

Property, plant and equipment net impairment expense increased by €190 million, to €216 million for FY 2024, as compared to €26 million for FY 2023 and is fully related to impairments of space segment assets. The €216 million net impairment expense recorded for FY 2024 includes €290 million of additional satellite impairment expense, partly offset by €74 million reversals of previous impairments. There were €56 million of additional satellite impairment expense, partly offset by €30 million reversals of previous impairments recorded in FY 2023.

The charges and reversals are the aggregation of impairment testing procedures on specific satellites, or combinations of co-located satellites, in SES’s geostationary fleet and are caused by changes in the underlying business plans for these assets as compared to the prior year, and also the higher discount rate applied to assets with predominantly USD cash inflows.

Assets in the course of construction impairment

For FY 2024, no assets in the course of construction impairment charges were recorded, whereas in FY 2023, €425 million was recorded. In FY 2023, the impairment was recorded against the assets under construction related to certain mPOWER satellites, reflecting technical issues arising on those satellites during on-orbit testing and the impact of those issues on the commercialization assumptions of the overall program.

Amortization expense

Amortization expense increased by €67 million, or 75.2%, to €156 million for FY 2024, as compared to €89 million for FY 2023. Excluding the effects of foreign currency translation, the amortization expense increased by €110 million (FY 2023 at constant FX: €46 million) mainly driven by the change in accounting estimate as of January 1, 2024 concerning the prospective treatment of all orbital slot rights as definite-life intangible assets.

Intangible asset impairment

Intangible asset impairment decreased by €3,318 million to become a €93 million intangible asset impairment reversal for FY 2024 versus a €3,225 million intangible asset impairment charge for FY 2023, driven by the following:

•

a decrease of €1,548 million of goodwill impairment, due to no impairment charges against goodwill recorded in FY 2024. In 2023, a goodwill impairment expense of €1,548 million was recorded, comprising impairment charges to GEO North America of €989 million, GEO International of €340 million, and MEO of €219 million. The goodwill impairment charge recorded in 2023 was mainly triggered by the recognition of the income from the Phase II U.S. C-Band Accelerated Relocation Payment (ARP) and

•

a decrease of €1,770 million of impairment on orbital slot license rights was mainly related to net impairment reversal recorded for orbital slot license rights of an amount of €93 million comprising of €186 million reversals of previous impairment charges, partly offset by €93 million of additional impairment charge. In 2023, orbital slot license rights net impairment charge of €1,677 million comprising of MEO CGU in amount of €1,166 million, GEO International in amount of €466 million, and GEO North America of €45 million. The impairment charge on orbital slot license rights recorded in 2023 was also mainly triggered by the recognition of the income from the Phase II U.S. C-Band ARP.

Net financing costs

Net financing costs decreased by €39 million, or 92.4%, to €3 million for FY 2024, as compared to €42 million for FY 2023, primarily due to the following:

•	an increase in interest income of €76 million;

•	an increase in finance lease income of €5 million;

•	an increase in interest expense on borrowings (excluding capitalized interest) of €18 million, reflecting the combination of higher financing expenses and lower interest capitalized;

•	a decrease of €9 million due to lower net foreign exchange (FX) gains;

•	an increase of €8 million in other finance costs; and

•	an increase of €7 million in respect of amortization of loan origination costs.

Other non-operating income / expenses (net)

Other non-operating net income increased by €21 million, to €21 million for FY 2024, as compared to €0 million for FY 2023, due to the following:

•	an increase of €17 million in income from structured financing and

•	a net increase of €4 million in respect of fair value gains on financial assets recognized for FY 2024.

Income tax expense

Income tax expense decreased by €121 million, to €55 million for FY 2024, as compared to €176 million for FY 2023. The decrease is mainly due to the taxation of C-band proceeds in FY 2023.

Non-IFRS Financial Measures

SES regularly uses non-IFRS financial measures to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and in the framework of company-wide bonus programs.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Debt, Adjusted Net Debt to Adjusted EBITDA ratio, Adjusted Net Profit, Adjusted Earnings per Share, Adjusted Free Cash Flow and Constant FX are not measures defined by IFRS. These measures have limitations as analytical tools and should not be considered as an alternative to profit for the year, profit from operations or liquidity as determined in accordance with IFRS Accounting Standards (“IFRS”). These measures are not necessarily comparable to similarly titled measures used by other companies.

As a result, you should not consider these performance measures in isolation from, or as a substitute analysis for, SES’s results of operations as determined in accordance with IFRS.

1.	Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA is defined as profit or loss for the period before tax, before the impact of depreciation and impairment expense, amortization and impairment expense, net financing costs and other non-operating income / expenses (net), adjusted to exclude the impact of C-Band repurposing income, other income, C-band repurposing expenses, restructuring charges, costs associated with the development and / or implementation of merger and acquisition activities, specific business taxes of a non-recurring nature, as well as one-off infrastructure costs. SES believes that Adjusted EBITDA is useful to investors to assist in evaluating a Company’s operating performance.

Adjusted EBITDA increased by €3 million, or 0.4%, to €1,028 million for FY 2024, as compared to €1,025 million for FY 2023. Excluding the effects of foreign currency translation, Adjusted EBITDA increased by €9 million, or 0.9% (FY 2023 at constant FX: €1,019 million), primarily attributable to a decrease in staff costs and other operating expenses as explained above.

€million	2024	2023
Profit / (loss) before tax	82	(728)
Add: Depreciation and impairment expense	866	1,054
Add: Amortization and impairment expense	63	3,314
Add: Net financing costs	3	42
Add: Other non-operating income / expenses (net)	(21)	—
Deduct: C-band repurposing income	(88)	(2,744)
Deduct: Other income	(3)	(5)
Add: C-band repurposing expenses	5	47
Add: Restructuring charges	63	27
Add: Costs associated with the development and / or implementation of merger and acquisition activities	55	9
Add: Specific business taxes of a non-recurring nature	—	9
Add: One-off infrastructure costs	3	—

Adjusted EBITDA	1,028	1,025

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. SES believes that Adjusted EBITDA Margin is useful to investors to assist in evaluating a Company’s operating performance. The following table provides a reconciliation of the Adjusted EBITDA Margin:

€million	2024	2023
Revenue	2,001	2,030
Adjusted EBITDA	1,028	1,025

Adjusted EBITDA Margin (%)	51.4%	50.5%

2.	Adjusted Net Debt

Adjusted Net Debt is defined as current and non-current borrowings less cash and cash equivalents (excluding amounts subject to contractual restrictions) and excluding 50% of the Hybrid Bond (classified as borrowings) and including 50% of the Perpetual Bond (classified as equity). The treatment of the Hybrid Bond and Perpetual Bond is consistent with rating agency methodology.

SES believes that Adjusted Net Debt is relevant to investors since it gives an indication of the absolute level of non-equity funding of the business. This can be compared to the income and cash flows generated by the business, and available undrawn facilities.

The following table reconciles Adjusted Net Debt to the relevant line items on the statement of financial position from which it is derived:

€million	2024	2023
Borrowings – non-current	4,247	3,443
Borrowings – current	273	716

Borrowings – total	4,520	4,159
Add: 50% of €588 million of Perpetual Bond (2023: €625 million)	294	313

Deduct: 50% of €1 billion Hybrid Bond (2023: nil)	(500)	—
Deduct: Cash and cash equivalents	(3,521)	(2,907)
Add: Cash and cash equivalents subject to contractual restrictions	300	—

Adjusted Net Debt	1,093	1,565

3.	Adjusted Net Debt to Adjusted EBITDA ratio

The Adjusted Net Debt to Adjusted EBITDA ratio is defined as Adjusted Net Debt divided by Adjusted EBITDA. SES believes that the Adjusted Net Debt to Adjusted EBITDA ratio is a useful measure to demonstrate to investors its ability to generate the recurring income needed to be able to settle its borrowings as they fall due.

Adjusted Net Debt for FY 2024 was €1,093 million, representing an Adjusted Net Debt to Adjusted EBITDA ratio of 1.06 times, compared with 1.53 times for FY 2023, mainly driven by a €717 million repayment of gross debt in FY 2024.

€million	2024	2023
Adjusted Net Debt	1,093	1,565
Adjusted EBITDA	1,028	1,025

Adjusted Net Debt to Adjusted EBITDA ratio	1.06 times	1.53 times

4.	Adjusted Net Profit and Adjusted Earnings per Share

Adjusted Net Profit is defined as profit or loss of the period attributable to shareholders of the parent adjusted to exclude the after-tax impact of C-band net income, other income, restructuring charges, costs associated with the development and/or implementation of merger and acquisition activities, specific business taxes of a non-recurring nature, one-off infrastructure costs, and impairment expenses and related valuation allowance adjustments on deferred tax assets on ITCs, as well as the tax impact of impairment expenses on shareholdings arising at the Company or subsidiary level.

The tax rate applied to the pre-tax impact of the C-band operating expenses is the US tax rate. The rate applied for other non-recurring items and impairment expenses represents the computed weighted average tax rate of the relevant jurisdictions. SES believes that Adjusted Net Profit is useful to investors to assist in evaluating a Company’s operating performance.

The following table reconciles Adjusted Net Profit to the relevant line items on the consolidated income statement from which it is derived:

€million	2024	2023
Profit/ (Loss) of the group attributable to shareholders of the parent	15	(905)
C-band net income	(83)	(2,697)
Other income	(3)	(5)
Restructuring charges	63	27
Costs associated with the development and / or implementation of merger and acquisition activities	55	9
Specific business taxes of a non-recurring nature	—	9
One-off infrastructure costs.	3	—
Impairment expenses	123	3,676

Add: Total non-recurring items	158	1,019

Tax on C-band net income, at 23% (2023:18%)	19	484
Tax on other non-recurring items, at 25% (2023: 25%)**	(28)	(9)
Tax on impairment expenses, at -25.3% (2023: -10.7%)*	(31)	(394)

Add: Tax on adjusted items set out above	(40)	81

Add: Tax expense in respect of impairment expenses on the carrying value of subsidiary investments and other assets eliminated at consolidation level	(7)	20 *

Adjusted Net Profit	126	215

*	Includes valuation allowance on deferred tax assets for ITCs, triggered by impairments
**

Includes tax on other income, restructuring charges, costs associated with the development and / or implementation of merger and acquisition activities, specific business taxes of a non-recurring nature and infrastructure costs of a non-recurring nature.

Adjusted Earnings per Share is the Adjusted Net Profit/(Loss), including an assumed coupon net of tax, divided by the weighted average number of shares. SES believes that Adjusted Earnings per Share is useful to investors to assist in making investment decisions.

For FY 2024, Adjusted Earnings per Share of €0.26 per Class A share (2023: €0.41), and €0.10 per Class B share (2023: €0.16) have been calculated on the following basis:

€million	2024	2023
Adjusted Net Profit	126	215
Assumed coupon on perpetual bond (net of tax)	(15)	(36)

Total	111	179

Split between:
Class A shares (in million)[1]	92	149
Class B shares (in million)[2]	19	30

[1]	Calculated as 83% of adjusted loss attributable to owners of the parent, based on the weight of the Class A weighted average number of shares out of the total shares.
[2]	Calculated as 17% of adjusted loss attributable to owners of the parent, based on the weight of the Class B weighted average number of shares out of the total shares.

The weighted average number of shares, net of own shares held, and adjusted to reflect the relative economic rights of the Class A shares and Class B shares for calculating Adjusted Earnings per Share are unchanged from the numbers of shares applied in the calculation of basic earnings per share:

	2024	2023
Class A shares (in million)	351.7	364.8
Class B shares (in million)	182.3	185.7

Total	534.0	550.5

Adjusted Earnings per share (in €)	2024	2023
Class A shares	0.26	0.41
Class B shares	0.10	0.16

5.	Adjusted Free Cash Flow

Adjusted Free Cash Flow is defined as net cash generated by operating activities adjusted for the net cash absorbed by investing activities, the coupon paid on the Perpetual Bonds, interest paid on borrowings and lease payments, excluding the effect of cash flows generated by IRIS2 related payable, C-band cash flows, and payments in respect of other non-recurring items. SES believes that Adjusted Free Cash Flow is useful to investors in giving an indication of the underlying cash generative capacities of the business.

Adjusted Free Cash Flow for FY 2024 was a net inflow of €253 million, compared to the net inflow of €431 million for FY 2023. The main components of the decrease were lower net cash generated by operating activities and higher year-on-year investing activities, partly offset by higher cash interest received.

The following table reconciles Adjusted Free Cash Flow to the relevant line items on the consolidated statement of cash flows from which it is derived:

€million	2024	2023
Net cash generated by operating activities	1,006	3,479
Net cash absorbed by investing activities	(159)	(370)

Coupon paid on perpetual bond	(49)	(49)
Interest paid on borrowings	(110)	(109)
Lease payments	(26)	(22)

Free cash flow before equity distributions and treasury activities	662	2,929
Exclude:
IRIS[2] related payable	300	—
C-band cash flows	202	2,516
Payments in respect of other non-recurring* items	(93)	(18)

Adjusted Free Cash Flow	253	431

*	Includes payments in respect of costs associated with the development and / or implementation of merger and acquisition activities, as well as restructuring

6.	Constant FX

As discussed above, movements in foreign exchange rates have an impact on SES’s results of operations. SES’s management reviews the variance of certain elements of its results, including revenue and Adjusted EBITDA, at constant rates of exchange. Thus, when analyzing performance against the prior-period figures, these are presented both as reported and at ‘constant FX’, whereby they are recomputed using the prevailing exchange rates for each corresponding month of the current period. SES does not adjust for the normal transactional gains and losses in operations that are generated by exchange movements.

Although SES does not believe that these measures are a substitute for IFRS measures, SES does believe that such an analysis which neutralizes the impact of currency fluctuations year-on-year provides additional useful information to investors regarding the underlying operating performance of the company.

Accordingly, the constant rates of exchange financial measures appearing in the following discussion of the SES’s results of operations should be read in conjunction with the information provided in SES’s consolidated financial statements.

€million	2023		Foreign exchange impact	Constant FX 2023
Revenue	2,030		(10)	2,020
C-band repurposing income	2,744		49	2,793
Other income	5		—	5
Cost of sales	(444	)(1)	3	(441)
Staff costs	(409)		—	(409)
Other operating expenses	(244	)(1)	1	(243)

Operating expenses	(1,097)		4	(1,093)

Depreciation expense	(603)		4	(599)
Property, plant and equipment impairment	(26)		—	(26)
Assets in the course of construction impairment	(425)		(15)	(440)
Amortization expense	(89)		43	(46)
Intangible assets impairment	(3,225)		(125)	(3,350)

Operating profit/(loss)	(686)		(50)	(736)

Adjusted EBITDA	1,025		(6)	1,019

(1)

Costs of €7 million in 2024 and €8 million in 2023 associated with satellite telemetry, tracking and control services which were previously included under ‘Other operating expenses,’ are now reported as part of ‘Cost of Sales’ to be consistent with the current-year presentation and better aligned with the nature of the expenses.

Proforma Non-IFRS Financial Measures

1.	Pro forma Net Debt as of December 31, 2024

Pro forma Net Debt is defined as pro forma current and non-current borrowings less pro forma cash and cash equivalents, all as disclosed on the unaudited pro forma condensed combined statement of financial position.

€million	Historical SES Group	Pro forma Intelsat Group	Pro forma acquisition and financing adjustments*	Total Pro forma
Borrowings – non-current	4,247	2,888	—	7,135
Borrowings – current	273	—	—	273

Borrowings – total	4,520	2,888	—	7,408
Less: Cash and cash equivalents	(3,521)	(960)	2,503	(1,978)

Pro forma Net Debt	999	1,928	2,503	5,430

*	Refer to unaudited pro forma condensed combined financial information for the nature of the pro forma adjustment.

2.	Pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin for the year ended December 31, 2024

Pro forma Adjusted EBITDA is defined as pro forma profit or loss for the period before tax, before the impact of pro forma depreciation and impairment expense, pro forma amortization and impairment expense, pro forma net financing costs and pro forma other non-operating income / expenses (net), pro forma share of net profit of joint ventures accounted for using the equity method, pro forma impairment expense on investments, adjusted to exclude the impact of pro forma C-Band repurposing income, pro forma non-recurring other income, pro forma C-band repurposing expenses, pro forma restructuring charges, pro forma costs associated with the development and / or implementation of merger and acquisition activities, pro forma one-off infrastructure costs, pro forma non-recurring share-based compensation costs relating to the Intelsat Group’s equity compensation plans which will terminate on Acquisition closing and, pro forma legal costs associated with Chapter 11 restructuring incurred by the Intelsat Group.

The following table provides a reconciliation of pro forma Adjusted EBITDA for the year ended December 31, 2024:

€million	Historical SES Group	Pro forma Intelsat Group	Pro forma acquisition and financing adjustments*	Total Pro forma
(Loss)/profit before tax	82	(61)	(102)	(81)
Add: Depreciation and impairment expense	866	568	—	1,434
Add: Amortization and impairment expense	63	110	—	173
Add: Net financing costs	3	195	52	250
Add: Other non-operating income / expenses (net)	(21)	—	—	(21)
Add: Share of net profit of joint ventures accounted for using the equity method	—	(1)	—	(1)
Add: Impairment expense on investments	—	3	—	3
Deduct: C-band repurposing income	(88)	(158)	—	(246)
Deduct: Non-recurring other income	(3)	—	—	(3)
Add: C-band repurposing expenses	5	6	—	11
Add: Restructuring charges	63	2	—	65
Add: Costs associated with the development and / or implementation of merger and acquisition activities
	55	50	54	159
Add: Non-recurring share-based compensation costs	—	31	—	31
Add: One-off infrastructure costs	3	—	—	3

Pro forma Adjusted EBITDA	1,028	745	4	1,777

*	Refer to unaudited pro forma condensed combined financial information for the nature of the pro forma adjustment.

Pro forma Adjusted EBITDA Margin is defined as pro forma Adjusted EBITDA divided by pro forma revenue.

The following table provides a reconciliation of the pro forma Adjusted EBITDA Margin for the year ended December 31, 2024:

€million	Historical SES Group	Pro forma Intelsat Group	Pro forma acquisition and financing adjustments*	Total Pro forma
Revenue	2,001	1,794	(143)	3,652
Adjusted EBITDA	1,028	745	4	1,777

Pro forma Adjusted EBITDA Margin (%)	51.4%	41.5%	—	48.7%

*	Refer to unaudited pro forma condensed combined financial information for the nature of the pro forma adjustment.

3.	Pro forma Operating Profit and pro forma Operating Profit Margin for the year ended December 31, 2024

Pro forma Operating Profit is defined as pro forma profit or loss for the year before the impact of pro forma net financing charges, pro forma other non-operating income / expenses (net), pro forma income tax, the Group’s share of the results of joint ventures and associates, pro forma impairment expense on investments. The Group uses pro forma operating profit to monitor its financial return after both operating expenses and a charge representing the cost of usage of both its property, plant and equipment and definite-life intangible assets.

The following table reconciles pro forma Operating Profit to the unaudited pro forma condensed combined income statement line items from which it is derived, for the year ended December 31, 2024:

€million	Historical SES Group	Pro forma Intelsat Group	Pro forma acquisition and financing adjustments*	Total Pro forma
Profit/(loss) before tax	82	(61)	(102)	(81)
Add: Net financing costs	3	195	52	250
Deduct: Other non-operating income / expenses	(21)	—	—	(21)
Add: Share of net profit of joint ventures accounted for using the equity method	—	(1)	—	(1)
Add: Impairment expense on investments	—	3	—	3

Pro forma Operating profit	64	136	(50)	150

*	Refer to unaudited pro forma condensed combined financial information for the nature of the pro forma adjustment.

Pro forma Operating Profit Margin is defined as pro forma Operating Profit as a percentage of pro forma revenue. SES believes that pro forma Operating Profit Margin is a useful measure to demonstrate the proportion of revenue that has been realised as operating profit, and therefore an indicator of profitability.

The following table provides a reconciliation of the pro forma Operating Profit Margin for the year ended December 31, 2024:

€million	Historical SES Group	Pro forma Intelsat Group	Pro forma acquisition and financing adjustments*	Total Pro forma
Revenue	2,001	1,794	(143)	3,652
Operating profit	64	136	(50)	150

Pro forma Operating profit margin (%)	3.2%	7.6%	—	4.1%

*	Refer to unaudited pro forma condensed combined financial information for the nature of the pro forma adjustment.

4.	Pro forma Adjusted Net Debt as at December 31, 2024

Pro forma Adjusted Net Debt is defined as pro forma current and non-current borrowings less pro forma cash and cash equivalents (excluding amounts subject to contractual restrictions), excluding 50% of the Group’s €1,000 million Hybrid Bond (classified as borrowings) and including 50% of the Group’s €588 million Perpetual Bond (classified as equity). The treatment of the Group’s Perpetual Bond is consistent with rating agency methodology.

The following table reconciles pro forma Adjusted Net Debt to the relevant line items on the unaudited pro forma combined statement of financial position from which it is derived:

€million	Historical SES Group	Pro forma Intelsat Group	Pro forma acquisition and financing adjustments*	Total Pro forma
Borrowings – non-current	4,247	2,888	—	7,135
Borrowings – current	273	—	—	273
Borrowings – total	4,520	2,888	—	7,408
Add: 50% of €588 million Perpetual Bond (2023: €625 billion)	294	—	—	294
Deduct: 50% of Hybrid Bond (2023: nil)	(500)	—	—	(500)
Less: Cash and cash equivalents	(3,521)	(960)	2,503	(1,978)
Add: Cash and cash equivalents subject to contractual restrictions	300	—	—	300

Pro forma Adjusted Net Debt	1,093	1,928	2,503	5,524

*	Refer to unaudited pro forma condensed combined financial information for the nature of the pro forma adjustment.

5.	Pro forma Adjusted Net Debt to pro forma Adjusted EBITDA ratio as at December 31, 2024

The pro forma Adjusted Net Debt to pro forma Adjusted EBITDA ratio is defined as pro forma Adjusted Net Debt divided by pro forma Adjusted EBITDA. The Group believes that this ratio is a useful measure to demonstrate to investors its ability to generate the recurring income needed to be able to settle its borrowings as they fall due.

€million	Historical SES Group	Pro forma Intelsat Group	Pro forma acquisition and financing adjustments*	Total Pro forma
Pro forma Adjusted Net Debt	1,093	1,928	2,503	5,524
Pro forma Adjusted EBITDA	1,028	745	4	1,777

Pro forma Adjusted Net Debt to Adjusted EBITDA ratio	1.06 times	2.59 times	—	3.11 times

*	Refer to unaudited pro forma condensed combined financial information for the nature of the pro forma adjustment.

LIQUIDITY AND CAPITAL RESOURCES AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023

Overview

SES’s contractual obligations, commitments and debt service requirements over the next several years are described below. As of December 31, 2024, total borrowings were €4,520 million (2023: €4,159 million). Interest paid on borrowings for FY 2024 was €110 million (2023: €109 million). As of December 31, 2024, cash and cash equivalents were €3,521 million (2023: €2,907 million).

SES’s cash flows from operations and cash on hand have been sufficient to fund interest obligations of €110 million and €109 million of coupon paid on perpetual bond and €49 million and €49 million of coupon for FY 2024 and 2023, respectively, and to fund investing activities amounting to €159 million and €370 million for FY 2024 and 2023, respectively.

In connection with SES’s participation in the FCC’s process for accelerated clearing of the C-band spectrum pursuant to the FCC Final Order, as that term is defined below (see “Intelsat – Management’s Discussion and Analysis of Financial Condition and Results of Operations: Recent Developments,” SES incurred significant upfront expenses for clearing activities well in advance of receiving reimbursement payments. SES has incurred total C-band clearing costs of €1.4 billion through 2024. SES has received €1.2 billion of reimbursements through 2024, including €279 million in 2024 and €130 million in 2023. As of December 31, 2024, an additional €87 million is receivable and expected to be received in 2025. The remaining amount represents expenditures that do not meet the criteria for reimbursement under the C-band Report and Order. Additionally, as of FY 2023, the entire Phase 2 ARP proceeds of $2,991 million were received.

SES’s primary source of liquidity is, and is expected to continue to be, cash generated by operating activities, as well as existing cash. SES currently expects to use cash on hand and cash flows from operating activities to fund its most significant cash outlays, including debt service requirements and capital expenditure in the next twelve months and beyond.

SES believes its cash generation together with its available liquidity will be sufficient to meet its obligations and fund its business and capital expenditure for the foreseeable future.

Overview of cash flow for FY 2024 and FY 2023

€million	2024	2023	Change Increase / (decrease)	Percentage Change
Net cash generated by operating activities	1,006	3,479	(2,473)	-71.0%
Net cash absorbed by investing activities	(159)	(370)	211	57.0%
Net cash generated/(absorbed) by financing activities	(375)	(1,126)	751	66.6%
Net foreign exchange movements	142	(123)	265	n/m
Net increase/(decrease) in cash	614	1,860	(1,246)	-66.9%

Cash and cash equivalents at start of the year	2,907	1,047	1,860	n/m
Cash and cash equivalents at end of the year	3,521	2,907	614	21.1%

n/m = not meaningful (a variance of more than 100% or less than -100%)

Net cash generated by operating activities

Net cash generated by operating activities decreased by €2,473 million to €1,006 million in FY 2024, as compared to €3,479 million for FY 2023. The decrease was mainly driven by €2.7 billion C-band Phase 2 proceeds received in FY 2023, partly offset by €424 million C-band related tax paid. Excluding C-band and other acquisitions, and other non-recurring items, net cash generated by operating activities was €886 million in 2024 compared with €1,059 million in 2023, as higher Adjusted EBITDA was offset by changes in working capital.

Net cash absorbed by investing activities

Net cash absorbed by investing activities decreased by €211 million to €159 million for FY 2024, as compared to €370 million for FY 2023, primarily due to C-band related net reimbursements of €257 million in 2024 compared to net reimbursements of €78 million in FY 2023, as well as €31 million interest received in relation to U.S. C-band clearing. Excluding C-band and other acquisitions, net cash absorbed by investing activities (excluding interest received) was €560 million (FY 2023: €493 million) mainly related to the investment in O3b mPOWER which began commercial services in Q2 2024.

Net cash generated/(absorbed) by financing activities

Net cash absorbed by financing activities for FY 2024 amounted to €375 million, whereas net cash absorbed by financing activities for FY 2023 amounted to €1,126 million. The main drivers of the net FY 2024 outflows were the €550 million settlement of the 2016 Perpetual Bond in January 2024, the €150 million settlement of the German Bond in June 2024, a €16 million repayment of a LuxGovSat credit facility, a €320 million dividend payment, €110 million interest paid on borrowings, €128 million acquisition of treasury shares (Share buyback program) and €49 million of coupon interest paid on the Perpetual Bond, partly offset by the €1 billion proceeds from the Deeply Subordinated Fixed Rate Resettable Securities issued in September 2024. The main drivers of the net 2023 outflow were €690 million settlement of the 144A Bond in April 2023, €16 million repayment of a LuxGovSat credit facility, €220 million in dividend payments, €109 million of interest paid on borrowings, and €49 million of coupon interest paid on the Perpetual Bond.

Financing Structure of SES

SES has a well-balanced financing structure with access to various sources of funding, including the Eurobond markets, the U.S. dollar bond markets, commercial paper markets and bank financing. As of December 31, 2024, SES had a debt profile with an average maturity of six years and an average cost of 3% per annum. SES’s liquidity position was €4,871 million as of December 31, 2024, taking into account cash and cash equivalents (excluding of €300 million cash and cash equivalents subject to contractual restrictions) of

€3,221 million as of December 31, 2024 combined with the SES’s fully undrawn syndicated multi-currency revolving credit facility of €1,200 million renewed in 2024 and valid until 2028 and fully undrawn financing facilities from European Investment Bank of €300 million, €25 million and €125 million. Separately, SES has a €588 million Perpetual Bond with 2.875% coupon (treated as 50% debt and 50% equity) with first call date in August 2026.

Borrowings

Indebtedness of SES (relating to the Acquisition of Intelsat)

SES has obtained financing for the Acquisition under the Bridge Facility and the TLA. The availability period of the Bridge Facility, during which funds may be drawn down under the Bridge Facility, is the period from April 30, 2024 to and including April 28, 2026. Any funds drawn down under the Bridge Facility must be used to finance all or part of the purchase price of the Acquisition and any related fees, costs and expenses, and to refinance the existing indebtedness of the Intelsat Group. Additionally, the Bridge Facility provides that, following the issuance of new additional debt by SES (including through the TLA and the issuance of Senior Notes and/or Subordinated Notes), SES is required to cancel the Bridge Facility in an amount equal to such issuances. In particular, SES is required to use the first €1 billion (or equivalent in other currencies) of Notes (whether Senior Notes or Subordinated Notes) to cancel the Bridge Facility in an equivalent amount. Pursuant to the terms of the Bridge Facility, the following €625 million of debt raised (after the initial €1 billion (or equivalent in other currencies)) does not need to be applied in prepayment or cancellation of the Bridge Facility, but amounts raised thereafter must be so applied.

SES currently intends to draw down the Bridge Facility (or any replacement to the Bridge Facility) only to the extent that any Intelsat senior subordinated notes (if any) are redeemed at or immediately prior to closing of the Acquisition. If drawn, SES could repay the Bridge Facility (under which certain of the Dealers are lenders) with the proceeds of Notes. See further “Risk Factors—The Issuers and the Dealers may engage in transactions adversely affecting the interests of Noteholders”.

Hybrid Bond

On September 6, 2024, SES S.A. announced the successful launch and pricing of a Hybrid Bond for a total amount of €1 billion. The settlement took place on September 12, 2024, and the notes are listed on the Luxembourg Stock Exchange. The transaction is composed of a €500 million 30-year Non-Call (NC) 5.25-year tranche with a first reset date on December 12, 2029 and a €500 million 30-year NC 8-year tranche with a first reset date on September 12, 2032. The NC 5.25-year notes will bear a coupon of 5.5% per annum and were priced at 99.473% of their nominal value while the NC 8-year notes will bear a coupon of 6% per annum and were priced at par.

SES’s borrowings as of December 31, 2024 and December 31, 2023 are presented below:

€million	Effective interest rate	Maturity	Amounts outstanding 2024, carried at amortized cost	Amounts outstanding 2023, carried at amortized cost
Eurobond 2026 (€650 million)	1.625%	March 2026	651	652
Euro Private Placement 2027 (€140 million under EMTN)	4.00%	May 2027	140	140
Eurobond 2027 (€500 million)	0.875%	November 2027	499	497
Eurobond 2028 (€400 million)	2.00%	July 2028	398	397
Eurobond 2029 (€750 million)	3.50%	January 2029	746	745
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	32	50
German bond (€50 million), non-listed	4.00%	November 2032	50	50
U.S. Bond ($250 million)	5.30%	April 2043	235	220
U.S. Bond ($500 million)	5.30%	March 2044	468	442
Hybrid Bond NC5.25 (EUR 500 million)	5.50%	September 2054	494	—
Hybrid Bond NC8 (EUR 500 million)	6.00%	September 2054	496	—
Fixed Term Loan (SES Astra 1P Sarl), non-listed	3.15%	March 2031	28	—
Floating Term Loan Facility (SES Satellites Ventures S. à r.l.), non-listed	SOFR 3M + 2.2%	March 2030	10	—
German bond (€250 million), non-listed	1.71%	December 2025	250	250
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	17	16
Fixed Term Loan (SES Astra 1P S. à r.l.), non-listed	3.15%	March 2031	6	—
German Bond (€150 million), non-listed	EURIBOR 6M +0.80%	June 2024	—	150
Perpetual Bond (€550 million)	5.625%	January 2024	—	550

Total			4,520	4,159

Capital Expenditure

SES expects to continue to invest in satellites, both to replace existing satellites before their end of life, and to make available new capacity at new or existing orbital positions to meet growing demand. GEO-MEO capital expenditure (growth and replacement capacity, excluding acquisitions, financial investments, and C-band Repurposing) was €242 million in 2021, was €1,036 million in 2022 and was €483 million in 2023, reflecting growth investment (final SES-17 milestones and O3b mPOWER), €480 million in 2024, and is expected to be between €425 to €475 million in 2025 and €325 million per year for the following years (excluding any future capital expenditure for IRIS2). The majority of projected future capital expenditure relates to satellite investment and is based on SES’s current launch and service schedule in respect of procured satellites.

The financing of ongoing satellite procurement programs is done through a range of structures, including, without limitation, through a mix of available resources, cash flow from operations, and drawings under existing or new funding arrangements where needed.

mPOWER satellite insurance claim

SES has submitted a claim and is engaging with insurers regarding a claim totaling $472 million regarding the technical challenges observed in the operation of the O3b mPOWER satellites 1-4.

Guarantees

On December 31, 2024, SES had outstanding bank guarantees of €39 million (2023: €48 million) with respect to performance and warranty guarantees for services of satellite operations.

Procurement Contracts

SES regularly enters into satellite construction contracts to procure satellites from manufacturers. The typical time required to manufacture and launch a satellite is approximately 30-36 months (but can take more time depending on the complexity of the satellite). These contracts generally provide for payments to be made at certain milestones. In addition, the manufacturer may have to pay damages to SES in the event that construction of the satellite is not completed on time.

Launch Agreements

SES enters into launch agreements from time to time and has not entered into a multi-year agreement with a launcher provider.

Dividend and Dividend Policy

SES has a stable to progressive dividend policy, with an annual payout dividend of €0.50 per Class A share and €0.20 per Class B share. On April 20, 2024, the board approved a shift to semi-annual dividend payments, as such, shareholders will receive an additional interim dividend of €0.25 per Class A share and €0.10 per B-share in October 2024, followed by payments of at least €0.25 per Class A share and €0.10 per Class B share in April (subject to shareholder approval) and October of 2025.

Share Buyback

On August 3, 2023, SES announced a share buyback program of €150 million under the authorization given by shareholders at the Annual General Meeting of shareholders held on April 6, 2023, pursuant to which SES can purchase up to 20 million A-shares and up to 10 million B-shares in equal proportion to maintain the ratio of two A-shares to one B-share, as required by its Articles of Association. The shares acquired are intended to be cancelled, reducing the total number of voting and economic shares in issue. As of December 31, 2024, 23.95 million Class A shares had been purchased at an average price of €5.22 per share and 11,98 million Class B shares had been purchased at an average price of €2.09 per share, resulting in a total cost of the program of €150 million.

Contracted Backlog

SES had a fully protected contract backlog (non-cancellable) of €3.7 billion (or gross backlog of €4.8 billion including backlog with contractual break clauses) as of December 31, 2024 delivered by a strong customer base consisting predominantly of broadcasters in developed markets. This customer profile generates a predictable, high-margin revenue stream, resulting in a strong cash flow conversion factor. As of December 31, 2024, the fully protected contract backlog was comprised of €1.9 billion for Networks and €1.8 billion for Video.

Out of the total gross backlog, 30% is expected to be recognized as revenue in 2025, 24% in 2026 and 19% in 2027, with the remaining thereafter.

Protected backlog includes non-cancellable contracts and cancellable contracts with substantive termination fees.

Credit Rating

Our capital structure and financial practices have earned us investment grade credit ratings from two internationally recognized credit rating agencies. These investment grade credit ratings are important to our ability to issue debt at favorable rates of interest, for various terms, and from a diverse range of markets that are highly liquid, including European and U.S. debt capital markets and from global financial institutions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

SES is exposed to financial market risks, including changes in foreign currency exchange rates and interest rate risks. SES uses various strategies to manage these risks; however, they may still impact SES’s financial results.

Interest Rate Risk

We are subject to interest rate risk primarily associated with our borrowings. Interest rate risk could adversely affect earnings and cash flows. Specific risks include the risk of increasing interest rates on short-term debt, for planned new fixed-rate long-term financings, for planned refinancings using long-term fixed-rate debt, and for existing variable-rate debt. Changes in interest rates can cause interest charges to fluctuate on our variable rate debt.

In order to mitigate this risk, SES generally contracts its debt at fixed rates, and monitors carefully the evolution of market conditions, adjusting the mix between fixed and floating rate debt if necessary.

To mitigate SES’s interest rate risk in connection with near-term debt refinancing needs, SES may from time to time enter into interest rate hedges. As of December 31, 2024 and December 31, 2023, SES had no interest rate hedges outstanding.

The table below summarizes the split of the carrying amount of SES’s debt between fixed and floating rate.

€million	At fixed rates	At floating rates	Total
Borrowings as of December 31, 2024	4,510	10	4,520
Borrowings as of December 31, 2023	4,009	150	4,159

Foreign Currency Risk

We are exposed to market risk from changes in foreign currency exchange rates primarily in connection with our foreign subsidiaries and joint ventures outside the Eurozone.

SES’s main exposures to foreign currency at the end of the reporting period are in respect of balances denominated in U.S. dollars related to cash and cash equivalents (2024: €2,338 million; 2023: €2,169 million), intercompany balances (2024: €-2,048 million; 2023: €-1,859 million) and fixed assets suppliers (2024: €-192 million; 2023: €-342 million).

The aggregate net foreign exchange gains / losses recognized in profit or loss were:

€million	2024	2023
Net foreign exchange gain included in main currencies	2	3
Net foreign exchange gain / (loss) included in other currencies	(1)	2
Net foreign exchange gain included in foreign exchange transactions	4	8

Total	5	13

SES uses certain financial instruments to manage its exposure to fluctuations in foreign currency exposure rates. Examples used to mitigate such exposures are the spot or forward buying and selling of foreign currencies, creating natural hedges (for example intercompany loans, quasi-equity qualification of such intercompany loans, intercompany dividend distributions), and external hedging, whereby speculative foreign exchange trading is disallowed under internal policies.

SES may enter into forward currency contracts to eliminate or reduce the currency exposure arising from individual capital expenditure projects such as satellite procurements, tailoring the maturities to each milestone payment to maximize effectiveness. Depending on the functional currency of the entity with the capital expenditure commitment, the foreign currency risk may be in euro or in U.S. dollar. The forward contracts are in the same currency as the hedged item and can cover up to 100% of the total value of the contract. It is SES’s policy not to enter into forward contracts until a firm commitment is in place.

SES has a corresponding exposure in the consolidated income statement, excluding the impacts of C-band repurposing, of €1,209 million or 60.4% of the SES’s revenue and other income (2023: €1,239 million or 60.9%) and €492 million or 45.0% of its operating expenses (2023: €567 million or 54.0%) being denominated in U.S. dollars. SES does not enter into derivative instruments to hedge these currency exposures.

The following table demonstrates the sensitivity to a +/- 20% change in the U.S. dollar exchange rate on the nominal amount of SES’s U.S. dollar net investment, with all other variables held constant. All value changes are eligible to be recorded in other comprehensive income with no impact on profit and loss. Both 2024 and 2023 were marked by EUR/USD fluctuation. The macro-outlook and global uncertainties along with worries regarding high energy prices and inflation result in the maintenance of a wide sensitivity range.

December 31, 2024	Amount in $million	Amount in €million at closing rate of $1.04	Amount in €million at rate of $1.25	Amount in €million at rate of $0.83
USD statement of financial position exposure:
SES Americas	225	217	180	272
SES Netherlands	1,797	1,730	1,438	2,166
MX1 Limited, Israel	17	16	14	20
Total	2,039	1,963	1,632	2,458
Hedged with:
US Bonds	250	241	200	301
Other external borrowings	—	—	—	—

Total	250	241	200	301

Hedged proportion	12%
Absolute difference without hedging			(331)	494
Absolute difference with hedging			(291)	433

December 31, 2023	Amount in $million	Amount in €million at closing rate of $1.105	Amount in €million at rate of $1.33	Amount in €million at rate of $0.88
USD statement of financial position exposure:
SES Americas	281	255	212	320
SES Netherlands	1,899	1,718	1,428	2,158
MX1 Limited, Israel	30	27	22	34
Total	2,210	2,000	1,662	2,512
Hedged with:
US Bonds	750	679	564	852
Other external borrowings	—	—	—	—
Total	750	679	564	852

Hedged proportion	34%

Absolute difference without hedging			(338)	512

Absolute difference with hedging			(223)	339

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Results of Operations

Consolidated income statement

The discussion of the SES’s results of operations is based on its historical results. Except as set out below, the financial data discussed in this section for the years ended December 31, 2023 (“FY 2023”) and December 31, 2022 (“FY 2022”) has been prepared in accordance with IFRS. The discussion should be read in conjunction with the “Presentation of Financial and Other Information” and “Information About SES,” of this prospectus, respectively.

The following table sets forth SES’s comparative consolidated income statement and non-IFRS measures for the periods shown with the increase / (decrease) and percentage changes.

€million	2023	2022	Change Increase/ (decrease)	Percentage Change
Revenue	2,030	1,944	86	4.4%
C-band repurposing income	2,744	184	2,560	n/m
Other income	5	—	5	n/m
Cost of sales	(436)	(351)	85	24.1%
Staff costs	(409)	(330)	79	23.7%
Other operating expenses	(252)	(205)	47	22.7%

Operating expenses	(1,097)	(886)	211	23.6%

Depreciation expense	(603)	(642)	(39)	-6.1%
Property, plant and equipment impairment	(26)	(194)	(168)	-86.5%
Assets in the course of construction impairment	(425)	—	425	n/m
Amortization expense	(89)	(63)	26	41.7%
Intangible assets impairment	(3,225)	(203)	3,022	n/m

Operating (loss)/profit	(686)	140	(826)	n/m

Net financing costs	(42)	(88)	(46)	-52.6%

(Loss)/profit before tax	(728)	52	(780)	n/m

Income tax expense	(176)	(87)	89	n/m

Loss after tax	(904)	(35)	869	n/m

Loss for the year	(904)	(35)	869	n/m

Attributable to:
Owners of the parent	(905)	(34)	871	n/m
Non-controlling interests	1	(1)	2	n/m
Adjusted EBITDA (1)	1,025	1,105	(80)	-7.3%
Adjusted EBITDA margin (%) (1)	50.5%	56.9%		-6.4	% pts

(1)

Adjusted EBITDA and Adjusted EBITDA Margin are non-IFRS measure. See “SES—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures of this prospectus for additional information about Adjusted EBITDA and Adjusted EBITDA margin, as well as the reconciliations.

n/m = not meaningful (a variance of more than 100% or less than -100%) Given that the movements in foreign exchange rates have an impact on SES’s results of operations, SES’s management reviews the variance of certain of its results at constant rates of exchange. The following table sets forth SES’s comparative consolidated income statement for the periods shown, with figures for FY 2022 restated at constant exchange rates based on a re-translation of prior year measures at current year prevailing exchange rates for each corresponding month of the current period, the increase / (decrease) and percentage changes.

€million	2023	Constant FX 2022	Change Increase/ (decrease)	Percentage Change
Revenue	2,030	1,911	119	6.2%
C-band repurposing income	2,744	171	2,573	n/m
Other income	5	—	5	n/m
Cost of sales	(436)	(349)	87	24.8%
Staff costs	(409)	(325)	84	25.8%
Other operating expenses	(252)	(203)	49	24.3%

Operating expenses	(1,097)	(877)	220	25.1%

Depreciation expense	(603)	(632)	(29)	-4.7%
Property, plant and equipment impairment	(26)	(189)	(163)	-86.2%
Assets in the course of construction impairment	(425)	—	425	n/m
Amortization expense	(89)	(63)	26	42.3%
Intangible assets impairment	(3,225)	(193)	3,032	n/m

Operating (loss)/profit	(686)	128	(814)	n/m

Adjusted EBITDA (1)	1,025	1,081	(56)	-5.2%
Adjusted EBITDA margin (%) (1)	50.5%	56.6%		-6.1	% pts

(1)

Adjusted EBITDA and Adjusted EBITDA Margin are non-IFRS measures. See “SES—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures” of this prospectus for additional information about Adjusted EBITDA and Adjusted EBITDA margin, as well as the reconciliations.

n/m = not meaningful (a variance of more than 100% or less than -100%)

Revenue

Total revenue increased by €86 million, or 4.4%, to €2,030 million for FY 2023 as compared to €1,944 million for FY 2022. Excluding the effects of foreign currency translation, revenue increased by €119 million, or 6.2% (FY 2022 at constant FX: €1,911 million).

Revenue by Business Unit

As reported and at constant exchange rate, the revenue allocated to the relevant business units developed as follows:

€million	2023	2022	Constant FX 2022	Change Increase / (decrease)	Change Increase/ (decrease) (constant FX)	Percentage Change	Percentage Change (constant FX)
SES Video	967	1,020	1,011	(53)	(44)	-5.2%	-4.4%
Underlying [1]	967	1,010	1,002	(43)	(35)	-4.3%	-3.5%
Periodic [2]	—	10	9	(10)	(9)	n/m	n/m
Data-Fixed	263	266	261	(3)	2	-1.2%	0.8%
Underlying [1]	256	262	257	(6)	(1)	-2.4%	-0.3%
Periodic [2]	7	4	4	3	3	79.8%	79.8%
Data Mobile	282	260	253	22	29	8.5%	11.5%
Underlying [1]	282	260	253	22	29	8.5%	11.5%
Government	517	397	385	120	132	30.2%	34.2%
Underlying [1]	517	397	385	120	132	30.2%	34.2%
SES Networks	1,062	923	899	139	163	15.1%	18.1%
Underlying [1]	1,055	919	895	136	160	14.8%	17.9%
Periodic [2]	7	4	4	3	3	79.8%	79.8%

Sub-total	2,029	1,943	1,910	86	119	4.4%	6.2%

Underlying [1]	2,022	1,929	1,897	93	125	4.8%	6.6%
Periodic [2]	7	14	13	(7)	(6)	-51.8%	-48.9%
Other [3]	1	1	1	—	—	n/m	n/m

Group Total	2,030	1,944	1,911	86	119	4.4%	6.2%

1

“Underlying” revenue represents the core business of capacity sales, as well as associated services and equipment. This revenue may be impacted by changes in launch schedule and satellite health status.

2.

“Periodic” revenue separates revenues that are not directly related to or would distort the underlying business trends. Periodic revenue includes: the outright sale of transponders or transponder equivalents; accelerated revenue from hosted payloads during the course of construction; termination fees; insurance proceeds; certain interim satellite missions and other such items when material

3	Other includes revenue not directly applicable to SES Video or SES Networks

n/m = not meaningful (a variance of more than 100% or less than -100%)

By business unit, excluding the impact of foreign currency translation, SES’s revenue increased or decreased due to the following:

Video

Revenue in our Video business unit decreased by €44 million, or 4.4%, to €967 million for FY 2023 as compared to €1,011 million for FY 2022. The decrease in video business unit revenue reflects lower revenue in mature European and North American markets, stability in international revenue, and continued expansion of the Sports & Events business.

Networks

Revenue in our Networks business unit increased by €163 million, or 18.1%, to €1,062 million for FY 2023 as compared to €899 million for FY 2022, due to the following:

•

Data-Fixed – an increase of €2 million, or 0.8% in revenue driven by Energy services and equipment sales in Europe and Latin America, broadly in line with FY 2022. Data-Fixed revenue included periodic revenue of €7 million for FY 2023 as compared to €4 million for FY 2022;

•	Data-Mobile – an increase of €29 million, or 11.5% in revenue from mobility customers, primarily due to the expansion of services to cruise lines; and

•

Government – an increase of €132 million, or 34.2% in revenue from government customers in both U.S. government and Global government. Increase was primarily due to new services, capacity upgrades, service transfers from transponder services, an increase in equipment sales, as well due to the acquisition of the DRS Global Enterprise Solutions, Inc. in August 2022 (the “DRS GES Acquisition”). The DRS GES Acquisition has well positioned SES, as a provider of scalable solutions serving the multi-orbit satellite communications needs of the U.S. Government.

C-band repurposing income

C-band repurposing income increased by €2,560 million, to €2,744 million for FY 2023 as compared to €184 million for FY 2022. Excluding the effects of foreign currency translation, C-band repurposing income increased by €2,573 million (FY 2022 at constant FX: €171 million). This increase is attributable to Phase II ARP proceeds of €2,714 million received in 2023, partly offset by the 2022 proceeds for the Verizon accelerated clearing (€173 million).

Operating Expenses

Cost of sales

Cost of sales increased by €85 million, or 24.1%, to €436 million for FY 2023, as compared to €351 million for FY 2022. Excluding the effects of foreign currency translation, cost of sales increased by €87 million, or 24.8% (for FY 2022 at constant FX: €349 million), primarily due to the following:

•	an increase of €51 million in rental of third-party satellite capacity, mainly driven by the DRS GES Acquisition in August 2022 (€56 million);

•	an increase of €35 million in customer support such as hosting, monitoring, implementation and engineering work mainly driven by the DRS GES Acquisition in August 2022 (€36 million); and

•	an increase of €1 million in other cost of sales.

Staff costs

Staff costs increased by €79 million, or 23.7%, to €409 million for FY 2023, as compared to €330 million for FY 2022. Excluding the effects of foreign currency translation, staff costs increased by €84 million, or 25.8% (FY 2022 at constant FX: €325 million), primarily due to the following:

•

an increase of €40 million in payroll costs (excluding C-Band related personnel costs) primarily due to the DRS GES Acquisition in August 2022 (€20 million), as well as the 2023 indexation and inflation effects on salaries;

•	an increase of €17 million in restructuring costs related to the Phased Retirement Programme and the new organizational set up; and

•	an increase of €18 million in C-Band related personnel costs, mainly payroll.

Other operating expenses

Other operating expenses increased by €47 million, or 22.7%, to €252 million for FY 2023, as compared to €205 million for FY 2022. Excluding the effects of foreign currency translation, other operating expenses increased by €49 million, or 24.3% (FY 2022 at constant FX: €203 million), primarily due to the following:

•	an increase of €20 million in regulatory costs, mainly driven by DRS GES Acquisition (€18 million), primarily related to USF, ITU and USAC fees;

•	an increase of €8 million in maintenance & software costs, primarily related to MS Azure software;

•

an increase of €5 million in consultancy costs primarily due to the support required for various IT applications that have been put in service as well as additional support for the U.S. Government business;

•	an increase of €5 million in travel and marketing & communication costs primarily due to lower pandemic restrictions in 2023;

•	an increase of €4 million in other personnel, primarily driven by lower capitalized labor.

•	an increase of €6 million in costs associated with the development and / or implementation of merger and acquisition activities;

•	an increase of €2 million in premise & telecom costs; and

•	an increase of €9 million in specific business taxes of a non-recurring nature; partially offset by a decrease of €5 million in regulatory charges arising.

Depreciation expense

Depreciation expense decreased by €39 million, or 6.1%, to €603 million for FY 2023, as compared to €642 million for FY 2022. Excluding the effects of foreign currency translation, depreciation expense decreased by €29 million, or 4.7% (FY 2022 at constant FX: €632 million). This is primarily due to the impact on FY 2023 depreciation charges of satellite impairments recorded on certain satellites in the previous year.

Property, plant and equipment impairment

Property, plant and equipment net impairment expense decreased by €168 million, or 86.5%, to €26 million for FY 2023, as compared to €194 million for FY 2022 and is fully related to impairments of space segment assets. The €26 million net impairment expense recorded for FY 2023 includes €56 million of additional satellite impairment expense, partly offset by €30 million reversals of previous impairments. There were no reversals recorded in FY 2022. The charges and reversals are the aggregation of impairment testing procedures on specific satellites, or combinations of co-located satellites, in SES’s geostationary fleet and reflect updated business assumptions for the satellites through to the end of their useful economic lives.

Assets in the course of construction impairment

Assets in the course of construction impairment of €425 million was recorded for FY 2023, with no impairment recorded for FY 2022. The impairment was recorded against the assets under construction related to certain mPOWER satellites, reflecting technical issues arising on those satellites during on-orbit testing and the impact of those on the commercialization assumptions of the overall program.

Amortization expense

Amortization expense increased by €26 million, or 41.7%, to €89 million for FY 2023, as compared to €63 million for FY 2022. Excluding the effects of foreign currency translation, amortization expense decreased by €26 million, or 42.3% (FY 2022 at constant FX: €63 million) driven by the DRS GES Acquisition in August 2022 (€11 million), as well as the accelerated amortization of certain intangible assets.

Intangible assets impairment

Intangible assets impairment increased by €3,022 million to €3,225 million for FY 2023, as compared to €203 million for FY 2022, driven by the following:

•

an increase of €1,471 million of goodwill impairment, in connection with impairment charges to the following CGUs: GEO North America of €989 million (2022: €77 million), GEO International of €340 million (2022: nil), and MEO of €219 million (2022: nil). The impairment booked in 2023 was mainly triggered by the recognition of the income from the Phase II U.S. C-band Accelerated Relocation Payment (ARP), as well as other business developments described in Note 15 - Intangible assets. The impairment booked in 2022 was mainly driven by the higher discount rates; and

•

an increase of €1,551 million of impairment on orbital slot license rights was mainly related to MEO CGU in amount of €1,166 million (2022: nil), as well as GEO International in amount of €466 million (2022: €9 million) and GEO North America of €45 million (2022: €117 million).

Net financing costs

Net financing costs decreased by €46 million, or 52.6%, to €42 million for FY 2023, as compared to €88 million for FY 2022, primarily due to the following:

•	an increase in interest income of €45 million;

•	a decrease in interest expense (excluding capitalized interest) of €16 million, reflecting the combination of lower financing expenses and higher interest capitalized;

•	an increase of €31 million due to lower net foreign exchange (FX) gains; and

•	a decrease of €15 million in respect of fair value losses on financial assets recognized for FY 2022.

Income tax expense

Income tax expense increased by €89 million, to €176 million for FY 2023, as compared to €87 million for FY 2022. The increase is mainly due to the valuation allowance recognized on a deferred tax asset for investment tax credits and additional taxes to be paid on C-band proceeds.

Non-IFRS Financial Measures

SES regularly uses non-IFRS financial measures to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and in the framework of company-wide bonus programs.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Debt, Adjusted Net Debt to Adjusted EBITDA ratio, Adjusted Net Profit, Adjusted Earnings per Share, Adjusted Free Cash Flow and Constant FX are not measures defined by IFRS. These measures have limitations as analytical tools and should not be considered as an alternative to profit for the year, profit from operations or liquidity as determined in accordance with IFRS Accounting Standards (“IFRS”). These measures are not necessarily comparable to similarly titled measures used by other companies.

As a result, you should not consider these performance measures in isolation from, or as a substitute analysis for, the SES’s results of operations as determined in accordance with IFRS.

1.	Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA is defined as profit or loss for the period before tax, before the impact of depreciation and impairment expense, amortization and impairment expense and net financing costs, adjusted to exclude the impact of C-Band repurposing, other income, C-band repurchasing expenses, restructuring charges, costs associated with the development and / or implementation of merger and acquisition activities, specific business taxes of a non-recurring nature, as well as regulatory charges arising outside ongoing operations. SES believes that Adjusted EBITDA is useful to investors to assist in evaluating a Company’s operating performance.

Adjusted EBITDA decreased by €80 million, or 7.3%, to €1,025 million for FY 2023, as compared to €1,105 million for FY 2022. Excluding the effects of foreign currency translation, Adjusted EBITDA decreased by €56 million, or 5.2% (FY 2022 at constant FX: €1,081 million), primarily attributable to an increase in staff cost and other operating expenses as explained above.

€million	2023	2022
(Loss)/profit before tax	(728)	52
Add: Depreciation and impairment expense	1,054	836
Add: Amortization and impairment expense	3,314	266
Add: Net financing costs	42	88
Deduct: C-band repurposing income	(2,744)	(184)
Deduct: Other income	(5)	—
Add: C-band repurposing expenses	47	30
Add: Restructuring charges	27	9
Add: Costs associated with the development and / or implementation of merger and acquisition activities	9	3
Add: Specific business taxes of a non-recurring nature	9	—
Add: Regulatory charges arising outside ongoing operations	—	5

Adjusted EBITDA	1,025	1,105

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. SES believes that Adjusted EBITDA Margin is useful to investors to assist in evaluating a Company’s operating performance. The following table provides a reconciliation of the Adjusted EBITDA Margin:

€million	2023	2022
Revenue	2,030	1,944
Adjusted EBITDA	1,025	1,105

Adjusted EBITDA Margin (%)	50.5%	56.9%

2.	Adjusted Net Debt

Adjusted Net Debt is defined as current and non-current borrowings less cash and cash equivalents, all as disclosed on the consolidated statement of financial position, and also includes 50% of SES’s Perpetual Bonds (consistent with rating agencies’ methodology). SES believes that Adjusted Net Debt is useful to investors, since it gives an indication of the absolute level of non-equity funding of the business.

The following table reconciles Adjusted Net Debt to the relevant line items on the statement of financial position from which it is derived:

€million	2023	2022
Borrowings – non-current	3,443	3,629
Borrowings – current	716	719

Borrowings – total	4,159	4,348
50% of SES’s €625 million (2022: €1.2 billion) of Perpetual Bonds	313	588

Less: Cash and cash equivalents	(2,907)	(1,047)

Adjusted Net Debt	1,565	3,889

3.	Adjusted Net Debt to Adjusted EBITDA ratio

The Adjusted Net Debt to Adjusted EBITDA ratio is defined as Adjusted Net Debt divided by Adjusted EBITDA. SES believes that the Adjusted Net Debt to Adjusted EBITDA ratio is a useful measure to demonstrate to investors its ability to generate the recurring income needed to be able to settle its borrowings as they fall due.

Adjusted Net Debt (including 100% of €550 million and 50% of €625 million of hybrid bonds as debt) for FY 2023 was €1,565 million and represented an Adjusted Net Debt to Adjusted EBITDA ratio of 1.5 times, compared with 3.5 times FY 2022, mainly driven by the U.S. C-band relocation payments received in October 2023.

€million	2023	2022
Adjusted Net Debt	1,565	3,889
Adjusted EBITDA	1,025	1,105

Adjusted Net Debt to Adjusted EBITDA ratio	1.53 times	3.52 times

4.	Adjusted Net Profit and Adjusted Earnings per Share

Adjusted Net Profit is defined as profit or loss of the period attributable to shareholders of the parent adjusted to exclude the after-tax impact of C-band net income, other income, restructuring charges, costs associated with the development and/or implementation of merger and acquisition activities, regulatory charges arising outside ongoing operations, and impairment expenses and related valuation allowance adjustments on deferred tax assets on ITCs, as well as the tax impact of impairment expenses on shareholdings arising at the Company or subsidiary level.

The tax rate applied to the pre-tax impact of the C-band operating expenses is the US tax rate. The rate applied for other non-recurring items and impairment expenses represents the computed weighted average tax rate of the relevant jurisdictions. SES believes that Adjusted Net Profit is useful to investors to assist in evaluating a Company’s operating performance. The following table reconciles Adjusted Net profit to the relevant line items on the consolidated income statement from which it is derived:

€million	2023	2022
Loss of the group attributable to shareholders of the parent	(905)	(34)
C-band net income	(2,697)	(154)
Other income	(5)	—
Restructuring charges	27	9
Costs associated with the development and / or implementation of merger and acquisition activities	9	3
Specific business taxes of a non-recurring nature	9	—
Regulatory charges arising outside ongoing operations	—	5
Impairment expenses	3,676	397

Add: Total significant special items	1,019	260

Tax on C-band net income, at 18% (2022:18.3%)	484	28
Tax on other non-recurring items, at 25% (2022: 25%)**	(9)	(3)
Tax on impairment expenses, at -10.7% (2022: 8.3%)*	(394)	33

Add: Tax on adjusted items set out above	81	58

Add: Tax expense in respect of impairment expenses on the carrying value of subsidiary investments and other assets eliminated at consolidation level	20	16

Adjusted Net Profit	215	300

*	Includes valuation allowance on deferred tax assets for ITCs, triggered by impairments
**

Includes tax on other income, restructuring charges, costs associated with the development and / or implementation of merger and acquisition activities, specific business taxes of a non-recurring nature and regulatory charges arising outside ongoing operations.

Adjusted Earnings per Share is the Adjusted Net Profit, including an assumed coupon net of tax, divided by the weighted average number of shares. SES believes that Adjusted Earnings per Share is useful to investors to assist in making investment decisions.

For 2023, Adjusted Earnings per Share of €0.41 per Class A share (2022: €0.60), and €0.16 per Class B share (2022: €0.24) have been calculated on the following basis:

€million	2023	2022
Adjusted Net Profit	215	300
Assumed coupon on perpetual bond (net of tax)	(36)	(36)

Total	179	264

The weighted average number of shares, net of own shares held, for calculating Adjusted Earnings per Share—unchanged from the numbers of shares applied in the calculation of basic earnings per share:

	2023	2022
Class A shares (in million)	364.8	364.1
Class B shares (in million)	185.7	185.8

Total	550.5	549.9

Adjusted Earnings per share	2023	2022
Class A shares	0.41	0.60
Class B shares	0.16	0.24

5.	Adjusted Free Cash Flow

Adjusted Free Cash Flow is defined as net cash generated by operating activities adjusted for the net cash absorbed by investing activities, coupon paid on perpetual bond, interest paid on borrowings and lease payments, excluding the effect of cash flows generated by payments for acquisition of a subsidiary, net of cash acquired, C-band cash flows and payments in respect of other non-recurring items. SES believes that the Adjusted Free Cash Flow is useful to the investors, since it gives an indication of the underlying cash generative capacities of the business.

Adjusted Free Cash Flow for FY 2023 was a net inflow of €431 million, compared to the net outflow of €181 million for FY 2022 including lower year-on-year investing activities and interest paid (net of interest received). The main components were higher net cash generated by operating activities and lower net cash absorbed by investing activities.

The following table reconciles Adjusted Free Cash Flow to the relevant line items on the consolidated statement of cash flows from which it is derived:

€million	2023	2022
Net cash generated by operating activities	3,479	1,471
Net cash absorbed by investing activities	(370)	(1,793)

Coupon paid on perpetual bond	(49)	(49)
Interest paid on borrowings	(109)	(103)
Lease payments	(22)	(17)

Free cash flow before equity distributions and treasury activities	2,929	(491)
Exclude:
Payments for acquisition of subsidiary, net of cash acquired	—	(435)
C-band cash flows	2,516	138
Payments in respect of other non-recurring* items	(18)	(13)

Adjusted Free Cash Flow	431	(181)

*	Includes payments in respect of costs associated with the development and / or implementation of merger and acquisition activities, as well as restructuring

6.	Constant FX

As discussed above, movements in foreign exchange rates have impact on SES’s results of operations. SES’s management reviews the variance of certain of its results, including revenue and Adjusted EBITDA, at constant rates of exchange. Thus, when analyzing the performance of SES against the prior period figures, these are presented both as reported and at ‘constant FX’, whereby they are recomputed using the prevailing exchange rates for each corresponding month of the current period. SES calculates these financial measures at constant rates of exchange based on a retranslation of prior year measures at current year prevailing exchange rates for each corresponding month of the current period. SES does not adjust for the normal transactional gains and losses in operations that are generated by exchange movements.

Although SES does not believe that these measures are a substitute for IFRS measures, SES does believe that such results excluding the impact of currency fluctuations year-on-year provide additional useful information to investors regarding the operating performance on a local currency basis.

Accordingly, the constant rates of exchange financial measures appearing in the following discussion of the SES’s results of operations should be read in conjunction with the information provided in SES’s consolidated financial statements.

€million	2022	Foreign exchange impact	Constant FX 2022
Revenue	1,944	(33)	1,911
C-band repurposing income	184	(13)	171
Other income	—	—	—
Cost of sales	(351)	2	(349)
Staff costs	(330)	5	(325)
Other operating expenses	(205)	2	(203)

Operating expenses	(886)	9	(877)

Depreciation expense	(642)	10	(632)
Property, plant and equipment impairment	(194)	5	(189)
Assets in the course of construction impairment	—	—	—
Amortization expense	(63)	—	(63)
Intangible assets impairment	(203)	10	(193)

Operating (loss)/profit	140	(12)	128

Adjusted EBITDA	1,105	(24)	1,081

LIQUIDITY AND CAPITAL RESOURCES AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022

Overview

SES’s contractual obligations, commitments and debt service requirements over the next several years are described below. As of December 31, 2023, total borrowings was €4,159 million (2022: €4,348 million). Interest paid on borrowings for FY 2023 was €109 million. As of December 31, 2023, cash and cash equivalents were €2,907 million.

SES’s cash flows from operations and cash on hand have been sufficient to fund interest obligations of €109 million and €49 million of coupon paid on perpetual bond and €103 million and €49 million of coupon for FY 2023 and 2022, respectively, and to fund investing activities amounting to €370 million and €1,793 million for FY 2023 and 2022, respectively.

In connection with SES’s participation in the FCC’s process for accelerated clearing of the C-band spectrum, pursuant to the FCC Final Order, SES incurred significant upfront expenses for clearing activities well in advance of receiving reimbursement payments. SES has incurred total C-band clearing costs of €1.3 billion for FY 2023. SES has received €130 million in reimbursements through FY 2023 and €680 million through 2022. Additionally, as of FY 2023, the entire Phase II ARP proceeds of $2,991 million were received.

SES’s primary source of liquidity is and is expected to continue to be cash generated by operating activities, as well as existing cash. SES currently expects to use cash on hand and cash flows by operating activities to fund its most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months and beyond.

SES believes its cash generation together with its available liquidity will be sufficient to meet its obligations and fund its business and capital expenditures for the foreseeable future.

Overview of Cash flow for the year ended December 31 2023 and 2022

€million	2023	2022	Change Increase / (decrease)	Percentage Change
Net cash generated by operating activities	3,479	1,471	2,008	n/m
Net cash absorbed by investing activities	(370)	(1,793)	(1,423)	-79.4%
Net cash generated/(absorbed) by financing activities	(1,126)	305	(1,431)	n/m
Net foreign exchange movements	(123)	15	(138)	n/m
Net increase/(decrease) in cash and cash equivalents	1,860	(2)	1,862	n/m

Cash and cash equivalents at beginning of the year	1,047	1,049	(2)	-0.2%
Cash and cash equivalents at end of the year	2,907	1,047	1,860	n/m

n/m = not meaningful (a variance of more than 100% or less than -100%)

Net cash generated by operating activities

Net cash generated by operating activities increased by €2.0 billion to €3.5 billion FY 2023, as compared to €1.5 billion for FY 2022. The increase was mainly driven by €2.7 billion C-band Phase 2 proceeds received between August 24, 2023 and October 13, 2023, partly offset by €424 million C-band related tax paid. Excluding U.S. C-band, and other non-recurring items, net cash generated by operating activities was €1,059 million in 2023 compared with €1,026 million in 2022, as lower Adjusted EBITDA was more than offset by a higher cash conversion ratio (ratio of adjusted net cash generated by operating activities to Adjusted EBITDA) of 103% (2022: 93%).

Net cash absorbed by investing activities

Net cash absorbed by investing activities decreased by €1.4 billion to €370 million for FY 2023, as compared to €1.8 billion for FY 2022, primarily due to C-band related capital expenditures of €1.0 billion in 2022 compared to net reimbursements of €78 million in 2023, as well as €435 million in purchase consideration for GES paid in March 2022. Excluding U.S. C-band and acquisitions, net cash absorbed by investing activities (excluding interest received) was €493 million (2022: €1,043 million) mainly related to the investment in O3b mPOWER which began commercial services in Q2 2024.

Net cash generated/(absorbed) by financing activities

Net cash absorbed by financing activities for FY 2023 amounted to €1.1 billion. Net cash generated by financing activities for FY 2022 amounted to €305 million. The main drivers of the 2023 outflows were €690 million settlement of the 144A Bond in April 2023, €16 million repayment of LuxGovSat Credit Facility, €220 million dividend payment, €109 million interest paid on borrowings and €49 million coupon paid on perpetual bond. The main drivers of the 2022 inflows were related to €750 million bond under the EMTN program issued in June 2022, partly offset by €219 million dividend payment, €103 million interest paid and €49 million coupon paid on perpetual bond.

Financing Structure of SES

SES has a well-balanced financing structure with access to various sources of funding, including the Eurobond markets, the U.S. dollar bond markets, commercial paper markets and bank financing. As of December 31, 2023, SES had a debt profile with an average maturity of 6.7 years and an average cost of 3% per annum. SES’s liquidity position was €4,407 million as of December 31, 2023, taking into account cash and cash equivalents of €2,907 million as of December 31, 2023 combined with the SES’s fully undrawn syndicated multi-currency revolving credit facility of €1,200 million renewed in 2021 and valid until 2026 and fully undrawn financing facility from European Investment Bank of €300 million. Separately, SES has a €625 million Deeply Subordinated Fixed Rate Resettable Securities with 2.875% coupon (treated as 50% debt & 50% equity) with first call date in August 2026.

Borrowings

Indebtedness of SES (relating to the Acquisition of Intelsat)

SES has obtained financing for the Acquisition under the Bridge Facility and the TLA. The availability period of the Bridge Facility, during which funds may be drawn down under the Bridge Facility, is the period from April 30, 2024 to and including April 28, 2026. Any funds drawn down under the Bridge Facility must be used to finance all or part of the purchase price of the Acquisition and any related fees, costs and expenses, and to refinance the existing indebtedness of the Intelsat Group. Additionally, the Bridge Facility provides that, following the issuance of new additional debt by SES (including through the TLA and the issuance of Senior Notes and/or Subordinated Notes), SES is required to cancel the Bridge Facility in an amount equal to such issuances. In particular, SES is required to use the first €1,000,000,000 (or equivalent in other currencies) of Notes (whether Senior Notes or Subordinated Notes) to cancel the Bridge Facility in an equivalent amount. Pursuant to the terms of the Bridge Facility, the following €625,000,000 of debt raised (after the initial €1,000,000,000 (or equivalent in other currencies)) does not need to be applied in prepayment or cancellation of the Bridge Facility, but amounts raised thereafter must be so applied.

Hybrid Dual-tranche Bond Offering

On September 30, 2024, SES S.A. announced the successful launch and pricing of a hybrid dual-tranche bond offering in which it has agreed to sell Deeply Subordinated Fixed Rate Resettable Securities for a total amount of €1 billion. The settlement took place on September 12, 2024, and the notes are listed on the Luxembourg Stock Exchange. The transaction is composed of a €500 million 30-year Non-Call (NC) 5.25-year tranche with a first reset date on December 12, 2029 and a €500 million 30-year NC 8-year tranche with a first reset date on September 12, 2032. The NC 5.25-year notes will bear a coupon of 5.5% per annum and were priced at 99.473% of their nominal value while the NC 8-year notes will bear a coupon of 6% per annum and were priced at par.

SES’s borrowings as of December 31, 2023 and December 31, 2022 are presented below:

€million	Effective interest rate	Maturity	Amounts outstanding 2023, carried at amortized cost	Amounts outstanding 2022, carried at amortized cost
German bond (€250 million)	1.71%	December 2025	250	250
Eurobond 2026 (€650 million)	1.625%	March 2026	652	653
Euro Private Placement 2027 (€140 million under EMTN)	4.00%	May 2027	140	140
Eurobond 2027 (€500 million)	0.875%	November 2027	497	498
Eurobond 2028 (€400 million)	2.00%	July 2028	397	396
Eurobond 2029 (€750 million)	3.50%	January 2029	745	745

€million	Effective interest rate	Maturity	Amounts outstanding 2023, carried at amortized cost	Amounts outstanding 2022, carried at amortized cost
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	50	65
German bond (€50 million)	4.00%	November 2032	50	50
U.S. Bond ($750 million)	3.60%	April 2023	—	703
U.S. Bond ($250 million)	5.30%	April 2043	220	228
U.S. Bond ($500 million)	5.30%	March 2044	442	454
Perpetual Bond (€550 million)	5.625%	January 2024	550	—
German bond (€150 million), non-listed	EURIBOR 6M + 0.80%	June 2024	150	150
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	16	16

Total			4,159	4,348

Capital Expenditure

GEO-MEO capital expenditure (growth and replacement capacity, excluding acquisitions, financial investments, and U.S. C-band Repurposing was €200 million in 2020, €242 million in 2021 and was €1,036 million in 2022, reflecting growth investment (final SES-17 milestones and O3b mPOWER), €483 million in 2023, and is expected to be between €500 to 550 million in 2024 and €350 million per year for the following years (excluding any future capital expenditure for IRIS2). The majority of projected future capital expenditure relates to satellite investment and is based on SES’s current launch and service schedule in respect of procured satellites.

The financing of ongoing satellite procurement programs is done through a range of structures, including, without limitation, through a mix of available resources, cash flow from operations, and drawings under existing or new funding arrangements where needed.

mPOWER satellite insurance claim

SES has submitted a claim and is engaging with insurers regarding a claim totaling $472 million regarding the technical challenges observed in the operation of the O3b mPOWER satellites 1-4.

Guarantees

On December 31, 2023, SES had outstanding bank guarantees of €48 million (2022: €72 million) with respect to performance and warranty guarantees for services of satellite operations.

Share Buyback

On August 3, 2023, SES announced a share buyback program of €150 million under the authorization given by shareholders at the Annual General Meeting of shareholders held on April 6, 2023, pursuant to which SES can purchase up to 20 million A-shares and up to 10 million B-shares in equal proportion to maintain the ratio of two A-shares to one B-share, as required by its Articles of Association. The shares acquired are intended to be cancelled, reducing the total number of voting and economic shares in issue. As of December 31, 2023, 4 million A-shares had been purchased at an average price of €5.50 per A-share.

Contracted Backlog

SES had a fully protected contract backlog (non-cancellable) of €4.3 billion (or gross backlog of €5.2 billion including backlog with contractual break clauses) as of December 31, 2023 delivered by a strong customer base consisting predominantly of broadcasters in developed markets. This customer profile generates a predictable, high-margin revenue stream, resulting in a strong cash flow conversion factor. Networks as of December 31, 2023 had protected contract backlog of €2.0 billion, with €1.5 billion of renewals and new business signed in the last 2 years and Video a fully protected backlog of €2.3 billion as of December 31, 2023 with €1.0 billion of renewals and new business signed in the last 2 years.

Out of the total gross backlog, 32% is expected to be recognized as revenue in 2024, 22% in 2025 and 17% in 2026, with the remaining thereafter.

Protected backlog includes non-cancellable contracts and cancellable contracts with substantive termination fees.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

SES is exposed to financial market risks, including changes in foreign currency exchange rates and interest rate risks. SES uses various strategies to manage these risks; however, they may still impact SES’s financial results.

Interest Rate Risk

To mitigate SES’s interest rate risk in connection with near-term debt refinancing needs, SES may from time to time enter into interest rate hedges. As of December 31, 2023 and December 31, 2022, SES had no interest rate hedges outstanding.

The table below summarizes the split of the carrying amount of SES’s debt between fixed and floating rate.

€million	At fixed rates	At floating rates	Total
Borrowings as of December 31, 2023	4,009	150	4,159
Borrowings as of December 31, 2022	4,198	150	4,348

Foreign Currency Risk

SES’s main exposures to foreign currency at the end of the reporting period are in respect of balances denominated in U.S. dollars related to cash and cash equivalents (2023: €2,169 million; 2022: €673 million), intercompany balances (2023: €-1,859 million; 2022: €-94 million) and fixed assets suppliers (2023: €-342 million; 2022: €-430 million).

The aggregate net foreign exchange gains/ losses recognized in profit or loss were:

	2023	2022
Net foreign exchange gain included in main currencies	3	40
Net foreign exchange gain/ (loss) included in other currencies	2	(3)
Net foreign exchange gain included in foreign exchange transactions	8	8

Total	13	45

SES uses certain financial instruments to manage its exposure to fluctuations in foreign currency exposure rates. Examples used to mitigate such exposures are the spot or forward buying and selling of foreign currencies, creating natural hedges (for example intercompany loans, quasi-equity qualification of such intercompany loans, intercompany dividend distributions), and external hedging, whereby speculative foreign exchange trading is disallowed under internal policies.

SES may enter into forward currency contracts to eliminate or reduce the currency exposure arising from individual capital expenditure projects such as satellite procurements, tailoring the maturities to each milestone payment to maximize effectiveness. Depending on the functional currency of the entity with the capital expenditure commitment, the foreign currency risk may be in euro or in U.S. dollar. The forward contracts are in the same currency as the hedged item and can cover up to 100% of the total value of the contract. It is SES’s policy not to enter into forward contracts until a firm commitment is in place.

SES has a corresponding exposure in the consolidated income statement, excluding the impacts of C-band repurposing, of €1,239 million or 60.9% of the SES’s revenue and other income (2022: €1,111 million or 57.0%) and €567 million or 54.0% of its operating expenses (2022: €393 million or 45.8%) being denominated in U.S. dollars. SES does not enter into derivative instruments to hedge these currency exposures.

The following table demonstrates the sensitivity to a +/- 20% change in the U.S. dollar exchange rate on the nominal amount of SES’s U.S. dollar net investment, with all other variables held constant. All value changes are eligible to be recorded in other comprehensive income with no impact on profit and loss. Both 2022 and 2023 were marked by EUR/USD fluctuation. The macro-outlook and global uncertainties along with worries regarding high energy prices and inflation result in the maintenance of a wide sensitivity range.

December 31, 2023	Amount in USD million	Amount in EUR million at closing rate of 1.105	Amount in EUR million at rate of 1.33	Amount in EUR million at rate of 0.88
USD statement of financial position exposure:
SES Americas	281	255	212	320
SES Netherlands	1,899	1,718	1,428	2,158
MX1 Limited, Israel	30	27	22	34
Total	2,210	2,000	1,662	2,512
Hedged with:
US Bonds	750	679	564	852
Other external borrowings	—	—	—	—

Total	750	679	564	852

Hedged proportion	34%
Absolute difference without hedging			(338)	512
Absolute difference with hedging			(223)	339

USD statement of financial position exposure:
SES Americas	1,652	1,549	1,291	1,943
SES Netherlands	4,575	4,290	3,575	5,383
SES Satellite Leasing Limited	—	—	—	—
MX1 Ltd, Israel	38	35	29	44
Total	6,265	5,874	4,895	7,370
Hedged with:
US Bonds	1,500	1,406	1,172	1,765
Other external borrowings	—	—	—	—
Total	1,500	1,406	1,172	1,765

Hedged proportion	24%

Absolute difference without hedging			(979)	1,496

Absolute difference with hedging			(745)	1,137

RESEARCH AND DEVELOPMENT

Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by SES are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial, and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads. Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Software development costs recognized as assets are amortized over their estimated useful life, not exceeding seven years.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

SES’s management’s discussion and analysis of its financial condition and results of operations is based on its consolidated financial information, which is prepared in accordance with IFRS Accounting Standards. In order to prepare SES’s consolidated financial information in accordance with IFRS, management uses estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements. The most significant estimates and assumptions include:

Revenue recognition

Revenue is measured based on the consideration to which the SES expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. SES recognizes revenue as and when control of a good or service is transferred to a customer.

For SES’s contracts to provide satellite capacity, communications infrastructure services, and related services, SES makes the services available to customers in a series of time periods that are distinct and have the same pattern of transfer to the customer. Revenue from customers under service agreements for these services is generally recognized on a straight-line basis over the duration of the respective contracts, including any free-of-charge periods. Using a straight-line measure of progress most faithfully depicts SES’s performance because SES makes available a consistent level of capacity over each distinct time period. For certain performance obligations, a cost-based input method is used to recognize revenue if it was determined that a basis reflecting the costs incurred to date relative to the total costs expected to be incurred better reflects the pattern of transfer of control of the services to the customer. Revenue will cease to be recognized if there is an indication of a significant deterioration in a customer’s ability to pay for the remaining goods or services.

Impairment testing for goodwill, other indefinite-life intangible assets, and space segment assets including assets under construction

SES determines whether goodwill and other indefinite-life intangible assets are impaired at least on an annual basis. The key assumptions used in respect of goodwill and other indefinite-life intangible assets impairment testing are the determination of cash-generating units (“CGU”) and the estimation of their value-in-use. Establishing the value-in-use requires SES to make an estimate of the expected future post-tax cash flows from the CGU and to choose a suitable post-tax discount rate and terminal growth rate to calculate the present value of those cash flows. These are described in Note 16 to SES’s consolidated financial statements.

For SES’s satellites including those under construction, the estimation of the value-in-use requires estimations of the future commercial revenues to be generated by each satellite, particularly related to new markets or services and the impact of past in-orbit anomalies and their potential impact on the satellite’s ability to provide its expected commercial service. These are described in Notes 14 and 15 to SES’s consolidated financial statements.

Tax and legal matters

SES applies estimates and judgements in respect of certain taxation and legal matters.

SES operates in numerous tax jurisdictions and management is required to assess tax issues and exposures across its entire operations and to accrue for potential liabilities based on its interpretation of country-specific tax law and best estimates. Also, judgement needs to be applied in respect of transfer pricing structures and hence potential tax exposures which may be identified in the different jurisdictions where SES operates. SES reviews in detail the transfer pricing structures in place and records provisions where this seems appropriate on a case-by-case basis.

SES recognizes deferred tax assets primarily in connection with the carry-forward of unused tax losses and tax credits. SES reviews the tax position in the different jurisdictions in which it operates to assess the need to recognize such assets based mainly on projections of taxable profits to be generated in each of those jurisdictions. The carrying amount of each deferred tax asset is reviewed at each reporting date and reduced to the extent that current projections indicate that it is no longer probable that sufficient taxable profits will be available to enable all, or part, of the asset to be recovered.

The accounting policy for taxation is explained in Note 2 to SES’s consolidated financial statements. The income taxes are explained in Note 9 to SES’s consolidated financial statements beginning and the recognized deferred tax assets and liabilities are shown in Note 10 to SES consolidated financial statements. Other provisions for liabilities and charges are as set out in Note 28 to SES’s consolidated financial statements.

Business combinations

In respect of business combinations, significant estimates and assumptions relate to the estimation of the fair values of acquired net assets arising in a business combination and the allocation of the purchase consideration between the underlying net assets acquired, including intangible assets other than goodwill, based on their fair values. These estimates are prepared in conjunction with the advice of independent valuation experts, where appropriate. The relevant transactions are described in Notes 2, 3 and 16 to SES’s consolidated financial statements.

Consolidation of entities in which the Group holds 50% or less

Judgement is applied in the determination as to whether control (subsidiaries), joint control (joint arrangements), or significant influence (associates) exists in relation to the investments held by SES. SES consolidates a subsidiary where it has: power over the subsidiary; exposure, or rights, to variable returns from that subsidiary; and the ability to use its power over the subsidiary to affect the amount of the Group’s returns. This is assessed after considering SES’s ability to appoint directors to the entity’s board, its relative shareholding compared with other shareholders, any significant contracts or arrangements with the entity or its other shareholders and other relevant facts and circumstances. The application of this judgment in respect of SES’s investment in Yahlive, LuxGovSat and Luxembourg Space Sector Development SCSp is explained in Note 2 to SES consolidated financial statements.

Trade receivables and unbilled accrued revenue

SES estimates expected credit losses on trade receivables and unbilled accrued revenues using a provision matrix based on loss expectancy rates and forward-looking information. SES records additional losses if circumstances or forward-looking information cause SES to believe that an additional collectability risk exists which is not reflected in the loss expectancy rates. This is described in Note 21 and Note 22 to SES’s consolidated financial statements.

Such estimates and assumptions are based on historical experience and various other factors that SES believes to be reasonable in the circumstances and constitute SES’s best judgment as of the date of SES consolidated financial statements. In the future, actual experience may deviate from these estimates and assumptions, which could affect such financial statements as the original estimates and assumptions are modified, as appropriate, in the year in which the circumstances change.

The key estimates and assumptions are set out in the accounting policies and information relating to recently issued accounting guidance can be found at Note 2 to SES’s consolidated financial statements.

INFORMATION ABOUT INTELSAT

Intelsat operates one of the largest integrated space and terrestrial networks in the world providing a critical layer in the global communications infrastructure. Across land, sea and air, Intelsat delivers the secure, always-available, high-performance connectivity relied on by governments, businesses and billions of people every day. With nearly 60 geostationary satellites, Intelsat provides communications services to the world’s leading media companies, telecommunications operators, the U.S. government and other military organizations. Intelsat also provides inflight internet to 25 commercial airline partners and nearly 3,000 aircraft. Intelsat is redefining the future with the world’s first hybrid, multi-orbit, software-defined 5G network designed for simple, seamless and secure coverage. Intelsat’s principal executive offices are located at 7900 Tysons One Place McLean, VA 22102-5972, USA, and its telephone number is (703)-559-6800.

INTELSAT – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Intelsat’s audited consolidated financial statements and notes thereto for the fiscal years ended December 31, 2024 and December 31, 2023 included in the section titled “Index to Financial Statements of Intelsat S.A.” included elsewhere in this prospectus.

Company Overview

Intelsat operates a world-leading satellite communication services businesses, providing a critical layer in the global communications infrastructure.

Intelsat provides diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications in the air and on the seas, multinational corporations and internet service providers. Intelsat is also a leading provider of commercial satellite capacity to the U.S. government and other select military organizations and their contractors.

Intelsat’s customers use its global network for a broad range of communication applications, from global distribution of content for media companies, to providing the transmission layer for commercial aeronautical consumer broadband connectivity and to enabling essential network backbones for telecommunications providers in high-growth emerging regions.

Intelsat’s network solutions are a critical component of Intelsat’s customers’ infrastructures and business models. In recent years, mobility services providers have contracted for services on Intelsat’s fleet that support broadband connections for passengers on commercial flights and cruise ships. In addition, Intelsat’s satellite neighborhoods provide its media customers with efficient and reliable broadcast distribution that maximizes audience reach. In developing regions, Intelsat’s satellite solutions often provide higher reliability than is available from local terrestrial telecommunications services and allow its customers to reach geographies that they would otherwise be unable to serve.

Through Intelsat’s commercial aviation business (“Intelsat CA”), it is a global provider of in-flight connectivity solutions to the commercial aviation industry. In-flight services provided by Intelsat’s Intelsat CA business include passenger connectivity, which allows passengers to connect to the Internet from their personal Wi-Fi-enabled devices; passenger entertainment, which offers passengers the opportunity to enjoy a broad selection of in-flight entertainment (“IFE”) options on their laptops and personal Wi-Fi-enabled devices; and Connected Aircraft Services (“CAS”), which offer airlines connectivity for various operations and currently include, among others, real-time credit card transaction processing, electronic flight bags and real-time weather information.

Recent Developments

C-band Spectrum Clearing

The accelerated clearing process of C-band spectrum set forth in the U.S. Federal Communications Commission’s (“FCC”) March 3, 2020 final order (the “FCC Final Order”) provides for monetary enticements for fixed satellite services (“FSS”) providers to clear a portion of the C-band spectrum on an accelerated basis (the “Accelerated Relocation Payments” or “ARPs”). Under the FCC Final Order, Intelsat is entitled to receive reimbursement payments for certain C-band spectrum clearing expenses incurred, subject to the satisfaction of certain conditions set forth in the FCC Final Order.

During the years ended December 31, 2023 and 2024, Intelsat received $209.0 million and $602.9 million, respectively, of reimbursements for C-band clearing costs. As of December 31, 2024, Intelsat has received a total of $1.8 billion in reimbursements. Intelsat has received all C-band related payments and reimbursements, and has completed all applicable obligations under the FCC Final Order.

For the years ended December 31, 2023 and 2024, Intelsat recognized reimbursement income of $720.9 million and $304.3 million, respectively, which is included within “Other operating expense (income), net—C-band” on Intelsat’s consolidated statements of operations.

Intelsat 33e Anomaly

In October 2024, the Intelsat 33e satellite (in service since 2017) experienced an anomaly that resulted in a total loss of the satellite. In accordance with Intelsat’s existing satellite anomaly contingency plans, it restored service for most Intelsat 33e customers on other satellites in Intelsat’s network, as well as on third-party satellites. Intelsat recorded a non-cash impairment charge of $100.9 million in the fourth quarter of 2024, which is included within “Satellite impairment” in Intelsat’s consolidated statements of operations, of which $97.0 million related to the full carrying value of the satellite and $3.9 million related to prepaid coordination fees.

A failure review board has been formed with the satellite’s manufacturer, Boeing, to complete a comprehensive analysis of the most likely cause of the anomaly. The analysis is still ongoing as of the date of this prospectus.

Intelsat 30

In February 2025, the Intelsat 30 satellite experienced a mechanical malfunction. In March 2025, Intelsat completed the troubleshooting process, and the satellite is functioning nominally. The malfunction did not have any impact to the provision of services to Intelsat’s customer.

Share Premium Distribution

In September 2023, Intelsat’s board of directors authorized and approved, subject to shareholder approval, and in December 2023, the shareholders approved, the distribution of $130.0 million out of Intelsat’s share premium to the shareholders of Intelsat in proportion to their holdings of shares of Intelsat and the holders of restricted stock units pursuant to the terms of the relevant award agreements, on the relevant record date. On January 29, 2024, Intelsat paid $1.873 per outstanding share to its common shareholders of record at the close of business on January 5, 2024, totaling $127.5 million. Additional payments were made and will continue to be made to holders of restricted stock units pursuant to the terms of the relevant award agreements upon vesting of the underlying restricted stock units. Refer to Note 9—Shareholders’ Equity of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

In June 2024, Intelsat’s board of directors authorized and approved, subject to shareholder approval, and in September 2024, the Intelsat shareholders approved, the distribution of $500.0 million out of Intelsat’s share premium to the shareholders of Intelsat in proportion to their holdings of shares of Intelsat and the holders of restricted stock units pursuant to the terms of the relevant award agreements, on the relevant record date. On September 27, 2024, Intelsat paid $7.07 per outstanding share to its common shareholders of record at the close of business on September 17, 2024, totaling $481.6 million. Additional payments will be made to holders of restricted stock units pursuant to the terms of the relevant award agreements upon vesting of the underlying restricted stock units. Refer to Note 9—Shareholders’ Equity of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

$250.0 Million Satellite Capacity Commitment

On April 18, 2024, Intelsat entered into a $250.0 million commitment to purchase low-earth orbit satellite capacity over six years commencing on July 1, 2024, which was subsequently amended and restated to commence on January 1, 2025. Intelsat has the option, but not the obligation, to increase its commitment for an additional $250.0 million for a total of $500.0 million over a term of seven years.

Share-Based Compensation Modification

On March 6, 2024, Intelsat modified the performance obligation for certain performance-based restricted stock units (“PSUs”) issued under the Intelsat S.A. 2022 Equity Incentive Plan for six grantees. The PSUs will vest upon the satisfaction of prescribed service and performance obligations. The modifications were accounted for in accordance with ASC 718, Compensation—Stock Compensation, whereby Intelsat will recognize compensation cost for the PSUs equal to the unrecognized grant date fair value as of the modification date of the original awards plus any incremental fair value arising from the modification over the remaining requisite service period. The fair value of the awards was determined using a Monte Carlo simulation. As a result of the modification, Intelsat will recognize $46.5 million of compensation costs over the three year period subsequent to the modification date. Refer to Note 12—Share-Based and Other Compensation Plans of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

Revenue

Revenue Overview

Intelsat earns revenue primarily by providing services over satellite transponder capacity to Intelsat’s customers. Intelsat’s customers generally obtain satellite capacity from it by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which Intelsat sells services specify, among other things, the amount of satellite capacity to be provided, whether service will be non-preemptible or preemptible and the service term. Most services are full time in nature, with service terms of up to 15 years. Occasional use services used for video applications can be for much shorter periods, including increments of one hour. Intelsat’s master customer service agreements offer different service types, including transponder services, managed services, and channel, which are all services that are provided on, or used to provide access to, Intelsat’s global network. Intelsat refers to these services as on-network services. Intelsat’s customer agreements also cover services that Intelsat procures from third parties and resells, which Intelsat refers to as off-network services. These services can include transponder services and other satellite-based transmission services sourced from other operators, often in frequencies not available on Intelsat’s network, and other operational fees related to satellite operations provided on behalf of third-party satellites.

Intelsat’s CA business generates two types of revenue: service revenue and equipment revenue. Service revenue is primarily derived from connectivity services and, to a lesser extent, from entertainment services, CAS and maintenance services. Connectivity is provided to Intelsat’s customers using both satellite technologies and air-to-ground (“ATG”). Service revenue is earned by services paid for by passengers, airlines and third parties. Equipment revenue primarily consists of the sale of satellite connectivity equipment and ATG as well as the sale of entertainment equipment. Equipment revenue also includes revenue generated by Intelsat’s installation of connectivity and entertainment equipment on commercial aircraft.

The following table describes Intelsat’s primary service types:

Service Type	Description
On-Network Revenues:

Transponder Services

•  Customer contracts to receive service via, or to utilize capacity on, particular designated transponders according to specified technical and commercial terms. Transponder services also include revenues from hosted payload capacity. Transponder services are marketed to each of Intelsat’s primary customer sets as follows:

•  Network Services: fixed and wireless telecom operators, data network operators, enterprise operators of private data networks, and value-added network operators for fixed and mobile broadband network infrastructure.

•  Media: broadcasters (for distribution of programming and full-time contribution, or gathering, of content), programmers and direct-to-home (“DTH”) operators.

•  Government: civilian and defense organizations, for use in implementing private fixed and mobile networks, or for the provision of capacity or capabilities through hosted payloads.

Managed Services

•  Hybrid services primarily using IntelsatOne, including the Intelsat Flex broadband platform, which combine satellite capacity, teleport facilities, satellite communications hardware such as broadband hubs or video multiplexers and fiber optic cable and other ground facilities to provide managed and monitored broadband, trunking, video and private network services to customers. Managed services are marketed to each of Intelsat’s customer sets as follows:

•  Network Services: enterprises, cellular operators and fixed and mobile value-added service providers which deliver end-services such as private data networks, wireless infrastructure and maritime and aeronautical broadband.

•  Media: programmers outsourcing elements of their transmission infrastructure and part time occasional use services used primarily by news and sports organizations to gather content from remote locations.

•  Government: users seeking secured, integrated, end-to-end solutions.

Off-Network and Other Revenues:

Transponder, Mobile Satellite Services and Other

•  Capacity for voice, data and video services provided by third-party commercial satellite operators for which the desired frequency type or geographic coverage is not available on Intelsat’s network. These services include L-band mobile satellite services (“MSS”), for which Intelsat General Communications LLC is a reseller. In addition, this revenue category includes the sale of customer premises equipment and other hardware, as well as certain fees related to services provided to other satellite operators. These products are primarily marketed as follows:

•  Government: direct government users, and government contractors working on programs where aggregation of capacity is required.

Satellite-related Services

•  Services include a number of satellite-related consulting and technical services that relate to the lifecycle of satellite operations and related infrastructure, from satellite and launch vehicle procurement through tracking, telemetry and commanding (“TT&C”) services and related equipment sales. These services are typically marketed to other satellite operators.

Service Type	Description

In-Flight Services Revenues:

Services

•  Airline connectivity revenue: Connectivity is provided to Intelsat’s customers using both Intelsat’s ATG and satellite technologies. Under the airline-directed business model, the airline is Intelsat’s customer and Intelsat earns service revenue as connectivity services are consumed directly by the airline or indirectly by passengers. Under the turnkey business model, Intelsat earns revenue for connectivity services consumed directly by passengers.

•  Entertainment revenue: Entertainment revenue consists of entertainment services Intelsat provides to the airline for use by its passengers.

•  Connected Aircraft Services: Intelsat recognizes revenue for real-time credit card transaction processing, electronic flight bags, and real-time weather information as the service is provided.

Equipment	• Equipment revenues primarily consist of the sale of ATG and satellite connectivity equipment as well as the sale of entertainment equipment.

Intelsat markets its services on a global basis, with almost every populated region of the world contributing to its revenue. The diversity of Intelsat’s revenue allows it to benefit from changing market conditions and lowers its risk concentration in specific service applications and geographic regions.

Trends Impacting Intelsat’s Revenue

Intelsat’s revenue at any given time is dependent upon a number of factors, including, but not limited to, demand for Intelsat’s services from existing and emerging applications; the supply of capacity available on Intelsat’s fleet and those of Intelsat’s competitors in a given region, and the substitution of competing technologies such as fiber optic cable networks. Trends in revenue can be impacted by:

•

Growth in demand from wireless telecommunications companies seeking to complete or enhance broadband infrastructure, particularly those operating in developing regions or regions with geographic challenges;

•	Growth in demand for broadband connectivity for enterprises and government organizations, providing fixed and mobile services and value-added applications on a global basis;

•

Increased competition from non-geostationary orbit operators who have entered or are planning to enter markets targeted by Intelsat and who have introduced new disruptive technologies like direct-to-device;

•	Lower overall pricing for satellite-based services, resulting from non-geostationary orbit operators oversupplying the market with capacity designed to achieve a lower cost per unit;

•	Satellite capacity needed to provide broadband connectivity for mobile networks on ships, planes and oil and gas platforms;

•

Global demand for television content in standard definition, high definition and ultra-high definition television formats, which uses Intelsat’s satellite network and IntelsatOne terrestrial services for distribution, in some regions offset by next generation compression technologies;

•

Increased popularity of “over-the-top” or “OTT” content distribution, which may increase the demand for broadband infrastructure in the developing world, but could decrease demand in developed markets over the mid to long-term as niche and ethnic programming transitions from satellite to internet distribution;

•	Use of commercial satellite services by governments for military and other operations, which has partially slowed as a result of the tempo of military operations and recent changes in the U.S. budget;

•

Intelsat’s use of third-party or off-network services to satisfy government demand for capacity not available on Intelsat’s network. These services are low risk in nature, with no required upfront investment and terms and conditions of the procured capacity which typically match the contractual commitments from Intelsat’s customers. Demand for certain of these off-network services has declined with reductions in troop deployment in regions of conflict;

•

The pace and extent of adoption of Intelsat’s broadband connectivity and wireless IFE services for use on domestic and international commercial aircraft by Intelsat’s current and new airline partners and customers;

•	The number of aircraft in service in Intelsat’s markets, including consolidation of the airline industry or changes in fleet size by one or more of Intelsat’s commercial airline partners; and

•	The economic environment and other trends that affect air travel, including disruptions to supply chains and installations.

•	Increased competition from non-geostationary orbit operators who are planning to enter multiple markets targeted by Intelsat.

Pricing

Pricing of Intelsat’s transponder services is based upon several factors, including, but not limited to, the region served by the capacity, the power and other characteristics of the satellite beam, the amount of demand for the capacity available on a particular satellite and the total supply of capacity serving any particular region. In 2024, overall pricing trends were down across all business units from prior year. Outside of media applications, the primary driver of the decline was increased supply in the market, particularly from non-geostationary orbit. Media rates in 2024 were lower than in the prior year, reflecting fewer renewals in the limited and highly coveted upper frequency C-band capacity, most of which came with long-term contracts. Government applications trended down just slightly with more activity in global government services for non-critical coverages versus areas of regional conflict. Mobility rates declined for both maritime and aeronautical broadband services as customers had more buying options. In networks, high-volume commitments from mobile network operators for cellular backhaul services continued to yield lower prices, further influenced by non-geostationary alternatives in the market. Euroconsult forecasts continued price disruption for data and broadband markets based on an abundance of supply and the falling cost basis that allows for aggressive pricing models.

The pricing of Intelsat’s services is generally fixed for the duration of the service commitment. New and renewing service commitments are priced to reflect regional demand and other factors as discussed above.

Operating Expenses

Direct Costs of Revenue (Excluding Depreciation and Amortization)

Direct costs of revenue relate to costs associated with the operation and control of Intelsat’s satellites, Intelsat’s communications network and engineering support, and the purchase of off-network capacity. Direct costs of revenue consist principally of third-party capacity and equipment, salaries and related employment costs, in-orbit insurance, earth station operating costs and facilities costs. Intelsat’s direct costs of revenue fluctuate based on the number and type of services offered and under development, particularly as sales of off-network transponder services and sales of customer premises equipment fluctuate. Intelsat expects its direct costs of revenue to increase as it adds customers and expand its managed services and use of off-network capacity. Direct costs of revenue related to Intelsat’s in-flight services include network-related expenses (ATG and satellite network expenses, including costs for transponder capacity and backhaul, as well as data centers, network operations centers and network technical support), aircraft operations, component assembly, portal maintenance, revenue share and transactional costs. Direct costs of revenue for Intelsat’s in-flight equipment revenue primarily consists of the purchase costs for component parts used in the manufacture of its equipment and the production, installation, technical support and quality assurance costs associated with equipment sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses relate to costs associated with Intelsat’s sales and marketing staff and its administrative staff, which include legal, finance, corporate information technology and human resources. Staff expenses consist primarily of salaries and related employment costs, including stock compensation, and travel costs. Selling, general and administrative expenses also include office occupancy costs, building maintenance and rent expenses, the provision for uncollectible accounts, research and development expenses and fees for professional services.

Depreciation and Amortization

Intelsat’s capital assets consist primarily of its satellites and associated ground network infrastructure, including Intelsat’s finance lease assets. Included in capitalized satellite costs are the costs for satellite construction, satellite launch services, insurance premiums for satellite launch and the in-orbit testing period, the net present value of deferred satellite performance incentives payable to satellite manufacturers, costs directly associated with the monitoring and support of satellite construction, and capitalized interest incurred during the satellite construction period.

Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of Intelsat’s satellites range from less than one year to 18 years as of December 31, 2024.

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

The following table sets forth Intelsat’s comparative statements of operations for the periods shown with the increase / (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

			Comparison of 2023 to 2024
	Year Ended December 31, 2023	Year Ended December 31, 2024	Dollar Change	Percentage Change
Revenue	$2,104,467	$1,985,732	$(118,735)	(6%)
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	833,756	827,093	(6,663)	(1%)
Selling, general and administrative	467,322	459,283	(8,039)	(2%)
Depreciation and amortization	536,408	589,677	53,269	10%
Satellite impairment	—	100,909	100,909	NM
Impairment of goodwill and other intangible assets	6,383	290,692	284,309	NM
Other operating income, net—C-band	(643,946)	(286,999)	356,947	(55%)

Total operating expenses, net	1,199,923	1,980,655	780,732	65%

Income from operations	904,544	5,077	(899,467)	(99%)
Interest expense	(437,384)	(267,244)	170,140	(39%)
Interest income	239,762	67,115	(172,647)	(72%)
Other income (expense), net	(1,020)	5,414	6,434	NM
Gain on disposition of ARP rights	139,001	—	(139,001)	NM

Income (loss) before income taxes	844,903	(189,638)	(1,034,541)	NM
Income tax benefit (expense)	(23,432)	5,832	29,264	NM

Net income (loss)	821,471	(183,806)	(1,005,277)	NM
Net loss (income) attributable to noncontrolling interest	(923)	1,904	2,827	NM

Net income (loss) attributable to Intelsat S.A.	$820,548	$(181,902)	$(1,002,450)	NM

Revenue

The following table sets forth Intelsat’s comparative revenue by service type, with Off-Network and Other Revenues shown separately from On-Network Revenues, for the periods shown (in thousands, except percentages):

			Comparison of 2023 to 2024
	Year Ended December 31, 2023	Year Ended December 31, 2024	Dollar Change	Percentage Change
On-Network Revenues
Transponder services	$1,146,732	$1,037,646	$(109,086)	(10%)
Managed services	336,585	322,798	(13,787)	(4%)

Total on-network revenues	1,483,317	1,360,444	(122,873)	(8%)

Off-Network and Other Revenues
Transponder, MSS and other off-network services	153,183	172,781	19,598	13%
Satellite-related services	58,631	68,069	9,438	16%

Total off-network and other revenues	211,814	240,850	29,036	14%

In-Flight Services Revenues
Services	314,868	287,966	(26,902)	(9%)
Equipment	94,468	96,472	2,004	2%

Total in-flight services revenues	409,336	384,438	(24,898)	(6%)

Total	$2,104,467	$1,985,732	$(118,735)	(6%)

Total revenue decreased by $118.7 million, or 6%, to $2.0 billion for the year ended December 31, 2024, as compared to $2.1 billion for the year ended December 31, 2023. By service type, Intelsat’s revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate decrease of $109.1 million, primarily due to a $44.7 million net decrease in revenue from mobility customers, a $40.6 million net decrease in revenue from network services customers, a $14.9 million net decrease in revenue from government customers and an $8.9 million net decrease in revenue from media customers. The decrease in revenue was primarily driven by non-renewals, price reductions, capacity downgrades, the termination of services and service transfers to managed services, partially offset by new services, service expansions and transfers from managed services and off-network services.

•

Managed services—an aggregate decrease of $13.8 million, primarily due to a $23.4 million net decrease in revenue from media customers, a $5.3 million net decrease in revenue from mobility customers and a $1.4 million net decrease in revenue from government customers, partially offset by a $16.8 million net increase in revenue from network services customers. The decrease in revenue from media, mobility and government customers was primarily driven by non-renewals, capacity downgrades, the termination of services, service transfers to transponder services and a decrease in equipment sales, partially offset by new services, service expansions and service transfers from transponder services. The increase in revenue from network services customers was mainly driven by service transfers from transponder services and revenue recognized as a result of new or amended sales-type leases (see Note 10—Leases of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus), partially offset by non-renewals and the termination of services.

Off-network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $19.6 million, primarily attributable to a $26.2 million net increase in revenue from government customers mainly due to new services, partially offset by a $4.9 million net decrease in revenue from mobility customers mainly due to service transfers to transponder services.

•

Satellite-related services—an aggregate increase of $9.4 million, primarily due to revenue recognized as a result of a new sales-type lease (see Note 10—Leases of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus) and new services, partially offset by professional services supporting third-party satellites, primarily related to teleport relocation services in 2023 with no similar activity in 2024.

In-flight Services Revenues:

•

Services—an aggregate decrease of $26.9 million, primarily attributable to continued aircraft de-installations from a previously disclosed customer termination, partially offset by net increased service revenue across the remaining customer base due to higher aircraft in-service and increased average annual revenue per aircraft.

•	Equipment—an aggregate increase of $2.0 million, primarily attributable to shipments of new Electronically Steered Array antennas.

Operating Expenses

Direct Costs of Revenue (Excluding Depreciation and Amortization)

Direct costs of revenue decreased by $6.7 million, or 1%, to $827.1 million for the year ended December 31, 2024, as compared to $833.8 million for the year ended December 31, 2023, primarily due to the following:

•	a decrease of $20.2 million in third-party satellite related and capacity services;

•	a decrease of $8.0 million in staff-related expenses;

•	a decrease of $6.7 million in office and operational expenses primarily related to computer hardware, occupancy and travel; and

•

a decrease of $1.9 million related to the revenue sharing agreements with JSAT International, Inc. (see Note 6—Investments of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus); partially offset by:

•

an increase of $9.4 million due to the commencement of a new sales-type lease (see Note 10—Leases of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus);

•	an increase of $6.6 million in equipment costs primarily due to increases in government equipment sales;

•	an increase of $6.2 million in research and development costs;

•	an increase of $4.0 million in earth station expenses.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $8.0 million, or 2%, to $459.3 million for the year ended December 31, 2024, as compared to $467.3 million for the year ended December 31, 2023, primarily due to the following:

•	a decrease of $9.5 million in operating expenses primarily related to sales & marketing and travel expenses;

•	a decrease of $8.5 million in bad debt expenses; and

•	a decrease of $8.4 million related to a decline in usage of third-party contractors; partially offset by

•	an increase of $9.3 million in staff-related expenses;

•	an increase of $3.4 million related to professional services expenses;

•	an increase of $3.2 million in licenses and fees expenses; and

•	an increase of $2.7 million in research and development costs.

Depreciation and Amortization

Depreciation and amortization expense increased by $53.3 million, or 10%, to $589.7 million for the year ended December 31, 2024, as compared to $536.4 million for the year ended December 31, 2023, primarily due to depreciation expense on finance leases that commenced during the third quarter of 2023 and new satellites and other property and equipment placed into service, partially offset by certain satellites and various building related and other assets becoming fully depreciated.

Satellite Impairment

Intelsat recognized an impairment charge of $100.9 million for the year ended December 31, 2022 related to the Intelsat 33e satellite, with no comparable amount for the year ended December 31, 2024. See Note 6—Satellites and Other Property and Equipment of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for further discussion.

Impairment of Goodwill and Other Intangible Assets

Intelsat recognized an impairment charge of $290.7 million for the year ended December 31, 2024 related to goodwill, as compared to an impairment charge of $6.4 million for the year ended December 31, 2023 related to certain supplemental type certificates and other assets. See Note 7—Goodwill and Other Intangible Assets of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for further discussion.

Other Operating Income, Net—C-band

Other operating income, net—C-band consists of reimbursable and non-reimbursable costs and offsetting income associated with Intelsat’s C-band spectrum relocation efforts. Other operating income, net—C-band decreased by $356.9 million, 55% to $287.0 million for the year ended December 31, 2024, as compared to $643.9 million for the year ended December 31, 2023, primarily due to a decrease in the recognition of reimbursement income of $416.6 million, partially offset by a decrease of $59.7 million in expenditures as a result of Intelsat completing the C-band spectrum clearing project in 2023. See Note 1—Background and Summary of Significant Accounting Policies of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for further discussion.

Interest Expense

Interest expense decreased by $170.2 million, or 39%, to $267.2 million for the year ended December 31, 2024, as compared to $437.4 million for the year ended December 31, 2023, primarily due to the following:

•	a decrease of $201.1 million in interest expense on notes payable primarily resulting from the full repayment of the 2029 Term Loans in October 2023; and

•	a decrease of $12.5 million in interest expense related to the significant financing component identified in customer contracts due to lower contract balances; partially offset by

•	an increase of $28.2 million related to interest costs on financing leases primarily resulting from leases that commenced during the second half of 2023; and

•	an increase of $15.2 million related to lower capitalized interest resulting from a decreased number of satellites and related assets under construction.

The non-cash portion of total interest expense was $80.5 million and $68.1 million for the years ended December 31, 2023 and 2024, respectively, primarily consisting of interest expense related to the significant financing component identified in customer contracts.

Interest Income

Interest income decreased by $172.7 million, or 72%, to $67.1 million for the year ended December 31, 2024, as compared to $239.8 million for the year ended December 31, 2023, primarily due to the following:

•

a decrease of $208.8 million related to the 2023 accretion of interest income associated with Intelsat’s expected receipt of ARPs under the FCC Final Order, with no similar activity in 2024; partially offset by

•	an increase of $33.9 million primarily due to higher invested funds and higher interest rates.

Other Income (Expense), Net

Other expense, net increased by $6.4 million to other income, net of $5.4 million for the year ended December 31, 2024, as compared to other expense, net of $1.0 million for the year ended December 31, 2023, primarily due to the following:

•

an increase of $9.6 million due to expense recognized for the year ended December 31, 2023 related to the change in the fair value of contingent value rights, with no similar activity for the year ended December 31, 2024; and

•

an increase of $3.3 million due to higher income generated from Intelsat’s joint ventures (see Note 6—Investments of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus); partially offset by

•	a decrease of $5.7 million due to foreign currency losses in 2024 as compared to gains in 2023; and

•

a decrease of $1.7 million due to higher investment impairments in 2024 as compared to 2023 (see Note 6—Investments of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus).

Gain on Disposition of ARP Rights

Intelsat recognized a gain on disposition of ARP rights of $139.0 million for the year ended December 31, 2023 upon validation of the Phase II Certification of Accelerated Relocation under the FCC Final Order (“Phase II Validation”), with no comparable amount for the year ended December 31, 2024.

Income Tax Expense (Benefit)

Income tax expense decreased by $29.2 million to income tax benefit of $5.8 million for the year ended December 31, 2024, as compared to income tax expense of $23.4 million for the year ended December 31, 2023, primarily as a result of valuation allowance decreases offset by prior year adjustments, current year impairments, lower income from Intelsat’s U.S. subsidiaries and derecognition of uncertain tax benefits for which the statute of limitations has expired.

Cash received for income taxes, net of payments, totaled $4.1 million for the year ended December 31, 2024, as compared to cash paid for income taxes, net of refunds, which totaled $64.3 million for the year ended December 31, 2023.

EBITDA

EBITDA consists of earnings before net interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and Intelsat presents EBITDA to enhance the understanding of its operating performance. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and Intelsat’s EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with U.S. GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net income (loss) to EBITDA for the year ended December 31, 2023, and year ended December 31, 2024 is as follows (in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2024
Net income (loss)	$821,471	$(183,806)
Add (Subtract):
Interest expense	437,384	267,244
Interest income	(239,762)	(67,115)
Income tax expense (benefit)	23,432	(5,832)
Depreciation and amortization	536,408	589,677

EBITDA	$1,578,933	$600,168

Liquidity and Capital Resources for the Years Ended December 31, 2024 and 2023

Overview

Intelsat’s contractual obligations, commitments and debt service requirements over the next several years are significant. As of December 31, 2024, the aggregate principal amount of Intelsat’s debt outstanding not held by affiliates was $3.0 billion. Interest expense for the year ended December 31, 2024 was $267.2 million, which included $68.1 million of non-cash interest expense. As of December 31, 2024, cash, cash equivalents and restricted cash were approximately $1.0 billion.

Intelsat’s cash flows from operations and cash on hand have been sufficient to fund interest obligations of $391.8 million and $200.2 million for the years ended December 31, 2023 and 2024, respectively, and significant capital expenditures of $584.3 million and $376.1 million for the years ended December 31, 2023 and 2024, respectively.

In connection with Intelsat’s participation in the FCC’s process for accelerated clearing of the C-band spectrum pursuant to the FCC Final Order, Intelsat incurred significant upfront expenses for clearing activities well in advance of receiving reimbursement payments. As of December 31, 2024, Intelsat has incurred total (reimbursable and non-reimbursable) C-band clearing costs of $1.9 billion, of which $1.8 billion of reimbursements has been received as of December 31, 2024. Intelsat has received all C-band related payments and reimbursements, and has completed all obligations under the FCC Final Order.

Intelsat’s primary source of liquidity is and is expected to continue to be cash generated from operations, as well as existing cash. Intelsat currently expects to use cash on hand and cash flows from operations to fund its most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months and beyond.

In September 2023, Intelsat’s board of directors authorized and approved, subject to shareholder approval, and in December 2023, the shareholders approved, the distribution of $130.0 million out of Intelsat’s share premium to the shareholders of Intelsat in proportion to their holdings of shares of Intelsat and the holders of restricted stock units pursuant to the terms of the relevant award agreements, on the relevant record date. On January 29, 2024, Intelsat paid $1.873 per outstanding share to its common shareholders of record at the close of business on January 5, 2024, totaling $127.5 million. Additional payments were made and will continue to be made to holders of restricted stock units pursuant to the terms of the relevant award agreements upon vesting of the underlying restricted stock units. Refer to Note 9—Shareholders’ Equity of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

In June 2024, Intelsat’s board of directors authorized and approved, subject to shareholder approval, and in September 2024, the shareholders approved, the distribution of $500.0 million out of Intelsat’s share premium to the shareholders of Intelsat in proportion to their holdings of shares of Intelsat and the holders of restricted stock units pursuant to the terms of the relevant award agreements, on the relevant record date. On September 27, 2024, Intelsat paid $7.07 per outstanding share to its common shareholders of record at the close of business on September 17, 2024, totaling $481.6 million. Additional payments will be made to holders of restricted stock units pursuant to the terms of the relevant award agreements upon vesting of the underlying restricted stock units. Refer to Note 9—Shareholders’ Equity of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

Additionally, in September 2023, Intelsat’s board of directors authorized and approved, subject to shareholder approval, and in December 2023, the shareholders approved a share repurchase program authorizing for a three year period the repurchase of up to 20.0 million of Intelsat’s common shares, up to $200.0 million aggregate amount for which shares may be repurchased (the “Share Repurchase Program”). During the year ended December 31, 2023, Intelsat repurchased 220,000 common shares for $6.5 million at an average price per share of $29.75. Intelsat did not repurchase any common shares under the Share Repurchase Program during the year ended December 31, 2024. As of December 31, 2024, approximately $193.5 million remained available under the Share Repurchase Program. The Share Repurchase Program does not obligate Intelsat to acquire a minimum amount of shares. Refer to Note 9—Shareholders’ Equity of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

Cash Flow Items

Intelsat’s cash flows consisted of the following for the periods shown (in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2024
Net cash provided by operating activities	$3,846,741	$825,577
Net cash used in investing activities	(594,928)	(415,034)
Net cash used in financing activities	(2,835,044)	(669,149)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	953	(4,764)

Net change in cash, cash equivalents and restricted cash	$417,722	$(263,370)

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $3.0 billion to $0.8 billion for the year ended December 31, 2024, as compared to $3.8 billion for the year ended December 31, 2023. The decrease was due to a $2.9 billion decrease from changes in operating assets and liabilities, and a $167.7 million decrease in net income and non-cash items. The decrease from changes in operating assets and liabilities was primarily a result of receiving the Phase II ARP in 2023.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased by $179.9 million to $415.0 million for the year ended December 31, 2024, as compared to $594.9 million for the year ended December 31, 2023, primarily due to decreased capital expenditures of $208.1 million largely as a result of Intelsat completing the satellite launches under the C-band spectrum clearing project in 2023, partially offset by $25.8 million in contributions received from a joint venture partner during the year ended December 31, 2023 with significantly lower activity during the year ended December 31, 2024.

Net Cash Used in Financing Activities

Net cash used in financing activities decreased by $2.1 billion to $0.7 billion for the year ended December 31, 2024, as compared to $2.8 billion for the year ended December 31, 2023, primarily due to the payoff of the 2029 Term Loans (as defined in “Debt” below) of $2.8 billion during the year ended December 31, 2023, with no similar payments during the year ended December 31, 2024, partially offset by $611.3 million in share premium distributions to shareholders during the year ended December 31, 2024, with no similar payments during the year ended December 31, 2023.

Restricted Cash

As of December 31, 2024, $19.1 million of cash was held in escrow primarily as a compensating balance for certain outstanding letters of credit.

Debt

Intelsat Jackson 6.50% First Lien Secured Notes due 2030

On January 27, 2022, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”) completed an offering of $3.0 billion aggregate principal amount of 6.50% First Lien Secured Notes due 2030 (the “2030 Jackson Secured Notes”). The 2030 Jackson Secured Notes bear interest at 6.50% annually and mature in March 2030. These notes are guaranteed by Intelsat S.A., other parent entities of Intelsat Jackson, and certain subsidiaries of Intelsat Jackson. Interest is payable on the 2030 Jackson Secured Notes semi-annually on March 15 and September 15, which commenced on September 15, 2022. Intelsat Jackson may redeem some or all of the notes at the applicable redemption prices and criterion set forth in the indenture governing the 2030 Jackson Secured Notes. The 2030 Jackson Secured Notes are senior secured obligations of Intelsat Jackson.

2022 Intelsat Jackson Secured Credit Facilities due 2029

On February 1, 2022, Intelsat Jackson entered into a secured credit agreement (the “2022 Intelsat Jackson Secured Credit Agreement”), which included a $3.2 billion term loan facility and a $500.0 million revolving credit facility, and borrowed the full $3.2 billion under the term loan facility due February 2029 (the “2029 Term Loans”). On October 26, 2023, the 2029 Term Loans were paid in full. The maturity date of the revolving credit facility is February 1, 2027. The obligations under the 2022 Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat S.A., other parent entities of Intelsat Jackson, and certain subsidiaries of Intelsat Jackson. The 2029 Term Loans and the revolving loans under the revolving credit facility (the “Revolving Loans”) bear interest either (i) based on a 1-month, 3-month or 6-month (or if agreed to by each lender of a loan, 12-month) secured overnight financing rate (“SOFR”) plus a related spread or (ii) at the Base Rate (as defined in the 2022 Intelsat Jackson Secured Credit Agreement), in each case, plus an applicable margin. The applicable margin for the 2029 Term

Loans is 4.25% for SOFR loans and 3.25% for Base Rate loans, and the applicable margin for Revolving Loans ranges from 2.25%–2.75% for SOFR loans and 1.25%–1.75% for Base Rate loans, in each case, depending on the leverage ratio of Intelsat Jackson. The 2029 Term Loans have a SOFR floor of 0.50% and a Base Rate floor of 1.50%, and the Revolving Loans have a SOFR floor of 0.00% and a Base Rate floor of 1.00%.

The 2022 Intelsat Jackson Secured Credit Agreement includes customary negative covenants for loan agreements of this type, including covenants limiting the ability of Intelsat Jackson and certain of its subsidiaries to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of subordinated indebtedness, in each case subject to customary exceptions for loan agreements of this type. Intelsat Jackson was in compliance with such covenants as of December 31, 2024.

The 2022 Intelsat Jackson Secured Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under the Employee Retirement Income Security Act of 1974, as amended, and change of control.

The foregoing description of the 2022 Intelsat Jackson Secured Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2022 Intelsat Jackson Secured Credit Agreement.

Intelsat Jackson made principal payments on the 2029 Term Loans of $386.2 million for the ten months ended December 31, 2022, with no similar payments for the two months ended February 28, 2022. During the year ended December 31, 2023, the total remaining balance of $2.8 billion associated with the 2029 Term Loans was paid in full.

Contracted Backlog

Intelsat benefits from strong visibility of its future revenues. Intelsat’s contracted backlog is its expected future revenue under existing customer contracts and includes both cancelable and non-cancelable contracts. As of December 31, 2024, Intelsat’s contracted backlog was approximately $4.2 billion, which it expects to earn a weighted average remaining customer contract life of approximately 2.9 years. Intelsat expects to deliver services associated with approximately $1.4 billion, or approximately 34%, of its December 31, 2024 contracted backlog during the year ending December 31, 2025. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. The amount of the termination fees is generally calculated as a percentage of the remaining backlog associated with the contract. In certain cases of breach for non-payment or customer bankruptcy, Intelsat may not be able to recover the full value of certain contracts or termination fees. Intelsat’s contracted backlog includes 100% of the backlog of its consolidated ownership interests, which is consistent with the accounting for its ownership interests in these entities. Intelsat believes this backlog and the resulting predictable cash flows in the FSS sector make its results less volatile than that of typical companies outside Intelsat’s industry.

Intelsat’s contracted backlog as of December 31, 2024 was as follows (in millions):

Year Ending December 31,	Contracted Backlog
2025	$1,419
2026	926
2027	613
2028	433
2029	347
Thereafter	464

Total	$4,202

Intelsat’s contracted backlog by service type as of December 31, 2024 was as follows (in millions, except percentages):

Service Type	Total	Percent of Total
Transponder services	$2,663	63%
In-flight services	804	20%
Managed services	384	9%
Off-network and other	351	8%

Total	$4,202

Satellite Performance Incentives

Intelsat’s cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. Intelsat is contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Intelsat capitalizes the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites. Interest expense is recognized on the deferred financing and the liability is reduced as the payments are made. Intelsat’s total satellite performance incentive payment liability as of December 31, 2023 and 2024 was $107.1 million and $91.4 million, respectively.

Capital Expenditures

Intelsat’s capital expenditures depend on its business strategies and reflect its commercial responses to opportunities and trends in its industry. Intelsat’s actual capital expenditures may differ from its expected capital expenditures if, among other things, it enters into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, Intelsat incurs significant capital expenditures during the years in which satellites are under construction. Intelsat typically procures a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, Intelsat frequently experiences significant variances in its capital expenditures from year to year. Payments for satellites and other property and equipment during the year ended December 31, 2024 were $376.1 million.

Intelsat intends to fund its capital expenditure requirements through cash on hand and cash provided by operating activities.

The following table compares Intelsat’s satellite-related capital expenditures to total capital expenditures from 2023 through 2024 (in thousands).

Year	Satellite-Related Capital Expenditures	Total Capital Expenditures
2023	350,777	584,253
2024	210,869	376,122

Total	$561,646	$960,375

Off-Balance Sheet Arrangements

Other than disclosed elsewhere in this prospectus, Intelsat has no material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on Intelsat’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following information details Intelsat’s commitments for obligations as of December 31, 2024, that are not included in the Notes to Consolidated Financial Statements of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus:

Secured Debt. Interest payments of $195.0 million, $195.0 million, $195.0 million, $195.0 million, $195.0 million and $96.5 million are due in the years 2025, 2026, 2027, 2028, 2029 and thereafter, respectively, on the 2030 Jackson Secured Notes. See Note 8—Debt of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for further detail of Intelsat’s debt principal payments.

Income Tax Contingencies. This amount totals $58.6 million. The timing of future cash flows from income tax contingencies cannot be reasonably estimated. See Note 13—Income Taxes of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for further discussion of income tax contingencies.

For other commitments for obligations as of December 31, 2024, see the following sections of this prospectus:

•	Note 10—Leases for further detail of Intelsat’s lease activities;

•	Note 11—Retirement Plans and Other Retiree Benefits for further detail of Intelsat’s pension obligations; and

•

Note 14—Contractual Commitments for further detail of Intelsat’s purchase obligations, inclusive of obligations under satellite construction, launch and in-orbit delivery contracts, satellite capacity and teleport commitments, estimated payments to be made on performance incentive obligations related to certain satellites that are currently in orbit, and Horizons-3 Satellite LLC and Horizons-4 Satellite LLC capital contributions and capacity purchase obligations.

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022.

Results of Operations

The following table sets forth Intelsat’s comparative statements of operations for the periods shown with the increase / (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

	Predecessor	Successor	Non-GAAP Combined	Successor	Comparison of 2022 to 2023
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2022	Year Ended December 31, 2023	Dollar Change	Percentage Change
Revenue	$345,668	$1,738,541	$2,084,209	$2,104,467	$20,258	1%
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	128,952	675,654	804,606	833,756	29,150	4%
Selling, general and administrative	74,772	359,375	434,147	467,322	33,175	8%
Depreciation and amortization	104,897	461,425	566,322	536,408	(29,914)	(5%	)
Satellite impairment	—	5,177	5,177	—	(5,177)	NM
Impairment of goodwill, non-amortizable intangibles and other assets	—	321,322	321,322	6,383	(314,939)	(98%	)
Other operating expense (income), net—C-band	37,359	(105,322)	(67,963)	(643,946)	(575,983)	NM

Total operating expenses, net	345,980	1,717,631	2,063,611	1,199,923	(863,688)	(42%	)

Income (loss) from operations	(312)	20,910	20,598	904,544	883,946	NM
Interest expense	(57,869)	(322,259)	(380,128)	(437,384)	(57,256)	15%
Interest income	1,326	308,623	309,949	239,762	(70,187)	(23%	)
Other income (expense), net	2,780	(125,818)	(123,038)	(1,020)	122,018	(99%	)
Gain on disposition of ARP rights	—	—	—	139,001	139,001	NM
Reorganization items	4,679,517	(33,755)	4,645,762	—	(4,645,762)	NM

Income (loss) before income taxes	4,625,442	(152,299)	4,473,143	844,903	(3,628,240)	(81%	)
Income tax benefit (expense)	3,905	591	4,496	(23,432)	(27,928)	NM

Net income (loss)	4,629,347	(151,708)	4,477,639	821,471	(3,656,168)	(82%	)
Net income attributable to noncontrolling interest	(397)	(1,908)	(2,305)	(923)	1,382	(60%	)

Net income (loss) attributable to Intelsat S.A.	$4,628,950	$(153,616)	$4,475,334	$820,548	$(3,654,786)	(82%	)

Revenue

The following table sets forth Intelsat’s comparative revenue by service type, with Off-Network and Other Revenues shown separately from On-Network Revenues, for the periods shown (in thousands, except percentages):

	Predecessor	Successor	Non-GAAP Combined	Successor	Comparison of 2022 to 2023
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2022	Year Ended December 31, 2023	Dollar Change	Percentage Change
On-Network Revenues
Transponder services	$198,915	$1,009,608	$1,208,523	$1,146,732	$(61,791)	(5%)
Managed services	53,765	263,639	317,404	336,585	19,181	6%

Total on-network revenues	252,680	1,273,247	1,525,927	1,483,317	(42,610)	(3%)

Off-Network and Other Revenues
Transponder, MSS and other off-network services	37,305	128,773	166,078	153,183	(12,895)	(8%)
Satellite-related services	6,251	36,458	42,709	58,631	15,922	37%

Total off-network and other revenues	43,556	165,231	208,787	211,814	3,027	1%

In-Flight Services Revenues
Services	37,654	239,507	277,161	314,868	37,707	14%
Equipment	11,778	60,556	72,334	94,468	22,134	31%

Total in-flight services revenues	49,432	300,063	349,495	409,336	59,841	17%

Total	$345,668	$1,738,541	$2,084,209	$2,104,467	$20,258	1%

Total revenue increased by $20.3 million, or 1%, to $2.1 billion for the year ended December 31, 2023 as compared to $2.1 billion for the year ended December 31, 2022. By service type, Intelsat’s revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate decrease of $61.8 million, primarily due to a $25.6 million net decrease in revenue from media customers, an $18.3 million net decrease in revenue from government customers, a $13.1 million net decrease in revenue from mobility customers and a $4.8 million net decrease in revenue from network services customers. The decrease in revenue was primarily driven by non-renewals, price reductions, capacity downgrades, the termination of services and service transfers to managed services, partially offset by new services, capacity upgrades, an increase in equipment sales and service transfers from managed services.

•

Managed services—an aggregate increase of $19.2 million, primarily due to a $14.6 million net increase in revenue from mobility customers, a $14.0 million net increase in revenue from government customers and a $12.5 million net increase in revenue from network services customers, partially offset by a $22.3 million net decrease in revenue from media customers. The increase in revenue from mobility customers, government customers and network services customers was primarily driven by new services, capacity upgrades, service transfers from transponder services and an increase in equipment sales, partially offset by non-renewals capacity downgrades and service transfers to transponder services. The decrease in revenue from media customers was mainly driven by service transfers to transponder services, non-renewals, capacity downgrades and the termination of services.

Off-network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate decrease of $12.9 million, primarily attributable to a $12.3 million net decrease in revenue from media customers, a $9.1 million net decrease in revenue from mobility customers, and a $6.1 million net decrease in revenue from network services customers, partially offset by a $14.6 million net increase in revenue from government customers. The decrease in revenue from media customers, mobility customers and network services customers was primarily driven by a decrease in equipment sales, non-renewals and service transfers to transponder services. The increase in revenue from government customers was primarily driven by capacity upgrades.

•

Satellite-related services—an aggregate increase of $15.9 million, reflecting increased revenue from professional services supporting third-party satellites, primarily related to teleport relocation services in 2023 with no similar activity in 2022.

In-flight Services Revenues:

•

Services—an aggregate increase of $37.7 million, primarily attributable to increased usage during the year ended December 31, 2023 as compared to the year ended December 31, 2022, along with new product offerings resulting in increased usage.

•	Equipment—an aggregate increase of $22.1 million, primarily attributable to an increase in the number of 2Ku satellite units and ATG units sold.

Operating Expenses

Direct Costs of Revenue (Excluding Depreciation and Amortization)

Direct costs of revenue increased by $29.2 million, or 4%, to $833.8 million for the year ended December 31, 2023, as compared to $804.6 million for the year ended December 31, 2022, primarily due to the following:

•	an increase of $23.2 million in equipment costs primarily due to an increase in airline shipments;

•	an increase of $20.2 million in office and operational expenses primarily due to computer-related and circuits costs as well as occupancy expenses; and

•	an increase of $13.4 million in costs related to the revenue sharing agreements with JSAT International, Inc (see Note 7—Investments for further discussion); partially offset by

•	a decrease of $24.6 million in staff-related expenses.

Selling, General and Administrative

•

Selling, general and administrative expenses increased by $33.2 million, or 8%, to $467.3 million for the year ended December 31, 2023, as compared to $434.1 million for the year ended December 31, 2022, primarily due to the following:

•	an increase of $35.0 million due to the reversal of a litigation accrual in 2022;

•	an increase of $29.1 million in staff-related expenses;

•	an increase of $4.5 million in computer-related costs;

•	an increase of $4.4 million in sales and marketing expenses; and

•	an increase of $3.4 million in research and development costs; partially offset by

•	a decrease of $16.7 million due to the write-off of excess inventory in 2022;

•

a decrease of $16.0 million in insurance expense largely as a result of the elimination of prepaid director and officer insurance policies related to the Predecessor in accordance with the Fourth Amended Joint Chapter 11 Plan of Reorganization of Intelsat S.A. and Its Debtor Affiliates (the “Final Plan”) that occurred during 2022; and

•

a decrease of $14.3 million in bad debt expense primarily due to the establishment of the bad debt reserve in connection with Intelsat’s adoption of fresh start accounting (“Fresh Start Accounting”) upon emergence from bankruptcy that occurred during 2022.

Depreciation and Amortization

•

Depreciation and amortization expense decreased by $29.9 million, or 5%, to $536.4 million for the year ended December 31, 2023, as compared to $566.3 million for the year ended December 31, 2022, primarily due to the following:

•	a decrease of $41.3 million in depreciation expense due to the impacts of the adoption of Fresh Start Accounting, including lower fair values of satellites and other property and equipment; and

•	a decrease of $37.8 million in depreciation expense due to the timing of certain satellites, teleport assets and data center assets becoming fully depreciated; partially offset by

•	an increase of $35.2 million in depreciation expense resulting from the impact of satellites and other assets placed into service; and

•	an increase of $13.8 million in depreciation expense due to new finance leases that commenced during 2023.

Satellite Impairment

Intelsat recognized an impairment charge of $5.2 million for the year ended December 31, 2022 related to the Galaxy 15 satellite, with no comparable amount for the year ended December 31, 2023.

Impairment of Goodwill, Non-Amortizable Intangibles and Other Assets

Intelsat recognized an impairment charge of $321.3 million for the year ended December 31, 2022 relating to goodwill for the Intelsat CA reporting unit. Intelsat recognized an impairment charge of $6.4 million for the year ended December 31, 2023 related to certain supplemental type certificates and other assets.

Other Operating Expense (Income), Net—C-band

Other operating income, net—C-band consists of reimbursable and non-reimbursable costs and offsetting income associated with Intelsat’s C-band spectrum relocation efforts. Other operating income, net—C-band increased by $575.9 million to $643.9 million for the year ended December 31, 2023, as compared to $68.0 million for the year ended December 31, 2022, primarily due to following:

•	the 2023 recognition of reimbursement income of $720.9 million as a result of Phase II Validation, and

•	lower expenses of $24.9 million primarily due to a decrease in expenditures as a result of Intelsat completing the C-band spectrum clearing project in 2023; partially offset by

•	the 2022 recognition of income of $169.8 million related to the completion of clearing under a contract with a third-party to which spectrum assignments were transitioned.

Interest Expense

Interest expense increased by $57.3 million, or 15%, to $437.4 million for the year ended December 31, 2023, as compared to $380.1 million for the year ended December 31, 2022, primarily due to the following:

•	an increase of $39.9 million related to lower capitalized interest resulting from a decreased number of satellites and related assets under construction;

•

an increase of $16.3 million in interest expense primarily resulting from the issuance of the 2030 Jackson Secured Notes (as defined below) and the 2029 Term Loans (as defined below) in the first quarter of 2022, as well as increases in the SOFR (as defined below), partially offset by the full repayment of the 2029 Term Loans in October 2023; and

•	an increase of $12.1 million related to interest costs on financing leases primarily resulting from new finance leases that commenced during 2023; partially offset by

•	a decrease of $10.9 million in interest expense related to the significant financing component identified in customer contracts due to lower contract balances.

•

The non-cash portion of total interest expense was $92.7 million and $80.5 million for the years ended December 31, 2022 and 2023, respectively, primarily consisting of interest expense related to the significant financing component identified in customer contracts.

Interest Income

Interest income decreased by $70.1 million to $239.8 million for the year ended December 31, 2023, as compared to $309.9 million for the year ended December 31, 2022, primarily due to the following:

•

a decrease of $59.8 million related to lower accretion of interest income associated with Intelsat’s expected receipt of the Phase II ARP. The ARP rights were derecognized upon Phase II Validation; and

•

a decrease of $30.4 million due to the release of allowances for credit losses in relation to Fresh Start Accounting for the year ended December 31, 2022, with no similar activity for the year ended December 31, 2023; partially offset by

•	an increase of $19.3 million primarily due to higher invested funds and higher interest rates.

Other Income (Expense), Net

Other expense, net decreased by $122.0 million to $1.0 million for the year ended December 31, 2023, as compared to $123.0 million for the year ended December 31, 2022, primarily due to the following:

•

a decrease of $142.9 million due to $152.5 million of expense recognized for the year ended December 31, 2022 related to the change in the fair value of contingent value rights, as compared to $9.6 million of expense for the year ended December 31, 2023; partially offset by

•

an increase of $20.8 million due to income for the year ended December 31, 2022 related to an insurance claim for the Galaxy 30 satellite anomaly, with no similar activity for the year ended December 31, 2023.

Gain on Disposition of ARP Rights

Intelsat recognized a gain on disposition of ARP rights of $139.0 million for the year ended December 31, 2023 upon Phase II Validation. There was no comparable amount for the year ended December 31, 2022.

Reorganization Items

Reorganization items reflect expenses, gains and losses directly and incrementally resulting from Intelsat’s Chapter 11 restructuring activities. Intelsat recognized a net gain for reorganization items of $4.6 billion for the year ended December 31, 2022, primarily associated with the restructuring of Intelsat’s balance sheet, with no comparable amount for the year ended December 31, 2023.

Income Tax Expense (Benefit)

Income tax benefit of $4.5 million for the year ended December 31, 2022 decreased by $27.9 million to income tax expense of $23.4 million for the year ended December 31, 2023, primarily due to Chapter 11 restructuring activities that occurred in 2022 with no similar activities in 2023.

Cash paid for income taxes, net of refunds, totaled $1.9 million, $12.1 million and $64.3 million for the two months ended February 28, 2022, ten months ended December 31, 2022, and year ended December 31, 2023.

EBITDA

EBITDA consists of earnings before net interest, loss (gain) on early extinguishment of debt, taxes and depreciation and amortization. Given Intelsat’s high level of leverage, refinancing activities are a frequent part of Intelsat’s efforts to manage Intelsat’s costs of borrowing. Accordingly, Intelsat considers loss (gain) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and Intelsat presents EBITDA to enhance the understanding of Intelsat’s operating performance. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and Intelsat’s EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with U.S. GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net income (loss) to EBITDA for the two months ended February 28, 2022, ten months ended December 31, 2022 and year ended December 31, 2023 is as follows (in thousands):

	Predecessor	Successor	Non-GAAP Combined	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2022	Year Ended December 31, 2023
Net income (loss)	$4,629,347	$(151,708)	$4,477,639	$821,471
Add (Subtract):
Interest expense	57,869	322,259	380,128	437,384
Interest income	(1,326)	(308,623)	(309,949)	(239,762)
Income tax expense (benefit)	(3,905)	(591)	(4,496)	23,432
Depreciation and amortization	104,897	461,425	566,322	536,408

EBITDA	$4,786,882	$322,762	$5,109,644	$1,578,933

Liquidity and Capital Resources for the Years Ended December 31, 2023 and 2022

Overview

Intelsat’s contractual obligations, commitments and debt service requirements over the next several years are significant. As of December 31, 2023, the aggregate principal amount of Intelsat’s debt outstanding not held by affiliates was $3.0 billion. Interest expense for the year ended December 31, 2023 was $437.4 million, which included $80.5 million of non-cash interest expense. At December 31, 2023, cash, cash equivalents and restricted cash were approximately $1.3 billion.

Intelsat’s cash flows from operations and cash on hand have been sufficient to fund interest obligations of $213.5 million and $391.8 million for the years ended December 31, 2022 and 2023, respectively, and significant capital expenditures of $618.0 million and $584.3 million for the years ended December 31, 2022 and 2023, respectively.

In connection with Intelsat’s participation in the FCC’s process for accelerated clearing of the C-band spectrum pursuant to the FCC Final Order, Intelsat incurred significant upfront expenses for clearing activities well in advance of receiving reimbursement payments. Intelsat has incurred total C-band clearing costs of $1.9 billion as of December 31, 2023. Intelsat has received $1.2 billion in reimbursements through the year ended December 31, 2023 and expect total receipts of approximately $1.7 billion through 2024. Additionally, as of October 19, 2023, the entire Phase II ARP proceeds of $3.7 billion were received. Subsequently, a portion of these proceeds was used to repay the 2029 Term Loans (as defined in Liquidity and Capital Resources—Debt) in full.

Intelsat’s primary source of liquidity is and is expected to continue to be cash generated from operations, as well as existing cash. Intelsat currently expects to use cash on hand and cash flows from operations to fund its most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months and beyond.

In September 2023, Intelsat’s board of directors authorized and approved, subject to shareholder approval, and in December 2023, the shareholders approved, the distribution of $130.0 million out of Intelsat’s share premium to the shareholders of Intelsat in proportion of their holding of shares of Intelsat and the holders of restricted stock units pursuant to the terms of the relevant award agreements. On January 29, 2024, Intelsat paid $1.873 per outstanding share to its common shareholders of record at the close of business on January 5, 2024. Payments will be made to holders of restricted stock units pursuant to the terms of the relevant award agreements upon vesting of the underlying restricted stock units. Refer to Note 9—Shareholders’ Equity of the Intelsat audited financial statements for the period ended December 31, 2023 included elsewhere in this prospectus.

Additionally, in September 2023, Intelsat’s board of directors authorized and approved, subject to shareholder approval, and in December 2023, the shareholders approved a share repurchase program authorizing for a three year period the repurchase of up to 20.0 million of Intelsat’s common shares, up to $200.0 million aggregate amount for which shares may be repurchased. During the year ended December 31, 2023, Intelsat repurchased 220,000 common shares for $6.5 million. As of December 31, 2023, approximately $193.5 million remained available under the share repurchase program. The program does not obligate Intelsat to acquire a minimum amount of shares. Refer to Note 9—Shareholders’ Equity of the Intelsat audited financial statements for the period ended December 31, 2023 included elsewhere in this prospectus.

Cash Flow Items

Intelsat’s cash flows consisted of the following for the periods shown (in thousands):

	Predecessor	Successor	Non-GAAP Combined	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2022	Year Ended December 31, 2023
Net cash provided by operating activities	$557,501	$1,354,126	$1,911,627	$3,846,741
Net cash used in investing activities	(107,913)	(502,940)	(610,853)	(594,928)
Net cash provided by (used in) financing activities	(957,510)	(407,780)	(1,365,290)	(2,835,044)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(70)	(2,942)	(3,012)	953

Net change in cash, cash equivalents and restricted cash	$(507,992)	$440,464	$(67,528)	$417,722

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $1.9 billion to $3.8 billion for the year ended December 31, 2023, as compared to $1.9 billion for the year ended December 31, 2022. The increase was due to a $1.0 billion increase from changes in operating assets and liabilities, and an $884.4 million increase in net income and non-cash items. The increase from changes in operating assets and liabilities was primarily due to higher inflows related to accounts receivable, primarily as a result of receiving the Phase II ARP, which was higher than the portion of Phase I ARP collected in 2022, higher outflows related to contract liabilities primarily as a result of reimbursement income recognized in the third and fourth quarters of 2023, and higher outflows related to other long-term liabilities.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased by $16.0 million to $594.9 million for the year ended December 31, 2023, as compared to $610.9 million for the year ended December 31, 2022, primarily due to decreased capital expenditures as a result of reduced spending on C-band satellites as compared to the year ended December 31, 2022, as well as $25.8 million in contributions received from a joint venture partner with no similar activity in 2022, partially offset by higher purchases of investments.

Net Cash Used in Financing Activities

Net cash used in financing activities increased by $1.4 billion to $2.8 billion for the year ended December 31, 2023, as compared to $1.4 billion for the year ended December 31, 2022, primarily due to the payoff of the 2029 Term Loans (as defined in “Debt” below) of $2.8 billion during the year ended December 31, 2023, as compared to $1.3 billion in net payments for the year ended December 31, 2022, primarily resulting from Intelsat’s chapter 11 financing and issuance of new debt.

Restricted Cash

As of December 31, 2023, $20.6 million of cash was held in escrow primarily as a compensating balance for certain outstanding letters of credit.

Debt

Intelsat Jackson 6.50% First Lien Secured Notes due 2030

On January 27, 2022, Intelsat Jackson Holdings S.A (“Intelsat Jackson”) completed an offering of $3.0 billion aggregate principal amount of 6.50% First Lien Secured Notes due 2030 (the “2030 Jackson Secured

Notes”). The 2030 Jackson Secured Notes bear interest at 6.50% annually and mature in March 2030. These notes are guaranteed by Intelsat S.A., other parent entities of Intelsat Jackson, and certain subsidiaries of Intelsat Jackson. Interest is payable on the 2030 Jackson Secured Notes semi-annually on March 15 and September 15, commencing on September 15, 2022. Intelsat Jackson may redeem some or all of the notes at the applicable redemption prices and criterion set forth in the indenture governing the 2030 Jackson Secured Notes. The 2030 Jackson Secured Notes are senior secured obligations of Intelsat Jackson.

2022 Intelsat Jackson Secured Credit Facilities due 2029

On February 1, 2022, Intelsat Jackson entered into a secured credit agreement (the “2022 Intelsat Jackson Secured Credit Agreement”), which included a $3.2 billion term loan facility and a $500.0 million revolving credit facility, and borrowed the full $3.2 billion under the term loan facility due February 2029 (the “2029 Term Loans”). On October 26, 2023, the 2029 Term Loans were paid in full. The maturity date of the revolving credit facility is February 1, 2027. The obligations under the 2022 Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat S.A., other parent entities of Intelsat Jackson, and certain subsidiaries of Intelsat Jackson. The 2029 Term Loans and the revolving loans under the revolving credit facility (the “Revolving Loans”) bear interest either (i) based on a 1-month, 3-month or 6-month (or if agreed to by each lender of a loan, 12-month) secured overnight financing rate (“SOFR”) plus a related spread or (ii) at the Base Rate (as defined in the 2022 Intelsat Jackson Secured Credit Agreement), in each case, plus an applicable margin. The applicable margin for the 2029 Term Loans is 4.25% for SOFR loans and 3.25% for Base Rate loans, and the applicable margin for Revolving Loans ranges from 2.25%–2.75% for SOFR loans and 1.25%–1.75% for Base Rate loans, in each case, depending on the leverage ratio of Intelsat Jackson. The 2029 Term Loans have a SOFR floor of 0.50% and a Base Rate floor of 1.50%, and the Revolving Loans have a SOFR floor of 0.00% and a Base Rate floor of 1.00%.

Interest is payable on the SOFR loans at the end of the applicable interest period and on a quarterly basis for the Base Rate loans, and mandatory principal amortization of 0.25% with respect to the 2029 Term Loans is due at the end of each quarter. Additionally, 50% of all C-band proceeds received are required to be used to pay down the outstanding principal balance of the 2029 Term Loans within ten business days of the end of each quarter. The 2029 Term Loans and the Revolving Loans are senior secured obligations of Intelsat Jackson.

The 2022 Intelsat Jackson Secured Credit Agreement includes customary negative covenants for loan agreements of this type, including covenants limiting the ability of Intelsat Jackson and certain of its subsidiaries to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of subordinated indebtedness, in each case subject to customary exceptions for loan agreements of this type. Intelsat Jackson and such subsidiaries were in compliance with such covenants as of December 31, 2023.

The 2022 Intelsat Jackson Secured Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under the Employee Retirement Income Security Act of 1974, as amended, and change of control.

The foregoing description of the 2022 Intelsat Jackson Secured Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2022 Intelsat Jackson Secured Credit Agreement.

Intelsat Jackson made principal payments on the 2029 Term Loans of $386.2 million for the ten months ended December 31, 2022, with no similar payments for the two months ended February 28, 2022. During the year ended December 31, 2023, the total remaining balance of $2.8 billion associated with the 2029 Term Loans was paid in full.

Contracted Backlog

Intelsat benefits from strong visibility of its future revenues. Intelsat’s contracted backlog is its expected future revenue under existing customer contracts and includes both cancelable and non-cancelable contracts. As of December 31, 2023, Intelsat’s contracted backlog was approximately $4.4 billion, which it expects to earn a weighted average remaining customer contract life of approximately 3.1 years. Intelsat expects to deliver services associated with approximately $1.4 billion, or approximately 31%, of Intelsat’s December 31, 2023 contracted backlog during the year ending December 31, 2024. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. The amount of the termination fees is generally calculated as a percentage of the remaining backlog associated with the contract. In certain cases of breach for non-payment or customer bankruptcy, Intelsat may not be able to recover the full value of certain contracts or termination fees. Intelsat’s contracted backlog includes 100% of the backlog of its consolidated ownership interests, which is consistent with the accounting for its ownership interests in these entities. Intelsat believes this backlog and the resulting predictable cash flows in the FSS sector make its results less volatile than that of typical companies outside Intelsat’s industry.

Intelsat’s contracted backlog as of December 31, 2023 was as follows (in thousands):

Year Ending December 31,	Contracted Backlog
2024	$1,385,219
2025	896,628
2026	711,992
2027	486,838
2028	341,666
Thereafter	623,476

Total	$4,445,819

Intelsat’s contracted backlog by service type as of December 31, 2023 was as follows (in thousands, except percentages):

Service Type	Total	Percent of Total
Transponder services	$3,193,029	72%
Managed services	530,699	12%
In-flight services	318,697	7%
Off-network and other	403,394	9%

Total	$4,445,819

Satellite Performance Incentives

Intelsat’s cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. Intelsat is contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Intelsat capitalizes the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites. Interest expense is recognized on the deferred financing and the liability is reduced as the payments are made. Intelsat’s total satellite performance incentive payment liability as of December 31, 2022 and 2023 was $98.1 million and $107.1 million, respectively.

Capital Expenditures

Intelsat’s capital expenditures depend on its business strategies and reflect its commercial responses to opportunities and trends in its industry. Intelsat’s actual capital expenditures may differ from its expected capital expenditures if, among other things, it enters into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, Intelsat incurs significant capital expenditures during the years in which satellites are under construction. Intelsat typically procures a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, Intelsat frequently experiences significant variances in its capital expenditures from year to year. Payments for satellites and other property and equipment during the year ended December 31, 2023 were $584.3 million.

On July 12, 2023, Intelsat License filed its Phase II Certification of Accelerated Relocation, indicating completion of required clearing activities to satisfy the December 5, 2023 accelerated clearing deadline. No challenges to the certification were made and, under the rules established pursuant to the FCC Final Order, on August 11, 2023, the certification was deemed valid and Intelsat submitted its invoice for the Phase II ARP of approximately $3.7 billion. As of October 19, 2023, the entire Phase II ARP proceeds of $3.7 billion were received (see Liquidity and Capital Resources—Overview). Subsequently, a portion of these proceeds was used to repay the 2029 Term Loans in full.

Intelsat intends to fund its capital expenditure requirements through cash on hand and cash provided by operating activities.

The following table compares Intelsat’s satellite-related capital expenditures to total capital expenditures from 2022 through 2023 (in thousands).

Year	Satellite-Related Capital Expenditures	Total Capital Expenditures
2022	448,459	617,985
2023	350,777	584,253

Total	$799,236	$1,202,238

Off-Balance Sheet Arrangements

Other than disclosed elsewhere in this prospectus, Intelsat has no material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on Intelsat’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

Secured Debt. Interest payments of $195.0 million, $195.0 million, $195.0 million, $195.0 million, $195.0 million and $291.5 million are due in the years 2024, 2025, 2026, 2027, 2028 and thereafter, respectively, on the 2030 Jackson Secured Notes. See Note 8—Debt of the Intelsat audited financial statements for the period ended December 31, 2023 included elsewhere in this prospectus for further detail of Intelsat’s debt principal payments.

Income Tax Contingencies. This amount totals $62.2 million. The timing of future cash flows from income tax contingencies cannot be reasonably estimated.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Intelsat considers an accounting estimate to be critical if: (1) it requires assumptions to be made that were uncertain at the time the estimate was made; and (2) changes in the estimate, or selection of different estimates, could have a material effect on Intelsat’s consolidated results of operations or financial condition.

Intelsat believes that some of the more important estimates and related assumptions that affect Intelsat’s financial condition and results of operations are in the areas of fresh start and bankruptcy accounting, revenue recognition, the allowance for credit losses, asset impairments, income taxes and pension and other postretirement benefits.

While Intelsat believes that its estimates, assessments, assumptions, and judgments are reasonable, they are based on information presently available. Actual results may differ significantly. Additionally, changes in Intelsat’s estimates, assessments, assumptions, or judgments as a result of unforeseen events or otherwise could have a material impact on Intelsat’s financial position or results of operations.

Intelsat’s significant accounting policies are described in Note 1—Background and Summary of Significant Accounting Policies of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

Fresh Start and Bankruptcy Accounting

Upon emergence from bankruptcy, Intelsat adopted Fresh Start Accounting in accordance with Accounting Standards Codification (“ASC”) 852, Reorganizations (“ASC 852”). A newly created entity, Intelsat S.A. became Intelsat’s ultimate parent company for financial reporting purposes. Intelsat evaluated the events between Intelsat’s emergence from bankruptcy on February 23, 2022 (the “Effective Date”) and February 28, 2022, and concluded that the use of an accounting convenience date of February 28, 2022 (“Fresh Start Reporting Date”) would not have a material impact on Intelsat’s consolidated statements of operations or consolidated balance sheet. As a result, the consolidated financial statements after the Fresh Start Reporting Date are not comparable with the consolidated financial statements on or before that date. See Note 3—Fresh Start Accounting of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

During the Predecessor period, Intelsat’s consolidated financial statements included herein were prepared as if Intelsat was a going concern and to reflect the application of ASC 852. ASC 852 requires the financial statements, for periods subsequent to the commencement of Intelsat’s Chapter 11 proceedings, to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, Intelsat classified liabilities and obligations whose treatment and satisfaction were dependent on the outcome of the reorganization under the Chapter 11 proceedings as liabilities subject to compromise on Intelsat’s consolidated balance sheets. In addition, Intelsat classified all income, expenses, gains or losses that were incurred or realized as a result of the Chapter 11 proceedings as reorganization items in Intelsat’s consolidated statements of operations. See Note 2—Emergence from Chapter 11 Proceedings and Other Related Matters of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

Upon application of Fresh Start Accounting, Intelsat allocated the reorganization value to Intelsat’s individual assets and liabilities, except for deferred income taxes, based on their estimated fair values as of the Fresh Start Reporting Date with the remaining excess value allocated to goodwill in conformity with ASC 805, Business Combinations. The amount of deferred taxes was determined in accordance with ASC 740, Income Taxes (“ASC 740”). The Fresh Start Reporting Date fair values of Intelsat’s assets and liabilities differed materially from their recorded values as reflected on Intelsat’s historical balance sheets. See Note 3—Fresh Start Accounting of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus.

Revenue Recognition, Accounts Receivable and Allowance for Credit Losses

Revenue Recognition. Intelsat earns revenue primarily from satellite utilization services and, to a lesser extent, from providing managed services to its customers. Intelsat’s contracts for satellite utilization services often contain multiple service orders for the provision of capacity on or over different beams, satellites, frequencies, geographies or time periods. Under each separate service order, Intelsat’s satellite services, composed of transponder services, managed services, channel services, and occasional use managed services, are delivered in a series of time periods that are distinct from each other and have the same pattern of transfer to the customer. In each period, Intelsat’s obligation is to make those services available to the customer. Throughout each period of services being provided, the customer simultaneously receives and consumes the benefits, resulting in revenue recognition over time. Intelsat’s contract assets include unbilled amounts typically resulting from sales under its long-term contracts when the total contract value is recognized on a straight-line basis and the revenue recognized exceeds the amount billed to the customer. Contract liabilities consist of advance payments and collections in excess of revenue recognized and deferred revenue.

While the majority of Intelsat’s revenue transactions contain standard business terms and conditions, there are certain transactions that contain non-standard business terms and conditions. As a result, significant contract interpretation is sometimes required to determine the appropriate accounting for these transactions, including but not limited to:

•	whether contracts with a prepayment contain a significant financing component;

•	whether an arrangement should be reported gross as a principal versus net as an agent; and

•	whether an arrangement contains a service contract or a lease.

In addition, Intelsat’s revenue recognition policy requires an assessment as to whether collection is reasonably assured, which requires it to evaluate the creditworthiness of its customers. Changes in judgments in making these assumptions and estimates could materially impact the timing and/or amount of revenue recognition.

Allowance for Credit Losses. Intelsat’s allowance for credit losses is determined through a subjective evaluation of the aging of its accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. If Intelsat’s estimate of the likelihood of collection is not accurate, Intelsat may experience lower revenue or a change in its provision for credit losses.

Asset Impairment Assessments

Intelsat’s accounting policies on goodwill, other non-amortizable intangible assets and long-lived assets, including events that lead to possible impairment, are described in detail in Note 1—Background and Summary of Significant Accounting Policies of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus. Intelsat makes considerable judgments in its impairment evaluations of goodwill, other non-amortizable intangible assets and long-lived assets, starting with determining if an impairment indicator exists. Intelsat exercises judgment in determining if these indicators or events represent an impairment indicator requiring the computation of the fair value of goodwill and other non-amortizable intangible assets and/or the recoverability of long-lived assets. The fair value determination is typically the most judgmental part in an impairment evaluation.

As part of the impairment evaluation process, management analyzes the sensitivity of fair value to various underlying assumptions. The level of scrutiny increases as the gap between fair value and carrying amount decreases. Changes in any of these assumptions could result in management reaching a different conclusion regarding the potential impairment, which could be material. Intelsat’s impairment evaluations inherently involve uncertainties from uncontrollable events that could positively or negatively impact the anticipated future economic and operating conditions.

Goodwill. Intelsat determined the fair value of each of its reporting units by using the income approach and corroborating the results using the market approach. For the income approach, Intelsat specifically used the discounted cash flow (“DCF”) method, where the value is estimated based on expected free cash flow, discounted to its present value at a rate of return commensurate with the risk associated with realizing that cash flow. In estimating the undiscounted cash flows, Intelsat primarily used its internally prepared budgets and forecast information. The key assumptions included in Intelsat’s model were projected growth rates, cost of capital, effective tax rates, industry and economic trends, and the discount rate applied to those cash flows.

Whenever appropriate, management obtains these input assumptions from observable market data sources and extrapolates the market information if an input assumption is not observable for the entire forecast period. Many of these input assumptions are dependent on other economic assumptions, which are often derived from statistical economic models with inherent limitations such as estimation differences. Further, several input assumptions are based on historical trends which often do not recur. It is not uncommon that different market data sources have different views of the macroeconomic factor expectations and related assumptions. As a result, macroeconomic factors and related assumptions are often available in a narrow range; however, in some situations these ranges become wide and the use of a different set of input assumptions could produce significantly different budgets and cash flow forecasts.

A considerable amount of judgment is also applied in the estimation of the discount rate used in the DCF model, which is an estimate of weighted-average cost of capital, which reflects the aggregate of expected rates of return on investments in Intelsat’s debt and equity. To the extent practical, inputs to the discount rate are obtained from market data sources (e.g., Capital IQ). Intelsat selects and uses a set of publicly traded companies from the relevant industry to estimate the discount rate inputs. Management applies judgment in the selection of such companies based on its view of the most likely market participants. It is reasonably possible that the selection of a different set of likely market participants could produce different input assumptions and result in the use of a different discount rate.

For the market approach, Intelsat specifically used the guideline public company method, where fair value is determined based on multiples derived from the stock prices of publicly traded guideline companies to develop a business enterprise value (“BEV”) for each reporting unit. The application of the market multiples method entails the development of EBITDA multiples based on the market value of the guideline companies. The multiples are developed by first calculating the market value of equity of the guideline companies and then adjusting these multiples for cash and debt to arrive at a BEV multiple. Identifying appropriate guideline companies and computing appropriate market multiples is subjective. Intelsat considered various public companies that had reasonably similar qualitative factors as Intelsat’s reporting units while also considering quantitative factors such as revenue growth, profitability and total assets.

See Note 7—Goodwill and Other Intangible Assets of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for discussion of the impairment charges recognized.

Orbital Locations. Intelsat determined the estimated fair value of its rights to operate at orbital locations by using the build-up method to determine cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. Under the build-up approach, the amount a reasonable investor would be willing to pay for the right to operate a satellite business using orbital locations is calculated by first estimating the cash flows that typical market participants might assume could be available from the right to operate satellites using the subject location in a similar market. It is assumed that rather than acquiring such a business as a going concern, the buyer would hypothetically start with the right to operate satellites at orbital locations and build a new business with similar attributes from the beginning. Thus, the buyer is assumed to incur the start-up costs and losses typically associated with the going concern value and pay for all other tangible and intangible assets.

The key assumptions used in estimating the fair values of Intelsat’s rights to operate at its orbital locations included the following: (i) market penetration leading to revenue growth, (ii) profit margin, (iii) duration and profile of the build-up period, (iv) estimated start-up costs and losses incurred during the build-up period and (v) weighted average cost of capital. See additional discussion under “Goodwill” above.

Trade Name. Intelsat has implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is composed of two major steps: (i) a determination of the hypothetical royalty rate, and (ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, Intelsat considered comparable license agreements, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors, each of which is considered a Level 3 input within the fair value hierarchy under ASC 820, Fair Value Measurement.

The key assumptions used in Intelsat’s model to estimate the fair value of the Intelsat trade name included forecasted revenues, the royalty rate, the tax rate and the discount rate. See additional discussion under “Goodwill” above.

Long-Lived and Other Intangible Assets. Intelsat evaluated the assets for potential impairment using internal projections of undiscounted cash flows expected to result from the use and eventual disposal of the assets. The key assumptions included in Intelsat’s model were projected growth rates, cost of capital, effective tax rates, and industry and economic trends. A change in estimated future cash flows or other assumptions could change Intelsat’s estimated undiscounted cash flows and result in future impairments. See Note 5—Satellites and Other Property and Equipment of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for discussion of the historical impairment charges recognized.

Income Taxes

Intelsat accounts for income taxes in accordance with ASC 740. Intelsat is subject to income taxes in Luxembourg, as well as the United States and a number of other foreign jurisdictions. Significant judgment is required in the calculation of Intelsat’s tax provision and the resulting tax liabilities and in the recoverability of its deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

Intelsat regularly assess the likelihood that its deferred tax assets can be recovered. A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax asset will not be realized. Intelsat evaluates the recoverability of its deferred tax assets based on all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If Intelsat determines that it is able to realize its deferred tax assets in the future in excess of their net recorded amount, Intelsat will make an adjustment to the deferred tax asset valuation allowance, which reduces the provision for income taxes.

During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. Intelsat evaluates its tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities have full knowledge of the position and access to all relevant facts and information. When a tax position does not meet the more likely than not standard, Intelsat records a liability or contra asset for the entire amount of the unrecognized tax impact. Additionally, for those tax positions that are determined more likely than not to be sustainable, Intelsat measures the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

Pension and Other Postretirement Benefits

Intelsat maintains a noncontributory defined benefit retirement plan covering substantially all of its employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, Intelsat provides postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility.

Expenses for Intelsat’s defined benefit retirement plan and for postretirement medical benefits that are provided under its medical plan are developed from actuarial valuations. Any significant decline in the fair value of Intelsat’s defined benefit retirement plan assets or other adverse changes to the significant assumptions used to determine the plan’s funded status would negatively impact its funded status and could result in increased funding in future periods.

Key assumptions, including discount rates used in determining the present value of future benefit payments and expected return on plan assets, are reviewed and updated on an annual basis. The discount rates reflect market rates for high-quality corporate bonds. Intelsat considers current market conditions, including changes in interest rates, in making assumptions. The Society of Actuaries (“SOA”) published mortality tables for private retirement plans (“Pri-2012”) and a mortality improvement scale in 2021 (“MMP-2021”). Accordingly, Intelsat’s December 31, 2024 valuation is based on Pri-2012 and MMP-2021, adjusted to reflect (1) an ultimate rate of mortality improvement consistent with both historical experience and U.S. Social Security long-term projections, and (2) a shorter transition period to reach the ultimate rate, which is consistent with historical patterns. In establishing the expected return on assets assumption, Intelsat reviews the asset allocations considering plan maturity and develop return assumptions based on different asset classes. The return assumptions are established after reviewing historical returns of broader market indexes, as well as historical performance of the investments in the plan.

Recently Adopted and Recently Issued Accounting Pronouncements

Refer to Note 1—Background and Summary of Significant Accounting Policies of the Intelsat audited financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for further information about recently adopted and recently issued accounting pronouncements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management of SES

The following table sets forth information regarding the beneficial ownership of SES’s Class A Shares and Class B Shares (collectively, the “Shares”) as of April 23, 2025, held by:

•	each person known by SES to be the beneficial owner of more than 5% of SES’s issued and outstanding Shares;

•	each of SES’s Executive Committee Members and directors that beneficially owns SES’s Shares; and

•	all members of the SES Board and Executive Committee Members, taken as a group.

Beneficial ownership of shares is determined under SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power, and this information is not necessarily indicative of beneficial ownership for any other purpose. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the Shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power include the power to direct the disposition of the Shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power.

SES’s Class A shares are held by institutional and private shareholders while our Class B shares are held by the Grand Duchy of Luxembourg, the Banque and Caisse d’Epargne de l’Etat (“BCEE”) and the Société Nationale de Credit et d’Investissement (“SNCI”) (the latter two being public institutions). Each share is entitled to one vote and a ratio of Class A to Class B shares must be maintained on a 2:1 basis as required by our Articles of Incorporation. Our Class A and Class B Shares have the same rights.

Unless otherwise indicated, SES believes that all persons named in the table have sole voting and investment power with respect to all Shares beneficially owned by them. For Class A Shares (other than the SES Board), the information set forth in the table is based on the threshold disclosures which SES receives from Beneficial Owners in accordance with legal requirements. In the table below, percentage ownership is based on 371,457,600 Class A Shares and 185,728,800 Class B Shares issued and outstanding as of April 23, 2025. Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is Château de Betzdorf, L-6815 Betzdorf (Grand Duchy of Luxembourg).

Name of Beneficial Owner	Class A Shares		Class B Shares		Total voting power in Company
	Number	%	Number	%	%
Etat du Luxembourg	6,087,278	1.64%	60,347,365	32.49%	32.44%
SNCI	7,084,775	1.91%	56,699,076	30.53%	34.13%
BCEE	4,717,801	1.27%	56,706,151	30.53%	31.80%
Lazard Asset Management[1]	31,480,357	8.47%	N/A	N/A	8.47%
David A. Tepper[2]	29,457,048	7.93%	N/A	N/A	7.93%
ATLAS Infrastructure Partners (UK) Ltd[3]	58,312,010	15.7%	N/A	N/A	15.70%
Named Executive Officers and Directors
Adel Al-Saleh	210,000	*	N/A	N/A	*
Dr. Xavier Bertran	N/A	N/A	N/A	N/A	N/A
John-Paul Hemingway	90,767	*	N/A	N/A	*
Veronika Ivanovic	N/A	N/A	N/A	N/A	N/A
Sandeep Jalan	89,482	*	N/A	N/A	*
Fabien Loeffler	5,220	N/A	N/A	N/A	N/A
Thai Rubin	76,693	*	N/A	N/A	*
Milton Torres	N/A	N/A	N/A	N/A	N/A
Greg Orton	10,233	*	N/A	N/A	N/A

Name of Beneficial Owner	Class A Shares		Class B Shares		Total voting power in Company
	Number	%	Number	%	%
Nihar Shah	N/A	N/A	N/A	N/A	N/A
Frank Esser	N/A	N/A	N/A	N/A	N/A
Anne-Catherine Ries	N/A	N/A	N/A	N/A	N/A
Peter van Bommel	N/A	N/A	N/A	N/A	N/A
Françoise Thoma	N/A	N/A	N/A	N/A	N/A
Carlo Fassbinder	2,000	N/A	N/A	N/A	N/A
Ramu Potarazu	N/A	N/A	N/A	N/A	N/A
All Executive Officers and Directors as a Group	137,623,664	*	N/A	N/A	*

*	Represents beneficial ownership of less than one percent of the outstanding SES Shares.

(1)

Based on the public disclosure filed on November 6, 2017, Lazard Asset Management LLC and its affiliates (“Lazard”) has voting power and sole dispositive power with respect to 31,480,357 SES Class A Shares. These SES Class A Shares are owned by various individual and institutional investors for which Lazard serves as investment adviser with power to direct investments and/or sole power to vote SES Class A Shares. The address for Lazard is Lazard Asset Management LLC, 30 Rockefeller Plaza, New York, NY 10112.

(2)

Mr. David A. Tepper is the beneficial owner of Andalusian Global Designated Activity Company (“Andalusian Company”) and according to the declaration dated September 28, 2020, Andalusian Company holds 29,457,048 SES Class A Shares. The address of Andalusian Company is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

(3)

According to information provided by the ATLAS Infrastructure Partners (UK) Ltd. (“ATLAS UK”), as of January 10, 2025, ATLAS UK and its affiliated company ATLAS Infrastructure (Australia) Pty Limited (“ATLAS Aust”) (collectively, “ATLAS”) beneficially own 58,312,010 SES Class A Shares. ATLAS UK and ATLAS Aust are Investment Managers and subsidiary entities controlled by GIP ATLAS Holdings Limited which, as a result, may be deemed to be the beneficial owner of all SES Class A Shares held by ATLAS. ATLAS is the discretionary investment manager for several clients, and its beneficial ownership of SES Class A Shares stems from the Investment Management Agreements that are in place with each client. Multiple investment committees of ATLAS have voting and investment control over SES Class A Shares, with no one individual exerting overall control over the shares held. The address of ATLAS UK is Third Floor, 25 Watling Street, London, EC4M 9BR and the address for ATLAS Aust is Level 4/95 Pitt Street, Sydney, NSW, Australia.

Security Ownership of Certain Beneficial Owners and Management of Intelsat

The following table sets forth information regarding the beneficial ownership of Intelsat common shares as of April 11, 2025 (except as noted in the footnotes below), held by:

●	each person known by Intelsat to be the beneficial owner of more than 5% of Intelsat’s issued and outstanding common shares;

●	each of Intelsat’s directors and named executive officers that beneficially owns the common shares; and

●	all current directors and executive officers, taken as a group.

In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights on May 8, 2025 or 60 days thereafter (such as from the vesting of restricted share units (“RSUs”) or by exercising warrants). The percentage of Intelsat common shares beneficially owned is based on 68,388,120 Intelsat common shares outstanding as of April 11, 2025. Securities that can be acquired within 60 days after

May 8, 2025 are deemed to be outstanding for purposes of computing the ownership percentage of the beneficial owner of such securities, but not for purposes of computing any other person’s percentage. Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all Intelsat common shares beneficially owned by them, other than pursuant to the voting and support agreements executed in connection with the Transactions (for further details see “Related Agreements – Intelsat Shareholder Support Agreements” beginning on page 91 of this prospectus) and except to the extent this power may be shared with a spouse. Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 7900 Tysons One Place, McLean, Virginia 22102.

	Shares
Name of Beneficial Owner	Number	%
The PIMCO Funds(1)	22,812,005	33.4%
The Appaloosa Shareholders(2)	9,965,125	14.6%
The DKP Shareholders(3)	5,216,029	7.6%
The CarVal Shareholders(4)	5,024,830	7.3%
The Glendon Shareholders(5)	4,820,314	7.0%
Certain funds and/or accounts managed by JPMorgan Investment Management Inc. and/or JPMorgan Chase Bank N.A(6)	4,072,472	6.0%
The PGIM Shareholders(7)	3,787,254	5.5%
The TCW Shareholders(8)	3,704,103	5.4%
Named Executive Officers and Directors
David Wajsgras	139,308	*
Anthony O’Brien	47,026	*
Michael DeMarco(9)	33,559	*
Michelle Bryan	24,840	*
David Broadbent	3,659	*
Bryan Simpson(10)	5,024,830	7.3%
Lisa Hammitt	11,280	*
Easwaran Sundaram	7,920	*
Roy H. Chestnutt	7,920	*
David Mack(11)	5,056	*
Jinhy Yoon	—	—
All Executive Officers and Directors as a Group (13 Persons)(10)	5,327,553	7.8%

*	Represents beneficial ownership of less than one percent of the outstanding Intelsat common shares.
(1)

Consists of 22,198,230 Intelsat common shares and warrants to purchase 613,775 Intelsat common shares beneficially owned by certain PIMCO Funds. Ownership information of warrants to purchase Intelsat common shares is as of August 29, 2024. Pacific Investment Management Company LLC, in its capacity as investment manager, adviser or sub-adviser, exercises sole or shared voting or dispositive power over the securities owned by the PIMCO Funds. The business address for each of the PIMCO Funds is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 92660.

(2)

Consists of 4,977,024 Intelsat common shares and warrants to purchase 4,988,101 Intelsat common shares. Ownership information of warrants to purchase Intelsat common shares is as of August 29, 2024. The address for these shareholders is 51 JFK Parkway Short Hills, NJ 07078.

(3)

Consists of 5,209,926 Intelsat common shares and warrants to purchase 5,082 Intelsat common shares. Ownership information of warrants to purchase Intelsat common shares is as of April 22, 2024. The address for these shareholders is 520 Madison Avenue, 30th Floor New York, New York 1002.

(4)	The address for these shareholders is 1601 Utica Avenue South, Suite 1000 Minneapolis, MN 55416.
(5)	The address for these shareholders is 2425 Olympic Blvd., Suite 500E Santa Monica, CA 90404.

(6)	Ownership information for Intelsat common shares is as of February 23, 2022. The address for these shareholders is 1 E Ohio St., Floor 06 Indianapolis, IN 46204.
(7)

Consists of 3,786,782 Intelsat common shares and warrants to purchase 472 Intelsat common shares. Ownership information of warrants to purchase Intelsat common shares is as of February 23, 2022. The address for these shareholders is P.O. Box 32339 Newark, NJ 07102.

(8)

Consists of 3,704,083 Intelsat common shares and warrants to purchase 20 Intelsat common shares. Ownership information of warrants to purchase Intelsat common shares is as of February 23, 2022. The address for these shareholders is 865 S. Figueroa St. Los Angeles, CA 90017.

(9)	Intelsat common shares held by Michael DeMarco include (i) 28,891 Intelsat common shares and (ii) 4,668 Intelsat common shares issuable upon the vesting of RSUs within 60 days of May 8, 2025.
(10)

As manager of CVI General Partner, LLC, the director or general partner of the CarVal Shareholders, as applicable, Mr. Simpson may be deemed to beneficially own the 5,024,830 Intelsat common shares held of record by the CarVal Shareholders. Mr. Simpson disclaims beneficial ownership of such Intelsat common shares held by the CarVal Shareholders.

(11)	Intelsat common shares held by David Mack include (i) 2,247 Intelsat common shares and (ii) 2,809 Intelsat common shares issuable upon the vesting of RSUs within 60 days of May 8, 2025.

BOARD OF DIRECTORS / MANAGEMENT OF SES FOLLOWING THE ACQUISITION

Executive Officers and Directors

The following table sets forth the name, age and position of each of the individuals who are expected to initially serve as executives and directors of the Combined Group as of April 23, 2025.

Name	Age	Position
Executive Committee Members:
Adel Al-Saleh	61	CEO
Dr. Xavier Bertrán	52	Chief Product & Innovation Officer
John-Paul Hemingway	52	Chief Commercial Officer
Veronika Ivanovic	53	Chief People Officer
Sandeep Jalan	57	Chief Financial Officer
Fabien Loeffler	40	Chief Transformation Officer
Thai Rubin	58	Chief Legal Officer
Milton Torres	66	Chief Technology Officer
Greg Orton	45	Chief M&A and Development Officer
Nihar Shah	52	Chief Strategy Officer

Non-Employee Directors:
Frank Esser	66	Chairman of the Board
Anne-Catherine Ries	51	Vice-Chairperson of the Board & Chairperson of the Nomination Committee
Peter van Bommel	68	Vice-Chairperson of the Board & Chairperson of the Audit and Risk Committee
Françoise Thoma	55	Chairperson of the Remuneration Committee
Carlo Fassbinder	55	Director
Kaj-Erik Relander	62	Director
Katrin Wehr-Seiter	55	Director
Jacques Thill	43	Director
Fabienne Bozet	58	Director
Ellen Lord	66	Director
John Shaw	57	Director

Executive Committee Members

Adel Al-Saleh was appointed Chief Executive Officer of SES in February 2024. Mr. Al-Saleh has more than 30 years of experience working in senior management roles at leading IT and telecommunication companies. Mr. Al-Saleh joined SES from T-Systems, the IT subsidiary of leading European Telecommunication provider Deutsche Telekom, where he was CEO since 2018. He was also a Board Member of Deutsche Telekom. Before that, he was the CEO for Northgate Information Solutions Group from 2011-2018. Mr. Al-Saleh also held a variety of senior leadership roles at IMS Health and IBM for the first 25 years of his professional life. Mr. Al-Saleh graduated from Boston University with a Bachelor of Science degree in Electrical Engineering and holds an MBA from Florida Atlantic University. Mr. Al-Saleh is a U.S. and UK national.

Dr. Xavier Bertrán was appointed as Chief Product & Innovation Officer in April 2024 to oversee the innovation, development and delivery of SES’s products and systems. In 2022, Mr. Bertrán joined SES as Senior Vice President and led European Programs that included strategic projects with the European Commission, European Space Agency, and other New Space initiatives. His extensive experience in the sector includes 20 years at Airbus, where he held several executive positions in Upgrade Services, Diversification Programmes, Airbus ATR SAS and was also the Deputy Director for the Galileo PPP program. Mr. Bertrán also served as a Member of the Board of Directors of several companies including Airbus Interior Services S.A.S, ATR GIE, KID Systeme GmbH and Skytra Ltd. Mr. Bertrán earned a doctorate in Mechanical Engineering from the University of Technology in Aachen and holds a Global Executive MBA from the IESE Business School in Barcelona. Mr. Bertrán is a British, German and Spanish citizen.

John-Paul Hemingway was appointed Chief Commercial Officer as of April 2024. Prior to this position, Mr. Hemingway was the Chief Strategy Officer of SES where he was charged with defining, leading and executing SES’s strategy. His previous executive roles at SES included being the CEO and Executive Vice President of Product, Marketing and Strategy of SES Networks, the Networks business division of SES. Mr. Hemingway was recruited into the SES family during the acquisition of O3b Networks, where he occupied the role of Chief Marketing Officer and was integral to O3b’s success. With a PhD in Optical Communications, and BSc (Hons) from Manchester Metropolitan University, UK, Mr. Hemingway’s experience is vast and varied. He began his career with Corning Cables and before filling a variety of senior management roles within Ciena, a leading network specialist.

Sandeep Jalan was appointed Chief Financial Officer (“CFO”) of SES in May 2020, and he has 30 years of experience in financial and operational leadership roles across Asia and Europe. Mr. Jalan joined SES from Aperam, a global leader in the stainless, electrical and specialty steel industry, where he had held the position of CFO since 2014 and currently serves as a board member at Aperam. Before this, Mr. Jalan worked for the ArcelorMittal Group, where he was part of the M&A team responsible for numerous acquisitions in both steel and mining. He was also the CFO & Company Secretary of Ispat Alloys Ltd from 1993 to 1999. Mr. Jalan is a Commerce Graduate from Banaras Hindu University, as well as a qualified Chartered Accountant and Company Secretary. He completed an Executive Leadership Program at the London Business School, and an Executive Education Program on Strategic Finance at IMD, Lausanne. Sandeep is an Indian National and permanent citizen of Luxembourg.

Fabien Loeffler was appointed Interim Head of People & Culture of SES in December 2023. Since joining SES in 2013, Mr. Loeffler has held several progressive management roles in the Finance and People & Culture departments, including Financial Planning and Analysis, People Analytics and Information Systems. In his most recent role as Vice President, he was responsible for Total Rewards and People Operations, leading simplification, organizational development, and transformation initiatives. Mr. Loeffler is a French national and prior to SES he worked for several years in the financial sector where he held diverse roles at Ernst & Young and other companies in the industry. Mr. Loeffler holds an M.S. degree in management from SKEMA Business School in Sophia-Antipolis, France. He is a member of the ILA (Institut Luxembourgeois des Administrateurs) and part of their Remuneration & Nomination Working Committee.

Thai Rubin was appointed Chief Legal Officer of SES in July 2020, a role in which he oversees the legal affairs of the entire company, including SES’s ESG program. Mr. Rubin has spent over 25 years in the satellite industry including his time at O3b networks, where he was the General Counsel and a key member of the leadership team that guided the company to its successful commercialization before it was acquired by SES in 2016. In addition to holding multiple senior leadership roles within SES, he served as General Counsel at New Skies Satellites, overseeing its public listing on the NYSE in 2005 and its acquisition by SES in 2006. Mr. Rubin also worked at PanAmSat Corporation. Mr. Rubin holds a Bachelor of Science degree from the University of Wisconsin, Madison, and a Juris Doctor from Howard University School of Law in Washington, D.C.

Milton Torres was appointed Chief Technology Officer of SES in July 2023. In his previous role, Mr. Torres was Senior Vice President of Information, Technology & Security at SES where he was responsible for the company’s technology and information technology environments, and cybersecurity operations, and was instrumental in accelerating the company’s digital transformation process through adoption of innovative cloud-based systems. Before his time at SES, Mr. Torres, a Brazilian and U.S. national, held several senior roles, including Corporate Executive Director at the EBX Group, Managing Director Latin America at Office Depot Inc., Executive Vice President at DirecTV Latin America. He also serves on several boards. Mr. Torres holds a BS in Electrical Engineering and completed post-graduation studies in Telecommunications from Pontificia Universidade Católica do Rio de Janeiro. He also graduated from the Young Managers Program of European Institute of Business Administration.

Veronika Ivanovic was appointed Chief People Officer in September 2024 where she is responsible for developing and executing the people strategy and talent development processes Mrs. Ivanovic brings over 25 years of leadership experience in HR, having worked with large-scale blue-chip companies. Most recently at Ericsson, Mrs. Ivanovic managed a comprehensive HR function across multiple geographical regions where she developed and executed on strategic plans that supported the company’s business transformation and culture change. Before Ericsson, Mrs. Ivanovic spent over 15 years in the financial sector working for GE Capital across various countries, and 6 years in the technology sector for global B2C and B2B companies like Vodafone. Mrs. Ivanovic holds an MSc in Accounting and Finance and an MSc in Strategic HR Management from Sheffield Hallam University.

Greg Orton was appointed Chief M&A and Development Officer in April 2024 to oversee mid- and long-term, inorganic development and growth of SES. In his most recent role as Vice President of Merger and Acquisition at SES, Mr. Orton oversaw the acquisition and consolidation of DRS Global Enterprise Solutions, strengthening SES’s ability to serve the satellite connectivity needs of the U.S. Government. Mr. Orton joined SES in 2014 relocating to Singapore where he first led Corporate Development initiatives across Asia-Pacific. He moved to Luxembourg in 2019 and went on to hold several management roles across various departments such as Corporate Finance and Financial Strategy. Prior to SES, he worked for Solaris Mobile, FL Partners, and BDO Ireland where he held diverse roles in Corporate Finance, Corporate Investment and Financial Advisory. Mr. Orton is an Irish national and holds an M.Sc. in Economics & Finance from University College Dublin, and a B.A. in Finance from Lindenwood University, U.S.A. He also holds a Professional Diploma in Accounting from Dublin City University, and is a Chartered Accountant of the Institute of Ireland.

Nihar Shah was appointed Chief Strategy Officer of SES in April 2024. Having joined SES in 2006, Mr. Shah has held various progressive managements roles in Market Research & Analysis, and Strategic Market Development. In his most recent role as Vice President Strategy, Market Intelligence & Customer Experience, he was responsible for SES’s strategic planning and market, competitive, and customer analysis. Mr. Shah was also part of the SES team that evaluated the company’s investment into O3b Networks, defining SES’s successful diversification strategy to global network services. Prior to SES, he worked for several years in consulting for the commercial and government space sector, and has lived and worked in India, the U.S. and the Netherlands. Mr. Shah holds a B.A. in Economics, an M.A. in International Space & Technology Policy from George Washington University, and an MBA from Georgetown. Mr. Shah is a U.S. citizen, and currently lives in Washington, D.C.

Board Governance Structure & Committees

SES currently has four committees—(i) The Audit and Risk Committee; (ii) The Remuneration Committee, (iii) The Executive Committee, and (iv) The Nomination Committee, that consist of five to six members, at least a third of whom are independent board members, in line with SES’s internal policy.

The Audit and Risk Committee assists the SES Board in carrying out its oversight responsibilities relating to monitoring SES’s corporate policies, risk management, the effectiveness of its internal control, internal and external audit, and financial and regulatory reporting practices. It further assists with evaluating potential deals, including conducting financial due diligence, risk assessment and financing options before submission to the SES Board. As part of its oversight function, it provides a link between the internal and external auditors and the SES Board, and it also reviews and monitors the independence of SES’s external auditor. It also proposes the ESG Targets of the Company and monitors progress towards the accomplishment of these targets and compliance with SES’s reporting requirements.

The Remuneration Committee advises on remuneration policies that support and enhance SES’s strategic objectives. It also reviews and advises on performance matters relating to long term incentive schemes and other major compensation and benefits programs. It assists the SES Board with determining the remuneration of members of SES’s Senior Leadership Team (“SLT”) and acts as administrator of SES’s long term equity plans.

The Nomination Committee identifies and proposes suitable candidates for appointment or reappointment as directors on SES Board. Proposals are based on submissions from shareholders for candidates at least equal to the number of posts to be filled for each class of shareholders. It also identifies and proposes suitable candidates for SLT membership, it assists with filling board vacancies and with succession planning.

The Executive Committee assists with the daily management of SES as well as the representation of the Company in connection with such daily management. It is also tasked with preparing and designing policies and strategies for the Company, including preparing and designing policies for matters that may exceed the framework of daily management. In addition, the Executive Committee is authorized to approve certain matters set out in SES’s internal policy. SES’s Board, based on proposal by the Nomination Committee, nominates the CEO as a member of the Executive Committee. Other members of the Executive Committee are nominated by SES Board, based on proposals by the Nomination Committee, after prior consultation with the CEO.

Board of Directors

Frank Esser has served as a director of SES since February 2020 and was elected Chairman of the Board for the first time on April 2, 2020. He was re-elected as Chairman of the Board on April 7, 2022. He is the former Chairman and CEO of SFR, a leading private French Telecom Operator and he served as Board Member of Vivendi Group. Prior to joining SFR, Mr. Esser held several managerial positions at Mannesmann group. He also served as Vice Chair of Swisscom. He is a member of the Nomination Committee and of the Remuneration Committee of SES. Mr. Esser holds a PhD in Managerial Economics and an M.S. degree in Economics both from the University of Cologne. Mr. Esser is a German national. He is an independent director.

Anne-Catherine Ries has severed as a director of SES since January 2015 and was elected as Vice-Chairperson of the Board for the first time on April 4, 2019. She was re-elected as Vice-Chairperson of the Board on April 7, 2022. Mrs. Ries is currently First Government Advisor to the Prime Minister of Luxembourg, and is in charge of media, telecom and digital policy. Prior to her appointment as director as SES, her focus over the last two decades has consistently been on developing the tech and digital innovation ecosystem in Luxembourg, through the launch of the “Digital Luxembourg” initiative in 2014. Mrs. Ries holds a law degree from the University of Paris II and the University of Oxford, and a postgraduate LLM degree from the London School of Economics. Mrs. Ries is the Chairperson of the Nomination Committee and a member of the Remuneration Committee of SES. Mrs. Ries is a Luxembourg and French national. She is not an independent director because she represents an important shareholder.

Peter van Bommel has served as a director of SES since April 2020 and was elected as Vice-Chairperson of the Board for the first time on April 7, 2022. Mr. van Bommel was Chief Financial Officer and member of the Board of Management of ASM International from August 2010 until May 2021. He has more than twenty years of experience in the electronics and semiconductor industry. He spent most of his career at Philips, which he joined in 1979. He is the Chairman of the Board of Aalberts N.V. and Nedap N.V. In addition, he sits on the Board of the Bernhoven Foundation and the Glorieux Foundation. He is also a member of the Advisory Board of the Economic and Business Faculty of the University of Amsterdam and he is the Chair of the EMFC Curatorium of the Amsterdam Business School. He previously served as a director of several other listed companies, including KPN in the Netherlands. Mr. van Bommel holds an MSc in Economics from Erasmus University in Rotterdam. Mr. van Bommel is the Chairperson of the Audit and Risk Committee and a member of the Remuneration Committee of SES. Mr. van Bommel is a Dutch national. He is an independent director.

Carlo Fassbinder has served as a director of SES since April 7, 2022. Mr. Fassbinder has 25 years of experience in the field of taxation, finance and accounting and has been a director of tax at the Ministry of Finance since 2017. He advises the finance minister on tax policies and tax treaties and assists in the preparation of the council meeting. From 1997 to 2017 he worked in the tax department of BGL BNP Paribas where he was Head of Tax Retail & Corporate Banking beginning in 2011. Mr. Fassbinder is also a board member of Société Electrique de l’Our. He holds a Maîtrise en droit des affaires from Robert Schuman University in Strasbourg and a Magister Legum (LL.M.) in tax law from Ludwig Maximilians University in Munich. Mr. Fassbinder is a member of the Audit and Risk Committee of SES. Mr. Fassbinder is a Luxembourg national. He is not an independent director because he represents an important shareholder.

Kaj-Erik Relander has served as a director of SES since April 2017. Mr. Relander worked for the Finnish National Fund for Research and Development prior to joining Sonera Corporation where he held several management positions, including the position of CEO. He left Sonera in 2001 to join Accel Partners, a private equity and venture capital group before joining the Emirates Investment Authority in 2009 where he was a member of its Investment and Management Committee. Since 2014, he has been a private investor and has served as board director for other corporations. Mr. Relander graduated from the Helsinki School of Economics with an MSc in Economics. In addition, he holds an MBA from the Helsinki School of Economics having completed part of his MBA program at The Wharton School, University of Pennsylvania. He also studied at the Wharton School and the Aalto University, Helsinki for his PhD. Mr. Relander is a board member of the sovereign wealth fund of ADQ and ADGM, Abu Dhabi Global Markets and Louis Dreyfuss Company. He is Chairman of the Investment Committee at the private equity fund Apis.pe and a board director of Starzplay Arabia. He is a member of the Audit and Risk Committee and of the Nomination Committee of SES. Mr. Relander is a Finnish national. He is an independent director.

Katrin Wehr-Seiter has served as a director of SES since January 2015. She is a Managing Director of BIP Investment Partners SA and a Managing Director/Partner of BIP Capital Partners. Prior to joining BIP, she served as a principal at global investment firm Permira and worked also as an independent strategy consultant as well as a Senior Advisor to international private equity group Bridgepoint. She started her professional career at Siemens AG where she held various positions in strategy consulting and engineering. She serves as a director of Bellevue Group and several non-listed corporations. Mrs. Wehr-Seiter holds an MBA from INSEAD and an MSc in Mechanical Engineering from the Technical University of Chemnitz. Mrs. Wehr-Seiter is a member of the Audit and Risk Committee and of the Remuneration Committee of SES. Mrs. Wehr-Seiter is a German national. She is an independent director.

Françoise Thoma has served as a director of SES since June 2016. She is the President and Chief Executive Officer of Banque et Caisse d’Epargne de l’Etat, and a member of the Boards of Directors of Cargolux International Airlines S.A., Luxair S.A., the Luxembourg Stock Exchange and of Enovos Luxembourg S.A. She was a member of the Luxembourg Council of State from 2000– 2015 and holds a PhD in Law from the Université de Paris II Panthéon-Assas and an LL.M. from Harvard Law School. Ms. Thoma is the Chairperson of the Remuneration Committee and a member of the Audit and Risk Committee. Ms Thoma is a Luxembourg national. She is not an independent director because she represents an important shareholder.

Jacques Thill has served as a director of SES since December 2021. Mr. Thill currently serves as First Government Advisor to the Luxembourg Prime Minister and Government Delegate to the State Intelligence Service. Mr. Thill joined the Luxembourg diplomatic service in 2004. His diplomatic career includes postings to the Permanent Mission of Luxembourg to the United Nations in New York and to the Luxembourg Embassy in Moscow, as well as to the EU High Representative for the Common Foreign and Security Policy at the Council of the European Union in Brussels. From 2009 to 2013, Mr. Thill served as diplomatic advisor to the Prime Minister. He was then appointed Deputy Secretary General of the Luxembourg Government, before becoming Secretary General of the Government until June 2020 and Coordinator of the Prime Minister’s Office until 2024. Mr. Thill holds an M.S. in European and International Law from the Paris 1 Panthéon-Sorbonne University and an MA in European Political and Administrative Studies from the College of Europe in Bruges. From 2015 until 2021 and again since December 2023, Mr. Thill has been a member of the Board of Directors of LUXGOVSAT S.A. Mr. Thill is a member of the Nomination Committee of SES. Mr. Thill is a Luxembourg national. He is not an independent director because he represents an important shareholder.

Fabienne Bozet was co-opted as director in February 2023 and her appointment was subsequently approved at the general meeting of shareholders on April 6, 2023. She is member of the Audit and Risk Committee. She is member of the SES Board as well as member of the Audit and Risks Committee and Remuneration Committee in Herstal Group, a leader in Defense and Security and in Detaille aux Prés, a family business. She was until end of 2022 CEO and Board member delegated to daily management of Circuit Foil, a leading copper foil producer. She served as board member in IEE. She is a member of Women on Board and ILA. Mrs. Bozet holds an M.S. in Business Engineering from HEC Liège. Mrs. Bozet is a Belgian national. She is an independent director.

Ellen Lord was appointed director in April 2025. Mrs. Lord is the former Under Secretary of Defense for Acquisition and Sustainment of the United States Department of Defense, a position she held from 2017 to 2021. From 1984 to 2017 she was part of Textron, Inc., one of the world’s best known multi-industry companies recognized for its powerful brands such as Bell, Cessna, Beechcraft, E-Z-GO, Arctic Cat and many more, where she held various positions including President and CEO of Textron Systems from 2012 to 2017. She is a director of Parsons Corporation and AAR Corp., both listed companies. She also sits on the board of non-listed entities Exiger LLC, Elroy Air Inc., Geost LLC, Clarifai Inc., Voyager Space Holdings Inc., National Defense Industrial Association and Defense Technology Initiative. Mrs. Lord holds a BA in Chemistry and Biology from Connecticut College and an MS in Chemistry from the University of New Hampshire. Mrs. Lord is a U.S. national, and she is an independent director.

John Shaw was appointed director in April 2025. Mr. Shaw is a former Deputy Commander of the US Space Force and first Commander of the USSF Space Operations Command and Combined Forces Space Component Command. During his 30 years in the U.S. Air Force, he served in a variety of air and space operations and staff positions, from Silicon Valley to Europe, and commanded at the squadron, group, wing, and numbered air force levels, including as Commander of the 14th Air Force and Combined Forces Space Component Command. John has more than 34 years of experience in national security and aerospace engineering. He currently does not hold any board or management positions. He has an MS in Military Operations Arts and Sciences from USAF Air Command and Staff College, an MS in National Security Strategy from National War College and an MS in National Resource Strategy from National Defense University. Mr. Shaw is a U.S. national, and he is an independent director.

The following table summarizes the composition of the committees of SES Board for fiscal year 2024.

COMPOSITION OF COMMITTEES OF THE BOARD 2024

Chair of the board: Frank Esser

Vice-chairs of the board: Anne-Catherine Ries and Peter van Bommel
AUDIT & RISK COMMITTEE	REMUNERATION COMMITTEE	NOMINATION COMMITTEE	SECRETARY OF THE BOARD OF DIRECTORS
Chair: Peter van Bommel	Chair: Francoise Thoma	Chair: Anne-Catherine Ries	Thai Rubin

Fabienne Bozet	Peter van Bommel	Dr Jennifer Byrne (until October 17, 2024)
Carlo Fassbinder	Frank Esser	Frank Esser
Francoise Thoma	Ramu Potarazu	Kaj-Erik Relander
Kaj-Erik Relander	Anne-Catherine Ries	Jacques Thill
Katrin Wehr-Seiter	Katrin Wehr-Seiter

The business address of each member of SES’s board of directors is c/o SES, Château de Betzdorf, L-6815 Betzdorf, Grand Duchy of Luxembourg.

COMPENSATION OF MEMBERS OF SES’S EXECUTIVE TEAM

The remuneration of the members of SES’s executive team is determined by SES Board and is based on recommendations from SES’s Remuneration Committee. The remuneration of SES’s executive team members comprises of two major components: (i) a compensation package composed of the yearly base salary; an annual bonus; and long-term equity (LTE); and (ii) benefits package which is aligned with local and market practices.

The following members were active in the Executive team for the year 2024:

•	Adel Al-Saleh—Chief Executive Officer (since February 1, 2024)

•	Ruy Pinto—Interim Chief Executive Officer (until January 31, 2024)

•	Sandeep Jalan—Chief Financial Officer

•	Milton Torres—Chief Technology Officer

•	John-Paul Hemingway—Chief Commercial Officer

•	Xavier Bertran—Chief Product & Innovation Officer (since April 1, 2024)

•	Veronika Ivanovic—Chief People Officer (since September 1, 2024)

•	Fabien Loeffler—Chief Transformation Officer (since September 1, 2024)

•	Thai Rubin—Chief Legal Officer

The total remuneration for the year ended December 31, 2024 of the CEO, CFO, CSO, CLO and other SLT members follows the principles set out in SES’s Remuneration Policy and is provided in the table below:

In Euro	Annual Base Salary (1)	Annual Bonus	Long Term Equity (2)	Pension Expenses	Other Benefits and Payments (3)	Total
Chief Executive Officer (4)	1,091,750	1,300,745	1,782,096	188,922	860,430	5,223,943
Chief Financial Officer	476,323	457,607	218,155	71,991	23,258	1,247,334
Chief Legal Officer	353,430	339,543	129,540	18,622	25,118	866,253
Chief Commercial Officer	459,006	448,497	188,886	19,925	44,966	1,161,279
Chief Product and Innovation Officer	273,750	263,473	0	33,305	37,628	608,156
Other SLT Members (5)	555,997	292,566	77,373	26,325	437,278	1,389,539

Total SLT	3,210,256	3,102,431	2,396,050	359,089	1,428,678	10,496,503

(1)	Annual base salary of other Executive Team Members, other than CEO, CFO, CLO, CCO and CPIO ranges from €275,000 to €361,803 with an average at €326,844.
(2)

Number of shares granted in 2021 and vesting in 2024 multiplied by prevailing share price at vesting date. The vesting of Performance Shares was subject to the achievement of the total shareholder return. Long term equity (“LTE”) for CEO also includes 2022 LTE buyout and share matching plan, in the form of 300,000 share award.

(3)	Other benefits and payments include health care plans, death and disability insurance, car allowances and other payments.
(4)	Adel Al-Saleh 11 months remuneration (as of February 1, 2024) and Ruy Pinto as interim CEO (end date January 31, 2024)
(5)	Chief People Officer (Veronika Ivanovic as of 01/09/2024), Interim CTO (Milton TORRES FILHO) and Chief Transformation Officer (Fabien Loeffler as of 01/09/2024)

Long Term Equity Incentives

SES’s long term equity plan is administered by our Remuneration Committee. The plan permits the grant of: (i) stock options (discontinued in early 2023); (ii) restricted shares; and (iii) performance shares. The 2024 total grant value was divided into 25% restricted shares and 75% performance shares.

The Restricted Shares are FDRs granted with the sole condition that, at vesting, the executive team member must be employed by SES. The Restricted Shares vest on June 1 of the third year following the year of their grant.

Performance Shares are FDRs granted to executive team members and vest on June 1 of the third year following the year of their grant. Performance shares granted prior to year 2021 are subject to the outcome of the compounded three years adjusted Economic Value Added (EVA) with metric required to be positive to trigger vesting of shares. For grants from 2021 onwards, vesting is subject to outcome of Total Shareholder Return (“TSR”), measured on a relative basis to the median TSR performance of a panel of comparable companies during a three-year period.

For the 2024 vesting of Performance shares, SES’s total shareholder return of 8.1% relative to the median performance of a panel of comparable companies of -40% triggered 150% vesting of the performance shares granted in 2021.

Beginning with grants issued in 2023, ESG became a possible negative modifier to TSR, ranging from 0 to 20% pending achievement of two metrics: (i) targeted reductions in CO2 emissions and (ii) targeted changes in management representation. In 2025, SES reviewed its ESG targets and determined that emission reduction will be its sole ESG target going forward.

In addition, in 2024, the members of SES’s executive team were awarded a combined total of 180,646 restricted shares as part of SES’s long-term incentive plan and 541,939 performance shares. The detailed overview of the 2024 equity grant and vesting as well as current total shareholding for the CEO, CFO, CCO, CLO and other executive team members is provided as follows:

	Long Term Equity Plan – 2024 Grant				Equity Vesting in 2024		Registered shares and FDR’s – December 31, 2024
In Euro	Components	Grant Year	Vesting Year (2)	Units granted	Grant year	Units vested
Chief Executive Officer (1)	Stock Options			—	2020 to 2021	—
	Performance Shares	2024	2027	341,472	2021	—	210,000
	Restricted Shares	2024	2027	113,824	2021	—
Chief Financial Officer	Stock Options			—	2020 to 2021	151,451
	Performance Shares	2024	2027	48,324	2021	34,308	89,482
	Restricted Shares	2024	2027	16,108	2021	7,624
Chief Legal Officer	Stock Options			—	2020 to 2021	88,569
	Performance Shares	2024	2027	35,856	2021	20,372	76,693
	Restricted Shares	2024	2027	11,952	2021	4,527
Chief Commercial Officer	Stock Options			—	2020 to 2021	136,623
	Performance Shares	2024	2027	45,450	2021	29,705	90,767
	Restricted Shares	2024	2027	15,150	2021	6,601
Chief Product and Innovation Officer	Stock Options			—	2020 to 2021	—
	Performance Shares	2024	2027	33,594	2021	—	—
	Restricted Shares	2024	2027	11,198	2021	—
Other Executive Team Members	Stock Options			—	2020 to 2021	55,691
	Performance Shares	2024	2027	37,243	2021	12,168	52,20	(3)
	Restricted Shares	2024	2027	12,414	2021	2,704

(1)	Adel Al-Saleh received a one-time additional equity grant of 120% of annual base salary as a buy-out of his previous employer’s 2023 LTE and share matching plan.
(2)

Stock options: for grants prior to 2021, vesting period over four years with a yearly vesting of 25% on 1 January of each year following the grant. Cliff vesting of three years from 2021 grant year onward. Performance and Restricted shares: vesting on 1 June of the third year following the year of the grant.

(3)	Shares and FDRs predate an appointment as “person discharging managerial responsibilities” in accordance with Market Abuse Regulation.

COMPENSATION OF DIRECTORS

In 2024, during SES’s Annual General Meeting our shareholders approved the below SES Board compensation.

In Euro	Directors Remuneration	Attendance Fees	Taxes	Total
Frank Esser (Chair)	100,000	36,800	34,200	171,000
Anne-Catherine Ries (Vice-Chair)	56,000	35,200	22,800	114,000
Peter van Bommel (Vice-Chair)	57,600	36,800	23,600	118,000
Fabienne Bozet	40,000	28,800	17,200	86,000
Jennifer Byrne	30,000	24,000	13,500	67,500
Carlo Fassbinder	40,000	27,200	16,800	84,000
Ramu Potarazu	40,000	110,400	37,600	188,000
Kaj-Erik Relander	40,000	35,200	18,800	94,000
Jacques Thill	40,000	28,800	17,200	86,000
Françoise Thoma	48,000	35,200	20,800	104,000
Katrin Wehr-Seiter	40,000	36,800	19,200	96,000

Total	531,600	435,200	241,700	1,208,500

Foreign Private Issuer Status

Upon the initial filing of the registration statement of which this prospectus forms a part, at least a majority of the outstanding voting securities of SES were directly and indirectly owned of record by non-U.S. residents. In addition, at such time, U.S. residents did not comprise a majority of our executive officers or directors, and a majority of our assets were located, and our business was principally administered, outside of the United States. As a result, we were a foreign private issuer. We expect that we will continue to be a foreign private issuer immediately after the Closing.

Under Rule 405 under the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30 after the effectiveness of the registration statement of which this prospectus forms a part. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K, quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material nonpublic information by issuers.

SES will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, SES will be required to file financial results and material events to the SEC on Form 6-K. However, the information SES is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. public company.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

SES is a public limited liability company (société anonyme or S.A.) organized under the laws of the Grand Duchy of Luxembourg. All the members of the SES Board and certain of its senior management named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon these individuals or upon SES or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against SES in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg and penalty clauses and similar clauses on damages or liquidated damages are only allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a judgment rendered by a U.S. court. A valid and enforceable judgment obtained from a competent court in the United States in a civil or commercial matter may be declared enforceable by the Luxembourg courts without re-examination of the merits of the case, subject to compliance with Luxembourg enforcement procedures (exequatur) and provided that certain conditions (which may evolve) set forth in the Luxembourg procedural code and/or established by court precedent are complied with and which, as of the date of this registration statement, include that:

•	the U.S. judgment is enforceable (exécutoire) in the United States and has not been fully enforced in the United States and/or any other jurisdiction;

•

the foreign court had ‘indirect jurisdiction’ in the eyes of the Luxembourg courts, namely the dispute was sufficiently connected to the foreign court, the judgment was granted following proceedings where the defendant had the opportunity to appear and, if it appeared, to present a defense, and other conditions for a fair trial have been complied with taking into account all facts and circumstances whether occurring before, during or after trial or the issue and delivery of the judgment and the decision of the U.S. court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. judgment must relate to a private matter (i.e., be of a civil or commercial nature) and must not be contrary to Luxembourg’s international public policy, as interpreted under Luxembourg law;

•	the U.S. judgment must not have been rendered as a result of or in connection with an evasion of Luxembourg law (“fraude à la loi”); and

•	there is no contradiction between the U.S. judgment and an already issued judgment of a Luxembourg court.

In addition, actions brought in a Luxembourg court against SES or the members of the SES Board, its other officers and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts do not award punitive damages. Litigation in Luxembourg is subject to rules of procedure that differ from U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all procedural documents submitted to the court are required to be drafted in or to be translated into French or German.

For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against SES, the members of the SES Board and other executive officers. In addition, even if a judgment against SES, the non-U.S. members of its Board, senior management, or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

LEGAL MATTERS

The validity of the CVRs to be issued to Intelsat in connection with the Acquisition will be passed upon for SES by Gibson, Dunn & Crutcher LLP. Certain matters with respect to Luxembourg law will be passed upon by Arendt & Medernach SA.

EXPERTS

The financial statements of SES as of December 31, 2024 and December 31, 2023 and for each of the three years in the period ended December 31, 2024 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers, Société coopérative, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Intelsat S.A. and its subsidiaries as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023 (Successor), the ten-month period ended December 31, 2022 (Successor), and the two-month period ended February 28, 2022 (Predecessor), have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SES has filed with the SEC a registration statement on Form F-4 under the Securities Act of which this prospectus forms a part, which registers the CVRs to be issued to Intelsat in connection with the Acquisition. The registration statement, including the attached exhibits, contains additional relevant information about SES and its CVRs. The rules and regulations of the SEC allow certain information included in the registration statement to be omitted from this prospectus. SES will file upon the effectiveness of the registration statement other information with the SEC as required by the Exchange Act, as applicable to foreign private issuers. You can read SES’s SEC filings, including the registration statement of which this prospectus forms a part, on the Internet at the SEC’s website at http://www.sec.gov. Any other information contained on any website referenced in this registration statement is not incorporated by reference in this prospectus.

As a foreign private issuer, SES is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, SES will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

If you would like additional copies of this document or if you have questions about the Acquisition, you should contact via phone or in writing:

SES

Château de Betzdorf

L-6815 Betzdorf

Grand Duchy of Luxembourg

+ 352 710-725-1

You should rely only on the information contained or incorporated by reference in this prospectus. Neither SES nor Intelsat has authorized anyone to give any information or make any representation about the Acquisition, the CVRs, SES or Intelsat that is different from, or in addition to, that contained in this prospectus or in any of the materials that SES may have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS OF INTELSAT S.A.

REPORT OF INDEPENDENT AUDITOR	F-100
AUDITED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2024 AND DECEMBER 31, 2023	F-102
AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023, TEN MONTHS ENDED DECEMBER 31, 2022 AND TWO MONTHS ENDED FEBRUARY 28, 2022	F-103
AUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023, TEN MONTHS ENDED DECEMBER 31, 2022 AND TWO MONTHS ENDED FEBRUARY 28, 2022	F-104

AUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023, TEN MONTHS ENDED DECEMBER 31, 2022 AND TWO MONTHS ENDED FEBRUARY 28, 2022

F-105
AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023, TEN MONTHS ENDED DECEMBER 31, 2022 AND TWO MONTHS ENDED FEBRUARY 28, 2022	F-106
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023, TEN MONTHS ENDED DECEMBER 31, 2022 AND TWO MONTHS ENDED FEBRUARY 28, 2022	F-109

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

SES S.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of SES S.A. and its subsidiaries (the “Company”) as of 31 December 2024 and 2023, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for each of the three years in the period ended 31 December 2024, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 2024 in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments.

PricewaterhouseCoopers, Société coopérative, 2 rue Gerhard Mercator, B.P. 1443, L-1014 Luxembourg

T : +352 494848 1, F : +352 494848 2900, www.pwc.lu

Cabinet de révision agréé. Expert-comptable (autorisation gouvernementale n°10028256)

R.C.S. Luxembourg B 65 477 - TVA LU25482518

The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment assessment of goodwill and orbital slot license rights

As described in Notes 2 and 16 to the consolidated financial statements, at 31 December 2024, the Company’s goodwill and orbital slot license rights balances were 143 million EUR and 477 million EUR, respectively. Management performs impairment tests to determine whether goodwill or definite-life intangible assets (principally orbital slot rights) are impaired. Impairment testing procedures are performed whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Goodwill is also tested annually. Definite-life intangible assets that suffered an impairment in previous periods are reviewed for possible reversal of the impairment at the end of each reporting period. The recoverable amounts are determined based on a value in use calculation. Management estimates value in use based on the estimated discounted cash flows to be generated by a cash generating unit (CGU), generally using the five-year business plans approved by the Board of Directors. As disclosed by management, a net impairment reversal was recorded for orbital slot license rights for 93 million EUR. The calculations of value in use are most sensitive to revenue, capital expenditure, discount rates and growth rates to calculate the present value of those cash flows.

The principal considerations for our determination that performing procedures relating to the impairment assessment of goodwill and orbital slot license rights is a critical audit matter are (i) the significant judgment by management when developing the value in use estimate of the cash generating units; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the revenue, capital expenditure, discount rates and growth rates; and (iii) the audit effort involved the use of professionals with specialised skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others (i) testing management’s process for developing the value in use estimates of the cash generating units; (ii) evaluating the appropriateness of the value in use approach used by management; (iii) testing the completeness and accuracy of underlying data used in the discounted cash flow model; and (iv) evaluating the reasonableness of the significant assumptions used by management related to revenue, capital expenditure, discount rates and growth rates. Evaluating management’s assumptions related to revenue and capital expenditure involved assessing whether the assumptions used by management were reasonable considering (i) the current and past performance of the cash generating units (ii) evaluation of significant business developments during the forecast period; and (iii) the consistency with external market and industry data. Professionals with specialised skill and knowledge were used to assist in evaluating (i) the appropriateness of the value in use model and (ii) the reasonableness of the discount rates and growth rates assumptions.

Impairment assessment of space segment assets including assets under construction

As described in Notes 2, 14 and 15 to the consolidated financial statements, at 31 December 2024, the Company’s space segment assets balance, representing primarily satellites were 2,534 million EUR, and space segment assets in the course of construction, representing primarily satellites in the course of construction, were 1,231 million EUR. Management assesses at each reporting date whether there is an indication that carrying amount of the assets may not be recoverable. If such an indication exists then the recoverable amount of the asset or CGU is reviewed to determine the amount of the impairment, if any. Assets that suffered an impairment in previous periods are reviewed for possible reversal of the impairment at the end of each reporting period. Impairments can arise from complete or partial failure of a satellite as well as other changes in expected discounted future cash flows. The recoverable amounts are determined based on a value in use calculation using the five-year business plans approved by the Board of Directors. As disclosed by management, in 2024 the net impairment expense recorded for space segment assets was 216 million EUR. The calculations of value in use are most sensitive to revenue, capital expenditure, discount rates and growth rates to calculate the present value of those cash flows.

The principal considerations for our determination that performing procedures relating to the impairment assessment testing of space segment assets including assets under construction is a critical audit matter are (i) the significant judgment by management when developing the value in use estimate of space segment assets including assets under construction; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to revenue, capital expenditure, discount rates and growth rates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others (i) testing management’s process for developing the value in use estimate of space segment assets including assets under construction; (ii) evaluating the appropriateness of the value in use approach used by management; (iii) testing the completeness and accuracy of underlying data used in the discounted cash flow model; and (iv) evaluating the reasonableness of the significant assumptions used by management related to revenue, capital expenditure, discount rates and growth rates. Evaluating management’s assumptions related to revenue and capital expenditure involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of space segment assets, (ii) evaluation of significant business developments during the forecast period; (iii) the consistency with external market and industry data; and (iv) review of satellites health reports and evaluation of their impact on the satellites capability to generate future cash flows. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the value in use model and (ii) the reasonableness of the discount rates and growth rates assumptions.

PricewaterhouseCoopers, Société coopérative                 Luxembourg, 1 April 2025 Represented by

/s/ Asif Ali

Asif Ali

We have served as the Company’s auditor since 2013.

Consolidated financial statements as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Consolidated income statements

€ million		December 31, 2024	December 31, 2023	December 31, 2022
Revenue	Note 4	2,001	2,030	1,944
C-band repurposing income	Note 36	88	2,744	184
Other income		3	5	—
Cost of sales	Note 5	(461)	(444)[1]	(360)[1]
Staff costs	Note 5	(402)	(409)	(330)
Other operating expenses	Note 5	(236)	(244)[1]	(196)[1]
Operating expenses	Note 5	(1,099)	(1,097)	(886)
Depreciation expense	Note 14	(650)	(603)	(642)
Property, plant and equipment impairment	Note 14	(216)	(26)	(194)
Assets in the course of construction impairment	Note 15	—	(425)	—
Amortization expense	Note 16	(156)	(89)	(63)
Intangible assets impairment	Note 16	93	(3,225)	(203)
Operating profit / (loss)		64	(686)	140
Finance income	Note 7	136	64	51
Finance costs	Note 7	(139)	(106)	(124)
Net financing costs	Note 7	(3)	(42)	(73)
Other non-operating income / expenses (net)	Note 8	21	—	(15)
Profit / (loss) before tax		82	(728)	52
Income tax expense	Note 9	(55)	(176)	(87)
Profit / (loss) after tax		27	(904)	(35)
Profit / (loss) for the year		27	(904)	(35)
Attributable to:
Owners of the parent		15	(905)	(34)
Non-controlling interests		12	1	(1)
		27	(904)	(35)
Basic loss per share (in euro)
Class A shares	Note 12	0.00	(2.14)	(0.16)
Class B shares	Note 12	0.00	(0.86)	(0.06)
Diluted loss per share (in euro)
Class A shares	Note 12	0.00	(2.14)	(0.16)
Class B shares	Note 12	0.00	(0.86)	(0.06)

[1]	Comparative amounts reclassified (see Note 5)

The notes are an integral part of the consolidated financial statements.

Consolidated financial statements as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Consolidated statements of comprehensive income

€ million		December 31, 2024	December 31, 2023	December 31, 2022
Profit/(Loss) for the year		27	(904)	(35)
Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligation		(2)	—	3
Income tax effect		1	—	(1)
Remeasurements of post-employment benefit obligation, net of tax		(1)	—	2
Total items that will not be reclassified to profit or loss		(1)	—	2
Items that may be reclassified subsequently to profit or loss
Impact of currency translation	Note 11	228	(196)	295
Income tax effect	Note 11	(12)	11	(31)
Total impact of currency translation, net of tax		216	(185)	264
Net investment hedge	Note 22	(15)	22	(88)
Income tax effect	Note 22	4	(6)	24
Total net investment hedge, net of tax		(11)	16	(64)
Total items that may be reclassified subsequently to profit or loss		205	(169)	200
Total other comprehensive income / (loss) for the year, net of tax		204	(169)	202
Total comprehensive income / (loss) for the year, net of tax		231	(1,073)	167
Attributable to:
Owners of the parent		218	(1,074)	166
Non-controlling interests		13	1	1
		231	(1,073)	167

The notes are an integral part of the consolidated financial statements.

Consolidated financial statements as of and for the years ended December 31, 2024 and December 31, 2023

Consolidated statements of financial position

€ million		December 31, 2024	December 31, 2023
Non-current assets
Property, plant and equipment	Note 14	2,924	3,042
Assets in the course of construction	Note 15	1,348	1,550
Total property, plant and equipment		4,272	4,592
Intangible assets	Note 16	908	920
Other financial assets	Note 17	34	20
Prepayments		2	1
Trade and other receivables	Note 20	107	87
Deferred customer contract costs		1	3
Deferred tax assets	Note 10	701	671
Total non-current assets		6,025	6,294
Current assets
Inventories	Note 18	49	55
Trade and other receivables	Note 20	649	860
Deferred customer contract costs		2	2
Prepayments		58	47
Income tax receivable		23	19
Cash and cash equivalents	Note 23	3,521	2,907
Total current assets		4,302	3,890
Total assets		10,327	10,184
Equity
Attributable to the owners of the parent	Note 24	3,423	3,701
Non-controlling interests	Note 25	69	57
Total equity		3,492	3,758
Non-current liabilities
Borrowings	Note 27	4,247	3,443
Provisions	Note 28	3	3
Deferred income	Note 19	338	337
Deferred tax liabilities	Note 10	212	205
Other long-term liabilities	Note 30	55	83
Lease liabilities	Note 33	32	23
Fixed assets suppliers	Note 31	426	313
Total non-current liabilities		5,313	4,407
Current liabilities
Borrowings	Note 27	273	716
Provisions	Note 28	128	88
Deferred income	Note 19	225	224
Trade and other payables	Note 29	678	390
Lease liabilities	Note 33	19	16
Fixed assets suppliers	Note 31	184	455
Income tax liabilities		15	130
Total current liabilities		1,522	2,019
Total liabilities		6,835	6,426
Total equity and liabilities		10,327	10,184

The notes are an integral part of the consolidated financial statements.

Consolidated financial statements as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Consolidated statements of cash flows

€ million		December 31, 2024	December 31, 2023	December 31, 2022
Profit/(Loss) before tax		82	(728)	52
Taxes paid during the year		(168)	(442)	(186)
Interest expense on borrowings	Note 7	104	86	102
Interest income		(127)	(51)	(6)[1]
Depreciation, amortization and impairment	Notes 14, 15, 16	929	4,368	1,102
Amortization of client upfront payments		(45)	(45)	(69)
Other non-cash items in the consolidated income statements		—	173	27
Consolidated operating profit adjusted for non-cash items and tax payments and before working capital changes		775	3,361	1,022 [1]
Changes in working capital
(Increase) in inventories		—	(26)	(6)
Decrease in trade and other receivables		38	13	442 [1]
Decrease/(increase) in prepayments		7	(2)	4
Increase/(decrease) in trade and other payables		205	(4)	8
(Decrease)/increase in upfront payments		(19)	137	1
Changes in working capital		231	118	449 [1]
Net cash generated by operating activities		1,006	3,479	1,471 [1]
Cash flow from investing activities
Payments for acquisition of subsidiary, net of cash acquired		—	—	(435)
Payments for purchases of intangible assets		(23)	(22)	(42)
Payments for purchases of tangible assets		(280)	(383)	(1,312)
Interest received		158	45	5 [1]
Other investing activities		(14)	(10)	(9)
Net cash absorbed by investing activities		(159)	(370)	(1,793)[1]
Cash flow from financing activities
Proceeds from borrowings	Note 34, 27	1,034	—	744
Repayment of borrowings	Note 34, 27	(717)	(706)	(57)
Partial redemption of perpetual bond		(35)	—	—
Transaction costs in respect of undrawn facilities		(22)	—	—
Coupon paid on perpetual bond	Note 24	(49)	(49)	(49)
Dividends paid on ordinary shares[2]	Note 13	(320)	(220)	(219)
Interest paid on borrowings		(110)	(109)	(103)
Payments for acquisition of treasury shares		(128)	(22)	—
Proceeds from treasury shares sold and exercise of stock options		—	1	4
Lease payments	Note 33	(26)	(22)	(17)
Payment in respect of changes in ownership interest in subsidiaries		(2)	1	2
Net cash (absorbed by) / generated by financing activities		(375)	(1,126)	305
Net foreign exchange movements		142	(123)	15
Net increase / (decrease) in cash		614	1,860	(2)
Cash and cash equivalents at start of the year	Note 23	2,907	1,047	1,049
Cash and cash equivalents at end of the year	Note 23	3,521	2,907	1,047

[1]	Change in 2022 presentation, reflecting EUR 5 million of interest received within “Net cash absorbed by investing activities”
[2]	Dividends are presented net of dividends received on treasury shares of EUR 15 million (2023: EUR 3 million, 2022: EUR 11 million)

The notes are an integral part of the consolidated financial statements.

Consolidated financial statements as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Consolidated statements of changes in shareholders’ equity

For the year ended December 31, 2024

	Attributable to owners of the parent
€ million	Issued capital	Share premium	Treasury shares	Perpetual bond	Other reserves[2]	Retained earnings	Foreign currency translation reserve	Total	Non- controlling interest	Total equity
Balance as of January 1, 2024	696	1,564	(95)	625	2,137	(905)	(321)	3,701	57	3,758
Result for the year	—	—	—	—	—	15	—	15	12	27
Other comprehensive income	—	—	—	—	(1)	—	204	203	1	204
Total comprehensive income for the year	—	—	—	—	(1)	15	204	218	13	231
Allocation of 2023 result	—	—	—	—	(905)	905	—	—	—	—
Partial redemption of perpetual bond (Note 24)	—	—	—	(37)	2	—	—	(35)	—	(35)
Coupon on perpetual bond (Note 24)	—	—	—	—	(49)	—	—	(49)	—	(49)
Tax on perpetual bond coupon (Note 24)	—	—	—	—	6	—	—	6	—	6
Transactions with owners in their capacity as owners:
Dividends provided for or paid[1]	—	—	—	—	(320)	—	—	(320)	—	(320)
Purchase of treasury shares	—	—	(124)	—	—	—	—	(124)	—	(124)
Share-based compensation expense (Note 26)	—	—	—	—	10	—	—	10	—	10
Exercise of share-based compensation	—	—	21	—	(22)	—	—	(1)	—	(1)
Income tax relating to treasury shares impairment expense or reversal	—	—	—	—	20	—	—	20	—	20
Transactions with non-controlling interest and other movements	—	—	—	—	(3)	—	—	(3)	(1)	(4)
Total transactions with owners in their capacity as owners:	—	—	(103)	—	(315)	—	—	(418)	(1)	(419)
Balance as of December 31, 2024	696	1,564	(198)	588	875	15	(117)	3,423	69	3,492

[1]	Dividends are presented net of dividends received on treasury shares of EUR 15 million.
[2]	The non-distributable items included in other reserves are described in Note 24.

The notes are an integral part of the consolidated financial statements.

Consolidated financial statements as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Consolidated statements of changes in shareholders’ equity

For the year ended December 31, 2023

	Attributable to owners of the parent
€ million	Issued capital	Share premium	Treasury shares	Perpetual bond	Other reserves[2]	Retained earnings	Foreign currency translation reserve	Total	Non- controlling interest	Total equity
Balance as of January 1, 2023	696	1,564	(80)	1,175	2,428	(34)	(153)	5,596	62	5,658
Result for the year	—	—	—	—	—	(905)	—	(905)	1	(904)
Other comprehensive income	—	—	—	—	—	—	(169)	(169)	—	(169)
Total comprehensive income for the year	—	—	—	—	—	(905)	(169)	(1,074)	1	(1,073)
Allocation of 2022 result	—	—	—	—	(34)	34	—	—	—	—
Reclassification of perpetual bond (Note 24)	—	—	—	(550)	—	—	—	(550)	—	(550)
Coupon on perpetual bond (Note 24)	—	—	—	—	(49)	—	—	(49)	—	(49)
Tax on perpetual bond coupon (Note 24)	—	—	—	—	14	—	—	14	—	14
Transactions with owners in their capacity as owners:
Dividends provided for or paid[1]	—	—	—	—	(220)	—	—	(220)	—	(220)
Purchase of treasury shares	—	—	(27)	—	—	—	—	(27)	—	(27)
Share-based compensation expense (Note 26)	—	—	—	—	9	—	—	9	—	9
Exercise of share-based compensation	—	—	12	—	(10)	—	—	2	—	2
Transactions with non-controlling interest and other movements	—	—	—	—	(1)	—	1	—	(6)	(6)
Total transactions with owners in their capacity as owners:	—	—	(15)	—	(222)	—	1	(236)	(6)	(242)
Balance as of December 31, 2023	696	1,564	(95)	625	2,137	(905)	(321)	3,701	57	3,758

[1]	Dividends are presented net of dividends received on treasury shares of EUR 3 million.
[2]	The non-distributable items included in other reserves are described in Note 24.

The notes are an integral part of the consolidated financial statements.

Consolidated financial statements as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Consolidated statements of changes in shareholders’ equity

For the year ended December 31, 2022

	Attributable to owners of the parent
€ million	Issued capital	Share premium	Treasury shares	Perpetual bond	Other reserves[2]	Retained earnings	Foreign currency translation reserve	Total	Non- controlling interest	Total equity
Balance as of January 1, 2022	719	1,636	(189)	1,175	2,227	453	(351)	5,670	63	5,733
Result for the year	—	—	—	—	—	(34)	—	(34)	(1)	(35)
Other comprehensive income	—	—	—	—	2	—	198	200	2	202
Total comprehensive income for the year	—	—	—	—	2	(34)	198	166	1	167
Allocation of 2021 result	—	—	—	—	453	(453)	—	—	—	—
Cancelation of shares (Note 24)	(23)	(72)	95	—	—	—	—	—	—	—
Coupon on perpetual bond (Note 24)	—	—	—	—	(49)	—	—	(49)	—	(49)
Tax on perpetual bond coupon (Note 24)	—	—	—	—	14	—	—	14	—	14
Transactions with owners in their capacity as owners:
Dividends provided for or paid[1]	—	—	—	—	(219)	—	—	(219)	—	(219)
Share-based compensation expense (Note 26)	—	—	—	—	9	—	—	9	—	9
Exercise of share-based compensation	—	—	14	—	(11)	—	—	3	—	3
Income tax relating to treasury shares impairment expense or reversal[3]	—	—	—	—	2	—	—	2	—	2
Transactions with non-controlling interest	—	—	—	—	—	—	—	—	(2)	(2)
Total transactions with owners in their capacity as owners:	—	—	14	—	(219)	—	—	(205)	(2)	(207)
Balance as of December 31, 2022	696	1,564	(80)	1,175	2,428	(34)	(153)	5,596	62	5,658

[1]	Dividends are presented net of dividends received on treasury shares of EUR 11 million.
[2]	The non-distributable items included in other reserves are described in Note 24.
[3]

‘Income tax relating to treasury shares impairment expense or reversal’ has been reclassified from ‘Consolidated statements of comprehensive income’ to ‘Consolidated statements of changes in shareholders’ equity’ in order to align with current year’s presentation.

The notes are an integral part of the consolidated financial statements.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Notes to the consolidated financial statements

Note 1—Corporate information

SES S.A. (‘SES’ or ‘the Company’) was incorporated on March 16, 2001 as a limited liability company (Société Anonyme) under Luxembourg Law. References to ‘the Group’ in the following notes are to the Company and its subsidiaries. SES trades under ‘SESG’ on the Luxembourg Stock Exchange and Euronext, Paris. The registered office of the Company is at: Château de Betzdorf, L-6815 Betzdorf, Luxembourg.

SES is a leader in global content connectivity solutions, leveraging a vast and intelligent network spanning satellite and ground infrastructure to create, deliver and manage video and data solutions enabling customers to connect more people in more places with content that enriches their personal stories with knowledge, entertainment and opportunity.

These consolidated financial statements of SES were authorized for issue in accordance with a resolution of the Board of Directors on March 19, 2025. Under Luxembourg Law, the consolidated financial statements are approved by the shareholders at their Annual General Meeting.

Significant changes in the current period

Intelsat acquisition

On April 30, 2024, SES S.A. announced an agreement to purchase 100% of the equity of Intelsat Holdings S.à r.l. for a cash consideration of USD 3.1 billion (EUR 2.8 billion) and certain contingent value rights. The transaction is subject to relevant regulatory filings and clearances as well as customary provisions concerning cooperation and measures in seeking such regulatory clearances, which are expected to be received during the second half of 2025.

SES secured financing for the acquisition through an initial EUR 3 billion bridge facility dated April 30, 2024 (the Bridge Facility), and a USD 1 billion Term Loan A Facility dated June 14, 2024 (“TLA”). Upon entering the TLA, EUR 930 million of the Bridge Facility was canceled. Additionally, on September 12, 2024, the Company raised EUR 1 billion in Hybrid financing, which similarly led to the cancelation of an equivalent portion of the Bridge Facility.

Share buyback programme

A share buyback programme of EUR 150 million was completed in October 2024 in respect of Class-A shares with 24 million A-shares being purchased at an average price of EUR 5.22 per A-share and 12 million B-shares were purchased at an average price of EUR 2.09 per share The acquired shares will be canceled after the expiry of one year which will reduce the total number of voting and economic shares in issue.

Repurchase of Deeply Subordinated Fixed Rate Resettable Securities

Beginning on November 19, 2024 the Group initiated a programme to repurchase in the open market up to a nominal amount of EUR 100 million of its EUR 625 million Deeply Subordinated Fixed Rate Resettable Securities issued on May 27, 2021. These will be canceled in accordance with the terms and conditions of the Securities. See also Notes 24 and 37.

SpaceRISE signs concession contract to deliver Europe’s IRIS² connectivity network

On December 16, 2024 the SpaceRISE consortium, led by SES, signed a Concession Contract with the European Commission to design, deliver, and operate the innovative, multi-orbit “Infrastructure for

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Resilience, Interconnectivity and Security by Satellite” (“IRIS2”) sovereign connectivity system for a period of 12 years, with the network expected to provide services from the beginning of 2030. This will be the European Union’s (EU) preferred and trusted network to provide reliable, secure, and cost-effective communication solutions for governmental institutions, commercial organizations, and European citizens.

SES’s contribution to IRIS2 will be to develop, procure, and operate 18 new MEO satellites providing 100% pole-to-pole coverage with carrier-grade connectivity solutions. SES expects to have rights to commercialise the MEO capacity and part of the LEO capacity of the IRIS2 system. The compelling combination of high throughput data rates, low latency, service flexibility, and managed solutions will cater to EU’s sophisticated requirements, as well as allied nations and SES’s customers around the world. See also Notes, 23, 29 and 32.

Note 2—Summary of material accounting policies

Basis of preparation

The consolidated financial statements as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022 have been prepared in compliance with IFRS Accounting Standards as issued by the International Accounting Standards Board (‘IASB’).

The consolidated financial statements have been prepared on a historical cost basis, except where fair value is required by IFRS Accounting Standards.

The consolidated financial statements are presented in euro (EUR). Unless otherwise stated, all amounts are rounded to the nearest million, except share and earnings per share data and audit and non-audit fee disclosures.

Changes in accounting policies

The accounting policies adopted for the year ended December 31, 2024 are consistent with those of the previous financial years, except for the following new and amended IFRS Accounting Standards, effective from January 1, 2024 and adopted by the Group, as well as changes in the accounting policy of orbital slot rights, as disclosed under “Significant accounting judgments and estimates”, below. Any new IFRS Accounting Standards amendments, effective from January 1, 2024 and not mentioned below are not applicable to the Group.

Amendments to IAS 1 on classification of liabilities as current or non-current

On January 23, 2020, the IASB issued “Classification of Liabilities as Current or Non-Current (Amendments to IAS 1)”. The amendment will affect the presentation of liabilities in the consolidated statements of financial position. The amendment clarifies that the classification of a liability as current or non-current should be based on rights in existence at the end of the reporting period to defer settlement of a liability by at least 12 months. The amendment also clarifies that the classification of a liability should be unaffected by the entity’s expectations regarding whether it will exercise its rights to defer payment. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. The adoption of these amendments did not have any material impact on the Group’s consolidated financial statements.

Amendments to IAS 1 on non-current liabilities with covenants

On October 31, 2022, the IASB issued “Non-current Liabilities with Covenants”. These amendments clarify how conditions with which an entity must comply within twelve months after the reporting period affect the

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

classification of a liability. The amendments also aim to improve information an entity provides related to liabilities subject to these conditions. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. The adoption of these amendments did not have any material impact on the Group’s consolidated financial statements.

New standards and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are relevant for the Group and effective for annual periods beginning on or after January 1, 2025 and have not been early adopted in preparing these consolidated financial statements:

Sale or contribution of assets between an investor and its associate or joint venture—Amendments to IFRS 10 and IAS 28

The IASB has made limited scope amendments to IFRS 10 (‘Consolidated Financial Statements’) and IAS 28 (‘Investments in Associates and Joint Ventures’) which clarify the accounting treatment for sales or contribution of assets between an investor and their associates or joint ventures. They confirm that the accounting treatment depends on whether the non-monetary assets sold or contributed to an associate or joint venture constitute a ‘business’ (as defined in IFRS 3 Business Combinations). Where the non-monetary assets constitute a business, the investor will recognize the full gain or loss on the sale or contribution of assets. If the assets do not meet the definition of a business, the gain or loss is recognized by the investor only to the extent of the other investor’s interests in the associate or joint venture. The amendments apply prospectively. The IASB decided to defer the application date of this amendment until such time as the IASB has finalized its research project on the equity method.

IFRS 18 Presentation and Disclosure in Financial Statements

On April 9, 2024, the IASB issued ‘IFRS 18 Presentation and Disclosure in Financial Statements’. This new standard focuses on updates to the statement of profit or loss. The key concepts introduced in IFRS 18 relate to the structure of the statement of profit or loss, required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements (management-defined performance measures) and enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes in general.

IFRS 18 will replace IAS 1, many of the other existing principles in IAS 1 are retained, with limited changes. IFRS 18 will not impact the recognition or measurement of items in the financial statements, but it might change what an entity reports as its ‘operating profit or loss’.

IFRS 18 will apply for reporting periods beginning on or after January 1, 2027 and also applies to comparative information. The Group has yet to assess the impact to its consolidated financial statements of the changes in presentation and disclosure required by IFRS 18.

Amendment to IFRS 9 and IFRS 7—Classification and Measurement of Financial Instruments

On May 30, 2024, the IASB issued ‘Amendment to IFRS 9 and IFRS 7—Classification and Measurement of Financial Instruments’. These amendments: clarify the requirements for the timing of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system; clarify and add further guidance for assessing whether a financial asset meets the solely payments of principal and interest (SPPI) criterion; add new disclosures for certain instruments with contractual terms that can change cash flows (such as some instruments with

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

features linked to the achievement of environment, social and governance (ESG) targets); and make updates to the disclosures for equity instruments designated at Fair Value through Other Comprehensive Income (FVOCI). The amendments to IFRS 9 and IFRS 7 will be effective for annual reporting periods beginning on or after January 1, 2026, with early application permitted. The Group has yet to assess the impact of these amendments to its consolidated financial statements.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its controlled subsidiaries, after the elimination of all inter-company transactions. Subsidiaries are fully consolidated from the date the Company obtains control until such time as control ceases. The financial statements of subsidiaries are generally prepared for the same reporting period as the Company, using consistent accounting policies. If required, adjustments are made to align any dissimilar accounting policies that may exist. For details regarding the subsidiaries included in the consolidated financial statements see Note 38.

Total comprehensive income or loss incurred by a subsidiary is attributed to the non-controlling interest even if that results in a deficit balance. Should a change in the ownership interest in a subsidiary occur, without a loss of control, this is accounted for as an equity transaction.

Should the Group cease to have control, any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purpose of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

Non-controlling interests in the results and equity of subsidiaries are presented separately in the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of financial position respectively.

Investments in joint arrangements

Under IFRS 11, investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. Joint ventures are accounted for using the equity method whereby the interest is initially recognized at cost and is then adjusted thereafter to recognize the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group’s share of losses in a joint venture equals or exceeds its interest in the joint venture (including any long-term interest which, in substance, forms part of the Group’s net investment in the joint venture), the Group does not recognize further losses unless it has incurred obligations or made payments on behalf of the joint venture.

Unrealized gains on transactions between the Group and a joint venture are eliminated to the extent of the Group’s interest in the joint venture. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Financial statements of joint ventures are prepared for the same reporting year as the Group with adjustments made as necessary to bring the accounting policies used into line with those of the Group.

The Group assesses investments in joint ventures for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If any such indication of impairment exists, the carrying amount of the investment is compared with its recoverable amount, being the higher of its fair value less costs to sell and value-in-use. Where the carrying amount exceeds the recoverable amount, the investment is written down to its recoverable amount.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The Group ceases to use the equity method of accounting on the date from which it no longer has joint control over the joint venture or when the investment is classified as held for sale.

Investments in associates

An associate is an entity in which the Group has significant influence but not control or joint control. The Group accounts for investments in associates using the equity method of accounting as described above. Goodwill relating to an associate is included in the carrying amount of the investment and is not amortized.

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognizes the amount within ‘Share of associates’ result’ in the consolidated income statements.

The Group’s share of post-acquisition profit or loss is recognized in the consolidated income statements, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When the Group’s share of losses in an associate equals, or exceeds, its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses unless it has incurred legal or constructive obligations or made payments on behalf of the associate. In general, the financial statements of associates are prepared for the same reporting year as the parent company, using consistent accounting policies. If required, adjustments are made to align any dissimilar accounting policies that may exist. For details regarding the associates included in the consolidated financial statements see Note 38.

Profits and losses resulting from upstream and downstream transactions between the Group and an associate are recognized in the Group’s consolidated financial statements only to the extent of unrelated investors’ interests in the associate. Dilution gains and losses arising in investments in associates are recognized in the consolidated income statements.

The Group ceases to use the equity method of accounting on the date from which it no longer has significant influence over the associate, or when the interest becomes classified as an asset held for sale.

Significant accounting judgments and estimates

1	Changes in accounting estimates

In 2024 management has made three changes to the judgments and estimates applied for the financial year ended December 31, 2023 as described below:

i.	The alignment of the treatment of all orbital slot rights to be definite-life intangible assets

GEO orbital slot rights

Up until 2023, the Group’s accounting estimate concerning the appropriate useful economic life of GEO orbital slot rights has been that they will be of indefinite life unless there was something in the terms of the license to indicate that they could either not be renewed at the end of the term, or that such a renewal would not be at insignificant cost. Following this assumption, as at the end of 2023 the Group disclosed EUR 326 million of indefinite life orbital slot rights and EUR 107 million of definite-life rights.

The Company applied an indefinite life as it was expected that it would maintain operations at all the relevant GEO orbital locations and hence was consistent with the provision in paragraph 88 of IAS 38 below:

“An intangible asset shall be regarded by the entity as having an indefinite useful life when there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity.”

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The Company is now evolving in the direction of a multi-orbit provider of satellite services and hence is diverting a large part of its capital expenditure to non-GEO orbit satellite procurement. For that reason, the number of occupied operational GEO slots is likely to decline over time and management no longer believes that the level of certainty as to foreseeable future operations implied by paragraph 88 of IAS 38 is met.

For that reason, management has updated its estimate in this area such that all GEO orbital slot rights are now presented as definite-life assets. For those rights which were formerly presented as indefinite life assets, their residual carrying value will generally be amortized over the remaining life of the on-station satellite operating at that orbital position in accordance with the provisions of paragraph 90 of IAS 38. Where more than one satellite is collocated at one position then the latest end of depreciation life amongst those satellites is used. Where a replacement satellite for an orbital position has already been contracted, then the expected end of life of that replacement satellite is taken. Similarly, where the likelihood of procuring a replacement satellite is probable, then management calculates the end of life of that uncommitted replacement and applies it in computing the amortization life of the relevant orbital slight rights.

This change in accounting estimate for GEO orbital slot rights which came into effect on January 1, 2024, triggered an impairment test as at that date under the provisions of paragraph 10 of IAS 36. This test resulted in a net reversal of previous impairments of EUR 29 million. As there were no changes to the business plan since the impairment tests performed as at December 31, 2023, the net reversal was caused by the reduction in useful lives explained above (causing a reduction in cash flows taken into account in the valuation) which is more than offset by the impact of the disaggregation of regional cash-generating units used in the monitoring of GEO orbital slot rights explained below (see ii. below).

MEO orbital slot rights

Concerning MEO orbital rights, these had a brought forward carrying value of EUR nil as at December 31, 2024, reflecting an impairment charge of EUR 1,166 million recorded in 2023. Up until 2023 the Company had presented its MEO slot rights as indefinite life intangible assets, consistent with the approach taken for most of the GEO orbital slot rights. The Group continues to build out its MEO constellation as a key element of its commercial offering and strategic positioning with the latest generation of MEO satellites having entered service in April 2024 with the six initial mPOWER satellites. The upgraded second-generation constellation of seven mPOWER satellites is expected to be fully in service in 2027. These mPOWER satellites operate on an equatorial orbital plane using a combination of frequency filings which were assembled to facilitate operations on that plane.

The Company currently expects future MEO operations to operate on multiple orbital planes offering full ‘pole-to-pole’ coverage. This is the fleet configuration underpinning the Company’s proposal in the IRIS2 Concession Contract with the European Commission which was submitted in final form to the Commission in the third quarter of 2024 and which was incorporated in the final Concession Contract signed in December 2024. Given the above, management’s estimate for the useful economic life of current MEO orbital slot rights is that these should also be presented as definite-life intangible assets with a useful life anchored to the expected end of depreciation life of the upgraded second mPOWER constellation.

The overall impact of the change in accounting estimate for GEO and MEO orbital slot rights has been an increase of EUR 63 million in the amortization versus what would have been recorded using the previous estimate (see Note 16).

ii.	Disaggregation of regional cash-generating units used in the monitoring of GEO orbital slot rights

In recent years the Company has tested the carrying value of its orbital slot rights by grouping them into three regional groupings (Europe, North America and International). These regional groupings were based on the assumption of inter-operability of the Group’s services from different slots within the same region

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

and hence the view that these inflows did not meet the threshold for mutual independence required for separate cash generating units under IAS 38.

Reflecting the comments in point i above, it is likely that less investment in specifically GEO orbit satellites will occur – and hence the options for interoperability of regional GEO operations will decline. Furthermore, there were few examples in recent years where the provision of customer services was switched between different satellites in the same region. For these reasons, management believes that this interoperability premise – and resultant regional groupings of orbital slot rights for the impairment testing of orbital slot rights—should be revised. Whilst this switch of investment to non-GEO constellations has been a trend for some time, the significant additional investments in the new mPOWER satellites on mid-Earth orbit are very much reinforcing that trend. Hence management has elected with effect from January 1, 2024, to disaggregate those regional cash-generating units and instead look at the carrying value of our orbital slot rights on a slot-by-slot basis; combined as a cash-generating unit (‘CGU’) with the satellite(s) operating at that specific orbital position as described in section i above.

iii.	Grouping of regional cash-generating units used in the impairment testing of GEO goodwill

For the financial years from 2021 to 2023, management disaggregated the former single global GEO CGU into three regions (Europe, North America and International) to align it with the approach taken for the testing of orbital slot rights and to reflect the material regional cash inflows expected to be realized through the commercialization of the group’s portfolio of orbital slot rights; specifically in North America due to the C-band repurposing project in the U.S. following the adoption by the Federal Communications Commission of its Report and Order and Order of Proposed Modification to clear a 300 MHz band of C-band downlink spectrum between 3,700 and 4,000 MHz.

The Company completed the activities necessary to implement that repurposing in 2023 and received the final tranche of the C-Band Accelerated Relocation Payments in that year. No projects of similar materiality have currently been initiated and the specific organizational and reporting activities associated with that C-Band activity have been disbanded.

The combination of the above with the disaggregation of the regional CGUs for the impairment testing purposes of orbital slot rights, leads management to believe that the return to a single global GEO better reflects how the remaining goodwill is being monitored, and has hence reverted to this approach with effect from January 1, 2024.

There were no additional impairment reversal or charges resulting from this change in estimate.

2	Judgments

Other than the changes in accounting estimates mentioned above, in the process of applying the Group’s accounting policies, management has made the following judgments, apart from those involving estimations, which have the most significant effect on the amounts recognized in the financial statements.

i.	Taxation

The Group operates in numerous tax jurisdictions and management is required to assess tax issues and exposures across its entire operations and to accrue for potential liabilities based on its interpretation of country-specific tax law and best estimates. In conducting this review management assesses the magnitude of the issue and the likelihood, based on experience and specialist advice, as to whether it will result in a liability for the Group. If this is deemed to be the case, then a provision is recognized for the potential taxation charges. More details are given in Notes 9 and 28.

One significant area of management judgement is around transfer pricing. Whilst the Group employs dedicated members of staff to establish and maintain appropriate transfer pricing structures and documentation, judgement still needs to be applied, and hence potential tax exposures can be identified

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

in the different jurisdictions where the Group operates. The Group, as part of its overall assessment of liabilities for taxation, reviews in detail the transfer pricing structures in place and records provisions where this seems appropriate on a case-by-case basis.

ii.	The impact of changes in inflation and interest rates

The Group has considered the potential impact of changes in inflation and interest rates during the period on its financial statements particularly in its estimations of future cash flows and assumptions about financing costs.

The main effect observed in 2024 has been an increase in discount rates applied to USD flows used to reflect the time value of money and adjustments to cash flows to account for an increase in risk-free rates. The discount rates applied to EUR flows were unchanged as a decrease in corporate spreads offset an increase in the market-capitalization-based firm-specific risk premium. The main effect observed in 2023 has been a decrease in discount rates used to reflect the time value of money and adjustments to cash flows to account for the effect of general inflation principally impacting the valuation of assets. The main effect observed in 2022 has been an increase in discount rates used to reflect the time value of money and adjustments to cash flows to account for the effect of general inflation principally impacting the valuation of assets. Please refer to Note 16 (‘Intangible assets’) for further details.

iii.	Consolidation of entities in which the Group holds 50% or less

The Group consolidates a subsidiary where it has: power over the subsidiary; exposure, or rights, to variable returns from that subsidiary; and the ability to use its power over the subsidiary to affect the amount of the Group’s returns.

•	Al Maisan Satellite Communication LLC (trading as ‘Yahlive’)

Management has concluded that the Group controls Yahlive even though it holds a 35% economic interest in the company since it has the majority of the voting rights on Yahlive’s Board of Directors and there are no voting rights at the shareholder level which could affect SES’ control. SES has effective control over the relevant activities of Yahlive, such as budget approval, appointment and removal of the Chief Executive Officer and senior management team members as well as over the appointment or removal of the majority of the members of the Board of Directors. The entity is therefore consolidated with a 65% non-controlling interest (see Note 25).

•	LuxGovSat S.A. (‘LuxGovSat’)

SES and the Luxembourg government jointly incorporated LuxGovSat subscribing equally in the equity of the company. Management has concluded that the Group controls LuxGovSat since it has effective control over the relevant activities of the entity. Also, the Directors of the LuxGovSat appoint the senior management of the company and the Board is controlled by SES since, although both SES and the Luxembourg state have four directors each, SES appoints the Chairman who has a casting vote. It is therefore consolidated with a 50% non-controlling interest (see Note 25).

•	West Africa Platform Services Ltd, Ghana (‘WAPS’)

Management has concluded that the Group controls WAPS even though it holds a 49% economic interest in the company since it has the majority of the voting rights on the company’s board of directors and there are no voting rights at the shareholder level which could affect SES’ control. Through control over the selection of key management positions and oversight of the company’s day-to-day operations, the Company has the requisite powers to control and consolidate the company with a 51% non-controlling interest. Note that the Company disposed of its interest in WAPS during the fourth quarter of 2024.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

•	Luxembourg Space Sector Development SCSp

Management has concluded that the Group controls this entity since whilst SES and the Government of Luxembourg have equal voting rights in the fund’s Investor Committee, and hence jointly set the investment policy and approve investments, an SES affiliate, in its capacity as fund manager, oversees all day-to-day management and investment aspects of the fund and retains the decision-making power with regard to any decision not specifically attributed to the Investor Committee.

iv.	SES Space and Defense, Inc. (‘SES SD’—formerly SES Government Solutions, Inc.)

SES SD and its 100% subsidiary Global Enterprise Solutions Inc. acquired on August 1, 2022, are subject to specific governance rules and are managed through a Proxy Agreement agreed with the Defense Security Service (‘DSS’) department of the US Department of Defense (‘DOD’). The DSS is a governmental authority responsible for the protection of information deemed classified or sensitive with respect to the national security of the United States of America. A proxy agreement is an instrument intended to mitigate the risk of foreign ownership, control or influence when a foreign person acquires or merges with a US entity that has a facility security clearance. A proxy agreement conveys a foreign owner’s voting rights to proxy holders, comprising the proxy board. Proxy holders are cleared US citizens approved by the DSS.

The DSS requires that SES SD enter into a proxy agreement because it is indirectly owned by SES and SES SD has contracts with the DOD which contain classified information. The Proxy Agreement enables SES SD to participate in such contracts with the US Government despite being owned by a non-US corporation.

As a result of the Proxy Agreement, certain limitations are placed on the information which may be shared, and the interaction which may occur, between SES SD and other Group companies. The Proxy Holders, besides acting as directors of SES SD, are entitled to vote in the context of a trust relationship with SES on which basis their activity is performed in the interest of SES’s shareholders and of US national security.

SES’s assessment of the effective control over the relevant activities of SES SD encompassed the activities of operating and capital decision making, the appointment and remuneration of key management, and the exposure to the variability of financial returns based on the financial performance of SES SD.

Based on this assessment, SES concluded that, from an IFRS 10 perspective, SES has, and is able to exercise, power over the relevant activities of SES SD and has an exposure to variable returns from its involvement in SES SD—and therefore controls the entity.

3	Estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year(s), are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Group. Such changes are reflected in revisions to the assumptions when they occur.

i	Impairment testing for goodwill, definite-life intangible assets, and space segment assets including assets under construction

The Group performs impairment tests to determine whether goodwill, definite-life intangible assets (principally orbital slot rights), and space segment assets (including assets under construction) are

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

impaired. Impairment testing procedures are performed annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If any such indication exists, the Group determines an estimate of the recoverable amount, as the higher of: (1) the fair value less cost of disposal and, (2) its value-in-use, to determine whether the recoverable amount exceeds the carrying amount included in the consolidated financial statements. The annual impairment tests are performed as of December 31 each year. The recoverable amounts are determined based on a value-in-use calculation using the five-year business plans approved by the board of directors.

Establishing the value-in-use requires the Group to make an estimate of the expected future post-tax cash flows from the CGU and to choose a suitable post-tax discount rate and post-business plan growth rate to calculate the present value of those cash flows. For the Group’s slot-satellite CGUs, the estimation of the value-in-use also requires estimations of the future commercial revenues to be generated by each slot and the satellites located therein, particularly related to new markets or services, the impact of past in-orbit anomalies and their potential impact on the satellite’s ability to provide its expected commercial service, and the amount and timing of future capital expenditures to maintain those revenues, if required.

The calculations of value-in-use are most sensitive to:

a.	Movements in the underlying business plan assumptions

Business plans are drawn up annually and provide an assessment of the expected developments for a five-year period beyond the end of the year when the plan is drawn up. These business plans reflect both the most up-to-date assumptions concerning the CGU’s markets and business trends. For the provision of satellite capacity these will particularly consider the following factors:

•	revenue: based on expected developments in transponder fill rates, including the impact of replacement capacity, and customer pricing;

•

capital expenditure: any changes in the expected capital expenditure cycle, for example due to the technical degradation of a satellite or the need for replacement capacity; and any changes in satellite procurement, launch or cost assumptions, including launch schedules.

b.	Changes in discount rates

Discount rates reflect management’s estimate of the risks specific to each CGU. Management uses a post-tax weighted average cost of capital as discount rate for each CGU. This reflects market interest rates of twenty-year bonds in the market concerned, the capital structure of businesses in the Group’s business sector, and other factors, as necessary, applied specifically to the CGU concerned.

c.	Changes in growth rate assumptions

Growth rate assumptions used to extrapolate cash flows beyond the business plan period are based on commercial experience relating to the CGUs concerned and the expectations for developments in the markets which they serve.

ii	Recoverability of deferred tax assets

The Group recognizes deferred tax assets primarily in connection with the carry-forward of unused tax losses and tax credits. The Group reviews the tax position in the different jurisdictions in which it operates to assess the need to recognize such assets based mainly on projections of taxable profits to be generated in each of those jurisdictions. The carrying amount of each deferred tax asset is reviewed at each reporting date and reduced to the extent that current projections indicate that it is no longer probable that sufficient taxable profits will be available to enable all, or part, of the asset to be recovered.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

iii	Expected credit losses on trade receivables and unbilled accrued revenue

The Group estimates expected credit losses on trade receivables and unbilled accrued revenues using a provision matrix based on loss expectancy rates and forward-looking information. The Group records additional losses if circumstances or forward-looking information cause the Group to believe that an additional collectability risk exists which is not reflected in the loss expectancy rates (Note 22).

iv	Insurance claim in connection with first generation mPOWER satellites

In 2023, health issues emerged with the initial four mPower satellites, prompting SES to initiate insurance claims under its ‘Launch plus sixteen months’ insurance policies. The Company submitted Proof-of-Loss documentation to its insurers and negotiations with those companies were initiated in 2024 and will continue beyond the year-end. In the absence of formal acceptance of the claims by most of the external insurers, management is of the view that these claims qualify as contingent assets in the sense of IAS 37. Accordingly, income is only recognized when claims with individual insurers are agreed and settled.

v	Reimbursement of costs associated with C-band repurposing

As detailed in SES’s Transition Plan initially disclosed to the public in September 2021, SES’s strategy included the development of six satellites (four operational satellites and two spare satellites) to meet the deadlines for releasing the C-band spectrum. This strategy incurred significant expenditures, which are being substantially reimbursed by the Relocation Payment Clearinghouse (‘RPC or ‘Clearinghouse’—refer also to Note 36).

As of December 31, 2024, SES has received reimbursements totaling USD 1,314 million from the Clearinghouse. There remains an outstanding unpaid receivable of USD 91 million (EUR 87 million) as of December 31, 2024 (compared to EUR 350 million as of December 31, 2023) related to these reimbursements.

Management believes that this outstanding balance will be refunded based on the track record of past refunds, which indicate that the majority of SES’s claims have been approved and refunded. Ongoing discussions with the Clearinghouse suggest a mutual interest in expediting the remaining satellite reimbursements.

Business combinations

Business combinations are accounted for using the acquisition method. The consideration transferred for the acquisition of the subsidiary is measured as the aggregate of the:

•	fair value of the assets transferred;

•	fair value of liabilities incurred to the former owners of the acquired business;

•	fair value of equity interests issued by the Group;

•	fair value of any asset or liability resulting from a contingent consideration agreement; and

•	fair value of any pre-existing equity interest in the subsidiary.

For each business combination, SES measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed and included in other operating expenses.

When the Group acquires a business, it assesses the financial assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. Assets acquired, and liabilities assumed, are recognized at fair value.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The excess of the:

•	consideration transferred;

•	amount of any non-controlling interest in the acquired entity; and

•	acquisition-date fair value of any previous equity interest in the acquired entity;

over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in profit or loss as a bargain purchase.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. If the business combination is achieved in stages, the acquisition date carrying value of the Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss. Any contingent consideration to be transferred by SES will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset, or a liability, will be recognized in profit or loss.

Property, plant and equipment

Property, plant and equipment is initially recorded at historical cost, representing either the acquisition or manufacturing cost. Satellite cost includes the launcher and launch insurance. The impact of changes resulting from a revision of management’s estimate of the cost of property, plant and equipment is recognized in the consolidated income statements in the period concerned.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of the corresponding lease liability;

•	any payments made at or before the commencement date of the lease, less any lease incentives received;

•	any initial direct costs; and

•	restoration costs.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a term of twelve months or less. Low-value assets comprise IT-equipment and small items of office furniture. Costs for the repair and maintenance of these assets are recorded as an expense.

Property, plant and equipment is depreciated using the straight-line method, generally based on the following useful lives:

• Buildings	Up to 40 years
• Space segment assets	3 to 18 years
• Ground segment assets	3 to 15 years
• Other fixtures, fittings, tools and equipment	3 to 15 years
• Right-of-use assets	6 to 12 years

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on the derecognition of an asset is included in the consolidated income statements in the period the asset is derecognized. The residual values, remaining useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted where necessary.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

For reimbursable capitalized costs related to the procurement of satellites, launches, and upgraded ground facilities as part of the U.S. C-band repurposing project, the Group applies government grant accounting. The Group records credits to the recorded book values of the related asset when the costs have been incurred, and the Group has obtained reasonable assurance that the costs will be reimbursed and that it will comply with the requirements attached to the reimbursement. See additional information in Note 36.

Assets in the course of construction

This caption includes primarily satellites under construction. Costs directly attributable to the purchase of a satellite and bringing it to the condition and location to be used as intended by management, such as launch costs and other related expenses like ground equipment and borrowing costs, are capitalized as part of the cost of the asset.

The cost of satellite construction may include an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. SES is contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Therefore, SES accounts for these payments as deferred financing, capitalizing the present value of the payments as part of the cost of the satellites and recording a corresponding liability to the satellite manufacturers. An interest expense is recognized on the deferred financing and the liability is accreted based on the passage of time and reduced as the payments are made.

Once the asset is satellite enters operational service, the costs are transferred to assets in use and depreciation commences.

Borrowing costs

Borrowing costs directly attributable to the construction or production of a qualifying asset are capitalized during the construction period as part of the cost of the asset. All other borrowing costs are recognized as an expense in the period in which they are incurred.

Intangible assets

1	Goodwill

Goodwill is measured as described in the accounting policy for business combinations set out in Note 2.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For impairment testing, goodwill from the acquisition date is allocated to each of the Group’s CGUs that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units.

The carrying value of acquisition goodwill is not amortized, but rather is tested for impairment annually, or more frequently if required to establish whether the value is still recoverable. The recoverable amount is defined as the higher of: (1) fair value less costs to sell and, (2) value-in-use. Impairment expenses are recorded in the consolidated income statements. Impairment losses relating to goodwill cannot be reversed in future periods.

The Group estimates value-in-use based on the estimated discounted cash flows to be generated by a CGU, generally using the five-year business plans approved by the Board of Directors. Beyond a five-year period, cash flows are usually estimated on the basis of stable rates of growth or decline, although longer periods may be considered where relevant to accurately calculate the value-in-use.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, then the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on its disposal. Goodwill disposed of in this situation is measured based on the relative values of the operation disposed of and the portion of the CGU unit retained.

2	Other intangibles

i	Orbital slot rights

Other intangibles consist mainly of rights of usage of orbital frequencies. The Group is authorized by governments to operate satellites at certain orbital locations. Governments acquire rights to these orbital locations through filings made with the International Telecommunication Union (‘ITU’), a sub-organization of the United Nations. The Group will continue to have rights to operate at its orbital locations so long as it maintains its authorizations to do so. The straight-line amortization lives applied from January 2024 range from 1 to 21 years.

As noted above, beginning in 2024 the Company treats all orbital slot rights as definite-life assets which are amortized over the depreciation lives of the corresponding on-station satellites or their expected successor spacecraft where relevant. Orbital rights acquired for a non-cash consideration are initially measured at the fair value of the consideration given.

ii	Customer relationships

Customer relationships relate to customer contracts acquired as part of a business combination. They are recognized at their fair value at the date of acquisition, based on internal analysis or more commonly through a third-party valuation at the time of the business combination, and are subsequently amortized on a straight-line based over the expected useful economic life of the asset. The current customer relationship asset is being amortized on a straight-line basis over a 15-year period.

iii	Software and development costs

Costs associated with maintaining computer software are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads. Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Software development costs recognized as assets are amortized over their estimated useful life, not exceeding seven years.

Impairment of other intangible assets, property, plant & equipment and assets in the course of construction

The Group assesses at each reporting date whether there is an indication that the carrying amount of the assets may not be recoverable. If such an indication exists then the recoverable amount of the asset or CGU

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

is reviewed to determine the amount of the impairment, if any. Assets other than goodwill that suffered an impairment in previous periods are reviewed for possible reversal of the impairment at the end of each reporting period.

Impairments can arise from complete or partial failure of a satellite as well as other changes in expected discounted future cash flows. Such impairment tests are based on a recoverable value determined using estimated future cash flows and an appropriate discount rate. The estimated cash flows are based on the most recent business plans. If an impairment is identified, the carrying value will be written down to its recoverable amount.

Other financial assets

The Group classifies its financial assets in the following measurement categories:

•	those to be measured subsequently at fair value through profit or loss; and

•	those to be measured at amortized cost.

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not remeasured to fair value through the consolidated income statements, transaction costs directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value and revalued through the consolidated income statements are expensed in the period when they were incurred. All regular purchases and sales of financial assets are recognized on the date that the Group is committed to the purchase or sale of the asset.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

Equity investments

Unless SES has significant influence, the Group measures all equity investments at fair value. Changes in the fair value of financial assets are recognized in the consolidated income statements.

Deferred customer contract costs

Deferred customer contract costs relate to expenses incurred to fulfil customer contracts, which are directly related to those contracts. Deferred customer contract costs are expensed on a straight-line basis over the term of the contracts, consistent with the pattern of recognition of the associated revenue.

Inventories

Inventories primarily consist of equipment held for re-sale, work-in-progress, related accessories and network equipment spares and are stated at the lower of cost and net realizable value, with cost determined on a weighted average-cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Obsolescence provisions are recorded on a category-by-category basis for ground equipment as required based on management’s review of inventory turnover and aging and business projections concerning future customer requirements.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Trade receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. For impairment of trade receivables, the Group estimates expected lifetime credit losses that would typically be carried for each receivable based on the credit risk class upon the initial recognition of the receivables. Expected lifetime credit losses are estimated based on historical financial information as well as forward-looking data. Additional provisions are recognized when specific circumstances or forward-looking information led the Group to believe that additional collectability risk exists with respect to customers that are not adequately reflected in loss expectancy rates. The Group writes off trade receivables when it has no reasonable expectation of recovery. The Group evaluates the credit risk of its customers on an ongoing basis.

Trade and other payables

Trade and other payables are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.

Prepayments

Prepayments represent expenditures paid during the financial year but relating to a subsequent financial year. The prepaid expenses comprise mainly insurance, rental of third-party satellite capacity, advertising expenses as well as loan origination costs related to loan facilities which have not been drawn.

Treasury shares

Treasury shares are mostly acquired by the Group in connection with share-based compensation plans and are presented as a set off to equity in the consolidated statements of financial position. Gains and losses on the purchase, sale, issue or cancelation of treasury shares are not recognized in the consolidated income statements, but rather in the equity.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, deposits and short-term, highly liquid investments readily convertible to known amounts of cash and subject to insignificant risk of changes in value. Cash on hand and in banks and short-term deposits which are held to maturity are carried at amortized cost.

Revenue recognition

Revenues are generated predominantly from customer service agreements for the provision of satellite capacity over contractually agreed periods, including short-term occasional use capacity, with the associated uplinking and downlinking services as appropriate. Other revenue-generating activities mainly include sale of customer equipment; platform services; subscription revenue; income received in connection with satellite interim missions; installation and other engineering services and proceeds from the sale of transponders if the revenue recognition criteria for the transaction are met.

Revenue is measured based on the consideration to which the Group expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognizes revenue as and when control of a good or service is transferred to a customer.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Contract modifications are accounted for either as a separate contract or as part of the existing contract, depending on the nature of the modification. The Group accounts for a modification as a separate contract if:

•	the scope of the contract increases because of the addition of distinct goods or services, and

•	the price of the contract increases by an amount of consideration that reflects the stand-alone selling prices of the additional goods or services.

A modification that does not meet the above criteria to be accounted for as a separate contract is accounted for as an adjustment to the existing contract, either prospectively or through a cumulative catch-up adjustment. The determination depends on whether the remaining goods or services to be provided to the customer under the modified contract are distinct from those already provided, in which case the modification results in a prospective adjustment to revenue recognition.

For contracts in which the Group sells multiple goods and services, the Group evaluates at contract inception whether the goods and services represent separate performance obligations. The Group offers contracts for the provision of satellite capacity services, sale of equipment and a bundle of satellite capacity services, equipment, and services such as service-type warranties. Revenue is recognized separately for capacity, equipment, and services such as service-type warranties as the goods and services are separately identifiable, and the customer can benefit from the goods or services on their own or with other readily available resources. When they represent separate performance obligations, the Group allocates consideration to the goods and services based on relative standalone selling prices using either an expected cost plus a margin approach or an adjusted market assessment approach. When they do not represent separate performance obligations, the Group records revenue related to the single performance obligation over the contract period.

Where a contract contains elements of variable consideration, the Group estimates the amount of variable consideration to which it will be entitled under the contract. Variable consideration can arise, for example, as a result of variable prices, incentives or other similar items. Variable consideration is only included in the transaction price if, and to the extent that, it is highly probable that its inclusion will not result in a significant revenue reversal in the future when the uncertainty has been subsequently resolved.

The Group occasionally receives non-cash consideration as part of a revenue transaction. The Group measures non-cash consideration at fair value unless it is unable to reasonably estimate fair value, in which case the Group measures the consideration indirectly based on the standalone selling price of the goods or services promised to the customer.

Revenue from provision of satellite capacity, communications infrastructure services, and related services

For the Group’s contracts to provide satellite capacity, communications infrastructure services, and related services, the Group makes the services available to customers in a series of time periods that are distinct and have the same pattern of transfer to the customer. The increments of time can vary from hours to months. This applies whether we provide the satellite capacity services for a contract using a single transponder or multiple transponders, or for a contract using a single beam or multiple beams on one or several satellites. The distinct units of volume of satellite capacity for each contract are substantially the same and have the same pattern of transfer to the customer and therefore are treated as a single performance obligation. Revenue from customers under service agreements for these services is generally recognized on a straight-line basis over the duration of the respective contracts, including any free-of-charge periods. Using a straight-line measure of progress most faithfully depicts the Group’s performance because the Group makes available a consistent level of capacity over each distinct time period. For certain performance obligations, we use a cost-based input method to recognize revenue if we determine that a basis reflecting the costs incurred to date relative to the total costs expected to be incurred better reflects the pattern of transfer of

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

control of the services to the customer. Revenue will cease to be recognized if there is an indication of a significant deterioration in a customer’s ability to pay for the remaining goods or services.

Revenue from the sale of equipment

SES equipment may be sold either on a standalone basis for which one contract includes only a sale of equipment or as part of a bundle for which one contract includes the sale of capacity, equipment, and lifecycle services.

When equipment is sold on a standalone basis, the Group recognizes revenue for the sale of equipment at a point in time when it transfers control of the equipment to the customer, which is typically when the Group transfers title, physical possession, and the significant risks and rewards of the equipment to the customer. The Group’s equipment contracts do not typically contain a right of return.

When equipment is sold on a bundle basis together with other services, the Group determines the level of customization of the equipment being sold. Our customers typically may use the equipment we sell interchangeably with satellite capacity provided by the Group or other satellite operators and do not require significant integration, customization, or modification services. Such equipment is treated as a separate performance obligation from the bundle and is recognized in the same manner as equipment sold on a standalone basis as described above.

The Group may offer warranties on equipment. Our warranties that are separately priced or offered as extended warranties lasting more than one year provide a service beyond ensuring the goods will function as expected and are considered service-type warranties. The Group treats service-type warranties as separate performance obligations and recognizes revenue on a straight-line basis over the duration of the warranty period. Using a straight-line measure of progress most faithfully depicts the Group’s performance due to the nature of the Group’s stand ready obligation during the warranty period. The Group also offers standard warranties with contract durations which are typically one year, require us to repair or replace a delivered good if it does not function as expected, and represent assurance-type warranties. Standard warranties do not represent performance obligations separate from the related equipment, and revenue related to standard warranties is recognized at the same time as the related equipment.

Subscription revenue

The subscription revenue related to HD Plus services is recorded on a linear basis over the term of the subscription agreement.

Revenue generated by engineering services

For engineering services, the Group recognizes revenue over time on a basis reflecting the costs incurred to date relative to the total costs expected to be incurred since this best reflects the pattern of transfer of control of the services to the customer.

Lease income

Lease income from operating leases where the Group is lessor is recognized on a straight-line basis over the lease term. The respective right-of-use assets are included in the consolidated statements of financial position together with other assets of the same category.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

C-band repurposing income

Income from successfully meeting the separate Phase 1 and Phase 2 C-band Accelerated Relocation Payment deadlines was recognized when the Group had successfully completed Phase 1 and Phase 2 Accelerated Relocations, respectively, and had received validation of the respective relocation certification from the U.S. Federal Communications Commission’s (“FCC”) Wireless Telecommunications Bureau.

Income arising from settlements from the Clearinghouse are recognized when the expenses have been incurred, and the Group has obtained reasonable assurance that the costs will be reimbursed and that it will comply with the requirements attached to the reimbursement. The Group believes it obtains such reasonable assurance either when the RPC specifically validates the costs as being reimbursable, or where the costs fall within applicable cost ranges published by the Clearinghouse in its cost catalogue. More details are given in Note 36.

Other income

Other income arising from settlements under insurance claims and decreases in provisions for in-orbit incentives are recognized when they are virtually certain of being realized. Other income is presented as part of revenue due to its relative insignificance.

Contract assets and contract liabilities

Assets and liabilities related to contracts with customers include trade receivables, unbilled accrued revenue, deferred customer contract costs, and deferred income.

Customer payments received in advance of the provision of service are recorded as contract liabilities and presented as ‘Deferred income’ in the consolidated statements of financial position. For significant advance payments, interest is accrued on the amount received at the effective interest rate at the time of receipt. The Group’s contracts at times contain prepayment terms that range from one month to one year in advance of providing the service. Since the period of time between when the Group transfers a promised good or service to a customer and when the customer pays for that good or service is one year or less, the Group does not make an adjustment to the transaction price for the effects of a significant financing component.

The unbilled portion of recognized revenues is recorded as a contract asset and presented as ‘unbilled accrued revenue’ within ‘Trade and other receivables’, allocated between current and non-current as appropriate.

Customer payments are generally due in advance or by the end of the month of capacity service.

Dividends

The Company declares dividends after the consolidated financial statements for the year have been approved. Accordingly, dividends are recorded in the subsequent year’s consolidated financial statements.

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount can be reliably estimated. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated income statements over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as origination costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs.

Current taxes

Current tax assets and liabilities for current and prior periods are measured at the amount expected to be recovered from, or paid to, the tax authorities. The tax rates and laws used to compute these amounts are those enacted, or substantively enacted, at the reporting date.

Deferred taxes

Deferred tax is determined using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•

where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries where the timing of the reversal of the temporary differences can be controlled, and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses can be utilized except:

•

where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates and tax laws which have been enacted, or substantively enacted, at the reporting date.

Deferred taxes are classified according to the classification of the underlying temporary difference either as income or as an expense included in profit or loss, or in other comprehensive income or directly in equity.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in profit or loss.

Deferred tax assets and liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Translation of foreign currencies

The consolidated financial statements are presented in euro (EUR), which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency.

Transactions in foreign currencies are initially recorded in the entity’s functional currency at the exchange rate prevailing at the date of the transaction. The cost of non-monetary assets is translated at the rate applicable at the date of the transaction. All other assets and liabilities are translated at closing rates of the period. During the year, expenses and income expressed in foreign currencies are recorded at exchange rates which approximate the rate prevailing on the date they occur or accrue. All exchange differences resulting from the application of these principles are included in the consolidated income statements.

The Group considers that monetary long-term receivables or loans with a subsidiary that is a foreign operation for which settlement is neither planned nor likely to occur in the foreseeable future is, in substance, a part of the entity’s net investment in that foreign operation. The related foreign exchange differences and income tax effect of the foreign exchange differences are included in the foreign currency translation reserve within equity. On disposal of a foreign operation, the deferred cumulative amount recognized in equity relating to that foreign operation is reclassified to the consolidated income statements.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

The assets and liabilities of consolidated foreign operations are translated into euro at the year-end exchange rates, while the income and expense items of these foreign operations are translated at the average exchange rate of the year. The related foreign exchange differences are included in the foreign currency translation reserve within equity. On disposal of a foreign operation, the deferred cumulative amount recognized in equity relating to that foreign operation is reclassified to the consolidated income statements as part of the gain or loss on disposal.

The US dollar exchange rates used by the Group during the year were as follows:

	Average rate for 2024	Closing rate for 2024	Average rate for 2023	Closing rate for 2023	Average rate for 2022	Closing rate for 2022
USD	1.0863	1.0389	1.0797	1.1050	1.0555	1.0666

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Basic earnings per share

The Company’s capital structure consists of Class A and Class B shares, entitled to the payment of annual dividends as approved by the shareholders at their annual meetings. Holders of Class B shares participate in earnings and are entitled to 40% of the dividends payable per Class A share. Basic earnings per share is calculated by dividing the net profit attributable to ordinary shareholders, adjusted by deducting the assumed coupon, net of tax, on the perpetual bonds, by the weighted average number of common shares outstanding during the period as adjusted to reflect the economic rights of each class of shares.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to reflect the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

Hedge of a net investment in a foreign operation

Changes in the fair value of a derivative or non-derivative instrument that is designated as a hedge of a net investment are recorded in the foreign currency translation reserve within equity to the extent that it is deemed to be an effective hedge. The ineffective portion is recognized in the consolidated income statements as a financial income or expense.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, the hedge no longer qualifies for hedge accounting, or the Group revokes the designation. At that point in time, any cumulative gain or loss on the hedging instrument recognized in equity is kept in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognized in equity is transferred to net profit or loss for the period.

The Group formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes allocating all derivatives that are designated as net investment hedges to specific assets and liabilities in the consolidated statements of financial position. The Group also formally assesses both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If it is determined that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, the Group will discontinue hedge accounting prospectively. The ineffective portion of hedge is recognized in profit or loss.

Derecognition of financial assets and liabilities

1	Financial assets

A financial asset is derecognized where:

•	the right to receive cash flows from the asset has expired;

•	the Group retains the right to receive cash flows from the asset but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement;

•	the Group has transferred its rights to receive cash flows from the asset and either;

•	has transferred substantially all the risks and rewards of the asset; or

•	has neither transferred nor retained substantially all the risks and rewards of the asset but has transferred control of that asset.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

2	Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, canceled or expired. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amount is recognized in profit or loss.

Offsetting financial instruments

Financial assets and liabilities are offset, and the net amount reported in the consolidated statements of financial position, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the Company or the counterparty.

Accounting for pension obligations

The Company and certain subsidiaries operate defined contribution pension plans.

A defined contribution plan is a pension plan under which the Group pays fixed contributions to a third-party financial institution. The Group has no legal or constructive obligation to pay further contributions if the financial institution’s pension fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

The Group has no significant defined benefit pension plans.

Share-based payments

1	Equity-settled share-based compensation plans

Employees (including senior executives) of the Group receive remuneration in the form of share-based compensation transactions, whereby employees render services as consideration for equity instruments (‘equity-settled transactions’). The cost of equity-settled transactions is measured by reference to the fair value at the date on which they are granted. The fair value is determined by an external valuer using a binomial model for the Stock Appreciation Rights Plan (‘STAR Plan’) and Equity Based Compensation Plan comprising options (‘EBCP Option Plan’). The fair value of EBCP RS is estimated at the date of the grant by restating discounted dividends from share price and taking into account the terms and conditions upon which the shares were granted. The fair value of EBCP PS is estimated at the date of the grant using a Monte-Carlo simulation model and taking into account the terms and conditions upon which the shares were granted. Further details are given in Note 26. In valuing equity-settled transactions, no account is taken of any non-market performance conditions, the valuation being linked only to the price of the Company’s shares, if applicable.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

relevant employees become fully entitled to the award (the vesting date). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The consolidated income statements charge or credit for a period represents the movement in the cumulative expense recognized as at the beginning and end of that period. No expense is recognized for awards that do not ultimately vest.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share (see Note 12).

2	Cash-settled share-based compensation plans

A liability is recognized for the fair value of cash-settled transactions. The fair value is measured initially at each reporting date up to and including the settlement date, with changes in fair value recognized in employee benefits expense. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. Further details are given in Note 26.

Deeply Subordinated Fixed Rate Resettable Securities

The Deeply Subordinated Fixed Rate Securities (“Perpetual Bond”) issued by the Company are classified as equity when the Company has no contractual obligation to redeem the securities, and coupon payments may be deferred under certain circumstances (more details are given in Note 24) and recorded at fair value at inception. Subsequent changes in fair value are not recognized in equity. Coupon accruals are considered in the determination of earnings for calculating earnings per share (see Note 12).

Subsequent changes in fair value are not recognized in the financial statements. The Perpetual Bonds are presented as borrowings from the point at which the Group issues a Notice of Redemption to bondholders (see Notes 24 and 27).

Deeply Subordinated Fixed Rate Securities issued by the Company, such as the Hybrid Bond (see Note 27) are classified as borrowings at inception when the Company has a contractual obligation to redeem the securities and make coupon payments.

Leases

The determination as to whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date, primarily whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the Group as lessee has both the right to direct the identified asset’s use and to obtain substantially all the economic benefits from that use.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•	variable lease payments that are based on an index or a rate;

•	amounts expected to be payable by the lessee under residual value guarantees;

•	the exercise price of a purchase option if the lessee is reasonably certain to exercise that option; and

•	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Group’s incremental borrowing rate. At the commencement of a lease the Group recognizes a lease asset and a lease liability. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. Lease payments are apportioned between the finance charges and reduction of the lease liability to achieve a constant rate of interest on the remaining balance of the liability. Finance costs are charged directly to expense.

In its accounting policies the Group applies the following practical expedients:

•	using a single discount rate for a portfolio of leases with similar characteristics; and

•	not accounting for leases ending within 12 months of the date of the initial application for low value assets.

Note 3—Business combinations

Acquisition of DRS Global Enterprise Solutions, Inc. (‘GES’)

On March 22, 2022, SES announced its intention to acquire all the issued and outstanding share capital of GES, a US-based subsidiary of Leonardo DRS Inc. for USD 450 million via its subsidiary SES Space & Defense Inc. (‘SES SD’—formerly SES Government Solutions, Inc.). The transaction closed on August 1, 2022.

SES SD provides multi-orbit, multi-band managed satellite communication services to the US Department of Defense and other governmental agencies, operating in a similar arena to the larger GES business. The combination of the two units, with their established relationships with key governmental customers positions the extended SES SD, and the wider SES Group, as a provider of scalable solutions serving the multi-orbit satellite communications needs of the US Government and supporting missions anywhere on land, at sea, or in the air.

Details of the purchase consideration, net assets acquired, and goodwill arising are as follows:

Purchase consideration
€ million
Cash paid	435

Total consideration	435

The fair values of the assets and liabilities recognized as a result of the acquisition are as follows:

Property, plant and equipment (Notes 14, 15)	12
Intangible asset: Customer relationships (Note 16)	292
Current assets	29
Non-current assets	2
Deferred tax liabilities (Note 10)	(65)
Current liabilities	(26)
Deferred income	(10)

Net identifiable assets acquired	234

Add: Goodwill* (Note 16)	201

Net assets acquired	435

*	Non-deductible for tax purpose.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Goodwill mostly represents expected synergies resulting reduction of costs by combining the operations of GES with those of other SES companies, particularly SES Space & Defense, Inc., including the opportunity to migrate some of the GES services on to the Group’s own satellite fleet. Fair value is estimated by management using a multi-period excess earnings method for customer relationships. Management’s cash flow projections for the intangible assets acquired included significant judgments and assumptions relating to revenue growth rates, discount rates, and customer attrition rates for customer relationships.

The fair value of the acquired trade and other receivables and prepayments with aggregated gross contractual amount of EUR 24 million was assumed to equal their book value.

The best estimate at the acquisition date of the contractual cash flows not expected to be collected was EUR 1 million.

Purchase consideration—cash outflow
€ million	EUR
Cash paid	435
Less
Balance acquired: Cash and cash equivalents	—

Net outflow of cash – investing activities	435

Transaction-related costs of EUR 3 million were recognized directly in other operating expenses. The amounts of post-acquisition GES revenue and net loss included in the consolidated income statements were EUR 95 million and EUR 3 million respectively.

The Group’s 2022 revenue and loss for the year if the acquisition had taken effect on January 1, 2022 would have been EUR 2,045 million and EUR 34 million respectively, instead of SES Group reported revenue and loss for the year of EUR 1,944 million and EUR 5 million respectively.

Note 4—Revenue from contracts with customers

The Group does business in one operating segment, namely the provision of satellite-based data transmission capacity, and ancillary services, to customers around the world.

The Senior Leadership Team (‘SLT’), which is the chief operating decision-making committee in the Group’s corporate governance structure, reviews the Group’s financial reporting and generates those proposals for the allocation of the Group’s resources which are submitted for validation to the Board of Directors. The main sources of financial information used by the SLT in assessing the Group’s performance and allocating resources are:

•	analyzes of the Group’s revenues from its business units SES Video and SES Networks (comprising the sales verticals Fixed Data, Mobility and Government);

•	cost and overall Group profitability development;

•	internal and external analyzes of expected future developments in the markets into which capacity is being delivered and of the commercial landscape applying to those markets.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Revenue by business unit

As reported, the revenue allocated to the relevant business units developed as follows:

€ million	2024	2023	Change Favorable + /- Adverse
SES Video	914	967	-5.5%
SES Networks	1,085	1,062	2.2%
Sub-total	1,999	2,029	-1.5%
Other [1]	2	1	n/m

Total	2,001	2,030	-1.4%

n/m = not meaningful (a variance of more than 100% or less than -100%)

€ million	2023	2022	Change Favorable + /- Adverse
SES Video	967	1,020	-5.2%
SES Networks	1,062	923	15.1%
Sub-total	2,029	1,943	4.4%
Other [1]	1	1	n/m

Total	2,030	1,944	4.4%

n/m = not meaningful (a variance of more than 100% or less than -100%)

€ million	2022	2021	Change Favorable + /- Adverse
SES Video	1,020	1,046	-2.5%
SES Networks	923	735	25.6%
Sub-total	1,943	1,781	9.1%
Other [1]	1	1	n/m

Total	1,944	1,782	9.1%

n/m = not meaningful (a variance of more than 100% or less than -100%)

[1]	Other includes revenue not directly applicable to SES Video or SES Networks

Revenue by category

The Group’s revenue analysis from the point of view of category and timing can be found below:

2024 € million	Revenue recognized at a point in time	Revenue recognized over time	Total
Revenue from contracts with customers	74	1,878	1,952
Lease income	—	49	49

Total	74	1,927	2,001

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

2023 € million	Revenue recognized at a point in time	Revenue recognized over time	Total
Revenue from contracts with customers	59	1,949	2,008
Lease income	—	22	22

Total	59	1,971	2,030

2022 € million	Revenue recognized at a point in time	Revenue recognized over time	Total
Revenue from contracts with customers	49	1,889	1,938
Lease income	—	6	6

Total	49	1,895	1,944

Revenue from contracts with customers recognized at a point in time is mainly related to sales of equipment and amounts to EUR 74 million in 2024 (2023: EUR 59 million, 2022: EUR 49 million).

Remaining performance obligations

Our remaining performance obligations, which the Group refers to as revenue “backlog”, represent our expected future revenues under existing customer contracts and include both cancelable and non-cancelable contracts. The backlog was EUR 4.8 billion as of December 31, 2024 (2023: EUR 5.2 billion, 2022: EUR 5.9 billion), EUR 3.7 billion (2023: EUR 4.3 billion, 2022: EUR 4.8 billion) of which related to ‘protected’ (that is, non-cancelable) backlog and EUR 1.1 billion (2023: EUR 911 million, 2022: EUR 1.1 billion) of which related to ‘unprotected’ (cancelable) backlog. Approximately 30% of the backlog is expected to be recognized as revenue in 2025, approximately 24% in 2026, and approximately 19% in 2027, with the remaining thereafter.

Protected backlog includes non-cancelable contracts and cancelable contracts with substantive termination fees. For contracts with termination options that do not have substantive termination fees, protected backlog also includes contract periods up to the first optional termination date. Unprotected backlog includes revenue from contracts that are cancelable and not subject to substantive termination fees.

Revenue by country

The Group’s revenue from external customers analyzed by country using the customer’s billing address is as follows:

€ million	2024	2023	2022
Luxembourg (SES country of domicile)	79	49	49
United States of America	713	759	660
Germany	321	329	345
United Kingdom	203	214	227
France	74	78	81
Others – Europe	205	205	193
Others	406	396	389

Total	2,001	2,030	1,944

No single customer accounted for 10%, or more, of total revenue in 2024, or 2023, or 2022.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 5—Operating expenses

The operating expense categories disclosed include the following types of expenditure:

1

Cost of sales, which excludes staff costs and depreciation, represents expenditures which generally vary directly with revenue. They are incurred in delivering services to customers and include a variety of expenses such as rental of third-party satellite capacity, third-party teleports, connectivity, equipment and equipment rental, customer support costs such as hosting, monitoring, implementation, engineering work. Other cost of sales detailed below mainly include commissions, as well as an amount of EUR 1 million (2023: EUR 2 million ,2022: EUR 3 million) for C-band repurposing related expenses (Note 36).

€ million	2024	2023		2022
Rental of third-party satellite capacity	(157)	(140	)**	(94)
Customer support costs	(238)	(236	)**	(199	)*
Other cost of sales	(66)	(68)		(67	)*

Total cost of sales	(461)	(444)		(360)

*

2023 Customer support costs have been changed in order to include indirect customer related expenses, reclassified from Other cost of sales. An amount of EUR 90 million in 2022 has been reclassified from “Other cost of sales” to “Customer support costs”

**

Costs of EUR 7 million in 2024, EUR 8 million in 2023 and EUR 9 million in 2022 associated with satellite telemetry, tracking and control services which were previously included under ‘Other operating expenses,’ are now reported as part of ‘Cost of Sales’ to be consistent with the current year presentation and better aligned with the nature of the expenses.

2

Staff costs of EUR 402 million (2023: EUR 409 million, 2022: EUR 330 million) include gross salaries and employer’s social security payments, payments into pension schemes for employees, charges arising under share-based payment schemes, as well as staff-related restructuring charges of EUR 54 million (2023: EUR 27 million, 2022: EUR 9 million) and C-band repurposing related expenses of EUR 0 million (2023: EUR 29 million, 2022: EUR 12 million). At the year-end the total full-time equivalent number of members of staff was 2,118 (2023: 2,294, 2022: 2,298).

3

Other operating expenses of EUR 236 million (2023: EUR 244 million, 2022: EUR 196 million) are, by their nature, less variable with revenue and include office-related and technical facility costs, in-orbit insurance, marketing, general and administrative expenditure, consulting charges, travel-related expenditure and movements in debtor provisions.

Other operating expenses also include an amount of EUR 9 million (2023: nil, 2022: nil) of restructuring charges in connection with the Group’s ongoing optimization program, EUR 4 million (2023: EUR 16 million, 2022: EUR 15 million) of C-band repurposing expenses (Note 36), EUR 55 million (2023: EUR 9 million, 2022: EUR 3 million) of costs associated with the development and / or implementation of merger and acquisition activities, and EUR 3 million for one-off infrastructure costs (2023: EUR 9 million for specific business taxes of a non-recurring nature, 2022: EUR 5 million regulatory charges of arising outside ongoing operations).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 6—Audit and assurance services fees

For 2024, 2023 and 2022 the Group recorded charges, billed and accrued, from its independent auditors, and affiliated companies thereof, as set out below:

€ million	2024	2023	2022
Audit services[1]	11.3	2.4	2.3
All other services	0.3	0.1	0.1

Total audit and other services fees	11.6	2.5	2.4

1

Includes one-time fees in connection with the Company’s registration process as a Foreign Private Issuer with the Securities and Exchange Commission, including re-audit fees for 2022 and 2023 in accordance with Public Company Accounting Oversight Board (‘PCAOB’) audit requirements, and extended PCAOB audit procedures for the year-ended December 31, 2024.

Note 7—Finance income and costs

€ million	2024	2023	2022
Finance income
Interest income[1]	127	51	6
Finance lease income	5	—	—
Net foreign exchange gains[2]	4	13	45

Total	136	64	51

Finance costs
Interest expense on borrowings (excluding amounts capitalized)	(104)	(86)	(102)
Other finance costs	(25)	(17)	(19)
Amortization of loan origination costs	(10)	(3)	(3)

Total	(139)	(106)	(124)

1	Interest income on term deposits and money market funds: increase in 2024 and 2023 reflects C-Band Accelerated Relocation Proceeds received (see Note 36)
2	Net foreign exchange gains are mostly related to revaluation of bank accounts, deposits and other monetary items denominated in US dollars.

Note 8—Other non-operating income / expenses

€ million	2024	2023	2022
Other non-operating income
Income from structured financing	17	—	—
Fair value increases on financial assets[1]	5	—	—

Total	22	—	—

Other non-operating expenses
Fair value losses on other financial assets[1]	(1)	—	(15)
Total	(1)	—	(15)

1	Represents fair value increases/ losses on assets included as part of ‘Other financial assets’ in the consolidated statements of financial position and required to be measured at fair value

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 9—Income taxes

Taxes on income comprise the taxes paid or owed in the individual countries, as well as deferred taxes. Current and deferred taxes can be analyzed as follows:

€ million	2024	2023	2022
Current income tax
Current income tax charge on result of the year	(55)	(567)	(65)
Adjustments in respect of prior periods	(6)	6	6
Foreign withholding taxes	(9)	(8)	(5)

Total current income tax	(70)	(569)	(64)
Deferred income tax
Relating to origination and reversal of temporary differences	37	249	121
Relating to tax losses carried forward	—	340	(31)
Changes in tax rate	(21)	(1)	3
Adjustment of prior years	(1)	(195)	(116)

Total deferred income tax	15	393	(23)
Income tax expense per consolidated income statements	(55)	(176)	(87)
Consolidated statements of changes in shareholders’ equity
Current and Deferred Income tax related to items (charged) or credited directly in equity
Post-employment benefit obligation	1	—	(1)
Impact of currency translation	(12)	11	(31)
Net investment hedge—current tax	4	(6)	24
Tax impact of the treasury shares impairment recorded in the stand-alone financial statements	20	—	2
Tax impact on Perpetual Bond	6	14	14

Current and deferred income taxes reported in equity	19	19	8

A reconciliation between the income tax benefit / (expense) and the profit before tax of the Group multiplied by a theoretical tax rate of 27.19% (2023: 27.19%, 2022: 27.19%) which corresponds to the Luxembourg domestic tax rate for the year ended December 31, 2024, December 31, 2023 and for the year ended December 31, 2022 is as follows:

€ million	2024	2023	2022
Profit / (loss) before tax	82	(728)	52
Multiplied by theoretical tax rate	(22)	198	(14)
Effect of different foreign tax rates	8	(8)	(4)
Tax Exempt Income	5	—	—
Non-deductible expenditures	(6)	(2)	8
Taxes related to prior years	(7)	6	3
Effect of changes in tax rate	(21)	—	—
Other changes in group tax provision not included in separate lines	—	(3)	(10)
Impairment on investments in subsidiaries and other assets	7	(167)	—
Impact of deferred taxes	(8)	(193)	(28)
Foreign withholding taxes	(9)	(8)	(5)
Translation impact on investments in subsidiaries	—	—	(33)
Other	(2)	1	(4)

Income tax reported in the consolidated income statements	(55)	(176)	(87)

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Effect of changes in tax rate

During 2024, as a result of the change in the Luxembourg corporate income tax rate from 27.19% to 26.12% effective as of January 1, 2025, the relevant deferred tax assets and liabilities balances as of December 31, 2024 have been re-measured. The total impact of re-measurement was an income tax expense of EUR 21 million.

Foreign withholding tax

The foreign withholding tax of EUR 9 million for the year ended December 31, 2024 (2023: EUR 8 million, 2022: EUR 5 million) includes EUR 4 million of Indian withholding tax retained by customers and paid to the Indian tax authorities (2023: EUR 4 million, 2022: EUR 2 million). A final decision on Indian withholding taxes is still pending at the level of the Supreme Court. The remaining EUR 5 million (2023: EUR 4 million, 2022: EUR 3 million) relates to withholding tax retained by customers in other jurisdictions.

Impact of deferred taxes

Considering the estimated future taxable income based on the most recent business plan information and tax losses carried forward in the Luxembourg fiscal unity as of the end of 2024 the Company has concluded that the ITCs recognized in all prior years and current year cannot be fully used due to the 10-year carry forward limitation rule. Therefore, the deferred tax assets for ITCs for the Luxembourg fiscal unity were unrecognized in 2024.

Impairment on investments in subsidiaries and other assets

The aggregate impact of EUR 7 million for the year ended December 31, 2024, EUR 167 million for the year ended December 31, 2023 and EUR 0 million for the year ended December 31, 2022 mainly comprise the following:

•

The net impairment charge of EUR 50 million (2023: EUR 453 million, 2022: EUR 142 million) recorded on the carrying value of subsidiary investments and other assets held by entities in Luxembourg resulting in an income tax benefit of EUR 11 million (2023: EUR 123 million, 2022: EUR 38 million).

•

The net impairment charges of EUR 241 million (2023: impairment charge of EUR 35 million, 2022: reversal of EUR 62 million) taken on the carrying value of intercompany receivables held by entities in Luxembourg resulting in an income tax expense of EUR 4 million (2023: tax benefit of EUR 9 million, 2022: tax expense of EUR 17 million).

•

In 2023, the impairment charge of EUR 989 million (2022: EUR 77 million) recorded in connection with the goodwill attributed to the GEO North America cash-generating unit (see Note 16) resulting in a negative ETR impact of EUR 208 million (2022: EUR 16 million).

•

In 2023, the impairment charge of EUR 340 million (2022: nil) recorded in connection with the goodwill attributed to the GEO International cash-generating unit (see Note 16) resulting in a negative ETR impact of EUR 81 million (2022: nil).

•

In 2023, the impairment charge of EUR 219 million (2022: nil) recorded in connection with the goodwill attributed to MEO cash-generating unit resulting in a negative ETR impact of EUR 13 million (2022: nil).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Translation impact on investments in subsidiaries

The elimination of the tax effect on the translation impact resulting from intercompany restructurings resulted in an income tax expense of EUR 0 million (2023: nil, 2022: EUR 33 million).

OECD Pillar Two Regulations

The Organization for Economic Co-operation and Development (OECD)/G20 Inclusive Framework on Base Erosion and Profit Shifting published the Pillar Two model rules designed to address the tax challenges arising from the digitalization of the global economy.

The Group is within the scope of the OECD Pillar Two model rules. Pillar Two legislation was enacted in Luxembourg, the jurisdiction in which the Ultimate Parent Entity is incorporated and came into effect from January 1, 2024.

Therefore, the Ultimate Parent Entity applies the Income Inclusion Rule for all jurisdictions where Pillar Two rules were not enacted.

The Group applies the exception to recognizing and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes, as provided in the amendments to IAS 12 issued in May 2023.

The top-up tax due under Pillar Two model rules was calculated based on the OECD transitional safe harbor rules except for a smaller jurisdiction where a full-fledged calculation was performed. According to these calculations SES should be liable to a top-up tax of EUR 20 thousand as of December 31,2024.

No current tax based on Pillar Two model rules was calculated and booked as of December 31, 2023 and December 31, 2022 as the legislation was not effective at the reporting date.

Note 10—Deferred tax balances

The deferred tax positions included in the consolidated financial statements can be analyzed as follows:

€ million	Deferred tax assets 2024	Deferred tax assets 2023	Deferred tax liabilities 2024	Deferred tax liabilities 2023
Losses carried forward	654	658	—	—
Tax credits	20	6	—	—
Intangible assets	12	16	(134)	(110)
Tangible assets	5	5	(59)	(83)
Trade and other receivables	20	17	—	—
Other	18	5	(47)	(48)

Total deferred tax assets/(liabilities)	729	707	(240)	(241)

Offset of deferred taxes	(28)	(36)	28	36

Net deferred tax assets/(liabilities)	701	671	(212)	(205)

Deferred tax assets have been offset against deferred tax liabilities where they relate to the same tax authority and the entity concerned has a legally enforceable right to set off current tax assets against current tax liabilities.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Losses carried forward

In 2024 the Group recognized a deferred tax asset (‘DTA’) for tax losses carried forward in Luxembourg of EUR 35 million (2023: EUR 356 million). Tax losses can be carried forward in Luxembourg for 17 years. As a result of the change in the Luxembourg corporate income tax rate from 27.19% to 26.12% effective from January 1, 2025, the year-end deferred tax assets linked to losses carried forward have decreased by EUR 26 million. Using the estimated future taxable income based on the most recent business plan information approved by the Board of Directors, the Company has concluded that the deferred tax assets of EUR 627 million (2023: EUR 618 million) relating to the remaining tax losses are recoverable.

The Group has recognized deferred tax assets for tax losses carried forward in Germany for EUR 24 million (December 31, 2023: EUR 20 million) which can be carried forward indefinitely. The Group has also recognized deferred tax assets for tax losses carried forward in the United States for EUR 3 million (December 31, 2023: EUR 20 million) which can be carried forward for varying period ranging from 10 years to indefinitely.

In addition to the recoverable tax losses for which the Group has recognized deferred tax assets, the Group has further tax losses of EUR 578 million as of December 31, 2024 (December 31, 2023: EUR 305 million) which are available for offset against future taxable profits of the companies in which the losses arose. EUR 456 million (December 31, 2023: EUR 193 million) of these tax losses were generated in the US for state taxes. EUR 88 million (December 31, 2023: EUR 86 million) of these tax losses were generated in Israel. EUR 15 million of tax losses (December 31, 2023: EUR 8 million) were generated in Ghana. Deferred tax assets have not been recognized in respect of these losses as they cannot be used to offset taxable profits elsewhere in the Group and they have arisen in subsidiaries which are not expected to generate taxable profits against which they could be offset in the foreseeable future.

Investment tax credits (‘ITCs’)

Considering the total tax losses carried forward and future taxable income based on the most recent business plan information for Luxembourg entities, the Company has concluded that prior and current year ITCs cannot be fully used due to a 10 year carry forward limitation rule. Therefore, no deferred tax asset was recorded in 2024 (2023: EUR 218 million valuation allowance on a deferred tax asset for ITCs for the Luxembourg fiscal unity).

Considering the total tax losses carried forward and future taxable income based on the most recent business plan information for LuxGovSat S.A., the Company has concluded that LuxGovSat S.A. can recognize a DTA of EUR 14 million for future use of ITCs (2023: EUR 6 million).

Other

No deferred income tax liabilities have been recognized for withholding tax and other taxes which would be payable on the unremitted earnings of certain subsidiaries. Such amounts are permanently reinvested or not subject to taxation.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Movement in deferred income tax assets and liabilities

The movement in deferred income tax assets and liabilities during the years, without taking into consideration the offsetting of balances, is as follows:

Deferred tax assets	Losses carried forward	Tax credits	Tangible assets	Intangible assets	Trade and other receivables	Other	Total
Balance as of January 1, 2022	301	259	—	23	19	5	607

(Charged)/credited to the income statement	(7)	(53)	—	(4)	(5)	—	(69)
Exchange difference[1]	2	—	—	1	1	—	4

Balance as of December 31, 2022	296	206	—	20	15	5	542

(Charged)/credited to the income statement	363	(200)	5	(4)	3	—	167
Exchange difference[1]	(1)	—	—	—	(1)	—	(2)

Balance as of December 31, 2023	658	6	5	16	17	5	707
(Charged)/credited to the income statement	(4)	14	—	(4)	2	1	9
Transfers	—	—	—	—	—	11	11
Exchange difference[1]	—	—	—	—	1	1	2

Balance as of December 31, 2024	654	20	5	12	20	18	729

Deferred tax liabilities	Intangible assets	Tangible assets	Other	Total
Balance as of January 1, 2022	239	160	39	438

Additions through business combinations (Note 3)	65	—	—	65
(Charged)/credited to the income statement	20	(70)	4	(46)
Exchange difference[1]	11	9	—	20

Balance as of December 31, 2022	335	99	43	477

Charged/(credited) to the income statement	(217)	(14)	5	(226)
Exchange difference[1]	(8)	(2)	—	(10)

Balance as of December 31, 2023	110	83	48	241
Charged/(credited) to the income statement	17	(22)	(1)	(6)
Exchange difference[1]	7	(2)	—	5
Balance as of December 31, 2024	134	59	47	240

[1]

A foreign exchange impact arises due to the translation of Group’s operations with a different functional currency than euro. This amounts to EUR 3 million as of December 31, 2024 (2023: EUR 8 million, 2022: EUR -16 million)

Note 11—Components of other comprehensive income

€ million	2024	2023	2022
Impact of currency translation	228	(196)	295
Income tax effect	(12)	11	(31)

Total impact of currency translation, net of tax	216	(185)	264

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The impact of currency translation in other comprehensive income relates to exchange gains and losses arising on the translation of the net assets of foreign operations from their functional currency to the euro, which is the Company’s functional and presentation currency.

The unrealized gain in 2024 of EUR 228 million (2023: unrealized loss of EUR 196 million, 2022: unrealized gain of EUR 295 million) reflects the impact on the valuation of SES’s net US dollar assets due to the strengthening of the US dollar against the euro from USD 1.1050 to USD 1.0389 (2023: the weakening of the US dollar against the euro from USD 1.0666 to USD 1.1050, 2022: the strengthening of the US dollar against the euro from USD 1.1326 to USD 1.0666). This effect is partially offset by the impact of the net investment hedge (Note 22).

Note 12—Earnings per share

Earnings per share is calculated by dividing the net profit or loss for the year attributable to ordinary shareholders of each class of shares by the weighted average number of shares outstanding during the year as adjusted to reflect the economic rights of each class of share. The net profit or loss for the year attributable to ordinary shareholders has been adjusted to include an assumed coupon, net of tax, on the Perpetual Bonds.

For 2024, a basic loss/gain per Class A share and Class B share of EUR nil (2023: basic loss per Class A share of EUR 2.14, basic loss per Class B share of EUR 0.86 and 2022: basic loss per Class A share of EUR 0.16, basic loss per Class B share of EUR 0.06) have been calculated as follows:

Profit/(loss) attributable to the owners of the parent for calculating basic earnings per share, adjusted to include the assumed coupon net of tax:

€ million	2024	2023	2022
Profit / (loss) attributable to owners of the parent	15	(905)	(34)
Assumed coupon on Perpetual Bond (net of tax)	(15)	(36)	(36)

Total	—	(941)	(70)
Split between:
Class A shares (in million)[1]	—	(781)	(58)
Class B shares (in million)[2]	—	(160)	(12)

[1]	Calculated as 83% of adjusted loss attributable to owners of the parent, based on the weight of the Class A weighted average number of shares out of the total shares.
[2]	Calculated as 17% of adjusted loss attributable to owners of the parent, based on the weight of the Class B weighted average number of shares out of the total shares.

Assumed coupon accruals of EUR 15 million (net of tax) for the year ended December 31, 2024 (2023: EUR 36 million, 2022: EUR 36 million) related to the Perpetual Bonds in issue have been considered for the calculation of the basic and diluted earnings available for distribution.

The weighted average number of shares based on the capital structure of the Company as described in Note 24, net of own shares held, and adjusted to reflect the relative economic rights of the Class A shares and Class B shares for calculating basic earnings per share was as follows:

	2024	2023	2022
Class A shares (in million)	351.7	364.8	364.1
Class B shares (in million)[1]	72.9	74.3	74.3

Total	424.6	439.1	438.4

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

[1]	Weighted average number of Class B shares of 182.3 (in million) (2023: 185.7, 2022: 185.8), net of own shares held, was multiplied by 40% considering the relative economic rights.

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares which are primarily related to the share-based compensation plans. A calculation is done to determine the number of shares that could have been acquired at fair value based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options and the difference, if it results in a dilutive effect, is considered to adjust the weighted average number of shares.

For 2024, a diluted loss/gain per Class A share and Class B share of EUR nil (2023: diluted loss per Class A share of EUR 2.14, diluted loss per Class B share of EUR 0.86 and 2022: diluted loss per Class A share of EUR 0.16, diluted loss per Class B share of EUR 0.06) have been calculated as follows:

€ million	2024	2023	2022
Profit / (loss) attributable to owners of the parent	15	(905)	(34)
Assumed coupon on Perpetual Bonds (net of tax)	(15)	(36)	(36)

Total	—	(941)	(70)
Split between:
Class A shares (in million)[1]	—	(781)	(58)
Class B shares (in million)[2]	—	(160)	(12)

[1]	Calculated as 83% of adjusted loss attributable to owners of the parent, based on the weight of the Class A weighted average number of shares out of the total shares.
[2]	Calculated as 17% of adjusted loss attributable to owners of the parent, based on the weight of the Class B weighted average number of shares out of the total shares.

The weighted average number of shares, net of own shares held, and adjusted in order to reflect the relative economic rights of the Class A shares and Class B shares for calculating diluted earnings per share was as follows:

	2024	2023[2]	2022[2]
Class A shares (in million)	356.2	364.8	364.1
Class B shares (in million)[1]	72.9	74.3	74.3

Total	429.1	439.1	438.4

[1]	Weighted average number of Class B shares of 182.3 (in million) (2023: 185.7, 2022: 185.8), net of own shares held, was multiplied by 40% considering the relative economic rights.
[2]	Weighted average number of Class A shares and Class B shares has been revised in order to exclude anti-dilutive effects.

Note 13—Dividends paid and proposed

Dividends declared are paid net of any withholding tax (2024: EUR 36 million, 2023: EUR 25 million, 2022: EUR 24 million).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Gross dividends declared and paid during the year:

€ million	2024	2023	2022
Class A dividend paid in April: EUR 0.50 (2022: EUR 0.50, 2021: EUR 0.50)	186	186	192
Class B dividend paid in April: EUR 0.20 (2022: EUR 0.20, 2021: EUR 0.20)	37	37	38
Class A interim dividend for 2024 paid in October: EUR 0.25 (2022: EUR 0.50)	93	—
Class B interim dividend for 2024 paid in October: EUR 0.10 (2022: EUR 0.20)	19	—	—

Total	335	223	230

Dividends proposed for approval at the annual general meeting to be held on April 3, 2025, which are not recognized as a liability as at December 31, 2024:

€ million	2025
Class A dividend for 2024: EUR 0.25	93
Class B dividend for 2024: EUR 0.10	19

Total	112

Dividends approved at the annual general meeting held on April 4, 2024 were not recognized as a liability as of December 31, 2023:

€ million	2024
Class A dividend for 2023: EUR 0.50	186
Class B dividend for 2023: EUR 0.20	37

Total	223

Note 14—Property, plant and equipment

€ million	Land and buildings	Space segment	Ground Segment	Other fixtures and fittings, tools and equipment	Total
Cost
Balance as of January 1, 2024	281	10,241	767	300	11,589
Additions	2	23	22	8	55
Disposals	—	—	—	(3)	(3)
Retirements[1]	(26)	(707)	(128)	(68)	(929)
Transfers from assets in course of construction (Note 15)	17	950	82	14	1,063
Other movements[2]	20	2	(21)	7	8
Impact of currency translation	7	321	21	8	357
Balance as of December 31, 2024	301	10,830	743	266	12,140

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

€ million	Land and Buildings	Space Segment	Ground Segment	Other fixtures and fittings, tools and equipment	Total
Depreciation
Balance as of January 1, 2024	(209)	(7,536)	(564)	(238)	(8,547)
Depreciation	(10)	(557)	(57)	(26)	(650)
Impairment expense	—	(290)	—	—	(290)
Impairment reversal	—	74	—	—	74
Disposals	—	—	—	2	2
Retirements[1]	25	707	126	68	926
Transfer of impairment from assets in course of construction (Note 15)	—	(434)	—	—	(434)
Other movements[2]	(7)	(2)	15	(15)	(9)
Impact of currency translation	(5)	(258)	(17)	(8)	(288)
Balance as of December 31, 2024	(206)	(8,296)	(497)	(217)	(9,216)
Net book value as of December 31, 2024	95	2,534	246	49	2,924

1	Satellites ASTRA 2C, Ciel-2, and NSS-7 were deorbited in 2024
2	Other movements include presentational adjustments and transfers between categories

€ million	Land and buildings	Space segment	Ground Segment	Other fixtures and fittings, tools and equipment	Total
Cost
Balance as of January 1, 2023	300	11,368	902	312	12,882
Additions	—	13	9	5	27
Disposals[1]	(8)	(151)	(3)	(6)	(168)
Retirements[2]	(9)	(805)	(154)	(25)	(993)
Transfers from assets in course of construction (Note 15)	2	8	30	14	54
Impact of currency translation	(4)	(192)	(17)	—	(213)
Balance as of December 31, 2023	281	10,241	767	300	11,589

€ million	Land and Buildings	Space Segment	Ground Segment	Other fixtures and fittings, tools and equipment	Total
Depreciation
Balance as of January 1, 2023	(215)	(8,118)	(675)	(244)	(9,252)
Depreciation	(13)	(503)	(57)	(30)	(603)
Impairment expense	—	(56)	—	—	(56)
Impairment reversal	—	30	—	—	30
Disposals[1]	8	151	3	6	168
Retirements[2]	9	805	154	25	993
Impact of currency translation	2	155	11	5	173
Balance as of December 31, 2023	(209)	(7,536)	(564)	(238)	(8,547)
Net book value as of December 31, 2023	72	2,705	203	62	3,042

1	Sale of AMC-11
2	Satellites ASTRA 1G, ASTRA 2D, AMC-18, AMC-1, AMC-4, and NSS-6 were deorbited in 2023

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

€ million	Land and buildings	Space segment	Ground Segment	Other fixtures and fittings, tools and equipment	Total
Cost
Balance as of January 1, 2022	289	10,709	872	277	12,147
Additions	15	1	10	2	28
Additions through business combinations (Note 3)	5	—	—	5	10
Disposals	(4)	—	(3)	—	(7)
Retirements[1]	(7)	(163)	(34)	(9)	(213)
Transfers from assets in course of construction (Note 15) [2]	1	490	44	18	553
Transfers between categories	(7)	5	(17)	14	(5)
Impact of currency translation	8	326	30	5	369
Balance as of December 31, 2022	300	11,368	902	312	12,882

€ million	Land and Buildings	Space Segment	Ground Segment	Other fixtures and fittings, tools and equipment	Total
Depreciation
Balance as of January 1, 2022	(201)	(7,332)	(640)	(201)	(8,374)
Depreciation	(21)	(523)	(59)	(39)	(642)
Impairment expense	—	(194)	—	—	(194)
Disposals	2	—	2	—	4
Retirements[1]	7	163	34	9	213
Transfers between categories	2	—	8	(10)	—
Impact of currency translation	(4)	(232)	(20)	(3)	(259)
Balance as of December 31, 2022	(215)	(8,118)	(675)	(244)	(9,252)
Net book value as of December 31, 2022	85	3,250	227	68	3,630

1	Satellites Astra 3A and AMC-8 were deorbited in 2022
2	SES-17, SES-20, SES-21 and SES-22 became operational during 2022

The Group’s policy in setting the useful economic life of its satellites is to initially use the satellite design life and then, once sufficient time has passed to allow for initial anomalies to be investigated and future fuel projections to be stabilized, to adjust the depreciation life to take into account factors such as the technical condition of the satellite, its projected remaining fuel life, and replacement or redeployment plans.

The review in 2024 resulted in a revision to the remaining useful economic lives of one GEO satellite but did not have a significant impact on 2024 depreciation expense due to the low net book value of the satellite concerned. The review in 2023 resulted in no revisions to the remaining useful economic lives of any GEO satellites. The review in 2022 resulted in revisions to the remaining useful economic lives of MEO Block 1-2, 3A, 3B and three GEO satellites resulting in a net increase in the depreciation expense for 2022 of EUR 4 million.

As of December 31, 2024, the amount of the property, plant and equipment pledged in relation to Group liabilities was nil (2023: nil, 2022: nil).

For further information related to right-of-use assets, see Note 33.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Impairment of space segment assets

In 2024, the net impairment expense recorded for space segment assets was EUR 216 million (2023: EUR 26 million, 2022: EUR 194 million) with EUR 290 million of impairment charges (2023: EUR 56 million, 2022: EUR 194 million) being offset by EUR 74 million in reversals of previous impairment charges (2023: EUR 30 million, 2022: nil). The charges and reversals are the aggregation of impairment testing procedures on specific satellites, or combinations of co-located satellites, in the Group’s geostationary fleet and are caused by changes in the underlying business plans for these assets as compared to the prior year, and also the higher discount rate applied to assets with predominantly USD cash inflows.

As discussed in Note 2, from January 1, 2024 the Group performs an impairment test on space segment assets together with orbital slot rights. The following table discloses the applicable amounts and post-tax discount rates used in the impairment test for those geostationary satellites and orbital slot rights subject to impairment charges or reversals during the years.

€ million	Value-in-use	Discount rate	Satellite impairment	Slot impairment
2024 – GEO Charges	750	8.9%	237	93
2024 – GEO Reversals	1,005	6.8% - 8.9%	(74)	(186)
2024 – MEO Charges	1,419	8.9%	53	—
2024 – Net Impact			216	(93)

As discussed in Note 2, in relation to the disaggregation of CGUs, management has begun to use currency-based discount rates in line with the underlying cash flows of the assets tested.

For 2023 and 2022, the following table discloses the applicable amounts and pre-tax discount rates used in the impairment test for those geostationary satellites subject to impairment charges or reversals.

€ million	Value-in-use	Discount rate	Satellite impairment
2023 – GEO Charges	540	7.1% - 10.5%	56
2023 – GEO Reversals	177	10.5%	(30)
2023 – Net Impact			26
2022 – GEO Charges	994	7.5% - 11.1%	194

The impairment charges and reversals recorded reflect updated business assumptions for the satellites through to the end of their useful economic lives. In general, these updated assumptions reflect a combination of revised commercial developments and expectations, updated assessments of the regulatory environment impacting certain assets (and hence the Group’s ability to achieve the forecast commercial exploitation), changes in the competitive environment in which the Group operates, and certain changes in the operation of the satellites (for example the decision to place a particular satellite into inclined orbit, or changes to the timing thereof) or associated ground segment infrastructure.

As part of standard impairment testing procedures, the Group assesses the impact of changes in the discount and growth rates and reductions in cash flows. Discount and growth rates are simulated up to 1% below and above the CGU’s specific rate used in the base valuation and cash flows projections are simulated up to 5% below and above the base valuation. In this way a matrix of valuations is generated, which reveals the potential exposure to impairment expenses based on movements in valuation parameters which are within the range of outcomes foreseeable at the valuation date.

For 2024, for GEO satellites and orbital slot rights taken together, the most recent testing showed that a 1% decrease in the declining growth rates would increase the impairment by EUR 15 million. A 1% increase in the after-tax discount rate would increase the impairment by EUR 49 million. Taken together, a 1% increase

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

in the after-tax discount rate and a 1% decrease in the declining growth rates would increase the impairment by EUR 64 million. Taken separately from changes in discount and declining growth rates, a 5% reduction in cash flows would increase the impairment by EUR 61 million.

For 2024, for MEO satellites, the most recent testing showed that a 1% decrease in the declining growth rates would increase the impairment by EUR 40 million. A 1% increase in the after-tax discount rate would increase the impairment by EUR 85 million. Taken together, a 1% increase in the after-tax discount rate and a 1% decrease in the declining growth rates would increase the impairment by EUR 122 million. Taken separately from changes in discount and declining growth rates, a 5% reduction in cash flows would increase the impairment by EUR 73 million.

For 2023, the testing showed that for GEO satellites, under the least favorable combination of the circumstances above (namely a 1% higher discount rate in conjunction with a 5% lower EBITDA projection) an incremental impairment of EUR 74 million would be recorded. A 1% increase in the discount rate at a constant EBITDA level would increase satellite impairments by EUR 31 million. Taken separately, a 5% decrease in EBITDA would increase satellite impairments by EUR 39 million.

For 2022, the testing showed that for GEO satellites, under the least favorable combination of the circumstances above (namely a 1% higher discount rate in conjunction with a 5% lower EBITDA projection) an incremental impairment of EUR 113 million would be recorded. A 1% increase in the discount rate at a constant EBITDA level would increase satellite impairments by EUR 38 million. Taken separately, a 5% decrease in EBITDA would increase satellite impairments by EUR 50 million.

Note 15—Assets in the course of construction

€ million	Land and Buildings	Space segment	Ground segment	Fixtures, tools & equipment	Total
Cost and net book value as of January 1, 2024	15	1,367	150	18	1,550
Movements in 2024
Additions[1]	4	325	51	17	397
Transfers to assets in use (Note 14)[2]	(17)	(516)	(82)	(14)	(629)
Transfers from/(to) intangible assets (Note 16)	(2)	—	(16)	—	(18)
Transfers from/(to) inventory	—	—	(20)	10	(10)
Impact of currency translation	—	55	2	1	58
Cost and net book value as of December 31, 2024	—	1,231	85	32	1,348

1	Additions mainly related to SES-24, SES-25, SES-26, O3b mPOWER, C-band
2	Includes transfer EUR 434 million of assets in the course of construction impairment booked in 2023

€ million	Land and Buildings	Space segment	Ground segment	Fixtures, tools & equipment	Total
Cost and net book value as of January 1, 2023	8	1,675	159	17	1,859
Movements in 2023
Additions[1]	9	170	43	17	239
Transfers to assets in use (Note 14)	(2)	(8)	(30)	(14)	(54)
Transfers from/(to) intangible assets (Note 16)	—	—	(20)	—	(20)
Impairment	—	(425)	—	—	(425)
Impact of currency translation	—	(45)	(2)	(2)	(49)
Cost and net book value as of December 31, 2023	15	1,367	150	18	1,550

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

1	Additions mainly related to O3b mPOWER, SES-24, SES-25, SES-26, C-band, partly offset by C-band reimbursable space segment cost of EUR 36 million and ground segment cost of EUR 2 million

€ million	Land and Buildings	Space segment	Ground segment	Fixtures, tools & equipment	Total
Cost and net book value as of January 1, 2022	7	1,664	107	10	1,788
Movements in 2022
Additions[1]	2	428	105	18	553
Additions through business combinations (Note 3)	—	—	2	—	2
Transfers to assets in use (Note 14)	(1)	(490)	(44)	(18)	(553)
Transfer between categories	—	7	(17)	6	(4)
Impact of currency translation	—	66	6	1	73
Cost and net book value as of December 31, 2022	8	1,675	159	17	1,859

1

Additions related to C-band, O3b mPOWER, SES-17, Astra 19.2E (including EUR 37 million non-cash transactions), partly offset by C-band reimbursable space segment (EUR 311 million) and ground segment cost (EUR 13 million)

Borrowing costs of EUR 16 million (2023: EUR 28 million) arising from financing specifically relating to satellite procurements were capitalized during the year and are included under ‘Space segment’ additions in the table above. A weighted average effective rate of 3.45% (2023: 3.10%) was used, representing the Group’s average weighted cost of borrowing. Excluding the impact of loan origination costs and commitment fees, the average weighted interest rate was 3.14% (2023: 2.97%).

The main space segment additions in 2024 were for O3b mPOWER in amount of EUR 159 million, replacements satellites for the orbital positions 19.2°E and 57°E for EUR 129 million (Note 31) and additions of EUR 34 million in respect of C-band in-kind reimbursements of EUR 22 million and reimbursement denial of EUR 11 million, substantially offset by EUR 36 million of C-band reimbursements (Note 36). The additions for the C-band repurposing are included in the Group’s assets in the course of construction space segment within the consolidated statements of financial position and are included ‘Payments for purchases of tangible assets’ within the consolidated statements of cash flows, only to the extent that payments were made to the suppliers. C-band reimbursements in respect of capital expenditures are presented in Note 36.

The main space segment additions in 2023 were for O3b mPOWER in amount of EUR 85 million, replacements satellites for the orbital positions 19.2°E and 57°E for EUR 71 million (Note 31) and additions of EUR 48 million in respect of C-band satellites, substantially offset by EUR 36 million of C-band expected reimbursements (Note 36). The additions for the C-band repurposing are included in the Group’s assets in the course of construction space segment within the consolidated statements of financial position and are included ‘Payments for purchases of tangible assets’ within the consolidated statements of cash flows, only to the extent that payments were made to the suppliers.

In connection with space segment additions in 2022, the Group recognized EUR 315 million in respect of C-band satellites, partly offset by EUR 311 million C-band expected reimbursements (Note 36), EUR 218 million in respect of the O3b mPOWER arrangement described in Note 31, EUR 207 million in respect of procurement of satellites in connection with replacements of Astra 19.2°E and NSS-12 at 57°E and EUR 1 million associated with SES-17. Due to the nature of the arrangements, these transactions are included in the Group’s assets in the course of construction space segment within the consolidated statements of cash flows and are included in ‘Payments for purchases of tangible assets’ within the consolidated statements of cash flows only to the extent that payments were made to the suppliers.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

In 2023, in conjunction with the annual impairment test, SES recorded an impairment charge of EUR 425 million against the assets under construction related to certain mPOWER satellites, reflecting technical issues arising on those satellites during on-orbit testing and the impact of those on the commercialization assumptions of the overall program. No impairment charge to assets in the course of construction was required as a result of the 2024 impairment test, or the 2022 impairment test.

Note 16—Intangible assets

€ million	Orbital slot license rights (indefinite- life)	Goodwill	Orbital slot license rights (definite life)	Customer relationships	Other definite life intangibles	Internally generated development costs	Total
Cost
Balance as of January 1, 2024	2,124	140	234	292	462	22	3,274
Additions	—	—	1		4	18	23
Disposals	—	—	—	—	—	—	—
Retirement[1]	—	—	(80)	—	(158)	—	(238)
Transfer to definite life	(2,124)	—	2,134	—	(10)	—	—
Transfers from/(to) assets in course of construction	—	—	—	—	45	(27)	18
Impact of currency translation	—	3	117	(5)	4	1	120
Balance as of December 31, 2024	—	143	2,406	287	347	14	3,197
Amortization
Balance as of January 1, 2024	(1,798)	—	(127)	(27)	(402)	—	(2,354)
Amortization	—	—	(72)	(31)	(53)	—	(156)
Impairment reversals	—	—	93	—	—	—	93
Retirement[1]	—	—	80	—	158	—	238
Transfer to definite-life	1,798	—	(1,798)	—	—	—	—
Impact of currency translation	—	—	(105)	(3)	(2)	—	(110)
Balance as of December 31, 2024	—	—	(1,929)	(61)	(299)	—	(2,289)
Net book value as of December 31, 2024	—	143	477	226	48	14	908

1	Orbital slot retirements related to 85°W, 105.5°W, 68.5°W, 65°E, 63°E, and certain rights at 129°W

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

€ million	Orbital slot license rights (indefinite- life)	Goodwill	Orbital slot license rights (definite life)	Customer relationships	Other definite life intangibles	Internally generated development costs	Total
Cost
Balance as of January 1, 2023	2,193	2,740	234	292	507	51	6,017
Additions	—	—	—		2	20	22
Disposals	—	—	—	—	—	—	—
Retirement[1]	—	(2,500)	—	—	(111)	—	(2,611)
Transfers from/(to) assets in course of construction	—	—	—	—	69	(49)	20
Impact of currency translation	(69)	(100)	—	—	(5)	—	(174)
Balance as of December 31, 2023	2,124	140	234	292	462	22	3,274
Amortization
Balance as of January 1, 2023	(139)	(1,002)	(113)	(8)	(464)	—	(1,726)
Amortization	—	—	(13)	(19)	(57)	—	(89)
Impairment	(1,677)	(1,548)	—	—	—	—	(3,225)
Retirement[1]	—	2,500	—	—	111	—	2,611
Impact of currency translation	18	50	(1)	—	8	—	75
Balance as of December 31, 2023	(1,798)	—	(127)	(27)	(402)	—	(2,354)
Net book value as of December 31, 2023	326	140	107	265	60	22	920

1

Goodwill retirements of the period relate primarily to those elements of brought forward goodwill from which no future economic benefits are expected. This includes all goodwill associated with the GEO North America, GEO International and MEO cash-generating units. Similarly, the retirements of fully amortised other definite life intangibles represent items from which no future economic benefits are expected.

€ million	Orbital slot license rights (indefinite- life)	Goodwill	Orbital slot license rights (definite life)	Customer relationships	Other definite life intangibles	Internally generated development costs	Total
Cost
Balance as of January 1, 2022	2,081	2,376	213	—	469	46	5,185
Additions	—	—	20		3	31	54
Additions through business combinations (Note 3)	—	201	—	292	—	—	493
Retirement	—	—	—	—	(8)	—	(8)
Transfers from assets in course of construction	—	—	—	—	32	(32)	—
Transfers between categories	—	—	—	—	4	5	9
Impact of currency translation	112	163	1	—	7	1	284
Balance as of December 31, 2022	2,193	2,740	234	292	507	51	6,017
Amortization
Balance as of January 1, 2022	(16)	(856)	(101)	—	(422)	—	(1,395)
Amortization	—	—	(12)	(8)	(43)	—	(63)
Impairment	(126)	(77)	—	—	—	—	(203)
Retirement	—	—	—	—	8	—	8
Impact of currency translation	3	(69)	—	—	(7)	—	(73)
Balance as of December 31, 2022	(139)	(1,002)	(113)	(8)	(464)	—	(1,726)
Net book value as of December 31, 2022	2,054	1,738	121	284	43	51	4,291

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Definition of cash-generating units for intangible assets

As described in Note 2, as of January 1, 2024 management has aggregated the individual slot-satellite GEO CGUs into a single global GEO CGU for goodwill impairment testing purposes (“GEO CGU”). Management continues to identify the Group’s MEO assets and operations as a separate CGU (“MEO CGU”).

The Group’s business plan is approved by the Board of Directors based on consolidated data. The consolidated data is in turn based on separate data prepared for each legal entity of the Group (see Note 38). To prepare business plans for the GEO and MEO CGUs, management allocates revenues, expenses, and other cash flows based on a detailed analysis of the nature of the inflow or outflow. Due to their nature, some expenditures are allocated based on an allocation matrix based on other criteria.

Discount rates applied

The post-tax discount rates for each CGU are presented below:

	2024	2023	2022
GEO CGU	8.07%	—	—
GEO Europe	—	6.83%	7.93%
GEO North America	—	8.57%	9.49%
GEO International	—	8.53%	9.42%
MEO CGU	8.89%	8.51%	9.43%

These discount rates were computed using market interest rates and commercial spreads, the capital structure of businesses in the Group’s business sector, and the risk profile of the businesses concerned. Specific risks relating to certain cash flows are taken into account in the development of the cash flow forecasts.

Perpetual Growth Rate (‘PGR’) assumptions

The PGR for GEO was calculated at -2.0%. In 2023, separate perpetual growth rates were calculated for the GEO regions as follows: Europe -1.5% (2022: -2.2%), North America -5.2% (2022: -2.7%), and International -1.9% (2022: +2.5%).

For MEO, in 2023, management applied a ‘fading growth statistical model’, or ‘H-model’. Under this model, following the five-year business plan period, cash flows were expected to continue to grow at a higher rate for a time, which then reduces for a period until the perpetual growth rate is reached. Management believed this was a valid assumption as the MEO fleet, specifically the mPOWER fleet which was in the middle of its launch campaign, would not reach its maximum utilisation projection until after the business plan period. In line with growth projections at the end of the prior business plan period, management selected +5.0% (2022: +10.0%), as the higher growth rate, which reduced on a straight-line basis over nine years until the perpetual growth rate is reached. The perpetual growth rate used for MEO was +3.0% (2022: +3.0%).

In 2024, as discussed in Note 2, the Group changed its estimate of the economic useful life of the MEO orbital slot rights from an indefinite life to a definite life in the second half of 2024. Accordingly, the H-model, which assumes an indefinite life, no longer applies. Therefore, management applied a -3.8% declining growth rate through the assumed end of life of the mPOWER fleet in 2037, reflecting its estimate of price erosion on a static fleet size, with no perpetual capital expenditures or other cash flows thereafter.

These rates reflect the most recent long-term planning assumptions approved by the Board of Directors and can be supported by reference to the trading performance over a longer period and incorporate also projected growth rates for wide-beam and high-throughput satellites markets from external data sources.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Impairment charges recorded for 2024

i	Goodwill

As a result of the impairment tests conducted as of December 31, 2024, no impairment charges against goodwill were recorded (2023: EUR 1,548 million, 2022: EUR 77 million). The balance of the Group’s goodwill is EUR 143 million (2023: EUR 140 million attributable to the former GEO Europe CGU, 2022: EUR 1,738 million) and allocable to the GEO CGU. Goodwill in the MEO CGU, as well as in the former GEO North America and GEO International CGUs, were fully impaired in the prior period.

As part of standard impairment testing procedures, the Group assesses the impact of changes in the discount and growth rates and reductions in cash flows. Discount and growth rates are simulated up to 1% below and above the CGU’s specific rate used in the base valuation and cash flows projections are simulated up to 5% below and above the base valuation. In this way a matrix of valuations is generated, which reveals the potential exposure to impairment expenses based on movements in valuation parameters which are within the range of outcomes foreseeable at the valuation date.

For the GEO CGU, the most recent testing showed that there would be no impairment even applying the most adverse combination of developments (a 1% increase in after-tax discount rates and a 1% decrease in the perpetual growth rate). Taken separately from changes in discount and perpetual growth rates, a 5% reduction in cash flows would also not lead to an impairment expense.

For the 2023 testing of the GEO CGUs:

•

For GEO Europe, there would be no impairment even applying the most adverse combination of developments (a 1% increase in after-tax discount rates and a 1% decrease in the perpetual growth rate). Taken separatelyfrom changes in discount and perpetuity growth rates, a 5% reduction in EBITDA would not lead to an impairment expense in the GEO Europe CGU.

•

For GEO North America, a 1% decrease in the perpetuity growth rate would increase the impairment charge by EUR 16 million and a 1% increase in the after-tax discount rate would increase the impairment charge by EUR 30 million; the combination of these two factors would increase the impairment charge by EUR 43 million. Taken separately from changes in discount and perpetuity growth rates, a 5% reduction in EBITDA would lead to an additional impairment expense of EUR 44 million. As GEO North America goodwill was fully impaired, this impairment would affect GEO North America’s orbital slot rights.

•

For GEO International, a 1% decrease in the perpetuity growth rate would increase the impairment charge byEUR 51 million and a 1% increase in the after-tax discount rate would increase the impairment charge by EUR 83 million; the combination of these two factors would increase the impairment charge by EUR 124 million. Taken separately from changes in discount and perpetuity growth rates, a 5% reduction in EBITDA would leadto additional impairment expense of EUR 32 million. As GEO International goodwill was fully impaired, this impairment would affect GEO International’s orbital slot rights.

For the 2022 testing:

•	For GEO Europe, there would be no impairment even applying the most adverse combination of developments (a 1% increase in after-tax discount rates and a 1% decrease in the perpetual growth rate).

•

For GEO North America, the recorded impairment would increase by EUR 17 million in the case of a 1% decrease in the perpetual growth rate, by EUR 47 million in the case of a 1% increase in the discount rate, and by EUR 60 million in the case of both a 1% decrease in the perpetual growth rate and a 1% increase in the discount rate.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

•

For GEO International, there would not be an impairment in the case of a 1% decrease in the perpetuity growth rate. There would be an impairment charge of EUR 7 million in the case of a 1% increase in the discount rate and a combination of these developments would require an impairment charge of EUR 106 million.

•

For MEO, a 1% decrease in the perpetual growth rates (both the higher rate under the H-model and the terminal growth rate), would require an impairment of EUR 337 million. A 1% increase in the discount rate would require an impairment of EUR 498 million. An impairment of EUR 817 million would be required were there to be a combination of a 1% higher discount rate and a 1% lower perpetual growth rate.

ii	Orbital slot rights

The cash flows from GEO orbital slot rights are inseparable from the satellites located in those orbital positions, and thus are tested as slot-satellite CGUs.

MEO orbital slot rights are tested for impairment together with the MEO satellites in use and under construction.

Management applies the post-tax discount rate set out in Note 14 based on the currency of the underlying cash flows at the orbital location. In 2024, the net impairment reversal recorded for orbital slot license rights was EUR 93 million (2023: EUR 1,677 million charge, 2022: EUR 126 million charge), with EUR 93 million of impairment charges (2023: EUR 1,677 million, 2022: EUR 126 million) offsetting EUR 186 million in reversals of previous impairment charges (2023: nil, 2022: nil). The pre-tax discount rates applied in the prior year were 9.4% to 12.6% (2022: 10.0% to 13.6%). The charges and reversals are the aggregation of impairment testing procedures on specific orbital slot rights used by the Group’s geostationary fleet and are caused by the disaggregation of the former regional grouping of orbital slot rights, changes in the underlying business plans for these rights as compared to the prior year, and the higher discount rate applied to rights with predominantly USD cash inflows.

As the Group now tests its orbital slot rights together with its satellites, the applicable amounts and discount rates for orbital slot rights for 2024 are presented together with the same information for satellites in Note 14. As part of standard impairment testing procedures, the Group assesses the impact of changes in the discount and growth rates and reductions in cash flows. Discount and growth rates are simulated up to 1% below and above the CGU’s specific rate used in the base valuation and cash flows projections are simulated up to 5% below and above the base valuation. In this way a matrix of valuations is generated, which reveals the potential exposure to impairment expenses based on movements in valuation parameters which are within the range of outcomes foreseeable at the valuation date.

See Note 14 for the 2024 sensitivity analysis on GEO orbital slot license rights as they are grouped with GEO satellites. MEO orbital slot license rights were fully impaired in 2023 and combined with goodwill testing in 2022.

For the 2023 testing of GEO orbital slot license rights:

•	For GEO Europe and GEO North America, the least favorable case – a combination of lower terminal growth rate and higher discount rates – would not lead to any impairment charges.

•

For GEO International, a 1% decrease in the perpetuity growth rate would increase the impairment charge by EUR 6 million and a 1% increase in the discount rate would increase the impairment charge by EUR 33 million; the combination of these two factors would increase the impairment charge by EUR 37 million.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

For the 2022 testing of GEO orbital slot license rights:

•	For GEO Europe, the least favorable case – a combination of lower terminal growth rate and higher discount rates – would not lead to any impairment charges.

•

For GEO North America, a 1% decrease in the perpetuity growth rate would increase the impairment charge by EUR 3 million and a 1% increase in the discount rate would increase the impairment charge by EUR 22 million; the combination of these two factors would increase the impairment charge by EUR 24 million.

•

For GEO International, a 1% decrease in the perpetuity growth rate would increase the impairment charge by EUR 11 million and a 1% increase in the discount rate would increase the impairment charge by EUR 45 million; the combination of these two factors would increase the impairment charge by EUR 54 million.

iii	Definite-life intangible assets

The definite-life intangible assets as at December 31, 2024 have a net book value by country as presented below:

	2024
€ million	Orbital slot license rights	Customer relationships	Other
United States of America	116	226	8
Luxembourg	143	—	44
Netherlands	169	—	—
Sweden	39	—	—
Brazil	7	—	1
Germany	—	—	6
Other	3	—	3

Total	477	226	62

The definite-life intangible assets as at December 31, 2023 have a net book value by country as presented below:

	2023
€ million	Orbital slot license rights	Customer relationships	Other
United States of America	—	265	3
Luxembourg	105	—	46
Brazil	2	—	1
Germany	—	—	9
Other	—	—	1

Total	107	265	60

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The definite-life intangible assets as at December 31, 2022 have a net book value by country as presented below:

	2022
€ million	Orbital slot license rights	Customer relationships	Other
United States of America	—	284	4
Luxembourg	105	—	30
Brazil	9	—	1
Netherlands	7	—	1
Germany	—	—	5
Other	—	—	2

Total	121	284	43

As of December 31, 2024, the amount of the intangible assets pledged in relation to the Group’s liabilities is nil (2023: nil, 2022: nil).

Note 17—Other financial assets

At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss. Changes in the fair value of financial assets at FVTPL are recognized in ‘Other non-operating income / expenses (net)’ in the consolidated statements of profit or loss as applicable (refer to Note 8).

€ million	2024	2023
Other financial assets include the following:
Listed equity securities	1	1
Other equity securities	19	16
Other financial assets	14	3

	34	20

Note 18—Inventories

€ million	2024	2023
Current assets
Work in progress	9	9
Finished goods	40	46

	49	55

‘Work in Progress’ represents equipment being prepared for delivery to the Group’s customers whereas ‘Finished goods’ is the available on-hand equipment ready for deliver to customers.

In 2024 the Group recognized an inventory provision of EUR 7 million (2023: reversal of EUR 1 million of the previous inventory provision) based on stock movements in the period.

The adjustments have been included in cost of sales in the consolidated income statements.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 19—Assets and liabilities related to contracts with customers

The Group has recognized the following assets and liabilities related to contracts with customers:

€ million	2024	2023
Current contract assets
Trade receivables	429	405
Provision for trade receivables	(80)	(96)
Trade receivables, net of provisions	349	309
Unbilled accrued revenue	139	100
Provision for unbilled accrued revenue	(4)	(3)
Unbilled accrued revenue, net of provisions	135	97
Deferred customer contract costs	2	2

	486	408
Non-current contract assets
Unbilled accrued revenue	137	102
Provision for unbilled accrued revenue	(30)	(15)
Unbilled accrued revenue, net of provisions	107	87
Deferred customer contract costs	1	3

	108	90
Current contract liabilities
Deferred income	225	224

Non-current contract liabilities
Deferred income	338	337

The following table shows the movement in deferred income recognized by the Group:

€ million	Non-current	Current
Balance as of January 1, 2024	337	224
Revenue recognized during the year	—	(1,884)
New billings	—	1,810
Other movements*	(12)	70
Impact of currency translation	13	5
Balance as of December 31, 2024	338	225

*	Other movements include reclassifications (between current and non-current, upfront and deferred, as well as against trade receivables)

€ million	Non-current	Current
Balance as of January 1, 2023	359	189
Revenue recognized during the year	—	(1,609)
New billings	—	1,671
Other movements*	(15)	(26)
Impact of currency translation	(7)	(1)
Balance as of December 31, 2023	337	224

*	Other movements include reclassifications (between current and non-current, upfront and deferred, as well as against trade receivables)

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 20—Trade and other receivables

€ million	2024	2023
Trade receivables, net of provisions	349	309
Unbilled accrued revenue, net of provisions	242	184
Other receivables	165	454

Total trade and other receivables	756	947
Financial receivables	726	912
Non-financial receivables	30	35
Of which:
Non-current	107	87
Current	649	860

Unbilled accrued revenue represents revenue recognized, but not billed, under long-term customer contracts. Billing will occur based on the terms of the contracts. The non-current balance represents entirely unbilled accrued revenue. Other receivables include EUR 87 million (2023: EUR 350 million) to be received as part of the C-band repurposing project (refer to Note 36).

An amount of EUR 6 million (2023: EUR 12 million) was expensed in 2024 reflecting a decrease in the impairment of trade and other receivables. This amount is recorded in ‘Other operating expenses’ and includes a reversal of provision of EUR 33 million (2023: EUR 30 million) mainly related to cash collections in respect of trade receivable balances previously provisioned. As of December 31, 2024, trade and other receivables with a nominal amount of EUR 114 million (2023: EUR 114 million) were impaired. Movements in the provision for the impairment of trade and other receivables were as follows:

€ million	2024	2023
Balance as of January 1	114	114
Increase in provision	39	42
Reversals of provision	(33)	(30)
Utilised	(10)	(5)
Other movements	—	(3)
Impact of currency translation	4	(4)

Balance as of December 31	114	114

Note 21—Financial instruments

Fair value estimation and hierarchy

The Group uses the following hierarchy levels for determining the fair value of financial instruments by valuation technique:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Other techniques for which all inputs which have a significant effect on the recorded fair value are observable either directly or indirectly;

Level 3—Techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the reporting date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

recent arm’s-length market transactions; reference to the current market value of another instrument, which is substantially the same; discounted cash flow analysis and option pricing models. The fair value of forward exchange contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

As of December 31, 2024 and December 31, 2023, the Group does not have any financial derivatives outstanding.

Fair values

The fair value of borrowings has been calculated with the quoted market prices except for the LuxGovSat Fixed Term Loan Facility, SES Astra 1P Fixed Term Loan Facility, and SES Satellites Ventures Floating Term Loan Facility, for which the discounted expected future cash flows at prevailing interest rates has been used. The fair value of foreign currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles. All borrowings are measured at amortized cost.

Unless otherwise stated, the fair value of each class of financial assets and liabilities measured at amortised cost approximates their carrying amount. To that effect, for instruments carried at amortized cost, the Group determined that the fair value at origination date approximates the carrying amount, either due to the short-term nature of the instruments, or because the stated rates are close to the prevailing market rates and / or there were no significant origination costs at origination date.

Set out below is a comparison by category of carrying amounts and fair values of all the Group’s financial instruments that are carried in the financial statements.

€ million	Carried at fair value		Carried at amortized cost
Balance as of December 31	2024	2023	2024	2023
Financial receivables	—	—	726	912
Cash and cash equivalents	—	—	3,521	2,907
Other financial assets*	34	20	—	—

Total assets	34	20	4,247	3,819
Borrowings – Level 1	—	—	4,127	3,943
Borrowings – Level 2	—	—	393	216

Borrowings**	—	—	4,520	4,159
Lease liabilities	—	—	51	39
Fixed asset suppliers***	—	—	610	768
Other long-term liabilities	—	—	55	83
Financial liabilities	—	—	663	359

Total liabilities	—	—	5,899	5,408

*	Level 2 hierarchy measurement
**	Fair value of the borrowings in 2024 is EUR 4,137 million (2023: EUR 3,880 million)
***	Fair value of the fixed asset suppliers in 2024 is EUR 592 million (2023: EUR 752 million)

Note 22—Financial risk management objectives and policies

The Group’s financial instruments comprise: a syndicated loan, Eurobonds, US dollar bonds (144A), a Euro-dominated Private Placement, German Bonds (‘Schuldschein’), deeply-subordinated loans, committed credit facilities for specified satellites and projects, cash, money market funds and short-term deposits.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The main purpose of the debt instruments is to raise funds to finance the Group’s day-to-day operations, as well as for other general business purposes. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

The main risks arising from the Group’s financial instruments are liquidity risks, foreign currency risks, interest rate risks and credit risks. The general policies are periodically reviewed and approved by the board.

1.	Liquidity risk

The Group’s objective is to efficiently use cash generated to maintain borrowings at an appropriate level. In case of liquidity needs, the Group can call on commercial paper programs, committed syndicated and EIB loan, uncommitted loans. In addition, if deemed appropriate based on prevailing market conditions, the Group can access additional funds through the European Medium-Term Note program. The Group’s debt maturity profile is tailored to allow the Company and its subsidiaries to cover repayment obligations as they fall due.

The Group operates a centralized treasury function which manages, amongst others, the liquidity of the Group to optimize the funding costs. This is supported by a daily cash pooling mechanism.

Liquidity is monitored regularly through a review of cash balances, the drawn and issued amounts and the availability of additional funding under committed credit lines, the commercial paper program and the EMTN Programme (EUR 6,752 million as of December 31, 2024 and EUR 4,560 million as of December 31, 2023—more details in Note 27).

The table below summarizes the projected contractual undiscounted cash flows of the non-derivative financial liabilities based on the maturity profile as of December 31, 2024 and December 31, 2023.

€ million	Within 1 year	Between 1 and 5 years	After 5 years	Total
Balance as of December 31, 2024:
Borrowings	273	2,509	1,773	4,555
Future interest commitments	160	552	638	1,350
Trade and other payables	663	—	—	663
Other long-term liabilities	—	56	—	56
Lease liabilities	19	28	8	55
Fixed assets suppliers	184	426	—	610
Total maturity profile	1,299	3,571	2,419	7,289

Balance as of December 31, 2023:
Borrowings	716	1,989	1,479	4,184
Future interest commitments	133	347	580	1,060
Trade and other payables	359	—	—	359
Other long-term liabilities	—	83	—	83
Lease liabilities	17	19	9	45
Fixed assets suppliers	455	313	—	768
Total maturity profile	1,680	2,751	2,068	6,499

2.	Foreign currency risk

SES is active in markets outside the Eurozone, with business operations in many locations throughout the world. The Group’s main exposures to foreign currency at the end of the reporting period are in respect of balances denominated in US dollars related to cash and cash equivalents (2024: EUR 2,338 million; 2023: EUR 2,169 million), intercompany balances (2024: EUR -2,048 million; 2023: EUR -1,859 million) and fixed assets suppliers (2024: EUR -192 million; 2023: EUR -342 million).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The aggregate net foreign exchange gains/ losses recognized in profit or loss were:

	2024	2023	2022
Net foreign exchange gain included in main currencies	2	3	40
Net foreign exchange gain/ (loss) included in other currencies	(1)	2	(3)
Net foreign exchange gain included in foreign exchange transactions	4	8	8

Total	5	13	45

SES uses certain financial instruments to manage its exposure to fluctuations in foreign currency exposure rates. Examples used to mitigate such exposures are the spot or forward buying and selling of foreign currencies, creating natural hedges (for example intercompany loans, quasi-equity qualification of such intercompany loans, intercompany dividend distributions), and external hedging, whereby speculative foreign exchange trading is disallowed under internal policies.

The Group may enter into forward currency contracts to eliminate or reduce the currency exposure arising from individual capital expenditure projects such as satellite procurements, tailoring the maturities to each milestone payment to maximize effectiveness. Depending on the functional currency of the entity with the capital expenditure commitment, the foreign currency risk may be in euro or in US dollar. The forward contracts are in the same currency as the hedged item and can cover up to 100% of the total value of the contract.

The Group has a corresponding exposure in the consolidated income statements, excluding the impacts of C-band repurposing, of EUR 1,209 million or 60.4% of the Group’s revenue and other income (2023: EUR 1,239 million or 60.9%, 2022: EUR 1,111 million or 57.0%) and EUR 492 million or 45.0% of its operating expenses (2023: EUR 567 million or 54.0%, 2022: EUR 393 million or 45.8%) being denominated in US dollars.

3.	Hedge of net investment in foreign operations

As of December 31, 2024 and 2023, certain borrowings denominated in US dollars were designated as hedges of the net investments in SES Global Americas Inc. in 2023 and SES Americom Inc. in 2024, following 2024 mergers of SES Global Americas Inc. into SES Global Americas Holdings Inc., which then merged into SES Americom Inc. and its subsidiaries (‘SES Americas’), SES Holdings (Netherlands) BV and its subsidiaries (‘SES Netherlands’) and MX1 Limited to hedge the Group’s exposure to foreign exchange risk on these investments.

As of December 31, 2024, 2023 and 2022, all designated net investment hedges were assessed to be highly effective and a total gain of EUR 11 million, stated net of tax of EUR 4 million is included as part of other comprehensive income for the period (2023: gain of EUR 16 million, stated net of tax of EUR 6 million, 2022: loss of EUR 64 million, stated net of tax of EUR 24 million).

The following table sets out the hedged portion of USD statement of financial position exposure as of December 31:

$ million	2024	2023
USD statement of financial position exposure:
SES Americas	225	281
SES Netherlands	1,797	1,899
MX1 Limited, Israel	17	30
Total	2,039	2,210
Hedged with:
US Bonds	250	750

Total	250	750

Hedged proportion	12%	34%

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

The following table demonstrates the sensitivity to a +/- 20% change in the US dollar exchange rate on the nominal amount of the Group’s US dollar net investment, with all other variables held constant. All value changes are eligible to be recorded in other comprehensive income with no impact on profit and loss. 2024 was marked by EUR/USD fluctuation. The macro-outlook and global uncertainties along with worries regarding high energy prices and inflation result in the maintenance of a wide sensitivity range.

December 31, 2024	Amount in USD million	Amount in EUR million at closing rate of 1.04	Amount in EUR million at rate of 1.25	Amount in EUR million at rate of 0.83
USD statement of financial position exposure:
SES Americas	225	217	180	272
SES Netherlands	1,797	1,730	1,438	2,166
MX1 Limited, Israel	17	16	14	20
Total	2,039	1,963	1,632	2,458
Hedged with:
US Bonds	250	241	200	301
Other external borrowings	—	—	—	—

Total	250	241	200	301

Hedged proportion	12%

Absolute difference without hedging			(331)	494
Absolute difference with hedging			(291)	433

December 31, 2023	Amount in USD million	Amount in EUR million at closing rate of 1.105	Amount in EUR million at rate of 1.33	Amount in EUR million at rate of 0.88
USD statement of financial position exposure:
SES Americas	281	255	212	320
SES Netherlands	1,899	1,718	1,428	2,158
MX1 Limited, Israel	30	27	22	34
Total	2,210	2,000	1,662	2,512
Hedged with:
US Bonds	750	679	564	852
Other external borrowings	—	—	—	—

Total	750	679	564	852

Hedged proportion	34%

Absolute difference without hedging			(338)	512
Absolute difference with hedging			(223)	339

4.	Interest rate risk

The Group’s exposure to market interest rate risk relates primarily to its debt portion at floating rates. In order to mitigate this risk, the Group generally contracts its debt at fixed rates, and monitors carefully the evolution of market conditions, adjusting the mix between fixed and floating rate debt if necessary.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

To mitigate the Group’s interest rate risk in connection with near-term debt refinancing needs, the Group may from time to time enter into interest rate hedges. As of December 31, 2024 and December 31, 2023, the Group had no interest rate hedges outstanding.

The table below summarizes the split of the carrying amount of the Group’s debt between fixed and floating rate.

€ million	At fixed rates	At floating rates	Total
Borrowings as of December 31, 2024	4,510	10	4,520
Borrowings as of December 31, 2023	4,009	150	4,159

As of December 31, 2023, the interest rate applying to the floating rate instrument (EUR 150 million German bond) has been fixed through to its maturity date in June 2024. Thus, there is no residual interest-rate risk on this floating rate instrument.

Euro interest rates € million	Floating rate borrowings	Increase in rates Pre-tax impact	Decrease in rates Pre-tax impact
Borrowings as of December 31, 2024	10	0.0	—
Borrowings as of December 31, 2023	150	0.0	—

The Group’s debt portion at floating rate is a USD denominated junior loan. The interest rate risk was calculated based on prognosis for USD fluctuations.

5.	Customer credit risk

The Group has the following types of financial assets subject to the ‘expected credit loss’ model: trade receivables; unbilled accrued revenue; and C-band repurposing reimbursement receivables.

It is the Group’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. To measure expected credit losses on trade receivables and unbilled accrued revenue, they are grouped based on shared credit risk characteristics, country and days past due. Unbilled accrued revenues have substantially the same risk characteristics as trade receivables for the same types of contracts and so management believes that the expected loss rates for trade receivables are a reasonable approximation of those for unbilled accrued revenue.

The credit verification procedures in relation to trade receivables and unbilled accrued revenue include the assessment of the creditworthiness of the customer by using sources of quality information such as external specialist reports, audited annual reports, press articles or rating agencies. Should the customer be a governmental entity, the official debt rating of the respective country is a key driver in determining the appropriate credit risk category.

Following this credit analysis, the customer is classified into a credit risk category which can be as follows: ‘Prime’ (typically publicly rated and listed entities), ‘Market’ (usually higher growth companies with higher leverage), ‘Sub-prime’ (customers for which viability is dependent on continued growth with higher leverage), or Government (governments or governmental institutions, subject to the corresponding country meeting minimum credit rating criteria). The credit profile is updated at least once a year for all key customers with an ongoing contractual relationship.

There are no significant concentrations of credit risk, whether through exposure to individual customers, specific industry sectors and/or regions.

The Group applies the IFRS 9 simplified approach to measuring expected credit losses for trade receivables and unbilled accrued revenue by measuring the loss allowance at an amount equal to lifetime expected credit losses. To measure the expected credit losses, trade receivables and unbilled accrued revenue have

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

been grouped in portfolios based on shared credit risk characteristics (credit risk profile: Prime, Market, Sub-prime, and Government), country and the days past due.

In order to compute the provision, the gross trade receivables balance is reduced for any portion representing deferred revenue and any securities held. Trade receivables and unbilled accrued revenue are written off when there is no reasonable expectation of recovery. The Group’s largest customers are large media companies and government agencies, and hence the credit risk associated with these contracts is assessed as low.

The Company calculates loss expectancy rates based on the history of losses to create a provision matrix. On that basis, the provision as of December 31, 2024 and December 31, 2023 is as follows:

€ million

December 31, 2024	Current	Less than 1 month	Between 1 and 3 months	More than 3 months	Total
Average expected loss rate (by portfolio)	2.8%	3.9%	7.0%	13.1%
Gross carrying amount – trade receivables	208	51	38	133	430
Provision	2	—	—	14	16

December 31, 2023	Current	Less than 1 month	Between 1 and 3 months	More than 3 months	Total
Average expected loss rate (by portfolio)	3.0%	4.1%	6.5%	9.8%
Gross carrying amount – trade receivables	162	66	48	129	405
Provision	2	—	—	11	13

The provision in respect of unbilled accrued revenue as of December 31, 2024 amounts to EUR 34 million and the corresponding expected credit loss is 12.0% (December 31, 2023: EUR 18 million, 9.0%)

An amount of EUR 1 million (2023: EUR 6 million, 2022: EUR 5 million) was expensed in 2024 reflecting an increase in the IFRS 9 related provision for trade and other receivables.

Additional provisions are recorded for trade receivable balances if specific circumstances or forward-looking information lead the Group to believe that additional collectability risk exists with respect to customers that are not reflected in the loss expectancy rates. A cumulative provision for trade receivables of EUR 64 million has been recorded as of December 31, 2024 (December 31, 2023: EUR 83 million).

The movement in provisions for trade receivables and unbilled accrued revenue as of December 31, 2024, December 31, 2023 and December 31, 2022 are as follows:

€ million	Provisions for trade receivables			Provisions for unbilled accrued revenue
	2024	2023	2022	2024	2023	2022
Balance as of January 1	96	100	93	18	14	13
Increase in provision recognized in profit or loss during the year	30	41	38	9	1	3
Receivables written off during the year as uncollectible	(18)	(13)	(20)	8	8	—
Unused amount reversed	(31)	(29)	(16)	(2)	(1)	(4)
Other movements	—	—	—	—	(3)	1
Impact of currency translation	3	(3)	5	1	(1)	1
Balance as of December 31	80	96	100	34	18	14

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

6.	C-band repurposing receivables risk

The Group records reimbursement receivables for capital expenditure and operational costs only when the expenses have been incurred and the Group has obtained reasonable assurance that the costs will be reimbursed and that it will comply with the requirements attached to the reimbursement. In both cases, the Group believes it obtains such reasonable assurance when either the Clearinghouse specifically validates the costs as being reimbursable, or the costs fall within cost ranges for the applicable costs as published by the FCC in a cost catalogue. Hence the Group believes the credit risk related to the C-band repurposing receivables at the end of 2024 and 2023 is insignificant and concluded that the expected credit losses is zero. (See also Note 36)

7.	Financial credit risk

With respect to the credit risk relating to financial assets, this exposure relates to the potential default of the counterparty, with the maximum exposure being equal to the carrying amount of these instruments. The counterparty risk from a cash management perspective is reduced by the implementation of several cash pools, accounts and related paying platforms with different counterparties.

To mitigate the counterparty risk, the Group only deals with recognized financial institutions with an appropriate credit rating—generally ‘A’ and above—and in adherence to a maximum trade limit for each counterparty which has been approved for each type of transactions. All counterparties are financial institutions which are regulated and controlled by the national financial supervisory authorities in the relevant jurisdiction. The counterparty risk portfolio is analyzed on a quarterly basis. Moreover, to mitigate any counterparty risk, the portfolio is diversified as regards the main counterparties ensuring a well-balanced relation for all categories of products (derivatives as well as deposits).

8.	Capital management

The Group aims to have a balanced mix of equity and debt capital. In addition, it is the Group’s policy to attain and retain an investment grade rating from at least two reputable rating agencies. These investment grade ratings serve to maintain investor, creditor, and market confidence. Within this framework, the Group manages its capital structure and liquidity in order to reflect changes in economic conditions to keep its cost of debt low, maintain the confidence of debt investors at a high level and to create added value for shareholders.

The Group’s dividend policy takes into account the financial performance of the year, business plan cash flow requirements and other factors such as yield and pay-out ratio.

Note 23—Cash and cash equivalents

€ million	2024	2023
Cash at bank and in hand	290	283
Cash and cash equivalents subject to contractual restrictions	300	—
Term deposits	1,458	1,336
Money market funds	1,473	1,288

Total cash and cash equivalents	3,521	2,907

Cash at banks and money market funds are subject to interest at floating rates based on daily bank rates. Short-term deposits are made for varying periods, depending on the immediate cash requirements of the Group—and earn interest at the respective deposit rates. Cash and cash equivalents are held at various financial institutions meeting the credit rating criteria set out in Note 22 above. See also Note 36 in connection with the receipt of C-band Accelerated Relocation Payments around the year end.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Cash and cash equivalents subject to contractual restrictions of EUR 300.0 million (2023: EUR nil) represents funds received from European Commission in relation to the IRIS² (Infrastructure for Resilience, Interconnectivity and Security by Satellite) program. This represents initial funding from the EU Commission for program costs arising in the first year of the program for both SES ASTRA S.A. and other consortium members and subcontractors. At the year-end, the Group has a deposit of EUR 300.0 million (2023: EUR nil) in relation to the IRIS² program.

Note 24—Shareholders’ equity

Issued capital

SES has a subscribed capital of EUR 696 million (2023: EUR 696 million, 2022: EUR 696 million), represented by 371,457,600 Class A shares (2023: 371,457,600 Class A shares, 2022: 371,457,600 Class A shares) and 185,728,800 Class B shares (2023: 185,728,800 Class B shares, 2022: 185,728,800 Class B shares) with no par value.

The movement between the opening and closing number of shares issued per class of share can be summarized as follows:

	Class A shares	Class B shares	Total shares
Balance as of January 1, 2024	371,457,600	185,728,800	557,186,400
Shares issued during the year	—	—	—
Shares canceled during the year	—	—	—

Balance as of December 31, 2024	371,457,600	185,728,800	557,186,400

	Class A shares	Class B shares	Total shares
Balance as of January 1, 2023	371,457,600	185,728,800	557,186,400
Shares issued during the year	—	—	—
Shares canceled during the year	—	—	—

Balance as of December 31, 2023	371,457,600	185,728,800	557,186,400

	Class A shares	Class B shares	Total shares
Balance as of January 1, 2022	383,457,600	191,728,800	575,186,400
Shares issued during the year	—	—	—
Shares canceled during the year	(12,000,000)	(6,000,000)	(18,000,000)

Balance as of December 31, 2022	371,457,600	185,728,800	557,186,400

Fiduciary Deposit Receipts (‘FDRs’) with respect to Class A shares are listed on the Luxembourg Stock Exchange and on Euronext Paris. They can be traded freely and are convertible into Class A shares at any time and at no cost at the option of the holder under the conditions applicable in the Company’s articles of association and in accordance with the terms of the FDRs.

All Class B shares are currently held by the State of Luxembourg, or by Luxembourg public institutions. Dividends paid for one share of Class B equal 40% of the dividend for one share of Class A.

A shareholder, or a potential shareholder, who seeks to acquire, directly or indirectly, more than 20% of the shares of the Company must inform the Chairman of the Board of Directors of the Company of such an intention. The Chairman of the Board of Directors of the Company shall forthwith inform the government of the Grand Duchy of Luxembourg of the envisaged acquisition which may be opposed by the government

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

within three months should the government determine that such an acquisition would be against the general public interest.

In case of no opposition from the government, the Board shall convene an extraordinary meeting of shareholders which may decide at a majority provided for in article 450-3 of the law of August 10, 1915, as amended, regarding commercial companies, to authorize the shareholder, or potential shareholder, to acquire more than 20% of the shares. If it is an existing shareholder of the Company, it may attend the general meeting and will be included in the count for the quorum but may not take part in the vote.

Share buyback program

On May 6, 2021 the Company announced a share buyback program to be executed by December 31, 2021 under the authorization given by the Annual General Meeting of shareholders held on April 1, 2021. During the year the Group acquired 12 million Class A shares at a weighted average price of EUR 6.56 per A-share and 6 million Class B shares at a price of EUR 2.62 per B-share, resulting in a total cost of the program of EUR 95 million. On September 27, 2022 the shares acquired under the program were canceled in order to reduce the total number of voting and economic shares in issue, for a total consideration of EUR 80 million.

On August 3, 2023 the Company announced a share buyback program under the authorization given by the Annual General Meeting of shareholders held on April 6, 2023. In connection with this program, as of December 31, 2024 the Group acquired 23,952,416 FDRs at a weighted average price of EUR 5.22 per FDR and 11,976,209 Class B shares at an average price of €2.09 per B-share, resulting in a total cost of the program of EUR 150 million.

Subject to the agreement of the shareholders, the Company also purchases FDRs in connection with executives’ and employees’ share-based payment plans. As of December 31, 2024, the Company held 3,898,699 FDRs (December 31, 2023: 5,575,410 FDRs, December 31, 2022: 6,565,553 FDRs) relating to such plans. These FDRs are disclosed as treasury shares in the consolidated statements of financial position and are carried at acquisition cost as a deduction from equity.

	2024	2023	2022
FDRs held as of December 31	27,851,115	9,615,110	6,565,553
Carrying value of FDRs held (€ million)	173	90	81

Class B shares held as of December 31	11,976,209	—	—
Carrying value of Class B shares held (€ million)	25	—	—

EUR 550 million Deeply Subordinated Fixed Rate Resettable Securities

In November 2016 SES issued Deeply Subordinated Fixed Rate Resettable Securities for an amount of EUR 550 million, with a first call on January 29, 2024. The securities bear a coupon of 5.625% per annum to the first call date and were priced at 99.304% of their nominal value. Tender premium and transaction costs for this transaction amounted to EUR 8 million and were deducted from “Other reserves”.

On December 4, 2023 the Company issued a notice of redemption to holders of its EUR 550 million Deeply Subordinated Fixed Rate Resettable Securities with a call date on January 29, 2024, on which date the Company fully settled those securities.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

EUR 625 million Deeply Subordinated Fixed Rate Resettable Securities

In May 2021 SES issued Deeply Subordinated Fixed Rate Resettable Securities for an amount of EUR 625 million, with a first call date on August 27, 2026. The securities bear a coupon of 2.875% per annum and were priced at 99.409% of their nominal value. Tender premium and transaction costs for this transaction amounted to EUR 26 million and were deducted from “Other reserves”.

Coupon payments in respect of the Deeply Subordinated Fixed Rate Resettable Securities occurred on January 30, 2024 (EUR 31 million), August 30, 2024 (EUR 18 million) and have been deducted from ‘Other reserves’. The corresponding payments in 2023 were on January 30, 2023 (EUR 31 million), August 28, 2023 (EUR 18 million) and have been deducted from ‘Other reserves’. The corresponding payments in 2022 were on January 31, 2022 (EUR 31 million), August 29, 2022 (EUR 18 million) and were also deducted from ‘Other reserves’. Tax on the Perpetual Bonds coupon accrual of EUR 6 million (2023: EUR 14 million, 2022: EUR 14 million) has been credited to ‘Other reserves’.

In 2024 the Group repurchased in the open market an aggregate amount of EUR 37 million in principal amount of its EUR 625 million Deeply Subordinated Fixed Rate Resettable Securities issued on May 27, 2021. The Group’s cash outflow in respect to the repurchase amounted to EUR 35 million and the repurchase resulted in EUR 2 million gain being recorded in ‘Other reserves’. In accordance with the terms and conditions of the Securities, the purchased Securities will be canceled. Following these transactions, the outstanding principal amount of the Securities at the year-end was EUR 588 million.

The Company may, at its discretion, elect to defer all or part of any interest payment. Coupon accruals may be paid at the option of the Company in whole or in part at any time. Coupons become payable under the following circumstances: whenever the Company makes dividend payments or other distributions in respect of any junior obligations or parity obligations of the Company or the guarantor (SES Americom Inc.); whenever the Company or the guarantor elects to redeem, repurchase or otherwise acquire any junior obligations or parity obligations; whenever the Company does not elect to defer all of the interest accrued in respect of the relevant interest period; or upon redemption or repayment of the securities.

Other reserves

In accordance with Luxembourg legal requirements, a minimum of 5% of the yearly statutory net profit of the Company is transferred to a legal reserve which is non-distributable. This requirement is satisfied when the reserve reaches 10% of the issued share capital. As of December 31, 2024 a legal reserve of EUR 70 million (2023: EUR 72 million, 2022: EUR 72 million) is included within other reserves.

Other reserves include a non-distributable amount of EUR 198 million (2023: EUR 95 million, 2022: EUR 80 million) linked to treasury shares, and an amount of EUR 54 million (2023: EUR 101 million, 2022: EUR 142 million) representing the net worth tax reserve for 2018-2019 (2023: representing the net worth tax reserve for 2018-2019, 2022: representing the net worth tax reserve for 2017-2019), for which the distribution would result in the payment of net worth tax at a rate of up to 20% of the distributed reserve in accordance with Luxembourg law requirement.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 25—Non-controlling interests

Set out below is the summarized financial information for each subsidiary that has non-controlling interests (NCI) that are material to the Group. The amounts disclosed for each subsidiary are before inter-company eliminations.

€ million	LuxGovSat S.A. (50% NCI)*		Al Maisan Satellite Communications LLC, UAE (65% NCI)*
Summarized balance sheets	2024	2023	2024	2023
Current assets	23	12	4	5
Current liabilities	(25)	(22)	(2)	(2)
Current net (liabilities)/assets	(2)	(10)	2	3

Non-current assets	131	137	24	20
Non-current liabilities	(34)	(50)	—	—
Non-current net assets	97	87	24	20

Net assets	95	77	26	23
Accumulated NCI	48	39	17	15
Transactions with non-controlling interests	—	—	—	—

*	Refer to Note 2

€ million	LuxGovSat S.A. (50% NCI)			Al Maisan Satellite Communications LLC, UAE (65% NCI)
Summarized statements of comprehensive income	2024	2023	2022	2024	2023	2022
Revenue	38	31	27	10	7	9
Operating expenses	(12)	(12)	(15)	(4)	(4)	(5)
Profit/(loss) for the period	9	4	(2)	2	—	—
Other comprehensive income	—	—	—	—	—	—
Total comprehensive income	9	4	(2)	2	—	—
Profit/(loss) allocated to NCI	4	2	(1)	1	—	—
Dividend paid to NCI	—	—	—	—	—	—

€ million	LuxGovSat S.A. (50% NCI)			Al Maisan Satellite Communications LLC, UAE (65% NCI)
Summarized cash flows	2024	2023	2022	2024	2023	2022
Cash flows from/(absorbed by) operating activities	37	16	10	6	5	6
Cash flows from/(absorbed by) investing activities	—	—	—	—	—	—
Cash flows from/(absorbed by) financing activities	(37)	(16)	(10)	(6)	(12)	(7)
Net foreign exchange movements	—	—	—	—	(1)	—
Net increase/(decrease) in cash and cash equivalents	—	—	—	—	(8)	(1)

Note 26—Share-based compensation plans

The Group has four share-based compensation plans which are detailed below. In the case of the Stock Appreciation Rights Plan and Equity Incentive Compensation Plan the relevant strike price is defined as the average of the market price of the underlying shares over a period of 15 trading days before the date of the grant.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

1.	The Stock Appreciation Rights Plan (‘STAR Plan’)

The STAR Plan is an equity-settled plan available to non-executive staff of Group subsidiaries, where share options are granted. A third of the share options vest and can be exercised each year. After being fully vested, the share options have a four-year exercise period. There were no outstanding options as of December 31, 2024 (2023: nil, 2022: 372,942). No options were exercised in 2024, 2023 or in 2022.

	2024	2023	2022
Outstanding options at the end of the year	—	—	372,942
Weighted average exercise price in euro	—	—	24.37

Movements in the number of share options outstanding and their related weighted average exercise prices in euro are as follows:

	2024 Average exercise price per share option	Number of options	2023 Average exercise price per share option	Number of options	2022 Average exercise price per share option	Number of options
As of January 1	—	—	24.37	372,942	27.61	700,553
Forfeited	—	—	24.39	(372,942)	31.31	(327,611)
Exercised	—	—	—	—	—	—

As of December 31	—	—	—	—	24.37	372,942

Share options outstanding at the end of the year have the following expiry date and exercise prices in euro:

Grant	Expiry date	Exercise price per share options	Number of options
			2024	2023	2022
2016	2023	24.39	—	—	372,942

			—	—	372,942

2.	Simulated Restricted Share Units (‘SRSU’)

In 2017 the Group introduced a new compensation plan which has progressively replaced the STAR Plan. SRSU are cash-settled awards delivered on June 1 following a three-year vesting period. The liability for the cash-settled awards is measured initially and at the end of each reporting period until settled, at the fair value of the share appreciation rights, taking into account the terms and conditions on which the stock appreciation rights were granted and recognized to the extent to which the employees have rendered services to date.

During 2024, no SRSU have been granted (2023: 1,233,352). During the same period, 282,548 SRSUs have been forfeited (2023: 172,473) and 647,870 SRSU have been vested (2023: 652,648). A liability of EUR 3,525,918 has been recognized in the consolidated statements of financial position as of December 31, 2024 (December 31, 2023: EUR 7,290,615) based on the 1,735,344 outstanding SRSUs (December 31, 2023: 2,665,762 ) measured at the Group’s share price at the end of the year on a pro-rata basis over 3 years vesting period.

3.	Equity Based Compensation Plan comprising options (‘EBCP Option’)

The EBCP Option is usually available to Group executives. Under the plan, the “date of Option Grant” means the first business day that follows fifteen (15) market trading days for Shares after the Allocation Period during which the Fair Market Value is fixed. For EBCP Option grants till year 2020 inclusive and prior, one-quarter of the entitlement vests on each January 1 of the four years following the Date of Option

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Grant. For EBCP Grants from 2021 onwards a 3-year cliff vesting on June 1 (Y+3) was introduced. One EBCP Grant has an exceptional vesting arrangement whereby one fifth of the entitlement vests on each June 1 of the five years following the Date of Option Grant. There was no stock option issuance in year 2024. Once vested, the options can be exercised until the tenth anniversary of the original grant.

	2024	2023	2022
Outstanding options at the end of the year	15,165,029	19,049,997	20,348,470
Weighted average exercise price in euro	11.54	11.88	12.09

Out of 15,165,029 outstanding options as the end of 2024 (2023: 19,049,997, 2022: 20,348,470), 12,183,981 options are exercisable (2023: 11,242,584, 2022: 10,456,400). In 2024 59,060 treasury shares were delivered at a weighted average exercise price of EUR 5.97 each, while in 2023 147,451 treasury shares were delivered at a weighted average exercise price of EUR 6.11 each and in 2022 715,431 treasury shares were delivered at a weighted average exercise price of EUR 5.97 each. On average, in 2024, the related weighted average share price at the time of exercise during 2024 was EUR 6.11 per share.

Movements in the number of share options outstanding and their related weighted average exercise prices in euro are as follows:

	2024 Average exercise price per share option	Number of options	2023 Average exercise price per share option	Number of options	2022 Average exercise price per share option	Number of options
As of January 1	11.88	19,049,997	12.09	20,348,470	13.17	18,767,922
Granted	—	—	—	—	8.26	4,286,464
Forfeited	13.33	(3,825,908)	16.32	(1,151,022)	16.25	(1,990,485)
Exercised	5.97	(59,060)	6.11	(147,451)	5.97	(715,431)

As of December 31	11.54	15,165,029	11.88	19,049,997	12.09	20,348,470

Share options outstanding at the end of the year have the following expiry date and exercise prices in euro:

Grant	Expiry date	Exercise price per share options	Number of options
			2024	2023	2022
2022	2032	8.40	3,037,691	3,805,164	3,925,594
2022	2032	6.00	196,834	247,307	247,307
2021	2031	6.40	2,571,440	3,069,930	3,183,714
2020	2030	5.97	2,810,388	3,434,330	3,657,372
2019	2029	15.01	1,304,353	1,638,010	1,755,453
2018	2028	18.23	242,000	407,000	407,000
2018	2028	12.67	2,540,829	3,038,030	3,253,658
2017	2027	21.15	1,249,983	1,600,721	1,757,123
2016	2026	24.39	888,300	1,084,398	1,181,646
2015	2025	32.73	323,211	407,535	447,665
2014	2024	26.5	—	317,572	347,511
2013	2023	23.51	—	—	184,427

			15,165,029	19,049,997	20,348,470

4.	Equity Based Compensation Plan (‘EBCP’)

The EBCP is also a program for executives and senior executives of the Group, comprising performance shares (‘EBCP PS’) and restricted shares (‘EBCP RS’). Under the plan, restricted shares are allocated to

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

executives at the beginning of May each year and these vest on the June 1 following the third anniversary of the grant. Performance shares are allocated at the beginning of May each year. Vesting for performance shares are subject to the achievement of the Total Shareholder Return (“TSR”), measured on a relative basis to the median TSR performance of a panel of comparable companies and reviewed by the Remuneration Committee prior to the Share Vesting Date. In addition, starting from share grant 2023, with first vesting being on June 1, 2026, the performance shares for members of the Senior Leadership Team, are subject to Environmental, Social and Governance (“ESG”) metrics which will be applied as a modifier to the TSR and will be reviewed by the Remuneration Committee prior to the Share Vesting Date.

	2024	2023
Restricted and performance shares outstanding at the end of the year	4,438,497	4,215,486
Weighted average fair value in euro	5.51	5.44

During 2024, 456,894 restricted shares (2023: 451,705) and 1,635,264 (2023: 1,287,594) performance shares were granted; 196,299 restricted shares (2023: 67,853 ) and 355,197 performance shares (2023: 86,772) were forfeited; and 944,846 performance shares (2023: 604,047 ) and 372,805 restricted shares (2023: 238,645 ) were exercised.

The fair value of STARs and EBCP Option granted is estimated as at the date of the grant using a binomial model. The fair value of EBCP RS is estimated at the date of the grant by restating discounted dividends from share price and taking into account the terms and conditions upon which the shares were granted. The fair value of EBCP PS is estimated at the date of the grant using a Monte-Carlo simulation model and taking into account the terms and conditions upon which the shares were granted.

The following table lists the average value of inputs to the model used for the years ended December 31, 2024 and December 31, 2023.

2024	EBCP PS and EBCP RS
Dividend yield (%)	11.04%
Risk-free interest rate (%)	2.80%
Expected life of options (years)	3
Share price at inception (EUR)	5.26
Fair value per option/share (EUR)	4.23-3.83
Total expected cost for each plan (€million)	4.95-1.87

2023	EBCP PS and EBCP RS
Dividend yield (%)	10.22%
Risk-free interest rate (%)	2.74%
Expected life of options (years)	3
Share price at inception (EUR)	5.59
Fair value per option/share (EUR)	5.41-4.16
Total expected cost for each plan (€million)	8.60

The expected life of options is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may or may not necessarily be the actual outcome.

The total charge for the year for share-based compensation amounted to EUR 10 million (2023: EUR 13 million, 2022: EUR 12 million), out of which equity-settled EUR 10 million (2023: EUR 9 million, 2022: EUR 9 million) and cash-settled EUR 0 million (2023: EUR 4 million, 2022: EUR 3 million).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 27—Borrowings

As of December 31, 2024 and 2023, the Group’s interest-bearing borrowings were:

€ million	Effective interest rate	Maturity	Amounts outstanding 2024, carried at amortized cost
Non-current
Eurobond 2026 (EUR 650 million)	1.625%	March 2026	651
Euro Private Placement 2027 (EUR 140 million under EMTN)	4.00%	May 2027	140
Eurobond 2027 (EUR 500 million)	0.875%	November 2027	499
Eurobond 2028 (EUR 400 million)	2.00%	July 2028	398
Eurobond 2029 (EUR 750 million)	3.50%	January 2029	746
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	32
German bond (EUR 50 million), non-listed	4.00%	November 2032	50
US Bond (USD 250 million)	5.30%	April 2043	235
US Bond (USD 500 million)	5.30%	March 2044	468
Hybrid Bond NC5.25 (EUR 500 million)	5.50%	September 2054	494
Hybrid Bond NC8 (EUR 500 million)	6.00%	September 2054	496
Fixed Term Loan (SES Astra 1P Sarl), non-listed	3.15%	March 2031	28
Floating Term Loan Facility (SES Satellites Ventures Sarl), non-listed	SOFR 3M + 2.2%	March 2030	10

Total non-current			4,247

Current
German bond (EUR 250 million), non-listed	1.71%	December 2025	250
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	17
Fixed Term Loan (SES Astra 1P Sarl), non-listed	3.15%	March 2031	6

Total current			273

€ million	Effective interest rate	Maturity	Amounts outstanding 2023, carried at amortized cost
Non-current
German bond (EUR 250 million)	1.71%	December 2025	250
Eurobond 2026 (EUR 650 million)	1.625%	March 2026	652
Euro Private Placement 2027 (EUR 140 million under EMTN)	4.00%	May 2027	140
Eurobond 2027 (EUR 500 million)	0.875%	November 2027	497
Eurobond 2028 (EUR 400 million)	2.00%	July 2028	397
Eurobond 2029 (EUR 750 million)	3.50%	January 2029	745
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	50
German bond (EUR 50 million)	4.00%	November 2032	50
US Bond (USD 250 million)	5.30%	April 2043	220
US Bond (USD 500 million)	5.30%	March 2044	442

Total non-current			3,443

Current
Perpetual Bond (EUR 550 million)	5.625%	January 2024	550
German bond (EUR 150 million), non-listed	EURIBOR 6M + 0.80%	June 2024	150
Fixed Term Loan (LuxGovSat), non-listed	3.30%	December 2027	16

Total current			716

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

European Medium-Term Note (‘EMTN’) programme

SES has an EMTN programme enabling SES, or SES Americom Inc., to issue as and when required notes up to a maximum aggregate amount of EUR 5,500 million. As of December 31, SES had issued EUR 3,440 million (2023: EUR 2,440 million) under the EMTN programme with maturities ranging from 2026 to 2054.

German bond issue of EUR 400 million (2024/2025)

In 2018 the Group issued EUR 400 million in the German bond (‘Schuldschein’) market. The transaction consisted of two individual tranches:

•	a EUR 150 million tranche with a floating interest rate of a six-month EURIBOR plus a margin of 0.8% and a final maturity date on June 18 2024 was settled in full at maturity.

•	a EUR 250 million tranche with a fixed interest rate of 1.71% and a final maturity date on December 18, 2025.

EUR 650 million Eurobond (2026)

In 2018 SES issued a EUR 500 million 8-year bond under the EMTN program. On June 22, 2021 SES announced the successful launch and pricing of a tap of its 1.625% Notes in which it has agreed to sell incremental senior unsecured fixed rate notes of EUR 150 million. These notes were priced at 106.665% of their nominal value. The bond bears interest at a fixed rate of 1.625% and has a final maturity date on March 22, 2026.

EUR 500 million Eurobond (2027)

In November 2019, SES issued a EUR 500 million bond under the EMTN program. The bond has an 8-year maturity and bears interest at a fixed rate of 0.875% and has a final maturity date on November 4, 2027.

EUR 140 million Private Placement (2027)

In 2012 SES issued three individual tranches of a total EUR 140 million Private Placement under the EMTN program with ING Bank N.V. The Private Placement has a 15-year maturity, beginning May 31, 2012, and bears interest at a fixed rate of 4.00%.

EUR 400 million Eurobond (2028)

In July 2020, SES issued a EUR 400 million bond under the EMTN program. The bond has an 8-year maturity and bears interest at a fixed rate of 2.00% and has a final maturity date on July 2, 2028.

EUR 750 million Eurobond (2029)

On June 14, 2022, SES issued a EUR 750 million bond under the EMTN program. The bond has a 7-year maturity, bears interest at a fixed rate of 3.50%, and has a final maturity date on January 14, 2029.

German bond issue of EUR 50 million (2032)

In 2012 the Group signed an agreement to issue EUR 50 million in the German bond (‘Schuldschein’) market. The German bond bears a fixed interest rate of 4.00% and matures on November 12, 2032.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

144A Bond USD 750 million (2023)

In 2013 SES completed a 144A offering in the US market issuing a USD 750 million 10-year bond with a coupon of 3.60%. The Bond was settled in full at maturity on April 4, 2023.

144A Bond USD 250 million (2043)

In 2013 SES completed a 144A offering in the US market issuing a USD 250 million 30-year bond with a coupon of 5.30% and a final maturity date on April 4, 2043.

144A Bond USD 500 million (2044)

In 2014 SES completed a 144A offering in the US market issuing a USD 500 million 30-year bond with a coupon of 5.30% and a final maturity date of March 25, 2044.

Syndicated loan

The facility is provided by 19 banks and has been structured as a 5-year multi-currency revolving credit facility. In 2021 the Company extended the termination date from June 26, 2025 to June 26, 2026. Another extension in 2024 set the termination date to June 26, 2028. The facility is for EUR 1,200 million and the interest payable is linked to a ratings grid. At the current SES credit rating of BBB/ Baa3, the interest rate is 45 basis points over EURIBOR/SOFR. As of December 31, 2024 and 2023, no amount had been drawn under this facility.

European Investment Bank (‘EIB’) Financing Facility EUR 300 million (2029)

On December 16, 2022 SES signed a seven-year contract with the EIB which will support the funding of SES’s three fully digital satellites serving Western Europe, Africa and the Middle East. The facility is available for disbursement at fixed or floating rates linked to a ratings grid. At the current SES credit rating of BBB/ Baa3 this equates to 0.42% per annum over EURIBOR (in case of a floating rate) or over a base rate as determined by the EIB (in the case of a fixed rate). As of December 31, 2024 and 2023, no amount had been drawn under this facility.

2016 Deeply Subordinated Fixed Rate Resettable Securities for EUR 550 million (“Perpetual Bond”)

In November 2016 SES issued Deeply Subordinated Fixed Rate Resettable Securities of EUR 550 million at a coupon of 5.625 percent. On December 4, 2023, the Company issued a ‘Notice of Redemption’ to holders of securities with a call date on January 29, 2024 triggering its reclassification from equity to short-term borrowings as of December 31, 2023. Consequently, the Bond has now been fully settled.

EUR 115 million LuxGovSat Credit Facility

In 2015 LuxGovSat S.A. signed a financing agreement with BGL BNP Paribas for EUR 115 million at a fixed coupon rate of 3.30%. The facility is repayable in 14 semi-annual instalments and has a final maturity date of December 1, 2027. As of December 31, 2024, total borrowings of EUR 49 million (2023 EUR 66 million) were outstanding under the fixed term facility and the Company is in compliance with the covenants specified in the facility.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

European Commercial Paper program

In 2012 SES signed the documentation for the inception of a joint EUR 1,000 million guaranteed European commercial paper program of SES S.A. and SES Americom Inc. (previously SES Global Americas Holdings Inc.). Issuances under the program represent senior unsecured obligations of the issuer and any issuance under the program is guaranteed by the non-issuing entity. The program is rated by Moody’s Investors Services and Fitch Ratings and is compliant with the standards set out in the STEP Market Convention. On July 4, 2024, this program was updated. As of December 31, 2024 and 2023, no borrowings were outstanding under this program.

Deeply Subordinated Fixed Rate Resettable Securities (‘Hybrid Dual-tranche Bond Offering’)

On September 6, 2024, SES S.A. announced the successful launch and pricing of a hybrid dual-tranche bond offering of EUR 1 billion. The settlement took place on September 12, 2024 and the notes are listed on the Luxembourg Stock Exchange. The transaction is composed of:

•	a EUR 500 million 30-year Non-Call (NC) 5.25-year tranche with a first reset date on December 12, 2029, and

•	a EUR 500 million 30-year NC 8-year tranche with a first reset date on September 12, 2032.

The NC 5.25-year notes bear a coupon of 5.5% per annum and were priced at 99.473% of their nominal value, while the NC 8-year notes will bear a coupon of 6% per annum and were priced at par.

Fixed Term Loan (SES Astra 1P S. à r.l.)

In December 2024, SES received an interest-bearing loan of EUR 33.5 million from Volantis S.à r.l.. The loan has a fixed interest rate of 3.15%, will be repaid in instalments, and matures in 2031.

Floating Term Loan Facility (SES Satellites Ventures S. à r.l.)

In December 2024, SES entered into a loan agreement with Elm (Luxembourg) S.à r.l. for USD 28.1 million to be granted in several instalments. The loan has at Term SOFR plus 2.2% variable interest rate. As of December 31, 2024, the Group had received USD 10.5 million. The loan is repayable in instalments, with a final maturity date in 2030.

Term Loan Agreement

The facility is provided by 24 banks and has been structured as a 5-year term loan facility. The facility amount is EUR 963 million (USD 1,000 million), and the termination date is set for June 15, 2029. The agreement was signed on June 14, 2024 and is related to the acquisition of Intelsat. The interest payable is linked to a ratings grid, with the rate based on the Term SOFR plus a margin that varies according to the SES credit rating. As of December 31, 2024, no amount had been drawn under this facility.

Bridge Facility Agreement

The facility has been structured as a EUR 3 billion bridge facility. The agreement was signed on April 30, 2024 and is related to the acquisition of Intelsat. The interest payable is linked to a ratings grid, with the rate based on the EURIBOR plus a margin that varies according to the SES credit rating. SES secured financing for the acquisition through this initial EUR 3 billion bridge facility and a EUR 963 million (USD 1 billion) Term Loan Facility dated June 14, 2024 (“TLA”). Upon entering the TLA, EUR 930 million of the Bridge Facility was

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

canceled. Additionally, on September 12, 2024, the Company raised EUR 1 billion in Hybrid financing, which similarly led to the cancelation of an equivalent portion of the Bridge Facility. As of December 31, 2024, the facility amount is EUR 1,079 million and no amount had been drawn under this facility.

European Investment Bank (‘EIB’) Financing Facility EUR 25 million

On December 23, 2024, SES signed a finance contract with the EIB to support the funding of a satellite communications system for rural Central Asia. The facility is available for disbursement at fixed or floating rates linked to a ratings grid. At the current SES credit rating of BBB/Baa3, this equates to 0.36% per annum over EURIBOR (in the case of a floating rate) or over a base rate as determined by the EIB (in the case of a fixed rate). Final availability date falls 24 months after the signature of the contract. As of December 31, 2024, no amount has been drawn under this facility.

European Investment Bank (‘EIB’) Financing Facility EUR 125 million

On December 23, 2024, SES signed a finance contract with the EIB to support the funding of a satellite constellation project. The facility is available for disbursement at fixed or floating rates linked to a ratings grid. At the current SES credit rating of BBB/Baa3, this equates to 0.36% per annum over EURIBOR (in the case of a floating rate) or over a base rate as determined by the EIB (in the case of a fixed rate). Final availability date falls 24 months after the signature of the contract. As of December 31, 2024, no amount has been drawn under this facility.

IBOR Reform

Regulatory authorities have identified and recommended alternative benchmark rates and best practice to support the transition of IBORs to respective alternatives (e.g. SOFR, €STR, SONIA). These changes have been reviewed and do not have any material impact on the Group’s consolidated financial statements and future funding capabilities.

Note 28—Provisions

€ million	2024	2023
Non-current	3	3
Current	128	88
Total	131	91

Movements in each class of provision during the financial year are set out below:

€ million	Group tax provision	Restructuring provision	Other provisions	Total
Balance as of January 1, 2024	59	31	1	91
Additional provisions recognized	4	63	5	72
Unused amounts reversed	—	—	—	—
Used during the year	—	(41)	—	(41)
Reclassifications	(30)	(2)	40	8
Impact of currency translation	1	—	—	1
Balance as of December 31, 2024	34	51	46	131

Non-current	2	—	1	3
Current	32	51	45	128

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

€ million	Group tax provision	Restructuring provision	Other provisions	Total
Balance as of January 1, 2023	58	14	2	74
Additional provisions recognized	7	27	—	34
Unused amounts reversed	—	—	(1)	(1)
Used during the year	—	(10)	—	(10)
Reclassification to income tax payable	(3)	—	—	(3)
Impact of currency translation	(3)	—	—	(3)
Balance as of December 31, 2023	59	31	1	91

Non-current	2	—	1	3
Current	57	31	—	88

€ million	Group tax provision	Restructuring provision	Other provisions	Total
Balance as of January 1, 2022	44	16	2	62
Additional provisions recognized	15	9	—	24
Unused amounts reversed	—	—	—	—
Used during the year	—	(13)	—	(13)
Reclassification to income tax payable	1	—	—	1
Impact of currency translation	(2)	2	—	—

Balance as of December 31, 2022	58	14	2	74
Non-current	5	—	2	7
Current	53	14	—	67

Group tax provision

Group tax provision mainly relates to disputed withholding tax (‘WHT’) obligations in India where tax authorities have sought to impose WHT on payments from Indian customers despite the existence of a tax treaty that SES believes does not permit this. New Skies Satellites B.V., a Dutch subsidiary of SES providing services in India, has consistently appealed against these decisions from the Indian tax authorities and the case is currently pending before the Indian Supreme Court. Despite the tax technical merits of SES’s arguments, there remains a high-level of uncertainty as to how the Indian Supreme Court will rule. Management believes that it is at present more-likely-than-not that New Skies Satellites B.V. will not be able to obtain a favorable ruling from the Indian Supreme Court and therefore records a provision for this uncertain tax position representing management’s best estimate of the most likely cash out. The increase in the Group tax provision was mainly due to a refund of withholding taxes under litigation.

The accrued interest on the disputed WHT position (EUR 30 million) has been reclassified in 2024 as ‘Other provisions’ (EUR 40 million) and ‘Deferred Tax Asset’ (EUR 10 million).

Restructuring provision

Expenses of the year include an amount of EUR 54 million (2023: EUR 27 million, 2022: EUR 9 million) of staff-related restructuring expenses (Note 5). The consolidated statements of financial position includes a provision of EUR 51 million (2023: EUR 31 million).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 29—Trade and other payables

€ million	2024	2023
Trade creditors	58	60
Payments received in advance (please also see Note 30)	25	25
Liability in respect of IRIS[2]	300	—
Interest on borrowings	63	52
Personnel-related liabilities	69	90
Tax liabilities other than for income tax	15	31
Other financial liabilities	148	132

Total	678	390
Financial liabilities	663	359
Non-financial liabilities	15	31

Tax liabilities mainly relate to VAT payables in the amount of EUR 10 million as of December 31, 2024 (2023: EUR 22 million).

Funds received in connection with the EU IRIS2 project

On December 16, 2024, the European Commission has awarded the SpaceRISE consortium the contract to design, deliver, and operate IRIS² for the next 12 years (see Note 1). The amount of EUR 300.0 million (2023: EUR nil) represents the funds received from European Commission in relation to this programme, representing initial funding for programme costs arising in the first year of the programme for both SES ASTRA S.A. and other consortium members and subcontractors.

Note 30—Other long-term liabilities

€ million	2024	2023
Employee benefits obligations	14	13
Payments received in advance	23	47
Other long-term financial liabilities	18	23

Total	55	83

Employee benefits obligations

In the Group’s US operations certain employees benefit from an externally insured post-retirement health benefit plan. As of December 31, 2024, accrued premiums of EUR 7 million (2023: EUR 6 million) are included in this position.

There were no contributions made in 2024 to Group pension schemes (2023: nil).

In addition, certain employees of the US operations benefit from defined contribution pension plans. A liability of EUR 8 million has been recognized as of December 31, 2024 (2023: EUR 10 million) in this respect, out of which EUR 0 million is included under ‘Trade and other payables’ (2023: EUR 2 million).

Payments received in advance

In the framework of receivables securitization transactions completed in June 2019 the Group received a net cash amount of EUR 59 million, from the financial institution as advance settlement of future receivables arising between 2022 and 2024 under contracts with a specific customer. The entire outstanding balance of EUR 25 million as of December 31, 2023 was repaid to the financial institution in January 2024.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

In June 2022, the Company received a net cash amount of EUR 47 million from the financial institution as advance settlement of future receivables arising between 2024 and 2025 under contracts with a specific customer. A corresponding aggregate liability including interest of EUR 48 million (2023: EUR 72 million), representing SES’s obligation towards the financial institution to continue to provide services to the customer in accordance with the terms of the customer contract, is recorded in the consolidated statements of financial position as of December 31, 2024 under ‘Trade and other payables’ for EUR 25 million (2023: EUR 25 million) and under ‘Other financial long-term liabilities’ for EUR 23 million.

Other long-term liabilities

The other long-term liabilities include customer collateral deposits amounting to EUR 18 million (2023: EUR 23 million).

Note 31—Fixed assets suppliers

€ million	2024	2023
Non-current	426	313
Current	184	455

Fixed assets suppliers represent liabilities for assets being either acquired directly through procurement contracts with asset manufacturers, or in the framework of agreements whereby the asset is being acquired by an intermediary but where in substance SES bears the risks and rewards of the procurement. In the latter case the Company accrues for construction-related liabilities on the basis of pre-determined milestones agreed between the manufacturer and the relevant parties, see also Note 30. Non-current fixed assets suppliers are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

The main procurements under this caption are:

•	Satellites for the mPOWER MEO constellation: EUR 233 million (2023: EUR 377 million)

•	Three replacement GEO satellites: EUR 347 million (2023: 330 million EUR)

•	One GEO satellite already in orbit: EUR 0 million (2023: EUR 31 million)

mPOWER satellites

In September 2017, the Company, jointly with its subsidiary O3b Networks Limited, entered as Procurement Agent into a Master Procurement Agency and Option Agreement with a financial institution in connection with the procurement by that financial institution of seven medium-Earth orbit satellites from a satellite manufacturer. At the end of the satellite construction period the Group has the right to acquire, or lease, the satellites from the financial institution or to direct their sale to a third-party.

In August 2020 the Company exercised the option under the Purchase and Sale agreement to procure four additional O3b mPOWER satellites. The Company, again jointly with its subsidiary O3b Networks Limited, entered as Procurement Agent into a second Master Procurement Agency and Option Agreement with a financial institution in connection with the procurement by that financial institution of the additional satellites. At the end of the satellite construction period, foreseen in 2023, the Group again has the right to acquire, or lease, the satellites from the financial institution or to direct their sale to a third-party.

In November 2023 the Company exercised the option under the Purchase and Sale agreement to procure two additional O3b mPOWER satellites to be delivered in 2026. In December 2024, the Company exercised the option to purchase mPOWER satellite 8 and 11.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Since the underlying Satellite Purchase and Sale Agreements are directly between the financial institutions and the satellite manufacturer, there is no contractual obligation on the side of the Procurement Agents during the satellite construction process. However, SES management takes the view that there is a constructive obligation arising over the procurement period and hence the Group is accruing for the costs of this program.

SES has the right to nominate shortly before the end of the construction period the entity within the Group which will acquire or lease those assets. SES management expects that the satellites will be acquired or leased in due course by the company SES mPOWER S.à r.l. in Luxembourg, except satellites 12 and 13 which will be acquired or leased by SES Satellites Ventures S.à r.l..

Three replacement GEO satellites

In 2021, the Company entered into a procurement agreement for the acquisition of three GEO satellites. Payment of milestones is done through signatures of a series of promissory notes with a maturity date of January 2025, 2026 and 2027, respectively.

GEO satellite already in orbit

In 2016, the Company entered into a procurement agreement for the acquisition of one of the Company’s GEO satellites. The final obligations in connection with this satellite were settled in December 2024.

Note 32—Commitments and contingencies

Intelsat Acquisition

On April 30, 2024, SES S.A. announced an agreement to purchase 100% of the equity of Intelsat Holdings S.à r.l. for a cash consideration of USD 3.1 billion (EUR 2.8 billion) and certain contingent value rights. The transaction is subject to relevant regulatory filings and clearances as well as customary provisions concerning cooperation and measures in seeking such regulatory clearances, which are expected to be received during the second half of 2025.

Intelsat or SES may be required to pay the other party a Breach Termination Fee of USD 300 million plus certain documented out-of-pocket expenses, if the Share Purchase Agreement is terminated under certain circumstances, Intelsat may be required to pay SES a Vote Condition Termination Fee of USD 300 million, plus certain documented out-of-pocket expenses, if the Share Purchase Agreement is terminated under certain circumstances, and SES may be required to pay Intelsat a Regulatory Condition Termination Fee of USD 250 million, plus certain documented out-of-pocket expenses, if the Share Purchase Agreement is terminated under certain other circumstances.

IRIS2 Concession Agreement

On December 16, 2024, the European Commission awarded the SpaceRISE consortium (“Consortium”), consisting of SES ASTRA S.A. (Consortium Lead Member), a subsidiary of the Company, Eutelsat and Hispasat, the Concession Agreement to design, deliver, and operate IRIS² (Infrastructure for Resilience, Interconnectivity and Security by Satellite) programme for the next 12 years, EU’s new state-of-the-art multi-orbit connectivity system.

SES’s contribution to IRIS² will be to develop, procure, and operate 18 new MEO satellites. The initial phases of IRIS² will benefit from upfront public funding with limited need for private financing in the early years of design and procurement. In total, SES expects to contribute approximately 40%—50% of the MEO

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

cost while having the benefit of commercialising over 90% of the MEO capacity and part of the LEO capacity. The capital expenditure for IRIS² of up to EUR 1.8 billion would be spread across the period from 2027 and 2030.

Under the IRIS2 contract, SES’s commitment to invest the above-mentioned amount is subject to confirmation twelve months after the original contract signature date (December 16, 2024) through a contractual mechanism which allows SES to evaluate the status of the IRIS2 contract execution and its compliance with SES’s investment conditions. If such conditions are not met, SES will propose to the European Commission and the other parties involved necessary adjustments to the terms and conditions of the IRIS2 contract. In the absence of an agreement with the European Commission on such a revised proposal then SES would be able to unilaterally terminate its contractual commitments under the IRIS2 contract at the cost of circa EUR 8 million in termination fees.

In December 2024 the Group received an initial funding (“Pre-financing”) of EUR 300 million (2023: EUR nil) from the European Commission for IRIS² programme costs arising in the first year of the programme for both the Group and other consortium members and subcontractors. In the event of an early termination of the Concession Agreement for IRIS², the Group has a contractual commitment to refund the European Commission any residual portion of the EUR 300 million Pre-financing which is unused or uncleared against milestones accepted in accordance with the Concession Agreement.

Capital expenditure commitments

The Group had outstanding commitments in respect of contracted capital expenditure totaling EUR 281 million as of December 31, 2024 (2023: EUR 376 million). These commitments largely reflect the procurement of satellites and satellite launchers and are stated net of liabilities under these programs which are already disclosed under “Fixed assets suppliers”, see Note 31. The commitments as of December 31, 2024 also include EUR 64 million (2023: EUR 67 million) in connection with the renewal of the agreement with Luxembourg government in respect of SES’s concession to operate satellites under Luxembourg’s jurisdiction.

The capital expenditure commitments arising under these agreements as of December 31 are as follows:

€ million	2024	2023
Within one year	96	258
After one year but not more than five years	143	72
After more than five years	42	46

Total	281	376

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Other commitments

The Group’s other commitments include transponder service agreements for the purchase of satellite capacity from third parties under contracts with a maximum life of eight years for EUR 47 million (2023: EUR 24 million), cloud computing service agreements for EUR 59 million (2023: EUR 78 million), as well as EUR 64 million (2023: EUR 67 million) in connection with capital contributions into a Luxembourg space sector fund in connection with the renewal of the agreement with Luxembourg government in respect of SES’s concession to operate satellites under Luxembourg’s jurisdiction.

€ million	2024	2023
Within one year	160	152
After one year but not more than five years	130	130
After more than five years	45	47

Total	335	329

The total expense recognized for transponder service agreements in 2024 was EUR 158 million (2023: EUR 141 million, 2022: EUR 94 million).

Litigation

There were no significant litigation claims against the Group as of December 31, 2024, or as of December 31, 2023.

Guarantees

On December 31, 2024 the Group had outstanding bank guarantees of EUR 39 million (2023: EUR 48 million) with respect to performance and warranty guarantees for services of satellite operations.

Note 33—Leases

Lessor

During 2024 the Group recognized EUR 49 million of leasing income (2023: EUR 22 million, 2022: EUR 6 million) related to customer lease contracts (see Note 4) and EUR 5 million of finance lease income (2023: nil) related to an equipment finance lease contract (see Note 7).

Lessee

The Group’s right-of-use assets and associated liabilities are measured at the present value of the remaining lease payments, discounted using the Group’s weighted average incremental borrowing rate of the previous year, namely 2.97% (2023: 2.87%, 2022: 2.76%).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Amounts recognized in the consolidated statements of financial position

The Group leases office buildings, third-party transponders, ground segment assets and other fixtures and fittings, tools and equipment as set out below.

€ million	Buildings	Transponders (included within Space Segment)	Ground segment	Other fixtures and fittings, tools and equipment	December 31, 2024
Right-of-use assets
Cost	32	27	25	2	86
Accumulated depreciation	(15)	(10)	(10)	(1)	(36)

Total	17	17	15	1	50

€ million	Buildings	Transponders (included within Space Segment)	Ground segment	Other fixtures and fittings, tools and equipment	December 31, 2023
Right-of-use assets
Cost	49	15	14	2	80
Accumulated depreciation	(29)	(7)	(5)	(1)	(42)

Total	20	8	9	1	38

There were EUR 39 million (2023: EUR 18 million) additions to the right-of-use assets during 2024, partially offset by EUR 35 million (2023: EUR 5 million) disposals of expired assets. The depreciation charge for the year on such assets was EUR 25 million (2023: EUR 19 million).

Lease liabilities are presented below as of December 31:

€ million	2024	2023
Maturity analysis—contractual undiscounted cash flows
Within one year	19	17
After one year but not more than five years	28	19
More than five years	8	9

Total	55	45

Lease liabilities included in the consolidated statements of financial position of December 31
Current	19	16
Non-current	32	23

Total	51	39

The leases of office buildings typically run for a period of 2-10 years and leases of ground segment assets for 5 years. Some leases include an option to renew the lease for an additional period after the end of the contract term. The Group assesses at lease commencement whether it is reasonably certain to exercise the extension option. The Group reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant change in circumstances within its control.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Amounts recognized in the consolidated income statements

Depreciation charge of right-of-use assets:

€ million	2024	2023	2022
Buildings	5	6	10
Transponders (included within Space Segment)	15	9	4
Ground segment	4	3	4
Other fixtures and fittings, tools and equipment	1	1	1

Total	25	19	19

Finance cost:

€million	2024	2023	2022
Interest expense	2	2	2

Total	2	2	2

The total cash outflow for leases in 2024 was EUR 26 million (2023: EUR 22 million, 2022: EUR 17 million).

Note 34—Cash flow information

Net cash generated by operating activities

Other non-cash items in the consolidated income statements, disclosed in other notes are:

•	Restructuring expense (Note 5)

•	Charge for share-based compensation (Note 26)

•	Provision for the impairment of trade and other receivables (Note 20)

•	Inventory provision (Note 18)

•	Net foreign exchange gains (Note 7)

•	Finance lease income (Note 7)

•	Interest income (Note 7)

•	Amortization of loan originations costs (Note 7)

•	Income from structured financing (Note 8)

•	Fair value gains/ losses on financial assets (Note 8)

Non-cash investing activities

Purchases of property, plant and equipment or intangible assets not included as a cash outflow in the consolidated statements of cash flows are disclosed in Notes 14, 15 and 16.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Net debt reconciliation

This section sets out an analysis of net debt and the movements in net debt for 2024 and 2023.

€ million	2024	2023
Cash and cash equivalents	3,521	2,907
Borrowings—repayable within one year	(273)	(716)
Borrowings—repayable after one year	(4,247)	(3,443)

Net debt[1]	(999)	(1,252)

€ million	2024	2023
Cash and cash equivalents	3,521	2,907
Borrowings - floating rates	(10)	(150)
Borrowings - fixed interest rates	(4,510)	(4,009)

Net debt[1]	(999)	(1,252)

1

Net debt excludes lease liabilities. Including these, net debt as of December 31, 2024 was EUR 1,050 million (2023: EUR 1,292 million). The total cash outflow for leases in 2024 was EUR 26 million (2023: EUR 22 million).

€ million	Cash and cash equivalents	Borrowings repayable within one year	Borrowings repayable after one year	Total
Net debt as of January 1, 2024	2,907	(716)	(3,443)	(1,252)
Cash flows (net)	472	717	(1,034)	155
Foreign exchange adjustments	142	—	(42)	100
Transfers (see Note 27)	—	(273)	273	—
Other non-cash movements*	—	(1)	(1)	(2)

Net debt as of December 31, 2024	3,521	(273)	(4,247)	(999)

€ million	Cash and cash equivalents	Borrowings repayable within one year	Borrowings repayable after one year	Total
Net debt as of January 1, 2023	1,047	(719)	(3,629)	(3,301)
Cash flows (net)	1,983	706	—	2,689
Foreign exchange adjustments	(123)	—	36	(87)
Transfers (see Note 27)	—	(700)	150	(550)
Other non-cash movements*	—	(3)	—	(3)

Net debt as of December 31, 2023	2,907	(716)	(3,443)	(1,252)

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

€ million	Cash and cash equivalents	Borrowings repayable within one year	Borrowings repayable after one year	Total
Net debt as of January 1, 2022	1,049	(57)	(3,524)	(2,532)
Cash flows (net)	(17)	57	(744)	(704)
Foreign exchange adjustments	15	—	(90)	(75)
Transfers	—	(719)	719	—
Other non-cash movements*	—	—	10	10

Net debt as of December 31, 2022	1,047	(719)	(3,629)	(3,301)

*	related to loan origination costs

During 2024 the Group issued a hybrid dual-tranche bond for EUR 1 billion and entered into two new loan agreements for total amounts of EUR 33.5 million and USD 28.1 million to be granted in several instalments. The Group also reimbursed the 2016 Perpetual Bond for EUR 550 million and a EUR 150 million tranche of the German bond.

During 2023 the Group issued European Commercial Paper for EUR 260 million (2022: EUR nil million) and reimbursed EUR 260 million (2022: EUR nil million). These have been presented net in the consolidated statements of cash flows.

Note 35—Related parties

The state of Luxembourg holds a direct 11.58% voting interest in the Company and two indirect interests, both of 10.88% each, through two state owned banks, Banque et Caisse d’Epargne de l’Etat and Société Nationale de Crédit et d’Investissement and is therefore deemed to have a significant influence over the Company. These shares constitute the Company’s Class B shares, as described in Note 24.

In 2024 the Company generated revenue of EUR 31 million (2023: EUR 27 million) with departments of the Government of the state of Luxembourg and held a trade receivable of EUR 0 million as of December 31, 2024 (2023: EUR 4.1 million).

There were no transactions with other related parties in 2024, nor in 2023, which would require disclosure.

The total remuneration paid to directors for attendance at board and committee meetings in 2024 amounted to EUR 1.2 million (2023: EUR 1.2 million, 2022: EUR 1.0 million). These amounts are computed on a fixed and variable basis, the variable part being based upon attendance at board and committee meetings.

The key management of the Group, defined as the Senior Leadership Team, received compensation as follows:

€ million	2024	2023	2022
Remuneration including bonuses and other benefits*	8	10	7
Share-based compensation plans	2	1	3

Total	10	11	10

*	2024 remuneration of SLT members includes EUR 0 million (2023: EUR 1.6 million) of contractual severance payment for departing Senior Leadership Team members

The total outstanding amount in respect of share-based payment instruments allocated to key management as of December 31, 2024 was 2,542,423 (2023: 3,868,807, 2022: 5,455,577).

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 36—C-band repurposing

The Group was subject to the Federal Communications Commission’s Report and Order and Order of Proposed Modification dated February 28, 2020 (‘the Order’) in connection with the clearing of a 300 MHz band of C-band downlink spectrum between 3,700 and 4,000 MHz by December 2025 to support the rapid deployment of terrestrial 5G services in the continental United States (‘CONUS’).

SES filed its Phase II Certification of Accelerated Relocation with the FCC on July 10, 2023, completing SES’s obligations under the Order. The FCC validated the certificate on August 9, 2023, at which time the EUR 2,714 million (USD 2,991 million) of Accelerated Relocation Payments were fully earned. SES received the Accelerated Relocation Payments between August 24, 2023 and October 13, 2023. SES paid EUR 424 million of income tax in respect of the Accelerated Relocation Payments in 2023. Since the C-band repurposing project is not the result of a contract with a customer, the proceeds were not accounted for as revenue but rather as ‘C-band repurposing income’.

To facilitate the clearing of the spectrum SES procured six C-band satellites and necessary launch vehicles. The Group’s ground facilities were also consolidated and upgraded to comply with the provisions of the Order, with customers and affiliated earth stations being equipped with special filters, new antennae and/or other capabilities so that they can be migrated to work with services operating in the remaining 200 MHz of spectrum (between 4,000 MHz and 4,200 MHz) available to satellite operators.

For capitalized costs related to the procurement of the C-band satellites, launches, and upgraded ground facilities, the Group recorded credits to the recorded book values of the related asset when the costs had been incurred and the Group had obtained reasonable assurance that the costs will be reimbursed and that it will comply with the requirements attached to the reimbursement. The costs and expected reimbursements recorded in the consolidated statements of financial position under “Assets in the course of construction” (Note 15) are presented in the following table:

€ million	Space segment	Ground segment	Total
Cost as of January 1, 2024	1,033	55	1,088
Additions	—	—	—
Impact of currency translation	65	4	69
Cost as of December 31, 2024	1,098	59	1,157
Expected reimbursements as of January 1, 2024	(243)	(50)	(293)
Additions / (rejections) (net)	11	(1)	10
Repayments	213	44	257
In-kind reimbursements	22	—	22
Impact of currency translation	(5)	(2)	(7)
Expected reimbursements as of December 31, 2024	(2)	(9)	(11)

€ million	Space segment	Ground segment	Total
Cost as of January 1, 2023	1,022	53	1,075
Additions	48	4	52
Impact of currency translation	(37)	(2)	(39)
Cost as of December 31, 2023	1,033	55	1,088
Expected reimbursements as of January 1, 2023	(345)	(51)	(396)
Additions / (rejections) (net)	(36)	(2)	(38)
Repayments	129	1	130
Impact of currency translation	9	2	11
Expected reimbursements as of December 31, 2023	(243)	(50)	(293)

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

€ million	Space segment	Ground segment	Total
Cost as of January 1, 2022	668	37	705
Additions	315	14	329
Impact of currency translation	39	2	41
Cost as of December 31, 2022	1,022	53	1,075
Expected reimbursements as of January 1, 2022	(668)	(37)	(705)
Additions / (rejections) (net)	(311)	(13)	(324)
Repayments	679	1	680
Impact of currency translation	(45)	(2)	(47)
Expected reimbursements as of December 31, 2022	(345)	(51)	(396)

In 2024 the Group incurred no capital expenditures (2023: EUR 52 million, 2022: EUR 329 million) which were partially offset by expected reimbursements as per the table above. Due to the finalization of reimbursable amounts versus expectations, an amount of EUR 11 million was reclassified from ‘Other receivables’ to ‘Assets-under-construction’ (2023: EUR 38 million reclassified from ‘Assets-under-construction’ to ‘Other receivables’).

With effect from February 28, 2024, the Group and the C-Band overlay licensees entered into two Settlement Agreements whereby the Group would retain its legal title to the two C-Band satellites SES-19 and SES-23 for an aggregate amount of USD 24 million (EUR 22 million).

The Group records repurposing operating expenses as incurred and corresponding reimbursement income when the Group has obtained reasonable assurance that the costs will be reimbursed and that it will comply with any associated requirements.

In 2024 the Group recorded C-band repurposing income of EUR 88 million (2023: EUR 2,744 million, 2022: EUR 184 million), including the Accelerated Relocation Payments mentioned above. C-band-related expenses of EUR 5 million (2023: EUR 47 million, 2022: EUR 30 million) represent cost of sales of EUR 1 million (2023: EUR 2 million, 2022: EUR 3 million), accumulated staff costs is nil (2023: EUR 29 million, 2022: EUR 12 million) and other operating expenses (including travel and consulting charges) of EUR 4 million (2023: EUR 16 million, 2022: EUR 15 million).

As of December 31, 2024, in connection with the operating expenses and capital expenditures above, the Group had other receivables of EUR 87 million (2023: EUR 350 million) related to the C-band repurposing project. Of the outstanding amount, EUR 79 million is expected to be received in March 2025 with the balance received later in 2025.

As of December 31, 2024, SES had no remaining commitments for C-band repurposing expenditures (2023: EUR 3 million).

Note 37—Subsequent events

Repurchase of Deeply Subordinated Fixed Rate Resettable Securities

On January 23, 2025, SES S.A. announced it has repurchased in the open market an aggregate amount of EUR 100 million in principal amount of its EUR 625 million Deeply Subordinated Fixed Rate Resettable Securities issued on May 27, 2021. In accordance with the terms and conditions of the Securities, the purchased Securities will be canceled. Following these transactions, the outstanding principal amount of the Securities is EUR 525 million.

There have been no other material events occurring between the reporting date and the date when the consolidated financial statements were approved by the Board of Directors.

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Note 38—Consolidated subsidiaries, associates

The consolidated financial statements include the financial statements of the Group’s subsidiaries and associates listed below:

	Country	Economic interest % 2024	Consol- idation method 2024	Economic interest % 2023	Consol- idation method 2023	Economic interest % 2022	Consol- idation method 2022
Luxembourg Space Sector Development General Partner S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
Luxembourg Space Sector Development SCSp	Luxembourg	50	Full	50	Full	50	Full
LuxGovSat S.A.[16]	Luxembourg	50	Full	50	Full	50	Full
SES-10 S.à r.l.[7]	Luxembourg	—	—	—	—	100	Full
SES-17 S.à r.l. [1]	Luxembourg	—	—	100	Full	100	Full
SES Asia S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES Astra S.A.	Luxembourg	100	Full	100	Full	100	Full
SES Astra Services Europe S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES Engineering (Luxembourg) S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES Finance S.à r.l.[1]	Luxembourg	—	—	100	Full	100	Full
SES Insurance International (Luxembourg) S.A.	Luxembourg	100	Full	100	Full	100	Full
SES Insurance International Re (Luxembourg) S.A.	Luxembourg	100	Full	100	Full	100	Full
SES Latin America S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES LU Satellite Holdings S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES LU US Holdings S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES mPOWER S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES Participations S.A. [1]	Luxembourg	—	—	100	Full	100	Full
SES Networks Lux S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES Networks Satellites S.à r.l.	Luxembourg	100	Full	100	Full	100	Full
SES Techcom S.A.	Luxembourg	100	Full	100	Full	100	Full
Société Européenne des Satellites Telecomunicaciones de Argentina S.A.	Argentina	100	Full	100	Full	100	Full
New Skies Satellites Australia Pty Ltd [1]	Australia	—	—	100	Full	100	Full
O3b Teleport Services (Australia) Pty Limited	Australia	100	Full	100	Full	100	Full
Redu Operations Services S.A. [3,8]	Belgium	100	Full	48	Equity	48	Equity
Redu Space Services S.A. [3]	Belgium	100	Full	52	Full	52	Full
Satellites Ventures (Bermuda) Ltd	Bermuda	50	Full	50	Full	50	Full
New Skies Satellites Ltda	Brazil	100	Full	100	Full	100	Full
SES DTH do Brasil Ltda	Brazil	100	Full	100	Full	100	Full

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

	Country	Economic interest % 2024	Consol- idation method 2024	Economic interest % 2023	Consol- idation method 2023	Economic interest % 2022	Consol- idation method 2022
SES Satelites Directo Ltda	Brazil	100	Full	100	Full	100	Full
SES Telecomunicações do Brasil Ltda.	Brazil	100	Full	100	Full	100	Full
Northern Americas Satellite Ventures, Inc.	Canada	100	Full	100	Full	100	Full
SES Telecomunicaciones de Chile SpA	Chile	100	Full	100	Full	100	Full
SES Telecomunicaciones de Colombia S.A.S.	Colombia	100	Full	100	Full	100	Full
GSN GoSat Distribution Network Limited [1]	Cyprus	—	—	100	Full	100	Full
ASTRA France S.A.	France	100	Full	100	Full	100	Full
HD Plus GmbH	Germany	100	Full	100	Full	100	Full
ASTRA Deutschland GmbH [7]	Germany	—	—	—	—	100	Full
SES Germany GmbH	Germany	100	Full	100	Full	100	Full
SES Media Solutions GmbH	Germany	100	Full	100	Full	100	Full
SES Networks GmbH [7]	Germany	—	—	—	—	100	Full
SES Technologies Verwaltungs GmbH [7,12]	Germany	—	—	—	—	100	Full
SES HD Plus Ghana Limited Company	Ghana	100	Full	84.7	Full	84.7	Full
West Africa Platform Services Limited [1,16]	Ghana	—	—	49	Full	49	Full
SES Satellites (Gibraltar) Limited	Gibraltar	100	Full	100	Full	100	Full
Jio Space Technology Limited [9]	India	49	Equity	49	Equity	49	Equity
Orbitconnect India Private Limited [10,12]	India	75	Full	75	Full	100	Full
SES Satellites India Private Limited	India	100	Full	100	Full	100	Full
PT MX1 Smartcast Indonesia	Indonesia	100	Full	100	Full	100	Full
SES Satellite Leasing Limited[1]	Isle of Man	—	—	100	Full	100	Full
MX1 Limited	Israel	100	Full	100	Full	100	Full
O3b Limited	Jersey	100	Full	100	Full	100	Full
O3b Networks Limited [1]	Jersey	—	—	100	Full	100	Full
Sirius Satellite Services SIA	Latvia	100	Full	100	Full	100	Full
QuetzSat Directo S. de R.L. de C.V.	Mexico	100	Full	100	Full	100	Full
QuetzSat S. de R.L. de C.V.	Mexico	100	Full	100	Full	100	Full
Satelites Globales S. de R.L. de C.V.	Mexico	100	Full	100	Full	100	Full
SES Mexico, S. de R.L. de C.V.[14]	Mexico	100	Full	100	Full	100	Full
New Skies Satellites BV	Netherlands	100	Full	100	Full	100	Full
New Skies Satellites Argentina BV	Netherlands	100	Full	100	Full	100	Full

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

	Country	Economic interest % 2024	Consol- idation method 2024	Economic interest % 2023	Consol- idation method 2023	Economic interest % 2022	Consol- idation method 2022
New Skies Satellites Licensee BV	Netherlands	100	Full	100	Full	100	Full
New Skies Satellites Mar BV	Netherlands	100	Full	100	Full	100	Full
O3b Sales B.V. [7]	Netherlands	—	—	—	—	100	Full
SES Engineering (Netherlands) BV	Netherlands	100	Full	100	Full	100	Full
SES Holdings (Netherlands) BV	Netherlands	100	Full	100	Full	100	Full
SES New Skies Marketing BV	Netherlands	100	Full	100	Full	100	Full
SES Satellite Nigeria Limited	Nigeria	100	Full	100	Full	100	Full
O3b Teleport Services (Peru) SAC	Peru	100	Full	100	Full	100	Full
O3b Services (Portugal) Ltda	Portugal	100	Full	100	Full	100	Full
SES Services Romania S.R.L.	Romania	100	Full	100	Full	100	Full
SES World Skies Singapore Pte Limited	Singapore	100	Full	100	Full	100	Full
SES ASTRA Africa Proprietary Limited	South Africa	100	Full	100	Full	100	Full
SES Satélites Ibérica, S.L.	Spain	100	Full	100	Full	100	Full
SES Astra AB	Sweden	100	Full	100	Full	100	Full
SES Finance Services AG	Switzerland	100	Full	100	Full	100	Full
SES Sirius Ukraina	Ukraine	100	Full	100	Full	100	Full
Al Maisan Satellite Communications Company LLC	UAE	35	Full	35	Full	35	Full
ASTRA (GB) Limited	UK	100	Full	100	Full	100	Full
SES Defence UK Limited	UK	100	Full	100	Full	100	Full
Americom Asia Pacific LLC	USA	100	Full	100	Full	100	Full
Global Enterprise Solutions Inc. [12,16]	USA	100	Full	100	Full	100	Full
Global Networks Services LLC [7,12]	USA	—	—	—	—	100	Full
MX1 LLC [7]	USA	—	—	—	—	100	Full
O3b Networks USA LLC	USA	100	Full	100	Full	100	Full
SES 5G Customer Services LLC	USA	100	Full	100	Full	100	Full
SES Americom (Asia 1A) LLC	USA	100	Full	100	Full	100	Full
SES Americom Inc.	USA	100	Full	100	Full	100	Full
SES Engineering (US) Inc [7].	USA	—	—	—	—	100	Full
SES Global-Americas Inc [1]	USA	—	—	100	Full	100	Full
SES Global Americas Holdings Inc. [1,13]	USA	—	—	100	Full	100	Full
SES Satellites International, LLC	USA	100	Full	100	Full	100	Full
SES Space and Defense, Inc.[15,16]	USA	100	Full	100	Full	100	Full
SES US Satellite Holdings LLC	USA	100	Full	100	Full	100	Full
TSI International LLC [7,12]	USA	—	—	—	—	100	Full
SES Global technology Services India Private Limited [4]	India	100	Full	—	—	—	—
SES Astra 1P S.à r.l. [6]	Luxembourg	100	Full	—	—	—	—

Consolidated financial statements

as of and for the years ended December 31, 2024, December 31, 2023 and December 31, 2022

	Country	Economic interest % 2024	Consol- idation method 2024	Economic interest % 2023	Consol- idation method 2023	Economic interest % 2022	Consol- idation method 2022
SES Satellites Ventures S.à r.l [6]	Luxembourg	100	Full	—	—	—	—
SES SD Mission Partners, Inc [5]	USA	100	Full	—	—	—	—
ASTRA CEE Sp. z o.o [11]	Poland	—	—	—	—	—	—
SES ASTRA (Romania) S.r.l [11].	Romania	—	—	—	—	—	—
SES Telecommunicaciones de Mexico S. de R.L. de C.V. [11]	Mexico	—	—	—	—	—	—
New Skies Satellites, LLC [11].	USA	—	—	—	—	—	—
O3b Teleport Serviços (Brasil) Ltda.[11]	Brasil	—	—	—	—	—	—
O3b Networks (Brasil) Ltda [11]	Brasil	—	—	—	—	—	—
EMP Media Port Ltd [11]	Cyprus	—	—	—	—	—	—
SES Techcom Afrique S.A. S.U11	Burkina Faso	—	—	—	—	—	—
SES Telecomunicaciones de Colombia Zona Franca S.A.S.[11]	Colombia	—	—	—	—	—	—
MX1 (Thailand) Ltd[11]	Thailand	—	—	—	—	—	—
O3b Africa Limited [11]	Mauritius	—	—	—	—	—	—

1.	Entity sold, merged, or liquidated in 2024
2.	Entity sold, merged or liquidated after the reporting date
3.	SES Techcom S.A. acquired all shares in Redu Space Services S.A. and Redu Operations Services S.A. on May 22, 2024
4.	SES Global Technology Services India Private Limited was incorporated on July 20, 2024
5.	SES SD Mission Partners, Inc. incorporated on March 13, 2024
6.	SES Astra 1P S.à r.l. and SES Satellites Ventures S.à r.l. incorporated on November 8, 2024
7.	Entity sold, merged, or liquidated in 2023
8.	Redu Operations Services S.A. is a service provider in the area of ground operations
9.	Jio Space Technology Limited is a sales entity established in connection with SES’s cooperation with Reliance Jio
10.	Formerly SES Marketing India Private Limited
11.	Entity sold, merged, or liquidated in 2022
12.	Entity acquired in 2022
13.	Change in legal form of entity in 2022 from General Partnership into a US corporation (‘Inc.’)
14.	Formerly Sistemas Satelitales de Mexico S. de R.L. de C.V.
15.	Formerly SES Government Solutions, Inc.
16.	See Note 2, ‘Significant accounting judgments and estimates’

Independent Auditors’ Report

To the Shareholders and Board of Directors

Intelsat S.A.:

Opinion

We have audited the consolidated financial statements of Intelsat S.A. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2024 and 2023 (Successor), the ten-month period ended December 31, 2022 (Successor), and the two-month period ended February 28, 2022 (Predecessor), and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023 (Successor), the ten-month period ended December 31, 2022 (Successor), and the two-month period ended February 28, 2022 (Predecessor), in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Required Supplementary Information

U.S. generally accepted accounting principles require that the condensed consolidated information on pages F-168 to F-173 be presented to supplement the basic consolidated financial statements. Such information is the responsibility of management and, although not a part of the basic consolidated financial statements, is required by the Company’s credit agreements which consider it to be an essential part of financial reporting for placing the basic consolidated financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with GAAS, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic consolidated financial statements, and other knowledge we obtained during our audit of the basic consolidated financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ KPMG LLP

McLean, Virginia

February 28, 2025

INTELSAT S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,259,291	$997,435
Restricted cash	4,665	11,223
Receivables, net of allowances	289,407	312,362
Receivables relating to C-band	268,746	—
Contract assets, net of allowances	35,955	54,330
Inventory	181,543	214,420
Prepaid expenses and other current assets	86,627	126,839

Total current assets	2,126,234	1,716,609

Satellites and other property and equipment, net	4,776,162	4,464,357
Goodwill	1,074,620	783,928
Non-amortizable intangible assets	1,050,000	1,050,000
Amortizable intangible assets, net	128,713	132,311
Contract assets, net of current portion and allowances	48,282	49,720
Other assets	665,105	670,744

Total assets	$9,869,116	$8,867,669

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$352,408	$233,298
Taxes payable	17,972	10,377
Employee-related liabilities	103,606	71,307
Accrued interest payable	64,887	63,172
Contract liabilities	187,701	188,644
Finance lease liabilities	28,675	35,652
Deferred satellite performance incentives	16,379	15,701
Other current liabilities	81,845	82,723

Total current liabilities	853,473	700,874

Long-term debt, net of current portion	3,000,000	3,000,000
Contract liabilities, net of current portion	713,681	563,019
Finance lease liabilities, net of current portion	508,068	478,115
Deferred satellite performance incentives, net of current portion	90,727	75,672
Deferred income tax liabilities	29,660	38,416
Accrued retirement benefits, net of current portion	58,483	45,509
Other long-term liabilities	306,742	309,129

Total liabilities	5,560,834	5,210,734

Commitments and contingencies
Shareholders’ equity:
Common shares ($0.01 par value; 92,599,545 shares authorized; 68,096,468 shares issued and 67,876,468 shares outstanding at December 31, 2023 and 68,442,264 shares issued and 68,222,264 shares outstanding at December 31, 2024)	681	684
Paid-in capital	3,615,296	3,149,922
Retained earnings	666,932	485,030
Accumulated other comprehensive loss	(86)	(2,606)
Treasury shares, at cost (220,000 shares at both December 31, 2023 and 2024)	(6,545)	(6,545)

Total Intelsat S.A. shareholders’ equity	4,276,278	3,626,485

Noncontrolling interest	32,004	30,450

Total liabilities and shareholders’ equity	$9,869,116	$8,867,669

See accompanying notes to the consolidated financial statements.

INTELSAT S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Revenue	$345,668	$1,738,541	$2,104,467	$1,985,732
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	128,952	675,654	833,756	827,093
Selling, general and administrative	74,772	359,375	467,322	459,283
Depreciation and amortization	104,897	461,425	536,408	589,677
Satellite impairment	—	5,177	—	100,909
Impairment of goodwill and other intangible assets	—	321,322	6,383	290,692
Other operating expense (income), net—C-band	37,359	(105,322)	(643,946)	(286,999)

Total operating expenses, net	345,980	1,717,631	1,199,923	1,980,655

Income (loss) from operations	(312)	20,910	904,544	5,077
Interest expense	(57,869)	(322,259)	(437,384)	(267,244)
Interest income	1,326	308,623	239,762	67,115
Other income (expense), net	2,780	(125,818)	(1,020)	5,414
Gain on disposition of ARP rights	—	—	139,001	—
Reorganization items	4,679,517	(33,755)	—	—

Income (loss) before income taxes	4,625,442	(152,299)	844,903	(189,638)
Income tax benefit (expense)	3,905	591	(23,432)	5,832

Net income (loss)	4,629,347	(151,708)	821,471	(183,806)
Net loss (income) attributable to noncontrolling interest	(397)	(1,908)	(923)	1,904

Net income (loss) attributable to Intelsat S.A.	$4,628,950	$(153,616)	$820,548	$(181,902)

See accompanying notes to the consolidated financial statements.

INTELSAT S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Net income (loss)	$4,629,347	$(151,708)	$821,471	$(183,806)
Other comprehensive income (loss), net of tax:
Defined benefit retirement plans:
Reclassification adjustment for amortization of unrecognized prior service credits, net of tax included in other income (expense), net	(417)	—	—	—
Reclassification adjustment for amortization of unrecognized actuarial loss, net of tax included in other income (expense), net	869	—	(1,187)	(293)
Unrealized gains (losses) arising during the period, net of tax	(1,111)	12,884	(11,783)	(2,227)

Other comprehensive income (loss)	(659)	12,884	(12,970)	(2,520)
Comprehensive income (loss)	4,628,688	(138,824)	808,501	(186,326)
Comprehensive loss (income) attributable to noncontrolling interest	(397)	(1,908)	(923)	1,904

Comprehensive income (loss) attributable to Intelsat S.A.	$4,628,291	$(140,732)	$807,578	$(184,422)

See accompanying notes to the consolidated financial statements.

INTELSAT S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(in thousands, except where otherwise noted)

	Common Shares		Treasury Shares
	Number of Shares (in millions)	Amount	Number of Shares (in millions)	Amount	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Intelsat S.A. Shareholders’ Equity (Deficit)	Noncontrolling Interest
Balance at December 31, 2021 (Predecessor)	500.0	$5,000	—	$—	$2,571,055	$(7,298,315)	$(50,624)	$(4,772,884)	$3,841

Net income	—	—	—	—	—	4,628,950	—	4,628,950	397
Contribution from parent, net	—	—	—	—	175,706	—	—	175,706	—
Share-based compensation	—	—	—	—	615	—	—	615	—
Repurchase and cancellation of formation shares of Intelsat S.A.	—	—	—	—	34	—	—	34	—
Postretirement/pension liability adjustment, net of tax	—	—	—	—	—	—	(659)	(659)	—

Balance at February 28, 2022 (Predecessor)	500.0	$5,000	—	$—	$2,747,410	$(2,669,365)	$(51,283)	$31,762	$4,238

Fresh start adjustments:
Elimination of Predecessor common shares, paid-in capital and accumulated deficit	(500.0)	(5,000)	—	—	(2,664,365)	2,669,365	—	—	—
Elimination of accumulated other comprehensive loss	—	—	—	—	(51,283)	—	51,283	—	—
Change in value of noncontrolling interest	—	—	—	—	(31,762)	—	—	(31,762)	31,762
Issuance of new Intelsat S.A. common shares	67.7	677	—	—	3,710,323	—	—	3,711,000	—

Balance at February 28, 2022 (Successor)	67.7	$677	—	$—	$3,710,323	$—	$—	$3,711,000	$36,000

Net income (loss)	—	—	—	—	—	(153,616)	—	(153,616)	1,908
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	(5,979)
Share-based compensation	—	—	—	—	19,347	—	—	19,347	—
Postretirement/pension liability adjustment, net of tax	—	—	—	—	—	—	12,884	12,884	$—

Balance at December 31, 2022 (Successor)	67.7	$677	—	$—	$3,729,670	$(153,616)	$12,884	$3,589,615	$31,929

Net income (loss)	—	—	—	—	—	820,548	—	820,548	923
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	(848)
Repurchases of common shares	—	—	(0.2)	(6,545)	—	—	—	(6,545)	—
Share premium distribution, authorized ($1.873 per common share or RSU)	—	—	—	—	(130,000)	—	—	(130,000)
Share-based compensation	0.3	3	—	—	15,626	—	—	15,629	—
Issuance of Intelsat S.A. common shares held in escrow	0.1	1	—	—	—	—	—	1	—
Postretirement/pension liability adjustment, net of tax	—	—	—	—	—	—	(12,970)	(12,970)	—

Balance at December 31, 2023 (Successor)	68.1	$681	(0.2)	$(6,545)	$3,615,296	$666,932	$(86)	$4,276,278	$32,004

Net income (loss)	—	—	—	—	—	(181,902)	—	(181,902)	(1,904)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	350
Share premium distribution, authorized ($7.07 per common share or RSU)	—	—	—	—	(500,133)	—	—	(500,133)
Share-based compensation, net of tax	0.3	3	—	—	34,759	—	—	34,762	—
Postretirement/pension liability adjustment, net of tax	—	—	—	—	—	—	(2,520)	(2,520)	—

Balance at December 31, 2024 (Successor)	68.4	$684	(0.2)	$(6,545)	$3,149,922	$485,030	$(2,606)	$3,626,485	$30,450

See accompanying notes to the consolidated financial statements.

INTELSAT S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Cash flows from operating activities:
Net income (loss)	$4,629,347	$(151,708)	$821,471	$(183,806)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash reorganization items, net	(4,993,537)	—	—	—
Depreciation and amortization	104,897	461,425	536,408	589,677
Provision for expected credit losses	1,439	24,171	11,345	2,800
Foreign currency transaction losses (gains)	(814)	2,926	(825)	3,649
Loss on disposal of assets	28	125	599	9
Impairment of goodwill and other intangible assets	—	321,322	6,383	290,692
Satellite impairment loss	—	5,177	—	100,909
Accelerated relocation payment rights	—	(268,694)	(347,861)	—
Share-based compensation	1,279	19,347	25,429	46,598
Deferred income taxes	(11,777)	(19,635)	(16,361)	9,296
Amortization of discount, premium, issuance costs and related costs	1,026	154	163	163
Amortization of actuarial loss (gain) and prior service credits for retirement benefits	(669)	13,094	(13,183)	(2,561)
Gains on investments and loans held-for-investment	(630)	(2,062)	(1,715)	(3,313)
Amortization of supplemental type certificate costs	1,184	—	—	—
Changes in operating assets and liabilities:
Receivables	608,959	612,769	3,743,344	242,315
Prepaid expenses, contract and other assets	53,466	92,831	65,741	(63,913)
Accounts payable and accrued liabilities	56,836	42,295	(42,841)	(20,862)
Accrued interest payable	26,289	58,526	(35,036)	(931)
Contract liabilities	75,434	123,821	(708,565)	(149,882)
Accrued retirement benefits	(1,496)	(26,211)	3,356	(12,974)
Other long-term liabilities	6,240	44,453	(201,111)	(22,289)

Net cash provided by operating activities	557,501	1,354,126	3,846,741	825,577

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(107,537)	(510,448)	(584,253)	(376,122)
Purchases of available-for-sale investments	—	—	—	(15,000)

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Acquisition of loans held-for-investment	—	(272)	(1,602)	—
Sales (purchases) of investments, net	(53)	3,128	(12,149)	—
Capital contribution to unconsolidated affiliate	—	—	(5,000)	(2,900)
Contribution received from joint venture partner	—	—	25,763	350
Proceeds from principal repayments on loans held-for-investment	109	13,467	—	125
Acquisition of intangible assets	(432)	(8,815)	(17,687)	(21,487)

Net cash used in investing activities	(107,913)	(502,940)	(594,928)	(415,034)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	6,190,000	—	—	—
Repayments of long-term debt	(5,666,521)	(386,209)	(2,803,791)	—
Repayments of debtor-in-possession financing	(1,250,000)	—	—	—
Proceeds from revolving credit facilities	—	65,000	—	—
Repayments of revolving credit facilities	—	(65,000)	—	—
Debt issuance costs	(223,657)	—	—	—
Principal payments on deferred satellite performance incentives	(7,332)	(15,592)	(13,135)	(14,125)
Principal payments on finance lease obligations	—	—	(10,725)	(30,108)
Dividends paid to noncontrolling interest	—	(5,979)	(848)	—
Repurchases of common shares	—	—	(6,545)	—
Share premium distribution to shareholders	—	—	—	(611,315)
Dividend equivalents paid to equity award holders	—	—	—	(1,762)
Payments for employee taxes withheld upon vesting of restricted stock units	—	—	—	(11,839)

Net cash used in financing activities	(957,510)	(407,780)	(2,835,044)	(669,149)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(70)	(2,942)	953	(4,764)

Net change in cash, cash equivalents and restricted cash	(507,992)	440,464	417,722	(263,370)
Cash, cash equivalents and restricted cash, beginning of period	929,737	421,745	862,209	1,279,931

Cash, cash equivalents and restricted cash, end of period	$421,745	$862,209	$1,279,931	$1,016,561

Supplemental cash flow information:				—
Interest paid, net of amounts capitalized	$26,139	$187,367	$391,807	$200,195
Income taxes paid (refunds received), net	1,916	12,068	64,284	(4,051)
Cash paid for reorganization items included in cash flows from operating activities	144,519	50,872	1,195	—

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued capital expenditures	54,912	(29,314)	25,419	15,275
Change in deferred satellite performance incentives	—	—	22,255	(2,392)
Conversion of payment-in-kind interest on loans held-for-investment	—	2,196	5,423	6,166
Accrued share premium distribution	—	—	130,000	17,166
Reclassification of inventory to satellites and other property and equipment	—	—	—	10,482
Reclassification of satellites and other property and equipment to amortizable intangible assets	—	—	—	12,625
Reclassification of satellites and other property and equipment to other assets	—	—	—	4,582
Contribution to investment	—	—	46,526	—
Conversion of loans held-for-investment to equity securities	—	11,764	—	—
Contribution from parent	175,706	—	—	—

See accompanying notes to the consolidated financial statements.

INTELSAT S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

Note 1—Background and Summary of Significant Accounting Policies

In this Annual Report, unless otherwise indicated or the context otherwise requires, (1) the terms “we,” “us,” “our,” “the Company” and “Intelsat” refer to Intelsat S.A. (formerly Intelsat Emergence S.A.) and its subsidiaries on a consolidated basis, (2) the term “Intelsat Holdings” refers to Intelsat Holdings S.á r.l., our direct wholly-owned subsidiary, (3) the term “Intelsat Investments” refers to Intelsat Investments S.á r.l., which was dissolved on December 31, 2023 and had been Intelsat Holdings’ direct wholly-owned subsidiary, (4) the term “Intelsat Luxembourg” refers to Intelsat (Luxembourg) S.á r.l., which was dissolved on December 31, 2023 and had been Intelsat Investments’ direct wholly-owned subsidiary, (5) the term “Intelsat Envision” refers to Intelsat Envision Holdings LLC, which was dissolved on September 30, 2023 and had been Intelsat Luxembourg’s direct wholly-owned subsidiary, (6) the term “Intelsat Connect” refers to Intelsat Connect Finance S.á r.l., which was dissolved on December 31, 2023 and had been Intelsat Envision’s direct wholly-owned subsidiary until Intelsat Envision’s dissolution on September 30, 2023, and after which was a wholly-owned subsidiary of Intelsat Luxembourg, (7) the term “Intelsat Jackson” refers to Intelsat Jackson Holdings S.A., which had been Intelsat Connect’s direct wholly-owned subsidiary until Intelsat Connect’s dissolution on December 31, 2023, and after which is a direct wholly-owned subsidiary of Intelsat Holdings, and (8) the term “Intelsat CA” refers to our commercial aviation business. In this Annual Report, unless the context otherwise requires, (a) all references to Intelsat S.A. refer to Intelsat S.A. (formerly Intelsat Emergence S.A.), and (b) all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band frequencies only.

Intelsat provides satellite communications services worldwide through a global communications network of 54 satellites and ground facilities related to the satellite operations and control, and teleport services. Further, through Intelsat CA, we are one of the largest direct providers of in-flight connectivity services to commercial airlines.

Intelsat operates one of the largest, most advanced satellite fleets and connectivity infrastructures in the world. We apply our expertise and global scale to reliably and seamlessly connect people, devices and networks in even the most challenging and remote locations. We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications in the air and on the seas, multinational corporations and internet service providers. We are also one of the leading providers of commercial satellite communication services to the U.S. government and other select military organizations and their contractors. Our network solutions are a critical component of our customers’ infrastructures and business models. In recent years, mobility services providers have contracted for services on our fleet that support broadband connections for passengers on commercial flights, cruise ships and commercial shipping, connectivity that in some cases is only available through our satellite network. In addition, our satellite neighborhoods provide our media customers with efficient and reliable broadcast distribution that maximizes audience reach, a technical and economic benefit that is difficult for terrestrial services to match. In developing regions, our satellite solutions often provide higher reliability than is available from local terrestrial telecommunications services and allow our wireless and enterprise customers access to geographies that they would otherwise be unable to serve.

SES S.A. to Acquire Intelsat

On April 30, 2024, SES S.A. and Intelsat announced an agreement for SES S.A. to acquire Intelsat through the purchase of 100% of the equity of Intelsat Holdings for a cash consideration of $3.1 billion and certain contingent value rights (the “SES Transaction”). The contingent value rights entitle the holders thereof to 42.5% of the net proceeds received by the combined company in respect of any monetization of the combined company’s usage rights for up to 100 MHz of the C-band spectrum within the 7.5 year period post-closing. On September 27, 2024, Intelsat distributed $500.1 million out of Intelsat’s share premium to Intelsat shareholders (refer to Note 9—Shareholders’ Equity). As a result of such distribution, the cash consideration payable by SES S.A. in connection with the SES Transaction has been reduced to $2.6 billion (subject to other adjustments). The SES Transaction has been unanimously approved by the board of directors of both companies, and Intelsat shareholders holding approximately 73% of the common shares have entered into customary support agreements requiring them to vote in favor of the transaction. The SES Transaction is subject to receiving relevant regulatory clearances and approval of Intelsat’s shareholders. Closing of the SES Transaction is expected to occur mid-year 2025.

Emergence from Voluntary Reorganization under Chapter 11 of the Bankruptcy Code; Fresh Start and Bankruptcy Accounting

On May 13, 2020, Intelsat S.A. (now Reorganized ISA S.A. upon the occurrence of certain restructuring transactions, which occurred substantially contemporaneously with the Effective Date (as defined herein)) and certain of its subsidiaries (each, a “Debtor” and collectively, the “Debtors”), commenced voluntary cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). On December 17, 2021, the Debtors filed an amended version of the Chapter 11 plan of reorganization—the Fourth Amended Joint Chapter 11 Plan of Reorganization of Intelsat S.A. and Its Debtor Affiliates (the “Final Plan”)—which was then confirmed by the Bankruptcy Court. On February 23, 2022 (the “Effective Date”), the Debtors emerged from the Chapter 11 Cases, upon which we adopted fresh start accounting (“Fresh Start Accounting”) in accordance with ASC 852, Reorganizations (“ASC 852”).

We evaluated the events between the Effective Date and February 28, 2022 and concluded that the use of an accounting convenience date of February 28, 2022 (the “Fresh Start Reporting Date”) would not have a material impact on our consolidated statements of operations or consolidated balance sheets. The consolidated financial statements after the Fresh Start Reporting Date are not comparable with the consolidated financial statements on or before that date as indicated by the “black line” division in the financial statements and footnote tables, which emphasizes the lack of comparability between amounts presented. References to “Predecessor” relate to the financial position of Intelsat S.A. (now Reorganized ISA S.A. upon the occurrence of certain restructuring transactions, which occurred substantially contemporaneously with the Effective Date (as defined herein)) and its subsidiaries on a consolidated basis prior to, and results of operations through and including, February 28, 2022. References to “Successor” relate to the financial position and results of operations of Intelsat S.A. and its subsidiaries on a consolidated basis as of and subsequent to February 28, 2022.

During the Predecessor period, the Company applied ASC 852, which requires the financial statements for periods subsequent to the commencement of our bankruptcy proceedings to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, we classified all expenses, gains or losses that were incurred or realized as a result of the Chapter 11 proceedings as reorganization items in our consolidated statements of operations.

C-band Spectrum Clearing

On March 3, 2020, the U.S. Federal Communications Commission (“FCC”) issued its final order in the C-band proceeding (the “FCC Final Order”). On August 14, 2020, Intelsat License LLC (“Intelsat License”) filed its C-band spectrum transition plan with the FCC, with ongoing updates as requested by the FCC. The most recent amended and final transition plan was filed on July 11, 2023. Under the FCC Final Order, we are entitled to receive reimbursement payments for certain C-band spectrum clearing expenses incurred, subject to the satisfaction of certain conditions set forth in the FCC Final Order.

C-band clearing related expenditures are either (i) capitalized under ASC 360, Property Plant, and Equipment (“ASC 360”) or other applicable accounting principles, or (ii) expensed as fulfillment costs as incurred. Fulfillment costs include costs to pay personnel or third parties to assist with customer reconfiguration and relocation, installation of filters, and program management costs.

As of both December 31, 2023 and 2024, we incurred reimbursable costs associated with the FCC Final Order of $1.8 billion, all of which has been received as of December 31, 2024. During the ten months ended December 31, 2022, year ended December 31, 2023 and year ended December 31, 2024, we received $940.8 million, $209.0 million and $602.9 million, respectively, of reimbursement for C-band clearing costs, a portion of which was used to repay certain outstanding debt (see Note 8—Debt). No similar proceeds were received during the two months ended February 28, 2022. As of December 31, 2024, we have received all C-band related payments and reimbursements, and have completed all applicable obligations under the FCC Final Order.

For the ten months ended December 31, 2022, year ended December 31, 2023 and year ended December 31, 2024, we recognized reimbursement income of $169.8 million, $720.9 million and $304.3 million, respectively, which are included within “Other operating expense (income), net—C-band” on our consolidated statements of operations, with no similar amount for the two months ended February 28, 2022.

For the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023 and year ended December 31, 2024, we expensed $37.4 million, $64.4 million, $76.9 million and $17.3 million, respectively, of C-band clearing related expenditures, which are included within “Other operating expense (income), net—C-band” on our consolidated statements of operations.

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Intelsat, its wholly-owned subsidiaries, and variable interest entities (“VIE”) of which we are the primary beneficiary, and are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We use the equity method to account for our investments in entities where we exercise significant influence over operating and financial policies but do not retain control under either the voting interest model (generally 20% to 50% ownership interest) or the variable interest model. We have eliminated all intercompany accounts and transactions.

(b) Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of these consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods, and the disclosures of contingent liabilities. Accordingly, ultimate results could differ from those estimates.

(c) Revenue Recognition

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite services from us by placing an order pursuant to one of several master customer service agreements and related service orders. Our Intelsat CA revenue is primarily earned from providing connectivity and entertainment services and through sales of equipment. See Note 4—Revenue for further discussion regarding revenue recognition policies.

(d) Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments.

ASC 820, Fair Value Measurement (“ASC 820”) defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings or changes in net assets as of the measurement date. ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date. We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

(e) Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less, which are generally time deposits with banks and money market funds. The carrying amount of these investments approximates fair value. Restricted cash represents legally restricted amounts primarily held as a compensating balance for certain outstanding letters of credit.

The following table presents a reconciliation of cash, cash equivalents and restricted cash reported within our consolidated balance sheets to the total sum of these amounts reported in our consolidated statements of cash flows (in thousands):

	As of December 31, 2023	As of December 31, 2024
Cash and cash equivalents	$1,259,291	$997,435
Restricted cash	4,665	11,223
Restricted cash included in other assets	15,975	7,903

Cash, cash equivalents and restricted cash	$1,279,931	$1,016,561

(f) Receivables and Allowance for Credit Losses

We provide satellite services and extend credit to numerous customers in the satellite communication, telecommunications and video markets, as well as the airline industry. We monitor our exposure to credit losses and maintain allowances for credit losses and anticipated losses. The Company’s methodology to measure the provision for credit losses considers all relevant information, including, but not limited to, information about historical collectability, current economic and market conditions, and reasonable and supportable forecasts of future economic conditions. We believe we have adequate customer collateral and reserves to cover our exposure.

The following table presents a roll-forward of the allowance for credit losses related to accounts receivable and contract assets reported within our consolidated balance sheets (in thousands):

	Accounts Receivable				Contract Assets
	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions(1)	Balance at End of Period	Balance at Beginning of Period	Charged to Costs and Expenses	Recoveries (Deductions)(1)	Balance at End of Period
Two Months Ended February 28, 2022 (Predecessor)(2)	$33,881	2,213	(33,836)	$2,258	$8,764	(774)	(2,022)	$5,968
Ten Months Ended December 31, 2022 (Successor)(3)	$2,258	25,461	(5,976)	$21,743	$5,968	(1,290)	(1,557)	$3,121
Year Ended December 31, 2023 (Successor)	$21,743	13,736	(5,804)	$29,675	$3,121	(2,391)	806	$1,536
Year Ended December 31, 2024 (Successor)	$29,675	3,287	(6,738)	$26,224	$1,536	(487)	—	$1,049

(1)	Reflects uncollectible accounts written off, net of recoveries.
(2)

As of February 28, 2022, the fair value of our net accounts receivable and contract assets balances approximated their carrying values; therefore, no fair value adjustment for Fresh Start Accounting was required.

(3)

Upon application of Fresh Start Accounting, the Company identified certain receivables and contract assets that met the definition of purchased financial assets with credit deterioration in accordance with ASC 326, Financial Instruments—Credit Losses. Therefore, the Company recognized allowances with corresponding increases to the amortized cost bases of receivables and contract assets as of the Fresh Start Reporting Date.

(g) Satellites and Other Property and Equipment

Satellites and other property and equipment are stated at historical cost, except for satellites that have been impaired. Satellites and other property and equipment acquired as part of an acquisition are recorded based on their fair value at the date of acquisition. Capitalized costs consist primarily of the costs of satellite construction and launch, including launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives that are expected to be payable to the satellite manufacturers (dependent on the continued satisfactory performance of the satellites), costs directly associated with the monitoring and support of satellite construction, and interest costs incurred during the period of satellite construction. See Note 10—Leases and “(u) Leases” below for a discussion regarding our finance lease accounting policies.

We depreciate satellites and other property and equipment on a straight-line basis over the following estimated useful lives:

Asset Description	Years
Buildings and improvements	10 -40
Satellites and related costs	10 - 18
Ground segment equipment and software	4 - 15
Furniture and fixtures and computer hardware	3 - 12
Leasehold improvements(1)	2 - 13
Network equipment	5 - 25
Finance leases	< 1 -12

(1)	Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the remaining lease term.

(h) Other Assets

Other assets primarily consist of investments in certain equity securities, equity method investments, loan receivables, right-of-use (“ROU”) assets, long-term restricted cash, long-term deposits and other miscellaneous deferred charges and long-term assets. See Note 6 - Investments for additional discussion regarding equity securities, equity method investments and loan receivable accounting policies. See Note 10 - Leases and “(u) Leases” below for additional discussion regarding ROU asset accounting policies.

(i) Goodwill and Other Intangible Assets

We account for goodwill and other intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other (“ASC 350”). Goodwill represents the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of identifiable net assets of businesses acquired. Goodwill and certain other intangible assets deemed to have indefinite lives are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The current guidance requires us to measure impairment using the difference between the carrying amount and the fair value of the reporting unit, if required. See Note 7 - Goodwill and Other Intangible Assets.

Intangible assets arising from business combinations are initially recorded at fair value. We record other intangible assets at cost. We amortize intangible assets with determinable lives based on the expected pattern of consumption. We review these intangible assets for impairment whenever facts and circumstances indicate that the carrying amounts may not be recoverable. See Note 7 - Goodwill and Other Intangible Assets.

(j) Impairment of Long-Lived Assets

We review long-lived assets, including property and equipment and acquired intangible assets with estimable useful lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is determined by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, we record an impairment charge in the amount by which the carrying amount of the asset exceeds its fair value, which we determine by either a quoted market price, if any, or a value determined by utilizing discounted cash flow techniques.

(k) Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). We are subject to income taxes in Luxembourg, as well as the United States and a number of other foreign jurisdictions. Significant judgment is required in the calculation of our tax provision and the resulting tax liabilities, and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

We regularly assess the likelihood that our deferred tax assets can be recovered. A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based on all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we are able to realize our deferred tax assets in the future in excess of their net recorded amount, we will make an adjustment to the deferred tax asset valuation allowance, which reduces the provision for income taxes.

During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities have full knowledge of the position and access to all relevant facts and information. When a tax position does not meet the more likely than not standard, we record a liability or contra asset for the entire amount of the unrecognized tax impact. Additionally, for tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

(l) Foreign Currency Translation

Our functional currency is primarily the U.S. dollar, since substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Assets and liabilities for entities with functional currencies other than the U.S. dollar are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average monthly rates of exchange prevailing during the period. We recognize differences on exchange arising on the settlement of the transactions denominated in currencies other than the U.S. dollar within “Other income (expense), net” in our consolidated statements of operations.

(m) Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other gains and losses affecting shareholders’ equity (deficit) that, under U.S. GAAP, are excluded from net income (loss). Such items consist primarily of pension related activity.

(n) Share-Based Compensation

We account for share-based compensation expense in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires us to measure and recognize compensation expense in our financial statements based on the fair value at the date of grant for our share-based awards, which include restricted stock units (“RSUs”) and stock options granted to certain employees and RSUs granted to certain eligible directors. We recognize compensation expense for these equity-classified awards over their requisite service period and adjust for forfeitures as they occur. See Note 12—Share-Based and Other Compensation Plans for further details.

(o) Deferred Satellite Performance Incentives

The cost of satellite construction may include an element of deferred consideration that we are obligated to pay to satellite manufacturers over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability due to the satellite manufacturers. Interest expense is recognized on the deferred financing and the liability is reduced as the payments are made.

(p) Derivative Instruments

We enter into derivative transactions primarily to manage our exposure to fluctuations in foreign exchange and interest rates. We employ risk management strategies, which may include the use of foreign currency swaps, interest rate swaps and interest rate caps. We measure all derivatives at fair value and recognize them as either assets or liabilities on our consolidated balance sheets. Changes in the fair value of derivative instruments not qualifying as hedges are recognized in earnings in the current period. We do not have any derivative instruments that have been designated as accounting hedges.

(q) Inventory

Inventories consist primarily of telecommunications systems and parts associated with our Intelsat CA business and are recorded at the lower of cost or market. We evaluate the need for write-downs associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable inventory values on a periodic basis.

(r) Warranty

We provide warranties on parts and labor related to our products for Intelsat CA. Our warranty terms range from one to five years. Warranty reserves are established for costs that are estimated to be incurred after the sale, delivery and installation of the products under warranty. The warranty reserves are determined based on known product failures, historical experience and other available evidence, and are included in “Other current liabilities” in our consolidated balance sheets.

The following table provides a roll-forward of the warranty reserve reported within our consolidated balance sheets (in thousands):

	Balance at Beginning of Period	Accruals for Warranties Issued	Settlements of Warranties	Fresh Start Adjustments(1)	Balance at End of Period
Two Months Ended February 28, 2022 (Predecessor)	18,469	961	(1,116)	6,480	$24,794
Ten Months Ended December 31, 2022 (Successor)	$24,794	9,858	(7,883)	—	$26,769
Year Ended December 31, 2023 (Successor)	$26,769	12,040	(10,484)	—	$28,325
Year Ended December 31, 2024 (Successor)	$28,325	11,673	(12,259)	—	$27,739

(1)	Reflects fair value adjustments due to the adoption of Fresh Start Accounting.

(s) Software Development Costs

For software sold as part of our equipment sales in connection with our Intelsat CA business, we capitalize software development costs once technological feasibility has been established. Capitalized software development costs are included within “Amortizable intangible assets, net” in our consolidated balance sheets. Such capitalized software costs are amortized on a product-by-product basis over the remaining estimated economic life of the product, based on the greater of the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or the straight-line method. These amortization costs are presented within “Depreciation and amortization” in our consolidated statements of operations.

(t) Research and Development

Research and development costs are charged to expense in the period in which they are incurred and totaled $1.4 million, $9.7 million, $14.5 million and $14.4 million for the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively.

(u) Leases

We determine if a contract is or contains a lease at inception or modification of a contract. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. Control over the use of the identified asset means the lessee has both (a) the right to obtain substantially all of the economic benefits from the use of the asset and (b) the right to direct the use of the asset.

Operating and finance lease ROU assets and lease liabilities are recognized based on the present value of future minimum lease payments over the expected lease term, at the commencement date. For leases in which the implicit rate is not readily determinable, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The expected lease terms include options to extend or terminate the lease when it is reasonably certain the Company will exercise such option. ROU assets include unpaid lease payments and exclude lease incentives and initial direct costs incurred. For our operating leases, we recognize lease expense for minimum lease payments on a straight-line basis over the lease term, and for our finance leases, we recognize interest expense on the lease liability using the effective interest method and depreciation of the ROU assets on a straight-line basis over the lease term.

We have lease agreements with lease and non-lease components, which are generally combined, consistent with our election of the practical expedient. For lease agreements in which the Company is the lessee, the Company accounts for the lease components (e.g. fixed payments including rent, real estate taxes and insurance costs) and non-lease components (e.g. common-area maintenance costs and managed service contracts) as a single lease component for all classes of underlying assets. Leases in which the Company is the lessor are also evaluated for lease and non-lease components. In the event a sales-type lease is identified, this component is accounted for separately from lease and non-lease components that meet the practical expedient to be combined. Judgment is required in determining the allocation between lease components and also between the lease and non-lease components, as the non-lease components are the predominant components of the combined components of our sales-type leases. ASC 606, Revenue from Contracts with Customers (“ASC 606”) is applied to the combined lease and non-lease components. Leases with an expected term of 12 months or less are not accounted for on the balance sheet and the related lease expense is recognized on a straight-line basis over the expected lease term. See Note 10—Leases for further details.

(v) Recently Adopted and Recently Issued Accounting Pronouncements

In March 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-01, Leases (Topic 842): Common Control Arrangements (“ASU 2023-01”). The standard requires entities to amortize leasehold improvements associated with common control leases over the useful life to the common control group. We adopted ASU 2023-01 in the first quarter of 2024, on a prospective basis for all new arrangements. The adoption did not have a material impact on our consolidated financial statements and associated disclosures.

In August 2023, the FASB issued ASU 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement (“ASU 2023-05”). The standard requires a joint venture to initially measure all contributions received upon its formation at fair value. We adopted ASU 2023-05 in the first quarter of 2024, on a prospective basis for all new arrangements. The adoption did not have a material impact on our consolidated financial statements and associated disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 will be effective for the Company for annual periods beginning after December 15, 2024, though early adoption is permitted. We are in the process of evaluating the impact that ASU 2023-09 will have on our consolidated financial statements and associated disclosures.

Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through February 28, 2025, the date at which the consolidated financial statements were available to be issued.

Note 2—Emergence from Chapter 11 Proceedings and Other Related Matters

Emergence from Voluntary Reorganization under Chapter 11

On May 13, 2020, the Debtors commenced the Chapter 11 Cases under the Bankruptcy Code in the Bankruptcy Court.

On February 11, 2021, the Debtors entered into a plan support agreement with certain of the Debtors’ prepetition secured and unsecured creditors. After entry into such plan support agreement, the Debtors continued to engage with their stakeholders, and on August 24, 2021, the Debtors entered into an amended plan support agreement (together with all exhibits and schedules thereto, the “PSA”) with certain of the Debtors’ prepetition secured and unsecured creditors (the “Consenting Creditors” and together with the Debtors, the “PSA Parties”). The PSA contains certain covenants on the part of the PSA Parties, including, but not limited to, the Consenting Creditors voting in favor of the Amended Joint Chapter 11 Plan of Reorganization of Intelsat S.A. and Its Debtor Affiliates (as amended, the “Plan”), and provides that the Debtors shall achieve certain milestones (unless extended or waived in writing).

On December 17, 2021, the Debtors filed the Final Plan and the Bankruptcy Court entered a confirmation order (the “Confirmation Order”), which approved and confirmed the Final Plan. The Final Plan was supported by all major constituencies across the Debtors’ capital structure and contemplated distributions of new debt and equity in the reorganized enterprise, resulting in a reduction of the Debtors’ debt by more than half—from approximately $15.7 billion to $6.7 billion, including entering a new $500.0 million revolving credit facility (refer to Note 8—Debt for further information on these debt transactions). The Final Plan was implemented upon the Debtors’ emergence from the Chapter 11 Cases on the Effective Date (the “Emergence”).

Summary Treatment of Claims upon Emergence

The material terms of the Final Plan and PSA are summarized below, and are qualified in their entirety by reference to the Final Plan and PSA.

•	payment in full in cash to certain holders of allowed claims with respect to Intelsat Jackson’s pre-Emergence senior secured credit facilities;

•

distribution to certain holders of allowed claims with respect to Intelsat Jackson’s pre-Emergence 8.0% Senior Secured Notes due 2024 and pre-Emergence 9.5% Senior Secured Notes due 2022 of their pro rata shares of cash;

•

distribution to certain holders of allowed unsecured claims against Intelsat Jackson or certain of its subsidiaries of those holders’ pro rata shares of (i) 96% of the Company’s post-Emergence common shares, (ii) 100% of Intelsat Jackson’s Series A Contingent Value Rights (“Series A CVRs”), (iii) 67.5% of Intelsat Jackson’s Series B CVRs (“Series B CVRs”, and together with the Series A CVRs, the “CVRs”), and (iv) cash;

•

distribution to certain holders of allowed unsecured claims against Intelsat Connect of their pro rata shares of (i) cash, (ii) 32.5% of Series B CVRs, (iii) 4.0% of the Company’s post-Emergence common shares, (iv) 100% of New Series A Warrants (as defined herein), and (v) 46.447% of New Series B Warrants (as defined herein);

•	distribution to certain holders of allowed unsecured claims against Intelsat Envision of their pro rata shares of (i) cash, and (ii) 47.301% of New Series B Warrants;

•	distribution to certain holders of allowed unsecured claims against Intelsat Luxembourg of their pro rata shares of cash; and

•

distribution to certain holders of allowed unsecured claims against pre-Emergence Intelsat S.A. (now Reorganized ISA S.A.) of (i) cash, and (ii) 6.252% of New Series B Warrants, and (iii) certain securities of Reorganized ISA S.A. (please see—Reorganized ISA S.A. Securities below for additional information).

Intelsat S.A. also adopted a management incentive plan upon Emergence, which provides for, among other things, the reservation of certain restricted and performance securities, as well as long-term cash incentive awards.

Reorganized ISA S.A. Securities

In addition to the terms summarized above, upon Emergence, a distribution was made to certain holders of allowed unsecured claims against pre-Emergence Intelsat S.A. (now Reorganized ISA S.A.) of 100% of Reorganized ISA S.A. common shares (subject to dilution by the exercise of certain new warrants issued by Reorganized ISA S.A., if any). All common shares of pre-Emergence Intelsat S.A. (now Reorganized ISA S.A.) outstanding immediately prior to the Effective Date were extinguished. Certain holders of pre-Emergence Intelsat S.A. (now Reorganized ISA S.A.) common shares who successfully opted into an equity group settlement obtained their pro rata shares of warrants issued by Reorganized ISA S.A. for up to 10% of Reorganized ISA S.A. common shares.

The Reorganized ISA S.A. common shares and Reorganized ISA S.A. warrants are not reflected in these financial statements.

Issuance of New Common Shares

On the Effective Date, Intelsat S.A. issued 67,689,250 new common shares pro rata to certain holders of allowed unsecured claims against (i) Intelsat Jackson and certain of its subsidiaries, and (ii) Intelsat Connect. As of Emergence, 146,314 new common shares of Intelsat S.A. were placed in escrow pending resolution of certain claims in connection with the bankruptcy proceedings, and on July 3, 2023, such shares held in escrow were distributed to certain holders.

Issuance of New Series A Warrants and New Series B Warrants

On the Effective Date, Intelsat S.A. issued 6,709,012 new series A warrants (“New Series A Warrants”) and 1,911,401 new series B warrants (“New Series B Warrants” and together with the New Series A Warrants, the “New Warrants”) pro rata to certain holders of pre-Emergence Intelsat S.A. (now Reorganized ISA S.A.) common shares. The New Warrants are exercisable to purchase one share of Intelsat S.A. new common shares per warrant, with New Series A Warrants having an initial exercise price of $60.15, subject to further adjustments, and New Series B Warrants having an initial exercise price of $77.22, subject to further adjustments. Each of the New Series A Warrants and New Series B Warrants expires on February 23, 2027. The Global Certificate (as defined in the Series B Warrant Agreement) mistakenly stated that 1,911,399 New Series B Warrants would be issued to subscribe to and purchase common shares, limited in aggregate number to and equal to 1,911,399 common shares. On February 21, 2023, the warranty agent and Intelsat S.A. entered into an amendment of the Series B Warrant Agreement to amend and correct these clerical errors to each time read 1,911,401.

Issuance of Series A and Series B CVRs

On the Effective Date, Intelsat Jackson issued 6,820,000 Series A CVRs (as defined in Item 2, Note 2—Emergence from Chapter 11 Proceedings and Other Related Matters of the 2022 Annual Report) to certain holders of allowed unsecured claims against Intelsat Jackson, and 10,103,703 Series B CVRs (as defined in Item 2, Note 2—Emergence from Chapter 11 Proceedings and Other Related Matters of the 2022 Annual Report, and together with the Series A CVRs, the “CVRs”) to certain holders of allowed unsecured claims against Intelsat Jackson and Intelsat Connect. The CVRs may entitle holders to (i) an aggregate maximum of $65 million (for Series A CVRs) and (ii) an aggregate maximum of $355 million (for Series B CVRs) in connection with certain consideration being actually received by Intelsat S.A. or its affiliates from a private, third-party entity in connection with certain C-band clearing contracts and upon meeting the Minimum Payment Condition (as defined in the agreements governing the CVRs). As of Emergence, 15,323 of Series A CVRs and 15,323 of Series B CVRs were held in escrow pending the resolution of certain disputed claims in connection with the bankruptcy proceedings. On July 3, 2023, all of the CVRs held in escrow were distributed to certain holders.

The CVRs were determined to have nominal value as of the Fresh Start Reporting Date. As of December 31, 2022, we determined the fair value of the CVRs to be approximately $152.5 million, which was included within “Other long-term liabilities” in our consolidated balance sheets. During the year ended December 31, 2023, payments of $157.9 million were made related to the CVRs. As of December 31, 2024, liabilities of $0.6 million and $1.8 million were included within “Accounts payable and accrued liabilities” and Other long-term liabilities,” respectively, in our consolidated balance sheets related to dividend equivalents to be paid to holders of restricted stock awards. The change in fair value of the CVRs of $9.6 million for the year ended December 31, 2023 was included within “Other income (expense), net” in our consolidated statements of operations.

Final Plan Releases and Exculpations

The Final Plan provided releases and exculpations for the benefit of the Debtors, certain of the Debtors’ creditors, backstop parties, arrangers, book-running managers, lead placement agents, or similar parties with respect to the procurement of the Successor’s new capital structure, other parties in interest and various parties related thereto, each in their official capacities, from various claims and causes of action, as further set forth in the Final Plan.

Final Plan Settlement of Claims

The Final Plan effectuated the general settlement, release, compromise, discharge, and other resolution of all outstanding claims, interests and causes of action. Additionally, the Final Plan incorporated the settlement, release, compromise, discharge, and other resolution of all known and unknown claims, interests, causes of action, and disputes, by and among the Company and the Debtors arising prior to the Effective Date, on the terms under a settlement agreement filed with the Bankruptcy Court as set forth at docket number 3156 (the “Settlement”). The Settlement was approved by the Bankruptcy Court and became effective upon entry of the Confirmation Order. The Settlement resolved numerous potential claims and issues, regarding, among other things, the Debtors’ post-Emergence organizational structure, various considerations regarding the Debtors’ Luxembourg tax profile (including, without limitation, preservation of the Luxembourg tax unity and the use of certain tax attributes), the receipt and allocation of any accelerated relocation payments (“ARPs”) and related reimbursements, intercompany transactions that arose in the course of the Debtors’ business prior to May 13, 2020 (including certain transactions and/or balances that, absent the Settlement, could potentially be the subject of fact-intensive and time-consuming litigation), and the allocation of certain administrative expenses and post-petition intercompany balances. Refer to Note 15—Contingencies for more information on any outstanding claims related to the Chapter 11 Cases, including the SES Claim described therein.

Reorganization Items

The expenses, gains and losses directly and incrementally resulting from the Chapter 11 Cases are separately reported as reorganization items in our consolidated statements of operations. Amounts reflected as Successor in the tables below primarily relate to professional fees incurred for Fresh Start Accounting, restructuring, and claims management activities, as well as trustee fee payments and legal expenses.

Reorganization items consisted of the following (in thousands):

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022
Gain on settlement of liabilities subject to compromise	$5,708,937	$—
Fresh start valuation adjustments	(702,511)	—
Adjustment of debt discount, premium and issuance costs, and debtor-in-possession financing fees	(235,402)	—
Professional fees	(88,711)	(33,747)
Make-whole premium	—	—
Other reorganization costs	(2,796)	(8)

Total reorganization items	$4,679,517	$(33,755)

Note 3—Fresh Start Accounting

Upon Emergence, we qualified for and adopted Fresh Start Accounting in accordance with ASC 852, which resulted in a newly created entity, Intelsat S.A. becoming our ultimate parent company for financial reporting purposes because (1) the holders of the then-existing common shares of the Predecessor received less than 50 percent of the new common shares of the Successor outstanding upon Emergence, and (2) the reorganization value of the Company’s assets immediately prior to confirmation of the Final Plan was less than the total of all post-petition liabilities and allowed claims.

Upon adoption of Fresh Start Accounting, the reorganization value derived from the range of enterprise value associated with the Final Plan was allocated to the Company’s individual assets and liabilities, except for deferred income taxes, based on their estimated fair values as of the Fresh Start Reporting Date with the remaining excess value allocated to goodwill in conformity with ASC 805, Business Combinations. The amount of deferred taxes was determined in accordance with ASC 740.

As a result of the adoption of Fresh Start Accounting and the effects of the implementation of the Final Plan, the consolidated financial statements of the Successor are not comparable to the consolidated financial statements of the Predecessor.

(a) Reorganization Value

Under ASC 852, the Successor determined a value to be assigned to the equity of the emerging entity as of the date of adoption of Fresh Start Accounting. The Final Plan confirmed by the Bankruptcy Court estimated a range of enterprise value between $10.25 billion and $11.75 billion, with a midpoint of $11.0 billion. The Company deemed it appropriate to use the midpoint of the range to determine the final enterprise value of $11.0 billion. The range of enterprise value was determined using various financial analyses, including the comparable companies analysis, discounted cash flow analysis and precedent transaction analysis.

The following table reconciles the enterprise value to the estimated fair value of our Successor common shares as of the Fresh Start Reporting Date (in thousands):

Adjusted enterprise value ($11.0 billion mid-point, net of net present value of ARP of $1.16 billion received prior to the Effective Date)	$9,840,000
Plus: Excess cash	132,000
Less: Fair value of debt	(6,190,000)
Less: Other liabilities and adjustments including noncontrolling interest	(71,000)

Fair value of Successor equity	$3,711,000

Fair value of Successor common shares	$3,583,000
Fair value of Successor warrants	128,000

Fair value of Successor equity	$3,711,000

The following table reconciles the enterprise value to the reorganization value of the Successor’s assets to be allocated to the Company’s individual assets as of the Fresh Start Reporting Date (in thousands):

Adjusted enterprise value	$9,840,000
Plus: Excess cash	132,000
Less: Other liabilities and adjustments including noncontrolling interest	(71,000)
Plus: Fair value of non-debt current liabilities	674,015
Plus: Fair value of non-debt, non-current liabilities	1,972,761
Plus: Noncontrolling interest	36,000

Reorganization value of Successor’s assets to be allocated	$12,583,776

With the assistance of third-party valuation advisors, we determined the enterprise and corresponding equity value of the Successor using various valuation methods, including: (i) a calculation of the present value of future cash flows based on our financial projections, and (ii) a peer group trading analysis. The enterprise value and corresponding equity value are dependent upon achieving the future financial results set forth in our valuations and certain other assumptions. All estimates, assumptions, valuations and financial projections, including the fair value adjustments, enterprise value projections and equity value projections are inherently subject to significant uncertainties beyond our control.

Accordingly, there can be no assurances that the estimates, assumptions, valuations or financial projections will be realized, and actual results could vary materially.

(b) Valuation Process

The fair values of the Company’s principal assets, as presented below, and the fair value of the Company’s lease liabilities, DIP-to-Exit Financing (as defined in the 2022 Annual Report), Series A and B Warrants, and Series A and B CVRs issued were estimated with the assistance of third-party valuation advisors.

Satellites and Other Property and Equipment

The satellite fleet comprises over 80% of the Company’s property, plant and equipment under ASC 360 and has been valued using the replacement cost method, a variation of the cost approach to valuation. Current replacement costs, which include consideration for the spacecraft cost, launch cost, insurance, capital interest and capital labor, were assigned to each satellite based on size and configuration then adjusted based on the age of each satellite. An assumed earnings test was also applied to the satellites, comparing the present value of future income streams to the adjusted replacement cost. In instances where the cost approach value exceeded the income approach value, an economic obsolescence penalty was applied.

All non-satellite personal property has been valued using either an indirect cost approach or, in instances where a robust secondary market exists, a market approach.

Real property assets are composed of building improvements and land. Building improvements were valued using the indirect cost approach primarily due to their specialized use nature. We analyzed transactions of similar properties in the respective markets to corroborate results. Land underlying building improvements was valued using the sales comparison approach.

Accelerated Relocation Payment Rights

On March 3, 2020, the FCC issued the FCC Final Order, which, among other things, provides for ARPs. The rights to the ARPs (“ARP Rights”) represent the Company’s entitlement to receive ARPs subject to the satisfaction of certain deadlines and other conditions. The ARP Rights were valued using the discounted cash flow method, a variation of the income approach to valuation. Under this method, we estimated the present value of the after-tax cash flows related to the ARPs that were expected to be received in the first quarter of 2024. The discount rate employed to estimate the present value was consistent with the risk inherent in the overall business of Intelsat, as the receipt of the ARPs is dependent on the Company’s ability to clear a portion of the C-band spectrum on an accelerated basis, and hence aligned with the Company’s operational risks. The key assumptions used to estimate the fair value of the ARP Rights included the expected amount and timing of the ARPs, tax rate and the discount rate.

Non-amortizable Intangible Assets – Orbital Slots and Trade Name

Intelsat is authorized by governments to operate satellites at certain orbital locations or longitudinal coordinates (collectively, the “Orbital Slots”). Intelsat has the right to operate satellites through these Orbital Slots and such rights can be used individually; however, since satellites and customers can be and are moved from one Orbital Slot to another, Intelsat’s rights are used in conjunction with each other as a network that can be adapted to meet the changing needs of customers and market demands. Due to the interchangeable nature of Orbital Slots, the aggregate value of all of the Orbital Slots is used to measure its fair value.

We determined the estimated fair value of our rights to operate at Orbital Slots by using the Greenfield method to determine cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. Under the Greenfield method, the amount a reasonable investor would be willing to pay for the right to operate a satellite business using the Orbital Slots is calculated by first estimating the cash flows that typical market participants might assume could be available from the right to operate satellites using the subject location in a similar market. The key assumptions used in estimating the fair values of our Orbital Slots included the following: (i) market penetration leading to revenue growth, (ii) profit margin, (iii) duration and profile of the build-up period, (iv) estimated start-up costs and losses incurred during the build-up period and (v) weighted average cost of capital.

Trade name represents a registered name for use in connection with the Company’s products and services offered to its customer base. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is composed of two major steps: (i) a determination of an appropriate royalty rate, and (ii) the subsequent application of the royalty rate to projected revenue. In determining an appropriate royalty rate, we considered comparable license agreements, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors. The key assumptions used to estimate the fair value of the Intelsat trade name included forecasted revenues, the royalty rate, the tax rate and the discount rate.

Amortizable Intangible Assets – Customer Relationships and Backlog

Intelsat focuses on business-to-business services that indirectly enable enterprise, government and consumer applications through their customers. Intelsat customer contracts offer different types of services: transponder services, managed services, channel services and mobile satellite services (“MSS”) and other. In addition to customer relationships and contracts, Intelsat’s contracted backlog represents its expected future revenue under existing customer contracts and includes both cancelable and non-cancelable contracts. These customer relationships and backlog intangible assets were valued using the multi-period excess earnings method, a variation of the income approach to valuation. For the customer relationships asset, revenues attributable to customer assets were determined and an attrition rate based on historical customer trends was applied to estimate the expected decline anticipated from the existing customer population. The cash flows attributable to the customer relationships and backlog assets were also determined by applying appropriate costs and contributory asset charges then adjusted using a discount rate that is commensurate with the risk inherent in the customer-related intangible assets. The key assumptions used to estimate the fair value of the customer-related assets included forecasted revenues, attrition rates, profit margins, contributory asset charges, the tax rate and the discount rate.

Amortizable Intangible Assets – Software, Supplemental Type Certificates and Line Fit Certifications

Intelsat CA recognizes an asset for the costs to obtain Supplemental Type Certificates and Line Fit Certificates, which is a regulatory requirement that must be satisfied prior to installation of equipment on the aircraft and remains an operational requirement throughout the duration of the contract. For the valuation of these intangible assets, we employed the replacement cost method, a variation of the cost approach to valuation. This method refers to estimating value equaling an amount that an entity would have to pay to replace an asset at the present time, according to its current worth. In the application of this method, we also considered developer’s profit and entrepreneurial incentive. The key assumptions used to estimate the fair value of these assets included historical costs, estimated replacement costs, remaining useful life, estimates of functional and economic obsolescence, reasonable profit mark-up and the required rate of return.

Equity and Debt Investments

Intelsat holds investments in certain privately held companies, including investments in debt, preferred equity, common stock and common stock warrants. Such investments do not have readily determinable fair values. In our valuation of these investments, we employed variations of the market approach and the income approach. The key assumptions used to estimate the fair value of the debt investments included the expected amount and timing of interest and principal payments and market yields. The key assumptions used to estimate the fair value of the equity-linked investments included the historical financial metrics, capitalization tables, and market multiples based on (i) comparable publicly traded companies and (ii) benchmark transactions, volatility and time to exit.

Lease Liabilities and Right of Use Assets

Lease liabilities were estimated as the present value of the remaining lease payments. The Company estimated an incremental borrowing rate and used it as the discount rate in the analysis. Right of use asset values were estimated by adjusting the lease liability estimates with estimates of off-market value of leases. Off-market (or above/below market) value was estimated as the present value of the differential between contract rates and market rates over the remaining term of a lease.

Noncontrolling Interests

Intelsat holds a noncontrolling ownership interest in Horizons Satellite Holdings LLC, which is a joint venture with JSAT International, Inc. (“JSAT”) that consists of two investments: Horizons-1 Satellite LLC and Horizons-2 Satellite LLC. For the valuation of this minority, non-marketable interest, we employed the discounted cash flow analysis under the income approach to valuation. The key assumptions used to estimate the fair value of the noncontrolling interest included forecasted revenues, profit margins, the tax rate and the discount rate.

DIP-to-Exit Financing

To estimate the value of the DIP-to-Exit Financing, we employed a discounted cash flow method, a variation of the income approach to valuation. The fair value of the DIP-to-Exit Financing was estimated by calculating the present value of the projected cash flows associated with the DIP-to-Exit Financing based on a concluded yield range. The yield range was developed by applying a benchmarking analysis. The key assumptions used to estimate the fair value of the DIP-to-Exit Financing included the expected amount and timing of interest and principal payments and market yields.

Series A and Series B Warrants

The Company issued Series A and Series B Warrants as part of the Final Plan. To estimate the fair value of the Series A and Series B Warrants, we utilized the Black-Scholes-Merton (“BSM”) option pricing method. In the application of the BSM method, we determined the share price by solving via an iterative process for the common shares, where the aggregate value of the Series A Warrants, Series B Warrants and remaining common shares equates to the estimated total equity value. The key valuation inputs used in the BSM method include the current equity value, time to exit, volatility, risk-free rate and the exercise price.

Series A and Series B CVRs

The Series A and Series B CVRs were determined to have nominal value as of the Fresh Start Reporting Date.

(c) Consolidated Balance Sheet

The adjustments included in the Fresh Start Accounting consolidated balance sheet set forth below reflect the effects of the transactions contemplated by the Final Plan and enacted on the Effective Date (reflected in the column “Reorganization Adjustments”), and fair value and other required accounting adjustments resulting from the adoption of Fresh Start Accounting (reflected in the column “Fresh Start Adjustments”). The explanatory notes provide additional information and significant assumptions with regard to the adjustments recorded and the methods used to determine the fair values.

	Predecessor					Successor
	February 28, 2022	Reorganization Adjustments	(1)	Fresh Start Adjustments		February 28, 2022
ASSETS
Current assets:
Cash and cash equivalents	$393,406	$(73,679)	(2)	$—		$319,727
Restricted cash	102,018	—		—		102,018
Depository Trust Company (“DTC”) asset	732,121	(732,121)	(3)	—		—
Receivables, net of allowances	198,850	(100)	(4)	—		198,750
Receivables relating to C-band	1,283,081	—		—		1,283,081
Contract assets, net of allowances	48,384	—		—		48,384
Inventory	117,786	—		—		117,786
Prepaid expenses and other current assets	110,218	(665)	(5)	(2,169)	(16)	107,384

Total current assets	2,985,864	(806,565)		(2,169)		2,177,130

	Predecessor					Successor
	February 28, 2022	Reorganization Adjustments	(1)	Fresh Start Adjustments		February 28, 2022
Satellites and other property and equipment, net	5,055,890	—		(931,534)	(17)	4,124,356
ARP Rights	—	—		2,855,000	(18)	2,855,000
Goodwill	2,689,192	—		(1,293,250)	(19)	1,395,942
Non-amortizable intangible assets	2,295,000	—		(1,245,000)	(20)	1,050,000
Amortizable intangible assets, net	246,315	—		(67,710)	(21)	178,605
Contract assets, net of current portion and allowances	52,231	—		—		52,231
Other assets	744,716	(13,458)	(6)	19,254	(22)	750,512

Total assets	$14,069,208	$(820,023)		$(665,409)		$12,583,776

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$339,843	$(10,896)	(7)	$—		$328,947
Taxes payable	9,246	—		—		9,246
Employee-related liabilities	45,326	—		—		45,326
Accrued interest payable	41,324	—		—		41,324
Current maturities of long-term debt	6,183,652	(6,183,652)	(8)	—		—
Contract liabilities	152,604	—		—		152,604
Deferred satellite performance incentives	18,902	—		—		18,902
Other current liabilities	68,128	—		9,538	(23)	77,666

Total current liabilities	6,859,025	(6,194,548)		9,538		674,015

Long-term debt	—	6,183,652	(8)	6,348	(24)	6,190,000
Contract liabilities, net of current portion	1,333,205	—		—		1,333,205
Deferred satellite performance incentives, net of current portion	94,748	—		—		94,748
Deferred income taxes	67,685	—		(2,725)	(25)	64,960
Accrued retirement benefits, net of current portion	81,338	—		—		81,338
Other long-term liabilities	385,304	—		13,206	(26)	398,510
Due to related parties, net	16,378	(16,378)	(9)	—		—
Liabilities subject to compromise	10,329,798	(10,329,798)	(10)	—		—

Total liabilities	19,167,481	(10,357,072)		26,367		8,836,776

Shareholders’ deficit:
Common shares, nominal value $0.01 per share	5,000	(5,000)	(11)	—		—
Common shares; Successor	—	677	(12)	—		677
Paid-in capital	2,569,958	182,452	(13)	(2,752,410)	(27)	—
Paid-in capital; Successor	—	3,710,323	(14)	—		3,710,323
Accumulated deficit	(7,626,186)	5,648,597	(15)	1,977,589	(27)	—
Accumulated other comprehensive loss	(51,283)	—		51,283	(27)	—

Total Intelsat S.A. shareholders’ equity (deficit)	(5,102,511)	9,537,049		(723,538)		3,711,000

Noncontrolling interest	4,238	—		31,762	(27)	36,000

Total liabilities and shareholders’ equity (deficit)	$14,069,208	$(820,023)		$(665,409)		$12,583,776

(d) Reorganization Adjustments

In accordance with the Final Plan, the following adjustments were made:

(1)

Represents amounts recorded as of the Fresh Start Reporting Date for the implementation of the Final Plan, including, among other items, settlement of the Predecessor’s liabilities subject to compromise, distributions of cash, conversion of the debtor-in-possession financing to the DIP-to-Exit Financing facilities, issuances of the Successor’s common shares, Series A and Series B Warrants and Series A and Series B CVRs.

(2)	Changes in cash and cash equivalents includes the following (in thousands):

Cash at Intelsat S.A.	$99
Payment of professional fees including success fees	(72,374)
Funding of reserve to make future distributions to creditors	(1,404)

Net change in cash and cash equivalents	$(73,679)

(3)	Reflects the disbursement of funds deposited with DTC to fund payments to creditors and distributions to Intelsat S.A. (now Reorganized ISA S.A.) creditors, pursuant to the Final Plan.

(4)	Changes in receivables, net includes the following (in thousands):

Elimination of amount due from Intelsat S.A., in consolidation	$(65)
Cancellation of amounts due from a third party	(35)

Net change in receivables, net	$(100)

(5)	Changes in prepaid expenses and other current assets includes the following (in thousands):

Funding of reserve to make future distributions to creditors	$1,404
Elimination of prepaid directors and officers insurance policies related to the Predecessor	(2,069)

Net change in prepaid expenses and other current assets	$(665)

(6)	Changes in other assets includes the following (in thousands):

Elimination of prepaid directors and officers insurance policies related to the Predecessor	$(11,173)
Reduction of a deferred income tax asset related to the implementation of the Final Plan	(2,285)

Net change in other assets	$(13,458)

(7)	Changes in accounts payable and accrued liabilities includes the following (in thousands):

Reinstatement of liabilities	$18,593
Funding of reserve to make future distributions to creditors	1,404
Payment of professional fees	(30,893)

Net change in accounts payable and accrued liabilities	$(10,896)

(8)	Reflects the DIP-to-Exit Financing and the reclassification of the net carrying value of debt from current liabilities to non-current liabilities, based on the maturity of the debt.

(9)	Reflects the settlement of amounts due to related parties, net as follows (in thousands):

Contribution of portion of related party, net amount from Intelsat S.A. (now Reorganized ISA S.A.)	$(18,782)
Loss on forgiveness of portion of related party receivables	2,682
Application of funds deposited with DTC to pay Intelsat S.A. (now Reorganized ISA S.A.) creditors	(278)

Net change in amounts due to related parties, net	$(16,378)

(10)	Liabilities subject to compromise were settled in accordance with the Final Plan and the resulting gains were determined as follows (in thousands):

Accounts payable	$10,693
Debt subject to compromise	9,379,661
Accrued interest on debt subject to compromise	334,179
Other long-term liabilities subject to compromise	37,247
Guarantee liability	409,997
Related party note payable	150,000
Accrued interest on related party note payable	8,021

Total liabilities subject to compromise	10,329,798

Less: Distribution of common shares to creditors	(3,583,000)
Less: Distribution of Series A and Series B Warrants to creditors	(128,000)
Less: Application of funds deposited with DTC to pay creditors	(731,843)
Less: Elimination of related party note through contributions from Intelsat S.A (now Reorganized ISA S.A.)	(158,021)
Less: Reinstatement of liabilities	(18,593)
Less: Reserve to make future distributions to creditors	(1,404)
Less: Distributions of Series A and Series B CVRs	—

Gain on settlement of liabilities subject to compromise	$5,708,937

(11)	Reflects the elimination of common shares due to the consolidation of Intelsat S.A., the new ultimate parent company.

(12)	Reflects the issuance of Successor common shares, at par, to creditors.

(13)	Change in paid-in-capital reflects the following (in thousands):

Elimination of related party note through contributions from Intelsat S.A. (now Reorganized ISA S.A.)	$158,021
Contribution of portion of related party, net amount from Intelsat S.A. (now Reorganized ISA S.A.)	18,782
Elimination of common shares due to the consolidation of Intelsat S.A., the new ultimate parent company	5,000
Reflects the acceleration of the vesting of equity awards upon the Effective Date	615
Paid-in-capital related to repurchase and cancellation of formation shares issued by Intelsat S.A.	34

Change in paid-in-capital	$182,452

(14)	Change in paid-in-capital; Successor reflects the issuance of common stock and Series A and Series B Warrants to creditors pursuant to the Final Plan (in thousands):

Distribution of common shares (paid-in-capital) to creditors	$3,582,323
Distribution of Series A and Series B Warrants to creditors	128,000

Change in paid-in-capital; Successor	$3,710,323

(15)	Net change in accumulated deficit includes the following (in thousands):

Gain on settlement of liabilities subject to compromise	$5,708,937
Payment of professional fees (success fees)	(41,481)
Elimination of prepaid director and officer insurance policies related to the Predecessor	(13,242)
Loss on forgiveness of portion of related party receivables	(2,682)
Recognition of net deferred tax expense related to the implementation of the Final Plan	(2,285)
Incremental compensation expense for the acceleration of the vesting of Predecessor equity awards upon the Effective Date	(615)
Cancellation of amounts due from a third party	(35)

Net change in accumulated deficit	$5,648,597

(e) Fresh Start Adjustments

In accordance with the application of Fresh Start Accounting, the following adjustments were made:

(16)	Reflects the fair value adjustment due to the adoption of Fresh Start Accounting. The following table summarizes the components of prepaid expenses (in thousands):

	Predecessor Historical Value	Successor Fair Value
Prepaid expenses and other current assets	$69,601	$67,589
Deferred cost of sales excluding C-band - current portion	23,965	23,808
Deferred cost of sales C-band - current portion	15,987	15,987

Total prepaid expenses and other current assets	$109,553	$107,384

(17)

Changes in satellites and other property and equipment reflect the fair value adjustment due to the adoption of Fresh Start Accounting. The following table summarizes the components of satellites and other property and equipment (in thousands):

	Predecessor Historical Value	Successor Fair Value
Satellites and launch vehicles	$11,225,338	$3,433,243
Information systems and ground segment	1,208,463	421,424
Buildings and other	334,824	269,689

Total cost	12,768,625	4,124,356
Less: accumulated depreciation	(7,712,735)	—

Total satellites and other property and equipment	$5,055,890	$4,124,356

(18)	Reflects the fair value adjustment related to the ARPs the Company expected to receive in the first half of 2024.

(19)	Reflects the adjustment to goodwill for the excess of the reorganization value of the assets over the fair value of identifiable tangible and intangible assets.

(20)

Changes in non-amortizable intangible assets reflect the fair value adjustment due to the adoption of Fresh Start Accounting. The following table summarizes the components of non-amortizable intangible assets (in thousands):

	Predecessor Historical Value	Successor Fair Value
Orbital Slots	$2,250,000	$1,000,000
Trade name	45,000	50,000

Total non-amortizable intangible assets	$2,295,000	$1,050,000

(21)

Changes in amortizable intangible assets, net reflects the fair value adjustment due to the adoption of Fresh Start Accounting. The following table summarizes the components of the amortizable intangible assets (in thousands):

	Predecessor Historical Value	Successor Fair Value
Backlog and other	$744,760	$70,009
Customer relationships	534,030	44,670
Software	50,383	63,926

Total amortizable intangible assets, gross	1,329,173	178,605
Less: accumulated amortization	(1,082,858)	—

Total amortizable intangible assets, net	$246,315	$178,605

(22)

Changes in other assets reflect fair value adjustments due to the adoption of Fresh Start Accounting based on the valuation methodology discussed above. The following table summarizes the components of other assets as of the Fresh Start Reporting Date (in thousands):

	Predecessor Historical Value	Successor Fair Value
Fair value of equity investments (excluding Horizons-3 Satellite LLC)	$37,061	$55,803
Investment in Horizons-3 Satellite LLC	103,586	110,000
Deferred cost of sales excluding C-band - non-current portion	51,907	43,324
Deferred cost of sales C-band - non-current portion	24,827	24,827
Right of use assets	294,407	355,890
Fair value of debt instruments	75,173	55,967
Deferred tax assets	14,697	22,707
Other assets	129,600	81,994

Total other assets	$731,258	$750,512

(23)	Changes in other current liabilities reflect the fair value adjustment for lease liabilities due to the adoption of Fresh Start Accounting.

(24)	Reflects the elimination of Predecessor debt issuance costs.

(25)	Changes in deferred income taxes reflects the adjustment due to the adoption of Fresh Start Accounting.

(26)	Changes in other long-term liabilities reflect the fair value adjustment for lease liabilities due to the adoption of Fresh Start Accounting.

(27)

Reflects the cumulative impact of Fresh Start Accounting adjustments discussed above and below and the elimination of Predecessor accumulated deficit and accumulated other comprehensive loss (in thousands):

ARP Rights fair value adjustments	$2,855,000
Other assets fair value adjustments (excluding deferred taxes)	11,244
Prepaid expenses and other current assets fair value adjustments	(2,169)
Long-term debt fair value adjustments	(6,348)
Other current liabilities fair value adjustments	(9,538)
Other long-term liabilities fair value adjustments	(13,206)
Amortizable intangible assets, net fair value adjustments	(67,710)
Satellites and other property and equipment, net fair value adjustments	(931,534)
Non-amortizable intangible assets fair value adjustments	(1,245,000)
Goodwill recognition	(1,293,250)

Fresh start valuation adjustments	(702,511)

Deferred income taxes, net	10,735
Elimination of predecessor paid-in-capital	2,752,410
Fresh start valuation adjustment for noncontrolling interest	(31,762)
Elimination of Predecessor other comprehensive loss	(51,283)

Elimination of Predecessor retained deficit	$1,977,589

Note 4—Revenue

(a) Revenue Recognition

We earn revenue primarily by providing services to our customers using our satellite transponder capacity. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. On-network services are composed primarily of services delivered on our owned network infrastructure, as well as commitments for third-party capacity, generally long-term in nature, that we integrate and market as part of our owned infrastructure. In the case of third-party services in support of government applications, the commitments for third-party capacity are shorter and matched to the government contracting period, and thus remain classified as off-network services. Off-network services can include transponder services and other satellite-based transmission services such as MSS, which are sourced from other operators, often in frequencies not available on our network. Within the category Off-Network and Other Revenues, we also include revenues from consulting and other services.

Our Intelsat CA revenue is primarily earned from providing connectivity and entertainment services and through sales of equipment. Equipment may be sold directly to airline customers or to airline Original Equipment Manufacturer (“OEM’s”) for installation as the aircraft is manufactured or to other third-party customers such as aircraft lessors. In the case of OEM’s and third-party equipment customers, we do not sell connectivity or entertainment services as they are separately negotiated directly with our airline customers. Installation service, which we report within equipment revenue, is an option presented to our airline customers that we manage through a third-party service provider.

For each service type, the price per unit in our contracts is generally fixed for each defined time period. While the number of units or price per unit in our multi-year contracts may be different by year or another time period, the number of units and price per unit are fixed for each defined time period and the total contract price is fixed. To determine the proper revenue recognition method for contracts, we evaluate whether two or more services should be combined and accounted for as a single performance obligation.

Certain Intelsat CA contracts may be based on a fixed monthly fee per aircraft or a variable fee based on the volume of connectivity activity, or a combination of both. Examples of variable consideration within our contracts include megabyte overages and pay-per-use sessions. We constrain our estimates to reduce the probability of a significant revenue reversal in future periods, allocate such variable consideration to the identified performance obligations and recognize revenue in the period the services are provided. Our estimates are based on historical experience, anticipated future performance, market conditions and our best judgment at the time.

A significant change in one or more of these estimates could affect our estimated contract value, and we regularly review and update our estimates and recognize adjustments under the cumulative catch-up model. Any adjustment under this method is recorded as a cumulative adjustment in the period identified and revenue for future periods is recognized using the new adjusted estimate.

Our specific revenue recognition policies are as follows:

Satellite Utilization Charges

The Company’s contracts for satellite utilization services often contain multiple service orders for the provision of capacity on or over different beams, satellites, frequencies, geographies or time periods. Under each separate service order, the Company’s satellite services, composed of transponder services, managed services, channel services, and occasional use managed services, are delivered in a series of time periods that are distinct from each other and have the same pattern of transfer to the customer. In each period, the Company’s obligation is to make those services available to the customer. Throughout each service period, the Company provides services that are able to be used continuously, and the customer simultaneously receives and consumes the benefits provided by the Company. We believe that, given that our services are stand-ready obligations that are available continuously, the passage of time most faithfully reflects our satisfaction of the performance obligation. We also have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. While we are generally not obligated to refund satellite utilization payments previously made, credits may be granted for sustained service outages in certain limited circumstances.

Similar to satellite utilization charges, we have determined that the customer simultaneously receives and consumes benefits provided by the Company for satellite related consulting and technical services, tracking, telemetry and commanding services (“TT&C”) and in-orbit backup services, as detailed below. Therefore, we believe that the passage of time most faithfully reflects our satisfaction of the performance obligation for these services:

Satellite-Related Consulting and Technical Services. We recognize revenue from the provision of consulting services as those services are performed. We recognize revenue for consulting services with specific performance obligations, such as transfer orbit support services or training programs over the service period.

TT&C. We earn TT&C services revenue from providing operational services to other satellite owners and from certain customers on our satellites. TT&C agreements entered into in connection with our satellite utilization contracts are typically for the period of the related service agreement. We recognize this revenue over the term of the service agreement.

In-Orbit Backup Services. We provide back-up transponder capacity that is held on reserve for certain customers on agreed-upon terms. We recognize revenues for in-orbit protection services over the term of the related agreement.

Revenue Share Arrangements. We recognize revenues under revenue share agreements for satellite-related services either on a gross or net basis in accordance with principal versus agent considerations.

Airline connectivity revenue. Connectivity is provided to our customers using both our air-to-ground (“ATG”) and satellite technologies. Under the airline-directed business model, the airline is our customer and we earn service revenue as connectivity services are consumed directly by the airline or indirectly by passengers. Under the turnkey business model, we earn revenue for connectivity services consumed directly by passengers.

Entertainment revenue. Entertainment revenue consists of entertainment services we provide to the airline for use by its passengers. Revenue is recognized as the services are provided to the airline.

Connected Aircraft Services. We recognize revenue for real-time credit card transaction processing, electronic flight bags, and real-time weather information as the service is provided.

Equipment Revenue. Equipment revenue primarily consists of the sale of satellite connectivity and ATG equipment and the sale of entertainment equipment. Equipment revenue is recognized when we transfer control of the equipment to our customers, which generally occurs upon shipment.

We occasionally sell products or services individually or in some combination to our customers. When products or services are sold together, we allocate revenue for each performance obligation based on each obligation’s relative selling price. In these arrangements, revenue for products is recognized when the transfer of control passes to the customer, while service revenue is recognized over the service term.

Contract Assets

Contract assets include unbilled amounts typically resulting from sales under our long-term contracts when the total contract value is recognized on a straight-line basis and the revenue recognized exceeds the amount billed to the customer. Contract assets also result from revenue contracts with multiple performance obligations when the allocated revenue recognized from satisfied performance obligations exceeds the amount billed to the customer.

Contract Liabilities

Contract liabilities consist of advance payments and collections in excess of revenue recognized and deferred revenue. A limited number of our contracts contain prepayment terms that range from one month to seventeen years in advance of providing the service. If we expect at contract inception that the period of time between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less, as a practical expedient, we do not adjust the promised amount of consideration for the effects of a significant financing component. For the small subset of contracts with advance payments that contain prepayment terms greater than one year, we assess whether a significant financing component exists by considering the difference between the amount of promised consideration and the cash selling price of the promised services. The prepayment amount is generally based on a standard methodology that discounts the total of the standard monthly charges over the service term to determine the prepayment amount, resulting in a difference between the amount of promised consideration and the cash selling price of the promised services. The Company considers the timing difference between payment and the promised transfer of services, combined with the Company’s incremental borrowing rates, to determine whether a significant financing component exists. When a significant financing component exists, the amount of revenue recognized exceeds the amount of cash received from the customer. After receiving cash from the customer but prior to the Company providing services, the Company records additional contract liabilities as well as offsetting interest expense to reflect the upfront financing the Company is effectively receiving from the customer. Once the Company begins providing services, additional interest expense is recorded each period using the effective interest method, as well as corresponding additional revenue, which is recognized ratably over the service period.

For the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, we recognized revenues of $60.2 million, $170.1 million, and $236.3 million, and $249.1 million, respectively, that were included in the contract liability balances as of the beginning of each respective year.

Assets Recognized from the Costs to Obtain a Customer Contract

We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. We have determined that our sales incentive program meets the requirements to be capitalized due to the incremental nature of the costs and the expectation that the Company will recover such costs. The assets recognized from the costs to obtain a customer contract are amortized over a period that is consistent with the transfer to the customer of the services to which the asset relates. For the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, we capitalized $1.0 million, $10.5 million, $7.7 million, and $7.3 million, respectively, of costs to obtain a customer contract, respectively, and amortized $0.7 million, $1.7 million, $5.2 million, and $6.9 million, respectively. As of December 31, 2023 and 2024, capitalized costs to obtain a customer contract amounted to $11.5 million and $11.9 million, respectively, and are included within “Other assets” in our consolidated balance sheets.

Contract Modifications

Contracts are often modified to account for changes in contract specifications or requirements. We consider contract modifications to exist when the modification either creates new or changes existing enforceable rights and obligations of either party. Most of our contract modifications are for goods and services that are distinct from the existing contract, as they consist of additional months of service priced at the Company’s standalone selling prices of the additional services and are therefore treated as separate contracts. When contract modifications are for goods and services that are distinct from the existing contract but not priced at the

Company’s standalone selling prices, the modification is accounted for as a termination of the existing contract and the creation of a new contract. For contract modifications that do not result in additional distinct goods or services, the effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue.

Significant Judgments

We occasionally enter into certain contracts in which the customer makes payments in advance of services to be delivered, which may be years in the future. The reasons for the prepayments in these contracts vary, but generally can be either for the customer’s benefit or for the Company’s benefit (such as the ability to use the cash received from the customer to pay for the construction of a satellite asset). The determination of whether contracts with a prepayment provision contain a significant financing component requires judgment. The Company makes this determination based on various factors, including the differences between the amount of promised consideration and cash selling prices, the length of time between payment and the transfer of services and prevailing interest rates in the market.

While most satellite utilization contracts contain multiple performance obligations for each transponder service on different satellites, the service period for the different satellite utilization performance obligations is generally the same time period. In the event that the time period for multiple performance obligations is not the same, we allocate the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling price of the promised good or service underlying such performance obligation. Judgment is required to determine the standalone selling price for each distinct performance obligation. In order to estimate standalone selling prices, we use an adjusted market assessment approach which involves an evaluation of the market and an estimate of the price that our customers are willing to pay, or an expected cost plus a margin approach.

When more than one party is involved in providing goods or services to a customer, we generally recognize the transaction on a gross basis due to the level of control that we have prior to the transfer of the good or service. These arrangements include instances where we procure equipment from vendors and sell to third-party customers, when we enter into revenue sharing arrangements with other parties and when we purchase capacity for voice, data and video services provided by third-party commercial satellite operators for which the desired frequency type or geographic coverage is not available on our network. Our third-party capacity arrangements (off-network) are more significant and, in determining whether we are the principal or the agent in these arrangements, we consider whether or not we control the service before it is transferred to the customer. In this determination, we consider the definition of control as set forth in ASC 606-10-25-25. When we purchase satellite transponder capacity from a third party, we have the ability to direct the use of and obtain substantially all of the remaining benefits from the purchased capacity. We obtain the right to the service to be performed by the third party, which gives the Company the ability to direct that party to provide the service to the customer on the Company’s behalf. No other third party can direct the use of or obtain any benefits from the capacity.

We also considered the factors in ASC 606-10-55-39 in the Company’s determination of control. In the vast majority of cases, when we resell capacity to third party customers, we are primarily responsible for the fulfillment of the services and acceptability of the service. Additionally, the Company has full discretion in establishing the pricing for transponder services with the customer and assumes the credit risk associated with capacity purchased from the third party. In the event the service is not acceptable to the customer, we are required to identify an alternative solution. Based on these considerations, we have concluded that we are the principal in the transaction for these arrangements. When these factors are not met, the Company recognizes revenue for third-party capacity arrangements on a net basis.

Judgment is required in determining whether we are the principal or the agent in transactions involving third parties.

Remaining Performance Obligation

Our remaining performance obligation is our expected future revenue under existing customer contracts and includes both cancelable and non-cancelable contracts. Our remaining performance obligation was approximately $4.0 billion as of December 31, 2024. We assess the contract term of our cancelable contracts as the full stated term of the contract assuming each contract is not canceled since the termination penalty upon cancellation is substantive. As of December 31, 2024, the weighted average remaining customer contract life was approximately 2.8 years. Approximately 57%, 25%, and 18% of our total remaining performance obligation as of December 31, 2024 is expected to be recognized as revenue during 2025 and 2026, 2027 and 2028, and 2029 and thereafter, respectively. The amount included in the remaining performance obligation represents the full-service charge for the duration of the contract and does not include termination fees. The amount of the termination fees, which is not included in the remaining performance obligation amount, is generally calculated as a percentage of the remaining performance obligation associated with the contract. In certain cases of breach for non-payment or customer financial distress or bankruptcy, we may not be able to recover the full value of certain contracts or termination fees. Our remaining performance obligation includes 100% of the remaining performance obligation of our consolidated ownership interests, which is consistent with the accounting for our ownership interest in these entities.

(b) Business and Geographic Information

We provide satellite and other communications services to our customers around the world. Our revenues are disaggregated by billing region, service type and customer set. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States. Intelsat CA revenues are allocated to the geographic location where the airline customer is domiciled.

The following table disaggregates revenue by billing region (in thousands, except percentages):

	Predecessor		Successor
	Two Months Ended February 28, 2022		Ten Months Ended December 31, 2022		Year Ended December 31, 2023		Year Ended December 31, 2024
North America	$198,336	58%	$979,675	56%	$1,153,356	55%	$1,082,408	55%
Europe	34,086	10%	177,740	10%	238,197	11%	220,219	11%
Latin America and Caribbean	35,858	10%	173,212	10%	190,158	9%	174,480	9%
Africa and Middle East	38,498	11%	202,871	12%	251,305	12%	246,245	12%
Asia-Pacific	38,890	11%	205,043	12%	271,451	13%	262,380	13%

Total	$345,668		$1,738,541		$2,104,467		$1,985,732

The following table disaggregates revenue by type of service (in thousands, except percentages):

	Predecessor		Successor
	Two Months Ended February 28, 2022		Ten Months Ended December 31, 2022		Year Ended December 31, 2023		Year Ended December 31, 2024
On-Network Revenues
Transponder services	$198,915	57%	$1,009,608	58%	$1,146,732	55%	$1,037,646	52%
Managed services	53,765	16%	263,639	15%	336,585	16%	322,798	16%

Total on-network revenues	252,680	73%	1,273,247	73%	1,483,317	71%	1,360,444	68%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	37,305	11%	128,773	8%	153,183	7%	172,781	9%
Satellite-related services	6,251	2%	36,458	2%	58,631	3%	68,069	3%

Total off-network and other revenues	43,556	13%	165,231	10%	211,814	10%	240,850	12%

	Predecessor		Successor
	Two Months Ended February 28, 2022		Ten Months Ended December 31, 2022		Year Ended December 31, 2023		Year Ended December 31, 2024
In-Flight Services Revenues
Services	37,654	11%	239,507	14%	314,868	15%	287,966	15%
Equipment	11,778	3%	60,556	3%	94,468	4%	96,472	5%

Total in-flight services revenues	49,432	14%	300,063	17%	409,336	19%	384,438	20%

Total	$345,668		$1,738,541		$2,104,467		$1,985,732

The following table disaggregates revenue by type of customer application (in thousands, except percentages):

	Predecessor		Successor
	Two Months Ended February 28, 2022		Ten Months Ended December 31, 2022		Year Ended December 31, 2023		Year Ended December 31, 2024
Network services	$65,842	19%	$336,921	20%	$404,375	19%	$379,753	19%
Mobility	85,755	25%	503,403	29%	641,449	31%	561,586	28%
Media	129,790	38%	569,790	33%	639,395	30%	606,284	31%
Government	59,819	17%	303,405	17%	372,751	18%	386,303	19%
Satellite-related services	4,462	1%	25,022	1%	46,497	2%	51,806	3%

Total	$345,668		$1,738,541		$2,104,467		$1,985,732

Our largest customer for each period accounted for approximately 14%, 11%, and 7% and 7% of our revenue during the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively. Our ten largest customers for each period accounted for approximately 42% , 40%, 35% and 33% of our revenue during the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively.

Note 5—Satellites and Other Property and Equipment

(a) Satellites and Other Property and Equipment, net

Satellites and other property and equipment, net were composed of the following (in thousands):

	As of December 31, 2023(1)	As of December 31, 2024
Satellites and launch vehicles	$4,075,888	$4,074,445
Information systems and ground segment	762,622	910,534
Finance lease assets	589,404	588,227
Buildings and other	319,688	331,043

Total cost	5,747,602	5,904,249
Less: accumulated depreciation	(971,440)	(1,439,892)

Total	$4,776,162	$4,464,357

(1)	Certain prior period amounts have been reclassified to conform with the current period presentation. The reclassification had no impact on the balance sheet.

Satellites and other property and equipment are stated at historical cost, except for satellites that have been impaired. Satellites and other property and equipment acquired as part of an acquisition are stated based on their fair value at the date of acquisition. Upon the adoption of Fresh Start Accounting, we adjusted our satellites and other property and equipment balances to fair value. See Note 3—Fresh Start Accounting.

Satellites and other property and equipment, net of accumulated depreciation as of December 31, 2023 and 2024, includes construction-in-progress of $705.5 million and $856.4 million, respectively. These amounts relate primarily to satellites under construction and related launch services. As of December 31, 2024, we have capitalized C-band clearing related expenditures totaling $1.4 billion. Of this capitalized amount, $1.4 billion, and $66.4 million were capitalized as “Satellites and other property and equipment, net” and “Other assets,” respectively, in the consolidated balance sheets.

Interest costs of $20.9 million, $82.7 million, $63.7 million and $48.6 million were capitalized for the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively. Additionally, depreciation expense was, $98.6 million, $428.6 million, $542.5 million and $559.3 million, for the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively.

We have entered into contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts may be terminated at our option, subject to payment of a termination fee that increases as the applicable launch date approaches.

In the second quarter of 2024, we executed an additional finance lease for an in-orbit, satellite servicing vehicle, which has not yet commenced, with payments totaling approximately $33.0 million. The lease is expected to commence in 2026 with a lease term of approximately 4 years.

(b) Galaxy 15 Anomaly

In April 2010, our Galaxy 15 satellite experienced an anomaly resulting in our inability to command the satellite or to receive telemetry, and in December 2010, we recovered command of the spacecraft and have subsequently uploaded flight software code to protect against future anomalies of this type.

On August 10, 2022, the Galaxy 15 satellite experienced an anomaly, likely during space weather activity, resulting in our inability to command the satellite. A failure review board convened with the satellite’s manufacturer, Northrop Grumman (formerly Orbital Sciences Corporation), and concluded that the anomaly is similar to the one encountered in April 2010.

We recorded an impairment charge of the full carrying value of approximately $5.2 million in the third quarter of 2022, which is included within “Satellite impairment” in our consolidated statements of operations. There was no impact to customer services, and we migrated all customers originally on Galaxy 15 to other satellites in our network. The Galaxy 15 satellite was replaced by the Galaxy 33 satellite in the fourth quarter of 2022.

On March 7, 2023, we recovered command and telemetry of the Galaxy 15 satellite and were able to stop the drift of the satellite across the geostationary orbit. We decommissioned the satellite on June 6, 2023.

(c) Intelsat 33e Anomaly

In October 2024, the Intelsat 33e satellite (in service since 2017) experienced an anomaly that resulted in a total loss of the satellite. In accordance with our existing satellite anomaly contingency plans, we restored service for most Intelsat 33e customers on other satellites in our network, as well as on third-party satellites. We recorded a non-cash impairment charge of $100.9 million in the fourth quarter of 2024, which is included within “Satellite impairment” in our consolidated statements of operations, of which $97.0 million related to the full carrying value of the satellite and $3.9 million related to prepaid coordination fees.

A failure review board has been formed with the satellite’s manufacturer, Boeing, to complete a comprehensive analysis of the most likely cause of the anomaly. The analysis is still ongoing.

(d) Intelsat 30

In February 2025, the Intelsat 30 satellite experienced a mechanical malfunction.

Events (Unaudited) Subsequent to the Date of the Auditors’ Report

In March 2025, we completed the troubleshooting process, and the satellite is functioning nominally. The malfunction did not have any impact to the provision of services to our customer.

Note 6—Investments

We have an ownership interest in three entities that meet the criteria of a variable interest entity (“VIE”): Horizons Satellite Holdings LLC (“Horizons Holdings”), Horizons-3 Satellite LLC (“Horizons 3”) and Horizons-4 Satellite LLC (“Horizons 4”), which are discussed in further detail below, including our analyses of the primary beneficiary determination as required under ASC 810, Consolidation (“ASC 810”). We also own noncontrolling investments in debt and equity securities and loan receivables as discussed further below.

(a) Horizons Holdings

Horizons Holdings is a joint venture with JSAT that consists of two investments: Horizons-1 Satellite LLC and Horizons-2 Satellite LLC. We have determined that this joint venture meets the criteria of a VIE under ASC 810, and we have concluded that we are the primary beneficiary because decisions relating to any future relocation of the Horizons 2 satellite, the most significant asset of the joint venture, are effectively controlled by us. In accordance with ASC 810, as the primary beneficiary, we consolidate Horizons Holdings within our consolidated financial statements.

We have a revenue sharing agreement with JSAT related to services sold on the Horizons 1 and Horizons 2 satellites. We are responsible for billing and collection for such services, and remitting 50% of the revenue, subject to collections, less applicable fees and commissions, to JSAT. Amounts payable to JSAT related to the revenue sharing agreement, net of applicable fees and commissions, from the Horizons 1 and Horizons 2 satellites were $2.4 million and $0.7 million as of December 31, 2023 and 2024, respectively.

Total assets of Horizons Holdings included in our consolidated balance sheets were $10.6 million and $1.2 million as of December 31, 2023 and 2024, respectively. Total liabilities of Horizons Holdings included in our consolidated balance sheets were $1.7 million as of December 31, 2023, with no comparable amount as of December 31, 2024.

(b) Horizons 3 and Horizons 4

Horizons 3 and Horizons 4 are each 50% owned by each of Intelsat and JSAT, who in turn have a joint share of management authority and equal rights to profits and revenues from each joint venture. We have determined that both joint ventures meet the criteria of a VIE under ASC 810; however, we have concluded that we are not the primary beneficiary of either joint venture because we and JSAT equally share control over the operations of the joint ventures and also equally share exposure to risk of losses or gains, and therefore we do not consolidate Horizons 3 or Horizons 4 within our consolidated financial statements. Our investments in Horizons 3 and Horizons 4 are included within “Other assets” in our consolidated balance sheets and are accounted for using the equity method of accounting.

Similar to Horizons Holdings, we have a revenue sharing agreement with JSAT related to services sold on the Horizons 3e (Horizons 3) and Galaxy 37 (Horizons 4) satellites, wherein the initiating party contracting with a customer is responsible for engineering, billing and collection for such services, and remitting 50% of the revenue, subject to collections, less applicable fees and commissions, to the other party.

In connection with our investments in Horizons 3 and Horizons 4, we entered into capital contribution and subscription agreements, which require us to fund our 50% share of the amounts due in order to maintain our respective 50% interest in the joint ventures. On October 12, 2023, we made a contribution to Horizons 4 consisting of a contribution in kind of $46.5 million for the Ku-band payload project costs and a $5.0 million cash contribution for the amount equal to the price of the license for Horizons 4 to utilize power on the Galaxy 37 satellite until it is deorbited. JSAT subsequently reimbursed the Company in cash for 50% of the total contribution. We made a cash contribution of $2.9 million to Horizons 3 during the year ended December 31, 2024 to cover the Intelsat portion of escalating principal payments that Horizons 3 is required to pay JSAT under a loan agreement, and we expect additional contributions to be made in 2025 and 2026. No other contributions were made to nor distributions received from either of the joint ventures during the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024.

The Company purchases satellite capacity and related services from the joint ventures, and then sells that capacity to its customers. Subsequently, we remit 50% of the revenue, less applicable fees and commissions, to JSAT. The Company recognizes net fees related to engineering, billing, licensing, and commissions. We also sell managed ground network services to the joint ventures and provide program management services for a fee.

The following tables summarizes the relevant supplemental information related to the Company’s investments in Horizons 3 and Horizons 4 (in thousands):

		As of December 31, 2023		As of December 31, 2024
	Classification	Horizons 3	Horizons 4	Horizons 3	Horizons 4
Assets
Investment balance	Other assets	$108,496	$25,497	$110,686	$25,886
Due from joint venture	Receivables, net of allowances	949	—	475	99
Liabilities
Due to JSAT	Accounts payable and accrued liabilities	$7,129	$1,533	$6,538	$1,320
Due to joint venture	Accounts payable and accrued liabilities	1,640	147	1,474	180

		Predecessor	Successor
		Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023		Year Ended December 31, 2024
	Classification	Horizons 3	Horizons 3	Horizons 3	Horizons 4	Horizons 3	Horizons 4
Income
Customer revenues	Revenue	$7,694	$40,487	$49,209	$4,376	$49,326	$18,532
Net fees and commissions	Other income (expense), net	598	2,828	4,305	231	4,757	1,471
Sales of ground network services and program management services	Offset to Direct costs of revenue (excluding depreciation and amortization)	1,154	5,769	6,923	739	6,923	1,063

		Predecessor	Successor
		Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023		Year Ended December 31, 2024
	Classification	Horizons 3	Horizons 3	Horizons 3	Horizons 4	Horizons 3	Horizons 4
Expenses
JSAT revenue share(1)	Direct costs of revenue (excluding depreciation and amortization)	$4,676	$24,328	$31,960	$1,856	$33,326	$8,861
Satellite capacity & related purchases	Direct costs of revenue (excluding depreciation and amortization)	2,923	15,547	20,502	717	18,867	2,098

(1)

JSAT’s portion of the revenue share agreement may or may not approximate 50% of customer revenues per period due to timing differences of revenue and cost recognition. Revenue is generally recognized on a fixed price accrual basis while costs are accrued when the customer is billed.

The investment balance exceeded our equity in the net assets of Horizons 3 by $13.9 million and $12.6 million as of December 31, 2023 and 2024, respectively. We recognize this basis difference as a reduction of our equity in earnings of Horizons 3 on a straight-line basis over the life of the satellite. We recognized a nominal amount of equity in earnings of Horizons 3 and Horizons 4 for the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively, which were all recognized in “Other income (expense), net” in our consolidated statements of operations.

(c) Investments in Debt Securities

On February 5, 2024, Intelsat Jackson entered into a note purchase agreement with a certain privately held company, whereby the company issued us a convertible promissory note in the amount of $15.0 million. The note bears interest at 5.0% annually and matures in February 2028. The principal and accrued interest shall be due and payable on or after the maturity date upon demand by the requisite note holders.

For this investment, we elected the fair value option under ASC 825, Financial Instruments, where changes in fair value will be recorded through earnings. This election was made given the presence of at least one embedded feature and our inability to reliably identify and measure the embedded derivative. We consider the inputs used to determine the investment’s fair value to be Level 3 within the fair value hierarchy under ASC 820.

In accordance with ASC 320, Investments—Debt Securities, we classified the investment as available-for-sale and its cost approximated its fair value as of December 31, 2024. The investment was recorded in “Other assets” in our consolidated balance sheets and had a total carrying value of $15.7 million as of December 31, 2024.

(d) Investments in Equity Securities

The Company holds noncontrolling equity investments in certain separate privately held companies, including investments in equity securities without readily determinable fair values.

In accordance with ASC 321, Investments—Equity Securities, we use the measurement alternative to measure the fair value of our investments in equity securities without readily determinable fair values. Accordingly, these investments are measured at cost, less any impairment, and are adjusted for changes in fair value resulting from observable transactions for identical or similar investments of the same issuer. Changes in fair value are determined using Level 3 inputs within the fair value hierarchy under ASC 820. These investments were recorded in “Other assets” in our consolidated balance sheets and had a total carrying value of $50.2 million and $47.4 million as of December 31, 2023 and 2024, respectively.

We recognized impairment losses related to these investments of $2.0 million and $2.8 million for the years ended December 31, 2023 and 2024, respectively, which are recognized in “Other income (expense), net” in our consolidated statements of operations, with no comparable amounts for the two months ended February 28, 2022 or the ten months ended December 31, 2022. In March 2022, we sold all of our interest in one of our investments for $3.4 million, resulting in a loss of $1.0 million, which was recognized in “Other income (expense), net” in our consolidated statements of operations. In December of 2022, we converted a portion of one of our investments with a basis of $24.9 million into preferred shares in the investment and redeemed the remainder, resulting in a loss of $4.7 million, which was recognized in “Other income (expense), net” in our consolidated statements of operations, and $13.1 million of cash proceeds. In December of 2023, we purchased preferred shares in two separate companies at a total cost of $11.4 million.

(e) Loan Receivables

The Company had loan receivables of $63.8 million and $68.9 million as of December 31, 2023 and 2024, respectively, from certain separate privately and publicly held companies that it is holding for long-term investment, which are presented within “Other assets” on our consolidated balance sheets at amortized cost, net of the allowance for credit losses. As of December 31, 2023 and 2024, $1.3 million and $1.5 million, respectively, of accrued interest receivable related to our loan receivables was recorded in “Prepaid expenses and other current assets” in our consolidated balance sheets. We recognized interest income related to our loan receivables of $0.7 million, $2.4 million, $6.6 million and $7.9 million during the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively.

The fair value of loan receivables is evaluated on a loan-by-loan basis, and is determined based on assessments of discounted cash flows that are considered probable of collection. We consider the inputs used to determine the fair value of the loan receivables to be Level 3 within the fair value hierarchy under ASC 820. The cumulative fair value of our loan receivables as of December 31, 2023 and 2024 was $65.1 million and $70.4 million, respectively.

A loan is determined to be impaired and placed on non-accrual status when, in management’s judgment based on current information and events, it is probable that the Company will be unable to collect all amounts due under the contractual terms of the applicable loan agreement. We recognized impairment losses related to loan and interest receivables of $1.0 million for the year ended December 31, 2024, which are recognized in “Other income (expense), net” in our consolidated statements of operations, with no comparable amounts for the two months ended February 28, 2022, ten months ended December 31, 2022, and year ended December 31, 2023.

Note 7—Goodwill and Other Intangible Assets

We account for goodwill and other non-amortizable intangible assets in accordance with ASC 350 and have deemed these assets to have indefinite lives. Therefore, these assets are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Upon the adoption of Fresh Start Accounting, our intangible asset balances were adjusted to fair value. See Note 3—Fresh Start Accounting.

(a) Goodwill

Intelsat had two reporting units for purposes of the analysis of goodwill: Intelsat Legacy (which consists of Intelsat S.A. excluding Intelsat CA) and Intelsat CA. Intelsat CA’s goodwill balance as of December 31, 2023 and 2024 was zero. For both reporting units, we used a qualitative approach to identify and consider the significance of relevant key factors, events, and circumstances that affect the fair value of the reporting unit. We make our qualitative evaluation considering, among other things, general macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relevant entity-specific events, each of which is considered a Level 3 input within the fair value hierarchy under ASC 820.

During the qualitative assessment of the Intelsat CA reporting unit in the second quarter of 2022, we identified that events existed which indicated it was more likely than not that the fair value of the reporting unit was less than its carrying amount. Specifically, Intelsat CA agreed to accept the termination of a significant customer contract. Consequently, we performed a quantitative analysis to determine the fair value of the reporting unit. In estimating the fair value, we used an income approach utilizing a discounted cash flow model. Based on the results of the quantitative analysis, we determined that the fair value of the Intelsat CA reporting unit was approximately $342.0 million as compared to its carrying amount of $585.0 million, resulting in the recognition of goodwill impairment of $243.0 million in the second quarter of 2022, which is included within “Impairment of goodwill and other intangible assets” in our consolidated statements of operations.

Based on our examination of the qualitative factors as of December 31, 2022, we identified that conditions and events existed which indicated it was more likely than not that the fair value of the Intelsat CA reporting unit was less than its carrying amount. Specifically, there was an increase in the risk-free rate as a result of an increase of the treasury rate by the Federal Reserve, combined with challenging macroeconomic and geopolitical conditions and delays in the reporting unit’s expected cash flows. Consequently, we performed a quantitative analysis to determine the fair value of the reporting unit. In estimating the fair value, we used an income approach utilizing a discounted cash flow model. Based on the results of the quantitative analysis, we determined that the fair value of the Intelsat CA reporting unit was less than its carrying amount, resulting in the recognition of goodwill impairment limited to the remaining amount of goodwill allocated to the reporting unit of $78.3 million in the fourth quarter of 2022, which is included within “Impairment of goodwill and other intangible assets” in our consolidated statements of operations.

During the qualitative assessment of the Intelsat Legacy reporting unit in the first quarter of 2024, we identified that the SES Transaction indicated it was more likely than not that the fair value of the reporting unit was less than its carrying amount. Consequently, we performed a quantitative analysis to determine the fair value of the reporting unit. In estimating the fair value, we used an income approach utilizing a discounted cash flow model. Based on the results of the quantitative analysis, we determined that the fair value of the reporting unit was less than its carrying amount, resulting in the recognition of goodwill impairment of $290.7 million in the first quarter of 2024, which is included within “Impairment of goodwill and other intangible assets” in our consolidated statements of operations. We did not recognize any other goodwill impairment for the year ended December 31, 2024.

Determining the fair value of a reporting unit often involves the use of estimates and assumptions that require significant judgment, and that could have a substantial impact on whether or not an impairment charge is recognized and the magnitude of any such charge. Estimates of fair value are primarily determined using discounted cash flows and market transactions. These estimates involve making significant estimates and assumptions, including projected future cash flows (including timing), discount rates reflecting the risks inherent in future cash flows, perpetual growth rates, and the determination of appropriate market comparisons.

The carrying amounts of goodwill consisted of the following (in thousands):

	As of December 31, 2023	As of December 31, 2024
Goodwill	$1,395,942	$1,395,942
Accumulated impairment losses	(321,322)	(612,014)

Net carrying amount	$1,074,620	$783,928

(b) Other Intangible Assets

ARP Rights. The ARP Rights represent the Company’s entitlement to receive the Phase II ARP of $3.7 billion subject to the satisfaction of certain deadlines and other conditions. As of December 31, 2022, the carrying amount of the ARP Rights was $3.1 billion. As a result of validation of the Phase II Certification of Accelerated Relocation under the FCC Final Order, we derecognized the ARP Rights, upon which we recognized a “Gain on disposition of ARP rights” of $139.0 million within our consolidated statements of operations for the year ended December 31, 2023. As of October 19, 2023, the entire Phase II ARP proceeds of $3.7 billion were received.

We recognized interest income on the ARP Rights of $268.7 million and $208.9 million for the ten months ended December 31, 2022 and year ended December 31, 2023, respectively, with no similar amount recognized for the two months ended February 28, 2022.

Orbital Locations and Trade Name. Intelsat is authorized by governments to operate satellites at certain orbital locations—i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 35,800 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the International Telecommunication Union, a sub-organization of the United Nations. We will continue to have rights to operate satellites at our orbital locations so long as we maintain our authorizations to do so.

Our rights to operate at orbital locations can be used and sold individually; however, since satellites and customers can be and are moved from one orbital location to another, our rights are used in conjunction with each other as a network that can be adapted to meet the changing needs of our customers and market demands. Due to the interchangeable nature of orbital locations, the aggregate value of all of the orbital locations is used to measure the extent of impairment, if any.

The carrying amounts of acquired intangible assets not subject to amortization consisted of the following (in thousands):

	As of December 31, 2023	As of December 31, 2024
Orbital slots	$1,000,000	$1,000,000
Trade name	50,000	50,000

Total non-amortizable intangible assets	$1,050,000	$1,050,000

Other Intangible Assets. The carrying amounts and accumulated amortization of acquired intangible assets subject to amortization consisted of the following (in thousands):

	As of December 31, 2023			As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$70,008	$(27,183)	$42,825	$70,008	$(37,542)	$32,466
Customer relationships	44,670	(9,129)	35,541	44,670	(13,665)	31,005
Software and supplemental type certificates	84,230	(33,883)	50,347	118,206	(49,366)	68,840

Total	$198,908	$(70,195)	$128,713	$232,884	$(100,573)	$132,311

Intangible assets are amortized based on the expected pattern of consumption. Amortization expense was $6.6 million, $34.2 million, $36.3 million and $30.4 million for the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively.

In September 2023, we deemed it unlikely that we will be able to utilize certain supplemental type certificates and other assets. As a result, we recorded a non-cash impairment charge of $6.4 million, which is included within “Impairment of goodwill and other intangible assets” in our consolidated statements of operations.

Scheduled amortization charges for intangible assets over the next five years are as follows (in thousands):

Year Ending December 31,	Amount
2025	$23,941
2026	20,071
2027	15,721
2028	9,538
2029	8,619

Our policy is to expense all costs incurred to renew or extend the terms of our intangible assets.

Note 8—Debt

The carrying values and fair values of our notes payable and debt were as follows (in thousands):

	As of December 31, 2023		As of December 31, 2024
	Carrying Value	Fair Value	Carrying Value	Fair Value
6.50% First Lien Secured Notes due March 2030	$3,000,000	$2,865,000	$3,000,000	$2,763,750

Total Intelsat debt	3,000,000	2,865,000	3,000,000	2,763,750

Less: current maturities of long-term debt	—	—	—	—

Total Intelsat long-term debt	$3,000,000	$2,865,000	$3,000,000	$2,763,750

The fair value for non-publicly traded instruments is based upon composite pricing from a variety of sources, including market leading data providers, market makers and leading brokerage firms. Substantially all of the inputs used to determine the fair value of our debt are classified as Level 2 inputs within the fair value hierarchy under ASC 820.

Required principal repayments of debt over the next five years and thereafter as of December 31, 2024 consists solely of the $3.0 billion principal associated with the 2030 Jackson Secured Notes (as defined below), which is due March 2030.

Intelsat Jackson 6.50% First Lien Secured Notes due 2030

On January 27, 2022, Intelsat Jackson completed an offering of $3.0 billion aggregate principal amount of 6.50% First Lien Secured Notes due 2030 (the “2030 Jackson Secured Notes”). The 2030 Jackson Secured Notes bear interest at 6.50% annually and mature in March 2030. These notes are guaranteed by Intelsat S.A., other parent entities of Intelsat Jackson, and certain subsidiaries of Intelsat Jackson. Interest is payable on the 2030 Jackson Secured Notes semi-annually on March 15 and September 15, which commenced on September 15, 2022. Intelsat Jackson may redeem some or all of the notes at the applicable redemption prices and criterion set forth in the indenture governing the 2030 Jackson Secured Notes. The 2030 Jackson Secured Notes are senior secured obligations of Intelsat Jackson.

2022 Intelsat Jackson Secured Credit Facilities due 2029

On February 1, 2022, Intelsat Jackson entered into a secured credit agreement (the “2022 Intelsat Jackson Secured Credit Agreement”), which included a $3.2 billion term loan facility and a $500.0 million revolving credit facility, and borrowed the full $3.2 billion under the term loan facility due February 2029 (the “2029 Term Loans”). On October 26, 2023, the 2029 Term Loans were paid in full. The maturity date of the revolving credit facility is February 1, 2027. The obligations under the 2022 Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat S.A., other parent entities of Intelsat Jackson, and certain subsidiaries of Intelsat Jackson. The 2029 Term Loans and the revolving loans under the revolving credit facility (the “Revolving Loans”) bear interest either (i) based on a 1-month, 3-month or 6-month (or if agreed to by each lender of a loan, 12-month) secured overnight financing rate (“SOFR”) plus a related spread or (ii) at the Base Rate (as defined in the 2022 Intelsat Jackson Secured Credit Agreement), in each case, plus an applicable margin. The applicable margin for the 2029 Term Loans is 4.25% for SOFR loans and 3.25% for Base Rate loans, and the applicable margin for Revolving Loans ranges from 2.25%–2.75% for SOFR loans and 1.25%–1.75% for Base Rate loans, in each case, depending on the leverage ratio of Intelsat Jackson. The 2029 Term Loans have a SOFR floor of 0.50% and a Base Rate floor of 1.50%, and the Revolving Loans have a SOFR floor of 0.00% and a Base Rate floor of 1.00%.

The 2022 Intelsat Jackson Secured Credit Agreement includes customary negative covenants for loan agreements of this type, including covenants limiting the ability of Intelsat Jackson and its subsidiaries to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of subordinated indebtedness, in each case subject to customary exceptions for loan agreements of this type.

The 2022 Intelsat Jackson Secured Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under ERISA, and change of control.

The foregoing description of the 2022 Intelsat Jackson Secured Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2022 Intelsat Jackson Secured Credit Agreement.

Intelsat Jackson made principal payments on the 2029 Term Loans of $386.2 million for the ten months ended December 31, 2022, with no similar payments for the two months ended February 28, 2022. During the year ended December 31, 2023, the total remaining balance of $2.8 billion associated with the 2029 Term Loans was paid in full.

Note 9—Shareholders’ Equity

(a) Share Premium Distribution

In September 2023, our board of directors authorized and approved, subject to shareholder approval, and in December 2023, the shareholders approved, the distribution of $130.0 million out of the Company’s share premium to the shareholders of the Company in proportion to their holdings of shares of the Company and the holders of restricted stock units pursuant to the terms of the relevant award agreements, on the relevant record date. On January 29, 2024, the Company paid $1.873 per outstanding share to its common shareholders of record at the close of business on January 5, 2024, totaling $127.5 million. Additional payments were made and will continue to be made to holders of restricted stock units pursuant to the terms of the relevant award agreements upon vesting of the underlying restricted stock units.

In June 2024, our board of directors authorized and approved, subject to shareholder approval, and in September 2024, the shareholders approved, the distribution of $500.0 million out of the Company’s share premium to the shareholders of the Company in proportion to their holdings of shares of the Company and the holders of restricted stock units pursuant to the terms of the relevant award agreements, on the relevant record date. On September 27, 2024, the Company paid $7.07 per outstanding share to its common shareholders of record at the close of business on September 17, 2024, totaling $481.6 million. Additional payments will be made to holders of restricted stock units pursuant to the terms of the relevant award agreements upon vesting of the underlying restricted stock units.

(b) Share Repurchase Program

In September 2023, our board of directors authorized and approved, subject to shareholder approval, and in December 2023, the shareholders approved a share repurchase program authorizing for a three year period the repurchase of up to 20.0 million of the Company’s common shares, up to $200.0 million aggregate amount for which shares may be repurchased, which may be made in any manner including tender or other offers, buy-back programs, or privately negotiated transactions in accordance with all applicable securities laws, rules, and regulations (the “Share Repurchase Program”). During the year ended December 31, 2023, we repurchased 220,000 common shares for $6.5 million at an average price per share of $29.75. We did not repurchase any common shares under the Share Repurchase Program during the year ended December 31, 2024. As of December 31, 2024, approximately $193.5 million remained available under the Share Repurchase Program.

Note 10—Leases

Lessee

We lease corporate and branch offices, various facilities, land and equipment, specifically third-party teleport and circuit/dark fiber, third-party capacity and mission extension vehicles. Certain leases include one or more options to renew, with renewal terms that can extend the lease term from one year to fifteen years. The exercise of lease renewal options is at our sole discretion. Our lease agreements generally do not include options to purchase the leased property. The depreciable life of leasehold improvements is limited by the expected lease term in the absence of a transfer of title or purchase option reasonably certain of exercise.

Certain of our lease agreements include rental payments with escalation provisions as defined in the contracts. These escalation provisions are included in the calculation of the present value of the lease payments for purposes of determining the value of the respective ROU asset and lease liability. Our lease agreements do not contain any material residual value guarantees or materially restrictive covenants. We rent, license or sublease certain office space and land to third parties.

The following table sets forth supplemental balance sheet information related to ROU assets and lease liabilities (in thousands):

	Classification	As of December 31, 2023	As of December 31, 2024
Assets
Operating	Other assets	$261,809	$240,521
Finance	Satellites and other property and equipment, net(1)	570,896	501,617

Total leased assets		$832,705	$742,138

Liabilities
Current
Operating	Other current liabilities	$26,491	$29,950
Finance	Finance lease liabilities	28,674	35,652
Long-term
Operating	Other long-term liabilities	192,285	172,506
Finance	Finance lease liabilities, net of current portion	508,068	478,115

Total lease liabilities		$755,518	$716,223

(1)	Net of accumulated amortization of $18.5 million and $86.6 million as of December 31, 2023 and 2024, respectively.

The following table sets forth supplemental information related to the components of lease expense (in thousands):

		Predecessor	Successor
	Classification	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Operating lease cost	Direct costs of revenue	$6,229	$43,254	$54,243	$33,020
Operating lease cost	Selling, general and administrative expenses	2,378	14,839	17,137	17,905
Operating lease cost	Other operating expense (income), net—C-band	1,680	9,200	12,923	12,901
Finance lease cost
Amortization of leased assets	Depreciation and amortization	285	2,340	16,150	68,976
Interest on lease liabilities	Interest expense	213	824	13,170	41,401
Sublease income	Other income (expense), net	(64)	(303)	(259)	(290)

Net lease cost		$10,721	$70,154	$113,364	$173,913

The following table sets forth future minimum lease payments together with the present value of lease liabilities under leases as of December 31, 2024 for future periods (in thousands):

Year Ending December 31,	Operating Leases	Finance Leases	Total
2025	$42,341	$74,650	$116,991
2026	39,402	95,276	134,678
2027	38,391	98,091	136,482
2028	37,279	98,321	135,600
2029	34,191	93,177	127,368
Thereafter	57,246	243,234	300,480

Total lease payments	$248,850	$702,749	$951,599
Less: Imputed interest(1)	(46,394)	(188,982)	(235,376)

Present value of lease liabilities	$202,456	$513,767	$716,223

(1)	Calculated using the incremental borrowing rate assessed for each lease.

The following table sets forth supplemental cash flow information related to leases (in thousands):

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,702	$40,838	$55,647	$43,103
Operating cash flows from finance leases	—	—	13,170	41,402
Financing cash flows from finance leases	—	—	10,725	30,108

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Leased assets obtained in exchange for new operating lease liabilities	1,003	113,122	26,389	14,084
Leased assets obtained in exchange for new finance lease liabilities	—	—	365,416	8,252
Additions to ROU assets due to modifications or renewals of operating leases	2,461	1,497	2,281	812
Reductions in ROU assets due to modifications, renewals or terminations of operating leases	—	—	(62,598)	(1,180)
Additions to ROU assets due to modifications or renewals of finance leases	—	—	211,165	247
Reductions in ROU assets due to modifications, renewals or terminations of financing leases	—	—	—	(550)

The following table sets forth the weighted average remaining lease term and weighted average discount rate under leases:

	As of December 31, 2023	As of December 31, 2024
Weighted average remaining lease term (years):
Operating leases	7.18	6.35
Finance leases	9.48	8.43
Weighted average discount rate(1):
Operating leases	6.4%	6.5%
Finance leases	7.9%	7.9%

(1)	Discount rate is the incremental borrowing rate assessed for each lease.

Lessor

We have certain operating and sales-type leases that generate operating lease income and interest income, respectively. The lease expiration dates range from 2025 to 2038, and are primarily related to managed service contracts and teleport usage.

In October 2024, the Company commenced a sales-type lease with an expiration date of January 1, 2034. We evaluated the lease and determined that it contains lease and non-lease components. The leased assets are expected to have a residual value of $13.3 million. Interest income of $16.5 million will be recognized over the lease term. For the year ended December 31, 2024, the Company recorded revenue and direct costs of revenue of $15.1 million and $9.3 million, respectively, resulting in net income at commencement of the sales-type lease of $5.8 million. The Company recognized interest income on the sales-type lease of $0.2 million for the year ended December 31, 2024. As of December 31, 2024, the net investment in the lease was $7.9 million, consisting of $5.3 million of lease receivable and $2.6 million of an unguaranteed residual asset.

In February 2022, the Company commenced a sales-type lease with an expiration date of February 14, 2027, with two one-year renewal options. We evaluated the lease and determined that it contained lease and non-lease components. The leased assets were not expected to have any residual value, and no interest income was recognized under the lease as consideration was received upfront. For the two months ended February 28, 2022, the Company recorded revenue and direct costs of revenue of $12.3 million and $9.5 million, respectively, resulting in net income at commencement of the sales-type lease of approximately $2.8 million. In September 2023, the Company entered into amendments to update the expiration date of the sales-type lease to January 31, 2024. In the first quarter of 2024, certain leased assets were returned to the Company following the lease termination, resulting in a $5.9 million reduction in direct costs of revenue.

In September 2022, the Company signed a sales-type lease that commenced in November 2023, with an expiration date of December 31, 2026, and two two-year renewal options. The lease was modified in the fourth quarter of 2023 with no changes to the expiration date or the two two-year renewal options. We evaluated the lease and determined that it contains lease and non-lease components. No net investment is recorded in the sales-type lease and no interest income will be recorded under the lease as consideration was received upfront. For the year ended December 31, 2023, the Company recorded revenue and direct costs of revenue of $2.9 million and $4.0 million, respectively, resulting in net loss at commencement of the sales-type lease of approximately $1.1 million. In the first quarter of 2024, the lease was subsequently modified and the Company recorded additional revenue and direct costs of revenue of $0.9 million and $2.4 million, respectively, resulting in an additional net loss of approximately $1.5 million.

In March 2019, the Company commenced a sales-type lease with an expiration date of March 31, 2030, with an option to extend the term, provided that the extension is reasonably feasible from a regulatory and technical standpoint. We evaluated the lease and determined that it contains lease and non-lease components. In October 2023, the Company entered into a new sales-type lease commencing in March 2024 to account for the replacement of an asset required to provide services under the original lease. In the first quarter of 2024, the Company recorded revenue and direct costs of revenue of $7.3 million and $9.3 million, respectively, resulting in a net loss at commencement of the new sales-type lease of approximately $2.0 million.

The following table sets forth the net investments in sales-type leases recorded on our balance sheets (in thousands):

	Classification	As of December 31, 2023	As of December 31, 2024
Lease receivables (current)	Receivables, net of allowances	$1,341	$2,540
Lease receivables (long-term)	Other assets	7,041	16,057
Unguaranteed residual asset	Other assets	—	2,608

Net investment in leases		$8,382	$21,205

The following table sets forth lease income from operating and sales-type leases (in thousands):

	Classification	As of December 31, 2023	As of December 31, 2024
Operating lease revenue	Revenue	$—	$575
Sales-type lease interest income	Interest income	—	235

The following table sets forth future lease receipts together with the present value of lease receivables under sales-type leases as of December 31, 2024 (in thousands):

Year Ending December 31,	Sales-Type Leases
2025	$3,650
2026	3,673
2027	3,695
2028	3,718
2029	3,742
Thereafter	5,690

Total lease receipts	$24,168
Less: Imputed interest	(5,571)

Present value of lease receivables	$18,597

For operating leases in which the Company is the lessor, as of December 31, 2024, the Company expects to receive approximately $5.8 million of lease payments over the remaining term of the service agreements, of which $1.7 million, $2.2 million and $1.9 million is expected to be received in 2025, 2026 and 2027 respectively.

Note 11—Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering substantially all of our employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility. In 2015, we amended the defined benefit retirement plan to end the accrual of additional benefits for the remaining active participants.

The defined benefit retirement plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code of 1986, as amended (the “IRC”), and on the plan’s funded status. Any significant decline in the fair value of our defined benefit retirement plan assets or other adverse changes to the significant assumptions used to determine the plan’s funded status would negatively impact its funded status and could result in increased funding in future years. The impact on the funded status is determined based upon market conditions in effect when we completed our annual valuation. We anticipate that our contributions to the defined benefit retirement plan in 2025 will be approximately $10.3 million. We fund the postretirement medical benefits throughout the year based on benefits paid. We anticipate that our contributions to fund postretirement medical benefits in 2025 will be approximately $2.2 million.

Prior service credits and actuarial losses are reclassified from accumulated other comprehensive loss to net periodic pension benefit costs, which are included in “Other income (expense), net” on our consolidated statements of operations. All amounts recorded in accumulated other comprehensive loss are being recognized as net periodic benefit cost or benefit over the average remaining life expectancy of plan participants.

Reconciliation of Funded Status and Accumulated Benefit Obligation. Intelsat uses December 31 as the measurement date for its defined benefit retirement plan. As part of Fresh Start Accounting, we remeasured our Pension and Other Postretirement Benefits as of February 28, 2022. See the applicable sections below for further discussion. The following table summarizes the projected benefit obligations, plan assets and funded status of the defined benefit retirement plan, as well as the projected benefit obligations of the postretirement medical benefits provided under our medical plan (in thousands, except percentages):

	Year Ended December 31, 2023		Year Ended December 31, 2024
	Pension Benefits	Other Post- retirement Benefits	Pension Benefits	Other Post- retirement Benefits
Change in benefit obligation
Benefit obligation at beginning of period	$328,761	$25,789	$331,119	$22,085
Interest cost	16,899	1,307	16,068	1,059
Employee contributions	—	77	—	48
Benefits paid	(25,398)	(3,615)	(28,265)	(2,216)
Actuarial net loss (gain)(1)	10,857	(1,473)	(9,783)	331

Benefit obligation at end of period	$331,119	$22,085	$309,139	$21,307

Change in plan assets
Plan assets at beginning of period	$296,492	$—	$291,996	$—
Employer contributions	3,373	3,538	10,531	2,168
Employee contributions	—	77	—	48
Actual return on plan assets	17,529	—	7,810	—
Benefits paid	(25,398)	(3,615)	(28,265)	(2,216)

Plan assets at fair value at end of period	$291,996	$—	$282,072	$—

Accrued benefit costs and funded status of the plans	$(39,123)	$(22,085)	$(27,067)	$(21,307)

Accumulated benefit obligation	$331,119		$309,139

Weighted average assumptions used to determine accumulated benefit obligation and accrued benefit costs
Discount rate	5.14%	5.11%	5.60%	5.52%
Weighted average assumptions used to determine net periodic benefit costs
Discount rate	5.42%	5.42%	5.14%	5.11%
Expected rate of return on plan assets	6.25%	—%	6.25%	—%
Amounts in accumulated other comprehensive loss recognized in net periodic benefit cost
Actuarial gain, net of tax	$(1,093)	$(113)	$(25)	$(272)
Amounts in accumulated other comprehensive loss not yet recognized in net periodic benefit cost
Actuarial net loss (gain), net of tax	$5,246	$(5,160)	$7,173	$(4,567)

(1)

The actuarial gain in the current period for the pension benefits is primarily due to the increase in discount rates, while the net loss in the prior period was due to actuarial losses driven by a decrease in the discount rates. The postretirement benefit loss in the current period was due to a participant experience being different than expected. The gain in the prior period for the postretirement benefit obligation was driven by inflation-based decreases in retiree healthcare reimbursement accounts offset, in part, by a loss due to a decrease in the discount rate.

Our benefit obligations are determined by discounting each future year’s expected benefit cash flow using the corresponding spot rates along a yield curve that is derived from the monthly bid-price data of bonds that are rated high grade by either Moody’s Investor Service or Standard and Poor’s Rating Services. The bond types included are noncallable bonds, bonds that are callable at par within 6 months of maturity where the time to maturity is 10 years or greater, private placement bonds that are traded among qualified institutional buyers and are at least two years from date of issuance, bonds with a make-whole provision, and bonds issued by foreign corporations that are denominated in U.S. dollars. Excluded are bonds that are callable, sinkable and puttable as well as those for which the quoted yield-to-maturity is zero. For bonds in this universe that have a yield higher than the regression mean yield curve for the full universe, regression analysis is used to determine the best-fitting curve, which gives a good fit to the data at both long and short maturities. The resulting regressed coupon yield curve is smoothed continuously along its entire length and represents an unbiased average of the observed market data.

Interest rates used in these valuations are key assumptions, including discount rates used in determining the present value of future benefit payments and expected return on plan assets, which are reviewed and updated on an annual basis. The discount rates reflect market rates for high-quality corporate bonds. We consider current market conditions, including changes in interest rates, in making assumptions. The Society of Actuaries published mortality tables for private retirement plans (“Pri-2012”) and a mortality improvement scale in 2021 (“MMP-2021”). Accordingly, our December 31, 2024 valuation is based on Pri-2012 and MMP-2021, adjusted to reflect (1) an ultimate rate of mortality improvement consistent with both historical experience and U.S. Social Security long-term projections, and (2) a shorter transition period to reach the ultimate rate, which is consistent with historical patterns.

In establishing the expected return on assets assumption, we review the asset allocations considering plan maturity and develop return assumptions based on different asset classes. The return assumptions are established after reviewing historical returns of broader market indexes, as well as historical performance of the investments in the plan. Our pension plan assets are managed in accordance with an investment policy, as discussed below.

Plan Assets. The investment policy of the plan includes target allocation percentages of approximately 31% for investments in equity securities (18% U.S. equities and 13% non-U.S. equities), 64% for investments in fixed income securities and 5% for investments in other securities, which is broken down further into 5% for investments in hedge fund of funds. Plan assets include investments in both U.S. and non-U.S. equity funds. Fixed income investments include an intermediate duration bond fund, zero coupon U.S. Treasury securities and a long duration bond fund. The funds in which the plan’s assets are invested are institutionally managed and have diversified exposures into multiple asset classes implemented. The guidelines and objectives of the funds are congruent with the Intelsat investment policy statement.

The target and actual asset allocation of our pension plan assets were as follows:

	As of December 31, 2023		As of December 31, 2024
	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Equity securities	15%	11%	31%	24%
Debt securities	70%	72%	64%	62%
Other securities	15%	17%	5%	14%

Total	100%	100%	100%	100%

The fair values of our pension plan assets by asset category were as follows (in thousands):

	Fair Value Measurement at December 31, 2023	Fair Value Measurement at December 31, 2024
Equity Securities
U.S. Large-Cap(1)	$22,788	$31,672
U.S. Small/Mid-Cap(2)	—	6,293
World Equity Ex-U.S.(3)	8,354	27,974
Fixed Income Securities
Intermediate Duration Bonds(4)	153,931	113,544
Long Duration Bonds(5)	27,718	30,076
High Yield Bonds(6)	—	8,693
U.S. Treasuries(7)	28,788	23,297
Other Securities
Hedge Funds(8)	12,701	14,923
Core Property Fund(9)	37,049	24,954
Cash and income earned but not yet received	667	647

Total	$291,996	$282,073

(1)

U.S. Large-Cap Equity includes investments in funds that invest primarily in a portfolio of common stocks included in the S&P 500 Index, as well as other equity securities and derivative instruments whose value is derived from the performance of the S&P 500. The fair values of these assets are determined using Level 1 inputs.

(2)

U.S. Small/Mid Cap Equity includes investment in a fund that aims to produce investment results that correspond to the performance of the Russell Small Cap Completeness Index. The Fund invests substantially all of its assets in securities of companies that are members of the Russell Small Cap Completeness Index. The fair values of these assets are determined using Level 1 inputs.

(3)

World Equity Ex-U.S. includes an investment in a fund that invests primarily in common stocks and other equity securities whose issuers comprise a broad range of capitalizations and that are located outside of the U.S. The fund invests primarily in developed countries but may also invest in emerging markets. The fair values of these assets are determined using Level 1 inputs.

(4)

Intermediate Duration Bonds include an investment in a fund that seeks to provide current income consistent with the preservation of capital through investment in investment-grade U.S. dollar-denominated fixed-income instruments. This primarily includes U.S. and foreign corporate obligations; fixed-income securities issued by sovereigns or agencies in both developed and emerging foreign markets; obligations of supranational entities; debt obligations issued by state, provincial, county, or city governments or other municipalities, as well as those of public utilities, universities and other quasi-governmental entities and securities issued or guaranteed by the U.S. Government and its agencies and instrumentalities. The fair values of these assets are determined using Level 1 inputs.

(5)

Long Duration Bonds includes an investment in a fund that invests primarily in (i) U.S. and foreign corporate obligations (ii) fixed income securities issued by sovereigns or agencies in both developed and emerging foreign markets (iii) obligations of supranational entities (iv) debt obligations issued by state, provincial, county, or city governments or other municipalities, as well as those of public utilities, universities and other quasi-governmental entities and (v) securities issued or guaranteed by the U.S. Government and its agencies and instrumentalities. The fair values of these assets are determined using Level 1 inputs.

(6)

High Yield Bonds includes investment in a fund that seeks to provide total return by investing in riskier, high-yielding fixed income securities. Under normal circumstances, the Fund will invest at least 80% of its net assets in high-yield fixed income securities, primarily in securities rated below investment grade, including corporate bonds and debentures, convertible and preferred securities, zero coupon obligations, and tranches of collateralized debt obligations and collateralized loan obligations. The fair values of these assets are determined using Level 1 inputs.

(7)

U.S. Treasuries include Treasury STRIPS (Separate Trading of Registered Interest and Principal of Securities) representing zero coupon Treasury securities with long-term maturities The fair values of these assets are determined using Level 2 inputs.

(8)

Hedge Funds includes an investment in a collective trust fund that seeks to provide returns that are different from (less correlated with) investments in more traditional asset classes. The fund will pursue its investment objective by investing substantially all of its assets in various hedge funds. The fund has semi-annual redemptions in June and December with a pre-notification period of 95 days, and a two year lock-up on all purchases which have expired.

(9)

The Core Property Fund is a collective trust fund that invests in direct commercial property funds primarily in the U.S. The fund is meant to provide current income-oriented returns, diversification, and modest inflation protection to an overall investment portfolio. Total returns are expected to be somewhere between stocks and bonds, with moderate volatility and low correlation to public markets. The fund has quarterly redemptions with a pre-notification period of 105 days, and no lock-up period.

Our plan assets are measured at fair value. ASC 820 prioritizes the inputs used in valuation techniques including Level 1, Level 2 and Level 3 (see Note 1—Background and Summary of Significant Accounting Policies).

The majority of our plan assets are valued following the market approach, using measurement inputs which include unadjusted prices in active markets, and we have therefore classified all of these assets as Level 1 assets, with the exception of our U.S. Treasuries, which use pricing models for similar securities, and we have therefore classified them as Level 2 within the fair value hierarchy under ASC 820. Our other securities include Hedge Funds and Core Property Funds, which are measured at fair value using the net asset value per share practical expedient, and are not classified in the fair value hierarchy.

The following table presents the components of net periodic pension benefit income (in thousands). These amounts are recognized in “Other income (expense), net” in the consolidated statements of operations.

	Pension Benefits
	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Interest cost	$1,608	$9,884	$16,899	$16,069
Expected return on plan assets	(3,507)	(18,389)	(20,122)	(19,527)
Amortization of unrecognized net loss (gain)	1,148	—	(1,093)	(25)

Net periodic benefit income	$(751)	$(8,505)	$(4,316)	$(3,483)

We had accrued benefit costs at December 31, 2023 and 2024 of $39.1 million and $27.1 million, respectively, related to pension benefits, of which $0.7 million was recorded within “Other current liabilities” as of both December 31, 2023 and 2024, and $38.4 million and $26.4 million were recorded in “Other long-term liabilities,” respectively, on our consolidated balance sheets.

Net periodic other postretirement benefit costs (income) included the following components (in thousands):

	Other Postretirement Benefits
	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Interest cost	$115	$704	$1,307	$1,059
Amortization of unrecognized prior service credits	(423)	—	—	—
Amortization of unrecognized net gain	(264)	—	(113)	(272)

Net periodic benefit expense (income)	$(572)	$704	$1,194	$787

We had accrued benefit costs at December 31, 2023 and 2024 of $22.1 million and $21.3 million, respectively, related to the other postretirement benefits, of which $2.2 million was recorded within “Other current liabilities” as of both December 31, 2023 and 2024, and $19.9 million and $19.1 million were recorded in “Other long-term liabilities,” respectively, in our consolidated balance sheets.

Depending on our actual future health care claims, our actual costs may vary significantly from those projected above. As of December 31, 2024, the assumed health care cost trend rate for retirees who are not eligible for Medicare was 6.6%. This rate is expected to decrease annually to an ultimate rate of 3.9% by December 31, 2049.

Effective January 1, 2019, Medicare eligible retirees and spouses receive an annual stipend in the form of a contribution to a health retirement account to be used as a reimbursement for qualified health care costs. Therefore, the value of the benefits provided to these participants is not affected by the assumed health care cost trend rate. While the terms of the plan do not guarantee increases to the stipend, the Company intends to evaluate the stipend annually. When valuing the benefit obligation as of December 31, 2024, we assumed an increase of 2.6% in 2025 and 2.2% thereafter.

The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows (in thousands):

Year(s) Ended December 31,	Pension Benefits	Other Post- retirement Benefits
2025	$40,873	$2,244
2026	28,601	2,198
2027	27,904	2,153
2028	27,191	2,102
2029	26,253	2,035
2030 to 2034	118,885	8,944

Total	$269,707	$19,676

(b) Other Retirement Plans

We maintain a defined contribution retirement plan qualified under the provisions of Section 401(k) of the IRC for our employees in the United States. We recognized compensation expense for this plan of $2.3 million, $12.1 million, $15.5 million, and $16.1 million for the two months ended February 28, 2022, ten months ended December 31, 2022, year ended December 31, 2023, and year ended December 31, 2024, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 12—Share-Based and Other Compensation Plans

As a part of our reorganization proceedings, all of our share-based compensation awards outstanding as of December 31, 2021 were canceled, which resulted in the recognition of any previously unamortized expense related to the canceled awards on the date of cancellation. Share-based compensation for the Predecessor and Successor Periods is not comparable.

Predecessor Share-Based Compensation

In April 2013, our board of directors adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (as amended, the “2008 Equity Plan”). Also in April 2013, our board of directors adopted the Intelsat S.A. 2013 Equity Incentive Plan (the “2013 Equity Plan”). No new awards may be granted under the 2008 Equity Plan.

The 2013 Equity Plan provides for a variety of equity-based awards, including incentive stock options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted shares, restricted stock units, and other share-based awards and performance compensation awards. Effective June 16, 2016, we increased the aggregate number of common shares authorized for issuance under the 2013 Equity Plan to 20.0 million common shares.

The Predecessor share-based awards that were outstanding and cancelled upon Emergence were as follows:

•	Stock Options—Stock options generally expire 10 years from the date of grant. In some cases, options have been granted which expire 15 years from the date of grant.

•	RSUs—Time-based RSUs vest over periods from one to three years from the date of grant.

•

PSUs—Performance-based restricted stock units (“PSUs”) vest after three years from the date of grant upon achievement of certain performance metrics. These grants are subject to vesting upon achievement of an adjusted EBITDA target or achievement of a relative shareholder return, which is based on the Company’s relative shareholder return percentile ranking versus the S&P 900 Index as defined in the grant agreement.

Successor Share-Based Compensation

Post-Emergence, Intelsat S.A. provides the opportunity for employees to acquire equity interest in the Company and other incentive compensation, such as stock options and cash-based awards, to align the interest of key personnel with those of the Company’s shareholders.

The Intelsat S.A. 2022 Equity Incentive Plan (the “Incentive Plan”) provides for, among other things, the grant of RSUs and PSUs to employees, officers and directors of the Company. The Incentive Plan has vesting provisions predicated upon the death, termination or disability of the grantee.

The Incentive Plan was effective as of February 23, 2022 and will expire on the tenth anniversary of the Effective Date.

We account for share-based compensation expense in accordance with ASC 718, which requires us to measure and recognize compensation expense in our financial statements based on the fair value at the date of grant for our share-based awards. We recognize compensation expense for these equity-classified awards over their requisite service period and adjust for forfeitures as they occur.

The following table summarizes the activity under our Incentive Plan related to RSUs for the year ended December 31, 2024.

	Number of RSUs (in thousands)	Weighted-Average Grant Date Fair Value
Unvested as of December 31, 2023	945	$49.30
Granted	206	49.24
Vested	(600)	49.58
Cancelled and forfeited	(53)	49.24

Unvested as of December 31, 2024	498	48.95

The following table summarizes the activity under our Incentive Plan related to PSUs for the year ended December 31, 2024:

	Number of PSUs (in thousands)	Weighted-Average Grant Date Fair Value
Unvested as of December 31, 2023	559	$31.23
Granted	1,391	36.46
Vested	—	—
Cancelled and forfeited	(21)	47.58

Unvested as of December 31, 2024	1,929	28.59

RSUs will vest based on the satisfaction of service obligations. The vesting is contingent upon each participant’s continued employment through the applicable vesting date. PSUs awarded in 2022 will vest upon the satisfaction of prescribed service and market performance obligations. PSUs awarded in 2023 and 2024 will vest upon the satisfaction of prescribed service and performance obligations.

The fair value of RSUs granted during 2022 were determined to be $50.00 per unit, which will vest over a 3-year period. The $50.00 fair value per unit was based on the equity value at Emergence and the target number of units issued. The fair value of PSUs awarded in 2022 with vesting conditions dependent upon service requirements and market performance was determined using a Monte Carlo simulation in a risk-neutral framework, in which the simulated payouts measured at the end of the periods are discounted with the risk-free interest rate to estimate the award fair values as of the estimate date. Share-based compensation expense is recognized on a straight-line basis over the service period or over our best estimate of the period over which the performance condition will be met, as applicable. The following table presents the assumptions used to estimate the fair values of the 2022 PSUs granted during 2022. The range of assumptions used in the Monte Carlo simulation valuation approach is as follows:

Expected stock volatility(1)	45%
Expected dividend yield(2)	—%
Risk-free interest rate(3)	1.71% - 3.38%
Expected life(4)	4.8 - 5.0 years

(1)	Management estimates volatility based on the historical trading volatility of a public company peer group and the implied volatility of our assets and current leverage.
(2)	As of the valuation date, we had not issued dividends to date and did not anticipate issuing dividends.
(3)	Based on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent expected term.
(4)

Represents the period that our share-based awards are expected to be outstanding. Management uses the simplified method for our estimation of the expected life as we do not have adequate historical data.

The grant date fair value of RSUs and PSUs awarded during 2023 and 2024 is equal to the fair value of the stock price at the date of grant and will vest over a 3-year period. PSUs were granted with two equally weighted performance goals that directly align with or help drive long-term total shareholder return: an adjusted cash flow growth metric and revenue growth. Depending on the outcome of these performance goals, a recipient may ultimately earn a number of units greater than or less than the number of units granted.

For the ten months ended December 31, 2022, year ended December 31, 2023 and year ended December 31, 2024, the weighted-average grant date fair value of RSUs granted was $50.00, $47.09 and $49.24, respectively, and the weighted-average grant date fair value of PSUs granted was $27.75, $45.27 and $36.46, respectively.

The following table summarizes the components of stock compensation expense under our Incentive Plan related to RSUs (in thousands):

	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
RSU expense before income tax	$16,631	$21,674	$24,659
Tax benefits	(4,148)	(5,406)	(6,150)

RSU expense, net of tax	$12,483	$16,268	$18,509

Total fair value of RSUs vested	$1,433	$20,721	$29,756

The following table summarizes the components of stock compensation expense under our Incentive Plan related to PSUs (in thousands):

	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
PSU expense before income tax	$2,001	$3,755	$21,939
Tax benefits	(499)	(937)	(5,471)

PSU expense, net of tax	$1,502	$2,818	$16,468

No PSUs vested during the ten months ended December 31, 2022, year ended December 31, 2023 or year ended December 31, 2024.

As of December 31, 2024, total unrecognized compensation costs related to unvested employee RSUs and PSUs of $12.7 million and $39.6 million, respectively, are expected to be recognized over a weighted-average period of approximately 1.3 years and 2.0 years, respectively.

We recognized the following compensation costs, net of actual forfeitures, related to share-based compensation for the periods presented:

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Direct costs of revenue (excluding depreciation and amortization)	$214	$5,197	$7,173	$12,018
Selling, general and administrative	1,055	13,435	18,256	34,580

Total share-based compensation	$1,269	$18,632	$25,429	$46,598

On March 6, 2024, the Company modified the performance obligation for certain PSUs issued under the Incentive Plan for six grantees. The PSUs will vest upon the satisfaction of prescribed service and performance obligations. The modifications were accounted for in accordance with ASC 718, whereby the Company will recognize compensation cost for the PSUs equal to the unrecognized grant date fair value as of the modification date of the original awards plus any incremental fair value arising from the modification over the remaining requisite service period. The fair value of the awards was determined using a Monte Carlo simulation. As a result of the modification, the Company will recognize $46.5 million of compensation costs over the three year period subsequent to the modification date.

Note 13—Income Taxes

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.

In response to COVID-19, on March 18, 2020, the Families First Coronavirus Response Act (the “FFCR Act”) was enacted, and on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The FFCR Act and the CARES Act contain numerous income tax provisions, such as increasing the 30 percent adjusted taxable income threshold to 50 percent for taxable years beginning in 2019 and 2020 for purposes of determining allowable business interest expense deductions. The CARES Act repeals the 80 percent limitation for taxable years beginning before January 1, 2021 (enacted by the U.S. Tax Cut and

Jobs Act), and it further specifies that net operating losses arising in a taxable year beginning after December 31, 2017, and before January 1, 2021, are allowed as a carryback to each of the five taxable years preceding the taxable year of such losses. Modifications to the tax rules for the carryback of net operating losses and business interest limitations resulted in a federal tax refund of approximately $53.5 million as of December 31, 2024.

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), which includes, among other provisions, changes to the U.S. corporate income tax system, including a 15% minimum tax based on average adjusted financial statement income exceeding $1.0 billion for any three consecutive years preceding the tax year and a 1% excise tax on net repurchases of stock in excess of $1.0 million after December 31, 2022. We did not have a material financial impact from the Inflation Reduction Act during 2024.

The following table summarizes our total income (loss) before income taxes (in thousands):

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022		Year Ended December 31, 2023	Year Ended December 31, 2024
Domestic income (loss) before income taxes	$3,806,832	$269,396		$717,694	$(5,225)
Foreign income (loss) before income taxes	818,610	(421,695	)(1)	127,080	(184,413)

Total income (loss) before income taxes	$4,625,442	$(152,299	)(1)	$844,774	$(189,638)

(1)	Amount revised from what was previously reported to correct an immaterial error in presentation. In the opinion of management, the impact of this correction is immaterial.

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Current income tax provision (benefit):
Domestic	$—	$—	$3,923	$2,728
Foreign	5,585	19,063	35,870	(17,856)

Total	5,585	19,063	39,793	(15,128)

Deferred income tax provision (benefit):
Foreign	(9,490)	(19,654)	(16,361)	9,296

Total	(9,490)	(19,654)	(16,361)	9,296

Total income tax provision (benefit):	$(3,905)	$(591)	$23,432	$(5,832)

The income tax provision (benefit) was different from the amount computed using the Luxembourg statutory income tax rate of 24.94% for all periods presented for the reasons set forth in the following table (in thousands):

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022		Year Ended December 31, 2023	Year Ended December 31, 2024
Expected tax provision (benefit) at Luxembourg statutory income tax rate	$1,153,585	$(37,984	)(1)	$210,687	$(47,296)
Foreign income tax differential	1,227	22,123		(22,723)	(1,038)
Luxembourg financing activities	5,435	18,300		(121,628)	(34,807)
Changes in tax rate	—	—		—	116,042
Changes in unrecognized tax benefits	3,987	(1,217)		6,867	(2,528)
Changes in valuation allowance	436,801	311,824	(1)	(793,658)	(12,541)
Foreign tax credits	108	17,120		2,750	3,161
U.S. State tax expense	(573)	(4,898)		3,873	(5,711)
Internal reorganization	(1,602,929)	(292,157)		—	—
Impairment to intercompany investments in Luxembourg subsidiaries	(1,728)	(32,376)		—	—
Net operating loss carryback	—	(5,596)		—	—
Research and development credits	—	2,621		(7,863)	(4,584)
Accelerated relocation proceeds	—	—		758,917	—
Other	182	1,649		(13,788)	(16,530)

Total income tax provision (benefit)	$(3,905)	$(591)		$23,432	$(5,832)

(1)	Amount revised from what was previously reported to correct an immaterial error in presentation. In the opinion of management, the impact of this correction is immaterial.

The majority of our operations are located in taxable jurisdictions, including Luxembourg, the U.S. and the United Kingdom (“UK”). We recorded a full valuation allowance against all Luxembourg DTAs as of both December 31, 2023 and 2024. The difference between “Income tax benefit (expense)” reported in the consolidated statements of operations and tax computed at statutory rates is attributable to the valuation allowance on losses generated in Luxembourg, the provision for foreign taxes, which were principally in the U.S. and the UK, rate changes in certain jurisdictions as well as withholding taxes on revenue earned in some of the foreign markets in which we operate. Effective January 1, 2025 the statutory rate for Luxembourg is decreasing to 23.87%. This rate change was substantially enacted in December 2024 and the impact of this is included in our rate reconciliation.

The following table details the composition of the net deferred tax balances on our consolidated balance sheets as of December 31, 2023 and 2024 (in thousands):

	As of December 31, 2023	As of December 31, 2024
Long-term deferred tax assets	$23,424	$22,884
Long-term deferred tax liabilities	(29,660)	(38,416)

Net deferred taxes	$(6,236)	$(15,532)

The components of the net deferred tax asset were as follows (in thousands):

	As of December 31, 2023	As of December 31, 2024
Deferred tax assets:
Accruals and advances	$37,627	$64,805
Non-amortizable intangible assets	51,295	—
Customer deposits	2,602	2,602
Bad debt reserve	4,064	4,125
Disallowed interest expense carryforward	41,597	42,739
Net operating loss carryforward	2,560,790	2,790,693
Tax credits	11,703	9,550
Tax basis differences in investments and affiliates	69,279	23,831
Satellites and other property and equipment	437,075	357,673
Capital loss carryforward	2,611	258
Operating lease liabilities	47,494	42,856
Other deferred tax assets	63,881	64,972

Total deferred tax assets	3,330,018	3,404,104

Deferred tax liabilities:
Satellites and other property and equipment	$—	$(12,455)
Amortizable intangible assets	(134,327)	(86,587)
Non-amortizable intangible assets	(31,004)	(148,686)
Tax basis differences in investments and affiliates	(269,344)	(305,291)
Other deferred tax liabilities	(48,368)	(34,386)

Total deferred tax liabilities	(483,043)	(587,405)

Valuation allowance	(2,853,211)	(2,832,231)

Total net deferred tax liabilities	$(6,236)	$(15,532)

As of December 31, 2023 and 2024, our consolidated balance sheets included a deferred tax asset in the amount of $2.6 billion and $2.8 billion, respectively, attributable to the future benefit from the utilization of certain net operating loss carryforwards. In addition, our balance sheets as of December 31, 2023 and 2024 included $11.7 million and $9.6 million of deferred tax assets, respectively, attributable to the future benefit from the utilization of tax credit carryforwards. As of December 31, 2024, we had tax-effected U.S. federal, state and other foreign tax net operating loss carryforwards of $141.6 million, of which $19.8 million is expiring between 2025 and 2044, with the remaining $121.8 million having an indefinite life. In addition, as of December 31, 2024, we had Luxembourg tax-effected net operating loss carryforwards of $2.7 billion and, of this amount, $1.7 billion expires between 2035 and 2041. These Luxembourg net operating loss carryforwards were caused primarily by our interest expense, satellite depreciation and amortization and impairment charges related to investments in subsidiaries, goodwill and other intangible assets. Our research and development credits of $13.9 million expire between 2040 and 2043. Our foreign tax credits of $6.2 million expire in 2025.

Our valuation allowance as of December 31, 2023 and 2024 was $2.9 billion and $2.8 billion, respectively. Almost all of the valuation allowance relates to Luxembourg net operating loss carryforwards and deferred tax assets created by differences between the U.S. GAAP and the Luxembourg tax basis in our assets. Certain operations of our subsidiaries are controlled by various intercompany agreements which provide these subsidiaries with predictable operating profits. Other subsidiaries, principally Luxembourg and U.S. subsidiaries, are subject to the risks of our overall business conditions which make their earnings less predictable. Our valuation allowance as of December 31, 2024 also relates to certain deferred tax assets in our U.S. subsidiaries, including foreign tax credit carryforward and disallowed interest expense carryforward.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

	Predecessor	Successor
	Two Months Ended February 28, 2022	Ten Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2024
Balance at beginning of period	$63,039	$67,275	$66,067	$73,589
Increases (decreases) related to current year tax positions	4,092	(1,032)	3,329	6,004
Increases related to prior year tax positions	150	462	4,271	9,912
Decreases related to prior year tax positions	(6)	(78)	(3)	(22)
Expiration of statute of limitations for the assessment of taxes	—	(560)	(75)	(20,257)

Balance at end of period	$67,275	$66,067	$73,589	$69,226

As of December 31, 2023 and 2024, our gross unrecognized tax benefits were $73.6 million and $69.2 million, respectively (including interest and penalties), of which $57.2 million and $53.0 million, respectively, if recognized, would affect our effective tax rate. As of December 31, 2023 and 2024, we recorded reserves for interest and penalties in the amounts of $3.2 million and $0.3 million as income tax expense and income tax benefit, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense. Since December 31, 2023, the change in the balance of unrecognized tax benefits consisted of an increase of $6.0 million related to current year tax positions for the year ended December 31, 2024 and net increases of $9.9 million related to prior year tax positions for the year ended December 31, 2024. The increase in gross unrecognized tax benefits was partially offset by $20.3 million related to the expiration of the statute of limitations on the assessment of certain tax positions during the year ended December 31, 2024.

We operate in various taxable jurisdictions throughout the world, and our tax returns are subject to audit and review from time to time. We consider Luxembourg, the U.S. and the UK to be our significant tax jurisdictions. Our subsidiaries in these jurisdictions are subject to income tax examination for periods after December 31, 2017. We believe that there are no jurisdictions in which the outcome of unresolved tax issues or claims is likely to be material to our results of operations, financial position or cash flows within the next twelve months.

As described in Note 8—Debt, in accordance with the Final Plan, all of the Company’s debt that was outstanding as of December 31, 2021 has been repaid or settled and extinguished. The IRC provides that a debtor in a Chapter 11 bankruptcy case may exclude cancellation of debt income (“CODI”) from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is determined based on the fair market value of the consideration received by the creditors in settlement of outstanding indebtedness. Upon emergence from Chapter 11 bankruptcy proceedings, CODI may reduce some or all of the amount of prior U.S. tax attributes, which can include net operating losses, general business credits, capital losses, and tax basis in assets. The actual reduction in tax attributes occurred effective December 31, 2022. The Company’s amount of remaining U.S. deferred tax assets, against which a partial valuation exists, will be limited under IRC Section 382 due to the change in control resulting from the Final Plan. In 2024, the Company realized intercompany installment income at a US subsidiary. This resulted in a taxable income event which utilized a portion of the existing recognized built-in gain (“RBIG”) income.

The Company has evaluated the impact of the reorganization, including the change in control, resulting from its emergence from bankruptcy. The post-Emergence Company was able to fully absorb the CODI realized by the pre-Emergence Company in connection with the reorganization as an offset to current year operating losses without impacting its net historical operating losses, general business credits, capital losses, and tax basis in assets. The tax attribute limitation rules under IRC Section 382 are subject to favorable modification by items such as RBIG income. Subsequent to year-end 2023, the Company received notice that the IRS had agreed to extend the identification period for qualified replacement property, and so the ARP income was not recognized in the 2023 Federal tax return filing. The Company has until December of 2027 under its current extension to identify the remaining qualified replacement property to continue to defer the income under section 1033. If qualified replacement property is not identified and placed into service and no additional extensions are granted by the IRS, the Company will be required to amend its originally filed tax returns for 2023 to recognize the income and effects of RBIG on its section 382 limitation. As a result of this possible RBIG income inclusion, a material portion of U.S. deferred tax assets consisting of net operating losses and IRC Section 163(j) interest expense may be utilized in future years, excluding the portion utilized in 2024 as disclosed above. We currently believe it is more likely than not that the Company will recognize further RBIG type income amounts which could favorably impact the Company’s ability to realize future income tax benefits related to its remaining U.S. net deferred tax asset based on the IRC Section 382 limitation. Historical results and expected market conditions known on the date of measurement result in the Company maintaining a partial valuation allowance against the remaining U.S. net deferred tax asset. This is periodically reassessed and could change in the future.

The Organization for Economic Co-operation and Development has issued Pillar Two model rules introducing a new global minimum tax of 15% intended to be effective on January 1, 2024. While the U.S. has not yet adopted the Pillar Two rules, various other governments around the world are enacting legislation. As currently designed, Pillar Two will ultimately apply to our worldwide operations. Considering we do not have material operations in jurisdictions with income tax rates lower than the Pillar Two minimum, these rules are not expected to materially increase our global tax costs. There remains uncertainty as to the final Pillar Two model rules. We will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.

Note 14—Contractual Commitments

In the further development and operation of our commercial global communications satellite system, significant additional expenditures are anticipated. In connection with these and other expenditures, we have a significant amount of debt, as described in Note 8—Debt, and lease commitments, as described in Note 10—Leases. In addition to these debt and related interest obligations and lease commitments, we have expenditures represented by other contractual commitments. The additional expenditures as of December 31, 2024 and the expected year of payment are as follows (in thousands):

Year Ended December 31,	Satellite Construction, Launch, and In- Orbit Delivery Obligations	Satellite Capacity and Teleport Commitments	Satellite Performance Incentive Obligations	Horizons 3 and Horizons 4 Contribution and Purchase Obligations(1)	Total
2025	$108,155	$173,299	$22,105	$42,498	$346,057
2026	147,091	141,198	18,342	30,834	337,465
2027	71,803	137,216	17,282	17,486	243,787
2028	1,482	89,412	14,263	17,486	122,643
2029	542	77,335	14,263	17,486	109,626
Thereafter	2,321	76,643	42,404	105,336	226,704

Total contractual commitments	$331,394	$695,103	$128,659	$231,126	$1,386,282

(1)	Includes commitments to make capital contributions to and purchase satellite capacity from Horizons 3 and Horizons 4. See Note 6—Investments.

(a) Satellite Construction and Launch Obligations

As of December 31, 2024, we had approximately $331.4 million of expenditures remaining under our existing satellite construction and launch contracts, including expected orbital performance incentive payments for satellites currently in the construction phase.

These contracts typically require that we make progress payments during the period of the satellites’ construction and contain provisions that allow us to cancel the contracts for or without cause. If cancelled without cause, we could be subject to substantial termination penalties, including the forfeiture of progress payments made to-date and additional penalty payments. If cancelled for cause, we are entitled to recover progress payments made to-date and liquidated damages as specified in the contracts.

(b) Satellite Capacity and Teleport Commitments

We have agreements with vendors to provide us with transponder and teleport satellite services. These agreements vary in length and amount. As of December 31, 2024, we had approximately $695.1 million of expenditures remaining under our existing commitments.

(c) Satellite Performance Incentive Obligations

Satellite construction contracts also typically require that we make orbital incentive payments (plus interest as defined in each agreement with the satellite manufacturer) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2024, we had $128.7 million of satellite performance incentive obligations, including future interest payments, for satellites currently in orbit.

Note 15—Contingencies

SES Claim

On July 14, 2020, SES Americom, Inc. (“SES”) filed a proof of claim in the Bankruptcy Court in the amount of $1.8 billion against each of the Debtors. The SES claim asserted that the Debtors owe money (or would owe money) to SES pursuant to certain contractual and fiduciary obligations made in the context of the consortium agreement entered into in September of 2018 among Intelsat US LLC, SES, and other satellite operators (the “Consortium Agreement”). SES claimed that it was entitled to 50% of the combined payments that may eventually be payable to the Debtors and SES pursuant to the FCC Final Order, which provides for ARPs subject to the satisfaction of certain deadlines and other conditions set forth therein. The proof of claim also alleged breach of fiduciary duties and unjust enrichment and sought monetary and punitive damages. Intelsat filed an objection to the proof of claim and has vigorously litigated our position. SES also filed an objection to the Debtors’ Plan in connection with the confirmation hearing. Intelsat settled SES’s Plan objection and as part of the settlement SES agreed to: (1) eliminate any punitive damage claims; (2) limit their breach of contract and unjust enrichment claims to three Debtor entities; and (3) limit damages under their “constructive trust” theory to a maximum of $200.0 million, even if SES won.

A trial before the Bankruptcy Court was held in February of 2022, and on September 30, 2022, the Bankruptcy Court ruled in the Debtors’ favor on all relevant issues, awarding SES nothing. The Debtors had accrued an estimate of this liability in accordance with ASC 450, Contingencies as of December 31, 2021 for which we recognized a benefit during the three months ended September 30, 2022. SES filed a Notice of Appeal on October 14, 2022. The appeal was briefed and argued before the U.S. District Court for the Eastern District of Virginia (“District Court”).

On September 8, 2020, SES also filed a series of proofs of claim in the amount of approximately $11.6 million for costs it contended were associated with the Agreement (the “Cost Claims”). In January 2023, the parties settled the Cost Claims and Intelsat’s motion to receive expense reimbursements related to the trial of the ARP claim. Intelsat and SES stipulated that (1) the Cost Claims are withdrawn with prejudice and will receive no recovery; and (2) Intelsat will be paid $100,000 following the final judgement (and exhaustion of all appeals) if the Bankruptcy Court’s decision rejecting SES’s ARP claim is affirmed.

On June 22, 2023, the District Court issued its decision on appeal. The District Court agreed with the Bankruptcy Court that no unjust enrichment claim was available to SES as a matter of law. The District Court further rejected SES’ claim on appeal that the Bankruptcy Court judge did not exercise independent judgement. However, the District Court remanded the case for further consideration by the Bankruptcy Court. The District Court believed the Agreement was ambiguous and found that the Bankruptcy Court had not sufficiently explained its analysis of certain extrinsic evidence introduced by SES that SES believed supported its interpretation of the Agreement. In September of 2023, the Bankruptcy Court entered an order reopening the bankruptcy cases for Intelsat Jackson, Intelsat US LLC and Intelsat License as a result of the District Court’s remand. In light of the proposed SES Transaction, Intelsat and SES have petitioned the Bankruptcy Court to hold the case in abeyance and close the underlying Bankruptcy Cases without prejudice. The Bankruptcy Court agreed to hold the remand on the claim in abeyance and closed the remaining Bankruptcy Cases, subject to reopening the cases at the request of either party if the SES Transaction agreement is validly terminated. If the SES Transaction closes, SES has agreed to withdraw the claim.

$250.0 Million Satellite Capacity Commitment

On April 18, 2024, Intelsat entered into a $250.0 million commitment to purchase low-earth orbit satellite capacity over six years commencing on July 1, 2024, which was subsequently amended and restated to commence on January 1, 2025. Intelsat has the option, but not the obligation, to increase its commitment for an additional $250.0 million for a total of $500.0 million over a term of seven years.

Note 16—Related Party Transactions

Indemnification Agreements

We have entered into agreements with our executive officers and directors to provide contractual indemnification in addition to the indemnification provided for in our articles of association.

Expense Reimbursement Agreement

We entered into an agreement with certain shareholders to provide reimbursement of up to $250,000 for fees and expenses that the shareholders incurred in connection with the SES Transaction. Approximately $120,000 has been reimbursed to the shareholders through the date of this Annual Report.

SUPPLEMENTARY INFORMATION

Supplemental Consolidating Financial Information

The following presents our unaudited condensed consolidating balance sheet as of December 31, 2024 and unaudited condensed consolidating statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2024. Investments in subsidiaries in the following unaudited condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include eliminations of the following:

•	investments in subsidiaries;

•	intercompany accounts;

•	intercompany sales and expenses; and

•	intercompany equity balances.

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2024

(in thousands)

	Intelsat S.A. and Other Parent Companies	Intelsat Jackson and Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$606	$996,829	$—	$997,435
Restricted cash	—	11,223	—	11,223
Receivables, net of allowances	21	312,341	—	312,362
Contract assets, net of allowances	—	54,330	—	54,330
Inventory	—	214,420	—	214,420
Prepaid expenses and other current assets	2,526	124,313	—	126,839
Intercompany receivables	24,352	2,136,095	(2,160,447)	—

Total current assets	27,505	3,849,551	(2,160,447)	1,716,609

Satellites and other property and equipment, net	—	4,464,357	—	4,464,357
Goodwill	—	783,928	—	783,928
Non-amortizable intangible assets	—	1,050,000	—	1,050,000
Amortizable intangible assets, net	—	132,311	—	132,311
Contract assets, net of current portion and allowances	—	49,720	—	49,720
Investment in affiliates	4,329,686	—	(4,329,686)	—
Other assets	—	670,744	—	670,744

Total assets	$4,357,191	$11,000,611	$(6,490,133)	$8,867,669

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,457	$230,841	$—	$233,298
Taxes payable	—	10,377	—	10,377
Employee-related liabilities	29	71,278	—	71,307
Accrued interest payable	—	63,172	—	63,172
Contract liabilities	—	188,644	—	188,644
Finance lease liabilities	—	35,652	—	35,652
Deferred satellite performance incentives	—	15,701	—	15,701
Other current liabilities	—	82,723	—	82,723
Intercompany payables	681,535	1,478,912	(2,160,447)	—

Total current liabilities	684,021	2,177,300	(2,160,447)	700,874

Long-term debt, net of current portion	—	3,000,000	—	3,000,000
Contract liabilities, net of current portion	—	563,019	—	563,019
Finance lease liabilities, net of current portion	—	478,115	—	478,115

	Intelsat S.A. and Other Parent Companies	Intelsat Jackson and Subsidiaries	Consolidation and Eliminations	Consolidated
Deferred satellite performance incentives, net of current portion	—	75,672	—	75,672
Deferred income tax liabilities	—	38,416	—	38,416
Accrued retirement benefits, net of current portion	—	45,509	—	45,509
Other long-term liabilities	16,235	292,894	—	309,129

Total liabilities	700,256	6,670,925	(2,160,447)	5,210,734

Shareholders’ equity:
Common shares	684	1,025	(1,025)	684
Other shareholders’ equity	3,656,251	4,328,661	(4,328,661)	3,656,251

Total shareholders’ equity	3,656,935	4,329,686	(4,329,686)	3,656,935

Total liabilities and shareholders’ equity	$4,357,191	$11,000,611	$(6,490,133)	$8,867,669

(Certain totals may not sum due to rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands)

	Intelsat S.A. and Other Parent Companies	Intelsat Jackson and Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$2,253,778	$(268,046)	$1,985,732
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	27	1,094,737	(267,671)	827,093
Selling, general and administrative	15,659	443,999	(375)	459,283
Depreciation and amortization	—	589,677	—	589,677
Satellite impairment	—	100,909	—	100,909
Impairment of goodwill and other intangible assets	—	290,692	—	290,692
Other operating income, net— C-band	—	(286,999)	—	(286,999)

Total operating expenses, net	15,686	2,233,015	(268,046)	1,980,655

Income (loss) from operations	(15,686)	20,763	—	5,077
Interest expense	—	(267,244)	—	(267,244)
Interest income	18	67,097	—	67,115
Equity in losses of affiliates	(166,035)	—	166,035	—
Other income (expense), net	(199)	5,613	—	5,414
Loss before income taxes	(181,902)	(173,771)	166,035	(189,638)
Income tax benefit	—	5,832	—	5,832

Net loss	(181,902)	(167,939)	166,035	(183,806)
Net loss attributable to noncontrolling interest	—	1,904	—	1,904

Net loss attributable to Intelsat S.A.	$(181,902)	$(166,035)	$166,035	$(181,902)

(Certain totals may not sum due to rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands, except where otherwise noted)

		Common Shares
	Entity	Number of Shares (in millions)	Amount	Other Shareholders’ Equity (Deficit)	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2024	Intelsat S.A. & Subsidiaries	68.4	$684	$3,656,251	$3,656,935
Common shares of other entities	All other entities(1)	(68.4)	(684)	—	(684)
Other shareholders’ deficit	All other entities(1)	—	—	(3,656,251)	(3,656,251)
Consolidation and eliminations	Eliminations	102.5	1,025	4,328,661	4,329,686

Balance at December 31, 2024	Intelsat Jackson & Subsidiaries	102.5	$1,025	$4,328,661	$4,329,686

(1)	Represents Intelsat S.A. and other parent companies.

(Certain totals may not sum due to rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands)

	Intelsat S.A. and Other Parent Companies	Intelsat Jackson and Subsidiaries	Consolidated
Net cash provided by operating activities	$607,528	$218,049	$825,577

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	—	(376,122)	(376,122)
Purchases of available-for-sale investments	—	(15,000)	(15,000)
Capital contribution to unconsolidated affiliate	—	(2,900)	(2,900)
Contribution received from joint venture partner	—	350	350
Proceeds from principal repayments on loans held-for-investment	—	125	125
Acquisition of intangible assets	—	(21,487)	(21,487)

Net cash used in investing activities	—	(415,034)	(415,034)

Cash flows from financing activities:
Principal payments on deferred satellite performance incentives	—	(14,125)	(14,125)
Principal payments on finance lease obligations	—	(30,108)	(30,108)
Share premium distribution to shareholders	(611,315)	—	(611,315)
Dividend equivalents paid to equity award holders	—	(1,762)	(1,762)
Payments for employee taxes withheld upon vesting of restricted stock units	—	(11,839)	(11,839)

Net cash used in financing activities	(611,315)	(57,834)	(669,149)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(34)	(4,730)	(4,764)

Net change in cash, cash equivalents and restricted cash	(3,821)	(259,549)	(263,370)
Cash, cash equivalents and restricted cash, beginning of period	4,427	1,275,504	1,279,931

Cash, cash equivalents and restricted cash, end of period	$606	$1,015,955	$1,016,561

(Certain totals may not sum due to rounding)

Execution Version

SHARE PURCHASE AGREEMENT

by and between

SES S.A.

and

INTELSAT S.A.

Dated as of April 30, 2024

A-i

A-ii

Exhibits

Exhibit A	Form of Support Agreement
Exhibit B	Form of New CVR Agreement
Exhibit C	Form of Transfer Form

A-iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of April 30, 2024 (this “Agreement”), is by and between SES S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B81267 with the Luxembourg Registre de commerce et des sociétés (“Saturn”), and Intelsat S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B162135 with the Luxembourg Registre de commerce et des sociétés (“Indiana” and, together with Saturn, the “Parties”).

RECITALS

A. Indiana owns all of the outstanding shares (the “Transferred Shares”) in Intelsat Holdings S.à.r.l., a société à responsabilité limitée existing under the laws of the Grand Duchy of Luxembourg registered under number B 149954 with the Luxembourg Registre de commerce et des sociétés (“Holdings”).

B. On the terms and conditions hereof, Saturn desires to acquire, and Indiana desires to sell to Saturn, all of the Transferred Shares and the Transferred Assets.

C. The Board of Directors of Indiana (the “Indiana Board”) has unanimously (i) determined that this Agreement and the Transactions are in the best interests of Indiana, (ii) approved this Agreement and the Transactions and (iii) resolved to recommend that the shareholders of Indiana (the “Indiana Shareholders”) approve the Indiana Shareholder Approval Resolutions at a duly held extraordinary general meeting of such shareholders convened for such purpose.

D. In order to induce Saturn to enter into this Agreement and cause the Transactions to be consummated, certain Indiana Shareholders are, concurrently with the execution hereof, entering into voting and support agreements substantially in the form attached hereto as Exhibit A (each, a “Support Agreement” and, collectively, the “Support Agreements”), pursuant to which, among other things, each such Indiana Shareholder has agreed to vote its Indiana Common Shares in favor of the Indiana Shareholder Approval Resolutions.

E. At the Closing, Saturn and a rights agent mutually agreeable to Saturn and Indiana (the “Rights Agent”) shall enter into the New CVR Agreement (as defined below).

F. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any audit, examination, claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Shareholder Returns” means the aggregate dollar amount of all cash dividends or other cash distributions on or with respect to, and repurchases, redemptions or other acquisitions of, Equity Securities of Indiana (including Indiana Common Shares, Indiana RSUs, Indiana PSUs and Indiana Warrants), other than the net settlement of any such Indiana RSUs or Indiana PSUs in the ordinary course of business prior to the Closing, made by Indiana or any of its Subsidiaries (any such dividend, distribution, repurchase, redemption or acquisition, a “Shareholder Return”) at any time after January 29, 2024 (the “Aggregate Shareholder Return Start Date”) through the Closing; provided that if an Applicable Order is adopted, enacted or promulgated after the date hereof and prior to Closing and results in Indiana or any of its Subsidiaries receiving Net Proceeds prior to Closing, Aggregate Shareholder Returns shall not include the dividend or distribution of an amount equal to 42.5% of such Net Proceeds (such amount, the “Applicable Indiana Spectrum Proceeds”). For the avoidance of doubt, Aggregate Shareholder Returns shall not include any dividends or dividend equivalents accrued by holders of Indiana RSUs or Indiana PSUs prior to the Aggregate Shareholder Return Start Date and distributed to such holders following such date upon the vesting thereof (“Exempted Distributions”).

“Ancillary Agreements” means the Support Agreements, the Transfer Form, the New CVR Agreement, the Bill of Sale and all other agreements, documents, certificates and instruments required to be delivered by either Party pursuant hereto.

“Anti-Corruption Laws” means all applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Authority or commercial Entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all other Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all applicable Laws governing the prevention of money laundering and terrorist financing, including 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act and its implementing regulations, 31 C.F.R. Chapter X.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation 139/2004 of the European Union and all other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating investment in any country, in any case that are applicable to the Transactions.

“Applicable Accounting Principles” means, (a) with respect to Saturn, IFRS, and (b) with respect to Indiana, GAAP.

“Applicable Expenses” shall have the meaning set forth in the New CVR Agreement (except that (a) any reference to “CVR Issuer or any of its Affiliates” (or similar phrases) shall be replaced with Saturn or any of its Subsidiaries or Indiana or any of its Subsidiaries, as applicable, and (b) any reference to “Qualified Monetization” shall be replaced with “Applicable Order”).

“Applicable Order” shall have the meaning set forth in the New CVR Agreement.

“Applicable Spectrum” means Indiana Applicable Spectrum and Saturn Applicable Spectrum, as applicable.

“Applicable Spectrum Additional Consideration” means, if an Applicable Order is adopted, enacted or promulgated after the date hereof and prior to Closing and results in Saturn or any of its Subsidiaries receiving Net Proceeds prior to Closing, an amount equal to 42.5% of such Net Proceeds.

“Assumed Liabilities” means, collectively, (a) all Liabilities of Indiana arising or incurred prior to or at, or relating to any period ending prior to or at, the Closing, including all Liabilities of Indiana arising from or related to (i) Indiana’s ownership of the Transferred Shares or the Transferred Assets or the operation of Indiana’s and its Subsidiaries’ respective businesses prior to the Closing, including the Liabilities of Indiana set forth on Schedule 1.1(i) of the Indiana Disclosure Schedules or (ii) the Transferred Assets, (b) the Transaction Expenses (excluding any Liquidation Expenses incurred from and after the Closing), (c) the Continuing Indiana Support Obligations, (d) the Retention Plan, (e) the Assumed Severance Obligations and (f) Taxes imposed on Indiana for a taxable period (or portion thereof) ending on or before the Closing Date; provided that the Assumed Liabilities shall not include the Excluded Liabilities.

“Bridge Facility Agreement” means the executed bridge facility agreement, dated as of the date hereof, from the Debt Financing Sources party thereto, including all exhibits, schedules and annexes thereto as the same may be amended, supplemented or otherwise modified, waived or replaced from time to time, pursuant to which, and subject to the terms and conditions of which, the Debt Financing Sources have committed, on a several but not joint basis, to provide the debt financing in the amounts set forth therein to Saturn for the purpose of funding the transactions contemplated by this Agreement (such debt financing, the “Debt Financing”).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required by applicable Law to be closed in New York, New York or the Grand Duchy of Luxembourg.

“Cash” means, with respect to any Person, at any specified time, the amount of cash and cash equivalents of such Person and its Subsidiaries, taken as a whole, at such time calculated in accordance with the Applicable Accounting Principles.

“Cash Target” means (a) $300,000,000, plus (b) the aggregate amount of Taxes required to be withheld pursuant to Section 2.5 based on the FMV Statement in respect of the CVR Consideration payable to holders of Indiana RSUs and Indiana PSUs, plus (c) the aggregate amount of the employer portion of any Taxes payable in respect of the Transaction Consideration payable to holders of Indiana RSUs and Indiana PSUs pursuant to Section 2.5, assuming, in the case of clauses (b)-(c), that all Transaction Consideration payable to holders of Indiana RSUs and Indiana PSUs is made at the Closing pursuant to Section 2.5.

“C-Band Order” means the FCC’s report and order entitled, Expanding Flexible Use in the 3.7-4.2 GHz Band, Report and Order, at 35 FCC Rcd. 2343 (2020).

“C-Band Relocation Payment Clearinghouse” means the relocation payment clearinghouse established pursuant to the C-Band Order.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Government agency acting in its capacity as a member of such committee or directly involved in such committee’s review of the Transactions.

“CFIUS Approval” means the Parties have received written notice from CFIUS that (a) CFIUS has concluded that the Transactions are not “covered transactions” and are not subject to review under the DPA, (b) CFIUS has concluded a review or investigation of the Transactions, and has concluded all action under the DPA or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision, and the President of the United States has announced a decision not to take any action to suspend or prohibit the Transactions.

“Chapter 11 Cases” means those certain cases filed pursuant to Chapter 11 of Title 11 of the United States Code by Indiana and certain of its Affiliates, in the Bankruptcy Court, which cases were jointly administered as “In re Intelsat, S.A., et al., Case No. 20-32299 (KLP)”.

“Closing Cash Consideration” means (a) $3,100,000,000, minus (b) the Closing Aggregate Shareholder Returns, minus (c) the Closing Transaction Expenses Overage, minus (d) the Closing Net Cash Underage.

“Closing Net Cash Underage” means the amount, if any, by which the Cash Target exceeds Closing Net Cash. For avoidance of doubt, if Closing Net Cash exceeds the Cash Target, the Closing Net Cash Underage shall be $0.

“Closing Transaction Expenses Overage” means the amount, if any, by which Closing Transaction Expenses (other than the Regulatory Litigation Expenses) exceed $82,000,000.

“Code” means the U.S. Internal Revenue Code of 1986.

“Combined Company” means Saturn and its Subsidiaries (including Holdings and its Subsidiaries), taken as a whole, after giving effect to the transactions contemplated hereby.

“Commercial Agreement Term Sheet” means the Commercial Agreement Term Sheet between Saturn and Indiana, to be negotiated in good faith between Saturn and Indiana on the basis of the terms agreed in the document entitled “Commercial Collaboration Agreement Framework,” dated April 5, 2024, as may be amended, modified, supplemented or restated from time to time by the mutual written agreement of the Parties.

“Consent” means any consent, approval, authorization, permission or waiver of, or registration, declaration, waiting period expiration or other exemption.

“Contract” means a bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise or other agreement that is legally binding, in each case together with all amendments thereto (whether written or oral), including, for the avoidance of doubt, any cooperation agreement or other contract with respect to orbital slots and spectrum utilization capabilities of current and/or planned Indiana Satellites.

“control,” including the terms “controlled by” and “under common control with,” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Indebtedness” means Indebtedness of the type contemplated by (a) clauses (a)(i)-(iii) of the definition of Indebtedness and (b) clause (d) of the definition of Indebtedness as it relates to clauses (a)(i)-(iii) of the definition of Indebtedness.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“CVR Consideration” means an aggregate number of contingent value rights (“CVRs”) equal to the Fully Diluted Share Number to be issued to Indiana pursuant to this Agreement and the New CVR Agreement and having the rights set forth therein.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense.

“DCSA Approval” means receipt by Saturn of written acknowledgement (including by email) from DCSA that it has accepted a foreign ownership, control or influence mitigation plan (“FOCI Mitigation Plan”) or, if required, acceptance by DCSA of a written Commitment Letter executed by the Parties to mitigate foreign ownership, control or influence over Indiana or Saturn, as applicable.

“Debt Financing Sources” means each entity that is party to the Bridge Facility Agreement from time to time (other than Saturn or its Affiliates).

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. § 4565).

“Employee Transaction Payments” means, as at any specified time, the aggregate amount of any and all (a) change of control payments, bonuses or retention obligations or similar amounts incurred by or on behalf of, or paid or to be paid directly by, Indiana or any of its Subsidiaries as a result of the Transactions (other than those under the Retention Plan and Transaction Consideration payable to the holders of Indiana RSUs and Indiana PSUs as a result of the Transactions), and (b) any severance (whether double or single trigger) paid or payable pursuant to any employment agreement set forth on Schedule 1.1(ii)(A) of the Indiana Disclosure Schedules, in each case, including the employer portion of any Taxes payable in connection therewith; provided that, other than with respect to amounts contemplated by the foregoing clause (b), the amount of any severance payments (including the employer portion of any Taxes payable in connection therewith) that become payable as a result of termination of employment at or after the Closing shall not be considered Employee Transaction Payments, including any severance that becomes payable following the Closing pursuant to any employment agreement set forth in Schedule 1.1(ii)(B) of the Indiana Disclosure Schedules (the “Assumed Severance Obligations”). Employee Transaction Payments shall be determined after giving effect to the consummation of the Acquisition.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment of, as security or otherwise, or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, except as imposed by this Agreement, the Organizational Documents of any Entity or applicable Securities Laws.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Authority), and including any successor, by merger or otherwise, of any of the foregoing.

“Environmental Laws” means all applicable Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale or the exposure of others to, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“Equity Securities” means, with respect to any Entity, (a) the share capital or capital stock of such Entity, (b) other interests or participation rights (including phantom shares, units or interests or stock appreciation rights) in such Entity (including depositary receipts or any other derivative instruments in respect of securities or interests in such Entity) that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, or voting interests in, such Entity or (c) similar equity rights or equity securities in such Entity, or any rights or securities convertible into or exchangeable for (including depositary receipts), options, warrants or other rights to acquire from such Entity, or obligation on the part of such Entity to issue, any of the interests in the foregoing clauses (a) or (b).

“Excluded Liabilities” means any and all Liabilities of Indiana to the extent arising from or related to the following: (a) this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (other than the Transaction Expenses and any Assumed Severance Obligations); provided that this clause (a) shall not cause any Liability for Taxes to be treated as Excluded Liabilities; (b) the Indiana Shareholders’ Agreement; (c) the Warrant Agreements; (d) the Legacy CVR Agreements; (e) the Liquidation, including (1) all Liquidation Expenses incurred from and after the Closing, (2) Indiana’s obligation to distribute applicable assets to the holders of Indiana Equity Securities in the Liquidation and (3) any Action by any holder of Indiana Equity Securities arising from or related to the amount or allocation of the Closing Cash Consideration or the CVR Consideration that is distributed to the holders of Indiana Equity Securities in the Liquidation (in each case, excluding Saturn’s administrative obligations under Section 2.5(d)); (f) any Taxes imposed on Indiana, other than Taxes imposed on Indiana for a taxable period (or portion thereof) ending on or before the Closing Date; or (g) any liability arising from or related to the Excluded Assets (other than any such liability that constitutes Transaction Expenses).

“Existing Litigation” means In re Intelsat S.A. et al., No. 20-32299 (Bankr. E.D. Va.) or any related litigation (including any appeals).

“FCC” means the U.S. Federal Communications Commission.

“FCC Consent” means the requisite Consent of the FCC to permit the assignment or transfer of control from Indiana to Saturn of any FCC Licenses granted to Indiana or any of its Subsidiaries.

“FCC Licenses” means, with respect to Indiana, all material licenses, approvals, consents, registrations, market access grants or other authorizations issued by the FCC and held by Indiana or any of its Subsidiaries as of the date hereof.

“Foreign Investment Laws” means all applicable Laws relating to or otherwise providing a Governmental Authority with the ability or authority to review, impose limitations on, prohibit or otherwise take action with respect to foreign investments that could impact, among other things, national security or public order.

“Fraud” means an actual and deliberate misrepresentation by a Party in the making of a representation or warranty expressly stated in Article III or Article IV, as applicable; provided that Fraud shall only be deemed to exist if, at the time such representation or warranty was made, (a) such representation or warranty was materially inaccurate, (b) the Party making such representation or warranty had (i) actual knowledge (as opposed to imputed, implied or constructive knowledge) that such representation or warranty was inaccurate when made and (ii) the specific intent to deceive the other Party and induce such other Party to act or refrain from acting in reliance upon such inaccurate representation or warranty and (c) such other Party reasonably relied on such inaccurate representation or warranty in taking or refraining from taking action. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.

“Fully Diluted Share Number” means (a) the aggregate number of Indiana Common Shares outstanding as of immediately prior to the Closing plus (b) the aggregate number of Indiana Common Shares issuable upon the exercise in full of all Indiana PSUs outstanding as of immediately prior to the Closing assuming such Indiana PSUs vest as of the Closing in accordance with Section 2.5, plus (c) the aggregate number of Indiana Common Shares issuable upon the exercise in full of all Indiana RSUs outstanding as of immediately prior to the Closing.

“GAAP” means U.S. generally accepted accounting principles and practices as in effect on the date hereof.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, grant, other transaction agreement, cooperative agreement, funding agreement, facility contract, basic ordering agreement, pricing agreement or letter contract, as modified by binding modifications or change orders, between such Person and (a) any Governmental Authority, (b) any prime contractor of any Governmental Authority or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) above. For the avoidance of doubt, a task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, branch, agency, committee, or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Gross Proceeds” shall have the meaning set forth in the New CVR Agreement (except that (a) any reference to “CVR Issuer or any of its Affiliates” shall be replaced with “Saturn or any of its Subsidiaries” or “Indiana or any of its Subsidiaries”, as applicable, and (b) the reference to “Qualified Monetization” shall be replaced with “Applicable Order”).

“Hazardous Materials” means any material, emission or substance that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials, mold, petroleum and petroleum products or any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect on the date hereof.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, civil partner, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means (a) (i) all obligations of Indiana or any of its Subsidiaries for borrowed money, (ii) all obligations of Indiana or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of Indiana or any of its Subsidiaries evidenced by outstanding letters of credit, acceptance credit or similar facilities to the extent drawn upon by the counterparty thereto and not reimbursed and (iv) all obligations of Indiana or any of its Subsidiaries with respect to hedging, swaps or similar financial arrangements; (b) all obligations of Indiana or any of its Subsidiaries under a lease to the extent such obligations are required to be classified and accounted for as a finance lease on a balance sheet of Indiana under Applicable Accounting Principles; (c) all obligations of Indiana under installment sale contracts and receivables securitization arrangements; and (d) all indebtedness of any other Person described in clauses (a) through (c) above guaranteed by Indiana or any of its Subsidiaries; provided, however, Indebtedness does not include (x) intercompany indebtedness solely between or among Indiana and/or any of its Subsidiaries or (y) the endorsement of negotiable instruments for collection in the ordinary course of business. The reference to “obligations” in respect of any Indebtedness of the type in clause (a)(i)-(iii) above shall include, as of any specified time, the unpaid principal amount, accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter.

“Indiana Aggregate Phase II C-Band Proceeds” means (a) the Indiana Phase II C-Band Proceeds, plus (b) the Indiana C-Band Reimbursable Expenses.

“Indiana Applicable Spectrum” means Indiana and its Subsidiaries’ usage rights for C-Band downlink spectrum at 3.98–4.2 GHz.

“Indiana C-Band Non-Reimbursable Expenses” means expenses incurred by Indiana on or after the date of the C-Band Order in connection with Indiana’s C-band clearing process that would not reasonably be expected to be reimbursed from or through the C-Band Relocation Payment Clearinghouse.

“Indiana C-Band Reimbursable Expenses” means the expenses (other than any Indiana C-Band Non-Reimbursable Expenses) incurred by Indiana in connection with Indiana’s C-Band clearing process that have been submitted for reimbursement from or through the C-Band Relocation Payment Clearinghouse pursuant to the C-Band Order.

“Indiana Credit Agreement” means the Credit Agreement, dated as of February 1, 2022, by and among Indiana Jackson, certain other parties thereto and Barclays Bank PLC, as administrative agent and collateral agent.

“Indiana Common Shares” means the common shares, without nominal value, of Indiana.

“Indiana Equity Plan” means the Intelsat 2022 Equity Incentive Plan.

“Indiana Jackson” means Intelsat Jackson Holdings S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B149959 at the Luxembourg commercial register.

“Indiana Leased Real Property” means all real property leased, subleased or licensed to Indiana or any of its Subsidiaries pursuant to any lease, rental agreement, license, right to sue or other agreement, in each case, with annual base rental obligations exceeding $5,000,000.

“Indiana Licensed Intellectual Property” means any and all Intellectual Property that is licensed to Indiana or any of its Subsidiaries by a third-party licensor pursuant to a valid and written license agreement that remains in effect.

“Indiana Material Adverse Effect” means any event, change, circumstance, occurrence or effect that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Indiana and its Subsidiaries (excluding any Excluded Liabilities), taken as a whole; provided, however, that no event, change, circumstance, occurrence or effect to the extent directly or indirectly resulting from, arising out of, attributable to, or relating to any of the following shall be deemed to be or constitute an “Indiana Material Adverse Effect” or shall be taken into account when determining whether an “Indiana Material Adverse Effect” has occurred or would occur: (i) any changes in conditions generally affecting the satellite services industry (including the sale, license or other distribution of satellite capacity) or the telecommunications industry; (ii) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) any failure, in and of itself, by Indiana to meet any Indiana Projection (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur an Indiana Material Adverse Effect to the extent such events, changes, circumstances, occurrences or effects are not otherwise excluded under the other clauses of this definition); (iv) the execution and delivery of this Agreement or the public announcement of the Transactions, including (A) the impact thereof on the relationships, contractual or otherwise, of Indiana or any of its Subsidiaries with any customers, suppliers, distributors, partners or employees and (B) the initiation of any claim or Action by any Person arising out of or relating to this Agreement; (v) any change, in and of itself, in the market price or trading volume of Indiana’s securities (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has occurred, or would reasonably be expected to occur, an Indiana Material Adverse Effect to the extent such events, changes, circumstances, occurrences or effects are not otherwise excluded under the other clauses of this definition); (vi) any changes in applicable Law, Applicable Accounting Principles or any authoritative interpretation thereof first introduced after the date hereof; (vii) geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (viii) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or any escalation or worsening of any of the foregoing; (ix) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes, wild fires or cyber outages or any escalation or worsening of such conditions; (x) any actions taken or omitted to be taken by Indiana or any of its Affiliates at the written request of Saturn (for the avoidance of doubt, any action by, or omission of, Indiana for which Indiana sought or requested, and Saturn provided, consent shall not be deemed to be “at the written request of” Saturn); (xi) any adverse impact under any Contract set forth in Schedule 1.1(iii) of the Indiana Disclosure Schedules (the “Specified Contracts”); or (xii) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (except for any obligation under this Agreement to operate in the ordinary course of business (or similar obligation) pursuant to Section 5.1), except to the extent any such event, change, circumstance, occurrence or effect directly or indirectly resulting from, arising out of, attributable to or relating to any of the matters described in clauses (i), (ii), (vi), (vii), (viii) and (ix), has a disproportionate effect on Indiana and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industries in which Indiana and any of its Subsidiaries operate (in which case, such event, change, circumstance, occurrence or effect (if any) shall be taken into account when determining whether an “Indiana Material Adverse Effect” has occurred or would occur solely to the extent it is disproportionate).

“Indiana MC PSU” means Indiana PSUs granted to members of Indiana’s management committee as listed on Schedule 1.1(iv) of the Indiana Disclosure Schedules.

“Indiana Notes Indenture” means that certain Indenture, dated as of January 27, 2022, by and among Indiana Jackson, as the issuer of the Indiana Notes, the guarantors party thereto and Wilmington Trust, National Association, a national banking association, as trustee and collateral agent.

“Indiana Owned Intellectual Property” means any and all Intellectual Property that is or is purported to be owned by Indiana or any of its Subsidiaries.

“Indiana Owned Real Property” means all real property owned by Indiana or any of its Subsidiaries.

“Indiana Phase II C-Band Proceeds” means the Phase II accelerated relocation payments paid from or through the C-Band Relocation Payment Clearinghouse to Indiana pursuant to the C-Band Order.

“Indiana Properties” means, collectively, all Indiana Owned Real Property and all Indiana Leased Real Property.

“Indiana PSU” means each outstanding restricted share unit issued under the Indiana Equity Plan that vests in whole or in part on the basis of achievement of performance goals.

“Indiana Real Property Lease” means any Contract pursuant to which any Indiana Leased Real Property is leased, subleased or licensed.

“Indiana RSU” means each outstanding restricted share unit issued under the Indiana Equity Plan that vests solely based on the passage of time.

“Indiana Satellite” means a satellite owned or operated by Indiana or any of its Subsidiaries as of the date hereof.

“Indiana Shareholder Approval Resolutions” means resolutions for approval of the Indiana Shareholders at the Indiana Shareholder Meeting in a form reasonably acceptable to Saturn, which shall include resolutions for the approval of (i) the Acquisition and (ii) the opening of the Liquidation.

“Indiana Shareholders’ Agreement” means that certain Shareholders Agreement, dated as of February 23, 2022, by and among Indiana and certain Indiana Shareholders.

“Indiana Warrants” means, collectively, the Series A Warrants and Series B Warrants that are outstanding immediately prior to the Closing.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks, service marks, trade dress and similar rights, and other indicia of origin or source, all registrations and applications (including intent to use applications and similar reservations of marks) to register any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (b) patents and patent applications (collectively, “Patents”); (c) published and unpublished copyrightable works of authorship, copyrights (registered and unregistered), author’s rights (droits d’auteurs), Software, and all registrations and applications for registration for any of the foregoing (collectively, “Copyrights”); (d) trade secrets and confidential or proprietary know-how, inventions, discoveries, ideas, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists, databases, data compilations and any other proprietary information (collectively, “Trade Secrets”); (e) domain names, web addresses and other Internet addresses or identifiers, web pages, websites and related content, accounts with social media companies (e.g., Twitter, Facebook) and the content, handles and identifiers and designations found thereon and related thereto, and URLs (collectively, “Domain Names and Social Media Accounts”); and (f) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature.

“knowledge” of either Party means, (a) with respect to Saturn, the actual knowledge of any of the individuals listed in Schedule 1.1(ii)(A) of the Saturn Disclosure Schedules and (b) with respect to Indiana, the actual knowledge of any of the individuals listed in Schedule 1.1(v) of the Indiana Disclosure Schedules, in either case, after inquiry of direct reports reasonable under the circumstances as of the date hereof (or, with respect a certificate delivered pursuant hereto, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, constitution, treaty, common law, injunction, judgment, decree, Order or other requirement or rule of law of any Governmental Authority.

“Legacy CVR Agreements” means, collectively, the Series A CVR Agreement and the Series B CVR Agreement.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any Tax.

“Liquidation” means the dissolution and liquidation of Indiana in accordance with applicable Law.

“Liquidation Expenses” means any and all out-of-pocket fees and expenses accrued or incurred by Indiana or any of its Affiliates in connection with the Liquidation, including all fees and expenses of counsel, advisors, the Liquidator, accountants, auditors and any other experts.

“Liquidator” means the liquidator of Indiana appointed at the Indiana Shareholder Meeting pursuant to the Indiana Shareholder Approval Resolutions.

“Market Abuse Regulation” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and all EU Commission delegated regulations adopted thereunder.

“Necessary Action” means, with respect to a specified result set forth herein, any action that is necessary, proper or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including (a) convening and holding any meeting of the board of directors or shareholders of any Person, (b) causing the adoption of amendments to the Organizational Document of any Person, (c) executing agreements and instruments relating to such specified result and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result.

“Net Cash” means, with respect to Holdings at any specified time, the amount, which may be positive or negative, of (a) Cash of Holdings and its Subsidiaries, taken as a whole, at such time, minus (b) the amount of any Covered Indebtedness incurred by Indiana and its Subsidiaries, taken as a whole, from and after the date hereof through such time and outstanding as of such time (but excluding, for the avoidance of doubt, any accrued interest, premiums, penalties, fees, expenses or other payment obligations or amounts that become due from and after the date hereof on Covered Indebtedness incurred by Holdings and its Subsidiaries pursuant to the Indiana Notes Indenture prior to the date hereof); provided, however, that the reference to Holdings in clause (a) shall be deemed to be Indiana for the purposes of Section 5.1(b)(iv)-(v).

“Net Proceeds” means an amount equal to (a) Gross Proceeds minus (b) Applicable Expenses.

“New CVR Agreement” means a contingent value rights agreement in the form attached hereto as Exhibit B, with any changes requested by the Rights Agent that are mutually agreeable to Saturn and Indiana, acting reasonably.

“Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Authority.

“Organizational Documents” means the articles of association or incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Permitted Encumbrances” means, collectively, (a) liens for Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with Applicable Accounting Principles, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ and any other similar liens arising or incurred in the ordinary course of business of Indiana or such Subsidiary consistent with past practice relating to obligations which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) licenses of Intellectual Property rights entered into in the ordinary course of business, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (f) liens and other security interests granted under Contracts evidencing Indebtedness and in effect as of the date hereof and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that are not, individually or in the aggregate, material to Indiana and its Subsidiaries, taken as a whole.

“Person” means an individual or Entity.

“Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information,” any substantial equivalent of these terms, or other data regulated under any Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household.

“Privacy Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information (a) all Laws, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant to the European Union (Withdrawal) Act 2018, e-privacy Laws relating to the respect for private life and the protection of Personal Information in electronic communications and any anti-spam Laws, including Directive 2002/58/EC or the Regulation concerning the respect for private life and the protection of personal data in electronic communications No. 2017/0003, once applicable, and/or any implementing or equivalent national Laws, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020, the Virginia Consumer Data Protection Act, and the New York SHIELD Act (collectively, “Privacy Laws”), (b) all published guidelines by Governmental Authorities charged with enforcement and/or interpretation of Laws, (c) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard, (d) all contractual obligations binding upon Indiana and (e) Indiana’s own policies and procedures.

“Protected Communications” means, at any time on or prior to the Closing, all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of Indiana or any of its Subsidiaries or any of their respective holders of Equity Securities or Representatives, on the one hand, and attorneys (including Skadden, Arps, Slate, Meagher & Flom LLP, Elvinger Hoss Prussen and Wiley Rein LLP), on the other hand, related to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the Transactions or any other potential sale or transfer of control transaction involving Indiana or any of its Subsidiaries, including the 2023 Potential Transaction.

“RBE Law” means the Luxembourg law of 13 January 2019 establishing a Beneficial Owner Register.

“RCS Law” means the Luxembourg law of 19 December 2002 concerning the Luxembourg register of commerce and companies and the accounting and annual accounts of enterprises.

“Reference Date” means February 23, 2022.

“Regulatory Litigation Expenses” means any fees and expenses described in clause (a)(ii) of the definition of Transaction Expenses accrued or incurred in connection with any Regulatory Litigation.

“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate, (b) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, (c) any Immediate Family member of a Person described in clause (b) or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, at least 5% of the outstanding equity or ownership interests of such specified Person on a fully diluted basis.

“Remaining Cases” means the matters set forth on Schedule 1 to that certain Final Decree Closing Certain Chapter 11 Cases, Dkt. 4564, No. 20-32299-KLP (Bankr. E.D.V.A.).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Person” means any Person identified on an export-control related restricted party list maintained by the U.S. government, including the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List, Military End User List or Military Intelligence End User List, or the U.S. Department of State’s Debarred List, or any similar lists maintained by the European Union, any European Union member states, the United Nations, the United Kingdom or other jurisdictions to which Indiana’s or any of its Subsidiaries’ activities are subject.

“Return” means any return, declaration, report, statement, certificate, election, request, claim for refund, information return, statement, or other similar document filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection, payment or administration of any Tax, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any comprehensive territorial sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia regions).

“Sanctioned Person” means any Person who is (a) identified on any list of sanctioned Persons maintained by the United States, the European Union or any European Union member state, the United Nations, the United Kingdom, or other jurisdictions to which Indiana’s or any of its Subsidiaries’ activities are subject, including the Specially Designated Nationals (“SDN”) List maintained by the U.S. Department of the Treasury, the EU Consolidated List of Financial Sanctions, and the sanctioned Persons listed in Annexes of Council Regulation (EU) 833/2014, as amended (including Annex XV thereof), (b) located or organized in, or a resident of, a Sanctioned Jurisdiction, (c) part of or otherwise affiliated with any Governmental Authority of a Sanctioned Jurisdiction or the government of Venezuela, or any political party, subdivision, agency or instrumentality of any Governmental Authority of a Sanctioned Jurisdiction or the government of Venezuela or (d) at least 50% owned or controlled, directly or indirectly, individually or in the aggregate, by one or more of the Persons described in the foregoing clauses (a) through (c).

“Saturn Applicable Spectrum” means Saturn and its Subsidiaries’ usage rights for C-Band downlink spectrum at 3.98–4.2 GHz.

“Saturn Permits” means all permits, licenses, franchises, approvals, certificates, Consents, waivers, concessions, exemptions, Orders, variances, registrations, notices or other authorizations of any Governmental Authority necessary for each of Saturn and its Subsidiaries to own, lease and operate its properties and assets, including each satellite owned or operated by Saturn or any of its Subsidiaries, and to carry on its business as currently conducted.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means the U.S. federal securities laws and other applicable securities laws of jurisdictions within or outside the United States and similar Laws, including the Market Abuse Regulation (and, in each case, implementing Laws) and the Transparency Law.

“Series A CVR Agreement” means that certain Series A Contingent Value Rights Agreement, dated as of February 23, 2022 (as it may be amended, supplemented or otherwise modified from time to time), by and among American Stock Transfer & Trust Company, LLC, as rights agent, Indiana Jackson, as CVR issuer, and, solely as expressly provided therein, Indiana, as equity issuer.

“Series A Warrant” means a Series A Warrant to subscribe to and purchase one Indiana Common Share pursuant to the terms of the Series A Warrant Agreement.

“Series A Warrant Agreement” means that certain Series A Warrant Agreement, dated as of February 23, 2022 (as it may be amended, supplemented or otherwise modified from time to time), by and between Indiana and the Warrant Agent.

“Series B CVR Agreement” means that certain Series B Contingent Value Rights Agreement, dated as of February 23, 2022 (as it may be amended, supplemented or otherwise modified from time to time), by and among

American Stock Transfer & Trust Company, LLC, as rights agent, Indiana Jackson, as CVR issuer, and, solely as expressly provided therein, Indiana, as equity issuer.

“Series B Warrant” means a Series B Warrant to subscribe to and purchase one Indiana Common Share pursuant to the terms of the Series B Warrant Agreement.

“Series B Warrant Agreement” means that certain Series B Warrant Agreement, dated as of February 23, 2022 (as it may be amended, supplemented or otherwise modified from time to time), by and between Indiana and the Warrant Agent.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation, programming tools, drawings, specifications, data and all other tangible embodiments thereof.

“Subsidiary” means, with respect to any Person, any Entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such Entity or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs of such Entity.

“Taxes” means (a) all U.S. federal, state, local, non-U.S., and other net income, gross income, corporate income, municipal business, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, social security, excise, severance, net wealth, value-added, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax receivable, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Telecommunications Laws” means the United States Communications Act of 1934, as amended, the United States Telecommunications Act of 1996, any rule, regulation, order or policy of the U.S. Federal Communications Commission, and/or any statute, rule, regulation, order or policy of any other U.S. or non-U.S. federal, state or local governmental or regulatory authority, agency, court commission, or other governmental body with respect to the operation of channels of radio communication and/or the provision and/or use of communications facilities and/or services.

“Telecommunications Licenses” means, with respect to Indiana, all FCC Licenses and all other material permits, licenses, franchises, approvals, certificates, Consents, waivers, concessions, exemptions, Orders, variances, registrations, notices or other authorizations or obligations issued, in each case by the FCC or any other Governmental Authority that regulates the telecommunications business of Indiana in the jurisdictions in which it operates, including for market access, and held by Indiana or its Subsidiaries as of the date hereof (a “Telecommunications Regulatory Authority”).

“Trade Control Laws” means all applicable statutory and regulatory requirements of the United States, European Union (including its Member States) and the United Kingdom, and other jurisdictions to which Indiana’s or any of its Subsidiaries’ activities are subject, relating to export controls (including the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the International Traffic in Arms Regulations (“ITAR”) administered by the U.S. Department of

State’s Directorate of Defense Trade Controls (“DDTC”)), Regulation (EU) 2021/821 of the European Parliament and the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual-use items (recast), economic and financial sanctions (including economic and financial sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the relevant authorities in the European Union and its Member States, and the United Kingdom), and trade embargoes, boycotts and anti-boycotts, imports of goods and payment of custom duties as applied by the relevant agencies in the various jurisdictions.

“Transaction Consideration” means, collectively, (a) the Closing Cash Consideration, (b) the CVR Consideration, (c) the Liabilities Assumption and (d) the Applicable Spectrum Additional Consideration, if any.

“Transaction Expenses” means, as at any specified time, the aggregate amount of any and all (a) fees and expenses (including any Liquidation Expenses incurred prior to the Closing) accrued or incurred prior to or at the Closing and paid or payable by Indiana or any of its Subsidiaries or any Person that Indiana pays or reimburses (including Indiana Shareholders) or is otherwise legally obligated to pay or reimburse in connection with (i) the negotiation, preparation or execution of this Agreement or the Ancillary Agreements and/or the performance or consummation of the Transactions, including all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts, and all brokers’, finders’ or similar fees or (ii) any efforts to obtain any consent, decision, declaration, approval, clearance, or waiver, or expiration or termination of a waiting period by or from, or to avoid or defend against any Action by any Governmental Authority in connection with any Antitrust Law, including any Regulatory Litigation Expenses, and (b) Employee Transaction Payments; provided that Transaction Expenses shall not include (A) any such fees or expenses paid by Indiana or any of its Subsidiaries or any Person on or prior to January 29, 2024 in connection with the potential transaction involving Saturn and Indiana that was abandoned in 2023 (the “2023 Potential Transaction”) or (B) any Liquidation Expenses incurred from and after the Closing. Transaction Expenses shall be determined after giving effect to the consummation of the Acquisition.

“Transactions” means, collectively, the Acquisition, the Liquidation and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Assets” means, collectively, all of Indiana’s right, title and interest in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, including the assets, properties and rights as set forth on Schedule 1.1(vi) of the Indiana Disclosure Schedules; provided that the Transferred Assets shall not include Indiana’s right, title and interest in and to (a) this Agreement or any Ancillary Agreement or (b) the assets, properties and rights as set forth in Schedule 1.1(vii) of the Indiana Disclosure Schedules (each of the foregoing, the “Excluded Assets”).

“Transferred Contracts” means all Contracts to which Indiana is a party, other than any such Contract that constitutes an Excluded Asset.

“Transparency Law” means the Luxembourg law of 11 January 2008 on transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market.

“Treasury Regulations” means final, proposed or temporary regulations of the U.S. Department of Treasury (and any successor regulations) promulgated under the Code.

“VAT” means any value-added, excise, sales, use, goods and services or similar Taxes including (a) any tax imposed in compliance with (i) the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), (ii) the amended Luxembourg law of 12 February 1979 on value added tax, (iii) the United Kingdom value added tax imposed by the Value Added Tax Act 1994 and (iv) legislation and regulations supplemental thereto wherever imposed, or (b) any other tax of a similar nature, whether in the

United Kingdom or imposed in a member state of the European Union in substitution for, or levied in addition to, such taxes referred to in foregoing clause (a), or imposed elsewhere.

“Warrant Agreements” means, collectively, the Series A Warrant Agreement and the Series B Warrant Agreement.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
60-Day ITAR Notice	Section 5.8(c)(iv)
Acquisition	Section 2.1
Acquisition Proposal	Section 5.4
Active Indiana Government Contract	Section 3.26(a)
Active Indiana Government Contract Bid	Section 3.26(a)
Agreement	Preamble
Arbitration Rules	Section 9.11(a)
Bankruptcy Court	Section 5.16(b)
Bill of Sale	Section 2.3(a)(ii)
Blue Sky Filings	Section 5.11(a)
Breach Termination	Section 8.2(b)(i)
Breach Termination Fee	Section 8.2(b)(i)
Breach Termination Fee Expenses	Section 8.2(b)(i)
Burdensome Condition	Section 5.8(b)(iii)
CFIUS Notice	Section 5.8(c)(ii)
Claim Notice	Section 5.17(c)(i)
Closing	Section 2.2
Closing Aggregate Shareholder Returns	Section 2.4(a)
Closing Date	Section 2.2
Closing Net Cash	Section 2.4(a)
Closing Transaction Expenses	Section 2.4(a)
Commercial Agreement	Section 8.2(a)
Confidentiality Agreement	Section 5.7
Consent Required Contracts	Section 5.24(a)
Continuing Employees	Section 5.15(a)
Continuing Indiana Support Obligation	Section 5.18(b)
Contracting Party	Section 9.12
D&O Insurance	Section 5.14(b)
DFARS	Section 3.26(b)(vi)
Disclosure Schedules	Article IV
Dispute	Section 9.11(a)
Equity Award Payout	Section 2.5(d)
Equity Payout Statement	Section 2.5(d)
ERISA	Section 3.11(a)
Estimated Payment Statement	Section 2.4(a)
Exchange Offer	Section 5.13(e)
FAR	Section 3.26(b)(iii)
Fee Terminations	Section 8.2(b)(iii)
Filing	Section 3.3(b)
Financing	Section 5.13(e)
First Extended Outside Date	Section 8.1(c)
FMV Statement	Section 2.5(d)

Definition	Location
Government Bid	Section 3.26(a)
Holdings	Recital (A)
Holdings Released Parties	Section 9.13(b)
Indemnified Party	Section 5.17(c)(i)
Indemnifying Party	Section 5.17(c)(i)
Indiana	Preamble
Indiana Balance Sheet	Section 3.7(a)
Indiana Board	Recital (C)
Indiana Board Recommendation	Section 3.2(b)
Indiana Budget	Section 5.1(b)(xii)
Indiana Closing Failure	Section 8.1(f)
Indiana Disclosure Schedules	Article III
Indiana Financial Advisor	Section 3.29
Indiana Financial Statements	Section 3.7(a)
Indiana FOCI Mitigation Agreement	Section 3.27
Indiana Ground Stations	Section 3.14(d)
Indiana Indemnified Persons	Section 5.17(a)
Indiana Material Contract	Section 3.19(a)
Indiana Notes	Section 5.9(a)
Indiana Permits	Section 3.9(b)
Indiana Plans	Section 3.11(a)
Indiana Projections	Section 7.2(a)
Indiana Registered IP	Section 3.16(c)
Indiana Released Parties	Section 9.13(a)
Indiana Releasing Parties	Section 9.13(b)
Indiana Representations	Section 7.2(a)
Indiana Satellite Delivery Schedule	Section 3.14(a)
Indiana Satellite Health Data	Section 3.14(a)
Indiana Satellite Health Tracker	Section 3.14(a)
Indiana Shareholder Approval	Section 3.2(a)
Indiana Shareholder Meeting	Section 3.2(a)
Indiana Shareholder Meeting Materials	Section 5.11(a)
Indiana Shareholders	Recital (C)
Indiana Support Obligations	Section 5.18(a)
Initial Outside Date	Section 8.1(c)
Intercompany Accounts	Section 5.23
IRS	Section 3.11(b)
ITU	Section 3.14(b)
Liabilities Assumption	Section 2.1
Liquidation Date	Section 5.17(f)
Liquidity Alternatives	Section 5.21
Losses	Section 5.17(a)
Material Indebtedness Contract	Section 3.19(a)(ii)
Maximum Amount	Section 5.14(b)
MIFR	Section 3.14(c)
Multiemployer Plan	Section 3.11(c)
Multiple Employer Plan	Section 3.11(c)
NISPOM	Section 3.26(c)
Non-Party Affiliates	Section 9.12
Non-Terminating Party	Section 8.2(b)(i)
Notes Repurchase Notice	Section 5.9(a)

Definition	Location
Objection Notice	Section 5.17(c)(i)
Other Regulatory Burdensome Condition	Section 5.8(b)(iii)
Outside Date	Section 8.1(c)
Parties	Preamble
Payee Related Persons	Section 8.2(c)
Payment Statement	Section 2.4(a)
Payor Related Persons	Section 8.2(c)
Permitted Acquisitions	Section 5.1(b)(vii)
Permitted Dispositions	Section 5.1(b)(iii)
Pre-Closing Indemnified Person	Section 5.14(f)
Pre-Closing Notes Repurchase	Section 5.9(a)
Pre-Consummation Warning Letter	Section 5.8(d)
Registration Statement	Section 5.11(a)
Registration Statement Effectiveness Time	Section 5.11(d)
Regulatory Concessions	Section 5.8(b)
Regulatory Condition Termination	Section 8.2(b)(iii)
Regulatory Condition Termination Fee	Section 8.2(b)(iii)
Regulatory Condition Termination Fee Expenses	Section 8.2(b)(iii)
Regulatory Litigation	Section 5.8(b)
Required Antitrust Approvals	Section 6.1(b)
Required FDI Approvals	Section 6.1(d)
Required Pre-Closing Regulatory Approvals	Section 6.1(d)
Required Telecommunications Approvals	Section 6.1(c)
Resigning D&Os	Section 2.3(a)(iii)
Retained SSNs	Section 5.19(c)
Retention Plan	Section 5.15(d)
Rights Agent	Recital (E)
Saturn	Preamble
Saturn Closing Failure	Section 8.1(f)
Saturn Disclosure Schedules	Article IV
Saturn Indemnified Persons	Section 5.17(b)
Saturn Releasing Parties	Section 9.13(a)
Saturn Representations	Section 7.2(b)
Second Extended Outside Date	Section 8.1(c)
Security Incident	Section 3.21(c)
Specified Matter	Section 5.26(b)
Support Agreement	Recital (D)
Support Agreements	Recital (D)
Tail Period	Section 5.14(a)
Terminating Party	Section 8.2(b)(i)
Termination Fee Expenses	Section 8.2(b)(iii)
Termination Fee Interest	Section 8.2(b)(iv)
Termination Fees	Section 8.2(b)(iii)
Termination Payments	Section 8.2(b)(iv)
Third-Party Claim	Section 5.17(c)(i)
Top Indiana Customers	Section 3.22(a)
Top Indiana Spend Suppliers	Section 3.22(b)
Top Indiana Suppliers	Section 3.22(b)
Transaction Litigation	Section 5.16(a)
Transfer Form	Section 2.3(a)(i)
Transferred Shares	Recital (A)

Definition	Location
TT&C	Section 3.14(d)
Unanimous Written Consent	Section 3.2(b)
UPS	Section 3.14(d)
Vote Condition Termination	Section 8.2(b)(ii)
Vote Condition Termination Fee	Section 8.2(b)(ii)
Vote Condition Termination Fee Expenses	Section 8.2(b)(ii)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Acquisition. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, (a) in exchange for the Transaction Consideration, (i) Indiana shall sell, transfer and deliver to Saturn, and Saturn shall purchase from Indiana, all of the Transferred Shares, free and clear of any Encumbrance (other than any Encumbrance pursuant to the Indiana Notes Indenture (unless (i) the obligations under the Indiana Notes and the Indiana Notes Indenture have been fully satisfied and discharged or (ii) an Investment Grade Event (as defined in the Indiana Notes Indenture) with respect to the Indiana Notes actually occurs on the Closing Date pursuant to Section 5.9(d)) or created by Saturn or any of its Affiliates) and (ii) Indiana shall sell, transfer and deliver, and Saturn shall purchase from Indiana, all of the right, title and interest thereof in and to the Transferred Assets, free and clear of any Encumbrance other than Permitted Encumbrances or any Encumbrance pursuant to the Indiana Notes Indenture (unless (i) the obligations under the Indiana Notes and the Indiana Notes Indenture have been fully satisfied and discharged or (ii) an Investment Grade Event (as defined in the Indiana Notes Indenture) with respect to the Indiana Notes actually occurs on the Closing Date pursuant to Section 5.9(d)) or created by Saturn or any of its Affiliates and (b) as part of the Transaction Consideration, Saturn hereby assumes and agrees to pay, perform and fulfill all of the Assumed Liabilities (the “Liabilities Assumption” and, the transactions contemplated by the foregoing clauses (a) and (b), collectively, the “Acquisition”).

Section 2.2 Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, at 8:00 a.m., New York City time, on the fourth Business Day following the satisfaction or, to the extent permitted by applicable Law, the waiver of all conditions to the obligations of each Party to consummate the Acquisition set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as the Parties mutually may agree in writing; provided that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The day on which the Closing takes place is referred to as the “Closing Date.”

Section 2.3 Certain Closing Deliveries.

(a) At the Closing, Indiana shall deliver to Saturn the following:

(i) a share transfer form substantially in the form of Exhibit C (the “Transfer Form”), duly executed by Indiana and Holdings;

(ii) a bill of sale and assignment and assumption agreement for the Transferred Assets in form and substance mutually agreeable to the Parties (the “Bill of Sale”), duly executed by Indiana;

(iii) duly executed written resignations, effective as of the Closing, of the directors and officers of Holdings and its Subsidiaries as set forth on Schedule 2.3(a)(iii) of the Indiana Disclosure Schedules (the “Resigning D&Os”); provided, however, that no such resignation shall be a resignation of employment contemplated by any employment agreement to which a Resigning D&O is a party or otherwise have any effect on any such employment agreement;

(iv) the register of shareholders of Holdings reflecting the transfer of the Transferred Shares to Saturn; and

(v) a certified copy of the Unanimous Written Consent.

(b) At the Closing, Saturn shall deliver to Indiana the following:

(i) the Transfer Form, duly executed by Saturn;

(ii) the Bill of Sale, duly executed by Saturn; and

(iii) the New CVR Agreement, duly executed by Saturn and the Rights Agent.

Section 2.4 Closing Payments and Issuances.

(a) Shareholder Returns; Transaction Expenses and Payments. At least four Business Days prior to the Closing, Indiana shall deliver to Saturn a written statement (the “Estimated Payment Statement”) setting forth, with reasonable supporting information, (i) Indiana’s good faith calculation of (1) the Aggregate Shareholder Returns, (2) the Transaction Expenses, (3) the Fully Diluted Share Number, and (4) the Net Cash (including the Cash Target), in each case, determined as of immediately prior to the Closing and, with respect to the Cash Target, Transaction Expenses and the Fully Diluted Share Number, after giving effect to the consummation of the Transactions and (ii) wiring instructions for the payments contemplated by Section 2.4(d) and, if applicable, Section 2.4(e). Prior to the Closing on the Closing Date, Indiana shall deliver to Saturn a certificate (the “Payment Statement”) duly executed by the Chief Financial Officer of Indiana certifying, with reasonable supporting information, the final amount of (1) the Aggregate Shareholder Returns, (2) the Transaction Expenses, (3) the Fully Diluted Share Number, and (4) the Net Cash (including the Cash Target), in each case, determined as of immediately prior to the Closing and, with respect to the Cash Target, Transaction Expenses and the Fully Diluted Share Number, after giving effect to the consummation of the Transactions. The Estimated Payment Statement and the Payment Statement shall also include the amount and type of Transaction Consideration payable by Indiana to holders of Indiana RSUs and Indiana PSUs assuming the Liquidation occurred at Closing. The amount of the Aggregate Shareholder Returns, Transaction Expenses and Net Cash set forth in the Payment Statement delivered by Indiana pursuant to this Section 2.4(a) (and taking into account any updates made prior to Closing) shall be deemed the “Closing Aggregate Shareholder Returns”, “Closing Transaction Expenses” and “Closing Net Cash”, respectively. Prior to the delivery of the Estimated Payment Statement, Indiana shall use its reasonable efforts to seek final invoices in respect of all unpaid Transaction Expenses (other than Employee Transaction Payments). Following the delivery of the Estimated Payment Statement, Indiana shall (x) reasonably cooperate with Saturn in connection with Saturn’s review of the Estimated Payment Statement and the Payment Statement, including responding promptly to any reasonable request for supporting information, (y) consider and discuss in good faith any disagreements raised by Saturn with respect to the Estimated Payment Statement and the Payment Statement and (z) update such certificate to reflect any necessary changes arising from such review and discussion (provided that any failure to accept any such comments to the Estimated Payment Statement or the Payment Statement shall not relieve Saturn of its obligations to consummate the Acquisition when required hereunder, except in the case of a failure to correct manifest mathematical errors). The CVR Consideration will be calculated using the Fully Diluted Share Number as set forth in the Payment Statement, and Saturn shall be entitled to conclusively rely on such Fully Diluted Share Number in calculating the CVR Consideration. Notwithstanding anything in this Agreement to the contrary, upon issuance of the CVR Consideration to Indiana in accordance with this Agreement, Saturn shall be deemed to have satisfied its obligations with respect to the issuance of the CVR Consideration under this Agreement and shall have no further obligations to any Person, including any holder of Indiana Equity Securities, with respect to the issuance of CVR Consideration; provided that the foregoing shall not relieve Saturn of any of its obligations pursuant to the New CVR Agreement or be construed to modify, waive, impair or amend any of the terms or conditions in the New CVR Agreement.

(b) Applicable Spectrum Additional Consideration. To the extent any Applicable Spectrum Additional Consideration will be paid at the Closing, Saturn shall deliver to Indiana at least four Business Days prior to the

Closing a statement reflecting Saturn’s calculation of Applicable Spectrum Additional Consideration in accordance with the provisions set forth in Section 2.4(a), applied mutatis mutandis.

(c) Applicable Indiana Spectrum Proceeds. To the extent any Applicable Indiana Spectrum Proceeds are distributed to the Indiana Shareholders prior to the Closing, Indiana shall deliver to Saturn at least four Business Days prior to date of such distribution a statement reflecting Indiana’s calculation of Applicable Indiana Spectrum Proceeds in accordance with the provisions set forth in Section 2.4(a), applied mutatis mutandis.

(d) Delivery of Transaction Consideration. At the Closing, Saturn shall (i) pay to Indiana an aggregate amount in cash equal to (A) the Closing Cash Consideration plus (B) the Applicable Spectrum Additional Consideration, solely to the extent any such Applicable Spectrum Additional Consideration exists as of immediately prior to Closing, by wire transfer of immediately available funds in accordance with the applicable wiring instructions set forth in the Estimated Payment Statement and (ii) issue to Indiana the CVR Consideration pursuant to the terms of the New CVR Agreement.

(e) Payment of Transaction Expenses. If requested in writing by Indiana prior to or concurrently with the delivery of the Estimated Payment Statement in accordance with Section 2.4(a), at the Closing, Saturn shall pay, or cause to be paid, to the parties designated in the Payment Statement all Transaction Expenses incurred by Indiana and its Subsidiaries and not paid prior to the Closing, by wire transfer of immediately available funds in accordance with the wiring instructions set forth in the Estimated Payment Statement; provided that payment of Employee Transaction Payments shall be made utilizing the applicable payroll or accounting system.

(f) Cash. Prior to the Closing, Indiana shall use reasonable best efforts to transfer all Cash of Indiana to a Holdings’ bank account; provided that any Cash not so transferred will remain a Transferred Asset and will be paid to Holdings promptly following the Closing.

Section 2.5 Indiana RSUs and PSUs.

(a) At the Closing, each Indiana RSU that is outstanding immediately prior to the Closing shall, at the Closing, be automatically cancelled and converted into the right to receive from Indiana, in connection with the Liquidation, (i) cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (A) the number of Indiana Common Shares (inclusive of any accrued dividend equivalents attributable thereon) subject to such Indiana RSU immediately prior to the Closing, multiplied by (B) the per share cash consideration determined to be distributable to Indiana Shareholders by the Liquidator and (ii) a number of CVRs equal to the number of Indiana Common Shares subject to such Indiana RSU immediately prior to the Closing.

(b) At the Closing, (i) each Indiana PSU that is an Indiana MC PSU shall vest in accordance with its terms and, at the Closing, be automatically cancelled and converted into the right to receive from Indiana, in connection with the Liquidation, (A) cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the number of Indiana Common Shares (inclusive of any accrued dividend equivalents attributable thereon) subject to such Indiana MC PSU immediately prior to the Closing based on the attainment of the actual level of performance as measured immediately prior to the Closing by the Indiana Board or a committee thereof after giving effect to the consummation of the Transactions, multiplied by (2) the per share cash consideration determined to be distributable to Indiana Shareholders by the Liquidator; and (B) a number of CVRs equal to the number of Indiana Common Shares subject to such Indiana MC PSU immediately prior to the Closing after giving effect to the consummation of the Transaction and (ii) each Indiana PSU that is not an Indiana MC PSU that is outstanding immediately prior to the Closing shall, at the Closing, be automatically cancelled and converted into the right to receive from Indiana, in connection with the Liquidation, (A) cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the number of Indiana Common Shares (inclusive of any accrued dividend equivalents attributable thereon) subject to such Indiana PSU immediately prior to the Closing based on the attainment of the greater of the (x) target or (y) actual level of performance (as set forth in the applicable award document), as measured immediately prior to the Closing by the Indiana Board or a committee thereof, multiplied by (2) the per share cash consideration determined to be distributable to Indiana Shareholders by the Liquidator; and (B) a number of CVRs equal to the number of Indiana Common Shares subject to such Indiana PSU immediately prior to the Closing based on the attainment of the greater of the (x) target or (y) actual level of performance (as set forth in the applicable award document), as measured immediately prior to the Closing by the Indiana Board or a committee thereof.

(c) Prior to the Closing, Indiana shall take all action reasonably necessary to provide for the treatment of the Indiana RSUs and Indiana PSUs under this Section 2.5, subject to any adjustment following the Closing as may be required in connection with the Liquidation. Indiana shall ensure that, as of the Closing, no holder of an Indiana RSU or Indiana PSU (or former holder of an Indiana RSU or Indiana PSU) or a participant in the Indiana Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the share capital of Indiana, Saturn or any of their Subsidiaries, or any other equity or equity-linked interest therein (including “phantom” shares or share appreciation rights), other than any additional cash consideration in respect of such Indiana RSUs and Indiana PSUs in connection with the Liquidation.

(d) At any time from and after the Closing when a payment of the Transaction Consideration is payable to any holders of Indiana RSUs or Indiana PSUs (any such payment, an “Equity Award Payout”), if requested in writing by Indiana, and solely as an administrative convenience, Saturn shall, or shall cause Holdings or its applicable Subsidiary to, make through Holdings’ or such Subsidiary’s payroll any such Equity Award Payout in accordance with the corresponding Equity Payout Statement; provided, however, that (i) concurrently with such request, Indiana shall have delivered to Saturn a statement (the “Equity Payout Statement”) setting forth (A) the aggregate amount of the Equity Award Payout, (B) an allocation the Equity Award Payout to each holder of Indiana RSUs and Indiana PSUs (specifically identifying any withholding Tax with respect thereto), and (C) wire instructions and any other information reasonably requested by Saturn to enable Saturn to effect such payment and issue any corresponding Tax forms; and (ii) prior to any such payment by or on behalf of Saturn, Indiana shall have transmitted, by wire transfer of immediately available funds to an account or accounts designated in writing by Saturn, the amount of the Equity Award Payout. Saturn shall, or shall cause Holdings or its applicable Subsidiary to, effect any such payment promptly, but in any event no less than five Business Days, following Saturn’s receipt of the information and funds contemplated by the foregoing proviso. If Indiana requests any payment of an Equity Award Payout to be made at or promptly following the Closing sufficiently in advance of Closing, Saturn shall deposit such Equity Award Payout directly with Holdings, and the amount of Transaction Consideration payable pursuant to Section 2.4(d) shall be correspondingly reduced. Notwithstanding anything herein to the contrary, Saturn shall (x) have no obligation under this Section 2.5 other than effecting payment of any Equity Award Payout through payroll in accordance with the corresponding Equity Payout Statement (subject to receipt of the required funds and information), (y) be entitled to conclusively rely on any Equity Payout Statement, and (z) have no liability whatsoever to any holder of Indiana RSUs or Indiana PSUs (including with respect to errors in the Equity Payout Statement), with any such liability being solely an Excluded Liability. Notwithstanding anything herein to the contrary, the aggregate amount required to be withheld in respect of Taxes in respect of the Transaction Consideration payable pursuant to this Section 2.5 shall be applied on a pro rata basis as between Transaction Consideration provided in the form of CVRs and Transaction Consideration provided in the form of cash, with the number of CVRs to be withheld being determined (to the extent in accordance with applicable Law as determined by Saturn) based on the “Fair Market Value” (within the meaning of the Indiana Equity Plan and substituting CVR for “Common Stock” in the definition therein and as delivered in writing (with related supporting documentation) by Indiana to Saturn prior to the Closing) of a CVR as of the Closing (the “FMV Statement”).

Section 2.6 Withholding Taxes. Saturn or its Affiliates shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant hereto such amounts as it is required to deduct and withhold in connection with or with respect to the making of such payment under the Code, or any other provision of applicable Tax Law, and Saturn and its Affiliates shall take all actions that may be necessary to ensure that any amounts so deducted or withheld are timely remitted to the appropriate Governmental Authority as required by applicable Tax Law. To the extent that such amounts are so withheld by Saturn or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. Saturn acknowledges and confirms that, as of the date hereof, other than payments in respect of compensation for services, payments remitted to parties other than Indiana, and payments with respect to the CVRs, it is not aware of any deduction or withholding under the Code or any other provision of applicable Tax Law required in respect of the payment of the Transaction Consideration to Indiana. If Saturn or its Affiliates determines that an amount is required to be deducted and withheld from the Transaction Consideration, Saturn and its Affiliates shall (a) use commercially reasonable efforts to provide Indiana with notice as soon as reasonably practicable of Saturn’s or its Affiliates’ intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld the applicable Law supporting such calculation and (b) reasonably cooperate with Indiana and Holdings to reduce, minimize or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity to provide any required certifications or other documentation to reduce, minimize or eliminate any such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INDIANA

Except as set forth in the corresponding sections or subsections of the disclosure schedules delivered by Indiana to Saturn immediately prior to the execution hereof (collectively, the “Indiana Disclosure Schedules”) and subject to Section 9.6(b), Indiana hereby represents and warrants to Saturn as follows:

Section 3.1 Organization and Qualification.

(a) Each of Indiana and Holdings (i) is duly organized and validly existing under the Laws of the Grand Duchy of Luxembourg, (ii) has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed as a foreign corporation or other legal Entity (as the case may be) to do business, and is in good standing (or its equivalent), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of clause (iii), for any such failure to be so qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect or prevent or materially impede, interfere with or delay the consummation of the Transactions.

(b) The Organizational Documents of Indiana and each of its Subsidiaries are in full force and effect. Neither Indiana nor any of its Subsidiaries is in material violation of any of the provisions of its Organizational Documents. The share register and other transfer books and registers of Indiana and each of its Subsidiaries are existing, correct, complete and up-to-date in all material respects.

Section 3.2 Authority.

(a) Indiana has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to receipt of the Indiana Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Indiana of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Indiana of the Transactions have been duly and validly authorized by all necessary corporate action, except for the Indiana Shareholder Approval. Except for the Indiana Shareholder Approval, no other corporate proceedings on the part of Indiana are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. The approval of the Indiana Shareholder Approval Resolutions, at a duly held extraordinary general meeting at which the required quorum is present for the purposes of approving the Indiana Shareholder

Approval Resolutions, by an affirmative two-thirds majority vote of all the votes validly cast at such extraordinary general meeting (such extraordinary general meeting, the “Indiana Shareholder Meeting” and such approval, the “Indiana Shareholder Approval”), which Indiana Shareholder Approval shall be subject to (A) the satisfaction or, to the extent permitted by applicable Law, the waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date) and (B) the timing for the occurrence of the Closing in accordance with Section 2.2, is the only vote or approval of the holders of any securities of Indiana or any of its Subsidiaries necessary to approve the Transactions, and the receipt of the Indiana Shareholder Approval at the Indiana Shareholder Meeting will constitute such approval. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Indiana will be a party will have been, duly executed and delivered by Indiana and, assuming due execution and delivery by Saturn hereof and the other parties thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Indiana will be a party will constitute, the legal, valid and binding obligations of Indiana, enforceable against Indiana in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) is subject to laws governing specific performance, injunctive relief and other equitable remedies.

(b) (i) The Indiana Board at a meeting duly called and held, adopted resolutions, which resolutions were unanimously approved by the members of the Indiana Board, (A) determining that the terms of this Agreement, each of the Ancillary Agreements to which Indiana will be a party and the Transactions are in the best interests of Indiana, (B) approving this Agreement, each of the Ancillary Agreements to which Indiana will be a party and the Transactions, including the Acquisition and (C) resolving to recommend that the Indiana Shareholders approve the Indiana Shareholder Approval Resolutions at the Indiana Shareholder Meeting (the “Indiana Board Recommendation”) and (ii) Indiana, in its capacity as the sole shareholder of Holdings, acted by unanimous written consent (the “Unanimous Written Consent”) to approve the transfer of the Transferred Shares to Saturn in accordance with the terms of this Agreement.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Indiana of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not, (i) conflict with, or result in a violation or breach of, any provision of the Organizational Documents of Indiana or any of its Subsidiaries, (ii) subject to the Filings and Consents referred to in Section 3.3(b), conflict with, or result in a violation of, any Law applicable to Indiana or any of its Subsidiaries or by which any of their respective properties or assets may be bound or affected or (iii) conflict with, result in a violation or breach of, or constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent or approval of any Person pursuant to, or give rise to others any right of termination, cancellation or acceleration of, or any right of purchase, first offer or forced sale under, or result in the creation of any Encumbrance in or on any property, asset or right of Indiana or any of its Subsidiaries pursuant to, any Indiana Material Contract, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect or prevent or materially impede, interfere with or delay the consummation of the Transactions (provided that clause (iv) of the definition of “Indiana Material Adverse Effect” shall be disregarded for purposes of this Section 3.3(a)).

(b) Neither Indiana nor any of its Subsidiaries is required to obtain any Consent of, or make any notice or filing with (each, a “Filing”), any Governmental Authority (other than a Governmental Authority in its capacity as a customer or other contractual counterparty of Indiana or any of its Subsidiaries) in connection with the execution, delivery and performance by Indiana of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the Transactions, except for (i) the Required Antitrust Approvals, (ii) the Required Telecommunications Approvals, (iii) the Required FDI Approvals and submission of the 60-Day ITAR Notice referenced in Section 5.8(c)(iv), (iv) the DCSA Approval, (v) the Filings and Consents as may be required under the Securities Act and any other applicable Securities Laws, (vi) the Filings and Consents as may be required under any material Indiana Permits, as set forth in Schedule 3.3(b)(vi) of the Indiana Disclosure Schedules, (vii) the Filings and Consents as may be required under the Luxembourg Companies’ Law, the RCS Law or the RBE Law and (viii) such other Filings and Consents which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect or prevent or materially impede, interfere with or delay the consummation of the Transactions (provided that clause (iv) of the definition of “Indiana Material Adverse Effect” shall be disregarded for purposes of this Section 3.3(b)).

Section 3.4 Title; Capitalization.

(a) Indiana is the sole record and beneficial owner of the Transferred Shares, free and clear of any Encumbrance (other than (i) any restriction on transfer arising under applicable Securities Laws or (ii) any Encumbrance under the Indiana Notes Indenture or that will be released or discharged prior to the Closing). Upon Saturn’s delivery of the Transaction Consideration at the Closing, Saturn will acquire title to the Transferred Shares (other than (i) any restrictions on transfer arising under applicable Securities Laws or (ii) any Encumbrances under the Indiana Notes Indenture (unless (A) the obligations under the Indiana Notes and the Indiana Notes Indenture have been fully satisfied and discharged or (B) an Investment Grade Event (as defined in the Indiana Notes Indenture) with respect to the Indiana Notes actually occurs on the Closing Date pursuant to Section 5.9(d)) or created by Saturn).

(b) The Transferred Shares are all of the outstanding Equity Securities of Holdings.

(c) Neither Holdings nor any of its Subsidiaries has issued or agreed to issue any of the following: (i) options, warrants or interests convertible into or exchangeable or exercisable for the purchase of any share capital or other equity or ownership interests; (ii) share appreciation rights, phantom shares, interests in the ownership of Holdings or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; or (iii) bonds, debentures or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share capital or other equity or ownership interest of Holdings and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by Holdings or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by Holdings or a Subsidiary in compliance with all applicable Securities Laws. There are no outstanding obligations of Holdings or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued share capital or other equity or ownership interests of Holdings or any of its Subsidiaries. No share capital or other equity or ownership interests of Holdings or any of its Subsidiaries have been issued in material violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of Holdings or any of its Subsidiaries or any Contract to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound. There are no voting trusts, proxies or other agreements or understandings with respect to the Equity Securities of Holdings or any of its Subsidiaries. There are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any equity interest in Holdings or any of its Subsidiaries.

(d) As of the date hereof, there are 68,101,539 Indiana Common Shares outstanding (excluding shares held by Indiana in treasury).

Section 3.5 Subsidiaries. Schedule 3.5 of the Indiana Disclosure Schedules sets forth a true and complete list of each wholly-owned Subsidiary of Holdings as of the date hereof, including its jurisdiction of incorporation or formation. Except for Holdings or any of its wholly-owned Subsidiaries or as otherwise listed in Schedule 3.6 of the Indiana Disclosure Schedules, no other Person owns, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any such equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, nor is it under any obligation to make any capital contribution or other material equity investment in, any Subsidiary of Holdings. Each Subsidiary of Holdings (a) is duly organized, validly existing and, to the extent applicable, in good standing (or its equivalent) under the Laws of the jurisdiction of its organization, formation or incorporation, (b) has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed as a foreign corporation or other legal Entity (as the case may be) to do business, and is in good standing (or its equivalent), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect or prevent or materially impede, interfere with or delay the consummation of the Transactions.

Section 3.6 Equity Interests. Except for the wholly-owned Subsidiaries listed in Schedule 3.5 of the Indiana Disclosure Schedules or as otherwise listed in Schedule 3.6 of the Indiana Disclosure Schedules, neither Holdings nor any of its wholly-owned Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to provide investment funds to, make any material loan, capital contribution, guarantee, credit enhancement or other material equity investment in any Person.

Section 3.7 Financial Statements; Internal Controls; Undisclosed Liabilities.

(a) Indiana has made available to Saturn true and complete copies of the audited consolidated balance sheet of Indiana and its Subsidiaries as of December 31, 2023 (the “Indiana Balance Sheet”), and the related audited consolidated statements of income, comprehensive income, financial position, cash flows and changes in shareholders’ equity of Indiana and its Subsidiaries, together with all related notes and schedules thereto (collectively, together with the Indiana Balance Sheet, the “Indiana Financial Statements”). Each of the Indiana Financial Statements (i) has been prepared in accordance with the books and records of Indiana and its Subsidiaries, (ii) has been prepared in accordance with Applicable Accounting Principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Indiana and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. Except as required by Applicable Accounting Principles or applicable Law, since the Reference Date, Indiana has not made or adopted any material change in its accounting methods, practices or policies. As of the date hereof, Indiana and its Subsidiaries do not have any outstanding Covered Indebtedness, other than pursuant to the Indiana Notes Indenture.

(b) Indiana has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with Applicable Accounting Principles, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Indiana and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Applicable Accounting Principles, and that receipts and expenditures of Indiana and its Subsidiaries are being made only in accordance with appropriate authorizations of Indiana’s management and the Indiana Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Indiana and its Subsidiaries that could have a material effect on the financial statements. Indiana has established and maintains a system of disclosure controls and procedures. Indiana has disclosed to Indiana’s outside auditors and the audit committee of the Indiana Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Indiana’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Indiana’s management or other employees who have a significant role in Indiana’s internal control over financial reporting. There are no “significant deficiencies” or “material weaknesses” in the design or operation of Indiana’s internal controls and procedures that would reasonably be expected to adversely affect Indiana’s ability to record, process, summarize and report financial data. As of the date hereof, there are no formal internal investigations or, to the knowledge of Indiana, any Actions by Governmental Authorities that are pending or threatened in writing, in each case under this sentence, relating to any accounting practices of Indiana or any of its Subsidiaries. Since the Reference Date, none of Indiana, its Subsidiaries or, to the knowledge of Indiana, any of their respective Representatives has received any bona fide material complaint, allegation, assertion or claim, whether written or oral, relating to the accounting or auditing practices, procedures, methodologies or methods of Indiana or any of its Subsidiaries or their respective internal accounting controls, including any bona fide material complaint, allegation, assertion or claim, whether written or oral, that Indiana or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c) Except as and to the extent adequately accrued or reserved against in the Indiana Balance Sheet, neither Indiana nor any of its Subsidiaries has any Liability of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by Applicable Accounting Principles to be reflected in the consolidated balance sheet of Indiana and its Subsidiaries or disclosed in the notes thereto, except for (i) Liabilities incurred in the ordinary course of business since the date of the Indiana Balance Sheet, (ii) executory obligations under any Contract, (iii) Liabilities incurred in connection with this Agreement or the Transactions or (iv) Liabilities that would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Since the date of the Indiana Balance Sheet to the date hereof, (a) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an Indiana Material Adverse Effect and (b) Indiana and its Subsidiaries have operated their respective businesses in the ordinary course of business in all material respects. Other than the Chapter 11 Cases, there are no insolvency or reorganization procedures pending or filed with respect to Indiana or any of its material Subsidiaries.

Section 3.9 Compliance with Law; Indiana Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect, each of Indiana and its Subsidiaries is and has been since the Reference Date in compliance with all applicable Laws. None of Indiana or any of its Subsidiaries has received, since the Reference Date, a written notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except for such violations as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect, each of Indiana and its Subsidiaries is and has been in compliance since the Reference Date with all permits, licenses, franchises, approvals, certificates, Consents, waivers, concessions, exemptions, Orders, variances, registrations, notices or other authorizations of any Governmental Authority necessary for each of Indiana and its Subsidiaries to own, lease and operate its properties and assets, including each Indiana Satellite, and to carry on its business as currently conducted (the “Indiana Permits”); provided that the definition of Indiana Permits shall not include Telecommunications Licenses. Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect, each of Indiana and its Subsidiaries is and, since the Reference Date, has been in compliance with all such Indiana Permits and no suspension, cancellation, modification, revocation or nonrenewal of any Indiana Permit is pending or, to the knowledge of Indiana, threatened. Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect, each of the Indiana Permits is free and clear of any Encumbrance, other than any Permitted Encumbrance, and no other Person has any right, title or interest in or with respect to any Indiana Permit. Except as would not, individually or in the aggregate, reasonably be expected to have an

Indiana Material Adverse Effect, the Indiana Permits are in full force and effect and constitute all Indiana Permits required to permit Indiana and its Subsidiaries to operate or conduct their businesses or hold any interest in their properties or assets, and there exists no default under any such Indiana Permit by Indiana or any of its Subsidiaries, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Indiana or any of its Subsidiaries.

(c) No representation or warranty is being made in this Section 3.9 with respect to any Telecommunications License, such items being the subject of Section 3.23.

Section 3.10 Litigation. There is no Action pending or, to the knowledge of Indiana, threatened against or affecting (and involving directly) Indiana or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Indiana or any of its Subsidiaries in such individual’s capacity as such, other than any Action that would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect. Neither Indiana nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect.

Section 3.11 Employee Benefit Plans.

(a) (i) Schedule 3.11(a) of the Indiana Disclosure Schedules sets forth a true and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all other material bonus, share option, share purchase, restricted share, equity or equity-based, incentive, deferred compensation, retention, change in control, retiree medical or life insurance, supplemental retirement, severance, fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which Indiana or any of its Subsidiaries is a party, with respect to which Indiana or any of its Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by Indiana or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Indiana or any of its Subsidiaries; and (ii) Indiana has made available to Saturn a true and complete list of any Contracts between Indiana or any of its Subsidiaries and any officer of Indiana or any employee of Indiana with annual base compensation in excess of $275,000, including any Contracts with such Persons relating in any way to a sale of Indiana or any of its Subsidiaries (the plans and Contracts referred to in clauses (i) and (ii), collectively, the “Indiana Plans”).

(b) Indiana has furnished to Saturn a true and complete copy of each material Indiana Plan and has delivered to Saturn a true and complete copy of each material document, if any, prepared in connection with each such Indiana Plan, including, as applicable: (i) all such Indiana Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of any such Indiana Plan not in writing; (iii) a copy of each trust or other funding arrangement; (iv) to the extent required by applicable Law, the most recent summary plan description and any summaries of material modifications; (v) the two most recently filed Internal Revenue Service (“IRS”) Form 5500s; (vi) the most recently received IRS determination or opinion letter for each such Indiana Plan; (vii) the most recently prepared actuarial report and financial statement in connection with each such Indiana Plan; and (viii) any non-routine correspondence with any Governmental Authority with respect to any Indiana Plan since January 1, 2023. Neither Indiana nor any of its Subsidiaries has any express or implied commitment (A) to create, incur Liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (B) to enter into any material Contract to provide compensation or benefits to any individual or (C) to materially modify, change or terminate any Indiana Plan, other than with respect to a material modification, change or termination required by ERISA or the Code.

(c) None of the Indiana Plans referred to in Section 3.11(a) is a defined benefit pension plan or multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which Indiana or any of its Subsidiaries could incur Liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”) or a plan defined in Section 413(c) of the Code.

(d) No Indiana Plan or other arrangement exists that, as a result of the execution hereof, the Indiana Shareholder Approval or the Acquisition (whether alone or in connection with any other event(s)) could, (i) entitle any current or former employee, director, officer or independent contractor of Indiana or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as may be required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any current or former employee, director, officer or independent contractor of Indiana or any of its Subsidiaries, or (iii) directly or indirectly require Indiana to transfer or set aside any assets to fund any benefits under any Indiana Plan.

(e) No Indiana Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Indiana or any of its Subsidiaries other than as required under COBRA at the full cost of the plan participant.

(f) Except as would not reasonably be expected to result in material Liability to Indiana and its Subsidiaries, (i) each Indiana Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) each of Indiana and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Indiana Plan, nor does Indiana have any knowledge of any such default or violation by any other party to any Indiana Plan.

(g) Each Indiana Plan that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a timely favorable determination or opinion letter from the IRS covering all of the provisions applicable to such Indiana Plan for which determination letters are currently available that such Indiana Plan is so qualified. To the knowledge of Indiana, no fact or event has occurred that could adversely affect the qualified status of any such Indiana Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Indiana Plan. Neither Indiana nor any of its Subsidiaries has incurred any Liability under, arising out of or by operation of Title IV of ERISA, other than Liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any Liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such Liability.

(i) There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of Indiana, threatened, anticipated or expected to be asserted with respect to any Indiana Plan or any related trust or other funding medium thereunder or with respect to Indiana as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(j) Indiana is not obligated to make any payments, including under any Indiana Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

Section 3.12 Labor and Employment Matters.

(a) Neither Indiana nor any of its Subsidiaries is a party to, or bound by, any labor or collective bargaining Contract with any labor union, labor organization or works council. To the knowledge of Indiana, there are no, and since the Reference Date have not been any, labor union organizing activities with respect to any employees of Indiana or any of its Subsidiaries. There is no, and since the Reference Date have not been any, material unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout, picketing, handbilling or other material labor disputes pending or, to the knowledge of Indiana, threatened against or affecting Indiana or any of its Subsidiaries.

(b) Indiana is, and since the Reference Date has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.

(c) Indiana and each of its Subsidiaries is not delinquent in any material respect in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) Neither Indiana nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with, or material citation by, any Governmental Authority relating to employees or employment practices. None of Indiana, any of its Subsidiaries or any of its or their executive officers has received since the Reference Date any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Indiana or any of its Subsidiaries and, to the knowledge of Indiana, no such investigation is in progress, except for such investigations as would not reasonably be expected to be material to Indiana or any of its Subsidiaries, taken as a whole.

(e) Since the Reference Date, (i) no Action relating to workplace sexual harassment, discrimination or other misconduct has been initiated, filed or, to the knowledge of Indiana, threatened against Indiana, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees and (ii) neither Indiana nor any of its Subsidiaries have entered into any settlement agreement relating to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) above.

(f) To the knowledge of Indiana, no employee of Indiana or any of its Subsidiaries is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Indiana or any of its Subsidiaries, or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Indiana or any of its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

Section 3.13 Title to and Condition of Assets.

(a) Indiana has good and valid title to or a valid leasehold interest to all of the Transferred Assets, free and clear of any Encumbrance (other than Permitted Encumbrances). The delivery to Saturn of the Bill of Sale pursuant to this Agreement will transfer to Saturn good and valid title or a valid leasehold interest in all of the Transferred Assets, free and clear of any Encumbrance (other than Permitted Encumbrances or any Encumbrances created by Saturn).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect and, in each case, other than the Transferred Assets, Holdings and its Subsidiaries own, and have good and valid title to or hold a valid leasehold interest in, all tangible assets used or held for use in their respective businesses as currently conducted, including all of the tangible assets reflected on the Indiana Balance Sheet or acquired in the ordinary course of business since the date of the Indiana Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Indiana Balance Sheet in the ordinary course of business consistent with past practice. None of the tangible assets owned or leased by Indiana or any of its Subsidiaries is subject to any Encumbrance, other than any Permitted Encumbrance.

(c) (i) The tangible Transferred Assets and (ii) all material tangible assets owned or leased by Holdings or its Subsidiaries are in good operating condition and repair in all material respects (ordinary wear and tear excepted) and are adequate in all material respects for the uses to which they are being put.

(d) No representation or warranty is being made in this Section 3.13 with respect to any Indiana Satellite, such items being the subject of Section 3.14.

Section 3.14 Satellites; Ground Stations.

(a) Schedule 3.14(a)-1 of the Indiana Disclosure Schedules sets forth, as of the date hereof, true and complete health status information for all Indiana Satellites and in a form agreed between the Parties (the “Indiana Satellite Health Tracker”), and its projections with respect to fuel or design life expectations developed in the ordinary course of operations of each of such Indiana Satellite (collectively, the “Indiana Satellite Health Data”), in each case, as of the date hereof. As of the date hereof, the Indiana Satellite Health Data, taken collectively as to all Indiana Satellites, is accurate and complete in all material respects and presents a fair depiction of the health and operational status of such Indiana Satellites. Schedule 3.14(a)-2 of the Indiana Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Indiana Satellites under construction, setting forth the expected dates for delivery (on the ground) and commencement of in-orbit operation (the “Indiana Satellite Delivery Schedule”).

(b) Schedule 3.14(b) of the Indiana Disclosure Schedules contains a summary, as of the date hereof, by orbital location, of the Special Sections of the BR International Frequency Information Circular of International Telecommunication Union (“ITU”) satellite networks representing Indiana Satellites filed by or on behalf of Indiana, including filed frequency bands. Neither Indiana nor any of its Subsidiaries has received any material notice or claim with respect to its rights to use the frequency assignment(s) described in its ITU filings at any such orbital location(s). With respect to each orbital location and frequency registration at the ITU, (i) all material documents required to be filed at any time by Indiana with the ITU have been timely filed or the time period for such filing has not lapsed, and (ii) all such documents filed by or on behalf of Indiana or any Affiliate thereof are correct in all material respects. None of such filings or any decisions or rulings by or correspondence with the ITU or any ITU staff directed or relating to Indiana or any Affiliate thereof or any Indiana Satellite imposes any material limitation on the use of any Indiana Satellite, other than those imposed by ITU rules and regulations generally.

(c) Indiana’s and its Subsidiaries’ existing and planned satellite networks operate or are planned to operate at the orbital slots set forth in Schedule 3.14(c) of the Indiana Disclosure Schedules. Each Indiana Satellite has been coordinated in all material respects in accordance with the ITU Radio Regulations and all other applicable Laws and the associated frequency assignments are recorded or will be recorded in the ITU Master International Frequency Register (the “MIFR”) and the coordination for each of Indiana’s planned satellites is in process and, to the knowledge of Indiana, there is no reason to expect that any such planned satellite will not be coordinated in all material respects in accordance with the ITU Radio Regulations and all other applicable Laws and the frequency assignments subsequently recorded in the MIFR.

(d) Schedule 3.14(d) of the Indiana Disclosure Schedules set forth a true and complete list of teleport locations owned, leased or operated by Indiana or any of its Subsidiaries and whether Indiana or any of its Subsidiaries performs telemetry, tracking, and control (“TT&C”) at such location (collectively, the “Indiana Ground Stations”). Each of the Indiana Ground Stations and all components used in connection therewith (i) are in good operating condition and repair and are suitable for their intended purposes and (ii) are supported by an uninterruptible power supply (“UPS”) system and back-up generator sufficient for Indiana and its Subsidiaries to carry on all operations conducted thereat, in each case, in all material respects. No radio facility is causing ongoing harmful interference to the transmissions from or the receipt of signals by any Indiana Satellite or Indiana Ground Station, thereby impairing the ability of any of Indiana or its Subsidiaries to provide service in the ordinary course of business in all material respects. None of the Indiana Ground Stations or other facilities are currently causing ongoing harmful interference in any material respect to the transmissions from or the receipt of signals by any other radio communications facility.

Section 3.15 Real Property.

(a) Indiana and its Subsidiaries have (i) good and marketable title in fee simple to all Indiana Owned Real Property and (ii) good and marketable leasehold title to all Indiana Leased Real Property, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances, and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect.

(b) No representation or warranty is being made in this Section 3.15 with respect to any Indiana Satellite, such items being the subject of Section 3.14.

Section 3.16 Intellectual Property.

(a) Schedule 3.16 of the Indiana Disclosure Schedules sets forth, as of the date hereof, a true and complete (in all material respects) list of all (i) registered Marks, (ii) Patents and (iii) registered Copyrights, including any pending applications to register any of the foregoing, in each case owned or purported to be owned (in whole or in part) by Indiana or any of its Subsidiaries.

(b) Indiana or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, other than Permitted Encumbrances, all Intellectual Property identified in Schedule 3.16 of the Indiana Disclosure Schedules and all other material Intellectual Property used or otherwise necessary for the conduct of Indiana’s and its Subsidiaries’ businesses as they are currently conducted (including, for the avoidance of doubt, all Software used in connection with the monitoring, operation and maintenance of the Indiana Satellites), in each case, other than Indiana Licensed Intellectual Property.

(c) All material registered Marks, issued Patents and registered Copyrights identified in Schedule 3.16 of the Indiana Disclosure Schedules and all of Indiana’s registered Domain Names and Social Media Accounts (collectively, the “Indiana Registered IP”) are valid and subsisting and, to the knowledge of Indiana, enforceable, and since the Reference Date, neither Indiana nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any material Indiana Registered IP or alleging any misuse of such Indiana Registered IP. The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of Indiana or any of its Subsidiaries, and all of the other activities or operations of Indiana or any of its Subsidiaries, do not materially infringe, misappropriate, violate or dilute, and since the Reference Date have not materially infringed upon, misappropriated, violated or diluted, any Intellectual Property of any third party, and since the Reference Date, neither Indiana nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement, misappropriation, violation or dilution is or may be occurring or has or may have occurred. To the knowledge of Indiana, no third party is materially misappropriating, infringing, diluting or violating any Indiana Owned Intellectual Property.

(d) Each of Indiana and its Subsidiaries has taken commercially reasonable steps to protect its rights in the Indiana Owned Intellectual Property and to protect and maintain the secrecy, confidentiality and value of all Indiana Owned Intellectual Property that constitutes or constituted a Trade Secret or any other material nonpublic, proprietary information of Indiana or any of its Subsidiaries. To the knowledge of Indiana, all current and former employees, consultants and contractors of Indiana or any of its Subsidiaries who have developed Indiana Owned Intellectual Property for Indiana or its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements (or have similar obligations by operation of Law) and, to the knowledge of Indiana, no current or former employee, consultant or contractor of Indiana or any of its Subsidiaries is in material default or breach of any such term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Indiana’s or its Subsidiaries’ Intellectual Property.

Section 3.17 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect:

(i) (A) all Returns required by applicable Law to be filed by or on behalf of Indiana or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time (but only those extensions that do not result in the imposition of a penalty) in which to make such filings), (B) any and all Taxes due and payable by Indiana or any of its Subsidiaries have been timely paid in full to the proper Governmental Authority, (C) Indiana and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid and (D) all such Returns were true, correct and complete in all material respects (other than, in the case of clauses (A), (B) or (C) hereof, with respect to any Taxes or Returns (or positions taken therein) which are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the most recent balance sheet of Indiana included in the Indiana Financial Statements);

(ii) there are no Encumbrances for Taxes on any assets or properties of Indiana or any of its Subsidiaries, except for Permitted Encumbrances;

(iii) there are no Actions now pending or threatened in writing against or with respect to Indiana or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any material Taxes and there is no audit or investigation with respect to any Liability for Indiana or any of its Subsidiaries for material Taxes;

(iv) neither Indiana nor any of its Subsidiaries has sought or received, or been granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any material Taxes;

(v) Indiana and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation);

(vi) no claim (which remains outstanding) which has resulted or would reasonably be expected to result in an obligation to pay Taxes of a certain type ever has been made by any Governmental Authority in a jurisdiction where Indiana or any of its Subsidiaries does not file a Return of such type that such Person is or may be subject to taxation of such type by that jurisdiction or is or may be required to file a Return of such type in that jurisdiction;

(vii) neither Indiana nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Taxes of Indiana or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than pursuant to any Tax sharing or indemnification provisions in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements) under which there is no material Liability for Taxes);

(viii) neither Indiana nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law) (A) in the two years prior to the date hereof or (B) which distribution is part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions;

(ix) neither Indiana nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(x) neither Indiana nor any of its Subsidiaries ever has been included in (or includible in) any “affiliated group” within the meaning of Section 1504(a)(1) of the Code other than an affiliated group, the common parent of which was a Subsidiary of Indiana;

(xi) neither Indiana nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date (whether pursuant to Section 481 of the Code, Section 263A of the Code, or otherwise), (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) deferred revenue accrued prior to the Closing Date or (F) deferred gains arising prior to the Closing Date; and

(xii) neither Indiana nor any of its Subsidiaries (A) is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or (B) has any Liability or potential Liability to another party under any such agreement, in each case other than pursuant to any such agreement or arrangement solely between or among any of Holdings and its Subsidiaries or pursuant to commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(b) Indiana and each of its Subsidiaries has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT. Indiana and each of its Subsidiaries has kept and preserved complete, accurate and up-to-date records and information as may be required or needed for all VAT purposes (if any).

(c) Neither Indiana nor Holdings (i) has ever made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Section 897 of the Code and (ii) is treated as a U.S. corporation for U.S. federal income Tax purposes under Section 7874(b) of the Code.

(d) The U.S. federal income tax entity classification of each of Holding and its Subsidiaries is accurately identified on Schedule 3.17(d) of the Indiana Disclosure Schedules.

(e) There has been no challenge to the positions supporting the reporting of the Indiana Aggregate Phase II C-Band Proceeds on any Return, the successful challenge of which position would be material to Indiana and its Subsidiaries, taken as a whole.

Section 3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect, since the Reference Date, each of Indiana and its Subsidiaries (i) is and has been in compliance with all Environmental Laws; (ii) has not received any written notice, notification, demand, request for information, citation, summons or order, nor any alleged claim, complaint, violation of or Liability under any Environmental Law; (iii) has not received any penalty assessed against it, nor are any Actions pending or, to the knowledge of Indiana, threatened, by any Person or Governmental Authority against it; (iv) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials; and (v) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of Indiana or its Subsidiary.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect, there are no Hazardous Materials in, on or under any Indiana Properties which could give rise to any material Liability or corrective or remedial obligation of Indiana or its Subsidiary under any Environmental Laws.

Section 3.19 Material Contracts.

(a) Schedule 3.19(a) of the Indiana Disclosure Schedules sets forth, to the extent permitted by applicable Law, each Indiana Material Contract in effect on the date hereof. As used herein, “Indiana Material Contract” means any of the following Contracts (other than any Indiana Plan) to which Indiana or any of its Subsidiaries is a party or by which it is bound:

(i) any Contract with any of the Top Indiana Customers or Top Indiana Suppliers, which, individually or in the aggregate together with any related Contracts, involve amounts greater than $5,000,000;

(ii) any Contract evidencing Indebtedness of Indiana or any of its Subsidiaries which, individually or in the aggregate together with any related Contracts, involve amounts greater than $50,000,000 (a “Material Indebtedness Contract”);

(iii) any Contract with any Related Party of Indiana or any of its Subsidiaries, other than Contracts among wholly-owned Subsidiaries of such Party;

(iv) any Contract that limits the ability of Indiana or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Indiana and its Subsidiaries to sell to or purchase from any Person or that grants the other party or any third person “most favored nation” status with respect to any material obligation, in each case, which, individually or in the aggregate together with any related Contracts, (A) involve amounts greater than $5,000,000 and (B) cannot be terminated by Indiana or any of its Subsidiaries without material payment or penalty on 90 days’ or less notice;

(v) any Contract relating to the registration, sale, transfer (including Contracts relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any equity interest in Indiana or any of its Subsidiaries;

(vi) any Contract that requires the Consent of a third party in connection with the consummation of the Transactions or that would or would reasonably be expected to prevent, materially delay or impair, or otherwise be affected by, the consummation of the Transactions (including, in each case, due to a provision relating to a “change of control”), in each case, which, individually or in the aggregate together with any related Contracts, involve amounts greater than $5,000,000;

(vii) any Indiana Real Property Lease;

(viii) any Contract relating to (A) any disposition or acquisition of assets, or any interest in any business enterprise, with a fair market value in excess of $50,000,000 and under which Indiana or any of its Subsidiaries has continuing obligations after the date hereof (excluding indemnification obligations under which there are no pending claims) or (B) any joint venture, partnership or similar agreement or arrangement under which (1) Indiana and its Subsidiaries have committed capital in excess of $5,000,000 or (2) annual revenues are in excess of $1,000,000;

(ix) any Contract with any labor union, labor organization, works council or other employee representative body; and

(x) any Contract granting any contingent value rights to Indiana or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect (provided that clause (iv) of the definition of “Indiana Material Adverse Effect” shall be disregarded for purposes of this Section 3.19(b)), each Indiana Material Contract is a legal, valid, binding and enforceable agreement, and is in full force and effect and will continue to be in full force and effect on identical terms (except as amended, waived or modified in accordance with Section 5.1(b)(x)) immediately following the Closing Date, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to laws governing specific performance, injunctive relief and other equitable remedies. Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect (provided that clause (iv) of the definition of “Indiana Material Adverse Effect” shall be disregarded for purposes of this Section 3.19(b)), none of Indiana or any of its Subsidiaries or, to the knowledge of Indiana, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Indiana Material Contract, nor has Indiana or any of its Subsidiaries received any claim of any such breach, violation or default. Indiana has delivered or made available to Saturn true and complete copies of all Indiana Material Contracts, including any amendments thereto.

Section 3.20 Insurance. Each of the Indiana Insurance Policies are customary and adequate in all material respects for companies of similar size in the industries and locations in which Indiana and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect, (a) all Indiana Insurance Policies are in full force and effect, (b) all premiums due and payable thereunder have been paid, (c) no written notice of cancellation has been received by Indiana or any Subsidiary thereof with respect to such policies (other than in connection with ordinary renewals) and (d) there is no existing event or circumstance which, with the giving of notice or lapse of time or both, would constitute a default, by any Person insured thereunder. There is no material claim by Indiana or any of its Subsidiaries pending under any of the Indiana Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.21 Privacy and Security.

(a) Indiana and each of its Subsidiaries and, to the knowledge of Indiana, their respective officers, employees and any processors acting on their behalf are and, since the Reference Date, have been in material compliance with all applicable Privacy Requirements. Neither Indiana nor any of its Subsidiaries has, since the Reference Date, received any written notice or claim alleging a material violation of, or, to the knowledge of Indiana, been subject to any material audit or investigation by any Person or Governmental Authority regarding any Privacy Requirements.

(b) Indiana and its Subsidiaries have implemented commercially reasonable technical, physical, and organizational measures and security systems and technologies designed to ensure the integrity and security of Personal Information and Indiana’s and its Subsidiaries’ data and to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto, including in compliance with Privacy Requirements.

(c) To the knowledge of Indiana, since the Reference Date, (i) neither Indiana nor any of its Subsidiaries has experienced any incident, including any breach of security, in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization (“Security Incident”), nor has Indiana received any written inquiries, or, to the knowledge of Indiana, been subject to any investigations, which could reasonably suggest the likelihood of a Security Incident, and (ii) no circumstance has arisen in which any Privacy Requirements would require Indiana or any of its Subsidiaries to notify a Person or Governmental Authority of a Security Incident, in the case of each of clauses (i) and (ii), in any material respect.

(d) The execution, delivery and performance by Indiana of this Agreement and the Ancillary Agreements will not violate any Privacy Requirements binding upon Indiana or its Subsidiaries in any material respect.

Section 3.22 Customers and Suppliers.

(a) Schedule 3.22(a) of the Indiana Disclosure Schedules sets forth a true, correct and complete list of the 15 largest customers of Indiana and its Subsidiaries (the “Top Indiana Customers”) by dollar volume of revenue for the 12-month period ending on December 31, 2023 and the amount of revenue recognized for each such Top Indiana Customer during such period. Neither Indiana nor any of its Subsidiaries has received any written notice that any such Top Indiana Customer (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of Indiana or its Subsidiaries or (B) has sought, or is seeking, to materially reduce the price it will pay for the services of Indiana or its Subsidiaries.

(b) Schedule 3.22(b) of the Indiana Disclosure Schedules sets forth a true, correct and complete list of (i) the top 15 largest suppliers of Indiana and its Subsidiaries by dollar volume of payments made during the 12-month period ending on December 31, 2023 (the “Top Indiana Spend Suppliers” and, collectively with the counterparties to the Specified Contracts, the “Top Indiana Suppliers”) and (ii) the amount for which each such Top Indiana Supplier invoiced Indiana and its Subsidiaries during such period. Neither Indiana nor any of its Subsidiaries has received any written notice that there has been any material adverse change in the price of such supplies or services provided by any such Top Indiana Supplier, or that any such supplier will not sell supplies or services to Indiana or its Subsidiaries at any time after the Closing Date.

Section 3.23 Telecommunications Licenses.

(a) Each of the Telecommunications Licenses held by Indiana and its Subsidiaries is in full force and effect and has not been revoked, suspended, cancelled, rescinded or terminated and has not expired, and to the knowledge of Indiana, there is no reason to believe that any such Telecommunications Licenses will not be renewed in the ordinary course of business. Indiana and its Subsidiaries are in material compliance with all terms and conditions of, and all of its obligations under, each of its Telecommunications Licenses and, to the knowledge of Indiana, there is no basis for any application, action, petition, objection, or other pleading, or for any proceeding with any Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, nonrenewal or suspension of any Telecommunications Licenses held by Indiana or any of its Subsidiaries, (ii) seeks the imposition of any adverse modification or amendment with respect to any Telecommunications Licenses held by Indiana or any of its Subsidiaries, (iii) seeks the payment of a fine, sanction, penalty, contribution or other damages in connection with the use of any Telecommunications Licenses held by Indiana or any of its Subsidiaries or (iv) in any other way would reasonably be expected to impair the Telecommunications Licenses held by Indiana or any of its Subsidiaries, taken as whole, other than non-material proceedings or proceedings affecting the telecommunications industry or any other industry in which Indiana or any of its Subsidiaries operates or upon such licenses generally.

(b) With respect to each Telecommunications License held by Indiana or any of its Subsidiaries, (i) all material documents required to be filed or otherwise submitted at any time with any Governmental Authority with respect to such Telecommunications License have been timely filed or the time period for such filing has not lapsed and (ii) all such documents filed since the date that each such Telecommunications License was first issued or transferred to Indiana or any of its Affiliates were true and correct in all material respects as of the date of each such document. No Telecommunications License held by Indiana or any of its Subsidiaries is subject to any material conditions other than those appearing on the face of such Telecommunications License and those imposed by a Telecommunications Regulatory Authority upon the telecommunications industry or in any other industry in which Indiana or any of its Subsidiaries operates or upon such licenses generally.

(c) Indiana and its Subsidiaries are in compliance in all material respects with, and are not in violation in any material respect of, any Law applicable to the Telecommunications Licenses to which any of Indiana or its Subsidiaries are subject. Indiana and its Subsidiaries are not subject to any pending written investigations, actions or penalties by any Governmental Authority, and have not filed any voluntary disclosures with respect to any potential violation arising under or relating to any Law applicable to its Telecommunications Licenses.

Section 3.24 Trade Control Laws. Since January 1, 2019, to the knowledge of Indiana, Indiana and its Subsidiaries (a) have been in compliance with all Trade Control Laws (including with any broadcasting restrictions imposed by Article 2f of Council Regulation (EU) 833/2014 (as amended)), (b) have obtained from any relevant Governmental Authority all required authorizations and registrations pursuant to any Trade Control Laws, (c) have not been subject to any written investigations, actions or penalties by any Governmental Authority, or filed any voluntary disclosures with respect to any potential violation arising under or relating to any Trade Control Laws, (d) have maintained any required registration with the DDTC under the ITAR and no such registrations have lapsed and (e) except as licensed or otherwise permitted under applicable Law, have not engaged in any transactions, or otherwise dealt, directly or indirectly, with any Person with whom transactions are prohibited under Trade Control Laws, including any Sanctioned Person or Restricted Person. Indiana has made available to Saturn a correct and complete list of all active and unexpired registrations and authorizations issued by any Governmental Authority to Indiana or any of its Subsidiaries pursuant to Trade Control Laws.

Section 3.25 Anti-Corruption; Anti-Money Laundering. Since January 1, 2019, neither Indiana nor any of its Subsidiaries, nor any of their respective officers, directors, employees, nor, to the knowledge of Indiana, any agents, representatives, consultants or other Persons acting for or on behalf of Indiana or any of its Subsidiaries has, directly or indirectly, taken any action in material violation of Anti-Money Laundering Laws or Anti-Corruption Laws. To the knowledge of Indiana, there is no current, former or threatened internal or external investigation, voluntary disclosure, inquiry, complaint, allegation, report, finding, prosecution, or enforcement action relating to Indiana’s or any of its Subsidiaries’ suspected, potential or known material violation of Anti-Money Laundering Laws or Anti-Corruption Laws. Since January 1, 2019, Indiana and its Subsidiaries have at all times maintained policies, procedures and controls reasonably designed and implemented to promote compliance with Anti-Corruption Laws.

Section 3.26 Government Contracts.

(a) Each Government Contract for which the period of performance has not expired or terminated or final payment has not been received or which remain open to audit as of the date hereof, in each case having an award value in excess of $5,000,000 (each, an “Active Indiana Government Contract”) was legally awarded and is binding on the parties thereto. Indiana and its Subsidiaries are in compliance in all material respects with all material terms and conditions of each Active Indiana Government Contract and each bid or proposal made by Indiana or any of its Subsidiaries that, if accepted or awarded, would result in a Government Contract (a “Government Bid”) having an award value in excess of $5,000,000 and that remains active as of the date hereof (each, an “Active Indiana Government Contract Bid”), including any applicable regulations incorporated therein.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect and except for matters the disclosure of which is prohibited by applicable Law:

(i) since January 1, 2019, (A) no Governmental Authority nor any prime contractor or higher-tier subcontractor under any Government Contract has notified Indiana or any of its Subsidiaries in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Government Contracts in the future, (B) Indiana and its Subsidiaries have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to the Active Indiana Government Contracts, (C) no Government Contract awarded to Indiana or any of its Subsidiaries has been terminated for default or cause and Indiana and its Subsidiaries have not been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Indiana Government Contract, (D) there has not been any material withholding or setoff under any Active Indiana Government Contract and (E) the execution, delivery or performance of this Agreement shall not result in a material violation, breach or default under any Active Indiana Government Contract;

(ii) neither Indiana nor any of its Subsidiaries is a party to any material outstanding claims or contract disputes (including any ongoing bid protests) relating to the Active Indiana Government Contracts or Active Indiana Government Contract Bids under the Contract Disputes Act or any other Law. No Governmental Authority or prime contractor has asserted or, to the knowledge of Indiana, threatened in writing to assert a written claim against Indiana or any of its Subsidiaries for breach of contract or violation of any Law;

(iii) to the knowledge of Indiana, since January 1, 2019, Indiana, its Subsidiaries and their Principals (as defined in Federal Acquisition Regulation (“FAR”) 2.101 and 52.209-5) have not been debarred, suspended or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract. To the knowledge of Indiana, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against Indiana, its Subsidiaries or their Principals in connection with the performance of the duties for or on behalf of Indiana or any of its Subsidiaries;

(iv) since January 1, 2019, neither Indiana nor any of its Subsidiaries has received any written notice of any pending or threatened Action relating to any Active Indiana Government Contract or Active Indiana Government Contract Bid;

(v) since January 1, 2019, neither Indiana nor any of its Subsidiaries have made any disclosure in writing to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor relating to any suspected or alleged violation of applicable Law or a contract requirement by Indiana or any of its Subsidiaries or any of their respective principals relating to any Active Indiana Government Contract or Active Indiana Government Contract Bid; nor, to the knowledge of Indiana, is Indiana or its Subsidiaries required to make any such disclosure to a Governmental Authority;

(vi) since January 1, 2019, none of the Indiana Owned Intellectual Property was with respect to “technical data” and “computer software,” as those terms are defined by FAR Parts 27 and 52, or Defense FAR Supplement (“DFARS”) Parts 227 and 252, funded partially or exclusively at the expense of a Governmental Authority, and the United States Government has only “Limited” and “Restricted” rights in such “technical data” and “computer software,” respectively. Indiana and its Subsidiaries have complied in all material respects with all data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252;

(vii) to the knowledge of Indiana, since January 1, 2019, Indiana and its Subsidiaries (A) have complied with and are in compliance in all material respects with all applicable information system security requirements regarding the safeguarding of information relating to Government Contracts, including FAR clause 52.204-21, DFARS clause 252.204-7008 and DFARS clause 252.204-7012 and (B) Indiana and its Subsidiaries have not experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012; and

(viii) since January 1, 2019, (A) Indiana and its Subsidiaries have complied in all material respects with all applicable Cost Accounting Standards and Cost Principles, (B) the cost accounting systems and business systems (as defined in DFARS 242.7001 & 252.242-7005) used by Indiana and its Subsidiaries and the associated entries reflected in the financial and business records of Indiana and its Subsidiaries with respect to Government Contracts and Government Bids are (and have been) in compliance in all material respects with applicable Law, (C) the business systems of Indiana and its Subsidiaries have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated and (D) to the knowledge of Indiana such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the applicable terms and conditions of the Government Contracts and applicable Law.

(c) Schedule 3.26(c) of the Indiana Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all facility security clearances held by Indiana and its Subsidiaries. To the knowledge of Indiana, Indiana and its Subsidiaries are in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual (32 CFR Part 117) (“NISPOM”) and all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. To the knowledge of Indiana, since January 1, 2019, neither Indiana nor any of its Subsidiaries has received a rating less than “Satisfactory” from any cognizant security agency inspection or audit, and to the knowledge of Indiana, there has been no unauthorized disclosure of classified information by employees of Indiana and its Subsidiaries.

Section 3.27 Indiana FOCI Mitigation Agreement. As of the date hereof, Indiana’s U.S. government business is subject to and managed through a FOCI Mitigation Agreement (the “Indiana FOCI Mitigation Agreement”) entered into with DCSA. The Indiana FOCI Mitigation Agreement is a legal, valid and binding obligation of Indiana and its Subsidiaries, enforceable against Indiana and its Subsidiaries in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to laws governing specific performance, injunctive relief and other equitable remedies. Indiana and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by Indiana and its Subsidiaries under the Indiana FOCI Mitigation Agreement. None of Indiana or any of its Subsidiaries or, to the knowledge of Indiana, any other party is in material breach or violation of, or (with or without notice or lapse of time or both) material default under, the Indiana FOCI Mitigation Agreement, nor has Indiana or any of its Subsidiaries received any claim of any such breach, violation or default. None of Indiana, any Governmental Authority or any other party to the Indiana FOCI Mitigation Agreement has exercised, or provided written notice of its intent to exercise, any right of termination with respect thereto. None of Indiana, any Governmental Authority or any other party to the Indiana FOCI Mitigation Agreement has delivered written notice of any material dispute which remains outstanding with respect to the Indiana FOCI Mitigation Agreement.

Section 3.28 C-Band Reimbursement Claims. Prior to the date hereof, Indiana and its Subsidiaries have received 100% of the Indiana Aggregate Phase II C-Band Proceeds from or through the C-Band Relocation Payment Clearinghouse, other than with respect to the outstanding accounts receivable for expenses described on Schedule 3.28 of the Indiana Disclosure Schedules. Indiana has submitted reimbursement claims with the C-Band Relocation Payment Clearinghouse in accordance with applicable agreements and regulations and, to Indiana’s knowledge, there exist no other material expenses not so submitted with respect to which it would reasonably be expected that Indiana or any of its Subsidiaries could receive reimbursement from or through the C-Band Relocation Payment Clearinghouse under the applicable agreements and regulations. As of the date hereof, there is not any pending objection to, reason for denial of or claim of failure to qualify for the receipt in the ordinary course of any Indiana C-Band Reimbursable Expenses from or through the Indiana C-Band Relocation Payment Clearinghouse, other than any Indiana C-Band Reimbursable Expenses set forth in Schedule 3.28(b) of the Indiana Disclosure Schedules.

Section 3.29 Brokers. No broker, investment banker, financial advisor or other Person, other than PJT Partners LP (the “Indiana Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Indiana or any of its Subsidiaries.

Section 3.30 Opinion of Financial Advisor. The Indiana Board has received the opinion of the Indiana Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions made, procedures followed, matters considered, and conditions, qualifications and limitations on the review undertaken by the Indiana Financial Advisor in connection with the opinion, the Closing Cash Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by Indiana is fair, from a financial point of view, to Indiana.

Section 3.31 Legacy CVR Agreements. Each of the Legacy CVR Agreements has been terminated in accordance with its terms and all obligations thereunder have been satisfied in accordance with the terms thereof.

Section 3.32 Assets. Other than the Transferred Shares, the Transferred Assets and the Excluded Assets, Indiana does not own or lease any assets, properties, rights or interests related to Indiana’s and its Subsidiaries’ respective businesses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SATURN

Except as set forth in the corresponding sections or subsections of the disclosure schedules delivered by Saturn to Indiana immediately prior to the execution hereof (collectively, the “Saturn Disclosure Schedules” and, together with the Indiana Disclosure Schedules, the “Disclosure Schedules”) and subject to Section 9.6(b), Saturn hereby represents and warrants to Indiana as follows:

Section 4.1 Organization and Qualification. Saturn (i) is duly organized and validly existing under the Laws of the Grand Duchy of Luxembourg, (ii) has all necessary corporate power and authority to own, lease and operate its properties and to carry on its respective businesses as such is now being conducted and (iii) is duly qualified or licensed as a foreign corporation or other legal Entity (as the case may be) to do business, and is in good standing (or its equivalent), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of clause (iii), for any such failure to be so qualified or licensed that would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions to which it is a party.

Section 4.2 Authority. Saturn has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its respective obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution, delivery and performance by Saturn of this Agreement and each of the Ancillary Agreements to which they will be a party and the consummation by Saturn of the Transactions to which it is a party have been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of Saturn are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions to which it is a party. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Saturn will be a party will have been, duly executed and delivered by Saturn and, assuming due execution and delivery by Indiana hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Saturn will be a party will constitute, the legal, valid and binding obligations of Saturn enforceable against Saturn in accordance with their respective terms, except as such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally or (y) by general principles of equity.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Saturn of this Agreement and each of the Ancillary Agreements to which they are party, and the consummation of the Transactions to which it is a party, do not and will not, (i) conflict with, or result in a violation or breach of, any provision of the Organizational Documents of Saturn or any of its Subsidiaries, (ii) subject to the Filings and Consents referred to in Section 4.3(a), conflict with, or result in a violation of, any Law applicable to Saturn or any of its Subsidiaries or by which any of their respective properties or assets may be bound or affected or (iii) conflict with, result in a violation or breach of, or constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent or approval of any Person pursuant to, or give rise to others any right of termination, cancellation or acceleration of, or any right of purchase, first offer or forced sale under, or result in the creation of any Encumbrance in or on any property, asset or right of Saturn or any of its Subsidiaries pursuant to, any material Contract, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions to which it is a party.

(b) Neither Saturn nor any of its Subsidiaries is required to obtain any Consent of, or make any notice or Filing with, any Governmental Authority (other than a Governmental Authority in its capacity as a customer or other contractual counterparty of Saturn or any of its Subsidiaries) in connection with the execution, delivery and performance by Saturn of this Agreement and each of the Ancillary Agreements to which they will be a party or the consummation of the Transactions to which it is a party, except for (i) the Required Antitrust Approvals, (ii) the Required Telecommunications Approvals, (iii) the Required FDI Approvals and submission of the 60-Day ITAR Notice referenced in Section 5.8(c)(iv), (iv) the DCSA Approval, (v) the Filings and Consents as may be required under the Securities Act and any other applicable Securities Laws, (vi) the Filings and Consents as may be required under the rules and regulations of the Luxembourg Stock Exchange or the Euronext Paris Stock Exchange, as set forth in Schedule 4.3(b)(vi) of the Saturn Disclosure Schedules, (vii) the Filings and Consents as may be required under any material Saturn Permits, as set forth in Schedule 4.3(b)(vii) of the Saturn Disclosure Schedules and (viii) such other Filings and Consents which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions to which it is a party.

Section 4.4 Litigation. There is no Action pending or, to the knowledge of Saturn, threatened against or affecting (and involving directly) Saturn or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Saturn or any of its Subsidiaries in such individual’s capacity as such, other than any Action that would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay Saturn’s consummation of the Transactions to which it is a party. Neither Saturn nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay Saturn’s consummation of the Transactions to which it is a party.

Section 4.5 Financing.

(a) Saturn has delivered to Indiana (i) a true, complete and fully executed copy of the Bridge Facility Agreement, (ii) all fee letter(s) related thereto, including all exhibits, schedules and annexes thereto; provided that any fee letter(s) may have fee and other economic and “flex” terms redacted, so long as none of the redacted provisions would affect the availability or amount of, impose additional or new conditions on (or expand or modify any existing conditions), affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Financing at the Closing and (iii) a true, complete and fully executed copy of a letter from Saturn’s Debt Financing Sources (or Representatives thereof) addressed to Saturn (or an Affiliate of Saturn) confirming the status of all conditions precedent to drawdown of the Debt Financing.

(b) As of the date of this Agreement, the Bridge Facility Agreement (i) is in full force and effect, (ii) is a valid and binding obligation of Saturn and, to the knowledge of Saturn, the other parties thereto, enforceable against Saturn and, to the knowledge of Saturn, the other parties thereto in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity)), (iii) has not been amended, modified, supplemented or restated in any respect and no provisions or rights thereunder have been waived, (iv) no such amendment, supplement or modification is contemplated by Saturn or, to the knowledge of Saturn, by the other parties thereto (other than any amendment, supplement or modification to add additional lenders, agents, arrangers, bookrunners or similar roles), (v) the respective commitments contained in the Bridge Facility Agreement have not been withdrawn, terminated, repudiated, reduced or rescinded, and, to the knowledge of Saturn, no such withdrawal, termination, repudiation or rescission is contemplated (except as would be permitted pursuant to Section 5.19(c)) or the subject of discussions and (vi) no event has occurred which, with or without notice, lapse of time or both, would constitute a Major Default (as defined in the Bridge Facility Agreement), under the terms and conditions of the Bridge Facility Agreement or which would otherwise enable the Debt Financing Sources to refuse to fund any portion of the loans or any other utilization under the Bridge Facility Agreement at Closing.

(c) Except as expressly set forth in the Bridge Facility Agreement, there are no conditions precedent to the obligations of the Debt Financing Sources to provide the full amount of Debt Financing committed to be provided under the Bridge Facility Agreement on the Closing Date, and Saturn has no reason to believe that (i) it or any other party thereto will not be able to satisfy on a timely basis any term or condition of the Bridge Facility Agreement, including any condition to the funding of the Debt Financing under the Bridge Facility Agreement, or (ii) the full amount of the Debt Financing under the Bridge Facility Agreement will not be made available to Saturn at or prior to the Closing Date.

(d) As of the date of this Agreement, other than the Bridge Facility Agreement and fee letter(s) related thereto, there are no side letters, arrangements or understandings or other agreements entered into by Saturn that would adversely affect the amount, timing, conditionality or availability of the Debt Financing committed to be provided under the Bridge Facility Agreement. Saturn will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds that will enable it to pay the Closing Cash Consideration and all other amounts required to be paid by Saturn on the Closing Date, including, if a Notes Repurchase Notice is delivered, any Pre-Closing Notes Repurchase. All fees required to be paid under the Bridge Facility Agreement prior to the date hereof have been paid in full.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Guggenheim Securities, LLC, Morgan Stanley & Co. LLC and Goldman Sachs Group Inc., the fees and expenses of which will be paid by Saturn or its Subsidiaries at or prior to the Closing, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Saturn or any of its Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing.

(a) Between the date hereof and the earlier to occur of the Closing or the termination hereof in accordance with its terms, except (i) as otherwise expressly required or permitted hereby, (ii) as set forth in Schedule 5.1(a) of the Indiana Disclosure Schedules, (iii) as may be required by applicable Law or (iv) with the prior written consent of Saturn, which consent, in either case, shall not be unreasonably withheld, conditioned or delayed, Indiana shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts (A) to operate its business in the ordinary course of business in all material respects, (B) to keep available the services of its current officers, material employees and material consultants and (C) to preserve its current relationships with material customers, material suppliers and other Persons with which it has material business relations; provided, however, that no action by Indiana or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be a breach of this Section 5.1(a) unless such action would constitute a breach of such provision of Section 5.1(b).

(b) In addition to and without limiting the generality of the foregoing, during the period prior to the earlier of the Closing or the termination hereof in accordance with its terms, except (x) as otherwise expressly required or permitted hereby, (y) as set forth in Schedule 5.1(b) of the Indiana Disclosure Schedules or (z) as may be required by applicable Law, Indiana shall not, and shall not permit any of its Subsidiaries to, without Saturn’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), as applicable:

(i) amend or otherwise change its Organizational Documents;

(ii) issue, sell, transfer, grant, dispose of or subject to any Encumbrance (other than the formation of a wholly-owned direct or indirect Subsidiary of Holdings), directly or indirectly, (A) any Equity Securities of Holdings or any of its Subsidiaries or (B) until receipt of the Indiana Shareholder Approval, any voting Equity Securities or Equity Securities convertible or exercisable into voting Equity Securities of Indiana (other than the issuance of Indiana Common Shares upon the exercise of Indiana Warrants or the settlement of Indiana RSUs or Indiana PSUs, in each case issued and outstanding as of the date hereof or issued in accordance with Section 5.1(b)(xiii)), in each case, other than the disposition of any Equity Securities in a Permitted Disposition;

(iii) sell, transfer, license, dispose of or subject to any Encumbrance (other than any Permitted Encumbrance) any properties or assets (including any Indiana Satellite), other than (A) sales or transfers of services or inventory in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, any such sale or transfer made in accordance with the governance principles set forth in Section 5.1(b)(iii)(A) of the Indiana Disclosure Schedules), (B) the clearance or Applicable Transfer (as such term is defined in the New CVR Agreement) of Indiana Applicable Spectrum to the extent required pursuant to an Applicable Order, (C) sales or other dispositions of properties or assets (other than any Indiana Applicable Spectrum and Equity Securities of Holdings), whether by merger, consolidation, equity sale, asset sale or otherwise, not to exceed $50,000,000 in the aggregate (collectively, “Permitted Dispositions”) or (D) sales or other dispositions of equipment that is surplus, obsolete or replaced in the ordinary course of business consistent with past practice;

(iv) repurchase, redeem or acquire, directly or indirectly, any Equity Securities of Indiana or any of its Subsidiaries, other than (A) the repurchase of Indiana RSUs or Indiana PSUs in respect of a net settlement in the ordinary course of business and (B) the repurchase or redemption of Indiana Common Shares or Indiana Warrants or the repurchase of Indiana RSUs or Indiana PSUs upon separation of the relevant director, officer, employee or independent contractor in accordance with the terms of such Person’s Contract or any Indiana Plan; provided, however, that, when taken together with the aggregate dollar amount of all Shareholder Returns made at any time after the Aggregate Shareholder Return Start Date through the Closing (including pursuant to Section 5.1(b)(v)(D)), (1) the aggregate dollar amount of such repurchases and redemptions contemplated by the foregoing clauses (A) and (B) shall not exceed $750,000,000 and (2) no such repurchase or redemption contemplated by the foregoing clauses (A) and (B) shall result, directly or indirectly, in Holdings holding less than $300,000,000 of Net Cash; provided, further, that that the total amount of such repurchases or redemptions contemplated by the foregoing clause (B) (but excluding, for the avoidance of doubt, any amounts contemplated by the foregoing clause (A)) shall be included in Closing Aggregate Shareholder Returns;

(v) declare, set aside, make or pay any dividend or other distribution on or with respect to any of its share capital or other equity or ownership interest, other than (A) dividends or distributions between wholly-owned Subsidiaries of Holdings that are not reasonably expected to give rise to withholding Tax Liability, (B) dividends or distributions of Applicable Indiana Spectrum Proceeds on or with respect to Indiana Equity Securities, (C) any Exempted Distributions and (D) cash dividends or cash distributions (other than dividends or distributions of Applicable Indiana Spectrum Proceeds) on or with respect to Indiana Equity Securities; provided, however, that, when taken together with the aggregate dollar amount of all Shareholder Returns made at any time after the Aggregate Shareholder Return Start Date until the Closing (including pursuant to Section 5.1(b)(iv)(A)–(B)), (1) the aggregate dollar amount of the cash dividends and distributions contemplated by the foregoing clause (D) shall not exceed $750,000,000 and (2) no such dividend or distribution contemplated by foregoing clause (D) shall result, directly or indirectly, in Holdings holding less than $300,000,000 of Net Cash; provided, further, that that the total amount of any cash dividends or distributions made pursuant to the foregoing clause (D) shall be included in Closing Aggregate Shareholder Returns;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire (other than as expressly permitted pursuant to Section 5.1(b)(ii) and Section 5.1(b)(iv)), directly or indirectly, any of its share capital or other equity or ownership interest, or make any other change with respect to its capital structure;

(vii) (A) acquire any interests in any Entity or division thereof or any material amount of assets, other than (1) transactions among wholly-owned Subsidiaries or (2) in connection with the formation of a wholly-owned Subsidiary (collectively, “Permitted Acquisitions”), or (B) enter into any joint venture, partnership, strategic alliance, collaboration, consortium or similar arrangement, other than joint ventures, partnerships, strategic alliances, collaborations, consortiums or similar arrangements that do not require Indiana to authorize or make any commitment of capital that, if taken after the date hereof, would constitute a breach of the covenant set forth in Section 5.1(b)(xii);

(viii) except as contemplated in the Indiana Shareholder Approval Resolutions with respect to the Liquidation, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than (A) transactions among wholly-owned Subsidiaries, (B) transactions involving Subsidiaries that constitute Permitted Dispositions or Permitted Acquisitions, as applicable or (C) the winding down and dissolution of dormant Subsidiaries in the ordinary course of business consistent with past practice);

(ix) (A) incur any Indebtedness or make any loans or advances to any Person (other than a Subsidiary thereof); (B) amend, waive, modify or consent to the termination of any Material Indebtedness Contract, other than expirations of any such Material Indebtedness Contract in accordance with its terms, or amend, waive, modify or consent to the termination of any of Indiana’s or such Subsidiary’s material rights thereunder, as applicable or (C) enter into any Contract that, if existing as of the date hereof, would be a Material Indebtedness Contract;

(x) other than in the ordinary course of business, (A) amend, waive, modify or consent to the termination of any Indiana Material Contract, other than expirations of any such Indiana Material Contract in accordance with its terms, or amend, waive, modify or consent to the termination of any of Indiana’s or such Subsidiary’s material rights thereunder, as applicable or (B) enter into any Contract that, if existing as of the date hereof, would be an Indiana Material Contract, except (I) solely with respect to any Contract described in Section 3.19(a)(viii), for any such Contract that is otherwise expressly permitted to be entered into pursuant to Section 5.1(b)(iii) or Section 5.1(b)(vii) or (II) solely with respect to any Contract described in Section 3.19(a)(i), for any such Contract that is in connection with any capital expenditure permitted under Section 5.1(b)(xii); provided that such amendment does not result in a Contract that, if existing as of the date hereof, would be subject to Section 3.19(a)(iv); provided, further, that this Section 5.1(b)(x) shall not apply to Material Indebtedness Contracts, which are subject to Section 5.1(b)(ix);

(xi) other than in the ordinary course of business or as expressly contemplated by this Agreement, decommission, re-orbit or dispose of any Indiana Satellite(s) with an aggregate value exceeding $50,000,000, other than in the case of (A) a commercial transaction or (B) operational circumstances, such as necessitated by a major failure, compliance with international standards, a demand by a Governmental Authority requiring immediate action, or a similar requirement beyond Indiana’s control; provided that, in each case, except for operational circumstances necessitated by a major failure or similar requirement beyond Indiana’s or such Subsidiary’s control, prior authorization from the applicable Governmental Authority is obtained for such decommission, re-orbiting or disposal;

(xii) (A) authorize, or make any commitment with respect to, any capital expenditures set forth in the capital budget of Indiana attached as Schedule 5.1(b)(xii) of the Indiana Disclosure Schedules (the “Indiana Budget”) in a manner not reflected in the Indiana Budget, in each case, including by reallocating the amount of any proposed capital expenditure to any other category, line item or time period included in the Indiana Budget, other than (1) capital expenditures not in excess of (x) $50,000,000 in the aggregate for Indiana and its Subsidiaries from the date hereof through the earlier to occur of the Closing Date and the Initial Outside Date, or (y) if the Initial Outside Date is extended in accordance with Section 8.1(c), $75,000,000 in the aggregate for and its Subsidiaries from the date hereof through the earlier to occur of the Closing Date and the Initial Outside Date (or, if the Initial Outside Date is extended in accordance with Section 8.1(c), the Second Extended Outside Date), (2) a positive and/or negative variance in the capital expenditure amount allocated to any specific fiscal year included in the Indiana Budget that is offset in full by a corresponding positive or negative variance, as applicable, in the capital expenditure amount allocated to a subsequent fiscal year included in the Indiana Budget and (3) a positive 10% variance in the capital expenditure amount allocated to any specified line item in the Indiana Budget (as compared to the anticipated capital expenditure amount allocated to such line item in the Indiana Budget); provided that such 10% variance shall be included for purposes of determining whether the thresholds in the foregoing clause (1) have been exceeded; provided, further, that Indiana shall notify Saturn of any expected negative variance in the capital expenditure amount allocated to any specified line item in the Indiana Budget (as compared to the anticipated capital expenditure amount allocated to such specified line item in the Indiana Budget) of more than 10% or (B) fail to make capital expenditures designated as committed in the Indiana Budget consistent in all material respects with the Indiana Budget and otherwise in the ordinary course of business consistent with past practice; provided that, notwithstanding the foregoing, Indiana shall be permitted to make capital expenditures not reflected in the Indiana Budget solely to the extent (1) such matter has been duly approved by the Indiana Board in accordance with Indiana’s Organizational Documents; (2) the Indiana Board has reasonably determined, in good faith, that such matter has an anticipated internal rate of return of at least 12%; (3) Indiana has received investment support in the form of a “take or pay” or another material commitment that is equal to at least 30% of the total value of such matter; and (4) (x) Indiana has provided Saturn with at least 14 days’ prior written notice of the material terms of such matter and any other information as Saturn shall reasonably request and (y) Saturn has provided its consent in writing (not to be unreasonably withheld, conditioned or delayed);

(xiii) except as contemplated by the Retention Plan, any Indiana Plan, or as described on Schedule 5.1(b)(xiii) of the Indiana Disclosure Schedules, (A) increase the compensation payable or to become payable or the benefits provided to its directors, managers, officers, employees, consultants or advisors, except for (x) merit, promotion, new hire and cost of living increases in salaries or wages and (y) de minimis compensation or benefits, in each case (1) in the ordinary course of business consistent with past practice over the previous two years and (2) excluding any practices related to the Indiana Aggregate Phase II C-Band Proceeds, (B) grant any severance or termination payment to, or pay, loan or advance any amount to, any director, manager, officer, employee, consultant or advisor, except in the ordinary course of business consistent with past practice over the previous two years, (C) establish, adopt, enter into or amend any Indiana Plan, or make any declaration, payment or commitment or obligation of any kind for the material payment (whether in cash, equity or otherwise) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person or (D) hire any individual to replace any employee of Indiana whose annual base salary is more than $275,000 who resigns or whose employment is terminated; provided that in no event shall Indiana make, or grant any right to receive, any “double trigger” or similar payments to any directors, managers, officers, employees, consultants or advisors other than Indiana RSUs or Indiana PSUs issued in accordance with this Section 5.1(b)(xiii);

(xiv) enter into any Contract with any Related Party (other than Contracts with or between wholly-owned Subsidiaries);

(xv) make any change in any method of accounting or accounting practice or policy, except as required by Applicable Accounting Principles;

(xvi) except in the ordinary course of business consistent with past practice, (A) make, revoke or modify any material Tax election, (B) settle or compromise any material Tax Liability, (C) amend any material Return or fail to file any material Return, (D) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (E) change any Tax accounting period or any method of Tax accounting, (F) enter into any voluntary disclosure agreement or program with any Governmental Authority, (G) settle, compromise, concede or abandon any material Tax claim or assessment, (H) surrender any right to claim a refund of material Taxes, (I) enter into any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or any other similar arrangement or agreement relating to Taxes, (J) incur any material Tax or (K) enter into an arrangement subject to a reporting obligation within the scope of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU as regards to the mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements and any regulation or law relating to, implementing or having similar effect to it in any relevant jurisdiction;

(xvii) take any action which would change its residence for Tax purposes, including changing its country of organization or incorporation;

(xviii) abandon, assign to a third party, waive or permit the lapse (other than with respect to Patents expiring at the end of the statutory term therefor) of any material Indiana Owned Intellectual Property or any other material intangible asset used in the business of Indiana or any of its Subsidiaries;

(xix) compromise or settle any Action, other than compromises, settlements or agreements that involve only the payment of money damages where the amount paid or received is less than $5,000,000 individually or $20,000,000 in the aggregate in excess of available insurance proceeds for such compromise, settlement or agreement, and that do not result in any restriction on future activity or conduct of, or the admission of wrongdoing by, Indiana or any of its Subsidiaries;

(xx) change its fiscal year;

(xxi) enter into any new material line of business that does not relate to, or is not adjacent to, the satellite services industry (including the sale, license or other distribution of satellite capacity) or the telecommunications industry; or

(xxii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) During the period prior to the earlier of the Closing or the termination hereof in accordance with its terms, (i) Saturn shall use its reasonable best efforts to maintain a Cash balance of at least $2,050,000,000, and (ii) except in connection with any Regulatory Concession or to the extent required pursuant to an Applicable Order, Saturn shall not, and shall not permit any of its Subsidiaries to, effect an Applicable Transfer (as defined in the New CVR Agreement) of any Saturn Applicable Spectrum without Indiana’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Saturn shall not be restricted from granting any future monetization rights (including a contingent value right) to any third party with respect to Applicable Spectrum (which grant shall not constitute an Applicable Transfer (as defined in the New CVR Agreement)), but any amounts payable following Closing with respect thereto shall not reduce amounts payable pursuant to the New CVR Agreement.

(d) Each Party acknowledges and agrees that (i) nothing herein is intended to give any other Party, directly or indirectly, the right to control or direct its operations prior to the Closing and (ii) prior to the Closing, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2 Access to Information. Indiana shall, and shall cause its Subsidiaries to, afford Saturn and its Representatives reasonable access during normal business hours (except to the extent such access is restricted under the National Industrial Security Program or other similar legal or regulatory restrictions) and upon reasonable prior notice, during the period prior to the Closing or the termination hereof in accordance with its terms, to all of their respective properties, assets, books, contracts, commitments, key personnel and records, including all such information required to be included in the Registration Statement, in each case, in connection with the consummation of the Acquisition and for post-closing integration purposes; provided, however, that the foregoing shall not require Indiana or its Subsidiaries to disclose any information (a) to the extent such disclosure would, in its good faith determination, contravene applicable Law or jeopardize any attorney-client or other legal privilege (provided, further, that, in either case, Indiana shall use its commercially reasonable efforts to communicate the applicable information to Saturn in a way that would not contravene any applicable Law or jeopardize any such privilege), (b) is subject to the terms of a confidentiality agreement with a third party (provided further that Indiana shall use its commercially reasonable efforts to obtain the required consent of such third party to disclose such information), (c) that, in the good faith determination of Indiana, is competitively sensitive (provided further that Indiana shall use its commercially reasonable efforts to communicate the applicable information to Saturn in a way that would not contravene any applicable Antitrust Law) and (d) that, in the good faith determination of Indiana, pertains to the likelihood of success and/or the possible value or exposure resulting from litigation between Saturn and Indiana or between subsidiaries of Saturn and subsidiaries of Indiana. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement and the Market Abuse Regulation. No investigation pursuant to this Section 5.2 or information provided, made available or delivered pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties. Notwithstanding the foregoing, Saturn shall not be permitted to perform any invasive testing, monitoring or other investigations such as for sampling or analysis of any environmental media or operation of any equipment, without the prior written consent of Indiana (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.3 Certain Notifications and Reports; Cooperation.

(a) Between the date hereof and the earlier of the Closing and the termination hereof, Indiana shall, in accordance with, and to the extent permitted by, all applicable Laws: (i) inform Saturn about any change in the status of any Indiana Satellite as compared to that described on the Indiana Satellite Health Tracker referenced in Section 3.14(a) (such information to be provided within a reasonable time after Indiana becomes aware of the same) that has had, or would reasonably be expected to have, a material impact on the revenue of Indiana and its Subsidiaries, taken as a whole, within 30 days of becoming aware of such change, and reasonably cooperate with any request by Saturn for further information reasonably required to understand the impact of such change on the Indiana business; (ii) share with Saturn any information or report on the health of any Indiana Satellite made to the Indiana Board; provided that the foregoing shall not require Indiana to disclose any information to the extent such disclosure would, in its good faith determination, jeopardize any attorney-client or other legal privilege (provided, further, that Indiana shall use its commercially reasonable efforts to communicate the applicable information to Saturn in a way that would not jeopardize any such privilege), (iii) inform Saturn of any impact on the Indiana Satellite fleet constituting an Indiana Material Adverse Effect, and reasonably cooperate with any request by Saturn for further information reasonably required to understand the impact of such change on the Indiana business; and (iv) inform Saturn of (A) any material change notice from or with the manufacturer of any Indiana Satellite currently under construction for Indiana, or (B) any change by more than three months in the expected dates for delivery (on the ground) or commencement of in-orbit operation of any Indiana Satellite as compared to that described on the Indiana Satellite Delivery Schedule referenced in Section 3.14(a), and reasonably cooperate with any request by Saturn for further information reasonably required to understand the impact of such change on the Indiana business.

(b) Between the date hereof and the earlier of the Closing and the termination hereof, Indiana shall, in accordance with, and to the extent permitted by, all applicable Laws: (i) inform Saturn about any change to the Telecommunications Licenses as compared to the representations and warranties set forth in Section 3.23 (such information to be provided within a reasonable time after Indiana becomes aware of the same) that has had, or would reasonably be expected to have, a material impact on the revenue of Indiana and its Subsidiaries, taken as a whole, within 30 days of becoming aware of such change, and reasonably cooperate with any request by Saturn for further information reasonably required to understand the impact of such change on the Indiana business; (ii) share with Saturn any information or report on any change to the Telecommunications Licenses made to the Indiana Board, and (iii) inform Saturn of any change to the Telecommunications Licenses that would reasonably be expected to constitute an Indiana Material Adverse Effect, and reasonably cooperate with any request by Saturn for further information reasonably required to understand the impact of such change on the Indiana business.

(c) Notwithstanding anything to the contrary herein, the failure of Indiana to provide any notice required pursuant to this Section 5.3 shall not in and of itself give rise to the failure of a condition precedent set forth in Section 6.3(b) or termination right pursuant to Section 8.1(b).

(d) If requested in writing by Saturn prior to Closing, Indiana will reasonably cooperate with Saturn to effect a direct transfer of the equity of Indiana’s U.S. government business that is subject to an FOCI Mitigation Agreement to SES S&D at Closing (or an alternative structure to achieve a single FOCI-mitigation structure) without any additional consideration but at no additional expense or cost (including Taxes) to Indiana.

Section 5.4 Exclusivity. Indiana agrees that between the date hereof and the earlier of the Closing and the termination hereof, it shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates and Representatives shall, directly or indirectly, (a) solicit, initiate, knowingly encourage or facilitate, or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any third-party discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Indiana immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any third parties conducted heretofore with respect to any of the foregoing. Indiana shall notify Saturn promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Saturn shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. Indiana shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Indiana or any of its Subsidiaries is a party, without the prior written consent of Saturn. Neither Indiana nor the Indiana Board shall (x) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify) the Indiana Board Recommendation or vote for or approve any other Acquisition Proposal, (y) fail to include the Indiana Board Recommendation in the Indiana Shareholder Meeting Materials, or (z) (1) convene any meeting of the holders of Indiana Common Shares to consider or vote upon any Acquisition Proposal (other than with respect to the Transactions at the Indiana Shareholder Meeting) or (2) otherwise seek the consent of the holders of Indiana Common Shares to vote upon or effectuate any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Acquisition) any direct or indirect acquisition or purchase, in one transaction or in a series of related transactions, whether by merger, sale of stock, sale of assets or otherwise, of all or any material portion of the share capital or other equity or ownership interest of Indiana or any of its Subsidiaries or a material portion of the assets of Indiana or any of its Subsidiaries (other than (i) inventory to be sold in the ordinary course of business or (ii) any Permitted Disposition).

Section 5.5 Notification of Certain Matters. Each of Saturn and Indiana shall promptly notify the other Party, subject to the Market Abuse Regulation, of (a) (i) any change, condition or event that results, or would reasonably be expected to result, in any of the conditions in Section 6.2(a), Section 6.3(a) or Section 6.3(c) not being satisfied or (ii) the failure of such Party or any of its Subsidiaries or any other Affiliate thereof to comply with or satisfy in any material respect any covenant or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder, (b) to the extent permitted by applicable Law, any written notice or other communication received by such Party from any Governmental Authority in connection with the Transactions or from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions (other than any notice or other communication contemplated in Section 5.8), (c) any other material notice or material communication from any Governmental Authority in connection with the Transactions, (d) the commencement of any Action, or the receipt by such Party of any notice or communication from any Governmental Authority, related to the receipt of Indiana Aggregate Phase II C-Band Proceeds on any Return or (e) any Action pending or, to such Party’s knowledge, threatened against a Party or the Parties, that questions the validity or legality of the Transactions or seeks damages in connection therewith; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies or the conditions to the obligations of, the Parties. Notwithstanding anything to the contrary herein, the failure of any Party to provide any notice required pursuant to this Section 5.5 shall not in and of itself give rise to the failure of a condition precedent set forth in Section 6.2(b) or Section 6.3(b) or termination right pursuant to Section  8.1(b)(ii).

Section 5.6 Takeover Statutes. If any takeover statute or similar Law shall become applicable to the Transactions, Indiana and the Indiana Board shall seek such approvals and take all Necessary Actions so that the Transactions may, to the extent legally possible, be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the Transactions.

Section 5.7 Confidentiality. The confidentiality agreement, dated May 13, 2022, between Saturn and Indiana (as amended, the “Confidentiality Agreement”) shall continue in full force and effect until the Closing Date; provided that “Representatives” under the Confidentiality Agreement shall be deemed to include Saturn’s financing sources; provided further, if this Agreement is terminated prior to the Closing Date for any reason, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.8 Efforts; Consents and Regulatory Filings.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things that are necessary, proper or advisable, to the extent permitted under applicable Law (including under any applicable Antitrust Law, Foreign Investment Law or Telecommunications Law), to cause the conditions in Article VI to be satisfied as promptly as practicable after the date hereof and in any event no later than four Business Days prior to the Outside Date, including using reasonable best efforts to obtain all Consents of, and making all requisite Filings with, all Governmental Authorities that are necessary, proper or advisable (including each of the Required Antitrust Approvals, the Required FDI Approvals, the submission of the 60-Day ITAR Notice, the Required Telecommunications Approvals and the DCSA Approval). Notwithstanding anything to the contrary contained in this Agreement, but subject to the express obligations and limitations under Section 5.8(b), Saturn shall direct and control all aspects of the strategy and process relating to the efforts described in this Section 5.8, including any material communications or agreements (including timing agreements) with any Governmental Authority, any filing, investigation, legal proceeding or other inquiry relating to the Transactions, and all decisions with respect to Regulatory Concessions to be made by either Party. Subject to the express limitations under Section 5.8(b), Indiana shall, at Saturn’s direction, take any actions contingent on Closing (as permitted by applicable Law) that, in Saturn’s judgment, are necessary or advisable to enable the conditions set forth in Sections 6.1(a) through (e) to be satisfied no later than four Business Days prior to the Outside Date; provided that the foregoing shall not involve any direction or control by Saturn as to the operation of Indiana’s business during the pre-Closing period. Indiana shall not propose, negotiate, commit to or effect any remedial action, including any Regulatory Concession, or otherwise agree with any Governmental Authority with respect to the timing of the consummation of the Transactions without the prior written consent of Saturn. Saturn shall reasonably consult with Indiana and in good faith consider its views regarding the strategy and process relating to efforts undertaken pursuant to this Section 5.8.

(b) In furtherance and not in limitation of Section 5.8(a), and subject to the proviso of this Section 5.8(b), Saturn and its Subsidiaries shall, and Indiana and its Subsidiaries, at Saturn’s direction, shall, (i) use their respective reasonable best efforts to (A) defend and contest all Actions, including any Action brought by a private party before any Governmental Authority, challenging this Agreement or the consummation of the Transactions or raising any objection asserted or raised by any Governmental Authority with respect thereto, or to prevent the entry of any Order, or seeking to have vacated, lifted, reversed or overturned any Order or other action of any Governmental Authority, that would prevent, prohibit, restrict or otherwise delay the consummation of the Transactions or (B) initiate, commence and pursue any Action to eliminate or resolve any objection asserted or raised by any Governmental Authority with respect to this Agreement or the consummation of the Transactions, or to prevent the entry of any Order, or to have vacated, lifted, reversed or overturned any Order or other action of any Governmental Authority, that would prevent, prohibit, restrict or otherwise delay the consummation of the Transactions (any litigation contemplated by foregoing clauses (A) and (B), “Regulatory Litigation”) and (ii) use their respective best efforts to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, offer, propose, agree to, consummate and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, Liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking to the extent necessary (A) to resolve any objection that a Governmental Authority asserts (or threatens to assert) against any Transaction under any applicable Law or (B) to avoid or eliminate any impediment under any applicable Law asserted by any such Governmental Authority against any Transaction, in each case, to the extent necessary to cause the conditions set forth in

Sections 6.1(a) through 6.1(e) to be satisfied as promptly as practicable after the date hereof (with the timing in respect of Regulatory Concessions being determined in accordance with Section 5.8(f)) and in any event at least four Business Days prior to the Outside Date (the foregoing clauses (i) through (ii), collectively, “Regulatory Concessions”), including the following Regulatory Concessions:

(i) (A) selling, divesting, assigning, transferring or otherwise conveying (or agreeing to sell, divest or otherwise convey) any assets, categories, portions or parts of assets or businesses of such Party or any of its Subsidiaries or the Combined Company and (B) entering into a licensing, hold separate or similar arrangement with respect to its respective assets or the assets of such Party or any of its Subsidiaries or the Combined Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of such Party or any of its Subsidiaries or the Combined Company;

(ii) obtaining the prior approval or other approval from a Governmental Authority, or submitting a notification or otherwise notifying, a Governmental Authority, prior to consummating any future transaction (other than the Transactions); and

(iii) taking all other actions (A) as may be required by a Governmental Authority in order to obtain any Consent thereof that is necessary, proper or advisable to consummate the Transactions or (B) necessary to avoid the entry of, or have vacated, lifted, dissolved, reversed or overturned any, Order that would prevent, prohibit, restrict or otherwise delay the consummation of the Transactions;

provided, however, that (1) neither Party nor any of its Subsidiaries shall be required to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to, consummate or effect any Regulatory Concession that is not conditioned on the occurrence of the Closing, (2) solely with respect to the Required Antitrust Approvals and the Required Telecommunications Approvals, neither Saturn nor any of its Subsidiaries shall be required to take any action (or refrain from taking any action) if the taking of any such action (or omission from taking any action) would reasonably be expected to result in any of the consequences set forth on Schedule 5.8(b) of the Saturn Disclosure Schedules (any of the foregoing consequences identified on such schedules, a “Burdensome Condition”), (3) solely with respect to the Required FDI Approvals and the DCSA Approval, neither Saturn nor any of its Subsidiaries shall be required to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any Regulatory Concession that would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Combined Company (an “Other Regulatory Burdensome Condition”), (4) neither Party nor any of its Subsidiaries shall be required to contest, petition, apply for review of or appeal an FCC Order constituting final agency action that does not approve the Transactions; provided that the Parties shall appear, participate and engage in any proceeding established as a result of an FCC Hearing Designation Order, (5) neither Party nor any of its Subsidiaries shall be required to seek judicial relief for any action taken by, or any referral that CFIUS makes or proposes to make to, the President of the United States under the DPA and (6) neither Indiana nor any of its Subsidiaries shall take or cause to be taken, or do or cause to be done, negotiate, commit to, suffer, agree to and effect any Regulatory Concession (including any Burdensome Condition or Other Regulatory Burdensome Condition) without the prior written consent of Saturn. In determining whether any Regulatory Concession, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in a Burdensome Condition or an Other Regulatory Burdensome Condition, any adverse impact on the synergies reasonably expected to be realized from the Transactions shall (without duplication) be taken into account. Notwithstanding the foregoing, at the written request of Saturn, Indiana shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Regulatory Concession (including a Burdensome Condition) so long as such action is conditioned upon the occurrence of the Closing.

(c) In furtherance and not in limitation of Section 5.8(a):

(i) (A) as soon as reasonably practicable after the date hereof (and in no event later than 15 Business Days after the date hereof unless mutually agreed by the Parties), each of Indiana and Saturn shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and (B) as soon as reasonably practicable after the date hereof, each of Indiana and Saturn shall make each other Filing required in connection with the Required Antitrust Approvals;

(ii) Saturn and Indiana shall as soon as reasonably practicable after the date hereof, (A) prepare and file with CFIUS a draft joint notice with respect to the Transactions (the “CFIUS Notice”) and seek CFIUS Approval, including by cooperating with each other to promptly submit to CFIUS a draft of the CFIUS Notice and cooperating with each other to promptly submit to CFIUS a formal CFIUS Notice after receipt from CFIUS of any comments on the draft CFIUS Notice (provided that each Party agrees that if Saturn determines it to be appropriate to withdraw and resubmit the formal CFIUS Notice submitted to CFIUS pursuant to this Section 5.8(c), then Indiana shall, and shall cause its Affiliates to, cooperate with Saturn in withdrawing and resubmitting the formal CFIUS Notice in order to allow CFIUS to extend its consideration of the Transactions for up to two additional 45-day periods) and (B) prepare and file with applicable Governmental Authorities any notices or submissions required in connection with the Required FDI Approvals (other than the CFIUS Approval);

(iii) (A) Indiana shall, with reasonable cooperation and assistance from Saturn, as soon as reasonably practicable after the date hereof, prepare and submit all applicable and required notices of the Transactions to DCSA pursuant to the NISPOM and any other applicable U.S. national or industrial security regulation and (B) Saturn shall, with reasonable cooperation and assistance from Indiana, at a time to be mutually agreed by the Parties, prepare a FOCI Mitigation Plan to address any national security concerns of the United States and submit the FOCI Mitigation Plan to obtain DCSA Approval;

(iv) each of Indiana and Saturn shall use reasonable best efforts to prepare and file a notice no less than 60 days prior to the Closing Date (“60-Day ITAR Notice”) with DDTC in accordance with 22 C.F.R. § 122.4(b);

(v) as soon as reasonably practicable after the date hereof (and in no event later than 30 days after the date hereof unless mutually agreed by the Parties), Saturn and Indiana shall, and shall cause their respective Affiliates to, file all applications and notifications, as applicable, with the FCC as required under any FCC Licenses granted to Indiana and which are in effect at the date hereof, in order to obtain FCC Consent to the Transactions;

(vi) as soon as reasonably practicable after the date hereof, Saturn and Indiana shall, and shall cause their respective Affiliates to, file with applicable Governmental Authorities all applications and notifications, as applicable, required in connection with the Required Telecommunications Approvals (except as contemplated by Section 5.6(c)(v)); and

(vii) as soon as reasonably practicable after the date hereof, Saturn and Indiana shall, and shall cause their respective Affiliates to, file with applicable Governmental Authorities all other applications and notifications, as applicable, that are, in Saturn’s view, necessary, proper or advisable in connection with the Transactions.

(d) In connection with obtaining the Required Antitrust Approvals, Indiana shall not commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Antitrust Laws, or withdraw its filing under the HSR Act or any other applicable Antitrust Laws, or enter into any other timing agreement, without the prior written consent of Saturn. For the avoidance of doubt, in the event either Party receives a letter from any Governmental Authority stating that although the waiting period under the HSR Act or any other Antitrust Law applicable to the Transactions will soon expire, such Governmental Authority has not yet completed any purported investigation of the Transactions (a “Pre-Consummation Warning Letter”), the Parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from such Governmental Authority to the same effect shall not be a basis for asserting that any condition to Closing under Section 6.1(b) or Section 6.1(e) has not been satisfied.

(e) Each Party shall (i) consult and cooperate in good faith with each other in connection with (A) the making of any Filings or obtaining any Consents contemplated by this Section 5.8 and (B) any Action relating to the Transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, (ii) promptly provide updates to the other Party with respect to any meetings, discussions, appearances or other forms of contact with any Governmental Authority or the staff or regulators of any such Governmental Authority relating to the Transactions and provide notice to the other Party reasonably in advance of any meeting, teleconference, appearance or other discussion, with any Governmental Authority or the staff or regulators of any such Governmental Authority, (iii) use reasonable best efforts to furnish to each other all information required for any application or other Filing to be made, or any Consents to be obtained, pursuant to any applicable Law in connection with the Transactions, including all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between Saturn or Indiana with a Governmental Authority in the ordinary course of business and unrelating to the Transactions, any disclosure which is not permitted by applicable Law or any disclosure containing confidential information), in advance of furnishing, filing or submitting any such information to any Governmental Authority or the staff or regulators of such Governmental Authority, so as to provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of one another, in connection with any such analyses, presentations, memoranda, briefs, filings, arguments, proposals and submissions and (iv) if a Party receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or the Transactions, make, or cause to be made and cause its Affiliates to cooperate in making, as soon as reasonably practicable and after consultation with the other Party, a response which is, at a minimum, in substantial compliance with such request; provided that notwithstanding the foregoing, (A) each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.8(e) as “Outside Counsel Only Material” and any such materials and the information therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel, and be subject to any additional confidentiality or joint defense agreement between the Parties and (B) materials provided pursuant to this Section 5.8(e) may be redacted to remove references concerning the valuation of Indiana, the Transactions and as otherwise necessary to address reasonable legal privilege concerns. Notwithstanding anything to the contrary in this Section 5.8(e), the Parties agree that (i) each Party shall be represented at, and have the opportunity to participate in, any such meeting, teleconference, appearance or other discussion, with any Governmental Authority or the staff or regulators of any such Governmental Authority, regarding the matters set forth in this Section 5.8(e), to the extent permitted by such Governmental Authority and reasonably practical and advisable and (ii) neither Party shall participate in any substantive meeting or communication with any private party regarding any objections asserted or raised by any such party under the Antitrust Laws with respect to the Transactions contemplated hereby, unless, to the extent reasonably practicable, it has reasonably consulted with and considered in good faith the view of the other Party in connection therewith, to the extent not prohibited by applicable Law. Indiana shall not make any material written or oral submission to any Governmental Authority in connection with the Transactions without Saturn’s prior written approval.

(f) Without limiting any Party’s obligations under this Section 5.8, the Parties shall reasonably consult with each other regarding (i) coordinating and making or obtaining, as applicable, all required Filings (including determining the timing therefor) and required Consents, (ii) determining the strategy and timing for, and making all material decisions relating to, any Regulatory Concession and seeking to obtain any Consent of a Governmental Authority contemplated by this Section 5.8 and (iii) resolving any Action, claim or cause of action with respect thereto; provided, however, that, with respect to the matters described in each of the foregoing clauses (i)–(iii), Saturn shall plan and propose the strategy, timing, content, action, advocacy and resolution of matters related to such required Filings and Consents, and in the event of a disagreement between the Parties, Saturn shall control and direct such matters consistent with its obligations hereunder. If the applications filed pursuant to Section 5.8(c)(v) result in the FCC issuing a Hearing Designation Order, the Parties shall meet and confer within three Business Days of the FCC’s publication of the Hearing Designation Order at a mutually acceptable time, and thereafter as often as Saturn deems reasonably necessary, regarding the Parties’ response to the Hearing Designation Order.

(g) Neither Party shall, and each Party shall cause its Affiliates not to, take any action or enter into transaction, or any agreement to effect any transaction (including any merger or acquisition), the effect of which would reasonably be expected to materially delay the obtaining of, or materially increase the risk of not obtaining, any of the Required Antitrust Approvals, the Required FDI Approvals, the DCSA Approval or the Required Telecommunications Approvals.

(h) Notwithstanding anything herein to the contrary, references to the Transactions in this Section 5.8 shall not include the Liquidation.

Section 5.9 Repurchase of Notes; Termination and Refinancing of Indebtedness.

(a) Not less than 20 Business Days prior to Closing, Saturn may, in its sole discretion, deliver a written notice (the “Notes Repurchase Notice”) to Indiana of its desire to redeem, repurchase, acquire or otherwise satisfy and discharge (or cause to be redeemed, repurchased, acquired or otherwise satisfied and discharged) all or part of Indiana Jackson’s 6.500% First Lien Secured Notes due 2030 (the “Indiana Notes”) (any such transaction, a “Pre-Closing Notes Repurchase”), which such Notes Repurchase Notice shall include a description of the proposed principal redemption amount, terms, conditions, and timing of such Pre-Closing Notes Repurchase. If Saturn delivers a Notes Repurchase Notice, Indiana shall use its reasonable best efforts to, and will use its reasonable best efforts to cause its Subsidiaries and Representatives to, cause such Pre-Closing Notes Repurchase to be effected on such terms, conditions, and timing as set forth in the Notes Repurchase Notice (subject to the terms and conditions under the Indiana Notes and the Indiana Notes Indenture), including if so requested by Saturn in the Notes Repurchase Notice, causing such Pre-Closing Notes Repurchase to be consummated substantially concurrently with, but not prior to, the Closing, and Indiana shall use reasonable best efforts to prepare and deliver, or cause to be delivered, any required documentation reasonably related thereto in form and substance reasonably satisfactory to Saturn; provided that (i) in no event shall Indiana be required to prepare or commence any documentation or Action for any Pre-Closing Notes Repurchase that will result in such Pre-Closing Notes Repurchase being effective prior to the Closing, (ii) any opinions of counsel required by the Indiana Notes Indenture as may be necessary to comply with all of the terms and conditions of the Indiana Notes Indenture in connection with the Pre-Closing Notes Repurchase shall be delivered by Saturn and its counsel to the extent required to be delivered at or after the Closing, (iii) in no event shall Indiana (or its Subsidiaries or Representatives) be required to incur any cost or expense in connection with any Pre-Closing Notes Repurchase unless Saturn agrees to reimburse Indiana for any reasonable and documented out-of-pocket fees and expenses actually incurred by Indiana (or its Subsidiaries or Representatives) in connection therewith and (iv) Saturn shall provide all funds necessary to effect the Pre-Closing Notes Repurchase. Other than any Pre-Closing Notes Repurchase, Indiana shall not redeem, repurchase, acquire or otherwise discharge any Indiana Notes.

(b) [Reserved.]

(c) Indiana shall, and shall cause Indiana Jackson to, obtain and deliver to Saturn prior to the Closing an executed customary payoff letter from the creditors (or representative thereof) in respect of the Indiana Credit Agreement (and Indiana shall use commercially reasonable to deliver to Saturn a substantially complete draft of such payoff letter no later than three Business Days prior to the Closing), which payoff letter shall (i) indicate the aggregate amount required to be paid to such creditor on the Closing Date (including the outstanding principal amount, accrued and unpaid interest and any premium, penalty, fee, expense, breakage cost or other payment required to be paid on or prior to the Closing Date with respect to such Indebtedness) in order to fully discharge all obligations with respect to such Indebtedness (other than expense reimbursement and contingent obligations not then due and payable) and provide wire or other applicable transfer information for such payment and (ii) state that all Encumbrances and all guarantees in connection therewith relating to the assets and properties of Indiana and its Subsidiaries securing such Indebtedness (if any) shall be, upon the payment of the amount described in clause (i) above on the Closing Date, released and terminated. At the Closing, Saturn shall pay or cause to be paid, by wire transfer of immediately available funds, to such creditors or the representative thereof the amount payable thereto described in clause (i) above. If the Pre-Closing Notes Purchase is exercised in respect of all of the outstanding Indiana Notes, then Indiana shall, and shall cause Indiana Jackson to, deliver customary evidence of the redemption of the Indiana Notes on or prior to the Closing Date.

(d) If (i) a Pre-Closing Notes Repurchase is exercised in respect of some but not all of the outstanding Indiana Notes or no Pre-Closing Notes Repurchase occurs and (ii) an Investment Grade Event (as defined in the Indiana Notes Indenture) occurs with respect to the Indiana Notes on or prior to the Closing Date, Indiana and Indiana Jackson shall use reasonable best efforts, no later than three Business Days prior to the Closing Date, to obtain and deliver to Saturn a copy of a draft confirmation letter from the Collateral Agent (as defined in the Indiana Notes Indenture) (to be executed on the Closing Date if such Investment Grade Event actually occurs on the Closing Date), in customary form and substance reasonably satisfactory to Saturn and the Collateral Agent, that shall state that all Encumbrances and all guarantees in connection therewith relating to the assets and properties of the Indiana and its Subsidiaries securing the Indiana Notes shall be released and terminated upon the occurrence of an Investment Grade Event.

(e) If either the Pre-Closing Notes Purchase is exercised in respect of all of the outstanding Indiana Notes or an Investment Grade Event (as defined in the Indiana Notes Indenture) occurs with respect to the Indiana Notes on or prior to the Closing Date, Indiana shall, and shall cause Indiana Jackson to, deliver forms of termination, deeds of release, notices, filings or other relevant documentation (including forms of UCC-3 termination statement and terminations for any intellectual property security agreements) evidencing the release of collateral in United States, Luxembourg, the United Kingdom or any other jurisdiction in which collateral has been granted.

(f) Between the date hereof and the Closing, Indiana shall use commercially reasonable efforts to have released (and deliver to Saturn customary evidence of release of) the liens set forth on Schedule 5.9(f) of the Indiana Disclosure Schedules; provided the failure of Indiana obtain any such release, or all of such releases, shall not give rise to the failure of a condition precedent set forth in Section 6.3(b) or termination right pursuant to Section 8.1(b).

Section 5.10 Public Announcements. On and after the date hereof and through the Closing Date, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and no Party shall issue any such press release or make any such public statement prior to obtaining the written approval of Saturn, in the case of Indiana, or the written approval of Indiana, in the case of Saturn, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such prior written approval shall be necessary (a) to the extent disclosure may be required by applicable Law or any listing agreement of any Party hereto (provided that any discretionary communication made by a Party that would trigger such a disclosure requirement (other than a communication contemplated by clause (c) below) shall require such prior written approval of the other Parties), (b) to make any Filing in connection with any dispute regarding this Agreement, any Ancillary Agreement or the Transactions, (c) with respect to a press release or other public statement that is consistent in all material respects with previous press releases or other public statements made in compliance with this Section 5.10 (to the extent such disclosure is still accurate), (d) for any communication by a Party or any of its Representatives to the employees, members or other business relations of such Party or any of its Subsidiaries that would not reasonably be expected to require public disclosure by the disclosing Party or (e) in the case of Indiana, with respect to any disclosure required under the Indiana Shareholders’ Agreement or the Indiana Notes Indenture.

Section 5.11 Registration Statement; Other Materials.

(a) As promptly as reasonably practicable after the date hereof, the Parties shall cooperate in good faith in the preparation of, and shall jointly prepare the following: (i) a registration statement of Saturn on Form F-4 relating to the Transactions in which Saturn shall register under the Securities Act the CVR Consideration issuable in connection with the Transactions (as amended or supplemented from time to time, the “Registration Statement”); (ii) the convening notice for the Indiana Shareholder Meeting, which shall include agenda items only for the Indiana Shareholder Approval Resolutions and a disclosure document, determined by the Indiana Board in its sole discretion, that is consistent with the disclosures in the Registration Statement in all material respects (the “Indiana Shareholder Meeting Materials”), to be provided by Indiana to the Indiana Shareholders in connection with the Indiana Shareholder Meeting; and (iii) all applications for qualification or registration or filings to claim an exemption from qualification or registration by Saturn with Governmental Authorities with respect to the CVR Consideration to be issued in connection with the Transactions as required by applicable U.S. state securities or “blue sky” Laws in the states set forth in Schedule 5.11(a) of the Saturn Disclosure Schedules (collectively, the “Blue Sky Filings”). The Parties shall cause the Registration Statement, Indiana Shareholder Meeting Materials and the Blue Sky Filings to comply as to form and substance with the applicable requirements of the Securities Laws and any other applicable Law in all material respects. Saturn shall file (or cause to be filed) the Registration Statement in preliminary form with the SEC and shall file (or submit for comments, as applicable) the Blue Sky Filings with the applicable Governmental Authorities, in each case, as promptly as reasonably practicable after the date hereof; provided that (1) each Party shall have a reasonable opportunity to review and comment on the Registration Statement and the Blue Sky Filings and consider in good faith the comments thereon of the other Party and (2) Saturn shall not file the Registration Statement with the SEC or the Blue Sky Filings with applicable Governmental Authorities without the prior written consent (email being sufficient) of Indiana (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Each Party shall provide, or use commercially reasonable efforts to cause third parties to furnish, to the other Party from time to time for inclusion in the Registration Statement, Indiana Shareholder Meeting Materials or Blue Sky Filings (including information concerning business, management, operations and financial condition) information, documents and materials concerning itself, its Affiliates and, to the extent reasonably available, its shareholders, as well as such opinion, reports and consents from its auditors and other advisors, in each case as reasonably requested by the other Party for inclusion therein, including, (i) in the case of Saturn, for inclusion in the Registration Statement, audited annual and interim unaudited financial statements of Saturn and its Subsidiaries for the time periods required by applicable Law to be included therein that, in the case of annual financial statements, have been audited in accordance with the standards of the Public Company Accounting Oversight Board, together with the corresponding audit reports, and (ii) in the case of Indiana, for inclusion in the Registration Statement, audited annual and interim unaudited financial statements of Indiana and its Subsidiaries for the time periods required by applicable Law to be included therein that, in the case of annual financial statements, have been audited in accordance with U.S. generally acceptable auditing standards as issued by the American Institute of Certified Public Accountants, together with the corresponding audit reports. Each Party shall cause none of the information supplied or to be supplied by or on its behalf for inclusion in (A) either Registration Statement to, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading and (B) the Indiana Shareholder Meeting Materials and the Blue Sky Filings to, at the date they are made, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that neither Party shall have any Liability to other Party for any portion of such information to the extent it expressly relates to the other Party, its Affiliates or any of its Representatives. If, prior to the Closing, either Party discovers any information relating to such Party or any of its Affiliates that should be disclosed in an amendment or supplement to the Registration Statement, the Indiana Shareholder Meeting Materials or the Blue Sky Filings so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading (including to correct any information provided by it for use in the Registration Statement (and other related materials), the Indiana Shareholder Meeting Materials or the Blue Sky Filings), the Party that discovers such information shall promptly notify the other Party and the Parties shall promptly and jointly prepare an appropriate amendment or supplement describing such information and file such amendment or supplement with the applicable Governmental Authority or, in the case of the Indiana Shareholder Meeting Materials, disseminate to Indiana Shareholders.

(c) Each Party shall (i) cooperate in good faith relating to, and use commercially reasonable efforts to respond promptly to, any comment from the SEC relating to, or any request from the SEC for amendments or supplements to, the Registration Statement, or any comment from applicable Governmental Authorities relating to, or any request from such Governmental Authorities for amendments or supplements to, the Blue Sky Filings; provided that (A) Saturn shall provide Indiana with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith Indiana’s comments thereon and (B) Saturn shall not file or submit any such response, amendment or supplement with the applicable Governmental Authority without the prior written consent (email being sufficient) of Indiana (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) use reasonable best efforts to cause the SEC to declare the Registration Statement effective as soon as reasonably practicable after Saturn files the Registration Statement in preliminary form with the SEC. Neither Party shall, and shall cause their respective Affiliates and Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with any Governmental Authority, or any member of the staff thereof, relating to the Registration Statement or the Blue Sky Filings unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, allows the other Party or its Representatives to participate therein.

(d) Saturn shall promptly advise Indiana in writing of the following: (i) the time when Saturn has filed the preliminary Registration Statement; (ii) the SEC’s determination whether to review the Registration Statement; (iii) in the event that the Registration Statement is reviewed by the SEC, the receipt of oral or written notification of the completion of such review by the SEC; (iv) the filing of any supplement or amendment to the Registration Statement; (v) the issuance of any stop order relating thereto or the suspension of the qualification of the CVR Consideration for offering or sale in any jurisdiction (it being understood that Saturn shall use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated); (vi) any request by any Governmental Authority for amendment of the Registration Statement or the Blue Sky Filings; (vii) any oral or written comments from any Governmental Authority relating to the Registration Statement or the Blue Sky Filings and responses thereto; (viii) any requests by any Governmental Authority for additional information relating to the Registration Statement or the Blue Sky Filings and responses thereto; and (ix) the time of effectiveness of the Registration Statement (the “Registration Statement Effectiveness Time”). Following the Registration Statement Effectiveness Time, Saturn shall use commercially reasonable efforts to keep the Registration Statement effective through the Closing.

Section 5.12 Shareholder Approvals.

(a) As promptly as reasonably practicable, and in no event later than 35 days after the Registration Statement Effectiveness Time, Indiana shall convene the Indiana Shareholder Meeting in accordance with applicable Law and its Organizational Documents and shall no later than 15 days prior to the Indiana Shareholder Meeting publish or disseminate and make available (as applicable) the Indiana Shareholder Meeting Materials; provided that Indiana shall not disseminate or make available the Indiana Shareholder Meeting Materials to its shareholders without the prior written consent (email being sufficient) of Saturn (such consent not to be unreasonably withheld, conditioned or delayed). The only resolutions that the Indiana Board will propose for adoption at the Indiana Shareholder Meeting will be the Indiana Shareholder Approval Resolutions or as otherwise agreed to by Saturn.

(b) Indiana shall not postpone or adjourn the Indiana Shareholder Meeting after it has been duly called, except that (i) Indiana may (after consultation with Saturn), and shall if requested by Saturn, (A) reconvene the Indiana Shareholder Meeting due to the absence of a quorum or (B) postpone or adjourn the Indiana Shareholder Meeting to solicit additional votes if, at the time of such postponement or adjournment, sufficient votes have not been received in order to obtain the Indiana Shareholder Approval, as applicable; provided, however, that Indiana (1) shall not be required to reconvene or postpone or adjourn the Indiana Shareholder Meeting in response to a request by Saturn more than twice and (2) shall not postpone or adjourn the Indiana Shareholder Meeting in order to solicit additional votes more than twice without the prior written consent of Saturn, (ii) Indiana may (after consultation with Saturn) postpone or adjourn the Indiana Shareholder Meeting to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Indiana Board has determined in good faith after consultation with outside legal counsel is required by applicable Law and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Indiana Shareholders prior to the Indiana Shareholder Meeting, and (iii) Indiana may adjourn the Indiana Shareholder Meeting if required to do so in accordance with the Luxembourg Companies’ Law.

(c) Indiana shall use commercially reasonable efforts to take all Necessary Action to obtain the Indiana Shareholder Approval, including soliciting from the Indiana Shareholders sufficient votes to obtain the Indiana Shareholder Approval.

Section 5.13 Financing Cooperation.

(a) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), Indiana shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, in each case, provide such cooperation (including with respect to timeliness) in connection with the arrangement of any Financing (other than a debt financing pursuant to an offering under a registration statement with the SEC) as may be reasonably requested by Saturn, with any reasonable costs and expenses of such cooperation to be borne by Saturn, including:

(i) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar customary documents requested in connection with such Financing;

(ii) cooperating with the syndication or marketing efforts of Saturn and its financing sources for the Financing (including making its senior management available to participate in a reasonable number of “road shows”), in each case, upon reasonable prior notice and at times and locations to be agreed (and which meetings may be by video conference);

(iii) upon reasonable prior written notice and solely during normal business hours, participating in a reasonable number of meetings, drafting sessions, due diligence sessions, sessions with rating agencies, and presentations to prospective lenders and investors, in each case, reasonably necessary to effect such Financing;

(iv) furnishing, or using commercially reasonable efforts to cause third parties to furnish, Saturn and its financing sources with customary financial, business and other pertinent information, documents and materials regarding Indiana, its Subsidiaries and business, as may be reasonably requested by Saturn and reasonably necessary to effect such Financing (including for purposes of a due diligence investigation), but in any event including all (A) opinions and consents (including audit reports) with respect to the consolidated financial statements of Indiana, (B) financial statements and other information and (C) comfort letters, in each case customarily included in offering documents to consummate the offering of debt securities under Rule 144A and/or Regulation S of the Securities Act (provided that in no event shall Indiana be required to provide any financial statements or information not readily available or not prepared in the ordinary course of business), including (1) (x) audited consolidated financial statements of Indiana for the fiscal year ended December 31, 2023, the fiscal year ending December 31, 2024, within 90 days after the last day of the relevant year, (y) interim consolidated financial statements of Indiana (reviewed to an AU 634 standard) for the first three quarters in the fiscal years ending December 31, 2024 and 2025, within 45 days after the last day of the relevant quarter and (z) financial information reasonably required for Saturn to prepare pro forma financial information giving effect to the Transactions, in each case, including a reconciliation of any balance sheet or income statement provided under this clause (iv) from GAAP to IFRS (and where any such reconciliation is requested, it shall be provided within 10 days following delivery of the relevant financial statements provided under this Section 5.13, except with respect to the first and second quarters of the fiscal year ending December 31, 2024, in which case any such reconciliation shall be provided within 30 days and 20 days, respectively, following delivery of the relevant financial statements provided under this Section 5.13); provided that Indiana shall have no obligation to furnish any information relating to (I) the capitalization of Saturn and its Subsidiaries after giving effect to the Closing and (II) any assumed cost savings, synergies and similar adjustments (if any) for the Acquisition, (2) such other information of type and form customarily included in such offering documents or (3) certified translations into the English language of any financial statements or financial information required by this Section 5.13(a)(iv), to the extent such financial statements or financial information have not been prepared in English; provided, further, that Saturn shall not be required to reimburse Indiana for any costs and expenses incurred for the preparation of any financial statements or data that would otherwise be prepared by Indiana in the ordinary course of business;

(v) providing or obtaining documents as may be reasonably requested by Saturn, including customary legal opinions, officer’s certificates, bank authorization letters and consents of accountants for use of their reports in any materials relating to such Financing, including by providing reasonable and customary management and legal representations to Indiana’s accountants;

(vi) assisting in the preparation of facilities agreements, indentures, purchase agreements and other financing documents and facilitating the pledging of collateral at the Closing (provided that, for the avoidance of doubt, Indiana shall not be required to provide any guarantee or collateral) and the removal of any Encumbrances or securities and, in the case of debt securities, their listing;

(vii) complying with publicity guidelines with respect to the offering of any debt securities, including refraining from public comment regarding any such offering without the prior consent of Saturn except as may be required by applicable Law;

(viii) providing to Saturn and its financing sources all documentation and other information reasonably requested by such financing sources under applicable “know your customer” and Anti-Money Laundering Laws (in each case, to the extent requested at least 15 Business Days prior to the closing of the applicable financing); and

(ix) reasonably cooperating with Saturn in the preparation of customary pro forma financial statements prepared in accordance with the requirements of Regulation S-X as of the date that would be prescribed by Rule 11-02 of Regulation S-X;

provided, however, that nothing in this Section 5.13 shall require such cooperation to the extent it would (i) interfere unreasonably with the business or operations of Indiana or its Subsidiaries, (ii) require Indiana to take any action that will conflict with or violate its Organizational Documents or any Laws, (iii) require Indiana or its Subsidiaries to enter into, approve or perform any agreement, document or instrument for any such Financing that is effective prior to the Closing, (iv) cause or would reasonably be expected to cause any covenant, representation or warranty herein to be breached or require any amendment or other modification of this Agreement, (v) cause or would reasonably be expected to cause any closing condition precedent to fail to be satisfied or would reasonably be expected to result in a material breach or default (with or without notice, lapse of time, or both) under any material Contract to which Indiana or any of its Subsidiaries is a party (to the extent not entered into in contemplation of the cooperation obligation set forth in this Section 5.13), (vi) require Indiana or its Subsidiaries to incur any Liability or pay any commitment fee or other fee in connection with the Financing prior to the Closing that would not be substantially concurrently or promptly reimbursed by Saturn, (vii) require Indiana or its Subsidiaries to provide any legal opinion or any information that would result in a violation of applicable Law or loss of attorney-client privilege; provided that Indiana or its Subsidiaries shall notify Saturn that such information is being withheld on such ground, (viii) require Indiana or its Subsidiaries to encumber any of the assets of Indiana or its Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Financing, in each case of this clause (viii), prior to Closing or (ix) require Indiana or its Subsidiaries to take any action that would cause any director, officer or employee or stockholder of Indiana or any of its Subsidiaries to incur any personal Liability in their capacity as such.

(b) Saturn shall (i) promptly upon written request by Indiana, reimburse Indiana for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by Indiana, its Subsidiaries and its and their respective Representatives in connection with the cooperation contemplated by this Section 5.13, and (ii) indemnify and hold harmless Indiana, its Subsidiaries and its and their respective Affiliates and Representatives from and against any and all Liabilities, losses, damages, claims, fines, penalties, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by them in connection with the arrangement and consummation of the Financing, the provision of information utilized in connection therewith (other than written information provided by or on behalf of Indiana) and the cooperation contemplated by this Section 5.13, in each case, other than to the extent any such costs, expenses, Liabilities, losses, damages, claims, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of Indiana, any of its Subsidiaries or their respective Representatives, as determined by a court of competent jurisdiction by final and non-appealable judgment.

(c) Indiana hereby consents to the reasonable use of its logos in connection with any Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage Indiana or its reputation or goodwill or would not reasonably be expected to cause any Person to believe that Indiana is an obligor, a guarantor or a provider of collateral, or that Indiana will assume any Liability in connection with any Financing.

(d) Notwithstanding anything to the contrary herein, the condition set forth in Section 6.3(b), as it applies to obligations of Indiana under this Section 5.13, shall be deemed satisfied, and Saturn shall not have the right to terminate this Agreement under Section 8.1(b) with respect to any breach by Indiana of this Section 5.13.

(e) For the purposes of this Section 5.13, “Financing” means the Debt Financing and any other financing or refinancing arrangements entered into or proposed to be entered into at any time by Saturn or any of its Subsidiaries or controlled Affiliates, or any exchange offer relating to the Indiana Notes (an “Exchange Offer”) (i) in connection with the consummation of the Transactions and in compliance with Saturn’s (or its Subsidiaries’ or controlled Affiliates’) existing financing arrangements or (ii) otherwise in the ordinary course of business, solely to the extent information related to Indiana or any of its Subsidiaries or controlled Affiliates or the Transactions is reasonably required by a financing source in connection with any such financing or refinancing arrangement; provided that, (A) in relation to an Exchange Offer, in no event shall Indiana be required to prepare or commence any documentation of Action for any Exchange Offer that will result in such Exchange Offer being effective prior to the Closing, (B) any opinions of counsel required by the Indiana Notes Indenture in connection with the Exchange Offer shall be delivered by Saturn and its counsel to the extent required to be delivered at or after the Closing, (C) in no event shall Indiana (or its Subsidiaries or Representatives) be required to incur any cost or expense in connection with any Exchange Offer unless Saturn agrees to reimburse Indiana for any reasonable and documented out-of-pocket fees and expenses actually incurred by Indiana (or its Subsidiaries or Representatives) in connection therewith and (D) Saturn shall provide all funds necessary (if any) to effect the Exchange Offer.

Section 5.14 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing and ending on the sixth anniversary of the Closing (the “Tail Period”), Saturn shall, to the fullest extent permitted by applicable Law, (i) indemnify, defend and hold harmless each Pre-Closing Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees, costs or expenses) and any Liabilities, damages, judgments, fines and amounts paid in settlement in connection with any Action or threatened Action, relating to acts or omissions occurring prior to the Closing or in connection with the Liquidation in such Pre-Closing Indemnified Person’s capacity as an officer, manager or director of Indiana or any of its Subsidiaries or as a Liquidator and (ii) advance to any such Pre-Closing Indemnified Person in advance of the final disposition of any such Action the reasonable costs and expenses (including reasonable attorneys’ fees, costs or expenses) of such Pre-Closing Indemnified Person promptly after receipt of reasonably detailed statements therefor without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Saturn’s receipt of an undertaking by or on behalf of such Pre-Closing Indemnified Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Pre-Closing Indemnified Person is not entitled to be indemnified.

(b) At the Closing, Saturn, at its sole cost and expense, shall obtain prepaid non-cancelable “tail” insurance policy(ies) that provides the Pre-Closing Indemnified Persons with directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and on terms at least as favorable as Indiana’s existing policies maintained in respect thereof as of immediately prior to the Closing, for a period ending no earlier than the Tail Period; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 350% of the current aggregate annual premium (the “Maximum Amount”) paid by Indiana for such purpose (which current aggregate annual premium is hereby represented and warranted by Indiana to be as set forth in Schedule 5.14(b) of the Indiana Disclosure Schedules); provided that if the D&O Insurance is not available, or not available for a cost not exceeding the Maximum Amount, Saturn shall obtain such “tail” insurance with the most advantageous coverage for the Maximum Amount. The “tail” insurance shall include, subject to the limitations set forth in the preceding sentence, wind down coverage for any claims or other matters arising out of the conduct of insureds in connection with the Liquidation on terms and conditions reasonably acceptable to Indiana. Notwithstanding anything contrary contained herein (but without derogation of any obligations under this Section 5.14), Saturn shall be entitled to pursue such a “tail” policy that contains an express waiver of subrogation in respect of claims for indemnification with respect to Excluded Liabilities.

(c) The provisions of this Section 5.14 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and shall be enforceable by, each Pre-Closing Indemnified Person, each of which is an express third-party beneficiary of this Section 5.14 which Indiana accepts on their behalf and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) If Saturn or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Saturn shall assume all of the obligations of Saturn under this Section 5.14.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Section 5.14 shall not be exclusive of any other right which a Pre-Closing Indemnified Person indemnified pursuant to this Section 5.14 may have or hereafter acquire under any Law, any other separate contractual arrangement, or otherwise. In addition, Saturn hereby acknowledges that certain directors and officers of Indiana may have certain rights to indemnification, advancement of expenses and/or insurance provided by Indiana. Saturn hereby agrees (i) that it is the indemnitor of first resort to the extent of its obligations under this Section 5.14 (i.e., its obligations to the Pre-Closing Indemnified Person are primary and any obligation of Indiana to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the Pre-Closing Indemnified Person are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Pre-Closing Indemnified Person in accordance with Section 5.14(a) without regard to any rights the Pre-Closing Indemnified Person may have against Indiana and (iii) that it irrevocably waives, relinquishes and releases Indiana from any and all claims against Indiana for contribution, subrogation or any other recovery of any kind in respect thereof.

(f) For purposes hereof, each Person who is or was an officer, manager or director of Indiana or any of its Subsidiaries at or at any time prior to the Closing shall be deemed to be a “Pre-Closing Indemnified Person.”

Section 5.15 Employee Matters.

(a) Post-Closing Protected Period. Except to the extent otherwise required by applicable Law, for the period commencing as of the Closing and ending on the earlier of (x) the date that is 12 months following the Closing Date and (y) the date of termination of the applicable employee’s employment, Saturn shall, or shall cause its applicable Affiliates to, provide each individual who is employed by Indiana and its Subsidiaries immediately prior to the Closing (such employees, collectively, “Continuing Employees”) with (A) base salaries or base wages that are no less favorable than the base salaries or base wages provided by Indiana and its Subsidiaries immediately prior to the Closing, (B) target short-term cash incentive opportunities that are no less favorable than the target short-term cash incentive opportunities provided by Indiana and its Subsidiaries immediately prior to the Closing, (C) target long-term incentive opportunities provided by Saturn and its Subsidiaries to their similarly-situated employees and (D) the greater of employee benefits (excluding change in control and retention bonus, and long-term, equity or equity-based incentives) substantially comparable in the aggregate to the employee benefits (excluding change in control and retention bonus, and long-term, equity or equity-based incentives) provided by (I) Indiana and its Subsidiaries immediately prior to the Closing or (II) Saturn and its Subsidiaries to their similarly-situated employees from time to time.

(b) Service Crediting; Pre-Existing Conditions. Except to the extent otherwise required by applicable Law:

(i) Saturn shall, or shall cause its applicable Affiliates to, give each Continuing Employee full credit for all purposes (which, for the avoidance of doubt, shall include full credit for the purpose of determining any severance entitlements) under (A) any Combined Company benefit plan and (B) each other Indiana Plan as of and after the Closing Date by Saturn or any of its Affiliates, for such employee of Indiana and its Subsidiaries’ service prior to the Closing with Indiana and its Subsidiaries to the same extent such service is recognized by Indiana and its Subsidiaries immediately prior to the Closing, in accordance with the terms of such plan; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service; and

(ii) Saturn shall, or shall cause its applicable Affiliates to: (A) use commercially reasonable efforts to waive any limitation on health and welfare coverage of such Continuing Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Combined Company or any of its Affiliates to the extent such employees of Indiana and its Subsidiaries were covered under a similar benefit plan of Indiana and its Subsidiaries and (B) credit each such Continuing Employee with all deductible payments, co-payments and co-insurance paid by such employee under any medical plan of Indiana and its Subsidiaries prior to the Closing Date during the plan year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Saturn or any of its Affiliates for such plan year.

(c) Information/Consultation. Indiana and Saturn hereby agree to reasonably cooperate in good faith to comply in all material respects with all information, consultation, effects bargaining and other processes, if any, toward the relevant employees and relating to any works councils, unions and any employee representative bodies in connection with the transactions contemplated hereby.

(d) Retention Plan. As soon as reasonably practicable after the date hereof, Indiana and Saturn shall reasonably cooperate to establish and implement a retention plan providing for a minimum of $40,000,000 of payments to retain employees of Indiana and its Subsidiaries (either pre-Closing or post-Closing) (the “Retention Plan”). Notwithstanding anything to the contrary contained herein, Saturn shall have the authority and discretion to determine all terms of the Retention Plan and the recipients thereunder; provided that Saturn shall consider in good faith the recommendations of Indiana’s Chief Executive Officer with respect to the Retention Plan prior to such determination. Saturn shall, or shall cause Holdings or its applicable subsidiary to, make all payments owed after the Closing under the Retention Plan in accordance with the terms thereof.

(e) No Third-Party Beneficiaries. The provisions of this Section 5.15 are solely for the benefit of the Parties, and nothing in this Agreement, express or implied, shall confer upon any employee or other service provider or legal representative or beneficiary or dependent thereof, or any other person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary other otherwise, including any right to employment or service or continued employment or service for any specified period, or level or compensation or benefits. Nothing in this Agreement, express or implied, shall constitute an amendment or modification of any Indiana Plan or shall require (either before or following the Closing) Saturn, Indiana or any of their respective Subsidiaries to retain the employment of any particular employee or continue any Indiana Plan or any other employee benefit arrangements, or prevent the amendment, modification or termination of such plan or other arrangement, as applicable.

Section 5.16 Litigation.

(a) Indiana shall promptly notify Saturn of any equityholder or warrant holder litigation arising from this Agreement or the Transactions that is brought against Indiana and/or any of Indiana’s officers or Board of Directors (“Transaction Litigation”) and shall keep Saturn reasonably informed regarding any Transaction Litigation or threatened Transaction Litigation. Without limiting the preceding sentence, Indiana shall give Saturn (a) the opportunity to review and comment on all Filings or responses to be made by Indiana in connection with any Transaction Litigation, and Indiana shall consider any such comments in good faith, and (b) the opportunity to participate in the defense and settlement of any Transaction Litigation, and Indiana shall consider Saturn’s advice with respect thereto in good faith. Prior to the Closing, Indiana will not enter into any settlement agreement in respect of any Transaction Litigation without Saturn’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Within five Business Days following the date hereof, each of Saturn and Indiana shall jointly request that the U.S. Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), or whichever court then has jurisdiction over the Existing Litigation, hold in abeyance the Existing Litigation until the earlier of (x) the Closing and (y) the valid termination of this Agreement pursuant to Article VIII; provided that in the event that this Agreement is validly terminated pursuant to Article VIII, either Party may file a motion with the Bankruptcy Court, or whichever court then has jurisdiction over the Existing Litigation, to lift abeyance of the Existing Litigation, and such other Party shall support the motion to lift abeyance of the Existing Litigation. As promptly as reasonably practicable after the Closing (but in any event within five Business Days after the Closing Date), Saturn shall take all Necessary Action to withdraw with prejudice the Existing Litigation. Notwithstanding anything to the contrary contained herein, neither Party shall seek to use the request to hold in abeyance the Existing Litigation, nor any delay resulting from such request, in its defense of the Existing Litigation.

(c) Without limiting the foregoing Section 5.16(b), from and after the date hereof, Saturn and Indiana shall jointly file a motion requesting an order closing the Remaining Cases, provided that any such order shall expressly provide that (i) the Bankruptcy Court will retain jurisdiction to enforce or interpret its own orders pertaining to the Chapter 11 Cases; (ii) the Bankruptcy Court will retain jurisdiction over any matter pending in the Chapter 11 Cases; and (iii) entry of such order shall be without prejudice to the substantive rights, claims, arguments, objections, and the like, if any, of any current or potential parties to any claims or causes of action that were pending in the Remaining Cases as of the date of such order. To the extent either Party determines that any administrative or adjudicative action is required to be taken by the Bankruptcy Court relative to the Existing Litigation, such Party may move for (and such other Party shall support) the reopening of the Remaining Cases as necessary for the Bankruptcy Court to take such action.

Section 5.17 Indemnification.

(a) From and after the Closing, Saturn shall indemnify Indiana and its Affiliates (collectively, the “Indiana Indemnified Persons”) for, and save, defend and hold harmless each Indiana Indemnified Person from and against, any and all losses, damages (other than punitive damages unless awarded to a third party), Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses (collectively, “Losses”) arising from or related to the Assumed Liabilities.

(b) From and after the Closing, Indiana shall indemnify Saturn and its Affiliates (collectively, the “Saturn Indemnified Persons”) for, and save, defend and hold harmless each Saturn Indemnified Person from and against, any and all Losses arising from or related to the Excluded Liabilities.

(c) Procedures.

(i) Any Indiana Indemnified Person or Saturn Indemnified Person claiming it may be entitled to indemnification under this Section 5.17 (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of each direct claim, and each claim, demand, dispute, lawsuit or arbitration initiated by a third party (a “Third-Party Claim”). Such notice (a “Claim Notice”) shall contain with respect to each claim, such material facts and information as are then reasonably available and a good faith non-binding preliminary estimate of the amount of Losses (if reasonably estimable). Failure to give prompt notice of a claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party objects to any direct claim or Third-Party Claim within such Claim Notice, such objection must be made in writing and delivered to the Indemnified Party within 30 days after the date such Claim Notice is delivered (the “Objection Notice”). If a Claim Notice was delivered to the Indemnifying Party and the Indemnifying Party does not deliver an Objection Notice to the Indemnified Party within such 30 day period, the Indemnifying Party shall be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice, subject to the terms and conditions of this Section 5.17.

(ii) The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option (exercised within 30 days of receipt of a Claim Notice) and sole cost and expense, to assume the complete defense of any Third-Party Claim based on any Action by any third party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (A) for injunctive relief or (B) that would impose criminal liability or penalties. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s sole cost and expense, reasonably cooperate with the Indemnifying Party in such defense and use their commercially reasonable efforts to make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim, or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of Section 5.17(c)(ii), the Indemnified Party shall have the sole right to assume the defense of and settle such Third-Party Claim. The Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnified Party with respect to any Third-

Party Claim that is indemnifiable under Section 5.17(a) or Section 5.17(b), as applicable, for any period during which the Indemnifying Party has failed to assume the defense thereof.

(d) Without limiting any Party’s rights to pursue (i) a grant of specific performance pursuant to Section 9.10 or 9.11 or (ii) any claim for Fraud, from and after the Closing this Section 5.17 provides the exclusive remedy of (A) the Indiana Indemnified Persons against Saturn and its Affiliates in respect of the Assumed Liabilities, and (B) the Saturn Indemnified Persons against Indiana and its Affiliates in respect of the Excluded Liabilities.

(e) The Parties agree to treat, and to cause their respective Affiliates to treat, for all Tax purposes, any payment made under this Section 5.17, to the maximum extent permitted by applicable Law, as an adjustment to the Transaction Consideration. Any Loss indemnifiable by (i) Saturn with respect to clause (e) of the definition of Assumed Liabilities or (ii) Indiana with respect to clause (f) of the definition of Excluded Liabilities, in each case, shall not exceed the amount of cash Taxes payable computed after reduction for any Tax attribute of the applicable Indemnified Party, including any net operating loss or Tax credit.

(f) Notwithstanding anything to the contrary set forth in this Agreement, each Party’s indemnification obligations pursuant to this Section 5.17 shall terminate and expire upon the completion of the Liquidation in accordance with applicable Law (the “Liquidation Date”).

Section 5.18 Credit Support Obligations.

(a) From and after the date hereof, Saturn shall use commercially reasonable efforts to cause Indiana to be fully released, effective as of the Closing Date, from all Liabilities under the Contracts listed in Schedule 5.18(a) of the Indiana Disclosure Schedules (such Liabilities, the “Indiana Support Obligations”), including, to the extent reasonably necessary in furtherance of obtaining such releases, using commercially reasonable efforts to arrange for and provide substitute credit support for the Indiana Support Obligations on terms and conditions reasonably satisfactory to the beneficiaries thereof.

(b) If, as of the Closing, Indiana has not been fully released from all Liabilities under the Indiana Support Obligations (any Indiana Support Obligation for which Indiana has not been fully released, a “Continuing Indiana Support Obligation”), then, from and after the Closing, Saturn shall use commercially reasonable efforts to cause Indiana to be fully released from all Liabilities under the Continuing Indiana Support Obligations, including, to the extent reasonably necessary in furtherance of obtaining such releases, using commercially reasonable efforts to arrange for and provide substitute credit support for the Continuing Indiana Support Obligations on terms and conditions reasonably satisfactory to the beneficiaries thereof.

Section 5.19 Debt Financing.

(a) Saturn shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing in an amount that (taken together with the cash, available lines of credit and other sources of immediately available funds available to Saturn as at the Closing) is required to consummate the Transactions (excluding the Liquidation) and pay all required amounts under this Agreement no later than the Closing Date on the terms and conditions described in or contemplated by the Bridge Facility Agreement, including using reasonable best efforts to (i) maintain in full force and effect the Bridge Facility Agreement, (ii) satisfy and comply with on a timely basis all conditions and covenants to the funding of the Debt Financing in the Bridge Facility Agreement, (iii) enforce Saturn’s rights under the Bridge Facility Agreement (including, Saturn’s right to cause the Debt Financing Sources to fund the Debt Financing upon the satisfaction of the conditions set forth in the Bridge Facility Agreement) and (iv) consummate the Debt Financing on or prior to the Closing Date such that the Closing will be consummated and all amounts required to be paid by or on behalf of Saturn will be paid. Saturn shall comply with its obligations under the Bridge Facility Agreement in a timely and diligent manner. Saturn shall furnish to Indiana true and complete copies of (1) all amendments to the Bridge Facility Agreement and any other agreements previously provided pursuant to Section 4.5(a) of this Agreement and (2) all material documents (where “material” shall mean that such agreement(s) are reasonably likely to affect Saturn’s ability to consummate the Debt Financing) in relation to the Bridge Facility Agreement, in each case, promptly (and, in any event, within two (2) Business Days of the execution thereof).

(b) In the event that, notwithstanding the use of reasonable best efforts by Saturn to satisfy its obligations under Section 5.19(a), any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Bridge Facility Agreement shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, Saturn shall notify Indiana in writing as promptly as practical after obtaining knowledge therefor (and in any event, within two Business Days).

(c) Saturn shall not, and shall cause its Affiliates not to, permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Bridge Facility Agreement without the prior written consent of Indiana, if such amendment, restatement, replacement, supplement, termination, modification or waiver would (i) impose new, modified or additional conditions precedent to the amount, receipt or availability of the Debt Financing beyond those expressly set forth in the Bridge Facility Agreement, (ii) be reasonably expected to prevent, impede, delay or impair, or expand any existing conditions of, the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated hereby (including, without limitation, by making any condition to the receipt or funding of the Debt Financing less likely to be satisfied), (iii) otherwise adversely affect the ability of Saturn to enforce its rights to obtain the Debt Financing under the Bridge Facility Agreement (or any replacement thereof where such replacement Debt Financing is otherwise expressly permitted under this Section 5.19) or (iv) relieve or release any Debt Financing Source from its obligations under the Bridge Facility Agreement other than in connection with the entry into of a replacement Debt Financing (including for those purposes, any Retained SSNs (as defined in paragraph (d) below)) where such replacement Debt Financing is otherwise expressly permitted under this Section 5.19; provided that Saturn may amend the Bridge Facility Agreement to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles that had not executed the Bridge Facility Agreement as of the date of this Agreement so long as doing so would not impose, and would not reasonably be expected to impose, new, modified or additional conditions or expand any existing conditions to the amount, receipt or availability of the Debt Financing or result in any amendments to the Bridge Facility Agreement that would not otherwise be permitted without Indiana’s consent.

(d) As promptly as practicable following execution thereof, Saturn shall furnish to Indiana a correct and executed copy of any such amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Bridge Facility Agreement and any related fee letter(s) entered into in connection with the Debt Financing. For purposes of this Agreement (other than with respect to representations in this Agreement made by Saturn that speaks as of the date of this Agreement), references to (i) the “Debt Financing” will include (A) the financing contemplated by the Bridge Facility Agreement as permitted by this Section to be amended, restated, replaced, supplemented or otherwise modified or waived, and (B) the portion of the Indiana Notes (or any replacement thereof) (if any) that is not subject to the Pre-Closing Notes Repurchase and that will therefore remain outstanding on and after the Closing (the “Retained SSNs”); and (ii) the “Bridge Facility Agreement” shall include such document as amended, restated, replaced, supplemented or otherwise modified or waived to the extent such amendment, restatement, replacement, supplement, other modification or waiver was expressly permitted under this Section, in each case from and after the date such expressly permitted amendment, restatement, replacement, supplement or other modification or waiver.

(e) Upon the reasonable request of Indiana, Saturn shall keep Indiana informed as of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Saturn shall promptly give Indiana written notice after Saturn’s knowledge of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or breach) by any party or any party’s Affiliates under the Bridge Facility Agreement, (ii) any termination of the Bridge Facility Agreement, (iii) the receipt by Saturn of any notice or other communication from any Debt Financing Source with respect to any (A) actual or potential default, breach, termination or repudiation of the Bridge Facility Agreement, or any material provision thereof, in each case, by any party thereto, or (B) material dispute or disagreement between or among any parties to the Bridge Facility Agreement, (iv) the occurrence of an event or development that would adversely impact the ability of Saturn to obtain all or any portion of the Debt Financing and (v) any condition precedent to the Debt Financing that Saturn has any reason to believe will not be satisfied at or prior to the Closing Date.

(f) Saturn expressly acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of the availability, terms or the obtaining of all or any portion of the Debt Financing (or any alternate replacement financing) is in any manner a condition to any obligations of Saturn hereunder, including the obligation to consummate the transactions contemplated hereby.

Section 5.20 Access to Personnel, Information and Records. From and after the Closing Date through the Liquidation Date, Saturn shall, and shall cause Holdings and its Subsidiaries to, provide Indiana and its Representatives with reasonable access during normal business hours upon reasonable prior notice to the books, records, supporting data, instruments, papers, books of account, files, tangible or electronic embodiments of data, facilities and employees of the Combined Company, in each case, to the extent reasonably necessary for purposes of carrying out the Liquidation and the transactions contemplated thereby.

Section 5.21 CVR Liquidity. From and after the date hereof through the date that is sixty (60) days after the date hereof, Saturn and Indiana shall discuss in good faith monetization alternatives for the CVRs (“Liquidity Alternatives”), including a “Dutch auction” tender offer by Saturn for all or a portion of the CVRs following the Closing or a public listing of the CVRs; provided that any failure of Saturn to pursue a Liquidity Alternative shall not relieve Indiana of its obligations to consummate the Acquisition when required hereunder. The Parties will work in good faith to modify the New CVR Agreement to reflect any agreement by the Parties in writing in respect of a Liquidity Alternative.

Section 5.22 Resignations. Indiana shall use commercially reasonable efforts to deliver at or prior to the Closing duly executed written resignations, effective as of the Closing, of the directors and officers of Holdings and its Subsidiaries requested in writing by Saturn at least five (5) Business Days prior to the Closing (other than with respect to the Resigning D&Os (whose resignation letters shall be delivered at Closing in accordance with Section 2.3(a)(iii))); provided that no such resignation shall be a resignation of such Person’s employment and any failure to deliver any such resignations shall not relieve Saturn of its obligations to consummate the Acquisition when required hereunder.

Section 5.23 Intercompany Accounts. As soon as reasonably practicable after the date hereof, Indiana and Saturn shall reasonably cooperate to establish a mutually agreeable plan (a) to settle or terminate, by means of a cash payment, dividend, capital contribution, any combination of the foregoing or otherwise, any and all intercompany receivables, payables, loans and balances between Indiana, on the one hand, and Holdings or any of its Subsidiaries, on the other hand (“Intercompany Accounts”), or (b) to assign or transfer the portion of any such Intercompany Accounts held by Indiana to Holdings or any of its Subsidiaries (or as of the Closing, Saturn or any of its Subsidiaries) in each case as of prior to the Closing in a manner that would not result in (i) any Liabilities of Holdings or any of its Subsidiaries (including any such Liabilities owing from Holdings or any of its Subsidiaries to Indiana) prior to, as of or after the Closing, other than Liabilities solely among Holdings and its Subsidiaries, or (ii) any Cash payment paid to Indiana that is not remitted to Holdings pursuant to clause (a) of this Section 5.23 or Section 2.4(f).

Section 5.24 No Transfer.

(a) This Agreement shall not constitute an agreement to transfer, and Indiana shall not be required to transfer to Saturn, Holdings or any of their respective Subsidiaries, any Transferred Contract for which the

Consent of the counterparty thereto is required for such transfer pursuant to the terms thereof in connection with the transactions contemplated hereby and for which consent is not obtained prior to the Closing (any such Contract, the “Consent Required Contracts”).

(b) With respect to any Consent Required Contract, if and to the extent permitted under, and subject to the terms of, such Consent Required Contract, and subject to applicable Law, Indiana and Saturn shall use commercially reasonable efforts to enter into, as of the Closing, a mutually agreeable arrangement under which (i) Saturn would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of Indiana under such Consent Required Contract, (ii) Saturn would assume all Liabilities of Indiana under such Consent Required Contract and agree to perform and discharge all such Liabilities and (iii) Indiana would enforce, at Saturn’s sole cost and expense and at the reasonable request of and for the benefit of Saturn, all claims, rights and benefits of Indiana against any third party thereto arising from any such Consent Required Contract. Indiana shall promptly pay to Saturn, when received, all monies received by Indiana under any such Consent Required Contract as a result of the provisions of this Section 5.24(b). If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Consent Required Contract pursuant to this Section 5.24(b) are obtained, the transfer of the applicable Consent Required Contract shall be effected in accordance with the terms hereof and, upon such transfer, such Consent Required Contract shall be a Transferred Asset and no longer considered a Consent Required Contract for purposes of this Section 5.24(b). For the avoidance of doubt, in no event shall the non-existence of any Consent Required Contract be a condition to the Closing, and there shall be no adjustment to the Transaction Consideration payable hereunder as a result of any Contract being a Consent Required Contract. Any such mutually agreeable arrangement shall terminate on the earlier of (1) the Liquidation Date and (2) the date that the applicable Consent Required Contract becomes a Transferred Asset pursuant to this Section 5.24(b).

(c) From and after the Closing until the Liquidation Date, Indiana shall use its commercially reasonable efforts to obtain the written Consent of each third party that is a party to any Consent Required Contract in order for Indiana to assign each such Consent Required Contract to Saturn; provided, however, that Indiana shall not be required to expend money (other than reasonable fees of, and payments to, Saturn’s legal and other professional advisors), incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any such third party or any other Person. Saturn shall use its commercially reasonable efforts to assist Indiana in obtaining each such Consent. Promptly after receipt of any such Consent, Indiana and Saturn shall enter into a customary written assignment and assumption agreement assigning the applicable Consent Required Contract to Saturn.

Section 5.25 Wrong Pockets. If at any time from the Closing until the Liquidation Date it becomes apparent that (a) any asset or liability that should have been transferred to Saturn, either directly or indirectly (through the acquisition or assumption, as applicable, of the Transferred Shares, Transferred Assets or Assumed Liabilities) pursuant to this Agreement was not so transferred (including any checks or other monies received post-Closing), or (b) any Excluded Asset or Excluded Liability was inadvertently transferred to Saturn, then Indiana (in the case of clause (a)) or Saturn (in the case of clause (b)) shall, and shall cause their respective Subsidiaries to, as applicable, as promptly as practicable: (i) transfer all rights, title and interest in such asset or liability to the other Party, or as such other Party may direct, in each case for no additional consideration; and (ii) hold its right, title and interest in and to such asset or liability in trust for the applicable transferee until such time as such transfer is completed.

Section 5.26 Tax Information; Specified Matter.

(a) Indiana shall use commercially reasonable efforts (and shall cause its Affiliates to use commercially reasonable efforts) to provide Saturn, at Saturn’s expense, information reasonably requested by Saturn to facilitate any post-Closing integration plans or the transaction contemplated by Section 5.3(d).

(b) Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Indiana shall provide Saturn with copies of any document received from any Governmental Authority in connection with the matter identified on Schedule 3.17(a)(iii)(7) of the Indiana Disclosure Schedules (the “Specified Matter”), and shall keep Saturn reasonably informed with respect to the Specified Matter. Indiana shall (i) consult with Saturn before taking any significant action in connection with the Specified Matter, (ii) consult with Saturn and offer Saturn an opportunity to comment before submitting to a Governmental Authority any written materials prepared or furnished in connection with the Specified Matter and (iii) other than a settlement or compromise that results in a refund of Taxes, not settle or compromise the Specified Matter without obtaining the prior written consent of Saturn, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of each Party to consummate the Acquisition shall be subject to the fulfillment, prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a) No Injunction or Prohibition. No Law enacted or issued after the date hereof in any jurisdiction for which there is a Required Antitrust Approval, a Required Telecommunication Approval that is a Consent or a Required FDI Approval, or in any other jurisdiction that is material to the Combined Company, shall be in effect which has the effect of enjoining, restraining, making illegal or otherwise prohibiting the consummation of the Transactions.

(b) Antitrust Approvals. (i) Any waiting period (and any extension thereof or any timing agreement entered into with any Governmental Authority) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated and (ii) all other Consents of, or Filings under, any other Antitrust Laws that are set forth in Schedule 6.1(b) of the Indiana Disclosure Schedules shall have been received or made and remain in effect (clauses (i) and (ii), collectively, the “Required Antitrust Approvals”); provided that the Parties may make additional Filings or receive additional Consents with respect to Antitrust Laws in connection with the Transactions, as determined by mutual agreement of the Parties.

(c) Telecommunications Approvals. (i) The FCC Consent shall have been obtained and at least 40 days shall have passed since the issuance of such FCC Consent, unless such 40-day period for finality has been mutually waived in writing by both Parties, and (ii) all other Consents of, or Filings with, any other Governmental Authority with respect to Telecommunications Licenses that are set forth in Schedule 6.1(c) of the Indiana Disclosure Schedules shall have been received or made and remain in effect (clauses (i) and (ii), collectively, the “Required Telecommunications Approvals”); provided that the Parties may make additional Filings or receive additional Consents with respect to Telecommunications Licenses in connection with the Transactions, as determined by mutual agreement of the Parties; provided, further, that such additional Filings and Consents shall not be Required Telecommunications Approvals hereunder.

(d) FDI Approvals. (i) The CFIUS Approval shall have been obtained and (ii) all Consents of, or Filings under, any other Foreign Investment Laws that are set forth in Schedule 6.1(d) of the Indiana Disclosure Schedules and applicable to the Transactions shall have been received or made and remain in effect (clauses (i) and (ii) collectively, the “Required FDI Approvals” and, together with the Required Antitrust Approvals, the Required Telecommunications Approvals and the DCSA Approval, the “Required Pre-Closing Regulatory Approvals”); provided that the Parties may make additional Filings or receive additional Consents under Foreign Investment Laws applicable to the Transactions, as determined by mutual agreement of the Parties; provided, further, that such additional Filings and Consents shall not be Required Pre-Closing Regulatory Approvals.

(e) DCSA Approval. The DCSA Approval shall have been obtained.

(f) DDTC Notice. All waiting periods applicable to the Transactions shall have elapsed pursuant to Section 122.4(b) of the ITAR.

(g) Shareholder Approval. The Indiana Shareholder Approval shall have been obtained in accordance with applicable Law and Indiana’s Organizational Documents.

(h) Registration Statement. (i) The Registration Statement Effectiveness Time shall have occurred, no stop order shall have been issued by the SEC and shall remain in effect with respect to either Registration Statement, and no Action seeking such a stop order by the SEC shall be pending and (ii) the Blue Sky Filings shall have been submitted to the applicable Governmental Authorities and such Governmental Authorities shall have authorized, approved or not objected to, as applicable, the Transactions and the offering and sale of securities in connection therewith.

Section 6.2 Conditions to Obligations of Indiana. The obligations of Indiana to consummate the Acquisition shall be subject to the fulfillment, prior to the Closing, of each of the following conditions, any of which may be waived in writing by Indiana in its sole discretion:

(a) Representations and Warranties. Each of the representations and warranties of Saturn set forth in Article IV shall be true and correct both when made and as of the Closing Date as if made on the Closing Date (or in the case that any such representations and warranties are made as of a specified date, as of such specified date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, material adverse effect and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Covenants. Saturn shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by Saturn under this Agreement on or prior to the Closing.

(c) Closing Certificate. Indiana shall have received from Saturn a certificate signed by an authorized officer of Saturn stating that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Ancillary Agreements. Indiana shall have received from Saturn an executed counterpart of each of the Ancillary Agreements signed by Saturn or the Rights Agent, as applicable.

Section 6.3 Conditions to Obligations of Saturn. The obligations of Saturn to consummate the Acquisition shall be subject to the fulfillment, prior to the Closing, of each of the following conditions, any of which may be waived in writing by Saturn in its sole discretion:

(a) Representations and Warranties. (i) Each of the representations and warranties of Indiana set forth in Section 3.4(a), Section 3.4(b) and Section 3.8(a) shall be true and correct in all respects both when made and as of the Closing Date as if made on the Closing Date (or in the case that any such representations and warranties are made as of a specified date, as of such specified date), (ii) each of the representations and warranties of Indiana set forth in Section 3.1(a), Section 3.2, Section 3.3(a)(i), Section 3.4(c), Section 3.6, Section 3.29 and Section 3.31 shall be true and correct in all material respects both when made and as of the Closing Date as if made on the Closing Date (or in the case that any such representations and warranties are made as of a specified date, as of such specified date) and (iii) each of the remaining representations and warranties of Indiana in Article III shall be true and correct both when made and as of the Closing Date as if made on the Closing Date (or in the case that any such representations and warranties are made as of a specified date, as of such specified date), except in case of this clause (iii) for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have an Indiana Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties under this clause (iii), all materiality, “Indiana Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Covenants. Indiana shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by Indiana under this Agreement on or prior to the Closing.

(c) No Indiana Material Adverse Effect. There shall not have occurred any Indiana Material Adverse Effect that shall then be continuing.

(d) Closing Certificate. Saturn shall have received from Indiana a certificate, signed by an authorized officer thereof, stating that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) Ancillary Agreements. Saturn shall have received from Indiana an executed counterpart of each of the Ancillary Agreements to which it is a Party.

(f) Pre-Closing Notes Repurchase. If a Notes Repurchase Notice has been delivered in accordance with Section 5.9, the Pre-Closing Notes Repurchase shall have been consummated, or shall be consummated substantially concurrently with the Closing, in either case, accordance with Section 5.9; provided that any failure by Saturn to provide the funds necessary to consummate any such Pre-Closing Notes Repurchase shall not give rise to the failure of the condition set forth in this Section 6.3(f).

(g) No Burdensome Condition. (i) None of the Required Antitrust Approvals or Required Telecommunications Approvals shall contain, require, include or impose a Burdensome Condition and (ii) none of the Required FDI Approvals or the DCSA Approval shall contain, require, include or impose an Other Regulatory Burdensome Condition.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Non-Survival of Representations, Warranties and Covenants. The Parties knowingly and expressly agree that, except for Article IX, none of the representations and warranties, covenants, obligations or other agreements herein, including any rights arising out of any breach of such representations, warranties, covenants, obligations or other agreements, shall survive the Closing and such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except that any covenant or agreement that, by its terms, is required to be performed or complied with, in whole or in part, at or after the Closing shall survive the Closing in accordance with its terms solely to the extent such covenant or agreement, by its terms, requires performance or compliance, in whole or in part, at or after the Closing. For the avoidance of doubt, any Ancillary Agreement entered into at the Closing and that by its terms contemplates performance after the Closing shall survive the Closing and continue in full force and effect after the Closing in accordance with its terms.

Section 7.2 No Other Representations and Warranties.

(a) Except for the representations and warranties in Article III or made by Indiana in any Ancillary Agreement or the applicable Indiana Shareholders in the Support Agreements (collectively, the “Indiana Representations”), Saturn (i) (A) specifically acknowledges and agrees that none of Indiana or any of its Subsidiaries or any of their respective Affiliates, Representatives or equity holders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law or in equity), including with respect to (1) Indiana and its Subsidiaries or their respective businesses, assets, employees, permits, Liabilities, operations, prospects, condition (financial or otherwise) or (2) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including information with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition

(or any component thereof) or the future business and operations of Saturn and its Subsidiaries, as well as any other business plan and cost-related plan information of Saturn and its Subsidiaries), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Saturn or any of its Affiliates or its Representatives, in each case, whether made by Indiana, a Subsidiary of Indiana or any of their respective Affiliates, Representatives or equity holders or any other Person (this clause (2), collectively, “Indiana Projections”), and (B) hereby expressly waive and relinquish any and all rights, Actions or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) based on, arising out of or relating to any such other representation or warranty or any Indiana Projection, (ii) specifically acknowledges and agrees to Saturn’s express disclaimer and negation of any such other representation or warranty or any Indiana Projection and of all Liability and responsibility for any such other representation or warranty or any Indiana Projection and (iii) expressly waive and relinquish any and all rights, Actions, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) against any Affiliate of Indiana or any of such Affiliate’s respective Representatives or equity holders, and hereby specifically acknowledge and agree that such Affiliate of Indiana or any of such Affiliate’s respective Representatives or equity holders shall have no Liability, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement, including (A) for any alleged nondisclosure or misrepresentations made by any such Person or (B) in connection with accuracy, completeness or materiality of any Indiana Projection. Saturn acknowledges and agrees that (1) it has conducted to its satisfaction its own independent investigation of the Transactions (including with respect to Indiana and its Subsidiaries and their respective businesses, operations, assets and Liabilities) and, in making its determination to enter into this Agreement and proceed with the Transactions, has relied solely on the results of such independent investigation and the Indiana Representations, respectively, and (2) except for the Indiana Representations, it has not relied on, or been induced by, any representation, warranty or other statement of or by Indiana or any of its Affiliates, Representatives or equity holders or any other Person with respect to Indiana and its Subsidiaries or any of their respective businesses, assets, employees, permits, Liabilities, operations, prospects or condition (financial or otherwise) or any Indiana Projection, in determining to enter into this Agreement and proceed with the Transactions.

(b) Except for the representations and warranties in Article IV or made by Saturn in any Ancillary Agreement (collectively, the “Saturn Representations”), Indiana (i) (A) specifically acknowledges and agrees that none of Saturn or any of its Subsidiaries or any of their respective Affiliates, Representatives or equity holders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law or in equity), including with respect to Saturn and its Subsidiaries or their respective businesses, assets, employees, permits, Liabilities, operations, prospects, condition (financial or otherwise), and (B) hereby expressly waives and relinquishes any and all rights, Actions or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) based on, arising out of or relating to any such other representation or warranty, (ii) specifically acknowledges and agrees to Indiana’s express disclaimer and negation of any such other representation or warranty and of all Liability and responsibility for any such other representation or warranty and (iii) expressly waives and relinquishes any and all rights, Actions, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) against any Affiliate of Saturn or any of such Affiliate’s respective Representatives or equity holders, and hereby specifically acknowledges and agrees that such Affiliate of Saturn or any of such Affiliate’s respective Representatives or equity holders shall have no Liability, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement, including for any alleged nondisclosure or misrepresentations made by any such Person. Indiana acknowledges and agrees that except for the Saturn Representations, it has not relied on, or been induced by, any representation, warranty or other statement of or by Saturn or any of its Affiliates, Representatives or equity holders or any other Person in determining to enter into this Agreement and proceed with the Transactions.

(c) Notwithstanding anything to the contrary in this Section 7.2, nothing in this Section 7.2 shall limit any Party’s Liability for, or any Party’s right to bring a claim or Action for, Fraud.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Saturn and Indiana;

(b) (i) by Indiana, if Saturn breaches or fails to perform any of its covenants or agreements herein, or if any of Saturn’s representations in Article IV is inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied at the Closing and (B) cannot be cured, or if capable of being cured, has not been cured within the earlier of 45 days and the Outside Date following delivery of written notice of such breach or failure to perform by Indiana to Saturn or (ii) by Saturn, if Indiana breaches or fails to perform any of its covenants or agreements herein, or if any of Indiana’s representations or warranties in Article III is inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied at the Closing and (B) cannot be cured or, if capable of being cured, has not been cured within the earlier of 45 days and the Outside Date following delivery of written notice of such breach or failure to perform by Saturn to Indiana; provided, however, that no Party shall have the right to terminate this Agreement under this Section 8.1(b) if such Party has breached or failed to perform any of its respective covenants or agreements hereunder, or if any of such Party’s representations or warranties in Article III or Article IV, as applicable, is inaccurate, which breach, failure to perform or inaccuracy would give rise to the failure of a condition in Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b), as applicable;

(c) by either Indiana or Saturn if the Acquisition shall not have been consummated by October 30, 2025 (the “Initial Outside Date” and, as it may be extended pursuant to this Section 8.1(c), the “Outside Date”); provided, however, that, if on the Initial Outside Date, any of the conditions to closing set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.3(g) (in each case, as relates to any Required Pre-Closing Regulatory Approval), shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of those conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date), then the Initial Outside Date shall be automatically extended to January 28, 2026 (the “First Extended Outside Date”); provided, further, however, that, if on the First Extended Outside Date, any of the conditions to closing set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.3(g) (in each case, as relates to any Required Pre-Closing Regulatory Approval) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of those conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date), then the First Extended Outside Date shall be automatically extended to April 28, 2026 (the “Second Extended Outside Date”); provided, further, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall primarily have resulted in, the failure of the Acquisition to be consummated on or prior to the Outside Date (as may have been extended);

(d) by either Indiana or Saturn if the Indiana Shareholder Approval is not obtained at the Indiana Shareholders’ Meeting duly convened, or in the case of a lack of quorum, duly reconvened (unless such Indiana Shareholders’ Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof in accordance with Section 5.12(b));

(e) by either Indiana or Saturn if any Governmental Authority in any jurisdiction for which there is a Required Antitrust Approval, a Required Telecommunication Approval that is a Consent or a Required FDI Approval, or in any other jurisdiction that is material to the Combined Company, shall have issued an Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which such Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall primarily have resulted in, the issuance of such Order or the taking of such action; or

(f) (i) by Indiana if (A) all of the conditions in Section 6.1 and Section 6.3 have been satisfied (other than any such condition that by its nature is to be satisfied at the Closing or on the Closing Date, any such condition that has been waived by Saturn, and any such condition the failure of which to be satisfied has been caused by or results from a breach by Saturn of any of its covenants or agreements hereunder), (B) Indiana has irrevocably confirmed in writing at least three Business Days prior to such termination that Indiana stands ready, willing and able to consummate the Closing and (C) Saturn has failed (for any reason) to consummate the Closing on or prior to the date on which Saturn was required to consummate the Closing under Section 2.2 (such failure, a “Saturn Closing Failure”) and within three Business Days after receipt by Saturn of the written confirmation referred to in clause (B) of this clause (i) or (ii) by Saturn if (A) all of the conditions in Section 6.1 and Section 6.2 have been satisfied (other than any such condition that by its nature is to be satisfied at the Closing or on the Closing Date, any such condition that has been waived by Indiana, and any such condition the failure of which to be satisfied has been caused by or results from a breach by Indiana of any of its covenants or agreements hereunder), (B) Saturn has irrevocably confirmed in writing at least three Business Days prior to such termination that Saturn stands ready, willing and able to consummate the Closing and (C) Indiana has failed (for any reason) to consummate the Closing on or prior to the date on which Indiana was required to consummate the Closing under Section 2.2 (such failure, an “Indiana Closing Failure”) and within three Business Days after receipt by Indiana of the written confirmation referred to in clause (B) of this clause (ii).

Section 8.2 Effect of Termination.

(a) In order to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)), the Party desiring to terminate this Agreement shall give written notice of such termination to the other Party, specifying the provision of this Agreement pursuant to which such termination is effected. In the event of termination hereof as provided in Section 8.1, (i) this Agreement shall forthwith become void and there shall be no Liability on the part of any Party, whether arising prior to, at or after such time, except (1) for the provisions of Section 5.7, Section 5.10, Section 5.13(b), Article VII and Article IX and this Section 8.2, and any related defined terms, which shall each survive in accordance with their respective terms and (2) no such termination shall relieve either Party from any Liability or damages arising out of a willful and material breach of any of its covenants or agreements set forth herein or Fraud and (ii) if this Agreement has been terminated (A) by Indiana or Saturn pursuant to a Regulatory Condition Termination and at the time of such termination Saturn did not have the right to terminate this Agreement under Section 8.1(b), Section 8.1(d) or Section 8.1(f), (B) by Indiana or Saturn pursuant to Section 8.1(c) and, at the time of such termination under Section 8.1(c), Indiana would have been entitled to terminate this Agreement under Section 8.1(b) or Section 8.1(f) or (C) by Indiana pursuant to Section 8.1(b) or Section 8.1(f) (assuming that the written confirmation contemplated by the applicable clause (B) thereof had been provided and the Non-Terminating Party had not consummated the Closing within three Business Days after receipt of such written confirmation), then following such termination Saturn and Indiana (or their applicable Subsidiaries) shall negotiate in good faith to prepare and execute (or cause its applicable Subsidiary to execute) a commercial agreement between Saturn (or its applicable Subsidiary) and Indiana (or its applicable Subsidiary), in a form that incorporates the terms and conditions set forth in the Commercial Agreement Term Sheet in all material respects (such agreement, the “Commercial Agreement”) within thirty (30) days after the date of such termination; provided that, solely in the event the Commercial Agreement is not executed prior to such date, (x) Saturn and Indiana shall continue to negotiate in good faith to prepare and execute the Commercial Agreement and (y) the Commercial Agreement Term Sheet shall be deemed to be binding on the Parties (or their applicable Subsidiaries) and the terms and conditions set forth therein shall govern until such time as such agreement is so executed.

(b) Termination Fees.

(i) In the event that this Agreement is validly terminated by Indiana or Saturn (such terminating Party, the “Terminating Party” and, such non-terminating Party, the “Non-Terminating Party”) pursuant to (A) Section 8.1(b) or Section 8.1(f), (B) Section 8.1(c) and, at the time of such termination under Section 8.1(c), the Terminating Party would have been entitled to terminate this Agreement under Section 8.1(b) or Section 8.1(f) (assuming that the written confirmation contemplated by the applicable clause (B) thereof had been provided and the Non-Terminating Party had not consummated the Closing within three Business Days after receipt of such written confirmation) or (C) Section 8.1(e) and, at the time of such termination under Section 8.1(e), the Terminating Party would have been entitled to terminate this Agreement under Section 8.1(b) or Section 8.1(f) (assuming that the written confirmation contemplated by the applicable clause (B) thereof had been provided and the Non-Terminating Party had not consummated the Closing within three Business Days after receipt of such written confirmation) (any termination contemplated by the foregoing clauses (A), (B) or (C), a “Breach Termination”), then the Non-Terminating Party shall pay to the Terminating Party an amount in cash by wire transfer of immediately available funds equal to $300,000,000 (the “Breach Termination Fee”), together with the Terminating Party’s and its Affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of attorneys, accountants, financial advisors and other professionals and the reasonable and documented out-of-pocket expenses incurred in connection with any Action commenced to enforce the Non-Terminating Party’s obligation to pay the applicable Termination Payments) (such costs and expenses, the “Breach Termination Fee Expenses”) within two Business Days after the date of such termination.

(ii) In the event that this Agreement is validly terminated by Indiana or Saturn pursuant to Section 8.1(d) (a “Vote Condition Termination”), then Indiana shall pay to Saturn an amount in cash by wire transfer of immediately available funds equal to $300,000,000 (the “Vote Condition Termination Fee”), together with Saturn’s and its Affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of attorneys, accountants, financial advisors and other professionals and the reasonable and documented out-of-pocket expenses incurred in connection with any Action commenced to enforce Indiana’s obligation to pay the applicable Termination Payments) (such costs and expenses, the “Vote Condition Termination Fee Expenses”) within two Business Days after the date of such termination.

(iii) In the event that this Agreement is validly terminated by Indiana or Saturn pursuant to (A) Section 8.1(e) (and such termination does not constitute a Breach Termination) or (B) Section 8.1(c) (and (1) such termination does not constitute a Breach Termination and (2) at the time of such termination under Section 8.1(c), any of the conditions to closing set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.3(g) (in each case, as relates to any Required Pre-Closing Regulatory Approval), shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of those conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date)) (any such termination, a “Regulatory Condition Termination” and, together with a Breach Termination and a Vote Condition Termination, the “Fee Terminations”), then Saturn shall pay to Indiana an amount equal to $250,000,000 (the “Regulatory Condition Termination Fee” and, together with the Breach Termination Fee and the Vote Condition Termination Fee, the “Termination Fees”), together with Indiana’s and its Affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of attorneys, accountants, financial advisors and other professionals and the reasonable and documented out-of-pocket expenses incurred in connection with any Action commenced to enforce Saturn’s obligation to pay the applicable Termination Payments) (such costs and expenses, the “Regulatory Condition Termination Fee Expenses” and, collectively with the Breach Termination Fee Expenses and the Vote Condition Termination Fee Expenses, the “Termination Fee Expenses”) within two Business Days after the date of such termination; provided, however, that in no event will Indiana be entitled to the Regulatory Condition Termination Fee or any Regulatory Condition Termination Fee Expenses if (x) the failure of Indiana to fulfill any obligation under this Agreement or

(y) the Liquidation shall have been the primary cause of, or shall primarily have resulted in, the failure of the Acquisition to be consummated on or prior to the Outside Date (as may have been extended) or the issuance of the Order or the taking of the action giving rise to a termination pursuant to Section 8.1(e).

(iv) If the applicable Party fails to pay the applicable Termination Fee when required to be made pursuant to this Section 8.2(b), such Party shall also pay to the other Party interest on such Termination Fee from the date such payment was required to be made pursuant to this Section 8.2(b) until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus 500 basis points (such interest, the “Termination Fee Interest” and, together with the applicable Termination Fee and the applicable Termination Fee Expenses, the “Termination Payments”). The Parties agree that no Termination Fee is a penalty but is liquidated damages in a reasonable amount that will compensate the applicable Party in circumstances in which such Termination Fee is payable, which amount would otherwise be difficult to calculate with precision.

(v) The Parties acknowledge and agree that in no event shall any Party be required to pay more than one Termination Fee or any Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary herein, if a Fee Termination occurs, the sole and exclusive remedy of the Party entitled to the corresponding Termination Fee and its Affiliates and Representatives (collectively, the “Payee Related Persons”) against the other Party and any of its Affiliates or Representatives (collectively, the “Payor Related Persons”) for any Losses that may be based on, arise out of or relate to this Agreement, the Ancillary Agreements or the Transactions (including the negotiation, execution, performance or subject matter hereof or thereof) shall be the applicable Termination Payments pursuant to Section 8.2(b), and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, and whether at law or in equity). Without limiting the generality of the foregoing, following payment of the applicable Termination Payments by the applicable Party to the other Party, none of the Payor Related Persons shall have any further Liability to the Payee Related Persons arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions (including the negotiation, execution, performance or subject matter hereof or thereof), and neither Party shall be entitled to contest or otherwise challenge the termination of this Agreement or the basis therefor.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or relating to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated, except that (x) all filing fees and other charges for the filings required to be made by Saturn and Indiana pursuant to Section 5.8 in connection with the Transactions (other than attorneys’ fees, accountants’ fees and related expenses) and (y) all fees and expenses of any consultant, advisor or other Representative that is engaged jointly by Saturn and Indiana shall, in either case, be shared equally between Saturn and Indiana.

Section 9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the Parties at any time prior to the Closing Date; provided, however, that after the Indiana Shareholder Approval has been obtained, no amendment shall be effective which pursuant to applicable Law requires further approval or adoption by such shareholders without such further approval or adoption first having been obtained. Any such amendment, modification or supplement shall be effective only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 9.3 Extension. At any time prior to the Closing, the Parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the Parties. Any agreement on the part of a Party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 9.4 Waiver. At any time prior to the Closing, the Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party herein or any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions of the other Party herein; provided, however, that after the Indiana Shareholder Approval has been obtained, no waiver shall be effective which pursuant to applicable Law requires further approval or adoption by such shareholders without such further approval or adoption first having been obtained. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, at the time of delivery by email (provided there is no automated return email indicating the email address is no longer valid or active or the recipient thereof is unavailable), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to Saturn, to:

SES S.A.

Château de Betzdorf

L-6815 Betzdorf

Grand Duchy of Luxembourg

Attention:  Thai Rubin

Email:    [Omitted]

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  David Wilf; Phillip Sanders

Email:    dwilf@gibsondunn.com

    psanders@gibsondunn.com

and

Arendt & Medernach

41A, JF Kennedy, L-2082 Luxembourg

Attention:  Laurent Schummer; Philippe Harles

Email:    laurent.schummer@arendt.com

    philippe.harles@arendt.com

(ii)	if to Indiana, to:

Intelsat S.A.

7900 Tysons One Place

McLean, VA 22102

Attention:  Michelle Bryan

Email:    [Omitted]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attention:  Richard Oliver; Marc Gerber; Micah Kegley

Email:    richard.oliver@skadden.com

    marc.gerber@skadden.com

    micah.kegley@skadden.com

and

Elvinger Hoss Prussen, société anonyme

2 Place Winston Churchill, L-1340 Luxembourg

Attention:  Toinon Hoss

Email:    toinonhoss@elvingerhoss.lu

All notices not delivered by email shall, contemporaneously with the delivery of such notice by other means in compliance with this Section 9.5, be delivered by the delivering Party to the other Party receiving any such notice by email (it being understood and agreed that a failure by a Party to deliver such notice by email shall not invalidate the validity of the delivery by such other means in compliance with this Section 9.5).

Section 9.6 Interpretation.

(a) The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against either Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause herein unless, in each case, the context otherwise requires; (b) the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented or restated from time to time in accordance with the terms thereof; (i) references to any Person include the successors and permitted assigns of that Person and the predecessors in interest of that Person (but without prejudice to the provisions of this Agreement); (j) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (k) the words “dollar,” “USD” or “$” shall mean U.S. dollars; (l) the word “day” means calendar day unless Business Day is expressly specified; (m) the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if”; (n) references herein to “default under,” “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both,” whether or not so specified; and (o) references herein to “ordinary course of business” or other expression of similar import in Article I, Article III and Article IV shall be deemed to be followed by the phrase “consistent with past practice” whether or not so specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to documents being “provided,” “made available” or “delivered” shall mean that any such document was posted in the virtual data room prepared by either Party (including any virtual data room prepared in connection with the 2023 Potential Transaction) or otherwise provided to the other Party in electronic or hard-copy format on or prior to the date hereof. References to a person are also to its successors and permitted assigns. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, and includes all rules and regulations promulgated under such Law.

(b) The Exhibits hereto and the Disclosure Schedules are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedules shall be organized into sections that correspond to the Sections hereof. Any item set forth in any section of the Disclosure Schedules that corresponds to a Section of Article III or Article IV shall apply to and qualify such Section and any other Section if such item’s relevance to such other Section is reasonably apparent on its face. Each capitalized term used in any Exhibit or in the Disclosure Schedules but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedules may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedules shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. Any summary in the Disclosure Schedules does not purport to be comprehensive and is qualified in its entirety by reference to the text of any documents described in such summary. The inclusion of any information, item or other disclosure in the Disclosure Schedules shall not be construed as (i) an admission of any Liability of any Party with respect to any third Person, (ii) an admission against the interest of any Party to any third Person or (iii) a basis for establishing any standard for what is or is not in the ordinary course of business or defining any other term or establishing any other standard set forth herein.

Section 9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement (including the Clean Team Confidentiality Agreement dated June 29, 2022, between the Parties (as amended)) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

Section 9.8 No Third-Party Beneficiaries. Except as expressly provided herein (including in Section 5.14(d)), nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.9 Governing Law. Except as provided in Section 9.10(b) and Section 9.11(c), this Agreement, and all claims, disputes and causes of action that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the internal Laws of the Grand Duchy of Luxembourg, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the Grand Duchy of Luxembourg.

Section 9.10 Specific Performance.

(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the valid termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Transactions (as applicable), in any court referred to in Section 9.10(b), without proof of actual harm (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement. If, prior to the valid termination of this Agreement pursuant to Article VIII, any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary in this Agreement, the Outside Date shall automatically be extended by (a) the period of time between the commencement of such Action and the date on which such Action is fully and finally resolved, plus twenty (20) Business Days, plus (b) any such other time period as finally determined by the court presiding over such Action.

(b) Notwithstanding anything to the contrary set forth in this Agreement, this Section 9.10, and any Action arising out of or pursuant to Section 9.10(a) shall be governed by, construed and enforced in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. With respect to any Action or cause of action arising out of or pursuant to Section 9.10(a), each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York located in the Borough of Manhattan or, to the extent such court does not have subject matter jurisdiction, any New York State court sitting in the Borough of Manhattan, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively in the courts identified in clause (i) of this Section 9.10(b), (iii) waives any objection to laying venue in any such Action or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 9.5.

(c) For the avoidance of doubt, in the event that a Saturn Closing Failure or an Indiana Closing Failure occurs, Indiana or Saturn, respectively, shall be entitled, in its sole discretion, (i) to enforce specifically the performance of terms and provisions of this Agreement, including its right to cause the other Party to consummate the Transactions (as applicable) under Section 9.10(a) or (ii) terminate this Agreement pursuant to Section 8.1(f), including (A) while seeking to enforce specifically the performance of terms and provisions of this Agreement or (B) after seeking to enforce specifically the performance of terms and provisions of this Agreement and not obtaining such specific enforcement and require payment of the Breach Termination Fee; provided, however, that in no event shall either Party be entitled to both an Order granting such specific enforcement that results in the occurrence of the Closing and the Breach Termination Fee.

(d) The provisions of Article 1142 of the Luxembourg Civil Code are hereby waived to the fullest extent permitted.

Section 9.11 Arbitration of Disputes; Consent to Jurisdiction.

(a) Except as provided in Section 9.10(b), each of the Parties irrevocably agrees that any disputes, controversies or claims arising out of or in connection with this Agreement of any nature whatsoever, including any disputes arising out of or in connection with its creation, existence, validity, interpretation, termination or non-performance (a “Dispute”), which cannot be amicably resolved between the Parties within 30 days after written notice thereof, shall be submitted to final and binding arbitration under the Rules of the London Court of International Arbitration then in effect (the “Arbitration Rules”) (except as expressly modified herein) by a panel of three arbitrators, applying the Laws of the Grand Duchy of Luxembourg in accordance with Section 9.9, with Saturn, on the one hand, and Indiana, on the other hand, each appointing one arbitrator, and the two arbitrators so appointed appointing the third arbitrator in accordance with the Arbitration Rules; provided, however, that none of the arbitrators shall be nationals of the United States or Luxembourg. In addition to monetary damages, the arbitrators shall be empowered to award equitable or any other relief available under the Laws of the Grand Duchy of Luxembourg. The award of the arbitrators shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the Parties for any Dispute, except that the Parties are entitled to take any action in support of arbitration allowed under the Arbitration Rules and/or the English Arbitration Act of 1996 (or other applicable Law of England). Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets. The seat, or legal place, of the arbitration shall be London, England, and the language to be used in the arbitral proceedings shall be English.

(b) A Party may request consolidation under the Arbitration Rules of two or more arbitrations pending under this Agreement or any Ancillary Agreement into a single arbitration. The Parties agree that two or more arbitration proceedings may be consolidated in accordance with this Section 9.11 and subject to the Arbitration Rules even if the parties to such arbitration proceedings are not identical. Any order of consolidation issued pursuant to the Arbitration Rules shall be final and binding upon the parties to the new arbitration, prior pending or subsequently filed arbitrations. The Parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Arbitration Rules or in any court.

(c) The governing law of the arbitration agreement and its procedure shall be the Laws of England.

Section 9.12 No Recourse. All claims, obligations, Liabilities, or causes of action (whether at law or in equity) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transactions or the negotiation, execution, or performance of this Agreement or the Transactions, may be made only against (and are those solely of) the Parties (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future Representative, incorporator, shareholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any Liability (whether at law or in equity) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions, or based on, in respect of, or by reason of this Agreement or the Transactions, or in its negotiation, execution, performance, or breach. To the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the Entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement and the Transactions or any representation or warranty made herein by a Contracting Party.

Section 9.13 Mutual Release.

(a) Effective as of the Closing, other than (i) any rights or remedies arising under any Ancillary Agreement or under the covenants and agreements hereunder that have performance obligations following the Closing (including Section 5.17), and (ii) any claim or remedy with respect to Fraud, Saturn, on behalf of itself and its Subsidiaries (including, following the Closing, Holdings and its Subsidiaries) and its and their respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Saturn Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Indiana and its Affiliates (excluding, following the Closing, Holdings and its Subsidiaries), and Indiana’s and its Affiliates’ respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing

(collectively, the “Indiana Released Parties”), in each case in their capacity as such, of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, all Actions, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) that any Saturn Releasing Party may have against any of the Indiana Released Parties, in each case in respect of any event occurring or circumstances existing on or prior to the Closing Date related to (A) the Transferred Shares, (B) the Transferred Assets, the Assumed Liabilities or the ownership or operation thereof, (C) this Agreement or (D) any other cause, matter or thing related to Holdings and its Subsidiaries or the Transactions, including any claim for breach of contract, breach of representation or warranty or negligent misrepresentation.

(b) Effective as of the Closing, other than (i) any rights or remedies arising under any Ancillary Agreement or under the covenants and agreements hereunder that have performance obligations following the Closing (including Section 5.17), and (ii) any claim or remedy with respect to Fraud, Indiana, on behalf of itself and its past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Indiana Releasing Parties”), hereby irrevocably and unconditionally release and forever discharge Saturn and its Subsidiaries (including, following the Closing, Holdings and its Subsidiaries) and their respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members or advisors, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Holdings Released Parties”), in each case in their capacity as such, of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, all Actions, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) that any Indiana Releasing Party may have against any of the Holdings Released Parties, in each case in respect of any event occurring or circumstances existing on or prior to the Closing Date related to (A) the Transferred Shares, (B) the Transferred Assets, the Assumed Liabilities or the ownership or operation thereof, (C) this Agreement or (D) any other cause, matter or thing related to Holdings and its Subsidiaries or the Transactions, including any claim for breach of contract, breach of representation or warranty or negligent misrepresentation.

(c) Each of the Indiana Releasing Parties and the Saturn Releasing Parties understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Indiana Released Parties and Holdings Released Parties are intended third-party beneficiaries of this Section 9.13, with full rights of enforcement of this Section 9.13 as if a party hereto.

Section 9.14 Protected Communications. The Parties agree that upon and after the Closing, without the need for any further action, (a) all right, title, and interest of Holdings or any of its Subsidiaries in and to all Protected Communications shall thereupon transfer to and be vested solely in Indiana, and (b) all Protected Communications shall be deemed privileged and all expectations of client confidence and protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by Holdings or any of its Subsidiaries or otherwise shall thereupon be vested exclusively in Indiana and shall be exercised or waived solely as directed by Indiana. From and after the Closing, neither Saturn nor Holdings or any of its Subsidiaries shall, or shall have any right to, use or access the Protected Communications. Notwithstanding the foregoing, if a dispute arises between Holdings or any of its Subsidiaries, on the one hand, and any other Person (other than Indiana or any of its Representatives), on the other hand, Holdings or its applicable Subsidiary may exercise all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any

Protected Communications; provided that none of Saturn, Holdings nor any of their respective Subsidiaries or any Person acting on any of their behalf, shall, without the prior written consent of Indiana, waive or attempt to waive, or take any action that could result in a waiver of, any such protection against disclosure, including the attorney-client privileges or work product protection of, or provide to such Person or its Representatives, any Protected Communication. If Saturn, Holdings or any of their respective Subsidiaries are requested or required to disclose any Protected Communications by any Person, Saturn shall, to the extent permitted by applicable Law, provide Indiana with written notice (email being sufficient) as promptly as practicable of any such request or requirement so that Indiana may seek (at its sole cost and expense) an appropriate protective order or other appropriate remedy.

Section 9.15 Retention of Counsel. In any dispute, proceeding or Action arising under or in connection with this Agreement or any Ancillary Agreement after the Closing, (a) each of Indiana, the Liquidator, the Indiana Shareholders or any Holder (as defined in the New CVR Agreement) shall have the right, at their election, to retain any of Skadden, Arps, Slate, Meagher & Flom LLP, Elvinger Hoss Prussen or Wiley Rein LLP to represent such Person in such matter, even if such representation shall be adverse to Saturn or its Affiliates (including Holdings and its Subsidiaries), (b) Saturn, for itself and its Affiliates (including Holdings and its Subsidiaries), successors and assigns, hereby irrevocably consent to any such representation in any such matter, and (c) Saturn, for itself and its Affiliates (including Holdings and its Subsidiaries), successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of any adversity between the interests of Indiana, the Liquidator, the Indiana Shareholders or any Holder (as defined in the New CVR Agreement), on the one hand, and Saturn or its Affiliates (including Holdings and its Subsidiaries), on the other hand, in any such matter.

Section 9.16 No Waiver of Privilege, Protection From Disclosure, or Use. The Parties understand and agree that nothing herein shall be deemed to be a waiver of any applicable attorney–client privilege or other protection from disclosure or use related to any Protected Communication. Each Party understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated hereby could result in the inadvertent disclosure of Protected Communications. The Parties further understand and agree that any disclosure of any Protected Communications shall not waive or otherwise prejudice any claim of confidentiality, privilege, or protection from such disclosure.

Section 9.17 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of Saturn (in the case of an assignment by Indiana) or Indiana (in the case of an assignment by Saturn), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.18 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been herein and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 9.19 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 9.20 .pdf Signature. This Agreement may be executed manually or by other electronic transmission by the Parties and the exchange of a fully executed Agreement (in counterparts or otherwise), including by generally recognized and qualified e-signature technology, shall be sufficient to bind the Parties to the terms and conditions of this Agreement and to constitute an original for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SES S.A.

By:	/s/ Adel Al-Saleh
Name: Adel Al-Saleh
Title: Chief Executive Officer

INTELSAT S.A.

By:	/s/ David Wajsgras
Name: David Wajsgras
Title: Chief Executive Officer

Signature Page to Share Purchase Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●] [●], 202[●] (the “Effective Date”), by and among [●], as Rights Agent (the “Rights Agent”), and SES S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B81267 with the Luxembourg Registre de commerce et des sociétés (the “CVR Issuer”).

RECITALS

WHEREAS, the CVR Issuer and Intelsat S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B162135 with the Luxembourg Registre de commerce et des sociétés (“Indiana”), have entered into a Share Purchase Agreement, dated as of April 30, 2024 (as amended, amended and restated or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the CVR Issuer has agreed to issue the CVRs contemplated in this Agreement, on and subject to the terms contained in this Agreement; and

WHEREAS, a registration statement on Form F-4 (No. [●]) with respect to the CVRs has been prepared and filed by the CVR Issuer with the U.S. Securities and Exchange Commission and has become effective in accordance with the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions contemplated by the Purchase Agreement, the CVR Issuer and Rights Agent agree, for the equal and proportionate benefit of the holders of CVRs (collectively, the “Holders”), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. All capitalized terms used in this Agreement without definitions shall have the respective meanings ascribed to them in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, of any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control,” as used with respect to any Entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition and Agreement, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Consideration” means, with respect to any Qualified Monetization, an amount equal to forty-two and one-half percent (42.5%) (the “Applicable Percentage”) of the cumulative Net Proceeds received by the CVR Issuer and its Affiliates between the date hereof and the Termination Date with respect to such Qualified Monetization. For illustrative purposes only, Exhibit B sets forth a sample calculation of Applicable Consideration.

“Applicable Expenses” means, as of any date of determination with respect to any Qualified Monetization, all reasonable and documented fees and expenses incurred (or estimated in good faith to be incurred) by the CVR

Issuer and its Affiliates in connection with such Qualified Monetization to the extent not actually reimbursed as of such time, including, without duplication, (a) out-of-pocket legal, accounting, consulting and other advisor fees and expenses, (b) Tax Costs, (c) any sums directly attributed to requisite satellite costs (including launch and insurance), network costs and customer relocation costs (including cost of capital and interest costs) and (d) any transition costs incurred by the CVR Issuer or any of its Affiliates in connection with the repurposing of Applicable Spectrum. Applicable Expenses shall be reduced by any reduction in actual cash Taxes payable in the taxable period of the payment or accrual of any unreimbursed fees or expenses described in the prior sentence by CVR Issuer or any of its Affiliates and resulting directly from deductions arising from the payment of accrual of such unreimbursed fees or expenses, determined on a “with and without” basis with respect to any such fees or expenses paid or accrued, treating any such fees or expenses paid or accrued as the last item paid or accrued in the applicable taxable period.

“Applicable Spectrum” means the CVR Issuer and its Affiliates’ usage rights for up to 100 MHz of the C-Band downlink spectrum at 3.98–4.2 GHz; provided that, if after the date hereof the CVR Issuer or any of its Affiliates acquires, is acquired by or combines with (including in a Change of Control) any Entity (including Eutelsat S.A., Telesat Canada, Star One S.A. or any of such Entities’ Affiliates or Subsidiaries) (collectively, “Other Entities”), Applicable Spectrum shall not include any C-Band downlink spectrum of such Other Entities, and any monetization of such C-Band downlink spectrum shall not be included in the determination of Gross Proceeds, Net Proceeds or Applicable Consideration.

“Applicable Transfer” means a sale or transfer of Applicable Spectrum by the CVR Issuer; provided that a “sale” or “transfer” shall not include the provision of third party use rights with respect to Applicable Spectrum (e.g., a spectrum leasing arrangement); provided that such provision does not restrict the CVR Issuer’s and its Affiliates’ ability to monetize such Applicable Spectrum pursuant to an event of Qualified Monetization; provided, further, that if such provision of use rights partially restricts such monetization by the CVR Issuer (e.g., granting partial rights to monetization to such third party), the Applicable Spectrum shall be deemed sold or transferred only to the extent of such restriction.

“Assignee” has the meaning set forth in Section 6.3(a).

“Beneficial Interest” means, solely for purposes of and as used in Sections 2.2 and 2.3, with respect to any Beneficial Owner, the securities entitlement held by such Beneficial Owner in the CVRs it Beneficially Owns.

“Beneficial Owner” means, solely for purposes of and as used in Sections 2.3 and 2.5, any Person owning a securities entitlement with respect to CVRs registered to Cede & Co. (or such other nominee as may be selected by DTC), as nominee for DTC, which securities entitlement is held directly or indirectly through the book-entry system maintained by DTC and DTC Participants and which securities entitlement has not been ultimately credited to any other Person’s securities account. “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” shall have the correlative meanings.

“Board of Directors” means the board of directors (or other applicable governing body) of the CVR Issuer.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of the CVR Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required by applicable Law to be closed in New York, New York or the Grand Duchy of Luxembourg.

“Change of Control” means one or a series of related transactions (including by way of merger, purchase, amalgamation, consolidation, scheme of arrangement or other business combination transaction) pursuant to which a Person or group of Persons (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange

Act or any successor provision) acquires, directly or indirectly: (a) more than fifty percent (50%) of the voting power of the CVR Issuer (or the surviving entity in such transaction if such transaction is merger, consolidation or similar transaction and the CVR Issuer is a constituent party thereto); or (b) all or substantially all of the assets of the CVR Issuer and its Affiliates (taken as a whole and as measured by asset valuations or other fair market value determinations); provided that the foregoing references to Person shall be deemed not to include Affiliates of the CVR Issuer.

“Contracting Party” has the meaning set forth in Section 6.14.

“CVRs” means, collectively, the rights of Holders to receive a contingent cash payment pursuant to the terms of this Agreement.

“CVR Issuer” has the meaning set forth in the Preamble.

“CVR Payment Amount” has the meaning set forth in Section 2.5.

“CVR Payment Date” means any date a CVR Payment Amount is paid by the Rights Agent to the Holders pursuant to Section 2.5.

“CVR Register” has the meaning set forth in Section 2.3(a).

“Depository Agreement” means the Blanket Issuer Letter of Representations from the CVR Issuer to DTC, as the same may be amended or supplemented from time to time.

“Direct Owner” means any holder of CVRs who is registered on the CVR Register.

“Direct Owner Legend” means the legend on the account of each Holder of CVRs held in book-entry on the CVR Register in the form set forth on Exhibit A-1 hereto.

“Direct Registration CVRs” means CVRs held in book-entry on the CVR Register.

“Dispute Statement” has the meaning set forth in Section 2.4(b).

“Disputed Items” has the meaning set forth in Section 2.4(b).

“Disputing Holders” has the meaning set forth in Section 2.4(b).

“DTC” means The Depository Trust Company or any successor thereto.

“DTC Participant” means any Person that is reflected on the books and records of DTC as having a direct interest in the CVRs held of record by DTC.

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Authority), and including any successor, by merger or otherwise, of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor Governmental Authority performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

“Final Payment Certificate” has the meaning set forth in Section 2.4(d).

“Fully Diluted Share Number” means [●].

“Global Security” means the global certificate or certificates issued to DTC as provided in the Depository Agreement, each of which shall be in substantially the form attached hereto as Exhibit A-2.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, branch, agency, committee, or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Gross Proceeds” means, with respect to any Qualified Monetization, any cash consideration, without duplication, that is actually received by the CVR Issuer or any of its Affiliates solely to the extent such consideration directly results from the final clearance or Applicable Transfer of Applicable Spectrum pursuant to such Qualified Monetization.

“Holders” has the meaning set forth in the Recitals. A Person shall cease to be a Holder hereunder at such time as it ceases to hold, directly or indirectly, Beneficial Ownership of any CVRs.

“Independent Advisor” has the meaning set forth in Section 2.4(c).

“Independent Advisor Costs” has the meaning set forth in Section 2.4(c).

“Indiana” has the meaning set forth in the Recitals.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, constitution, treaty, common law, injunction, judgment, decree, Order or other requirement or rule of law of any Governmental Authority.

“Majority of Holders” means, as of the time of determination, Holders of not less than a majority of the issued and Outstanding CVRs.

“Net Proceeds” means, with respect to any Qualified Monetization, an amount equal to (a) Gross Proceeds with respect to such Qualified Monetization, minus (b) the Applicable Expenses with respect to such Qualified Monetization.

“Non-Party Affiliates” has the meaning set forth in Section 6.14.

“Officer’s Certificate” means a certificate signed by an authorized officer of the CVR Issuer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Authority.

“Outside Date” means the date that is seven and one-half (7.5) years after the date hereof; provided that, in the event (a) an Applicable Order has been issued prior to the Outside Date or (b) the CVR Issuer (or any of its Affiliates) enters into a definitive agreement in respect of an Applicable Transfer prior to the Outside Date, but Gross Proceeds resulting from any event described in the foregoing clause (a) or (b) have not been received as of the Outside Date, the Outside Date shall automatically be extended to the date on which all of the Applicable Consideration payable hereunder in respect of such event(s) has been deposited with the Rights Agent for further distribution to the Holders.

“Outstanding” when used with respect to CVRs means, as of the date of determination, all CVRs theretofore authenticated and delivered under this Agreement, except CVRs theretofore canceled by the Rights Agent in accordance with this Agreement or delivered to the Rights Agent for cancellation in accordance with this Agreement; provided that, for the avoidance of doubt, any CVRs owned by the CVR Issuer or any Affiliate of the CVR Issuer (other than any CVRs abandoned and canceled pursuant to Section 2.9 hereof) shall be treated as Outstanding for all purposes under this Agreement, including the calculation and distribution of a CVR Payment Amount.

“Payment Certificate” has the meaning set forth in Section 2.4(a).

“Person” means any individual or Entity.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualified Monetization” means (a) the adoption, enactment or promulgation of any Law by any Governmental Authority requiring the clearing of Applicable Spectrum (an “Applicable Order”) or (b) the consummation of an Applicable Transfer, in each case, whether occurring prior to or after the date hereof and that directly results in the receipt by the CVR Issuer or any of its Affiliates on or after the date hereof and prior to the Outside Date of cash consideration for the final clearance or transfer of Applicable Spectrum (including with respect to governmental relocation payments or private negotiations); provided, however, that in no event shall (i) any (x) Regulatory Concession (as defined in the Purchase Agreement) or (y) a Change of Control of the CVR Issuer be deemed a Qualified Monetization or (ii) the C-Band Order (as defined in the Purchase Agreement) constitute an Applicable Order.

“Rights Agent” has the meaning set forth in the Preamble or its successor or assigns.

“SEC” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any Entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such Entity or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs of such Entity.

“Tax” means all taxes, duties, assessments, levies, imposts, and any other charges of a similar nature (including interest, penalties, additions to tax, and other liabilities with respect thereto), however denominated, that are imposed by any Governmental Authority.

“Tax Costs” means any liability for cash Taxes of any kind imposed on or with respect to the CVR Issuer or any of its Affiliates to the extent attributable to the receipt of any Gross Proceeds, determined on a “with and without” basis with respect to any amount of Gross Proceeds received by the CVR Issuer or any of its Affiliates, treating any Gross Proceeds received as the last item realized in the applicable taxable period; provided that (a) for the avoidance of doubt, the “with and without” basis determination (and treating any Gross Proceeds received as the last item realized in the applicable taxable period) is intended to have the effect that cash Taxes imposed shall be computed after reduction for any Tax attribute actually used (other than Tax deductions arising from the CVR payments to the CVR Issuer) by the CVR Issuer or any of its Affiliates to reduce such cash Taxes payable, including net operating losses or Tax credits (and the use of any such Tax attribute shall not itself be considered a Tax Cost) and (b) Tax Costs shall be increased by any out-of-pocket third-party costs and expenses reasonably attributable to determining the cash Taxes applicable to the receipt of Gross Proceeds by the CVR Issuer or any of its Affiliates.

“Termination Date” has the meaning set forth in Section 6.12.

“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any CVR to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred,” “Transfer” used as a verb, “Transferor” and “Transferee” shall have the correlative meanings. For the avoidance of doubt, the term “Transfer” includes a transfer of Beneficial Interests through DTC.

Section 1.2 Rules of Construction. The term “this Agreement” means this Agreement together with all Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against either party hereto, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause herein unless, in each case, the context otherwise requires; (b) the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections and Exhibits of this Agreement; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) references to any agreement or contract are to that agreement or contract as amended, modified, supplemented or restated from time to time in accordance with the terms thereof; (i) references to any Person include the successors and permitted assigns of that Person and the predecessors in interest of that Person (but without prejudice to the provisions of this Agreement); (j) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (k) the words “dollar,” “USD” or “$” shall mean U.S. dollars; (l) the word “day” means calendar day unless Business Day is expressly specified; (m) the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if”; and (n) references herein to “default under,” “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both,” whether or not so specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to a person are also to its successors and permitted assigns. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, and includes all rules and regulations promulgated under such Law.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive contingent payments pursuant to this Agreement. It is acknowledged and agreed that the CVR Issuer, without any further action, has hereby issued to Indiana as the sole Holder an aggregate number of CVRs equal to the Fully Diluted Share Number as of the Effective Date in accordance with the Purchase Agreement.

(b) The parties acknowledge that Indiana intends to distribute the CVRs in the Liquidation to the holders of Indiana Equity Securities (as defined in the Purchase Agreement) in accordance with the Purchase Agreement, which distribution shall be permitted under this Agreement subject to Section 2.3. Indiana shall notify the CVR Issuer and the Rights Agent of the effectiveness of the Liquidation and appropriate instructions to enable the Rights Agent to update the CVR Register to reflect the distribution of the CVRs.

(c) The CVR Issuer hereby appoints [●] as the Rights Agent to act as rights agent for the CVRs in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Transferability.

(a) The CVRs or any Beneficial Interest shall be freely transferable without the prior consent of the CVR Issuer except as provided in this Section 2.2. Notwithstanding any other provision of this Agreement to the contrary, no Holder shall Transfer any of its CVRs or Beneficial Interests except:

(i) as permitted under the Securities Act and other applicable federal Law or state securities or blue sky Laws;

(ii) if such Transfer would not cause the CVR Issuer or any Subsidiary or Affiliate of the CVR Issuer to be required to register as an investment company under the Investment Company Act of 1940; and

(iii) if such Transfer would not cause the CVR Issuer or any Subsidiary or Affiliate of the CVR Issuer to be subject to regulation under the Investment Advisers Act of 1940.

(b) Any attempted or purported Transfer of all or a portion of the CVRs or Beneficial Interests held by a Holder in violation of this Section 2.2 shall be null and void and of no force or effect whatsoever, such purported Transferee shall not be treated as a Holder of the CVRs or Beneficial Interests for purposes of this Agreement or otherwise, and the Rights Agent shall not register such Transfer.

Section 2.3 CVR Register; DTC.

(a) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and permitted Transfers thereof. The CVRs shall be issued in the form of (a) one position for Cede & Co. representing all of the CVRs held by DTC on behalf of the Beneficial Owners holding through their respective DTC Participants and (b) Direct Registration CVRs. The Rights Agent shall have no responsibility whatsoever directly to the Beneficial Owners holding through their respective DTC Participants with respect to transfers of CVRs. Any Beneficial Owners holding through their respective DTC Participants may move their holdings of CVRs directly to the CVR Register as Direct Registration CVRs only through the procedures established by DTC.

(b) The direct Transferee (i.e., a Transferee that holds the CVRs directly and not simply a Beneficial Interest in CVRs registered in the name of Cede & Co.) of the CVRs Transferred shall be a Direct Owner for purposes of this Agreement. Any indirect Transferee (i.e., a Transferee that holds a Beneficial Interest in the CVRs registered in the name of Cede & Co.) of CVRs Transferred shall be bound by this Agreement as a Beneficial Owner. Following a Transfer in which a Beneficial Owner elects to hold as a Direct Owner (or vice versa), the Rights Agent shall amend the CVR Register to reflect the change in Direct Owners, and the Rights Agent shall take any other appropriate action in connection therewith.

(c) The CVR Issuer will enter into the Depository Agreement pursuant to which DTC will act as a securities depository for the CVRs. The CVRs deposited with DTC will be represented by a Global Security (which may be a book-entry security or consist of one or more certificates as required by DTC), which will be registered in the name of Cede & Co., as nominee for DTC or as DTC shall otherwise direct, and deposited with, or on behalf of, DTC. No other certificates evidencing such CVRs will be issued. The Global Security shall be in the form attached hereto as Exhibit A-2 or described therein and shall represent such CVRs as shall be specified therein and may provide that it shall represent the aggregate amount of Outstanding CVRs from time to time endorsed thereon and that the aggregate amount of Outstanding CVRs represented thereby may from time to time be increased or decreased. As of the Effective Date, without the need for any action or consent of any Person, including the CVR Issuer, an initial Global Security shall be issued reflecting the number of CVRs to be issued to Cede & Co. as of the Effective Date and shown on the CVR Register. Any Global Security shall be executed by an officer on behalf of the CVR Issuer. Any endorsement of a Global Security to reflect the amount, or any increase or decrease in the amount, of Outstanding CVRs represented thereby shall be made in such manner and upon instructions given by the CVR Issuer as specified in the Depository Agreement.

(d) Direct Registration CVRs shall be uncertificated and evidenced by the Direct Registration System maintained by the Rights Agent. Direct Registration CVRs do not need to be authenticated and shall be valid and obligatory for all purposes of this Agreement and shall entitle each Direct Owner thereof to all benefits of this Agreement.

(e) As promptly as reasonably practicable after the Effective Date, the Rights Agent shall provide a written statement to each Direct Owner showing the number of Direct Registration CVRs held thereby. Thereafter, the Rights Agent shall provide periodic written statements (and no less than biannually) to each Direct Owner showing the number of Direct Registration CVRs held thereby.

Section 2.4 Determination of Applicable Consideration.

(a) Within ninety (90) days following the receipt by the CVR Issuer or any of its Affiliates of any Gross Proceeds, the CVR Issuer shall deliver to the Rights Agent a certificate (a “Payment Certificate”) setting forth, in reasonable detail with reasonable supporting information, the CVR Issuer’s calculation of the Applicable Consideration with respect to such Gross Proceeds, including the CVR Issuer’s calculation of Gross Proceeds, Net Proceeds and Applicable Expenses (and the components thereof). Promptly following the CVR Issuer’s delivery of a Payment Certificate to the Rights Agent (but in any event within five (5) Business Days thereafter), the Rights Agent shall mail a notice, by email to the email address that appears on the CVR Register or, if no email address appears on the CVR Register, by first class mail to the Holders at their addresses as they appear on the CVR Register, that includes a copy of such Payment Certificate (a “Payment Notice”). All determinations and calculations with respect to the calculation of any Applicable Consideration in a Payment Certificate shall be reasonably made by the CVR Issuer in good faith, and such determinations shall be final, binding and conclusive on the Holders, absent manifest mathematical error, subject to the CVR Issuer’s receipt of a Payment Dispute Statement in accordance with the terms set forth in this Section 2.4.

(b) In the event that Holders holding CVRs representing at least forty-two and one-half percent (42.5%) of the Outstanding CVRs disagree with any of the determinations or calculations set forth in a Payment Certificate (such Holders, the “Disputing Holders”), the Disputing Holders may, within ten (10) Business Days after receipt by the Disputing Holders of the Payment Notice, deliver written notice to the CVR Issuer and the Rights Agent (a “Dispute Statement”) setting forth in reasonable detail the determinations or calculations (the “Disputed Items”) that the Disputing Holders dispute. Any determinations or calculations not specifically identified in the Dispute Statement shall be deemed to be final, binding and conclusive upon each of the Holders and the CVR Issuer. In the event that the CVR Issuer and the Rights Agent do not receive a Dispute Statement within such ten (10) Business Day period, then the Payment Certificate shall be deemed to be final, binding and conclusive upon each of the Holders and the CVR Issuer. Notwithstanding anything herein to the contrary, the Holders shall have no right to contest or otherwise dispute the CVR Issuer’s calculation of Tax Costs, or request any information with respect thereto, in each case, absent manifest mathematical error.

(c) A representative of the Disputing Holders (such representative to be identified in the Dispute Statement and selected by Disputing Holders who hold a majority of all CVRs held by the Disputing Holders), on the one hand, and the CVR Issuer, on the other hand, shall seek in good faith to resolve the Disputed Items for a period of ten (10) Business Days beginning on the date the CVR Issuer receives the Dispute Statement. If the representative of the Disputing Holders, on one hand, and the CVR Issuer, on the other hand, are unable to resolve any Disputed Items during such ten (10)-Business Day period, then the CVR Issuer shall promptly engage an independent third-party financial, accounting, valuation, appraisal or other advisor selected by a majority of the Disputing Holders that is reasonably acceptable to the CVR Issuer (an “Independent Advisor”) to conduct a non-binding determination or calculation of the remaining Disputed Items. The CVR Issuer shall use its commercially reasonable efforts to cause the Independent Advisor to make any such non-binding determinations or calculations as promptly as reasonably practicable, but in any event within thirty (30) days, of its engagement by the CVR Issuer. The CVR Issuer shall consider in good faith any comments to the Disputed Items in the Payment Certificate based on the determinations and calculations of the Independent Advisor. Notwithstanding anything to the contrary contained herein, the CVR Issuer shall not be required to make any adjustments to its own determinations as a result of the Independent Advisor’s comments, calculations, or determinations; provided that, if the CVR Issuer does make any such adjustments, it may not assign a value (i) higher than the greatest value for any Disputed Item calculated by the CVR Issuer or the Independent Advisor (whichever is greater) or (ii) lower than the smallest value for such item calculated by the CVR Issuer or the Independent Advisor (whichever is smaller). Notwithstanding anything to the contrary herein, in no event shall the CVR Issuer be required to engage an Independent Advisor more than once with respect to any Applicable Consideration contemplated by a Payment Certificate. The cost and expense of the Independent Advisor (the “Independent Advisor Costs”) shall be borne fifty percent (50%) by the CVR Issuer and the remaining fifty percent (50%) of the Independent Advisor Costs shall be borne pro rata by the Holders (with such portion of the Independent Advisor Costs to be offset against the amount payable to Holders hereunder). For the avoidance of doubt, in no instance shall any Holder be required to pay for its respective allocation of the Independent Advisor Costs other than by offset against the amounts payable to such Holder hereunder.

(d) The Payment Certificate, as modified to incorporate any comments pursuant to the prior paragraph (if applicable), is hereinafter referred to as a “Final Payment Certificate.” Within five (5) Business Days following the completion of any Final Payment Certificate, the CVR Issuer shall distribute an amount in cash equal to the amount of the Applicable Consideration set forth in such Final Payment Certificate to the Rights Agent, for further distribution to the Holders in accordance with Section 2.5.

(e) The CVR Issuer shall use commercially reasonable efforts to provide the Independent Advisor such information, cooperation and access as the Independent Advisor may reasonably request in connection with Section 2.4(c) (subject to customary confidentiality restrictions and access letters).

(f) If, after the payment of any Applicable Consideration hereunder, it is determined by the CVR Issuer in good faith that Applicable Expenses were greater or less than the amount used to determine the Applicable Consideration, any future payments of Applicable Consideration shall be adjusted to take into account such differences (which adjustment shall, subject to the following sentence, be the sole recourse of the parties with respect to any such deviation). In addition, if the CVR Issuer receives any reimbursement for Applicable Expenses pursuant to an Applicable Order and such reimbursement has not already been taken into account in the payment of Applicable Consideration, the Holders shall be entitled to their Applicable Percentage of such reimbursed expenses.

Section 2.5 Payments of CVR Payment Amount. Within five (5) Business Days following receipt of any Applicable Consideration from the CVR Issuer for payment to the Holders (each, a “CVR Payment Amount”), including pursuant to Section 2.4(d) and Section 2.4(f), the Rights Agent shall pay the applicable pro rata share of such CVR Payment Amount to (a) each Holder holding its CVRs directly on the CVR Register (i) by check mailed to the address of such Holder as reflected on the CVR Register as of the close of business on the last Business Day prior to such date or (ii) if such Holder has provided the Rights Agent with wire transfer instructions in writing, by wire transfer of immediately available funds to the account specified in such instructions, and (b) Beneficial Owners of the CVRs holding through their respective DTC Participants by sending a lump payment to DTC in respect of all such CVRs. The Rights Agent shall have no responsibilities whatsoever with regard to the distribution of payments by DTC to such Beneficial Owners. The pro rata share of each CVR Payment Amount due to each Holder shall be determined by multiplying the CVR Payment Amount by a fraction (A) the numerator of which is the total number of CVRs owned by such Holder on the CVR Payment Date (or any record date established by the CVR Issuer in accordance with this Agreement) and (B) the denominator of which is the total number of CVRs Outstanding on the CVR Payment Date (or such record date, as applicable).

Section 2.6 Record Date. The CVR Issuer may set a record date for purposes of determining the identity of Holders entitled to (a) receive the CVR Payment Amount or (b) consent to any other matter which is specifically delegated to the Holders under this CVR Agreement. The record date with respect to any CVR Payment shall be at least three (3) Business Days prior to the CVR Payment Date and no more than twenty (20) days prior to the CVR Payment Date. If not set by the CVR Issuer prior to the first solicitation of a Holder of CVRs made by any Person in respect of any such action, the record date for such action shall be the later of twenty (20) days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Rights Agent prior to such solicitation. If a record date is fixed, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to receive the CVR Payment Amount or take such action by consent, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective if taken or made more than one hundred twenty (120) days after such record date. The CVR Issuer shall provide Holders at least ten (10) Business Days’ notice of any record date set pursuant to this Section 2.6.

Section 2.7 Payments on CVRs.

(a) The CVR Issuer, the Rights Agent and their respective Affiliates are entitled to deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to such payment under any provision of U.S. or non-U.S. federal, national, supranational, state, local, provincial or similar Tax Law, and shall take all actions that may be necessary to ensure that any amounts so deducted or withheld are timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. The CVR Issuer, the Rights Agent and their respective Affiliates shall (i) use commercially reasonable efforts to notify the relevant payee of any required withholding no later than five (5) Business Days in advance of the date of the relevant payment, and (ii) reasonably cooperate with such payee and its Affiliates in obtaining any available exemption or reduction, of, or otherwise minimizing, such withholding. The Rights Agent shall be entitled to solicit any appropriate forms or information, from Holders in order to determine the amount of such withholding, if any, and shall cooperate with the Holders to mitigate or eliminate any such withholding to the extent permitted by applicable law.

(b) Neither the CVR Issuer nor the Rights Agent shall be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite the CVR Issuer’s or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid prior to two (2) years after the CVR Payment Date (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment Amount shall, to the extent permitted by applicable Law, become the property of the CVR Issuer, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.8 No Voting, Dividends or Interest; No Equity or Ownership Interest in the CVR Issuer.

(a) Neither the Holders (by virtue of their ownership of the CVRs) nor the CVRs shall have any rights common to shareholders of the CVR Issuer, including voting and dividend rights. The CVRs shall not represent an equity or ownership interest in the CVR Issuer.

(b) Interest shall not accrue on any amounts that may be payable to a Holder.

(c) Except as expressly set forth in this Agreement, the CVRs shall not (i) be subject to any mandatory or optional redemption rights by the Holders or the CVR Issuer, (ii) mature or trigger any right to payment by the Holders in any amount or on any specific date, or (iii) be convertible into or exchangeable for any security or other interest in the CVR Issuer.

Section 2.9 Ability to Abandon CVR; CVR Issuer Acquisition of CVRs. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the CVR Issuer without consideration therefor and such CVR shall be canceled and shall not be considered Outstanding for any purposes under this Agreement. Nothing in this Agreement shall prohibit the CVR Issuer or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its fraud, willful misconduct, or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations may be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by the CVR Issuer in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence or willful misconduct of the Rights Agent or any of its Affiliates, incur no liability to anyone;

(c) the Rights Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and the Rights Agent shall incur no liability or responsibility to the CVR Issuer or to any Holder for any action taken, suffered or omitted by it absent gross negligence, willful misconduct, fraud or bad faith (each as determined by a final judgment of a court of competent jurisdiction) in accordance with the opinion or advice of such counsel;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement may not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the CVR Issuer with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the CVR Issuer only;

(g) the Rights Agent shall have no liability and shall be held harmless by the CVR Issuer in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the CVR Issuer); nor shall it be responsible for any breach by the CVR Issuer of any covenant or condition contained in this Agreement;

(h) the CVR Issuer agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s fraud, gross negligence, or willful misconduct (in which case the Rights Agent shall repay the CVR Issuer for any such losses for which the Rights Agent shall have received reimbursement);

(i) the CVR Issuer agrees to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the CVR Issuer on or prior to the date hereof; and

(j) no Holder shall be obligated to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from the CVR Payment Amount in any circumstance except as provided in Section 2.7(a).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the CVR Issuer specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. The CVR Issuer has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by the CVR Issuer to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the CVR Issuer shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Majority of Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank of national reputation. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Promptly upon the delivery of any notice of resignation of a Rights Agent, removal of a Rights Agent or appointment of a successor Rights Agent, the CVR Issuer shall give notice of each such resignation and each such removal of a Rights Agent and each such appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If the CVR Issuer fails to send such notice within fifteen (15) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent, within fifteen (15) days of such failure, shall cause the notice to be mailed at the expense of the CVR Issuer.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder shall execute, acknowledge and deliver to the CVR Issuer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the CVR Issuer or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. The CVR Issuer shall furnish or cause to be furnished to the Rights Agent the names and addresses of the Direct Owners following the CVR Issuer receipt of notice of such Direct Owners’ names and addresses; provided that, notwithstanding the foregoing, the CVR Issuer shall have no obligations pursuant to this sentence if the only Direct Owner is Cede & Co. at the Effective Date. The Rights Agent shall reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Direct Owners to the CVR Issuer promptly following receipt of such names and addressed from the CVR Issuer.

Section 4.2 Nonassignability. The CVR Issuer shall not, and shall cause all of its applicable Affiliates not to, assign the right to receive any consideration that would constitute Applicable Consideration to any Person unless such Person is an Affiliate and such assignment is made pursuant to Section 6.3.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, the CVR Issuer may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to the CVR Issuer and the assumption by any such successor of the covenants of the CVR Issuer herein as provided in and subject to conformity with Section 6.3;

(ii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of any Holder, in which case such amendment shall be governed by Section 5.2(a);

(iii) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4; or

(iv) any other amendments hereto, unless such amendment is adverse to the interests of any Holder (in which case such amendment shall not be effective against such adversely affected Holder without such adversely affected Holder’s prior written consent but shall be effective against all of the other Holders who are not adversely affected).

(b) Promptly after the execution by the CVR Issuer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the CVR Issuer shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with the Consent of the CVR Issuer and Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the prior written consent of each of (i) Holders holding CVRs representing at least seventy-five percent (75%) of the Outstanding CVRs and (ii) the CVR Issuer, the CVR Issuer and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement.

(b) Promptly after the execution by the CVR Issuer, the Rights Agent, and, if applicable, the Holders holding CVRs representing at least seventy-five percent (75%) of the Outstanding CVRs of any amendment pursuant to the provisions of this Section 5.2, the CVR Issuer shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and the CVR Issuer, the Rights Agent, and each Holder shall be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and the CVR Issuer. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, at the time of delivery by email (provided there is no automated return email indicating the email address is no longer valid or active or the recipient thereof is unavailable), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Rights Agent, to it at:

[NAME]

[ADDRESS]

[CITY, STATE, ZIP]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

[NAME]

[ADDRESS]

[CITY, STATE, ZIP]

Attention: [●]

Email: [●]

If to the CVR Issuer, to it at:

SES S.A.

Château de Betzdorf

L-6815 Betzdorf, Grand Duchy of Luxembourg

Attention:   Thai Rubin

Email:     [Omitted]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  David Wilf; Phillip Sanders

Email:    dwilf@gibsondunn.com

  psanders@gibsondunn.com

All notices not delivered by email shall, contemporaneously with the delivery of such notice by other means in compliance with this Section 6.1, be delivered by the delivering party to the other party receiving any such notice by email (it being understood and agreed that a failure by a party hereto to deliver such notice by email shall not invalidate the validity of the delivery by such other means in compliance with this Section 6.1). The Rights Agent or the CVR Issuer may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Successors and Assigns; Merger, Change of Control.

(a) The CVR Issuer may assign any or all of its rights, interests and obligations hereunder to, in its sole discretion and without the consent of any other party hereto, any of its Affiliates; provided that (i) the CVR Issuer delivers to the Rights Agent an Officer’s Certificate certifying that such Affiliate will be able to make any applicable payments pursuant to such agreement; and (ii) the Assignee agrees to assume and be bound by all of the terms of this Agreement, and provided, further, that the CVR Issuer shall remain liable for the performance by such Assignee of all obligations of the CVR Issuer hereunder (any permitted assignee pursuant to this Section 6.3, an “Assignee”). This Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the successors of the CVR Issuer and each Assignee. Each of the successors of the CVR Issuer and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the CVR Issuer. Any attempted assignment in violation of this Section 6.3 shall be void and of no effect.

(b) The CVR Issuer shall not consolidate, amalgamate, merge or combine with or into any other Entity in which the CVR Issuer shall not be the surviving or continuing Entity in such consolidation, amalgamation, merger or combination, unless the surviving Entity in such consolidation, amalgamation, merger or combination shall assume all of the obligations of the CVR Issuer under this Agreement. This Agreement and the CVRs shall survive any Change of Control.

Section 6.4 No Third-Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties hereto, the Holders and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The rights of Holders and their successors and permitted assigns are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or permitted assign may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and the CVR Issuer, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law. All claims, disputes and causes of action that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 6.7 Submission to Jurisdiction. With respect to any Action arising out of or pursuant to this Agreement, each party hereto (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all such Actions shall be heard and determined exclusively in the courts identified in clause (a) of this Section 6.7, (c) waives any objection to laying venue in any such Action or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 6.1.

Section 6.8 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.

Section 6.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been herein and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 6.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

Section 6.11 PDF Signature. This Agreement may be executed manually or by other electronic transmission by the parties hereto and the exchange of a fully executed Agreement (in counterparts or otherwise), including by generally recognized and qualified e-signature technology, shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement and to constitute an original for all purposes.

Section 6.12 Termination. This Agreement and the CVRs issued hereunder shall automatically terminate, without further action of any parties hereto, and be of no force or effect, and the parties hereto shall have no liabilities hereunder or with respect to any of the CVRs, upon the earlier to occur of (a) the date on which all of the Applicable Spectrum has been monetized pursuant to one or more events of Qualified Monetization (and all of the Applicable Consideration resulting therefrom has been deposited with the Rights Agent for further distribution to the Holders) and (b) the Outside Date. Such date that is the earlier to occur of the foregoing is referred to as the “Termination Date”.

Section 6.13 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties hereto with respect to the subject matter hereof.

Section 6.14 No Recourse. All claims, obligations, liabilities, or causes of action (whether at law or in equity) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the transactions contemplated hereby or the negotiation, execution, or performance of this Agreement or the transactions contemplated hereby, may be made only against (and are those solely of) the parties hereto (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future Representative, incorporator, shareholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any liability (whether at law or in equity) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or the transactions contemplated hereby, or in its negotiation, execution, performance, or breach. To the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the Entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement and the transactions contemplated hereby or any representation or warranty made herein by a Contracting Party. By accepting a CVR, each Holder waives and releases all such liability against all Non-Party Affiliates. The waiver and release are part of the consideration for the issue of the CVRs.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CVR Issuer:

SES S.A.

By:
Name:
Title:

Rights Agent:

[●]

By:
Name:
Title:

EXHIBIT A-1

DIRECT OWNER LEGEND

THE CVRS ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER, AS SET FORTH IN THE CVR AGREEMENT OF SES S.A. (THE “CVR ISSUER”), DATED AS OF [●] [●], 202[●] (AS AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “CVR AGREEMENT”). NO REGISTRATION OR TRANSFER OF THE CVRS MAY BE MADE UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH, INCLUDING COMPLIANCE WITH THE CVR AGREEMENT.

THE CVR ISSUER OR THE RIGHTS AGENT WILL FURNISH, WITHOUT CHARGE, TO EACH HOLDER OF RECORD OF THE CVRS REPRESENTED HEREBY A COPY OF THE CVR AGREEMENT, CONTAINING THE ABOVE-REFERENCED TERMS, PROVISIONS AND CONDITIONS, INCLUDING RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER OF THE CVRS UPON WRITTEN REQUEST TO THE CVR ISSUER AT ITS PRINCIPAL PLACE OF BUSINESS. THESE LEGENDS MAY NOT BE REMOVED WITHOUT THE WRITTEN CONSENT OF THE CVR ISSUER.

EXHIBIT A-2

FORM OF GLOBAL CERTIFICATE

UNLESS THIS GLOBAL CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO SES S.A. (THE “CVR ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFER OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE CVR ISSUER, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.

THE CVRS REPRESENTED HEREBY ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER AS SET FORTH IN THE CVR AGREEMENT OF THE CVR ISSUER, DATED AS OF [●] [●], 202[●] (AS AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “CVR AGREEMENT”). NO REGISTRATION OR TRANSFER OF CVRS MAY BE MADE UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH, INCLUDING COMPLIANCE WITH THE CVR AGREEMENT. THE CVR ISSUER OR THE RIGHTS AGENT WILL FURNISH, WITHOUT CHARGE, TO EACH HOLDER OF RECORD OF THE CVRS REPRESENTED HEREBY A COPY OF THE CVR AGREEMENT, CONTAINING THE ABOVE-REFERENCED TERMS, PROVISIONS AND CONDITIONS. NO TRANSFER OF CVRS WILL BE MADE ON THE BOOKS OF THE CVR ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE APPLICABLE TERMS OF THE CVR AGREEMENT.

NO PERSON MAY BECOME A HOLDER OF CVRS PURSUANT TO ANY TRANSFER OF CVRS OTHER THAN A TRANSFER THAT IS PERMITTED BY AND IN ACCORDANCE WITH THE TERMS OF THE CVR AGREEMENT.

SES S.A.

CUSIP No. [●]	Certificate for	Contingent Value Rights
[ ]

This certifies that      , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from SES S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B81267 with the Luxembourg Registre de commerce et des sociétés (the “CVR Issuer” or the “Company”), in the amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made by the CVR Issuer in accordance with the terms of the CVR Agreement.

Payment of any amounts pursuant to this CVR certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR certificate. Such payment shall be made at an office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by wire transfer or check payable in such money. [●] has been initially appointed as Rights Agent.

Reference is hereby made to the further provisions of this CVR certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Rights Agent referred to on the reverse hereof, this CVR certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its name by the manual or electronic signature of one of its authorized signatories.

Dated: [  ]

SES S.A.

By:
Name: Title:

[Form of Reverse of CVR certificate]

1. This CVR certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of [●] [●], 202[●] (the “CVR Agreement”), between the Company and [●], a [●], as Rights Agent (the “Rights Agent,” which term includes any successor Rights Agent under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Rights Agent and the Holders of the CVRs. All capitalized terms used in this CVR certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Rights Agent.

2. The Company shall make the CVR Payment Amount required by Section 2.5 of the CVR Agreement, to the Rights Agent, for further distribution by the Rights Agent to the Holders in accordance with Section 2.5 of the CVR Agreement, and subject to the Dispute Resolution Procedures.

3. In the event of any conflict between this CVR certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.

4. The CVR Payment Amount, if any, and interest thereon, if any, shall be payable by the Company in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, that such amounts may be paid check or wire transfer payable in such money. [●] has been initially appointed as Rights Agent at its office or agency in [●].

5. No reference herein to the CVR Agreement and no provision of this CVR certificate or of the CVR Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the CVR Agreement at the times, place and amount, and in the manner, herein prescribed.

6. As provided in the CVR Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR certificate is registrable on the Security Register, upon surrender of this CVR certificate for registration of transfer at the office or agency of the Company maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the

Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CVR certificates or Direct Registration CVRs for the same amount of CVRs, will be issued to the designated transferee or transferees. The Company hereby initially designates the office of Rights Agent at [●] as the office for registration of transfer of this CVR certificate.

7. As provided in the CVR Agreement and subject to certain limitations therein set forth, this CVR certificate is exchangeable for one or more CVR certificates or Direct Registration CVRs representing the same number of CVRs as represented by this CVR certificate as requested by the Holder surrendering the same.

8. No service charge will be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.

9. Prior to the time of due presentment of this CVR certificate for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may treat the Person in whose name this CVR certificate is registered as the owner hereof for all purposes, and neither the Company, the Rights Agent nor any agent shall be affected by notice to the contrary.

10. Neither the Company nor the Rights Agent has any duty or obligation to the holder of this CVR certificate, except as expressly set forth herein or in the CVR Agreement.

RIGHTS AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Global Securities referred to in the within-mentioned CVR Agreement.

[ ], as the Rights Agent

Dated: [●]	By:

Authorized Signatory

EXHIBIT B

Sample Calculation of Applicable Consideration

	100 MHz Auctioned(1)		180 MHz Auctioned(1)
Gross Proceeds from All MHz of C-band Auctioned(1)(9)		$100.0			$250.0
(x) 100 MHz as a Percentage of Cumulative Total MHz Auctioned(1)		100%			56%

Gross Proceeds(2)(9)		$100.0			$138.9
Applicable Expenses:
(a) Out of Pocket Legal, Accounting, Consulting and Other Advisor Fees & Expenses	($1.0)		($1.0)
(b) Tax Costs(3)	(9.0)		(12.5	)(12)
(c) Requisite Satellite Costs(4)	(10.0)		(30.0)
(d) Transition Costs(5)	(10.0)		(20.0)
(+) Expense Reimbursements(6)	21.0		51.0
(+) Reduction in Actual Cash Taxes Payable(7)	—		—

(-) Total Applicable Expenses for a Qualified Monetization(8)		(9.0)			(12.5)
Net Proceeds(9)		91.0			126.4
(x) Applicable Percentage		42.5%			42.5%

Applicable Consideration		$38.7			$53.7

Illustrative Calculation of Tax Costs

	100 MHz Auctioned(1)			180 MHz Auctioned(1)
	With C-Band Proceeds	Without C-Band Proceeds	Difference	With C-Band Proceeds	Without C-Band Proceeds	Difference
Cash Taxes before the Benefit of Tax Attributes	$(73.69)	$(48.89)	($24.8)	$(110.90)	$(48.89)	($62.0)
(+) Benefit of Tax Attributes(10)	$(54.03)	$(38.20)	(15.8)	$(77.77)	$(38.20)	(39.6)

Cash Taxes after the Benefit of Tax Attributes	$(19.66)	$(10.69)	($9.0)	$(33.13)	$(10.69)	($22.4)	56%(11)

(1)	Represents MHz of spectrum auctioned or otherwise monetized.
(2)	Represents Gross Proceeds with respect to a Qualified Monetization.
(3)

Reflects Tax Costs as defined in agreement (see illustrative calculation above); the illustration does not include the increase to Tax Costs for any out of pocket third party costs and expenses reasonably attributable to determining the relevant cash Taxes.

(4)

Requisite satellite costs represents any sums directly attributed to requisite satellite costs (including launch and insurance), network costs and customer relocation costs (including cost of capital and interest costs).

(5)	Transition costs represents any transition costs incurred by the CVR Issuer or any of its Affiliates in connection with the repurposing of Applicable Spectrum.
(6)

Allocable to the first 100 MHz only; represents the reimbursement of Applicable Expenses with respect to a Qualified Monetization; to the extent any such reimbursement is received (or there is a negative adjustment to the calculation of Applicable Expenses) after payment of the Net Proceeds with respect to such Qualified Monetization, such amounts will be distributed to CVR holders on a quarterly basis.

(7)	Represents reduction in actual Cash Taxes payable in the taxable period of the payment or accrual of any unreimbursed fees or expenses.
(8)	Reflects the summation of (a), (b), (c) and (d) above reduced by Expense Reimbursements and Reduction in Actual Cash Taxes Payable.

(9)	Reflects the cumulation of all phases of Qualified Monetization.
(10)	Excludes any tax deductions attributable to the CVR payments.
(11)	100 MHz as a Percentage of Cumulative Total MHz Auctioned.
(12)	Tax cost multiplied by 100 MHz as a Percentage of Cumulative Total MHz Auctioned.

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of April 30, 2024 (this “Agreement”), is made and entered into by and among SES S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B81267 with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) (“Saturn”), Intelsat S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B162135 with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) (“Indiana”) and the shareholders of Indiana listed on Annex A hereto (collectively, the “Shareholders” and, together with Saturn and Indiana, the “Parties”).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Saturn and Indiana are entering into that certain Share Purchase Agreement, dated as of the date hereof (as in effect on the date hereof, the “Purchase Agreement”) providing for, among other things, the acquisition by Saturn of 100% of the issued and outstanding equity securities of Intelsat Holdings S.à r.l. on the terms and subject to the conditions of the Purchase Agreement (such acquisition, together with the other transactions contemplated by the Purchase Agreement, the “Acquisition Transactions”);

WHEREAS, following the consummation of the Acquisition Transactions, it has been proposed that Indiana liquidate in accordance with applicable Law and Indiana’s Organizational Documents (the “Liquidation” and, together with the Acquisition Transactions, the “Transactions”), on the terms and subject to the conditions of the Purchase Agreement;

WHEREAS, the consummation of the Transactions is conditioned upon Indiana obtaining the Indiana Shareholder Approval;

WHEREAS, as of the date hereof, the Shareholders collectively Beneficially Own (as defined below) [●] common shares, without nominal value, of Indiana (“Indiana Common Shares”), as set forth on Exhibit A attached hereto (the “Existing Shares”); and

WHEREAS, as a material condition and inducement to Saturn’s willingness to enter into the Purchase Agreement, the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Defined Terms. As used herein:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment advisor to which is such Person or an Affiliate thereof); provided that (i) no Shareholder shall be deemed an Affiliate of Indiana, Saturn or any of their respective Subsidiaries, (ii) no Shareholder shall be considered an Affiliate of any other Shareholder or such other Shareholder’s Affiliates solely by virtue of being Shareholder of

Indiana or Saturn and (iii) no Shareholder shall be considered an Affiliate of (A) any portfolio company in which investment funds affiliated with such Shareholder Beneficially Own debt or equity securities (and vice versa), (B) any limited partners, non-managing members of, or other similar direct or indirect non-managing investor in such Shareholder or its investment fund affiliates (and vice versa) or (C) any portfolio company in which any Person that is solely a limited partner, non-managing member of, or other similar direct or indirect non-managing investor in such Shareholder or any of its investment fund affiliates have made a debt or equity investment (and vice versa), and none of the Persons described in the foregoing clauses (A) through (C) shall be considered an Affiliate of each other as a result of such relationships[; provided, further, that with respect to AB CarVal Investors, L.P. or any entity managed by AB CarVal Investors, L.P., the term “Affiliate” shall not include Alliance Bernstein L.P. or any of its subsidiaries or affiliates other than AB CarVal Investors, L.P.]1

“Beneficially Own” means “beneficially own” as such term is defined in Rule 13d-3 of the rules and regulations under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether such rule is actually applicable in such circumstances). For the avoidance of doubt, “Beneficial Owner”, “Beneficial Ownership” and “Beneficially Owned” shall have the correlative meanings.

“Control” means (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlled Affiliates” means the Affiliates of a Person over which such Person has the power, directly or indirectly, to direct or cause the direction of the management policies of such Affiliate, whether through the ownership of voting securities, by contract or otherwise.

“Covered Indiana Shares” means, with respect to each Shareholder, (a) any Existing Shares Beneficially Owned by such Shareholder and (b) any Indiana Common Shares or other voting securities of Indiana of which such Shareholder acquires Beneficial Ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such securities, or upon exercise or conversion of any securities, in each case, during the Term (as defined below); provided, however, [that (x) Covered Indiana Shares shall not include any Indiana securities over which the existing investment manager, adviser or sub-adviser to each Shareholder as of the date hereof (the “Legacy Indiana Adviser”) or any investment manager, adviser or sub-adviser Affiliated with the Legacy Indiana Adviser has no investment discretion or control and (y) if a Shareholder is a separately managed fund or account, this Agreement shall only apply to Indiana Common Shares or other voting securities of Indiana in such fund or account as managed, advised or sub-advised by the Legacy Indiana Adviser (or any Controlled Affiliate thereof) and shall not apply to such Indiana Common Shares or other voting securities of Indiana Beneficially Owned by a Person in any other capacity as to which the Legacy Indiana Adviser or a Controlled Affiliate thereof does not have any investment discretion or control (clause (x) and clause (y), collectively, the “Share Exceptions”); and provided further,]2 that Covered Indiana Shares Beneficially Owned by any Shareholder shall not include any Indiana securities that such Shareholder Transfers to an unaffiliated third party following the date of this Agreement in compliance with Section 3.3 (provided that such Covered Indiana Shares shall continue to be subject to this Agreement with respect to such third party).

“Indiana Shareholders’ Agreement” means that certain Shareholders Agreement, dated as of February 23, 2022, by and among Indiana and certain Indiana Shareholders.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, constitution, treaty, common law, injunction, judgment, decree, Order or other requirement or rule of law of any governmental authority.

[1]	Bracketed language is only included in the CarVal Shareholders Support Agreement.
[2]	Bracketed language is only included in the PIMCO Funds Support Agreement.

“Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, determination or award entered by or with any governmental authority.

“Transfer” means, with respect to any Covered Indiana Shares, any sale, pledge, assignment, encumbrance, hypothecation, disposition or other transfer or disposition of such Covered Indiana Shares, or any right (including voting rights or rights hereunder), title or interest therein or thereto, to any Person, directly or indirectly, in one or a series of related transactions, whether voluntary or involuntary or by operation of law, including the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any Covered Indiana Shares or interest therein, regardless of whether such swap, contract, transaction or series of transactions conveys any voting rights in any equity securities and regardless of whether such swap, contract, transaction or series of transactions is to be settled by delivery of equity securities, in cash or otherwise, in each case, other than other than any indirect transfer due to transfers of passive investments, such as a limited partnership interest or mutual fund interest, in a pooled investment vehicle or fund (including private fund or a fund registered under the Investment Company Act of 1940). “Transferred,” “Transfer” used as a verb, “Transferor” and “Transferee” shall have the correlative meanings.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote.

(a) From and after the date hereof until the termination of this Agreement in accordance with Article VI (the “Term”), each Shareholder hereby irrevocably and unconditionally agrees that, at the Indiana Shareholders’ Meeting, however called, including any reconvening, adjournment or postponement thereof, such Shareholder shall (or shall direct the applicable holder of record of its Covered Indiana Shares to), in each case to the fullest extent that the Covered Indiana Shares are entitled to vote thereon, or in any other meeting or circumstance in which the vote or other approval of Indiana shareholders is sought in connection with the Transactions or otherwise in connection with the Supported Matters:

(i) appear at each such meeting or otherwise cause such Shareholder’s Covered Indiana Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) affirmatively vote all of such Shareholder’s Covered Indiana Shares:

(1) in favor of the Indiana Shareholders Approval Resolutions; and

(2) against (A) any Acquisition Proposal with respect to Indiana or any of its Subsidiaries, (B) any other proposal, action or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, prevent, discourage or adversely affect the timely consummation of the Transactions or the other transactions contemplated by the Purchase Agreement or the performance by Indiana of its obligations under the Purchase Agreement, including against any proposal, action or transaction that could reasonably be expected to result in any condition to the consummation of the Transactions set forth in Section 6.1 or Section 6.3 of the Purchase Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of Indiana pursuant to the Purchase Agreement or (C) any change in the voting rights of any class of securities of Indiana (including pursuant to any amendments to Indiana’s Organizational Documents) (the matters to be voted on in this Section 2.1(a)(ii), collectively, the “Supported Matters”); and

(iii) not vote or take any other action to reverse any vote cast or otherwise made pursuant to Section 2.1(a)(ii).

(b) To the extent Indiana is in breach of its obligations to call and convene the Indiana Shareholders’ Meeting when required pursuant to Section 5.12 of the Purchase Agreement, each Shareholder shall, upon

Saturn’s written request and in accordance with Indiana’s Organizational Documents and the Laws of Luxembourg, promptly (i) request that the Indiana Board convene the Indiana Shareholders’ Meeting and (ii) if the Indiana Board fails to take action promptly after such request, request that the supervisory auditor of Indiana (if any is appointed) convene the Indiana Shareholders’ Meeting.

(c) Any vote required to be cast pursuant to this Section 2.1 shall be cast in accordance with the applicable procedures relating thereto, including in accordance with Indiana’s Organizational Documents, so as to ensure that it is duly counted for purposes of determining whether a quorum is present and for purposes of recording the results of the vote.

(d) Notwithstanding anything in this Section 2.1 to the contrary, (i) no Shareholder shall be required to vote (or direct to be voted) any of its Covered Indiana Shares to amend the Purchase Agreement (including any Exhibits thereto) or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (1) reduces the consideration to be paid to Indiana in connection with the Acquisition Transactions, (2) changes the form of consideration payable in the connection with the Acquisition Transactions, or (3) would allow such Shareholder to terminate this Agreement in accordance with Sections 6.1(c), 6.1(d) or 6.1(e), and (ii) each Shareholder shall retain at all times the right to vote the Covered Indiana Shares with respect to any matter not covered by this Section 2.1 in any manner such Shareholder deems appropriate.

Section 2.2 Irrevocable Proxy. From the period commencing on the date of this Agreement and continuing until the earlier of the Termination Date and April 30, 2026 (such date of termination, the “Proxy Termination Date”), without limiting the obligations of the Shareholders under this Agreement, each Shareholder[, excluding those listed on Exhibit B,]3 hereby irrevocably appoints, as its proxy and attorney-in-fact, Saturn, with full power of substitution and resubstitution, to vote such Shareholder’s Covered Indiana Shares in accordance with Section 2.1: (i) at any meeting of Indiana’s shareholders (including any reconvening, postponement, recess or adjournment thereof) or other circumstance in which the vote or other approval of Indiana shareholders is sought in connection with the Transactions or otherwise in connection with the Supported Matters, and strictly limited only to the resolutions as to which such Supported Matter is to be considered, and (ii) to cause to be convened the Indiana Shareholders’ Meeting to the extent required by Section 2.1(b); provided, however, for the avoidance of doubt, that each Shareholder shall retain at all times the right to vote such Shareholder’s Covered Indiana Shares (or to direct how such Covered Indiana Shares shall be voted) in such Shareholder’s sole discretion on matters other than the Supported Matters. Each Shareholder hereby affirms that the proxy set forth in this Section 2.2 is given in connection with the execution of the Purchase Agreement, and that such proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest in consideration of Saturn entering into this Agreement and the Purchase Agreement and incurring certain related fees and expenses, and is intended to be, and is, irrevocable until the Proxy Termination Date and only after such date (x) will this proxy automatically terminate or (y) may this proxy be revoked by such Shareholder in its discretion in compliance with articles 2003 and 2004 of the Luxembourg Civil code. Each Shareholder shall execute such other instruments as may be necessary for Saturn to exercise this proxy, and shall provide to Saturn copies of any documents or records (including convening notices) that are reasonably relevant to the exercise of this proxy. This proxy and power of attorney granted by each Shareholder shall revoke any and all prior proxies granted by such Shareholder for the Supported Matters with respect to the Covered Indiana Shares. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of such Shareholder.

[3]	Bracketed language is only included in the PIMCO Funds Support Agreement.

ARTICLE III

OTHER COVENANTS

Section 3.1 No Solicitation. During the Term, each Shareholder shall not, and shall cause its Controlled Affiliates and its and their respective Representatives (in their capacity acting on behalf of such Shareholder or Controlled Affiliate) not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or facilitate, or accept any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (b) participate in any third-party discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any non-public information with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided that, for the avoidance of doubt, the foregoing shall not restrict a Shareholder from providing information pursuant to ordinary course reporting or information requests to its current and potential investors and financing sources, in each case, that are subject to customary confidentiality obligations with respect to such information. Each Shareholder shall, and shall cause its Controlled Affiliates and its and their respective Representatives (in their capacity acting on behalf of such Shareholder or Controlled Affiliate) to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any third parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, such Shareholder or its Representative may, solely in response to an inquiry or proposal that did not result from a material breach of this Section 3.1, inform a Person that has made or, to the knowledge of the Shareholder or Representative (as applicable), is considering making an Acquisition Proposal, of the restrictions of this Section 3.1 and of this Agreement. For clarity, if such Shareholder is a financial investor (including any pooled investment vehicle), private equity investor or other passive investor, the term “Representative” (i) shall include any general partner or investment manager, adviser or sub-adviser of such Shareholder, but (ii) shall exclude (x) any limited partner, non-managing investor or non-managing financing source to such Shareholder and (y) any employees or other Representatives who are not acting at the direction or knowing encouragement of such Shareholder. [In addition, if a Shareholder is a managed fund or account, this Section 3.1 shall only apply to such fund or account as managed, advised or sub-advised by the Legacy Indiana Adviser (or any Controlled Affiliate thereof) and shall not apply to such managed fund or account in any other capacity as to which the Legacy Indiana Adviser or a Controlled Affiliate thereof does not have any investment discretion or control.]4 For the avoidance of doubt, nothing herein shall prevent a Shareholder (or its Representatives), in its capacity as a shareholder of Saturn, from making or issuing any Communications (as defined below), or participating in any third-party discussions, conversations, negotiations or other communications, regarding any direct or indirect acquisition or purchase of or by Saturn, in one transaction or in a series of related transactions, whether by merger, sale of stock, sale of assets or otherwise that is not specifically contemplated by the Purchase Agreement or this Agreement.

Section 3.2 Share Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, share dividend or distribution, or any change in Indiana Common Shares by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Indiana Shares” shall be deemed to refer to and include all such share dividends and distributions and any Indiana securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.3 Lock-Up.

(a) During the Term, no Shareholder shall Transfer any Covered Indiana Shares. Notwithstanding the foregoing, such Shareholder may Transfer any or all of its Covered Indiana Shares:

(i) to any Affiliate of such Shareholder, including, for the avoidance of doubt, any distribution or transfer to any investment fund, account or other entity managed, advised or sub-advised by the same manager, adviser or sub-adviser of such Shareholder or any Affiliate thereof or any distributions to partners (general or limited), members, managers, stockholders or other equity holders of any Shareholder; provided,

[4]	Bracketed language is only included in the PIMCO Funds Support Agreement.

however, that, in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Indiana Shares or any interest in any of such Covered Indiana Shares is Transferred shall have executed and delivered to Saturn a joinder to this Agreement in the form attached hereto as Annex I (a “Joinder”) pursuant to which such Person shall be bound by all of the terms and provisions hereof (including, but not limited to, Section 2.2);

(ii) [any Transfer of less than three and one half percent (3.5%) of the outstanding share capital of Indiana (individually or in the aggregate with all such other Transfers under this clause (ii)) in connection with a margin loan or other similar arrangement; provided that such Shareholder retains sole voting power over the Covered Indiana Shares subject to such arrangement;

(iii) any cash-settled swap or other derivative transaction not settled in Indiana Common Shares involving less than three and one half percent (3.5%) of the outstanding share capital of Indiana (individually or in the aggregate with all such other transactions under this clause (iii)); provided that such Shareholder retains sole voting power over the Covered Indiana Shares subject to such arrangement;

(iv) where a Shareholder (or an Affiliate managing such Shareholder) (x) is directed by its client to Transfer such Covered Indiana Shares or (y) in its reasonable judgment, determines that it is advisable to Transfer any Covered Indiana Shares to satisfy one (1) or more redemption requests of any investment fund, mutual fund, hedge fund or separately managed fund or account or the request of any separately managed fund or account who is a Shareholder to liquidate and close such separately managed fund or account (each such Shareholder, a “Qualifying Legacy Indiana Fund”), in which case the restrictions in this Section 3.3 with respect to any Qualifying Legacy Indiana Fund shall not apply to the disposition of a number of Covered Indiana Shares reasonably necessary to satisfy such redemption or liquidation request or requests; provided that, such Qualifying Legacy Indiana Fund shall use commercially reasonable efforts to satisfy the applicable redemption or liquidation request(s) entirely from other assets before resorting to the sale or disposition of any Covered Indiana Shares; and provided further, that the applicable Qualifying Legacy Indiana Fund (or the Shareholder on its behalf) shall use commercially reasonable efforts to notify Saturn in writing at least twenty-four (24) hours before any such sale or disposition and specify the number of Covered Indiana Shares to be sold, the date and time such sale or disposition may begin, and the reason for such sale or disposition;]5

(v) with the prior written consent of Saturn, acting in its sole discretion;

(vi) in connection with any exercise of Indiana Warrants as is necessary solely to satisfy any tax withholding obligations associated with such exercise; and

(vii) to any Person; provided, however, that (x) prior to the time at which the Indiana Shareholder Approval is obtained, such Transfer is not to any satellite operator listed on Exhibit C or any of its Affiliates, and (y) at any time, (1) such Transfer is made in accordance with the requirements for Transfer set forth in Section 4(a) and Sections 4(d) of the Indiana Shareholders’ Agreement (without any waiver of such restrictions that may be permitted thereunder) and (2) prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Indiana Shares or any interest in any of such Covered Indiana Shares is Transferred shall have executed and delivered to Saturn a Joinder pursuant to which such Person shall be bound by all of the terms and provisions hereof (including, but not limited, to Section 2.2).

(b) The Shareholders shall notify Saturn in writing (email to suffice) no later than 2 Business Days following any Transfer, which notice shall specify the number of Covered Indiana Shares subject to the Transfer, the date of such Transfer, and the applicable provisions of Section 3.3(a) under which such Transfer is being or was effectuated.

(c) Any Transfer or attempted Transfer of any Covered Indiana Shares or voting rights with respect thereto in violation of Section 3.3(a) shall, to the fullest extent permitted by Law, be null and void ab initio, and

[5]	Bracketed language is only included in the PIMCO Funds Support Agreement.

shall not be registered in the share register of Indiana nor otherwise be enforceable against Indiana. For the avoidance of doubt, no Transfer of Covered Indiana Shares shall relieve any Shareholder of its obligations under Section 2.1 and Section 2.2 so long as such Shareholder remains entitled to vote such Covered Indiana Shares thereon, unless the record date for the Indiana Shareholders’ Meeting shall have been set to a date on or after the date of such Transfer.

Section 3.4 Public Statements.

(a) Each Shareholder, solely in its capacity as a Shareholder, shall not, and shall cause its Representatives acting as its direction or knowing encouragement not to, make any press release, public announcement or other public communication (collectively, “Communications”) with respect to this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Saturn (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required (i) for any disclosure required by applicable Law (including any filings required under applicable Securities Law), in which case such Shareholder shall use commercially reasonable efforts to provide a copy of any such filing or disclosure no later than two (2) Business Days prior to any such filing or disclosure for review and comment by Saturn and will revise any such filing or disclosure to account for any reasonable comments of Saturn, (ii) to make any filing or disclosure in connection with any dispute regarding this Agreement, the Purchase Agreement or any other agreement named herein or therein or the transactions contemplated hereby or thereby or (ii) for any Communications made by a Shareholder (or its Representatives) in its capacity as a shareholder of Saturn that do not specifically concern this Agreement, the Purchase Agreement or the Transactions. Notwithstanding anything to the contrary herein, nothing herein shall preclude a Shareholder from making such filings or disclosures as are required by applicable Securities Law in connection with the entering into or performance under this Agreement; provided that such Shareholder shall provide a copy of any such filing or disclosure no later than two (2) Business Days prior to any such filing or disclosure for review and comment by Saturn and will revise any such filing or disclosure to account for any reasonable comments of Saturn. In addition, if a Shareholder is a managed fund or account, this Section 3.4 shall only apply to such fund or account as managed, advised or sub-advised by the Legacy Indiana Adviser (or any Controlled Affiliate thereof) and shall not apply to such managed fund or account in any other capacity as to which the Legacy Indiana Adviser or a Controlled Affiliate thereof does not have any investment discretion or control.

(b) Saturn and its Subsidiaries shall not publicly refer to, or make any public disclosure regarding a Shareholder or any of its Affiliates without the prior written consent of such Shareholder, except (i) for any disclosure required by applicable Law, including any filings required under applicable Securities Laws (in which case Saturn shall provide a copy of any such filing or disclosure no later than two (2) Business Days prior to any such filing or disclosure for review and comment by the Shareholder and will revise any such filing or disclosure to account for any reasonable comments of such Shareholder); provided that, except as required by applicable Securities Laws, Saturn may not disclose the individual identity of any Shareholder or individual ownership of Covered Indiana Shares, but may, subject to prior review and approval by the Shareholder as outlined above, disclose the aggregate ownership of Covered Indiana Shares by funds and accounts managed, advised or sub-advised by the applicable investment manager, adviser or sub-adviser, or (ii) to make any filing or disclosure in connection with any dispute between the Parties regarding this Agreement, the Purchase Agreement or any other agreement named herein or therein.

Section 3.5 Regulatory Cooperation. Each of the Shareholders acknowledges and agrees that it shall use reasonable best efforts to, and to cause its Controlled Affiliates to, cooperate with (i) any reasonable requests for information regarding such Shareholder or its Controlled Affiliates from Saturn or Indiana or (ii) any requests for information required by any Governmental Authority, as applicable, as necessary for the purpose of Saturn’s and Indiana’s preparation of any Filings submitted to, or any responses to requests for information from, any Governmental Authorities in connection with the Acquisition Transactions, including any Filings in connection with the Required Pre-Closing Regulatory Approvals. Each of the Shareholders acknowledges it shall use reasonable best efforts to (i) provide, or cause its Controlled Affiliates to provide, any information reasonably requested by Saturn or Indiana or required by any Governmental Authority, as applicable, regarding such Shareholder or its Controlled Affiliate and (ii) obtain any information reasonably requested by Saturn or Indiana or required by any Governmental Authority, as applicable, regarding such Shareholder’s Controlled Affiliates, in each case including regarding their ownership, holdings, investments, and relationships with U.S. and foreign persons, if such information is reasonably requested by Saturn or Indiana or required by any Governmental Authority, as applicable, in connection with the effort to prepare and submit any Filings with Governmental Authorities in connection with any Required Pre-Closing Regulatory Approval and any response to any information request issued by any Governmental Authority in connection with the effort to obtain any Required Pre-Closing Regulatory Approval; provided that, such information shall be treated as Confidential Information under the terms of the existing Confidentiality Agreement and may, at the election of such Shareholder, be made available on an “outside counsel only” or similar basis and subject to entry into a separate common interest agreement. Each Shareholder shall keep Saturn informed of any material communication received from any Governmental Authority with respect to any of the foregoing, and shall not provide any response to or otherwise communicate with any Governmental Authority with respect to the foregoing without Saturn’s consent (which shall not be unreasonably withheld, conditioned or delayed)[; provided that the foregoing shall not limit or restrict any Shareholder from responding or otherwise communicating with any Governmental Authority as required by applicable Law. Each Shareholder also agrees, on behalf of itself and its Controlled Affiliates, that Saturn will ultimately take the lead role on, and make any strategy decisions regarding, engagement with Governmental Authorities in connection with, and the pursuit of, the Required Pre-Closing Regulatory Approvals; provided that each Shareholder’s and its Controlled Affiliates’ obligations will be limited to those set forth in this Section 3.5; provided, further, that (i) Indiana shall (x) keep the Shareholders informed in all material respects of any material communication received by such Party from any Governmental Authority and (y) keep the Shareholders informed in all material respects of any material communication received or given in connection with any proceeding, in each case, regarding any Filing or Consent with respect to which Shareholders are required to use reasonable best efforts to cooperate under this Section 3.5; and (ii) Saturn shall, to the extent reasonably practical, consult with the Shareholders prior to public disclosure of Confidential Information (as defined in the Confidentiality Agreement). Indiana shall reimburse the Shareholders’ out-of-pocket fees and expenses incurred in connection with any Filing with a Governmental Authority made by such Shareholder in connection with the Acquisition, subject to Indiana’s prior written approval of such fees and expenses (not to be unreasonably withheld, conditioned or delayed).]6

Section 3.6 Inconsistent Agreements. During the Term, each Shareholder[, excluding those listed on Exhibit B,]7 shall not, and shall cause its Controlled Affiliates not to, authorize, commit, resolve or agree to enter into any Inconsistent Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, represents and warrants to Saturn, as to itself, as follows, in each case, as of the date hereof:

Section 4.1 Qualification and Organization. Such Shareholder is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction, incorporation, formation or organization, as applicable.

Section 4.2 Authority Relative to this Agreement; No Violation.

(a) Such Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such

[6]	Bracketed language is only included in the PIMCO Funds Support Agreement.
[7]	Bracketed language is only included in the PIMCO Funds Support Agreement.

Shareholder of this Agreement has been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming due execution and delivery by other Parties, this Agreement constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to laws governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance by such Shareholder of this Agreement does not and will not, (i) conflict with, or result in a violation or breach of, any provision of the Organizational Documents of such Shareholder, (ii) conflict with, or result in a violation of, any Law applicable to such Shareholder or by which any of its respective properties or assets may be bound or affected or (iii) subject to compliance with the applicable requirements of the Indiana Shareholders’ Agreement, the Securities Act, the Exchange Act or any other Securities Laws, conflict with, result in a violation or breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract to which such Shareholder is a party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or delay such Shareholder’s ability to perform and comply with its covenants and agreements under this Agreement.

(c) No Shareholder is required to obtain any Consent of, or make any Filing with, any Governmental Authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other Securities Laws.

Section 4.3 Ownership of Shares. As of the date hereof, such Shareholder Beneficially Owns the Existing Shares set forth opposite such Shareholder’s name on Exhibit A, free and clear of any Encumbrances, and free of any other limitation or restriction (including any limitation or restriction on the right to vote the Existing Shares) other than this Agreement, the Organizational Documents of Indiana (including the Indiana Shareholders’ Agreement), any limitations or restrictions imposed under applicable Securities Laws and those granted in favor of a bank, broker-dealer or other custodian holding custody of such Existing Shares in the ordinary course of business. Other than the Existing Shares set forth opposite such Shareholder’s name on Exhibit A, such Shareholder does not Beneficially Own any (i) shares of capital stock or voting securities of Indiana, (ii) securities of Indiana convertible into or exchangeable for shares of capital stock or voting securities of Indiana or (iii) options or other rights to acquire from Indiana any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Indiana in a fund or account managed, advised or sub-advised by the Legacy Indiana Adviser (or any Controlled Affiliate thereof) and over which Legacy Indiana Adviser (or its Controlled Affiliate) has investment discretion or control. Such Shareholder and/or Legacy Indiana Adviser (or any Controlled Affiliate thereof) has voting power, power of disposition and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Existing Shares. [Other than as set forth on Exhibit B, the Existing Shares set forth opposite such Shareholder’s name are not subject to any Share Exceptions.]8

Section 4.4 Actions. As of the date hereof, no Action is pending or, to the knowledge of the Legacy Indiana Adviser, threatened against such Shareholder or any of its Controlled Affiliates that would prevent or materially impede, interfere with or delay such Shareholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.5 Purchase Agreement. Each Shareholder understands and acknowledges that Saturn is entering into the Purchase Agreement in reliance upon, and Saturn would not enter into the Purchase Agreement without, such Shareholder’s execution and delivery hereof.

[8]	Bracketed language is only included in the PIMCO Funds Support Agreement.

Section 4.6 No Inconsistent Agreement. Such Shareholder has not (a) entered into any voting agreement or voting trust with respect to its Covered Indiana Shares (other than this Agreement) or (b) granted a proxy or power of attorney with respect to its Covered Indiana Shares, in either case, which has not subsequently been revoked (prior to the Shareholder’s entry into this Agreement) or which is inconsistent with the obligations of such Shareholder pursuant to this Agreement, in each case, other than any agreement or arrangement with the Legacy Indiana Adviser (or any Controlled Affiliate) thereof, which such agreement or arrangement is not inconsistent with the obligations of such Shareholder pursuant to this Agreement (the agreements described in the foregoing clause (a) and clause (b), collectively, “Inconsistent Agreements”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SATURN

Saturn hereby represents and warrants to the Shareholders as of the date hereof:

Section 5.1 Qualification and Organization. Saturn is duly organized, validly existing and in good standing (or its equivalent) under the Laws of the jurisdiction of its organization.

Section 5.2 Authority Relative to this Agreement; No Violation.

(a) Saturn has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Saturn of this Agreement has been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of Saturn are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Saturn and, assuming due execution and delivery by other Parties, this Agreement constitutes the legal, valid and binding obligations of Saturn, enforceable against Saturn in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to laws governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance by Saturn of this Agreement does not and will not, (i) conflict with, or result in a violation or breach of, any provision of the Organizational Documents of Saturn, (ii) conflict with, or result in a violation of, any Law applicable to Saturn or by which any of its respective properties or assets may be bound or affected or (iii) subject to compliance with the applicable requirements of the Securities Act, the Exchange Act or any other Securities Laws, conflict with, result in a violation or breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract to which Saturn is a party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or delay Saturn’s ability to perform and comply with its covenants and agreements under this Agreement.

(c) Saturn is not required to obtain any Consent of, or make any Filing with, any Governmental Authority in connection with the execution, delivery and performance by Saturn of this Agreement, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other Securities Laws.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate upon the earliest to occur of the following (the date of such termination date, the “Termination Date”):

(a) the termination of the Purchase Agreement in accordance with its terms;

(b) the Closing;

(c) any amendment, modification or waiver to the terms of the Purchase Agreement without the prior written consent of Shareholders holding a majority of the Covered Indiana Shares that (i) reduces the consideration to be paid to Indiana in connection with the Acquisition Transactions, (ii) changes the form of consideration payable in the connection with the Acquisition Transactions, (iii) extends the Outside Date, the First Extended Outside Date or the Second Extended Outside Date or (iv) otherwise amends the Purchase Agreement or any document or agreement referenced therein, including any Exhibit thereto, in a manner that would be adverse to the Shareholders in any material respect;

(d) any waiver by Indiana of any of the conditions to the consummation of the Transactions set forth in Section 6.1(d) (FDI Approvals), Section 6.1(h) (Registration Statement), Section 6.2(a) (Saturn Representations) or Section 6.2(b) (Saturn Covenants) of the Purchase Agreement; provided that, in each case, such waiver has not been approved by a member of the Indiana Board who is an Affiliate of any Shareholder or its applicable investment manager;

(e) a material breach by Saturn of any of its representations, warranties, covenants or agreements contained in (i) this Agreement or (ii) the Purchase Agreement, only if, with respect to this clause (ii), Indiana has informed the Shareholder in writing promptly after becoming aware of such breach that such a material breach by Saturn has occurred and Indiana intends to waive its rights to terminate the Purchase Agreement in connection with such breach;

(f) a Law has been enacted or issued after the date hereof which has the effect of enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement; and

(g) the mutual written consent of the Parties.

Section 6.2 Effect of Termination. In the event of any such termination hereof, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement (whether arising prior to, at or after such termination); provided, however, that (a) this Article VI and Article VII shall survive any such termination and each remain in full force and effect and (b) no Party shall be relieved or released from any liability or damages arising from a material breach of any provision hereof arising prior to such termination. For the avoidance of doubt, but subject to the immediately preceding proviso, in the event this Agreement is terminated prior to the Effective Time, this Agreement and any consent executed pursuant hereto shall be deemed null and void and shall have no further effect.

ARTICLE VII

MISCELLANEOUS

Section 7.1 No Ownership Interest. Nothing herein shall be deemed to vest in Saturn any direct or indirect ownership or incidence of ownership of or with respect to any Covered Indiana Shares. Except as otherwise provided herein, including by Section 2.1 and Section 2.2, all rights, ownership and economic benefits of and relating to the Covered Indiana Shares shall remain vested in and belong to the Shareholders, and Saturn shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Indiana Shares.

Section 7.2 Fees and Expenses. All fees and expenses incurred in connection with or relating to this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

Section 7.3 Amendment and Modification. This Agreement may be amended, modified or supplemented by the Parties at any time, whether before or after the Indiana Shareholder Approval has been obtained. Any such amendment, modification or supplement (including any amendment to Annex A hereto) shall be effective only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party and no such amendment shall be effective unless set forth in a written instrument executed and delivered by all of the Parties.

Section 7.4 Extension. At any time prior to the Termination Date, the Parties may mutually agree, to the extent permitted by applicable Law, to extend the time for the performance of any of the obligations or other acts of the Parties. Any agreement on the part of a Party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party and no such extension shall be effective unless set forth in a written instrument executed and delivered by all of the Parties.

Section 7.5 Waiver. At any time prior to the Termination Date, each Party may, by action taken or authorized by their respective governing bodies, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other Parties. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of the Party against whom the waiver is to be effective. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 7.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, at the time of delivery by email (provided there is no automated return email indicating the email address is no longer valid or active or the recipient thereof is unavailable), (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a)	if to Saturn, to:

SES, S.A.

Château de Betzdorf

L-6815 Betzdorf

Grand Duchy of Luxembourg

Attention: Thai Rubin

Email: [Omitted]

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: David Wilf; Phillip Sanders

Email: DWilf@gibsondunn.com;

   PSanders@gibsondunn.com

and

Arendt & Medernach 41A, JF Kennedy, L-2082 Luxembourg

Attention: Laurent Schummer; Philippe Harles

Email: Laurent.Schummer@arendt.com; Philippe.Harles@arendt.com

(b) If to any Shareholder, to:

[●]

[●]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

Attention:  [●]

 [●]

Email: [●]

 [●]

All notices not delivered by email shall, contemporaneously with the delivery of such notice by other means in compliance with this Section 7.6, be delivered by the delivering Party to any other Party receiving such notice by email (it being understood and agreed that a failure by a Party to deliver such notice by email shall not invalidate the validity of the delivery by such other means in compliance with this Section 7.6).

Section 7.7 Interpretation. Each capitalized term used but not defined herein has the meaning given to it in the Purchase Agreement. The term “this Agreement” means this Agreement together with Exhibit A hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against either Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement, including Exhibit A, as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause herein unless, in each case, the context otherwise requires; (b) the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all references to Articles, Sections or Exhibits are to Articles or Sections of this Agreement unless otherwise specified; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) unless otherwise specified, references to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented or restated from time to time in accordance with the terms thereof; (i) references to any Person include the successors and permitted assigns of that Person and the predecessors in interest of that Person; (j) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (k) the word “day” means calendar day unless Business Day is expressly specified; (l) the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if”; (m) references herein to “default under,” “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both,” whether or not so specified; and (n) references herein to “ordinary course of business” or other expression similar import shall be deemed to be followed by the phrase “consistent with past practice,” whether or not so specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, and includes all rules and regulations promulgated under such Law.

Section 7.8 Entire Agreement. This Agreement (including Annex A and Exhibit A hereto), the Indiana Shareholders Approval Resolutions, and, to the extent referred to herein, the Purchase Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 7.9 Third-Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.10 Governing Law. This Agreement, and all claims, disputes and causes of action that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York; provided that Section 2.1(b) and Section 2.2 of this Agreement, and all claims, disputes and causes of action that may be based on, arise out of or relate thereto, shall be governed by the internal Laws of the Grand Duchy of Luxembourg, without regard to the Laws of any other jurisdiction that might be applicable because of conflicts of law principles of the Grand Duchy of Luxembourg.

Section 7.11 Consent to Jurisdiction. With respect to any disputes, controversies or claims arising out of or in connection with this Agreement of any nature whatsoever, including any disputes arising out of or in connection with its creation, existence, validity, interpretation, termination or non-performance (a “Dispute”), each party hereto (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York located in the Borough of Manhattan or, to the extent such court does not have subject matter jurisdiction, any New York State court sitting in the Borough of Manhattan, (b) agrees that all such Disputes shall be heard and determined exclusively in the courts identified in clause (a) of this Section 7.11, (c) waives any objection to laying venue in any such Dispute or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such Dispute or cause of action shall be effective if such process is given as a notice under Section 7.6; provided, however, that, with respect to any Disputes arising out of or in connection with Section 2.1(b) and Section 2.2 of this Agreement, each party hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the City of Luxembourg, Grand Duchy of Luxembourg, (ii) agrees that all such Disputes shall be heard and determined exclusively in the courts identified in clause (i) of this Section 7.11, (iii) waives any objection to laying venue in any such Dispute or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Dispute or cause of action shall be effective if such process is given as a notice under Section 7.6.

Section 7.12 No Recourse. All claims, obligations, liabilities, or causes of action (whether at law or in equity) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against (and are those solely of) the Parties (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future Representative, incorporator, shareholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any liability (whether at law or in equity) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, or based on, in respect of, or by reason of this Agreement, or in its negotiation, execution, performance, or breach. To the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the Entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made herein by a Contracting Party.

Section 7.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns (including, for the avoidance of doubt, Section 2.2); provided that each Person to which this Agreement or any of the rights, interests or obligations under this Agreement is assigned or delegated shall, prior to and as a condition to the effectiveness of such assignment of delegation, execute and deliver to Saturn a Joinder pursuant to which such Person shall expressly agree to be bound by all of the terms and provisions hereof (including, but not limited, to Section 2.2).

Section 7.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

Section 7.15 .pdf Signature. This Agreement may be executed manually or by other electronic transmission by the Parties and the exchange of a fully executed Agreement (in counterparts or otherwise), including by generally recognized and qualified e-signature technology, shall be sufficient to bind the Parties to the terms and conditions of this Agreement and to constitute an original for all purposes.

Section 7.16 Capacity as a Shareholder. Notwithstanding anything in this Agreement to the contrary, the Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of Indiana, and not in any other capacity (including, if applicable, in such Shareholder’s capacity as a director or officer of Indiana) and this Agreement shall not limit or otherwise affect the actions or inactions of any Affiliate, representative or designee of the Shareholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of any other Person. Nothing herein shall in any way restrict a Shareholder that is a director or officer of Indiana in the taking of any actions (or failure to act) in his or her capacity as a director or officer of Indiana if such action (or failure to act) would be inconsistent with the exercise of his or her fiduciary duties as a director or officer of Indiana.

Section 7.17 Several Obligations. The Parties acknowledge that obligations arising out of this Agreement are several and not joint with respect to each Shareholder, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Shareholder for the obligations of another. [To the extent a Shareholder is a registered investment company (a “Holder Trust”) or a series thereof, a copy of the Declaration of Trust of such Holder Trust is on file with the Secretary of State of The Commonwealth of Massachusetts or Secretary of State of the State of Delaware. The obligations of or arising out of this Agreement are not binding upon any of such Holder Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Holder Trust in accordance with its proportionate interest hereunder. If this Agreement is executed by or on behalf of a Holder Trust on behalf of one or more series of the Holder Trust (or if one or more series of the Holder Trust is otherwise bound by this Agreement), the assets and liabilities of each series of the Holder Trust are separate and distinct and the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf this Agreement is executed (or the series who is bound by this Agreement). If this Agreement is being executed on behalf of more than one series of a Holder Trust (or more than one series of a Holder Trust is otherwise bound by this Agreement), the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any series for the obligations of another. If Holder Bermuda Trust II (the “Bermuda Trust”) is a Shareholder, the obligations of, or arising out of, this Agreement are not binding upon the Bermuda Trust’s trustee, or any officer, director, employee, agent or servant or any other person appointed by the trustee, or unitholders individually, but are binding solely upon the assets and property of the Bermuda Trust in accordance with its proportionate interest hereunder. If this Agreement is executed by or on behalf of the Bermuda Trust on behalf of one or more series of the Bermuda Trust (or the one or more series of the Bermuda Trust are otherwise bound by this Agreement), the assets and liabilities of each series of the Bermuda Trust are separate and distinct and the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf this Agreement is executed (or the series who is bound by this Agreement). If [Global Investors Series plc] is a Shareholder, the Parties hereto acknowledge that it is an Irish umbrella company with segregated liability between sub-funds. As a result, as a matter of Irish law, any liability attributable to a particular sub-fund may only be discharged out of the assets of that sub-fund and the assets of other sub-funds may not be used to satisfy the limited liability of that sub-fund. If this Agreement is executed by or on behalf of a separately managed account or fund (or if one or more separately managed accounts or funds is otherwise bound by this Agreement), the rights, obligations and liabilities of or arising out of this instrument are binding solely upon the assets or property of the separately managed account or fund over which Legacy Indiana Adviser or any investment manager, adviser or sub-adviser Affiliated with the Legacy Indiana Adviser has investment discretion or control. For the avoidance of doubt, if a Shareholder is a separately managed fund or account, this Agreement shall only apply to such Shareholder as advised by the Legacy Indiana Adviser (or a Controlled Affiliate thereof) and shall not apply to such Shareholder in any other capacity as to which the Legacy Indiana Adviser or a Controlled Affiliate thereof does not have any investment discretion or control.]9

Section 7.18 Limitations on Damages. In no event shall any party have any liability for indirect or punitive damages, arising out of or relating to this Agreement or the subject matter hereof, no matter what theory of liability, and even if advised of the possibility or probability of such damages.

Section 7.19 No Other Obligations. (a) Nothing in this Agreement will obligate a Shareholder to (i) become a plaintiff in any litigation or other adversarial proceeding or (ii) pay any expenses of any other party and (b) no Shareholder shall have any duty, whether a fiduciary duty, duty of confidentiality or otherwise, to any other Shareholder or any other Person, in each case, save for and subject to the obligations expressly set forth in this Agreement.

Section 7.20 [Drag-Along Rights. From the period commencing on the date of this Agreement and continuing until the Termination Date, each Shareholder hereby appoints, as its agent and attorney-in-fact, Indiana, to enforce its rights to require each other party to the Indiana Shareholders’ Agreement to participate in a Drag Along Sale (as defined in the Indiana Shareholders’ Agreement) in accordance with the terms and conditions set forth in Section 6(a) of the Indiana Shareholders’ Agreement.]10

[Signature Pages Follow]

[9]	Bracketed language is only included in the PIMCO Funds Support Agreement.
[10]	Bracketed language was not included in the Appaloosa Shareholders Support Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

SES S.A.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

INTELSAT S.A.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

SHAREHOLDERS:

[●]

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

ANNEX A

[●]

EXHIBIT A

EXISTING SHARES

Shareholder	Number of Existing Shares
[●]	[●]

TOTAL:	[●]

EXHIBIT B11

Share Exceptions

Shareholder	Number of Existing Shares
[●]	[●]

TOTAL:	[●]

[11]	Exhibit B is only included in the PIMCO Funds Support Agreement.

EXHIBIT C

[Omitted]

ANNEX I

FORM OF JOINDER

This INSTRUMENT forms part of the Voting and Support Agreement (the “Agreement”) made as of April 30, 2024 by and among SES S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B81267 with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) (“Saturn”), Intelsat S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg registered under number B162135 with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) (“Indiana”) and the shareholders of Indiana listed on Annex A thereto from time to time, which Agreement permits execution by counterpart. The undersigned hereby acknowledges having received a copy of the said Agreement (which is annexed hereto as Schedule I) and having read the said Agreement in its entirety, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agrees that the terms and conditions of the said Agreement (including Section 2.2 thereof) shall be binding upon the undersigned as a Shareholder, and such terms and conditions shall inure to the benefit of and be binding upon the undersigned and its successors and permitted assigns.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of       .

(Signature of Shareholder)

(Name in block letters)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article 441-8 of the 1915 Law provides that the directors incur no personal obligations in relation to the company’s commitments.

Article 441-9 of the 1915 Law provides that the directors are liable towards the company, in accordance with the general law (droit commun), for the performance of the mandate they have received and for any misconduct in their management. The directors are jointly and severally liable, both towards the company and towards third parties, for all damages resulting from breaches of the 1915 Law or of the articles of association. The directors are only discharged from this liability with respect to breaches to which they were not party if no misconduct is attributable to them and if they reported such breaches to the first general meeting after they had acquired knowledge thereof.

SES’s articles of association do not provide for the indemnification of directors of SES. SES’s directors and officers liability insurance covers any past, present or future director and officer of SES and its subsidiaries Director in relation to the following aspects:

•	The loss (including defense costs) of each insured person arising from a claim for any actual or alleged wrongful act;

•	The loss (including defense costs) arising from claims made against an insured for any actual or alleged wrongful act if and to the extent that SES has indemnified the insured person;

•	The pre-claim inquiry costs of each insured person arising from a pre-claim inquiry.

•	The loss of SES arising from a securities claim.

The financial loss of an outside entity executive in respect of any claim made but only in excess over any indemnification provided the outside entity and in excess of any other valid and collectible insurance issued for the benefit of this entity’s directors, officers or employees.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description

2.1†#	Share Purchase Agreement, dated as of April 30, 2024, by and between SES and Intelsat S.A. (included as Annex A of this prospectus which is part of this registration statement and incorporated by reference herein).

3.1†	English Translation of Articles of Association of SES, dated as of April 4, 2024, beginning on page 15.

3.2†	English Translation of Deed of Incorporation of SES, dated as of March 16, 2001, beginning on page 11.

5.1†	Opinion of Gibson, Dunn & Crutcher LLP regarding the validity of SES’s CVRs.

5.2†	Opinion of Arendt & Medernach SA as to Luxembourg matters.

10.1†	Form of Contingent Value Rights Agreement, between SES and the Rights Agent (as defined therein) (included as Annex B of this prospectus which is part of this registration statement and incorporated by reference herein).

10.2†	Form of Voting and Support Agreement, by and among SES, Intelsat S.A. and the applicable Shareholders (as defined therein) (included as Annex C of this prospectus which is part of this registration statement and incorporated by reference herein).

Exhibit Number	Description

10.3†#	Euro Revolving Credit Agreement, dated as of June 26, 2019, as amended or extended from time to time.

10.4†#	Term Loan Agreement, dated June 14, 2024.

10.5†#	Bridge Loan Agreement, dated April 30, 2024.

21.1†	List of Subsidiaries of SES

23.1*	Consent of PricewaterhouseCoopers, Société cooperative, Independent Registered Public Accounting Firm (réviseur d’entreprises agréé) of SES

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Intelsat

23.3†	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.4†	Consent of Arendt & Medernach SA (included in Exhibit 5.2).

24.1†	Power of Attorney (included on signature page to the initial filing of the registration statement).

107†	Filing Fee Table

†	Previously filed.
*	Filed herewith.
#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) of this paragraph (9) include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Betzdorf, Luxembourg, on May 8, 2025.

SES

By:	/s/ Sandeep Jalan
Name:	Sandeep Jalan
Title:	Chief Financial Officer

By:	/s/ Thai Rubin
Name:	Thai Rubin
Title:	Chief Legal Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Adel Al-Saleh	Chief Executive Officer (Principal Executive Officer)	May 8, 2025

* Sandeep Jalan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2025

* Frank Esser	Chairman of the Board	May 8, 2025

* Anne-Catherine Ries	Director	May 8, 2025

* Peter van Bommel	Director	May 8, 2025

* Carlo Fassbinder	Director	May 8, 2025

* Kaj-Erik Relander	Director	May 8, 2025

* Katrin Wehr-Seiter	Director	May 8, 2025

* Jacques Thill	Director	May 8, 2025

* Françoise Thoma	Director	May 8, 2025

Signature	Title	Date

* Fabienne Bozet	Director	May 8, 2025

* Ellen Lord	Director	May 8, 2025

* John Shaw	Director	May 8, 2025

*By:	/s/ Sandeep Jalan
Name:	Sandeep Jalan
Title:	Chief Financial Officer

*By:	/s/ Thai Rubin
Name:	Thai Rubin
Title:	Chief Legal Officer

AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, the duly undersigned representative in the United States of SES, has signed this Amendment No. 1 to the registration statement on Form F-4 on May 8, 2025.

Authorized U.S. Representative

By:	/s/ Nancy Eskenazi
Name: Nancy Eskenazi
Title: Senior Vice President, Global Legal & Regulatory Affairs